Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268068

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF PATHFINDER ACQUISITION CORPORATION PROSPECTUS FOR 91,756,975 SHARES OF COMMON STOCK AND 10,750,000 WARRANTS OF PATHFINDER ACQUISITION CORPORATION (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED MOVELLA HOLDINGS INC. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)

The board of directors of Pathfinder Acquisition Corporation, a Cayman Islands exempted company (“Pathfinder”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated October 3, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Pathfinder, Motion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Pathfinder (“Merger Sub”) and Movella Inc., a Delaware corporation (“Movella”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the domestication of Pathfinder as a Delaware corporation (the “Domestication”). As described in this proxy statement/prospectus, Pathfinder’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New Movella” refers to Pathfinder after giving effect to the consummation of the Domestication.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of Pathfinder will be converted into one share of common stock, par value $0.00001 per share, of New Movella (the “New Movella Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will automatically represent the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement; (iii) the governing documents of Pathfinder will be amended and restated and become the certificate of incorporation and the bylaws of New Movella as described in this proxy statement/prospectus; and (iv) Pathfinder’s name will change to “Movella Holdings Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Movella Common Stock and one-fifth of one warrant representing the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement.

On the Closing Date, promptly following the consummation of the Domestication, Merger Sub will merge with and into Movella (the “Merger”), with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella will be a wholly owned subsidiary of New Movella (the time that the Merger becomes effective being referred to as the “Effective Time”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock and each outstanding Movella option to purchase a share of Movella Common Stock (a “Movella Option”) (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into a debt commitment letter, dated as of October 3, 2022 (the “Commitment Letter”), with FP Credit Partners, L.P., an affiliate of Francisco Partners (FP Credit Partners, L.P. and/or its managed funds, affiliates, financing parties or investment vehicles, collectively, “FP”), pursuant to which FP committed to provide $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FP committed (i) to provide a senior secured note facility in the aggregate principal amount of $25 million (the “Pre-Close Facility”) prior to the closing of the Business Combination (the “Closing”), (ii) to launch a tender offer for the purchase of up to $75 million of Pathfinder’s Class A ordinary shares (the “Tender Offer”), and (iii) to the extent the total amount tendered and actually purchased upon expiration of the Tender Offer is less than $75 million, to purchase from Pathfinder an amount of New Movella Common Stock equal to the Private Placement Amount (as defined below) (the “FP Private Placement”), which would occur substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication). The Class A ordinary shares purchased in the Tender Offer and the shares of New Movella Common Stock purchased in the FP Private Placement are collectively referred to herein as the “FP Shares.” The shares of New Movella Common Stock to be purchased by FP in the FP Private Placement, if any, are to be purchased at a price of $10.00 per share and will not be registered with the SEC at Closing, provided, that, such shares of New Movella Common Stock will be subject to registration rights pursuant to the Shareholder Rights Agreement. The units in Pathfinder’s initial public offering consisted of one Class A ordinary share and one-fifth of one warrant to purchase one Class A ordinary share at a price of $11.50 per share (the “Units”). Such Units were offered for $10.00 per Unit. In exchange for the entry into a transaction support agreement for the FP Shares, pursuant to which FP Credit Partners Phoenix II, L.P. and FP Credit Partners II, L.P. (collectively, the “FP

Purchasers”) agreed to, among other matters, refrain from redeeming the FP Shares (outside of certain circumstances), Movella will be deemed to issue to FP, and FP will be deemed to purchase, at the Closing a 5-year $75 million venture-linked secured note (the “VLN Facility”) which shall be used to, among other things, refinance the Pre-Close Facility in its entirety. On November 14, 2022, Movella entered into the Note Purchase Agreement with the other parties thereto, and Movella received the net proceeds from the issuance of notes under the Pre-Close Facility. If the Merger has not occurred by the earlier of (i) the termination of the Business Combination Agreement and (ii) April 30, 2023, then FP’s commitment to provide the VLN Facility shall terminate, and the Pre-Close Facility shall mature on November 14, 2025. The deemed funding of the VLN Facility is subject to customary conditions, including the consummation of the Merger. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to cause FP to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against outstanding obligations under the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event. If the Merger is consummated and the VLN Facility is deemed issued, The VLN Facility will mature five years after the Closing. In connection with the Note Purchase Agreement, Pathfinder and the FP Purchasers entered into an Equity Grant Agreement that provides for the issuance of 1.0 million shares of New Movella Common Stock by New Movella to the FP Purchasers at the Effective Time, subject to and conditioned upon the Merger occurring, the full deemed funding of the VLN Facility and the acquisition by the FP Purchasers or its affiliates of $75 million of Pathfinder’s Class A ordinary shares in the Tender Offer and/or shares of New Movella Common Stock in the FP Private Placement. Existing Pathfinder shareholders will experience immediate dilution as a consequence of the issuance of New Movella Common Stock as consideration in the Business Combination, in connection with the FP Private Placement and the shares issued to FP pursuant to the Equity Grant Agreement. The issuance of New Movella Common Stock or securities exchangeable for or convertible into New Movella Common Stock will significantly dilute the equity interests of existing holders of Pathfinder securities, and may adversely affect prevailing market prices for the New Movella Common Stock and/or the New Movella warrants.

On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at 11:59 p.m., Eastern Time, on January 4, 2023 (the “Expiration Time”). Prior to the Expiration Time, on January 4, 2023, the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP will purchase $75 million of shares of New Movella Common Stock in the FP Private Placement.

It is anticipated that, upon completion of the Business Combination, (i) existing shareholders of Movella, (the “Movella Shareholders”), will own, collectively, approximately 43.5% of the outstanding New Movella Common Stock, and (ii) Pathfinder’s sponsor and directors and officers will own approximately 5.1% of the outstanding New Movella Common Stock, in each case, assuming that none of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 73.4% and 8.7%, respectively, assuming that, a maximum of 100% of Pathfinder’s outstanding public shares, not including any shares held by FP, are redeemed in connection with the Business Combination. These percentages assume that (i) 34,696,398 shares of New Movella Common Stock are issued to the holders of common stock of Movella at Closing, which would be the number of shares of New Movella Common Stock issued to such holders if the Closing were to occur on February 7, 2023 and there were no cash awards paid out by Movella, (ii) all public warrants or private placement warrants to purchase New Movella Common Stock that will be outstanding immediately following Closing have been exercised, (iii) 1,000,000 shares of New Movella Common Stock are issued to FP, (iv) no Class A ordinary shares were purchased by FP in the Tender Offer and that 7,500,000 shares of New Movella Common Stock are issued to FP pursuant to the FP Private Placement and (v) the 4,025,000 Class B ordinary shares held by the Sponsor that are subject to forfeiture are not considered outstanding. If the actual facts are different than these assumptions, the ownership percentages in New Movella will be different.

This proxy statement/prospectus covers 91,756,975 shares of New Movella Common Stock (including shares issuable upon exercise of the warrants described above).

Pathfinder’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “PFDRU,” “PFDR” and “PFDRW,” respectively. Pathfinder will apply for listing, to be effective at the time of the Business Combination, of New Movella Common Stock and warrants on Nasdaq under the proposed symbols “MVLA” and “MVLA W,” respectively. It is a condition of the consummation of the Business Combination that Pathfinder receive confirmation from Nasdaq that New Movella has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Pathfinder will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of Pathfinder with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Pathfinder. We encourage you to read the entire accompanying proxy statement/ prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 59 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated January 17, 2023, and is first being mailed to Pathfinder’s shareholders on or about January 18, 2023.

PATHFINDER ACQUISITION CORPORATION

1950 University Avenue

Suite 350

Palo Alto, CA 94303

NOTICE OF EXTRAORDINARY GENERAL

MEETING TO BE HELD ON FEBRUARY 8, 2023

Dear Pathfinder Acquisition Corporation Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Pathfinder Acquisition Corporation, a Cayman Islands exempted company (“Pathfinder”), at 10:00 a.m., Eastern Time, on February 8, 2023, at the offices of Kirkland & Ellis LLP at 609 Main Street, Houston, Texas 77002, and virtually via live webcast at https://www.cstproxy.com/pathfinderacquisition/sm2023, or on such other date and at such other place to which the meeting may be postponed or adjourned. As part of our precautions regarding COVID-19, we are planning for the meeting to be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication (as defined below), on the date of the closing of the Domestication and the remaining transactions contemplated by that certain Business Combination Agreement (as defined below) (collectively the “Business Combination”) (the “Closing Date”) prior to the Effective Time (as described below), among other things, (i) Pathfinder will change its name to “Movella Holdings Inc.”, (ii) all of the outstanding shares in the capital of Pathfinder will be converted into common stock par value $0.00001 per share of New Movella (“New Movella Common Stock”) and all of the outstanding Pathfinder warrants will be converted into warrants to purchase shares of New Movella Common Stock, and (iii) the governing documents of Pathfinder will be amended and restated. As used here and in the accompanying proxy statement/prospectus, “New Movella” refers to Pathfinder after giving effect to the Domestication.

At the extraordinary general meeting, Pathfinder shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt by ordinary resolution the Business Combination Agreement, dated as of October 3, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Pathfinder, Motion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Pathfinder (“Merger Sub”) and Movella Inc., a Delaware corporation (“Movella”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

(a)

On the Closing Date, prior to the time at which the Merger (as defined below) becomes effective (the “Effective Time”), Pathfinder will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Pathfinder will change its name to “Movella Holdings Inc.” (“New Movella”) (for further details, see “Domestication Proposal”).

(b)

On the Closing Date, promptly following the Pre-Closing Recapitalization of Movella and the Domestication, Merger Sub will merge with and into Movella (the “Merger”) at the Effective Time, with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella will be a wholly owned subsidiary of New Movella. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock and each outstanding Movella Option (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, pursuant to which FP committed to provide $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FP committed (i) to provide the Pre-Close Facility prior to Closing, (ii) to launch the Tender Offer, and (iii) to the extent the total amount tendered and actually purchased upon expiration of the Tender Offer is less than $75 million, to effect the FP Private Placement, which would occur substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication). The shares of New Movella Common Stock to be purchased by FP in the FP Private Placement, if any, are to be purchased at a price of $10.00 per share and will not be registered with the SEC at Closing, provided, that, such shares of New Movella Common Stock will be subject to registration rights pursuant to the Shareholder Rights Agreement. On November 14, 2022, Movella entered into the Note Purchase Agreement with the other parties thereto, and Movella received the net proceeds from the issuance of notes under the Pre-Close Facility. If the Merger has not occurred by the earlier of (i) the termination of the Business Combination Agreement and (ii) April 30, 2023, then FP’s commitment to provide the VLN Facility shall terminate, and the Pre-Close Facility shall mature on November 14, 2025. The ordinary shares purchased in the Tender Offer and the Shares of New Movella Common Stock purchased in the FP Private Placement are collectively referred to herein as the “FP Shares.” In exchange for the entry into a transaction support agreement for the FP Shares, pursuant to which the FP Purchasers agreed to, among other matters, refrain from redeeming the FP Shares (outside of certain circumstances), the Note Purchase Agreement provides, subject to customary conditions, that Movella will be deemed to issue and FP will be deemed to purchase notes evidencing the VLN Facility, the deemed proceeds of which shall be used to, among other things, refinance the Pre-Close Facility in its entirety. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to cause FP to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event. If the Merger is consummated and the VLN Facility is deemed issued, The VLN Facility will mature five years after the Closing. In connection with the Note Purchase Agreement, Pathfinder and the FP Purchasers entered into an Equity Grant Agreement that provides for the issuance of 1.0 million shares of New Movella Common Stock by New Movella to the FP Purchasers at the Effective Time, subject to and conditioned upon the Merger occurring, the full deemed funding of the VLN Facility and the acquisition by the FP Purchasers or its affiliates of $75 million of Pathfinder’s Class A ordinary shares in the Tender Offer and/or shares of New Movella Common Stock in the FP Private Placement. On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at 11:59 p.m., Eastern Time, on January 4, 2023 (the “Expiration Time”). Prior to the Expiration Time, on January 4, 2023, the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP will purchase $75 million of shares of New Movella Common Stock in the FP Private Placement.

In addition to the Business Combination Proposal, you will also be asked to consider and vote upon (a) a proposal to approve by special resolution the Domestication (the “Domestication Proposal”) and the adoption and approval of the proposed new certificate of incorporation and proposed new bylaws of New Movella (the “Charter Amendment Proposal”), (b) four (4) separate proposals, each as an ordinary resolution and on a non-binding advisory basis, to approve material differences between Pathfinder’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the proposed new certificate of incorporation of New Movella and the proposed new bylaws of New Movella upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively, which are referred to herein collectively as the “Advisory Governing Documents Proposals,” (c) a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of New Movella Common Stock in connection with the Business Combination and the FP Financing, which is referred to herein as the “Nasdaq Proposal,” (d) a proposal to approve and adopt the Movella Holdings Inc. 2022 Stock Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, which is referred to herein as the “Stock Incentive Plan Proposal,” (e) a proposal to approve and adopt the Movella Holdings Inc. 2022 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, which is referred to herein as the “ESPP Proposal,” and (f) a proposal to adjourn the extraordinary general meeting to a later date or dates which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal and the Charter Amendment Proposal (as defined above) (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Stock Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approval of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or the new bylaws of New Movella. Neither of the Advisory Governing Documents Proposals or the Adjournment Proposal is conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the Pathfinder shareholders for each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement, (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pathfinder has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting or (iv) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination Agreement not to be satisfied; provided that, without the consent of Movella, in no event shall the extraordinary general meeting of shareholders be adjourned on more than three occasions, or to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement.

In connection with the Business Combination, certain related agreements have been, or will be entered into at or prior to the closing of the Business Combination, including the Sponsor Letter Agreement, Company Transaction Support Agreement, the Commitment Letter, the Shareholder Rights Agreement and the Note Purchase Agreement and related documents (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of Pathfinder’s public shares (a “public shareholder”) may request that Pathfinder redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), Pathfinder’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Pathfinder’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of January 13, 2023, the record date for the extraordinary general meeting, this would have amounted to approximately $10.16 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Pathfinder— Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Pathfinder’s sponsor and each of Pathfinder’s directors and officers (collectively, the “Initial Shareholders”), have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares of Pathfinder. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing condition. In addition, in no event will Pathfinder redeem public shares in an amount that would cause New Movella’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the FP Financing.

Pathfinder is providing the accompanying proxy statement/prospectus and accompanying proxy card to Pathfinder’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Pathfinder’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Pathfinder’s shareholders should read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 59 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Pathfinder has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Pathfinder’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Pathfinder, you should keep in mind that Pathfinder’s directors and officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Stock Incentive Plan Proposal, the Nasdaq Proposal, the ESPP Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Stock Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approval of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal are conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The Adjournment Proposal, to the extent that it is put to the extraordinary general meeting, may be proposed as the first resolution at the extraordinary general meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PATHFINDER’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of Pathfinder’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated January 17, 2023, and is first being mailed to shareholders on or about January 18, 2023.

PATHFINDER ACQUISITION CORPORATION

1950 University Avenue

Suite 350

Palo Alto, CA 94303

TO THE SHAREHOLDERS OF PATHFINDER ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Pathfinder Acquisition Corporation, a Cayman Islands exempted company (“Pathfinder”), will be held at 10:00 a.m., Eastern Time, on February 8, 2023, at the offices of Kirkland & Ellis LLP at 609 Main Street, Houston, Texas 77002, and virtually via live webcast at https://www.cstproxy.com/pathfinderacquisition/sm2023, or on such other date and at such other place to which the meeting may be postponed or adjourned. As part of our precautions regarding COVID-19, we are planning for the meeting to be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that Pathfinder’s entry into the Business Combination Agreement, dated as of October 3, 2022 (as may be amended, supplemented, or otherwise modified from time to time) (the “Business Combination Agreement”), by and among Pathfinder, Motion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Pathfinder (“Merger Sub”), and Movella Inc., a Delaware corporation (“Movella”), a copy of which is attached to the proxy statement/prospectus as Annex A, be approved, pursuant to which, among other things, Pathfinder shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation, on the terms and subject to the conditions of the Business Combination Agreement, including by filing a certificate of domestication and deregistering as a Cayman Island exempt company, adopting the name “Movella Holdings Inc.”, (a) on the Closing Date, promptly following the Pre-Closing Recapitalization of Movella and the Domestication, Merger Sub will merge with and into Movella (the “Merger”), with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella will be a wholly owned subsidiary of New Movella and (b) at the Effective Time, each share of capital stock of Movella outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of common stock of Movella who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be automatically cancelled and extinguished and converted into the right to receive a number of shares of New Movella Common Stock and outstanding Movella Options to purchase shares of Movella (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, pursuant to which FP committed to provide $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FP committed (i) to provide the Pre- Close Facility prior to Closing, (ii) to launch the Tender Offer, and (iii) to the extent the total amount tendered and actually purchased upon expiration of the Tender Offer is less than $75 million, to effect the FP Private Placement, which would occur substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication). The shares of New Movella Common Stock to be purchased by FP in the FP Private Placement, if any, are to be purchased at a price of $10.00 per share and will not be registered with the SEC at Closing, provided, that, such shares of New Movella Common Stock will be subject to registration rights pursuant to the Shareholder Rights Agreement. On November 14, 2022, Movella entered into the Note Purchase Agreement with the other parties thereto, and Movella received the net proceeds from the issuance of

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notes under the Pre-Close Facility. If the Merger has not occurred by the earlier of (i) the termination of the Business Combination Agreement and (ii) April 30, 2023, then FP’s commitment to provide the VLN Facility shall terminate, and the Pre-Close Facility shall mature on November 14, 2025. The Class A ordinary shares purchased in the Tender Offer and the shares of New Movella Common Stock purchased in the FP Private Placement are collectively referred to herein as the “FP Shares.” In exchange for the entry into a transaction support agreement for the FP Shares, pursuant to which the FP Purchasers agreed to, among other matters, refrain from redeeming the FP Shares (outside of certain circumstances), the Note Purchase Agreement provides, subject to customary conditions, that Movella be deemed to will issue and FP will be deemed to purchase notes evidencing the VLN Facility, the deemed proceeds of which shall be used to, among other things, refinance the Pre-Close Facility in its entirety. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to cause FP to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event. If the Merger is consummated and the VLN Facility is deemed issued, The VLN Facility will mature five years after the Closing. In connection with the Note Purchase Agreement, Pathfinder and the FP Purchasers entered into an Equity Grant Agreement that provides for the issuance of 1.0 million shares of New Movella Common Stock by New Movella to the FP Purchasers at the Effective Time, subject to and conditioned upon the Merger occurring, the full deemed funding of the VLN Facility and the acquisition by the FP Purchasers or its affiliates of $75 million of Pathfinder’s Class A ordinary shares in the Tender Offer and/or shares of New Movella Common Stock in the FP Private Placement. On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at 11:59 p.m., Eastern Time, on January 4, 2023 (the “Expiration Time”). Prior to the Expiration Time, on January 4, 2023, the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP will purchase $75 million of shares of New Movella Common Stock in the FP Private Placement.

•

Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution, that Pathfinder be transferred by way of continuation to Delaware pursuant to Part XII of the Cayman Islands Companies Act and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Pathfinder be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of Pathfinder as a corporation in the State of Delaware, the name of Pathfinder be changed from “Pathfinder Acquisition Corporation” to “Movella Holdings Inc.”

•

Proposal No. 3—The Charter Amendment Proposal—RESOLVED, as a special resolution, that the certificate of incorporation and bylaws of New Movella, copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively, be approved as the certificate of incorporation and bylaws of New Movella, conditional upon, and with effect from the effectiveness of the Domestication.

•

Proposal No. 4—Advisory Governing Documents Proposals—to consider and vote upon the following four (4) separate resolutions, each as an ordinary resolution and on a non-binding advisory basis, to approve the following material differences between the amended and restated memorandum and articles of association of Pathfinder (“Existing Governing Documents”) and the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex B (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Bylaws”) of “Movella Holdings Inc.” upon the Domestication (such proposals, collectively, the “Advisory Governing Documents Proposals”).

•	Proposal No. 4—Advisory Governing Documents Proposal A—RESOLVED, as a non-binding advisory resolution, that the change in the authorized share capital of Pathfinder from (i) US$33,100.00 divided into

2

300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$9,200 divided into 900,000,000 shares of common stock, par value $0.00001 per share, of New Movella, and 20,000,000 shares of preferred stock, par value $0.00001 per share, of New Movella, be approved.

•

Proposal No. 4—Advisory Governing Documents Proposal B—RESOLVED, as a non-binding advisory resolution, that the authorization to the New Movella Board to issue any or all shares of New Movella Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Movella Board and as may be permitted by the Delaware General Corporation Law be approved.

•

Proposal No. 4—Advisory Governing Documents Proposal C—RESOLVED, as a non-binding advisory resolution, that the removal of the ability of New Movella stockholders to take action by written consent in lieu of a meeting be approved.

•

Proposal No. 4—Advisory Governing Documents Proposal D—RESOLVED, as a non-binding advisory resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by Pathfinder and Movella, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively), including (i) changing the post-Business Combination corporate name from “Pathfinder Acquisition Corporation” to “Movella Holdings Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Movella’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States of America as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, and (iv) removing certain provisions related to Pathfinder’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.

•

Proposal No. 5—The Nasdaq Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Movella Common Stock be approved.

•

Proposal No. 6—The Stock Incentive Plan Proposal—RESOLVED, as an ordinary resolution, that the Movella Holdings Inc. 2022 Stock Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex D, be adopted and approved.

•

Proposal No. 7—The ESPP Proposal—RESOLVED, as an ordinary resolution, that the Movella Holdings Inc. 2022 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex E, be adopted and approved.

•

Proposal No. 8—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the Pathfinder shareholders for each of the proposals necessary to consummate transactions contemplated by the Business Combination Agreement, (ii) for the absence of a quorum or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pathfinder has determined, based on the advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting; provided that, without the consent of Movella, in no event shall the extraordinary general meeting of shareholders be adjourned on more than three occasions or to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement, at the extraordinary general meeting be approved.

Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal and Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Stock Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approval of the

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Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal are conditioned on any other proposal. The Adjournment Proposal, to the extent that it is put to the extraordinary general meeting, may be proposed as the first resolution at the extraordinary general meeting.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of ordinary shares at the close of business on January 13, 2023 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any postponement or adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to Pathfinder’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any postponement or adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Pathfinder’s shareholders should read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 59 of this proxy statement/ prospectus.

After careful consideration, the board of directors of Pathfinder has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Pathfinder’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Pathfinder, you should keep in mind that Pathfinder’s directors and officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request of Pathfinder that all or a portion of its public shares be redeemed for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Pathfinder’s transfer agent, in which you (a) request that Pathfinder redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 6, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Pathfinder’s

4

transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, Pathfinder will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Pathfinder’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of January 13, 2023, the record date for the extraordinary general meeting, this would have amounted to approximately $10.16 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Pathfinder—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal— Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing condition. In addition, in no event will Pathfinder redeem public shares in an amount that would cause New Movella’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the FP Financing.

The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Stock Incentive Plan Proposal, the Nasdaq Proposal, the ESPP Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you

5

by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Stock Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approval of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal are conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. The Adjournment Proposal, to the extent that it is put to the extraordinary general meeting, may be proposed as the first resolution at the extraordinary general meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/ prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali, LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing PFDR.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Pathfinder Acquisition Corporation,

Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PATHFINDER’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE (IF ANY) TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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ADDITIONAL INFORMATION	1
TRADEMARKS	1
SELECTED DEFINITIONS	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	5
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF PATHFINDER	7
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	28
SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	54
COMPARATIVE PER SHARE DATA	56
RISK FACTORS	59
EXTRAORDINARY GENERAL MEETING OF PATHFINDER	130
PROPOSAL NO. 1 – BUSINESS COMBINATION PROPOSAL	138
PROPOSAL NO. 2 – DOMESTICATION PROPOSAL	189
PROPOSAL NO. 3 –CHARTER AMENDMENT PROPOSAL	192
PROPOSAL NO. 4 – ADVISORY GOVERNING DOCUMENTS PROPOSALS	193
PROPOSAL NO. 4 – ADVISORY GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	196
PROPOSAL NO. 4 –ADVISORY GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW MOVELLA AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	198
PROPOSAL NO. 4 – ADVISORY GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	200
PROPOSAL NO. 4 – ADVISORY GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS	202
PROPOSAL NO. 5 – NASDAQ PROPOSAL	205
PROPOSAL NO. 6 – STOCK INCENTIVE PLAN PROPOSAL	207
PROPOSAL NO. 7 – ESPP PROPOSAL	214
PROPOSAL NO. 8 – ADJOURNMENT PROPOSAL	219
U.S. FEDERAL INCOME TAX CONSIDERATIONS	221
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	237
INFORMATION ABOUT PATHFINDER	254
PATHFINDER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	273
INFORMATION ABOUT MOVELLA	283
MOVELLA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	303
MOVELLA’S EXECUTIVE COMPENSATION	337
BENEFICIAL OWNERSHIP OF SECURITIES	343
MANAGEMENT OF NEW MOVELLA AFTER THE BUSINESS COMBINATION	347
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	359
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	365
DESCRIPTION OF NEW MOVELLA SECURITIES	368
SECURITIES ACT RESTRICTIONS ON RESALE OF NEW MOVELLA COMMON STOCK	383
STOCKHOLDER PROPOSALS AND NOMINATIONS	384
SHAREHOLDER COMMUNICATIONS	385
MARKET INFORMATION AND DIVIDENDS ON SECURITIES	386
LEGAL MATTERS	387
EXPERTS	387

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DELIVERY OF DOCUMENTS TO SHAREHOLDERS	387
ENFORCEABILITY OF CIVIL LIABILITY	387
TRANSFER AGENT AND REGISTRAR	387
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	388
INDEX TO FINANCIAL STATEMENTS	F-1

ANNEXES

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ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning Pathfinder, without charge, by written request to Pathfinder Acquisition Corporation, 1950 University Avenue, Suite 350, Palo Alto, CA 94303, or by telephone request at (650) 321-4910; or Morrow Sodali, LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing PFDR.info@investor.morrowsodali.com or from the SEC through the SEC website at http://www.sec.gov.

In order for Pathfinder’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Pathfinder to be held on February 8, 2023 you must request the information no later than five business days prior to the date of the extraordinary general meeting, by February 1, 2023.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Pathfinder does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“2009 Plan” are to the Movella Inc. 2009 Equity Incentive Plan;

•	“2019 Plan” are to the Movella Inc. 2019 Equity Incentive Plan;

•	“Articles of Association” are to the second amended and restated articles of association of Pathfinder;

•	“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively;

•	“Business Combination Agreement” are to that certain Business Combination Agreement, dated October 3, 2022, by and among Pathfinder, Movella and Merger Sub, as amended;

•	“Cayman Islands Companies Act” are to the Companies Act (as amended) of the Cayman Islands as the same may be amended from time to time;

•

“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of Pathfinder, which will automatically convert, on a one-for-one basis, into shares of New Movella Common Stock in connection with the Domestication;

•

“Class B ordinary shares” are to the 8,125,000 Class B ordinary shares, par value $0.0001 per share, of Pathfinder outstanding as of the date of this proxy statement/prospectus that were initially issued to the Sponsor in a private placement prior to Pathfinder’s initial public offering and of which 75,000 were transferred to three of Pathfinder’s independent directors (25,000 each) in February 2021, and, in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New Movella Common Stock;

•	“Closing” are to the closing of the Business Combination;

•	“Closing Date” are to the date on which the Closing actually occurs;

•	“Commitment Letter” are to the commitment letter, dated as of October 3, 2022, by and among, Pathfinder, Movella, Merger Sub and FP;

•	“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication;

•	Proposal, the Nasdaq Proposal and the Charter Amendment Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•

“Domestication” are to the deregistration of Pathfinder from the Cayman Islands under the Cayman Islands Companies Act and the transfer by way of continuation and domestication of Pathfinder as a corporation incorporated in the State of Delaware in accordance with Section 388 of the Delaware General Corporation Law, pursuant to which Pathfinder’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware;

•	“Effective Time” are to the time at which the Merger becomes effective;

•

“Equity Grant Agreement” are to that certain Equity Grant Agreement, dated as of November 14, 2022, by and among Pathfinder and the FP Purchasers, pursuant to which Pathfinder agreed to grant 1,000,000 shares of New Movella Common Stock to the FP Purchasers on the Closing Date;

•	“ESPP” are to the Movella Holdings Inc. 2022 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the ESPP Proposal;

•

“extraordinary general meeting” are to the extraordinary general meeting of Pathfinder at the offices of Kirkland & Ellis LLP at 609 Main Street, Houston, Texas 77002, and virtually live via webcast at https://www.cstproxy.com/pathfinderacquisition/sm2023 on February 8, 2023, at 10:00 a.m., Eastern Time, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned;

•	“Existing Governing Documents” are to the Memorandum of Association and Articles of Association of Pathfinder;

•	“FP” are to FP Credit Partners, L.P., together with or on behalf of certain of its managed funds, affiliates, financing parties or investment vehicles;

•	“FP Financing” are to the financing arrangements contemplated by the Commitment Letter (including the applicable FP Transactions) and the Note Purchase Agreement;

•

“FP Private Placement” are to the purchase by FP from Pathfinder of an amount of New Movella Common Stock equal to the difference between $75 million and the amount of Class A ordinary shares purchased by FP in the Tender Offer pursuant to one or more subscription agreements to be entered into by and among FP on one hand and Pathfinder on the other hand;

•	“FP Shares” are to, collectively, the equity purchased by FP in the Tender Offer and the FP Private Placement;

•

“FP Transactions” are to, collectively, the Pre-Close Facility, the VLN Facility, the Tender Offer, the FP Private Placement, the Equity Grant Agreement and the FP Voting Agreement, in each case, as applicable;

•	“HGGC” are to HGGC, LLC, a Delaware limited liability company;

•	“Industry Ventures” are to Industry Ventures, L.L.C., a Delaware limited liability company

•	“initial public offering” are to Pathfinder’s initial public offering that was consummated on February 19, 2021;

•	“Initial Shareholders” are to Sponsor and each of Pathfinder’s directors and officers;

•	“Memorandum of Association” are to the second amended and restated memorandum of association of Pathfinder;

•

“Merger” are to the merger of Merger Sub with and into Movella pursuant to the Business Combination Agreement, with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella becoming a wholly owned subsidiary of New Movella;

•	“Merger Sub” are to Motion Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pathfinder;

•	“Movella” are to Movella Inc., a Delaware corporation;

•	“Movella Common Stock” are to the common stock, par value $0.01 per share, of Movella;

•	“Movella Option” or “Movella Options” are to the options to purchase shares of Movella Common Stock (whether vested or unvested);

•	“Movella Shareholders” are to the existing shareholders of Movella;

•	“Nasdaq” are to the Nasdaq Capital Market;

•	“New Movella” are to Movella Holdings Inc., a Delaware corporation, upon and after the consummation of the Domestication and the Business Combination;

•	“New Movella Board” are to the board of directors of New Movella;

•	“New Movella Common Stock” are to the common stock, par value $0.00001 per share, of New Movella;

•	“New Movella Preferred Stock” are to the preferred stock, par value $0.00001 per share, of New Movella;

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“Note Purchase Agreement” are to that certain Note Purchase Agreement dated as of November 14, 2022, by and among Movella, the guarantors party thereto, the purchasers party thereto and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, pursuant to which the terms of the Pre-Close Facility and VLN Facility are documented;

•	“ordinary shares” are to Pathfinder’s Class A ordinary shares and Class B ordinary shares;

•	“Pathfinder,” “we,” “us” or “our” are to Pathfinder Acquisition Corporation, a Cayman Islands exempted company, prior to the consummation of the Domestication and the Business Combination;

•	“Pathfinder Board” are to Pathfinder’s board of directors;

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“Pre-Close Facility” are to the $25 million senior secured notes issued by Movella and purchased by FP on November 14, 2022 pursuant to the Note Purchase Agreement, which facility will be refinanced in full by the VLN Facility if the VLN Facility is advanced or deemed advanced;

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“Pre-Closing Recapitalization” are to, on the Closing Date but prior to the Effective Time: (i) each share of preferred stock of Movella will be converted into and become a number of shares of Movella Common Stock set forth on the allocation schedule to be delivered in connection with Business Combination Agreement, in each case in accordance with the governing documents of Movella (including its shareholder agreements) and applicable law, and each such Movella preferred share shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, other than with respect to the shares of Movella common stock into which such shares of Movella preferred stock have converted; (ii) each warrant to purchase shares of Movella Common Stock will be net exercised in exchange for a number of shares of Movella Common Stock determined in accordance with the terms of the warrant agreements under which such warrants were issued; and (iii) each convertible note issued by Movella will be automatically and fully converted into a number of shares of Movella Common Stock in accordance with the terms of such notes, collectively;

•	“Predecessor Plans” are to the 2009 Plan and 2019 Plan, collectively;

•

“private placement” are to the private placement of the private placement warrants by Pathfinder to the Sponsor that was consummated as part of the closing of Pathfinder’s initial public offering, at a price of $2.00 per private placement warrant, generating gross proceeds to Pathfinder of $8.5 million;

•

“private placement warrants” are to the 4,250,000 private placement warrants outstanding as of the date of this proxy statement/ prospectus that were issued to the Sponsor in the private placement, each exercisable to purchase one Class A ordinary share at $11.50 per share, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

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“Private Placement Amount” are to the total amount of New Movella Common Stock that is purchased by FP in connection with the FP Private Placement pursuant to one or more subscription agreements to be entered into by and among FP on one hand and Pathfinder on the other hand, which amount shall be equal to the difference between $75 million and the amount of Pathfinder’s Class A ordinary shares purchased by FP in the Tender Offer;

•	“pro forma” are to giving pro forma effect to the Business Combination, including the Merger and the FP Financing;

•	“Proposed Bylaws” are to the proposed bylaws of New Movella to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•	“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Movella to be effective upon the Domestication attached to this proxy statement/prospectus as Annex B;

•	“Proposed Governing Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in Pathfinder’s initial public offering or acquired in the secondary market;

•	“public shares” are to the currently outstanding 32,500,000 Class A ordinary shares of Pathfinder, whether acquired in Pathfinder’s initial public offering or acquired in the secondary market;

•	“public warrants” are to the currently outstanding 6,500,000 redeemable warrants to purchase Class A ordinary shares of Pathfinder that were issued by Pathfinder in its initial public offering;

•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;

•	“SEC” are to the Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to Pathfinder Acquisition LLC, a Delaware limited liability company, which is a partnership among affiliates of HGGC and Industry Ventures;

•	“Stock Incentive Plan” are to the Movella Holdings Inc. 2022 Stock Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Stock Incentive Plan Proposal;

•	“Tender Offer” are to the tender offer by FP for the purchase of up to $75 million of Pathfinder’s Class A ordinary shares;

•	“transfer agent” are to Continental, Pathfinder’s transfer agent;

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“trust account” are to the trust account established at the consummation of Pathfinder’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•

“units” are to the units of Pathfinder, each unit representing one Class A ordinary share and one-fifth of one warrant to acquire one Class A ordinary share, that were offered and sold by Pathfinder in its initial public offering;

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“VLN Facility” are to the 5-year $75 million venture-linked secured note to be deemed issued by Movella and deemed to be purchased by FP at the Closing, subject to the conditions set forth in the Note Purchase Agreement; and

•	“warrants” are to the public warrants and the private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Such forward-looking statements include statements relating to Pathfinder’s and Movella’s respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination, future financial performance and business strategies and expectations for its business. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, for example, statements about:

•	Pathfinder’s ability to complete the Business Combination with Movella or, if Pathfinder does not consummate such Business Combination, any other initial business combination;

•

the obligation of Pathfinder and Movella to consummate the Business Combination is subject to certain closing conditions, including, but not limited to, (i) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) (ii) the absence of any order, law or other legal restraint or prohibition law issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction, in each case, preventing the consummation of the transactions contemplated by the Business Combination Agreement, (iii) the effectiveness of this Registration Statement on Form S-4 to be filed by Pathfinder in connection with the Business Combination, (iv) the required approvals of Pathfinder’s shareholders, (v) the approval of New Movella’s initial listing application with Nasdaq, (vi) after giving effect to the transactions contemplated by the Business Combination Agreement and the FP Financing, Pathfinder having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately after the Effective Time, (vii) the receipt of the applicable funding from FP pursuant to the Note Purchase Agreement and commitment letter provided by FP at signing, (viii) Pathfinder having performed or complied with, in all material respects, its covenants under the Business Combination Agreement, (ix) there being no Company Material Adverse Effect (as defined in the Business Combination Agreement) that is continuing since the execution of the Business Combination Agreement and (x) Movella having performed or complied with, in all material respects, its covenants under the Business Combination Agreement;

•	the projected financial information, growth rate and market opportunity of New Movella;

•	the ability to obtain and/or maintain the listing of the New Movella Common Stock and the warrants on the Nasdaq, and the potential liquidity and trading of such securities;

•	the effect of the announcement and consummation of the proposed Business Combination on the current plans and operations of Movella;

•

the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Business Combination;

•	New Movella’s ability to raise financing in the future;

•	New Movella’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the completion of the Business Combination;

•	Movella’s estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

•	Movella’s future financial performance;

•	the ability of New Movella to expand or maintain its existing customer base;

•	the effect of global economic conditions or political transitions on Movella’s customers and their ability to continue to purchase Movella products; and

•	Pathfinder’s ability to consummate the Business Combination.

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on Pathfinder and/or Movella. There can be no assurance that future developments affecting Pathfinder and/or Movella will be those that Pathfinder and/or the Movella have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of Pathfinder or Movella) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward- looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Pathfinder’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Pathfinder considers immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither Pathfinder nor Movella undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any Pathfinder shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Pathfinder and/or Movella.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF PATHFINDER

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Pathfinder’s shareholders. Shareholders should read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 10:00 a.m., Eastern Time, on February 8, 2023, at the offices of Kirkland & Ellis LLP at 609 Main Street, Houston, Texas 77002, or virtually via live webcast at https://www.cstproxy.com/pathfinderacquisition/sm2023.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Pathfinder shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, in connection with the Domestication, on the Closing Date prior to the Effective Time, (i) Pathfinder will be renamed “Movella Holdings Inc.”, and (ii) each share of capital stock of Movella outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock and each outstanding Movella Option (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments. See “Business Combination Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Stock Incentive Plan Proposal, the Nasdaq Proposal, the ESPP Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, and each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting and, vote at the extraordinary general meeting.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share, of Pathfinder will be converted into one share of New Movella Common Stock; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will automatically represent the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement; (iii) the governing documents of Pathfinder will be amended and restated and become the certificate of incorporation and the bylaws of New Movella as described in this proxy statement/prospectus; and (iv) Pathfinder’s name will change to “Movella Holdings Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Movella Common Stock and one-fifth of one warrant representing the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement. See “Domestication Proposal.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of Pathfinder?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of Pathfinder being asked to vote upon?

A:	At the extraordinary general meeting, Pathfinder is asking holders of its ordinary shares to consider and vote upon eleven (11) separate proposals:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution the Proposed Governing Documents;

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the following four (4) separate proposals to approve by ordinary resolution and on a non-binding advisory basis the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

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to authorize the change in the authorized share capital of Pathfinder from (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$9,200 divided into 900,000,000 shares New Movella Common Stock and 20,000,000 shares of New Movella Preferred Stock;

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to authorize the New Movella Board to issue any or all shares of New Movella Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Movella Board and as may be permitted by the DGCL;

•	to authorize the removal of the ability of New Movella stockholders to take action by written consent in lieu of a meeting;

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to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by Pathfinder and Movella, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication;

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a proposal to approve by ordinary resolution the issuance of shares of New Movella Common Stock in connection with the Business Combination and the FP Financing in compliance with the Nasdaq Listing Rules;

•	a proposal to approve and adopt by ordinary resolution the Stock Incentive Plan;

•	a proposal to approve and adopt by ordinary resolution the ESPP; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Charter Amendment Proposal,” “Advisory Governing Documents Proposals,” “Nasdaq Proposal,” “Stock Incentive Plan Proposal,” “ESPP Proposal” and “Adjournment Proposal.”

Pathfinder will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Pathfinder should read it carefully.

After careful consideration, the Pathfinder Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Stock Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of Pathfinder and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is Pathfinder proposing the Business Combination?

A:

Pathfinder is a blank check company incorporated on December 18, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Pathfinder may pursue an acquisition opportunity in any business, industry, sector or geographical location, for purposes of consummating the initial business combination, Pathfinder has focused on a growth-oriented technology or technology-enabled target that is at a key inflection point in its evolution and a beneficiary of secular tailwinds in one of several rapidly changing segments of the global economy. Pathfinder is not permitted under its Existing Governing Documents to effect a business combination solely with a blank check company or a similar type of company with nominal operations.

Pathfinder has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. Pathfinder has sought to acquire companies that meet its core investment philosophy, including companies that: offer attractive growth prospects for the foreseeable future; have proven unit economics that are compelling and sustainable; have a strong and defensible competitive position; are led by a strong and credible management team; have public company-ready financial controls and infrastructure; and could offer an attractive potential return for Pathfinder’s shareholders.

Based on its due diligence investigations of Movella and the industry in which it operates, including the financial and other information provided by Movella in the course of negotiations, the Pathfinder Board believes that the Business Combination with Movella presents an attractive business combination opportunity and is in the best interests of Pathfinder and its shareholders. The Pathfinder Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal—The Pathfinder Board’s Reasons for the Business Combination,” “Risk Factors—Risks Related to Movella’s Business” and “Risk Factors— Risks Related to the Business Combination and Pathfinder.”

Q:	Did the Pathfinder Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Yes. Although the Existing Governing Documents do not require the Pathfinder Board to seek a third-party valuation or fairness opinion in connection with a business combination, the Pathfinder Board received a fairness opinion from Duff & Phelps to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limiting conditions set forth therein, the consideration to be paid by Pathfinder to the holders of capital stock of Movella pursuant to the terms of the Business Combination Agreement was fair, from a financial point of view, to the unaffiliated public shareholders of Pathfinder. The Pathfinder Board believes it was reasonable to rely upon the Duff & Phelps fairness opinion at the time of its delivery in concluding that the Business Combination is in the best interest of Pathfinder shareholders. Duff & Phelps’ fairness opinion spoke only as of its date and does not take into account the updates to Movella’s projections as described in “Proposal No. 1 — Business Combination Proposal — Certain Company Projected Financial Information.” The Pathfinder Board has not requested that Duff & Phelps provide a new or updated fairness opinion and does not intend to secure a new or updated fairness opinion from Duff & Phelps or any other third-party. See “Risk Factors — The fairness opinion obtained by the Pathfinder Board from its financial advisor will not be updated to reflect changes in circumstances between signing the Business Combination Agreement and the completion of the Business Combination.”

As compensation for Duff & Phelps’ services in connection with the rendering of the Opinion to the Pathfinder Board, Pathfinder agreed to pay Duff & Phelps a fee of $475,000. A portion of the fee was payable upon delivery of the Opinion and a portion is payable upon consummation of the Business Combination. No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion reached in the Opinion. Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of the Opinion. The terms of the fee arrangements with Duff & Phelps, which Pathfinder believes are customary in transactions of this nature, were negotiated at arm’s length, and the Pathfinder Board is aware of these fee arrangements. For a description of the opinion issued by Duff & Phelps to the Pathfinder Board, please see “Business Combination Proposal — Opinion of Duff & Phelps, Pathfinder’s Financial Advisor.”

Q:	What will Movella’s equityholders receive in return for the Business Combination with Pathfinder?

A:

On the Closing Date, promptly following the consummation of the Domestication, Merger Sub will merge with and into Movella, with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella will be a wholly owned subsidiary of New Movella. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock and each outstanding Movella Option (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

Q:	How will the combined company be managed following the Business Combination?

A:

Following the Closing, it is expected that the New Movella Board will initially consist of seven directors, which will be divided as evenly as practicable into three classes (Class I, II and III) which directors shall include six individuals designated by Movella after consultation with Pathfinder, with one of the directors in Class II being designated by FP. One individual on the New Movella board of directors will be designated by Pathfinder. Please see the section entitled “Management of New Movella After the Business Combination” for further information.

Q:	What equity stake will current Pathfinder shareholders and current equityholders of Movella hold in New Movella immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are (i) 32,500,000 Class A ordinary shares outstanding underlying units issued in Pathfinder’s initial public offering, and (ii) 8,125,000 Class B ordinary shares outstanding held by Pathfinder’s Initial Shareholders. As of the date of this proxy statement/prospectus, there are outstanding 4,250,000 private placement warrants held by the Sponsor and 6,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Merger, will entitle the holder thereof to purchase one share of New Movella Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination Agreement or the FP Financing and assuming that none of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination), Pathfinder’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 51,375,000 ordinary shares.

The following table illustrates varying estimated ownership levels in New Movella Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 34,696,398 shares of New Movella Common Stock are issued to the holders of Movella Common Stock at Closing, which would be the number of shares of New Movella Common Stock issued to such holders if the Closing were to occur on February 7, 2023 and there were no cash awards paid out by Movella, (ii) all public warrants or private placement warrants to purchase New Movella Common Stock that will be outstanding immediately following Closing have been exercised, (iii) 1,000,000 shares of New Movella Common Stock are issued to FP, (iv) no Class A ordinary shares were purchased by FP in the Tender Offer and that 7,500,000 shares of New Movella Common Stock are issued to FP pursuant to the FP Private Placement and (v) the 4,025,000 Class B ordinary shares held by the Sponsor that are subject to forfeiture are not considered outstanding. If the actual facts are different than these assumptions, the ownership percentages in New Movella will be different.

	Share Ownership in New Movella(3)
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Pathfinder public shareholders(1)	40.7%	0%
Sponsor and other initial shareholders(2)	5.1%	8.7%
Movella Shareholders	43.5%	73.4%
FP Credit Partners, L.P. and certain affiliates	10.7%	18.0%

(1)	Assumes that 100% of Pathfinder’s outstanding public shares, other than any shares held by FP, are redeemed in connection with the Business Combination.
(2)	Does not include 4,025,000 shares held by the Sponsor at closing that are subject to forfeiture.
(3)

Stockholders will experience additional dilution to the extent New Movella issues additional shares of New Movella Common Stock after the Closing. The table above excludes (a) 10,750,000 shares of New Movella Common Stock that will be issuable upon the exercise of the 4,250,000 private placement warrants and 6,500,000 public warrants; (b) the shares of New Movella Common Stock that will initially be available for issuance under the Incentive Plan as described in the Stock Incentive Plan Proposal; and (c) the shares of New Movella Common Stock that will be available for issuance under the ESPP as described in the ESPP Proposal. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares:

	Share Ownership in New Movella
	No redemptions	Maximum Redemptions
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Pathfinder public shareholders	43.1%	11.2%
Sponsor and other initial shareholders	9.2%	14.4%
Movella Shareholders	38.3%	59.8%
FP Credit Partners, L.P. and certain affiliates	9.4%	14.6%

For further details, see “Business Combination Proposal—Consideration to Movella Equityholders in the Business Combination.”

Q:	Why is Pathfinder proposing the Domestication?

A:

The Pathfinder Board believes that there are significant advantages to Pathfinder that will arise as a result of a change of its domicile to Delaware. Further, the Pathfinder Board believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Pathfinder Board believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of Pathfinder and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, Pathfinder will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which Pathfinder will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What amendments will be made to the current constitutional documents of Pathfinder?

A:

The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Pathfinder’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace Pathfinder’s Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents

Authorized Shares (Advisory Governing Documents Proposal A)	The share capital under the Existing Governing Documents is US$33,100.00 divided into	The Proposed Governing Documents authorize US$9,200 divided into 900,000,000 shares

	Existing Governing Documents	Proposed Governing Documents
	300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value. See paragraph 7 of the Memorandum of Association.	New Movella Common Stock and 20,000,000 shares of New Movella Preferred Stock. See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Governing Documents Proposal B)

The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with par value US$0.0001 per share and with such designation, rights and preferences as may be determined from time to time by the Pathfinder Board. Accordingly, the Pathfinder Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

See paragraph 7 of the Memorandum of Association and Article 8 of the Articles of Association.

The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

See Article IV subsection B of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal C)

The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

See Article 1 of our Articles of Association.

The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

See Article V subsection C of the Proposed Certificate of Incorporation.

Corporate Name (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “Pathfinder Acquisition Corporation” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “Movella Holdings Inc.” See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by February 19, 2023 (twenty-four months after the closing of	The Proposed Governing Documents do not include any provisions relating to New Movella’s ongoing existence; the default under the DGCL will make

	Existing Governing Documents	Proposed Governing Documents

Pathfinder’s initial public offering unless such date is extended in accordance with the Existing Governing Documents) Pathfinder will cease all operation except for the purposes of winding up and will redeem the share issued in Pathfinder’s initial public offering and liquidate its trust account.

See Article 163 of our Articles of Association.

New Movella’s existence perpetual This is the default rule under the DGCL.

Exclusive Forum (Advisory Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act.

See Article IX of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal D)

The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Articles 156—170 of our Articles of Association.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share, of Pathfinder will be converted into one share of New Movella Common Stock; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will automatically represent the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement; (iii) the governing documents of Pathfinder will be amended and restated and become the certificate of incorporation and the bylaws of New Movella as described in this proxy statement/prospectus; and (iv) Pathfinder’s name will change to “Movella Holdings Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Movella Common Stock and one-fifth of one warrant representing the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of

Delaware) will be exchanged for shares of New Movella Common Stock and each outstanding Movella Option (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments. In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, pursuant to which FP committed to provide $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FP committed (i) to provide the Pre- Close Facility prior to Closing, (ii) to launch the Tender Offer, and (iii) to the extent the total amount tendered and actually purchased upon expiration of the Tender Offer is less than $75 million, to effect the FP Private Placement, which would occur substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication). The shares of New Movella Common Stock to be purchased by FP in the FP Private Placement, if any, are to be purchased at a price of $10.00 per share and will not be registered with the SEC at Closing, provided, that, such shares of New Movella Common Stock will be subject to registration rights pursuant to the Shareholder Rights Agreement. On November 14, 2022, Movella entered into the Note Purchase Agreement with the other parties thereto, and Movella received the net proceeds from the issuance of notes under the Pre-Close Facility. If the Merger has not occurred by the earlier of (i) the termination of the Business Combination Agreement and (ii) April 30, 2023, then FP’s commitment to provide the VLN Facility shall terminate, and the Pre-Close Facility shall mature on November 14, 2025. The Class A ordinary shares purchased in the Tender Offer and the shares of New Movella Common Stock purchased in the FP Private Placement are collectively referred to herein as the “FP Shares.” In exchange for the entry into a transaction support agreement for the FP Shares, pursuant to which FP Purchasers agreed to, among other matters, refrain from redeeming the FP Shares (outside of certain circumstances), the Note Purchase Agreement provides, subject to customary conditions, that Movella will be deemed to issue and FP will be deemed to purchase notes evidencing the VLN Facility, the deemed proceeds of which shall be used to, among other things, refinance the Pre-Close Facility in its entirety. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to cause FP to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event. If the Merger is consummated and the VLN Facility is deemed issued, the VLN Facility will mature five years after the Closing. In connection with the Note Purchase Agreement, Pathfinder and the FP Purchasers entered into an Equity Grant Agreement that provides for the issuance of 1.0 million shares of New Movella Common Stock by New Movella to the FP Purchasers at the Effective Time, subject to and conditioned upon the Merger occurring, the full deemed funding of the VLN Facility and the acquisition by the FP Purchasers or its affiliates of $75 million of Pathfinder’s Class A ordinary shares in the Tender Offer and/or shares of New Movella Common Stock in the FP Private Placement. On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at the Expiration Time. Prior to the Expiration Time, on January 4, 2023, the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP will purchase $75 million of shares of New Movella Common Stock in the FP Private Placement.

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” it is the opinion of Kirkland & Ellis LLP, United States tax counsel to Pathfinder, that the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Such opinion of counsel is based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations discussed more fully under “U.S. Federal Income Tax Considerations” and in the opinion included as Exhibit 8.1 hereto, as well as representations of Pathfinder. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to the facts and circumstances relating to Pathfinder, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F), U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders” below) who do not exercise their redemption rights should be subject to Section 367(b) of the Code and, as a result of the Domestication:

•

a U.S. Holder whose public shares have a fair market value of less than $50,000 on the date of the Domestication generally should not recognize any gain or loss and should not be required to include any part of Pathfinder’s earnings in income;

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock generally should recognize gain (but not loss) on the exchange of public shares for shares of New Movella Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock generally should be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend by virtue of the dividends received deduction for foreign- sourced dividends of foreign corporations under Section 245A of the Code.

Pathfinder does not expect to have significant cumulative earnings and profits through the date of the Domestication.

Pathfinder believes that it is likely classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. If Pathfinder is a PFIC, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, a U.S. Holder may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares or public warrants for New Movella Common Stock or New Movella public warrants pursuant to the Domestication under the PFIC rules of the Code equal to the excess, if any, of the fair market value of the shares of New Movella Common Stock or New Movella public warrants received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding public shares or public warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply unless a valid QEF Election or “mark-to-market” election with respect to such U.S. Holder were in effect. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.”

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New Movella Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders should consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, Pathfinder’s public shareholders may request that Pathfinder redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Pathfinder’s transfer agent, in which you (a) request that we redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 6, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, Pathfinder’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Pathfinder’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of January 13, 2023, the record date for the extraordinary general meeting, this would have amounted to approximately $10.16 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of Pathfinder’s creditors, if any, which could have priority over the claims of Pathfinder’s public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed substantially concurrently with the consummation of the Business Combination.

Any request to redeem public ordinary shares, once made by a holder, may be withdrawn at any time up to two business days prior to the extraordinary general meeting unless otherwise agreed to by the Pathfinder Board. If you deliver your share certificates (if any) and other redemption forms (as applicable) for redemption to Continental, Pathfinder’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Continental return the share certificates (if any) and the shares (physically or electronically) to you. You may make such request by contacting Continental at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, Pathfinder’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to Continental, Pathfinder’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and delivers the public share certificates (if any) along with the redemption forms (as applicable) as described above, then, if the Business Combination is consummated, Pathfinder will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place immediately prior to the Domestication and, accordingly, it is Pathfinder ordinary shares that will be redeemed immediately prior to the Domestication.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, Pathfinder’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and your share certificates (if any) and other redemption forms (as applicable) delivered to Continental, Pathfinder’s transfer agent, by 5:00 p.m., Eastern Time, on February 6, 2023 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a holder of our public shares that exercises its redemption rights to receive cash from the trust account in exchange for its Pathfinder ordinary shares will generally be treated as selling such Pathfinder ordinary shares resulting in the recognition of capital gain or capital loss, subject to the application of the PFIC rules. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Pathfinder ordinary shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately after the redemption by any public shareholder, U.S. Holders exercising redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code and the PFIC rules as a result of the Domestication with respect to any Pathfinder public shares redeemed in the redemption but will be subject to the potential tax consequences of the U.S. federal income tax rules relating to PFICs as a result of the redemption. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “U.S. Federal Income Tax Considerations—U.S. Holders.” All holders of our public shares considering exercising their redemption rights should consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of our initial public offering, an amount equal to $325,000,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. As of January 13, 2023, the record date for the extraordinary general meeting, funds in the trust account totaled approximately $330.2 million. These funds will remain in the trust account, except for the withdrawal of interest earned on the funds held in the trust account to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If Pathfinder’s initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with Pathfinder’s initial business combination or used for redemptions or purchases of the public shares, New Movella may apply the balance of the cash released to it from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Movella, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Pathfinder’s public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

In no event will Pathfinder redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the FP Financing.

Additionally, as a result of redemptions, the trading market for the New Movella Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and New Movella may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the applicable waiting period under the HSR Act relating to the transactions contemplated by the Business Combination Agreement having expired or been terminated; (ii) no judicial or governmental order, prohibition or other legal restraint preventing the consummation of the transactions contemplated by the Business Combination Agreement; (iii) this Registration Statement on Form S-4 having become effective; (iv) the shareholders of Pathfinder and Movella having consented to the Business Combination Agreement and consummation of the transactions contemplated therein; (v) Pathfinder having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the FP Financing; and (vi) the approval by Nasdaq of Pathfinder’s listing application in connection with the Business Combination. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	When do you expect the Business Combination to be completed?

A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the applicable waiting period under the HSR Act relating to the transactions contemplated by the Business Combination Agreement having expired or been terminated; (ii) no judicial or governmental order, prohibition or other legal restraint preventing the consummation of the transactions contemplated by the Business Combination Agreement; (iii) this Registration Statement on Form S-4 having become effective; (iv) the shareholders of Pathfinder and Movella having consented to the Business Combination Agreement and consummation of the transactions contemplated therein; (v) Pathfinder having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the FP Financing; and (vi) the approval by Nasdaq of Pathfinder’s listing application in connection with the Business Combination.

Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For further details, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated or the Business Combination Agreement is terminated?

A:

Pathfinder will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If Pathfinder is not able to consummate the Business Combination with

Movella nor able to complete another business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), Pathfinder will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Pathfinder to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Pathfinder’s remaining shareholders and the Pathfinder Board, liquidate and dissolve, subject in the cases of clauses (ii) and (iii), to Pathfinder’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Pursuant to a separate proxy statement, Pathfinder is soliciting proxies at a special meeting of its shareholders (the “Extension Meeting”), at which Pathfinder plans to seek the approval of its shareholders of a proposal to extend the date by which it must complete an initial business combination from February 19, 2023 to May 19, 2023 (the “Extension Date”) and to allow Pathfinder, without another shareholder vote, by resolution of Pathfinder’s board of directors, to elect to further extend the Extension Date by one month, for a total of four months, until June 19, 2023 (such proposal the “Extension Proposal”). Pathfinder is providing holders of Class A ordinary shares with the ability to redeem such Class A ordinary shares in connection with the Extension Meeting.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither Pathfinder’s shareholders nor Pathfinder warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Q:	What is the purpose of the Tender Offer?

A:

In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter and Note Purchase Agreement with FP, pursuant to which FP has committed to provide up to $75 million of financing to support the Business Combination, including via the Tender Offer. FP has also agreed to vote any FP Shares in favor of the Business Combination and not to exercise any redemption rights with respect to the FP Shares. On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at the Expiration Time. Prior to the Expiration Time, on January 4, 2023, the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP will purchase $75 million of shares of New Movella Common Stock in the FP Private Placement.

Q:	What do I need to do now?

A:

You should read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Pathfinder shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you were a holder of record of ordinary shares on January 13, 2023, the record date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at 10:00 a.m., Eastern Time, on February 8, 2023, at the offices of Kirkland & Ellis LLP at 609 Main Street, Houston, Texas 77002, and virtually live via webcast at https://www.cstproxy.com/pathfinderacquisition/sm2023, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	How will the COVID-19 pandemic impact in-person voting at the General Meeting?

A:

Pathfinder intends to hold the extraordinary general meeting in person. As part of our precautions regarding COVID-19, we are also planning for the meeting to be held virtually over the Internet. We will post the details for such meeting on our website that will also be filed with the SEC as proxy material. Only shareholders who held Pathfinder ordinary shares at the close of business on the record date will be entitled to vote at the Shareholders Meeting. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at https://www.cstproxy.com/pathfinderacquisition/sm2023, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:	What impact will the COVID-19 Pandemic have on the Business Combination?

A:

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of COVID-19 on the business of Pathfinder and Movella, and there is no guarantee that efforts by Pathfinder and Movella to address the adverse impacts of COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and actions taken to contain COVID-19 or its impact, among others. If Pathfinder or Movella are unable to recover from a business disruption on a timely basis, the Business Combination and New Movella’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by COVID-19 and, as a result, become more costly. Each of Pathfinder and Movella may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

We have fixed January 13, 2023 as the record date for the extraordinary general meeting. If you were a shareholder of Pathfinder at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he, she or they is present in person or is represented by proxy at the extraordinary general meeting/prospectus.

Q:	How many votes do I have?

A:

Each Pathfinder shareholder is entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 40,625,000 ordinary shares issued and outstanding, of which 32,500,000 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of Pathfinder shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders holding at least a majority of the paid up voting share capital of Pathfinder entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 20,312,501 ordinary shares would be required to achieve a quorum for each proposal contained in this proxy statement/prospectus.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iii)

Charter Amendment Proposal: The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting vote at the extraordinary general meeting.

(iv)

Advisory Governing Documents Proposals: The separate approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting vote at the extraordinary general meeting.

(v)

Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vi)

Stock Incentive Plan Proposal: The approval of the Stock Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vii)

ESPP Proposal: The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(viii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

As of the record date, Pathfinder had 40,625,000 ordinary shares issued and outstanding. Pathfinder shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 20,312,501 shares will need to be voted in favor of each of the Business Combination Proposal, the Nasdaq Proposal, the Stock Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal in order to approve each of the Business Combination Proposal, the Nasdaq Proposal, the Stock Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 20,312,501 shares will need to be voted in favor of each of the Advisory Governing Documents Proposals in order to approve on a non-binding advisory basis each of the Advisory Governing Documents Proposals.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 27,083,334 shares will need to be voted in favor of each of the Domestication Proposal and the Charter Amendment Proposal in order to approve each of the Domestication Proposal and the Charter Amendment Proposal.

Q:	What are the recommendations of the Pathfinder Board?

A:

The Pathfinder Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Pathfinder and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Stock Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How do Sponsor and the other Initial Shareholders intend to vote their shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Initial Shareholders have agreed to vote all of their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/ prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. As a result, in addition to the Initial Shareholder’s ordinary shares, Pathfinder would need 12,187,501 or approximately 37.5% (assuming all issued and outstanding ordinary shares are voted), or 2,031,251 or approximately 6.25% (assuming only the minimum number of ordinary shares representing a quorum are voted) of the issued and outstanding ordinary shares to be voted in favor of the business combination in order to have the business combination approved.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Pathfinder or its securities, the Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of Pathfinder’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The Initial Shareholders, Movella, and/or their directors, officers, advisors or respective affiliates, during a period when they are not then aware of any material nonpublic information regarding Pathfinder or its securities, may also purchase public shares from institutional and other investors who indicate an intention to redeem Pathfinder’s shares. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Stock Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) Pathfinder’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the FP Financing. The Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Pathfinder will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The Initial Shareholders may have interests in the business combination that may be different than or in addition to your interests as a shareholder. See the sections entitled “Business Combination Proposal— Interests of Pathfinder’s Directors and Executive Officers in the Business Combination.”

Q:	What happens if I sell my Pathfinder ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to Pathfinder’s Chief Executive Officer at the address set forth below so that it is received by the Chief Executive Officer prior to the vote at the extraordinary general meeting (which is scheduled to take place on February 8, 2023) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to the Chief Executive Officer, which must be received by the Chief Executive Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New Movella. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of Pathfinder. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

Pathfinder will pay the cost of soliciting proxies for the extraordinary general meeting. Pathfinder has engaged Morrow Sodali, LLC to assist in the solicitation of proxies for the extraordinary general meeting. Pathfinder has agreed to pay Morrow Sodali, LLC a fee of $32,500, plus disbursements, and will reimburse Morrow Sodali, LLC for its reasonable out-of-pocket expenses and indemnify Morrow Sodali, LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Pathfinder will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. Pathfinder’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. Pathfinder will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 (800) 662-5200 PFDR.info@investor.morrowsodali.com

You also may obtain additional information about Pathfinder from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your share certificates (if any) and other redemption forms (as applicable) (either physically or electronically) to Continental, Pathfinder’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 6, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms (as applicable), please contact:

Continental Stock Transfer & Trust Company 1 State Street 30th Floor New York, New York 10004 Attention: Mark Zimkind mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/ prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal—The Business Combination Agreement.”

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to Movella and its subsidiaries prior to the Business Combination and to New Movella and its consolidated subsidiaries after giving effect to the Business Combination.

Company Overview

Movella is a global full-stack provider of integrated sensors, software, and analytics that enable the digitization of movement. Our solutions accelerate innovation and enable our customers, partners, and users to create extraordinary outcomes. Movella powers real-time character movement in digital environments, transforms movement into digital data that provides meaningful and actionable insights, renders digitized movement to enable the creation of sophisticated and true-to-life animated content, creates new forms of monetizable intellectual property (“IP”) with unique biomechanical digital content, and provides spatial movement orientation and positioning data. Partnering with leading global brands such as Electronic Arts, EPIC Games, 20th Century Studios, Netflix, Toyota, and Siemens and over 2,000 customers in total, we currently serve the entertainment, health and sports, and automation and mobility markets.* Additionally, we believe we are well-positioned to provide critical enabling solutions for applications in emerging high-growth markets such as the Metaverse, next-generation gaming, live streaming, digital health, and autonomous robots with recently introduced offerings and products currently in development.

Our full-stack product portfolio includes differentiated sensor fusion modules, motion capture systems, visualization software, and artificial intelligence (“AI”) cloud analytics enabled by our proprietary technologies. By offering full-stack solutions, we provide our customers and partners with significant technology advantages in the areas of magnetic immunity, accuracy, and ease of use, among others. Our technologies are protected by our broad IP portfolio including 161 issued patents, 14 pending patent applications, extensive trade secrets, and decades of know-how.

We serve large and growing markets where digitized movement is critical to our customers’ success. In the entertainment market, our sensors and software are used by leading global motion picture studios, video game publishers and virtual creators for three-dimensional (“3D”) character animation, and other applications such as virtual concerts. In the health and sports market, our solutions are used to provide actionable movement insights for applications such as elite athlete performance and recovery, patient injury prevention and rehabilitation, and ergonomic studies. In the automation and mobility market, our sensors are used as the movement and orientation intelligence in applications such as robotics and unmanned vehicles. We believe the addressable market opportunity of our current products is approximately $14 billion today and expected to scale to $20 billion in the next five years, with emerging high-growth markets representing additional meaningful upside to that. For a description of our total addressable market, see “Information About Movella—Total Addressable Market.”

*	We believe these customers reflect those with which we are currently actively engaged in terms of our innovation and strategic opportunities across our target markets.

We plan to continue to scale within our existing markets through global channel expansion and growth in our direct salesforce, further development and expansion of our independent application developer platform (which currently supports an ecosystem of 700+ third-party application developers), introductions of new products and software upgrades, enrichment of vTuber and Influencer applications, and potential new strategic partnerships.

In addition to our established markets, our solutions are a critical enabling technology for applications with significant potential in the Metaverse, next-generation gaming, live streaming, and other large, high-growth end markets. Such applications include live streaming, virtual performances, monetizable “motion IP,” and virtual meetings with real-time digital representation. Our technology enables the creation and control of life-like digital characters and avatars with real-time 3D human body and facial movement. According to Bloomberg Intelligence, Metaverse and next-generation gaming have the potential to become $856 billion and $457 billion markets by 2025, respectively.

We derive our revenues from the sales of our integrated suite of sensors and right-to-use software licenses. We are in the process of transitioning from a one-time license to an annual subscription model. We sell our products through our direct global sales organization and through regional channel partners around the world. In 2021, approximately 38% of revenues were from our channel partners and the rest was direct, with both sales channels contributing GAAP gross margins of approximately 50% and non-GAAP gross margins of approximately 65%. See “Movella’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for a reconciliation of non-GAAP gross margin to GAAP gross margin. We utilize an “asset-light” contract manufacturer model for the manufacturing of our sensor modules and wearable sensor systems and perform final calibration in-house to maintain consistently high quality and ensure the performance of the solutions.

Our success in developing our technologies, scaling our channel relationships globally, and expanding our applications has led to a continued track record of growth. For the years ended December 31, 2021 and 2020, our total revenues were $34.4 million and $24.0 million, respectively. We are headquartered in Henderson, Nevada with offices in Los Angeles and San Jose, California, Canada, the Netherlands, China, India and Taiwan. As of September 30, 2022, we had 223 employees worldwide.

The Parties to the Business Combination

Pathfinder

Pathfinder is a blank check company incorporated on December 18, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Pathfinder has neither engaged in any operations nor generated any revenue to date. Based on Pathfinder’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On February 19, 2021, Pathfinder consummated an initial public offering of 32,500,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor of 4,250,000 private placement warrants at an offering price of $2.00 per warrant. Each unit sold in the initial public offering consists of one Class A ordinary share and one-fifth of one redeemable warrant.

Following the closing of Pathfinder’s initial public offering, an amount equal to $325,000,000 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of January 13, 2023, the record date for the extraordinary general meeting, funds in the trust account totaled approximately $330.2 million. These funds will remain in the trust account, except for the withdrawal of interest earned on the funds held in the trust account to pay taxes, if any, until the earliest of (i) the completion of Pathfinder’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of Pathfinder’s obligation to redeem 100% of the public shares if Pathfinder does not complete a business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents) or (B) with respect to any other provision relating to the rights of the holders of Pathfinder’s Class A ordinary shares, or (iii) the redemption of all of the public shares if Pathfinder is unable to complete a business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

Pathfinder’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “PFDRU,” “PFDR” and “PFDRW,” respectively.

Pathfinder’s principal executive office is located at 1950 University Avenue, Suite 350, Palo Alto, CA 94303, and its telephone number is (650) 321-4910. Pathfinder’s corporate website address is www.pathfinderacquisition.com. Pathfinder’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Movella

Movella is a Delaware corporation incorporated on August 14, 2009 under the name mCube, Inc. Movella is a global full-stack provider of sensors, software, and analytics that enable the digitization of movement. Movella’s comprehensive solution suite includes sensor fusion modules, motion capture systems and software, visualization software, and AI cloud analytics. Movella’s solutions serve the entertainment, health and sports, and industrial automation an mobility markets. Movella’s innovations enable its customers to capitalize on the value of movement by transforming data into meaningful and actionable insights. Movella’s principal executive office is located at Suite 110, 3535 Executive Terminal Drive, Henderson, NV 89052 and its telephone number is (310) 481-1800.

Merger Sub

Merger Sub is a Delaware corporation and wholly owned subsidiary of Pathfinder formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

Merger Sub’s principal executive office is located at 1950 University Avenue, Suite 350, Palo Alto, CA 94303, and its telephone number is (650) 321-4910.

Proposals to be Put to the Shareholders of Pathfinder at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of Pathfinder and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Advisory Governing Documents Proposals and the Adjournment Proposal, is conditioned on the approval of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal are conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The Adjournment Proposal, to the extent that it is put to the extraordinary general meeting, may be proposed as the first resolution at the extraordinary general meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

As discussed in this proxy statement/prospectus, Pathfinder is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, promptly following the consummation of the Domestication, Merger Sub will merge with and into Movella, with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella will be a wholly owned subsidiary of New Movella. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock and each outstanding Movella Option (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments. In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, pursuant to which FP committed to provide $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FP committed (i) to provide the Pre- Close Facility prior to Closing, (ii) to launch the Tender Offer, and (iii) to the extent the total amount tendered and actually purchased upon expiration of the Tender Offer is less than $75 million, to effect the FP Private Placement, which would occur substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication). The shares of New Movella Common Stock to be purchased by FP in the FP Private Placement, if any, are to be purchased at a price of $10.00 per share and will not be registered with the SEC at Closing, provided, that, such shares of New Movella Common Stock will be subject to registration rights pursuant to the Shareholder Rights Agreement. On November 14, 2022, Movella entered into the Note Purchase Agreement with the other parties thereto, and Movella received the net proceeds from the issuance of notes under the Pre-Close Facility. If the Merger has not occurred by the earlier of (i) the termination of the Business Combination Agreement and (ii) April 30, 2023, then FP’s commitment to provide the VLN Facility shall terminate, and the Pre-Close Facility shall mature on November 14, 2025. The Class A ordinary shares purchased in the Tender Offer and the shares of New Movella Common Stock purchased in the FP Private Placement are collectively referred to herein as the “FP Shares.” In exchange for the entry into a transaction support agreement for the FP Shares, pursuant to which the FP Purchasers agreed to, among other matters, refrain from redeeming the FP Shares (outside of certain circumstances), the Note Purchase Agreement provides, subject to customary conditions, that Movella will be deemed to issue and FP will be deemed to purchase notes evidencing the VLN Facility, the deemed proceeds of which shall be used to, among other things, refinance the Pre-Close Facility in its entirety. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to cause FP to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event. If the Merger is consummated and the VLN Facility is deemed issued, the VLN Facility will mature five years after the Closing. In connection with the Note Purchase Agreement, Pathfinder and the FP Purchasers entered into an Equity Grant Agreement that provides for the issuance of 1.0 million shares of New Movella Common Stock by New Movella to the FP Purchasers at the Effective Time, subject to and conditioned upon the Merger occurring, the full deemed funding of the VLN Facility and the acquisition by the FP Purchasers or its affiliates of $75 million of Pathfinder’s Class A ordinary shares in the Tender Offer and/or shares of New Movella Common Stock in the FP Private Placement. On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the

Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at the Expiration Time. Prior to the Expiration Time, on January 4, 2023, the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP will purchase $75 million of shares of New Movella Common Stock in the FP Private Placement.

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal—The Pathfinder Board’s Reasons for the Business Combination,” the Pathfinder Board concluded that the Business Combination satisfies its investment criteria, as more fully disclosed in the prospectus for Pathfinder’s initial public offering, including that the businesses of Movella had a fair market value of at least 80% of the balance of the funds in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

Consideration to Movella Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock and each outstanding Movella Option (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to adjustments which would add the aggregate exercise price that would be paid to Movella in respect of all vested Movella Options if all vested Movella Options were exercised in full immediately prior to the Effective Time (without giving effect to any net exercise or similar concept).

For further details, see “Business Combination Proposal—Business Combination Consideration.”

Conditions to Closing of the Business Combination

The obligation of Pathfinder and Movella to consummate the Business Combination is subject to certain closing conditions, including, but not limited to, (i) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (ii) the absence of any order, law or other legal restraint or prohibition law issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction, in each case, preventing the consummation of the transactions contemplated by the Business Combination Agreement, (iii) the effectiveness of the Registration Statement on Form S-4 to be filed by Pathfinder in connection with the Business Combination, (iv) the approval of Movella’s shareholders, (v) the required approvals of Pathfinder’s shareholders, (vi) the approval of New Movella’s initial listing application with Nasdaq, (vi) after giving effect to the transactions contemplated by the Business Combination Agreement and the FP Financing, Pathfinder having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act immediately after the Effective Time, (vii) the receipt of the applicable funding from FP Credit Partners, L.P. and its affiliates pursuant to the commitment letter provided by FP at signing, (viii) Pathfinder having performed or complied with, in all material respects, its covenants under the Business Combination Agreement, (ix) there being no Company Material Adverse Effect (as defined in the

Business Combination Agreement) that is continuing since the execution of the Business Combination Agreement and (x) Movella having performed or complied with, in all material respects, its covenants under the Business Combination Agreement. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For further details, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, Pathfinder will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of Pathfinder has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Pathfinder’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Pathfinder is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New Movella will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal.”

The Charter Amendment Proposal and the Advisory Governing Documents Proposals

Pathfinder will ask its shareholders to approve by special resolution the Proposed Certificate of Incorporation and Proposed Bylaws. The Proposed Certificate of Incorporation, as well as the Proposed Bylaws, was negotiated as part of the Business Combination. If the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Pathfinder will replace the Existing Governing Documents, with the Proposed Certificate of Incorporation and the Proposed Bylaws (the Proposed Certificate of Incorporation together with the Proposed Bylaws, the “Proposed Governing Documents”) of New Movella, in each case, under the DGCL. The Pathfinder Board’s specific reasons for each of the Advisory Governing Documents Proposals (each of which are included in the Proposed Governing Documents) are set forth in the section “Advisory Governing Documents Proposals.”)

Pathfinder will ask its shareholders to approve by an ordinary resolution four (4) separate Advisory Governing Documents Proposals, each on a non-binding advisory basis, in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL. The Pathfinder Board has unanimously approved each of the Advisory Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New Movella after the Business Combination. Approval of each of the Advisory Governing Documents Proposals is a not condition to the consummation of the Business Combination. A brief summary of each of the Advisory Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.

•	Advisory Governing Documents Proposal A—to authorize the change in the authorized share capital of Pathfinder from (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$9,200 divided into 900,000,000 shares New Movella Common Stock and 20,000,000 shares of New Movella Preferred Stock.

•

Advisory Governing Documents Proposal B—to authorize the New Movella Board to issue any or all shares of New Movella Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Movella Board and as may be permitted by the DGCL.

•	Advisory Governing Documents Proposal C—the removal of the ability of New Movella stockholders to take action by written consent in lieu of a meeting.

•

Advisory Governing Documents Proposal D—to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by Pathfinder and Movella, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Pathfinder Acquisition Corporation” to “Movella Holdings Inc.” (which is expected to occur after the consummation Domestication in connection with the Business Combination), (ii) making New Movella’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Pathfinder Board believes is necessary to adequately address the needs of New Movella after the Business Combination.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Advisory Governing Documents Proposals” and the full text of the Proposed Governing Documents of New Movella, attached hereto as Annex B and Annex C, respectively.

For further details, see “Advisory Governing Documents Proposal.”

Nasdaq Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our units, public shares and public warrants are listed on Nasdaq and as such, we are seeking shareholder approval for issuance of the New Movella Common Stock in connection with the Business Combination and the FP Financing pursuant to Nasdaq Listing Rule 5635.

For additional information, see “Nasdaq Proposal.”

Stock Incentive Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Stock Incentive Plan Proposal. Pursuant to the Stock Incentive Plan, the number of shares of New Movella Common Stock reserved for issuance under the Stock Incentive Plan is equal to 12% of the shares of New Movella Common Stock (on an as converted basis) outstanding upon the closing of the Business Combination (up to a maximum of 8,675,568 shares), plus the number of shares of stock subject to the awards issued and outstanding under the Predecessor Plans that are cancelled and reissued under the Stock Incentive Plan, plus the number of shares which, but for the termination of the 2019 Plan immediately prior to the completion of the Business Combination Agreement, were reserved under the 2019 Plan but not at such time issued or subject to outstanding awards under the 2019 Plan. The Stock Incentive Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each calendar year for 10 years, beginning on January 1, 2023 and ending on January 1, 2032, by an amount equal to the lesser of (i) 5% of the total number of shares outstanding on the last day of the immediately prior calendar year and (ii) such lesser amount (including zero) as may be determined by the New Movella Board or compensation committee thereof for purposes of the annual increase for that calendar year.

For further information, see “Stock Incentive Plan Proposal.”

ESPP Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the ESPP Proposal. Pursuant to the ESPP, the number of shares of New Movella Common Stock reserved for issuance under the ESPP will equal 2% of the shares of New Movella Common Stock outstanding upon the closing of the Business Combination (up to a maximum of 1,445,928 shares). The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each fiscal year for 10 years, beginning on January 1, 2023 and ending on January 1, 2032, in an amount equal to the least of (i) 1% of the outstanding shares of our common stock on such date, (ii) 1% of the outstanding shares of our common stock upon the closing of the Business Combination (up to a maximum of 722,964 shares) (as adjusted for stock splits, stock dividends, combinations, and the like), or (iii) a lesser amount (including zero) as may be determined by the New Movella Board or compensation committee thereof for purposes of the annual increase for that calendar year. The full text of the ESPP is attached hereto as Annex E.

For further information, see “ESPP Proposal.”

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Pathfinder to consummate the Business Combination, the Pathfinder Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, and the Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Stock Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approved of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal is conditioned on any other proposal. The Adjournment Proposal, to the extent that it is put to the extraordinary general meeting, may be proposed as the first resolution at the extraordinary general meeting.

The Pathfinder Board’s Reasons for the Business Combination

Pathfinder was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more business entities. The Pathfinder Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Pathfinder Board and management to identify and acquire one or more businesses. The Pathfinder Board and management collectively have decades of experience as crossover investors and dealmakers.

In particular, the Pathfinder Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:

•	Meets the acquisition criteria that Pathfinder had established to evaluate prospective business combination targets.

•	Exposure to an attractive market.

•	Exposure to an emerging high growth market.

•	Market positioning.

•	Strong technology and IP.

•	Attractive financial profile.

•	Experienced management team with strong sponsorship.

•	Results of due diligence.

•	Financial analysis conducted by Pathfinder’s management team and valuation.

•	Results of the fairness opinion issued by Duff & Phelps.

•	Other alternatives.

•	Negotiated transaction.

The Pathfinder Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•	Benefits Not Achieved.

•	Liquidation of Pathfinder.

•	Exclusivity.

•	Shareholder vote.

•	Future financial performance.

•	Post-Business Combination corporate governance; terms of the Shareholder Rights Agreement.

•	Closing conditions.

•	Litigation.

•	Fees and expenses.

•	Other risks.

In addition to considering the factors described above, the Pathfinder Board also considered that certain of the officers and directors of Pathfinder may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Pathfinder’s shareholders. The Pathfinder Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Pathfinder Board concluded that the potential benefits that it expected Pathfinder and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Pathfinder Board determined that the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement, were advisable and in the best interests of Pathfinder and its shareholders.

For more information about the Pathfinder Board’s decision-making process concerning the Business Combination, please see the section entitled “Business Combination Proposal—the Pathfinder Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement. For additional information, see “Business Combination Proposal—Related Agreements.”

Shareholder Rights Agreement

Pathfinder, Sponsor, Movella, and certain other equityholders of Movella (who will own New Movella Common Stock upon the consummation of the Pre-Closing Recapitalization) (collectively, the “Investors”) entered into a shareholder rights agreement (the “Shareholder Rights Agreement”) to be effective upon Closing pursuant to which, among other things, the Investors have been granted certain customary registration rights. Pursuant to the Shareholder Rights Agreement, the Sponsor, Francisco Partners and the Legacy Pathfinder Holders (as defined in the Shareholder Rights Agreement) have agreed that, subject to certain customary exceptions, they will not effect any sale or distribution of New Movella equity securities during the period commencing on the Closing Date and ending on the earlier of (a) the date that is three hundred and sixty five (365) days following the Closing Date and (b) (i) the first date on which the closing price of the New Movella Common Stock has been greater than or equal to $12.00 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days within a 30-trading day period commencing at least one hundred and fifty (150) days after the Closing Date or (ii) the date on which New Movella completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all New Movella’s shareholders having the right to exchange their New Movella Common Stock for cash, securities or other property. Each other Investor has agreed that, subject to certain customary exceptions, he, she, or it shall not effect any sale or distribution of Movella equity securities during the period commencing on the Closing Date and ending on the date that is one hundred and eighty (180) days following the Closing Date. For additional information, see “Business Combination Proposal—Related Agreements—Shareholder Rights Agreement.”

Transaction Support Agreements

Pathfinder, Sponsor, Movella, and certain shareholders (“Supporting Shareholders”) entered into a transaction support agreement (the “Company Transaction Support Agreement”), pursuant to which each Supporting Shareholder has agreed to, among other things, (i) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto (including the Pre-Closing Recapitalization and the Merger), (ii) support and vote in favor of the Business Combination Agreement, the Ancillary Documents to which Movella is or will be a party and the transactions contemplated thereby (including the Pre-Closing Recapitalization and the Merger), and (iii) take, or cause to be taken, any actions necessary or advisable to (A) cause certain agreements to be terminated effective as of the Closing and (B) not consent to any direct or indirect transfers of equity securities of Movella, in each case, on the terms and subject to the conditions set forth in the Company Transaction Support Agreement. For additional information, see “Business Combination Proposal—Related Agreements— Transaction Support Agreements.”

Sponsor Letter Agreement

Sponsor, Movella and each of our directors and officers entered into the Second Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, (i) Sponsor and each of our directors and officers have agreed to vote the Pathfinder ordinary shares owned by him, her or it in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and to forego redemption rights, if any, in respect thereof and (ii) Sponsor and our independent directors have agreed to (a) waive, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, waive any adjustment to the conversion ratio set forth in the governing documents of Pathfinder and any other anti-dilution or similar protections with respect to the Class B ordinary shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise) and (b) not assert or perfect, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, any rights to adjustment of the conversion ratio with respect to the Class B ordinary shares owned by him, her or it set forth in the governing documents of Pathfinder or any other anti-dilution or similar protection with respect to the Class B ordinary shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise), (c) Sponsor has, solely in the circumstances described in the Sponsor Letter Agreement, agreed to forfeit 50% of its Class B ordinary shares and (d) subject to, and conditioned upon, the occurrence of and effective as of, the Effective Time, the Sponsor and each of Richard Lawson, David Chung, Lindsay Sharma, J. Steven Young, Hans Swildens, Steve Walske, Lance Taylor, Omar Johnson and Paul Weiskopf (each, a “Pathfinder Insider”) have each agreed to terminate certain existing arrangements with Pathfinder, including existing registration rights and the existing lock-up obligations with respect to his, her or its Pathfinder ordinary shares. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement.”

FP Financing

In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, an affiliate of Francisco Partners, pursuant to which FP committed to provide $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FP committed (i) to provide the Pre-Close Facility prior to Closing, (ii) to launch the Tender Offer, and (iii) to the extent the total amount tendered and actually purchased upon expiration of the Tender Offer is less than $75 million, to effect the FP Private Placement, which would occur prior to and substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication). The shares of New Movella Common Stock to be purchased by FP in the FP Private Placement, if any, are to be purchased at a price of $10.00 per share and will not be registered with the SEC at Closing, provided, that, such shares of New Movella Common Stock will be subject to registration rights pursuant to the Shareholder Rights Agreement. On November 14, 2022, Movella entered into the Note Purchase Agreement with the other parties thereto, and Movella received the net proceeds from the issuance of notes under the Pre-Close Facility. If the Merger has not occurred by the earlier of (i) the termination of the Business Combination Agreement and (ii) April 30, 2023, then FP’s commitment to provide the VLN Facility shall terminate, and the Pre-Close Facility shall mature on November 14, 2025. The Class A ordinary shares purchased in the Tender Offer and the shares of New Movella Common Stock purchased in the FP Private Placement are collectively referred to herein as the “FP Shares.” In exchange for the entry into a transaction support agreement for the FP Shares, pursuant to which the FP Purchasers agreed to, among other matters, refrain from redeeming the FP Shares (outside of certain circumstances), the Note Purchase Agreement provides, subject to customary conditions, that Movella will be deemed to issue and FP will be deemed to purchase notes evidencing the VLN Facility. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event. If the Merger is consummated and the VLN Facility is deemed issued, the VLN Facility will mature five years after the Closing. In connection with the Note Purchase Agreement, Pathfinder and the FP Purchasers entered into an Equity Grant Agreement that provides for the issuance of 1.0 million shares of New Movella Common Stock by New Movella to the FP Purchasers at the Effective Time, subject to and conditioned upon the Merger occurring, the full deemed funding of the VLN Facility and the acquisition by the FP Purchasers or its affiliates of $75 million of Pathfinder’s Class A ordinary shares in the Tender Offer and/or shares of New Movella Common Stock in the FP Private Placement. On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at the Expiration Time. Prior to the Expiration Time, on January 4, 2023, the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP will purchase $75 million of shares of New Movella Common Stock in the FP Private Placement.

Ownership of New Movella

As of the date of this proxy statement/prospectus, there are 40,625,000 ordinary shares of Pathfinder issued and outstanding, which includes an aggregate of 8,125,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,750,000 warrants, comprised of 4,250,000 private placement warrants held by Sponsor and 6,500,000 public warrants. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination Agreement or the FP Financing and assuming that none of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination), Pathfinder’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 51,375,000 ordinary shares.

The following table illustrates varying estimated ownership levels in New Movella Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 34,696,398 shares of New Movella Common Stock are issued to the holders of Movella Common Stock at Closing, which would be the number of shares of New Movella Common Stock issued to such holders if the Closing were to occur on February 7, 2023, and there were no cash awards paid out by Movella, (ii) all public warrants or private placement warrants to purchase New Movella Common Stock that will be outstanding immediately following Closing have been exercised, (iii) that 1,000,000 shares of New Movella Common Stock are issued to FP, (iv) that no Class A ordinary shares were purchased by FP in the Tender Offer and that 7,500,000 shares of New Movella Common Stock are issued to FP pursuant to the FP Private Placement and (v) the 4,025,000 Class B ordinary shares held by the Sponsor that are subject to forfeiture are not considered outstanding. If the actual facts are different than these assumptions, the ownership percentages in New Movella will be different. For example, non-redeeming shareholders may suffer additional dilution in connection with the Business Combination as a result of securities that are not impacted by the volume of redemptions, such as outstanding warrants and rollover equity awards, the maximum amount of each of which as of the date of this proxy statement/prospectus, are included in the table below.

	Share Ownership in New Movella(3)
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Pathfinder public shareholders(1)	40.7%	0%
Sponsor and other initial shareholders(2)	5.1%	8.7%
Movella Shareholders	43.5%	73.4%
FP Credit Partners, L.P. and certain affiliates	10.7%	18.0%

(1)	Assumes that 100% of Pathfinder’s outstanding public shares, other than any shares held by FP, are redeemed in connection with the Business Combination.
(2)	Does not include 4,025,000 shares held by the Sponsor at closing that are subject to forfeiture.

(3)

Stockholders will experience additional dilution to the extent New Movella issues additional shares of New Movella Common Stock after the Closing. The table above excludes (a) 10,750,000 shares of New Movella Common Stock that will be issuable upon the exercise of the 4,250,000 private placement warrants and 6,500,000 public warrants; (b) the shares of New Movella Common Stock that will initially be available for issuance under the Incentive Plan as described in the Stock Incentive Plan Proposal; and (c) the shares of New Movella Common Stock that will be available for issuance under the ESPP as described in the ESPP Proposal. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares:

	Share Ownership in New Movella
	No redemptions	Maximum Redemptions
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Pathfinder public shareholders	43.1%	11.2%
Sponsor and other initial shareholders	9.2%	14.4%
Movella Shareholders	38.3%	59.8%
FP Credit Partners, L.P. and certain affiliates	9.4%	14.6%

The following diagram depicts the organizational structure of Movella and Pathfinder prior to the Business Combination. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within Movella’s or Pathfinder’s organizational structure:

The following diagram depicts the organizational structure of New Movella following the consummation of the Business Combination and the FP Financing. For purposes of depicting ownership of New Movella, the below diagram takes into account all Sponsor shares as if fully vested and all warrants as if fully exercised and assumes no redemptions. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within New Movella’s organizational structure:

(1)	Percentages shown do not include 4,025,000 (approximately 2%) shares held by the Sponsor at closing that are subject to forfeiture.

For further details, see “Business Combination Proposal—Consideration to Movella Equityholders in the Business Combination.

Date, Time and Place of Extraordinary General Meeting of Pathfinder’s Shareholders

The extraordinary general meeting of Pathfinder, will be held at 10:00 a.m., Eastern Time, on February 8, 2023 at the offices of Kirkland & Ellis LLP at 609 Main Street, Houston, Texas 77002, and virtually via live webcast at https://www.cstproxy.com/pathfinderacquisition/sm2023, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

Pathfinder shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on January 13, 2023, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Pathfinder warrants do not have voting rights. As of the close of business on the record date, there were 40,625,000 ordinary shares issued and outstanding, of which 32,500,000 were issued and outstanding public shares.

Quorum and Vote of Pathfinder Shareholders

A quorum of Pathfinder shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders holding at least a majority of the paid up voting share capital of Pathfinder entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 20,312,501 ordinary shares would be required to achieve a quorum.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iii)

Charter Amendment Proposal: The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy at the extraordinary general meeting, vote at the extraordinary general meeting.

(iv)

Advisory Governing Documents Proposal: The separate approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law (on a non-binding advisory basis), being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(v)

Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vi)

Stock Incentive Plan Proposal: The approval of the Stock Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the votes ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vii)

ESPP Proposal: The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the votes ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vi)	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request of Pathfinder that Pathfinder redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Pathfinder’s transfer agent, in which you (a) request that Pathfinder redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 6, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Pathfinder’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, Pathfinder will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of January 13, 2023, the record date for the extraordinary general meeting, this would have amounted to approximately $10.16 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Pathfinder—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal— Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither Pathfinder shareholders nor Pathfinder warrant holders have appraisal rights in connection with the Business Combination under Cayman Islands law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Pathfinder has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Pathfinder—Revoking Your Proxy.”

Interests of Pathfinder’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Pathfinder Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Pathfinder’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Pathfinder shareholders and warrant holders generally. As a result of such interests, the Initial Shareholders may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to public shareholders rather than fail to complete a business combination within 24 months from the closing of Pathfinder’s initial public offering and be forced to liquidate and dissolve Pathfinder. These interests include, among other things, the interests listed below:

•

the fact that the Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination; the fact that the Sponsor paid an aggregate of $25,000 (including direct and indirect capital contributions from certain of Pathfinder’s directors and officers) for the 8,125,000 Class B ordinary shares currently owned by the Initial Shareholders, which includes 25,000 Class B ordinary shares transferred to each of Steve Walske, Omar Johnson and Paul Weiskopf in consideration for their service as independent directors of Pathfinder. If unrestricted and freely tradable, such shares would be valued at approximately $82,225,000, based on the closing price of Pathfinder’s Class A ordinary shares of $10.12 per share on January 13, 2023, the record date for the extraordinary general meeting. In the event that Pathfinder fails to consummate a business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), this investment will be lost;

•

the fact that, because the Initial Shareholders purchased their Class B ordinary shares at approximately $0.003 per share, the Initial Shareholders could make a substantial profit after our initial business combination even if our public stockholders lose money on their investment as a result of a decrease in the post-combination value of their ordinary shares (after accounting for any adjustments in connection with an exchange or other transaction contemplated by the business combination);

•

the fact that Sponsor paid $8,500,000 for its private placement warrants, and those warrants would be worthless if a business combination is not consummated by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), which if unrestricted and freely tradable would be valued at approximately $844,050, based on the closing price of Pathfinder’s public warrants of $0.1986 per public warrant on January 13, 2023, the record date for the extraordinary general meeting;

•

the fact that Sponsor has issued to Pathfinder a promissory note for up to $1,250,000 to enable Pathfinder to pay its expenses (the “Working Capital Note”), of which $750,000 is outstanding as of September 30, 2022. The ability of Pathfinder to repay the amounts drawn under the Working Capital Note is dependent upon the completion of an initial business combination;

•

the fact that Sponsor, the other Initial Shareholders and Pathfinder’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Pathfinder fails to complete an initial business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents);

•	the fact that the Shareholder Rights Agreement will be entered into by the Sponsor;

•	the right of the Sponsor and Pathfinder’s independent directors to hold New Movella Common Stock following the Business Combination, subject to certain lock-up periods in the case of the Sponsor;

•

the continued indemnification of Pathfinder’s directors and officers and the continuation of Pathfinder’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and Pathfinder’s officers and directors will lose their entire investment in Pathfinder if an initial business combination is not consummated by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents). Prior to Pathfinder’s initial public offering, the Sponsor purchased 8,125,000 Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.003 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the Movella equity holders in the Business Combination or at which FP has committed to purchase Common Stock pursuant to the FP Private Placement). Additionally, the Sponsor purchased 4,250,000 private placement warrants at price of $2.00 per warrant simultaneously with the consummation of Pathfinder’s initial public offering for an aggregate purchase price of $8.5 million. Certain of Pathfinder’s directors and executive officers, including Richard Lawson, David Chung, Lindsay Sharma, Lance Taylor, Hans Swildens, J. Steven Young, also have a direct or indirect economic interest in such private placement warrants and in the 8,050,000 Class B ordinary shares still owned by the Sponsor. The 8,050,000 Class B ordinary shares owned by the Sponsor would have had an aggregate market value of $81,466,000 based upon the closing price of $10.12 per public share on the Nasdaq on January 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. The 4,250,000 private placement warrants held by the Sponsor would have had an aggregate market value of $844,050 based upon the closing price of $0.1986 per public unit on the Nasdaq on January 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combination;

•

the fact that if the trust account is liquidated, including in the event Pathfinder is unable to complete an initial business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify Pathfinder to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Pathfinder has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pathfinder, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that Pathfinder may be entitled to distribute or pay over funds held by Pathfinder outside the trust account to the Sponsor or any of its Affiliates prior to the Closing.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal— Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The Initial Shareholders, Movella, and/or their directors, officers, advisors or respective affiliate, during a period when they are not then aware of any material nonpublic information regarding us or our securities, may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Stock Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Movella’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the FP Financing. The Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder.

Recommendation to Shareholders of Pathfinder

The Pathfinder Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Pathfinder and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Stock Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of February 8, 2023, and (i) assuming that none of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination and (ii) assuming that 100% of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination.

No Redemption

	Sources ($m)		Uses ($m)
Cash in trust	$326.4	Cash to Balance Sheet	$361.2
FP Private Placement(1)	75.0	Debt Paydown	10.2
Sponsor Promote(2)	51.0	Sponsor Promote(1)	51.0
Movella Equity Rollover	381.4	Movella Equity Rollover	381.4
		Transaction Costs	30.0

Total	$833.8	Total	$833.8

(1)	Assumes none of Pathfinder’s Class A ordinary shares are purchased by FP in connection with the Tender Offer.
(2)	Represents the 4,100,000 shares held by Initial Shareholders at Closing not subject to transfer restrictions and potential forfeiture, plus 1,000,000 shares provided to Francisco Partners at Closing.

Maximum Redemption

	Sources ($m)		Uses ($m)
Cash in trust(1)	$75.0	Cash to Balance Sheet	$34.8
Sponsor Promote(2)	51.0	Sponsor Promote(1)	51.0
Movella Equity Rollover	381.4	Movella Equity Rollover	381.4
		Debt Paydown	10.2
		Transaction Costs	30.0

Total	$507.4	Total	$507.4

(1)	Assumes no Class A ordinary shares were purchased by FP in the Tender Offer and that 7,500,000 shares of New Movella Common Stock are issued to FP pursuant to the FP Private Placement.
(2)	Represents the 4,100,000 shares held by Initial Shareholders at Closing not subject to transfer restrictions and potential forfeiture plus 1,000,000 shares provided to Francisco Partners at Closing.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Pathfinder as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Movella immediately following the Domestication will be the same as those of Pathfinder immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, Pathfinder is treated as the “acquired” company for accounting purposes. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Movella. Movella will be deemed the accounting predecessor and New Movella will be the successor SEC registrant, which means that Movella’s financial statements for previous periods will be disclosed in New Movella’s future periodic reports filed with the SEC. The consolidated assets, liabilities and results of operations of Movella will become the historical financial statements of New Movella, and Pathfinder’s assets, liabilities and results of operations will be consolidated with Movella beginning on the acquisition date.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Pathfinder and Movella will file the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination to the extent available.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Movella’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Pathfinder cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Pathfinder cannot assure you as to its result.

None of Pathfinder and Movella are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

Pathfinder is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in Pathfinder’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pathfinder has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pathfinder, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pathfinder’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

New Movella will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Pathfinder’s initial public offering, (b) in which New Movella has total annual gross revenue of at least $1.235 billion, or (c) in which New Movella is deemed to be a large accelerated filer, which means, among other things, the market value of New Movella’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New Movella has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Summary of Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the Annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:

Risks Related to the Business Combination and Pathfinder

Unless the context otherwise requires, any reference in this subsection to “we,” “us” or “our” refer to Pathfinder prior to the Business Combination and to New Movella following the Business Combination.

•	Our Sponsor and members of our management team have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.

•

The fairness opinion obtained by the Pathfinder Board from its financial advisor will not be updated to reflect changes in circumstances between signing the Business Combination Agreement and the completion of the Business Combination.

•

Since Pathfinder’s Initial Shareholders have interests that are different, or in addition to (and which may conflict with), the interests of our public shareholders, a conflict of interest may have existed in determining whether the Business Combination with Movella is appropriate as our initial Business Combination. Such interests include that Pathfinder’s Initial Shareholders, will lose their entire investment in us if our Business Combination is not completed.

•

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Movella, some of whom may be from Movella, and some of whom may join New Movella following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Movella.

•

Sponsor, as well as Movella, our directors, executive officers, advisors and their affiliates, may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

•

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Risks Related to Movella’s Business and Industry

Unless the context otherwise requires, any reference in this subsection to “we,” “us” or “our” refer to Movella Inc. prior to the Business Combination and to New Movella following the Business Combination.

•	We expect to continue to incur losses and may not generate sufficient revenues to achieve profitability.

•	Fluctuations in our financial and operating results may cause the trading price of our common stock to decline.

•	Our negative cash flows from operations, history of losses, and significant accumulated deficit raise substantial doubt about our ability to continue as a “going concern.”

•

Our forecasts and projections are based upon assumptions, analyses, and internal estimates developed by our management and may prove to be incorrect or inaccurate, and our actual operating results may differ materially from those forecasted.

•

The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate, and our business could fail to grow at similar rates, if at all.

•

We have entered into the Note Purchase Agreement and related security documents that will subject New Movella to various risks, including the risk that if we default on our obligations, the agent for the noteholders (at the direction of the majority noteholders) could foreclose on substantially all of our assets.

•	We may not be successful in the timely manufacture and introduction of new products or product categories.

•	We may not be successful in our Metaverse strategy and investments.

•	If we are not able to maintain and enhance our brand and our reputation, our business, and results of operations may be adversely affected.

•	If we are unable to develop new products and effectively manage our growth, if any, we may not be able to execute our business plan and our operating results could suffer.

•	Our business could be materially harmed if we fail to successfully identify, complete, and integrate strategic acquisitions, investments, strategic partnerships, or other similar ventures.

•	Any future licensing arrangements, joint ventures, or similar collaborations may not result in commercially viable products or the generation of significant future revenues.

•	If we fail to compete effectively, we could face price reductions, reduced margins, and loss of market share.

•	Our gross margins may fluctuate or decline due to several factors, including risks related to average selling prices, product costs, and inventory management.

Risks Related to Sales and Marketing of Movella’s Products and our Manufacturing Model

•	Our customers do not have long-term subscriptions for our software-as-a-service (“SaaS”) applications, exposing us to risk of non-renewal by our customers, with little or no notice.

•	If our target markets do not develop as expected, or if we fail to successfully penetrate those markets, our revenues and financial condition would be harmed.

•	If we fail to further diversify our customer base, our business and results of operations could suffer.

•

Because we do not have long-term purchase commitments with our customers, orders may be cancelled, reduced, or rescheduled with little or no notice, which may harm our business and results of operations.

•	Maturation or contraction of the market for wearable devices or categories of these devices could adversely affect our revenues and profits.

•

We face risks related to our reliance on independent distributors and resellers to sell our products, the effective management of our sales channel inventory and product mix, and our ability to accurately forecast product demand, control costs, or maintain adequate supply of components and raw materials associated with our operations.

•	Our reliance on third parties to manufacture and warehouse our products and to supply technology and components used in our products, exposes us to a number of risks outside our control.

Risks Related to Movella’s Intellectual Property and Technologies

•	We face risks related to intellectual property matters.

•	Unauthorized access to or releases of proprietary or confidential information could result in significant reputational, financial, legal, and operational consequences.

•

Software or product errors, defects, or other problems, including security vulnerabilities, or incompatibility of our solutions with third-party technologies with which they are integrated, could result in loss of customers, increased costs, and damage to our operating results.

•	Our business is subject to risks from interruption of such Global Navigation Satellite Systems (GNSS) services or changes in policies related to their operation.

Risks Related to Financial, Accounting and Tax Matters

•	We may not be able to accurately predict our future capital needs or obtain additional financing to fund our operations.

•	If we fail to address material weaknesses in our internal controls, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected.

•

If we fail to accurately report and present non-GAAP financial measures, together with our financial results determined in accordance with GAAP, investors may lose confidence and our stock price could decline.

•

In preparing our consolidated financial statements, we make good faith estimates and judgments that may change or turn out to be erroneous, which could adversely affect our operating results for the affected periods.

•	Changes to financial accounting standards or to U.S., or non-U.S. tax laws may affect our results of operations.

•	Tax regulatory authorities may disagree with our positions and conclusions regarding certain tax positions.

Risks Related to Regulatory Matters and International Operations

•

We are subject to risks related to U.S. and international laws, government regulations, and policies, including those related to: anti-corruption or anti-bribery, U.S. or foreign trade policy, tariff, import, and export matters, economic sanctions, data and privacy protection, conflict minerals, environmental, health, and safety, and social and environmental responsibility.

•

Our international operations subject us to risks related to increased complexity and costs, geopolitical instability, complex and changing global laws and regulations, and fluctuations in foreign currency translation.

Risks Related to Being a Public Company After Business Combination and General Risks

•

Our stock price and volume may fluctuate significantly and decline due to a variety of factors, and you could lose all or part of your investment. In addition, ownership of our common stock is concentrated, and as a result, certain stockholders may exercise significant influence over us.

•

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company and our management team has limited experience managing a public company.

•	Our business may suffer if we are not able to hire and retain sufficient personnel, including our key personnel.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) has been derived from the unaudited pro forma condensed combined balance sheet as of September 30, 2022, and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021, included in the “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of Movella and Pathfinder including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Movella and Pathfinder have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Pathfinder will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Movella with the Business Combination will be treated as the equivalent of Movella issuing stock for the net assets of Pathfinder, accompanied by a recapitalization. The net assets of Pathfinder will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Movella.

The following table presents summary pro forma data after giving effect to the Business Combination and the other transactions contemplated by the Merger Agreement, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no Class A ordinary shares available for redemption are redeemed.

•

Assuming Maximum Redemptions: This presentation assumes FP will acquire 7,500,000 shares of either (i) Class A ordinary shares in the Tender Offer, (ii) New Movella Shares in the FP Private Placement or (iii) a combination of (i) and (ii), and the remaining 32,500,000 shares of Pathfinder’s Class A Shares are redeemed for an aggregate payment of $326.4 million (based on the fair value of marketable securities held in the Trust Account as of September 30, 2022 of approximately $326.4 million) from the Trust Account. Other than the financing commitment provided by Francisco Partners, no minimum cash condition required to complete the Merger. Under this scenario, all outstanding Class A ordinary shares (excluding FP Shares) may be redeemed and still enable Pathfinder to have sufficient cash to satisfy the cash closing conditions in the Business Combination Agreement.

(in thousands, except share and per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
For the Nine Months Ended September 30, 2022
Revenues	$28,349	$28,349
Basic and diluted net loss per share	$(0.16)	$(0.27)

(in thousands, except share and per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
For the twelve months Ended December 31, 2021
Revenues	$34,414	$34,414
Basic and diluted net loss per share	$(0.19)	$(0.86)
Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2022
Total assets	$455,926	$129,574
Total liabilities	$96,340	$96,340
Total stockholders’ equity	$359,586	$33,234

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical comparative share information for Pathfinder and Movella and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no shares of Pathfinder Class A Shares available for redemption are redeemed.

•

Assuming Maximum Redemptions: This presentation assumes FP will acquire 7,500,000 shares of either (i) Class A ordinary shares in the Tender Offer, (ii) New Movella Shares in the FP Private Placement or (iii) a combination of (i) and (ii), and the remaining 32,500,000 shares of Pathfinder’s Class A Shares are redeemed for an aggregate payment of $326.4 million (based on the fair value of marketable securities held in the Trust Account as of September 30, 2022 of approximately $326.4 million) from the Trust Account. Other than the financing commitment provided by Francisco Partners, no minimum cash condition required to complete the Merger. Under this scenario, all outstanding Pathfinder Class A Shares (excluding FP Shares) may be redeemed and still enable Pathfinder to have sufficient cash to satisfy the cash closing conditions in the Business Combination Agreement.

The pro forma book value information reflects the Business Combination as if had occurred on September 30, 2022. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2021.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Pathfinder and Movella and related notes. The unaudited pro forma combined per share information of Pathfinder and Movella is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Pathfinder and Movella would have been had the companies been combined during the periods presented.

			Combined Pro Forma		Movella Equivalent Per Share Pro Forma (3)
(in thousands, except share and per share data)	Movella (Historical)	Pathfinder (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the nine months ended September 30, 2022
Total book value	$(124,021)	$(8,216)	$359,586	$33,234	$359,586	$33,234
Total shares outstanding(1)	12,735,190	40,625,000	79,796,398	47,296,398	38,962,049	23,093,330
Book value per share (2) (4)	$(9.74)	$(0.20)	$4.51	$0.70	$9.23	$1.44
Weighted averages shares outstanding - basic and diluted	10,794,364
Net loss per share - basic and diluted	$(1.86)
Weighted average shares outstanding of Pathfinder Class A Shares - basic and diluted		32,500,000

			Combined Pro Forma		Movella Equivalent Per Share Pro Forma (3)
(in thousands, except share and per share data)	Movella (Historical)	Pathfinder (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Net income per share of Pathfinder Class A Shares - basic and diluted		$0.27
Weighted average shares outstanding of Pathfinder Class B Shares - basic and diluted		8,125,000
Net income per share of Pathfinder Class B Shares - basic and diluted		$0.27
Weighted average shares outstanding of Domestication Common Stock - basic and diluted			79,796,398	47,296,398
Net loss per share of Domestication Common stock - basic and diluted			$(0.16)	$(0.27)	$(0.08)	$(0.13)
As of and for the year ended December 31, 2021
Total book value	$(100,786)	$17,797	N/A	N/A	N/A	N/A
Total shares outstanding (1)	9,184,092	40,625,000	N/A	N/A	N/A	N/A
Book value per share (2) (4)	$(10.97)	$(0.44)	N/A	N/A	N/A	N/A
Weighted averages shares outstanding - basic and diluted	9,101,819
Net loss per share from continuing operations, basic and diluted	$(2.20)
Net loss per share from discontinuing operations, basic and diluted	$(0.02)
Net loss per share, basic and diluted	$(2.22)
Net loss per share, basic and diluted		28,136,986
Weighted average shares outstanding, basic and diluted		$0.22
Weighted average shares of Pathfinder Class A Shares outstanding - basic and diluted		8,041,096
Net income per share of Pathfinder Class A Shares - basic and diluted		$0.22
Weighted average shares of Pathfinder Class B Shares outstanding - basic		8,125,000
Net income per share of Pathfinder Class B Shares outstanding - basic		$0.22

			Combined Pro Forma		Movella Equivalent Per Share Pro Forma (3)
(in thousands, except share and per share data)	Movella (Historical)	Pathfinder (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Weighted average shares outstanding of Domestication Common Stock - basic and diluted			79,796,398	47,296,398
Net loss per share of Domestication Common Stock - basic and diluted			$(0.19)	$(0.86)	$(0.09)	$(0.42)

(1)

Total shares outstanding used to calculate book value per share represents the absolute number of shares outstanding as of the period end in order to reflect the actual number of shares outstanding immediately after the Business Combination giving effect to the retirement of certain Class B ordinary shares.

(2)	Book value per share = Total equity excluding preferred stock and shares subject to redemption.
(3)	The equivalent pro forma basic and diluted per share data for Movella is calculated by multiplying the combined pro forma per share data by the Exchange Ratio set forth in the Merger Agreement.
(4)	Pro forma balance sheet information as of December 31, 2021 is not required and as such is not included in this table.

RISK FACTORS

Pathfinder shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including in the section titled “Cautionary Note Regarding Forward-Looking Statements” as well as the financial statements and notes to the financial statements of Pathfinder and Movella included herein, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Pathfinder, Movella and New Movella. We may face additional risks and uncertainties that are not presently known to us or Movella or that we or Movella currently deem immaterial, which may also impair Pathfinder’s, Movella’s or New Movella’s business or financial condition. Unless otherwise specified or the context otherwise requires all references in this section to Movella, “we,” “us,” or “our” refer to the business of Movella Inc. and its subsidiaries prior to the consummation of the Business Combination, and, as the context requires, to New Movella and its consolidated subsidiaries upon and following the consummation of the Business Combination.

Risks Related to our Common Stock

Unless the context otherwise requires, any reference in this subsection of this proxy statement/prospectus to “we,” “us” or “our” refer to Pathfinder prior to the Business Combination and to New Movella following the Business Combination.

Our operating results and share price may be volatile, and the market price of our common stock after the Business Combination may drop below the price you pay.

Our quarterly operating results are likely to fluctuate in the future as a publicly traded company. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. You may not be able to resell your shares at or above the initial public offering price or at all. Our operating results and the trading price of our shares may fluctuate in response to various factors, including:

•	market conditions in the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new products or services by us or our competitors;

•	our dependence on third party vendors and platforms;

•	scaling our personnel resources and operational infrastructure;

•	retention of customers;

•	delayed revenue recognition;

•	changing economic conditions;

•	adoption of our latest technologies and products;

•	regulatory, legal or political developments;

•	public response to press releases or other public announcements by us or third parties, including our filings with the SEC; and

•	changes in accounting principles.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. While we believe that operating results for any particular quarter are not necessarily a meaningful indication of future results, fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

Risks Related to the Business Combination and Pathfinder

Unless the context otherwise requires, any reference in this subsection of this proxy statement/prospectus to “we,” “us” or “our” refer to Pathfinder prior to the Business Combination and to New Movella following the Business Combination.

Our Sponsor and members of our management team have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and members of our management team, pursuant to the Sponsor Letter Agreement, have agreed, among other things, to vote all of their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/ prospectus, Pathfinder’s Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares.

Because New Movella will become a publicly traded company through a merger as opposed to an underwritten public offering, no underwriter has conducted due diligence in connection with the transaction.

In an underwritten public offering, underwriters typically conduct due diligence on the issuer in order to establish a due diligence defense against liability claims under federal securities laws. Because Pathfinder is already a publicly traded company, no underwriter has conducted due diligence in connection with the transaction. While sponsors, private investors and management in a business combination undertake due diligence, it is not necessarily the same nature of due diligence undertaken by an underwriter in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.

If Pathfinder’s due diligence investigation of Movella was inadequate, then shareholders of Pathfinder following the Business Combination could lose some or all of their investment.

Even though Pathfinder conducted a due diligence investigation of Movella, it cannot be sure that this diligence uncovered all material issues that may be present inside Movella or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Movella and its business and outside of its control will not later arise. In particular, in connection with, and prior to the consummation of, the Business Combination, Movella’s management prepared and provided to Pathfinder, the Pathfinder Board and Pathfinder’s financial advisors, certain internal unaudited prospective financial information (the “Projections”) to assist the Pathfinder Board in its review and evaluation of Movella and the Business Combination. While all projections are necessarily speculative, Pathfinder believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. Notably, the Projections set forth in “Proposal No. 1 —Business Combination Proposal — Certain Company Projected Financial Information” were prepared solely by Movella for internal use and not with a view toward public disclosure, or in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, and do not take into account any circumstances or events occurring after the date on which such Projections were finalized, including any delay in the closing of the Business Combination. As noted elsewhere, Movella updated the Projections in October 2022 due to changes in actual performance in the first half of 2022 versus the projected performance reflected in the Projections as of March 2022 and to reflect current market conditions. Pathfinder and the Pathfinder Board are continuing to, and will continue to, conduct due diligence on the financial performance of Movella, both historical and expected, until the date of the closing of the Business Combination, but there are no assurances that this diligence will uncover all material issues that may be present inside Movella or its business. You are encouraged to read “Proposal No. 1 —Business Combination Proposal — Certain Company Projected Financial Information,” which include important updates relating to the Projections that have become available since the signing of the Business Combination Agreement.

Further, as a result of unidentified issues or factors outside of Pathfinder’s or Movella’s control, New Movella may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Pathfinder’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by Pathfinder. Even though these charges may be non-cash items that would not have an immediate impact on New Movella’s liquidity, the fact that the New Movella reports charges of this nature could contribute to negative market perceptions about the New Movella or its securities. In addition, charges of this nature may cause the New Movella to violate leverage or other covenants to which it may be subject. Accordingly, any holders of Class A ordinary shares who choose to remain stockholders of New Movella following the Business Combination could suffer a reduction in the value of their Class A ordinary shares from any such write-down or write-downs.

The fairness opinion obtained by the Pathfinder Board from its financial advisor will not be updated to reflect changes in circumstances between signing the Business Combination Agreement and the completion of the Business Combination.

The Pathfinder Board has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Duff & Phelps or any other third-party. Changes in the operations and prospects of Movella, general market and economic conditions, and other factors that may be beyond the control of Movella and Pathfinder and on which the fairness opinion was based, may alter the value of Movella or the trading price of Class A ordinary shares at or prior to the time the Business Combination is consummated. Furthermore, whether Movella has a fair market value equal to at least eighty percent (80%) of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable) is determined at the time of the agreement to enter into the business combination and not thereafter. The lack of a new or updated third-party fairness opinion may lead an increased number of Pathfinder shareholders who vote against the Business Combination or demand redemption of their shares of Class A ordinary shares or if we are able to consummate the Business Combination, high redemptions will impact the amount of capital we have to execute on our business plans as set forth herein. See “Risk Factors — Risks Related to the Business Combination and Pathfinder— Pathfinder’s operating and financial forecasts may not prove accurate.”

Duff & Phelps rendered a fairness opinion, dated October 2, 2022, to the Pathfinder Board that, subject to and based on the considerations referred to in such opinion and as of the date of such opinion, the consideration to be paid by Pathfinder in the form of New Movella Common Stock (the “Consideration”) to the holders of capital stock of Movella pursuant to the Business Combination Agreement was fair, from a financial point of view, to the unaffiliated public shareholders of Pathfinder. Such opinion was based on business, economic, market and other conditions as they existed and could be evaluated by Duff & Phelps as of the date thereof.

The fairness opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. Pathfinder does not anticipate asking Duff & Phelps to update its fairness opinion or to request any third-party provide a new fairness opinion. The fairness opinion of Duff & Phelps is included as Annex J to this proxy statement/prospectus. For a description of the fairness opinion that the

Pathfinder Board received from Duff & Phelps and a summary of the material financial analyses it provided to the Pathfinder Board in connection with rendering such opinion, see “Business Combination Proposal — Opinion of Duff & Phelps, Pathfinder’s Financial Advisor.”

Pathfinder’s operating and financial forecasts may not prove accurate.

This proxy statement/prospectus contains projections that were provided to Pathfinder. Such projections were updated in October 2022 to reflect actual results through the first half of 2022 and current market conditions. The Projections are based on Movella’s estimates and assumptions as of the dates on which they were prepared concerning various factors that are subject to significant risks and uncertainties, many of which are beyond Pathfinder’s and Movella’s control. For example, our actual results for the first half of 2022 differed from our March 2022 projected results for the same period.

No guaranty can be given that the Projections will correspond with the results actually achieved in the future because there is no assurance that actual events will correspond with the assumptions made by the Company. For example, the Projections make certain assumptions as to demand for Movella’s services and available capital. Inevitably, Movella’s actual future operations and financial condition will differ from those projected, and the actual future events and conditions will differ from those assumed by Pathfinder and set forth in the Projections. Such differences may be material and adverse. Actual operating results may be affected by many factors, including, but not limited to, increased costs or lower than anticipated revenues, availability of capital or otherwise.

For further information, see the section entitled “Proposal No. 1 — Business Combination Proposal — Certain Company Projected Financial Information.” Accordingly, New Movella’s future financial condition and results of operations may differ materially from the Projections. New Movella’s failure to achieve our projected results could harm the trading price of New Movella Common Stock and New Movella warrants and its financial position following the completion of the Business Combination. Neither Pathfinder nor Movella have any duty to update the financial projections included in this proxy statement/prospectus.

Changes in SEC regulations or policies may adversely impact our ability to negotiate and complete the Business Combination.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively eliminating the safe harbor relating to the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose, and activities. These rules, if adopted, whether in the form proposed or in revised form, may materially increase the costs and time needed to complete the Business Combination or impair our ability to complete the Business Combination.

Since Pathfinder’s Initial Shareholders have interests that are different, or in addition to (and which may conflict with), the interests of our public shareholders, a conflict of interest may have existed in determining whether the Business Combination with Movella is appropriate as our initial Business Combination. Such interests include that Pathfinder’s Initial Shareholders will lose their entire investment in us if our Business Combination is not completed.

When you consider the recommendation of the Pathfinder Board in favor of approval of the Business Combination Proposal, you should keep in mind that Pathfinder’s Initial Shareholders have interests in such proposal that are different from, or in addition to (which may conflict with), those of Pathfinder public shareholders and warrant holders generally. As a result of such interests, the Initial Shareholders may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to public shareholders rather than fail to complete a business combination within 24 months from the closing of Pathfinder’s initial public offering and be forced to liquidate and dissolve Pathfinder.

These interests include, among other things, the interests listed below:

•	the fact that our Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that the Sponsor paid an aggregate of $25,000 (including direct and indirect capital contributions from certain of Pathfinder’s directors and officers) for the 8,125,000 Class B ordinary shares currently owned by the Initial Shareholders, which includes 25,000 Class B ordinary shares transferred to each of Steve Walske, Omar Johnson and Paul Weiskopf in consideration for their service as independent directors of Pathfinder. If unrestricted and freely tradable, such shares would be valued at approximately $82,225,000 based on the closing price of Pathfinder’s Class A ordinary shares of $10.12 per share on January 13, 2023, the record date for the extraordinary general meeting. In the event that Pathfinder fails to consummate a business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), this investment will be lost;

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the fact that, because the Initial Shareholders purchased their Class B ordinary shares at approximately $0.003 per share, the Initial Shareholders could make a substantial profit after our initial business combination even if our public stockholders lose money on their investment as a result of a decrease in the post-combination value of their ordinary shares (after accounting for any adjustments in connection with an exchange or other transaction contemplated by the business combination);

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the fact that Sponsor paid $8,500,000 for its private placement warrants, and those warrants would be worthless if a business combination is not consummated by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), which if unrestricted and freely tradable would be valued at approximately $844,050, based on the closing price of Pathfinder’s public warrants of $0.1986 per public warrant on January 13, 2023, the record date for the extraordinary general meeting;

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the fact that Sponsor has issued to Pathfinder the Working Capital Note for up to $1,250,000 to enable Pathfinder to pay its expenses, of which $750,000 is outstanding as of September 30, 2022. The ability of Pathfinder to repay the amounts drawn under the Working Capital Note is dependent upon the completion of an initial business combination;

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the fact that Sponsor, the other Initial Shareholders and Pathfinder’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Pathfinder fails to complete an initial business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents);

•	the right of the Sponsor and Pathfinder’s independent directors to hold New Movella Common Stock following the Business Combination, subject to certain lock-up periods in the case of the Sponsor;

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the continued indemnification of Pathfinder’s directors and officers and the continuation of Pathfinder’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

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the fact that the Sponsor and Pathfinder’s officers and directors will lose their entire investment in Pathfinder if an initial business combination is not consummated by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents). Prior to Pathfinder’s initial public offering, the Sponsor purchased 8,125,000 Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.003 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the Movella equity holders in the Business Combination or at which FP has committed to purchase Common Stock pursuant to the FP Private Placement). Additionally, the Sponsor purchased 4,250,000 private placement warrants at price of $2.00 per warrant simultaneously with the consummation of Pathfinder’s initial public offering for an aggregate purchase price of $8.5 million. Certain of Pathfinder’s directors and executive officers, including Richard Lawson, David Chung, Lindsay Sharma, Lance Taylor, Hans Swildens, J. Steven Young, also have a direct or indirect economic interest in such private placement warrants and in the 8,050,000 Class B ordinary shares still owned by the Sponsor. The 8,050,000 Class B ordinary shares owned by the Sponsor would have had an aggregate market value of $81,466,000 based upon the closing price of $10.12 per public share on the Nasdaq on January 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. The 4,250,000 private placement warrants held by the Sponsor would have had an aggregate market value of $844,050 based upon the closing price of $0.1986 per public unit on the Nasdaq on January 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combination;

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the fact that if the trust account is liquidated, including in the event Pathfinder is unable to complete an initial business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify Pathfinder to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Pathfinder has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pathfinder, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that Pathfinder may be entitled to distribute or pay over funds held by Pathfinder outside the trust account to the Sponsor or any of its Affiliates prior to the Closing.

See “Business Combination Proposal — Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for additional information on interests of Pathfinder’s directors and executive officers.

The personal and financial interests of the Initial Shareholders as well as Pathfinder’s directors and executive officers may have influenced their motivation in identifying and selecting Movella as a business combination target, completing a business combination with Movella and influencing the operation of the business following the Business Combination. In considering the recommendations of the Pathfinder Board to vote for the proposals, its shareholders should consider these interests.

The exercise of Pathfinder’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Pathfinder’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Pathfinder to agree to amend the Business Combination Agreement, to consent to certain actions taken by Movella or to waive rights that Pathfinder is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Movella’s business, a request by Movella to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Movella’s business and would entitle Pathfinder to terminate the Business Combination Agreement. In any of such circumstances, it would be at Pathfinder’s discretion, acting through the Pathfinder Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for Pathfinder and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Pathfinder does not believe there will be any changes or waivers that Pathfinder’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Pathfinder intends to circulate a new or amended proxy statement/prospectus and resolicit Pathfinder’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Subsequent to consummation of the Business Combination, we may be required to take write- downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Movella has identified all material issues or risks associated with Movella, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Movella. Accordingly, any shareholders of Pathfinder who choose to remain New Movella stockholders following the Business Combination could suffer a reduction in the value of their investment. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully pursue claims under applicable state law or federal securities law.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the warrant agreement will not apply to suits brought to enforce any duty or liability created by the

Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the exclusive forum provision does not designate the courts of the State of New York as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in that instance.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of the exclusive forum provision in the warrant agreement is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in New Movella common stock or warrants.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Movella, some of whom may be from Movella, and some of whom may join New Movella following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Movella.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. We expect New Movella’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Movella’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Movella being considered the accounting acquirer in the Business Combination, the cash and cash equivalents of Movella at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final reverse recapitalization accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/ prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

During the pendency of the Business Combination, Pathfinder will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Certain covenants in the Business Combination Agreement impede the ability of Pathfinder to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, Pathfinder may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, among other things, neither Pathfinder nor Movella may solicit, initiate, seek, knowingly encourage, knowingly facilitate, accept, or negotiate, directly or indirectly, any inquiry, proposal or offer for any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination with any third party, even though any such alternative acquisition could be more favorable to Movella’s or Pathfinder’s respective shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by the shareholders of Pathfinder, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination.” Pathfinder and Movella may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Pathfinder and Movella to each lose some or all of the intended benefits of the Business Combination.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.

We expect to incur significant, non-recurring costs in connection with consummating the Domestication, the Business Combination and other related transactions. We will pay all fees, expenses and costs we incur or incurred on our behalf in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the FP Financing). Additionally, the Business Combination Agreement provides that if the Business Combination is consummated, we will pay all fees, expenses and costs incurred by Movella or on Movella’s behalf, subject to certain limited exceptions, in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Domestication). We currently estimate that transaction expenses will be approximately $30.0 million.

Because Pathfinder is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because Pathfinder is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. Pathfinder is currently an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Pathfinder’s directors or executive officers, or enforce judgments obtained in the United States courts against Pathfinder’s directors or officers.

Until the Domestication is effected, Pathfinder’s corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. We are also subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Pathfinder under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Pathfinder’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pathfinder judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pathfinder predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, the public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Pathfinder Board or controlling shareholders than they would as public shareholders of a United States company.

Sponsor, as well as Movella, our directors, executive officers, advisors and their affiliates, may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. Our Initial Shareholders, Movella, and/or their directors, officers, advisors or respective affiliates, during a period when they are not then aware of any material nonpublic information regarding us or our securities, may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Governing Documents Proposals, the Nasdaq Proposal, the Stock Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Movella’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the FP Financing. Our Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange including Nasdaq.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements, or even if they execute such agreements, that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our Business Combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, (in each case, net of the interest that may be withdrawn to pay our tax obligations). This liability will not apply with respect to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not asked Sponsor to reserve for such indemnification obligations and we believe that Sponsor’s only assets are securities of Pathfinder. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, executive officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares).

Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the Pathfinder Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the Pathfinder Board to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted and, as a result, we may fail to satisfy a condition in the Business Combination Agreement and may be required to wind up, redeem and liquidate.

On March 30, 2022, the SEC issued a rule proposal that discussed, among other things, circumstances in which special purpose acquisition companies (the “SPAC Rule Proposal”) could potentially be subject to the Investment Company Act of 1940, as amended, and the regulations thereunder (collectively, the “Investment Company Act”). The SPAC Rule Proposal includes a proposed safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act if a special purpose acquisition company satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the proposed safe harbor, the SPAC Rule Proposal would require a company to file a Current Report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of its registration statement for its initial public offering (the “IPO Registration Statement”). To avail itself of the safe harbor in the SPAC Rule Proposal, a company would then be required to complete its initial business combination no later than 24 months after the effective date of its IPO Registration Statement.

We completed our initial public offering in February 2021 and have operated as a blank check company searching for a target business with which to consummate an initial business combination since such time until our announcement regarding our proposed Business Combination on October 4, 2022 We are also seeking the approval of our shareholders of a proposal to extend the date by which Pathfinder must complete an initial business combination from February 19, 2023 to May 19, 2023 (the “Extension Date”), and to allow Pathfinder, without another shareholder vote, by resolution of Pathfinder’s board of directors, to elect to further extend the Extension Date by one month, for a total of four months, until June 19, 2023. It is possible that a claim could be made that we have been operating as an unregistered investment company.

We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company in connection with seeking an extension to the date by which Pathfinder has to consummate a business combination or otherwise and subject to compliance with and regulation under the Investment Company Act, our activities would be severely restricted and we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. In addition, unless we were able to modify our activities so that we would not be deemed an investment company, we may fail to satisfy a condition in the Business Combination Agreement, which could result in the termination of the Business Combination Agreement. After any such termination, we may instead be required to wind up, redeem and liquidate. If we are required to liquidate, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination. Additionally, if we are required to liquidate, there will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless in the event of our winding up.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, we may, at any time, advise our shareholders that we are instructing the trustee to transfer the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of an initial Business Combination or our liquidation. As a result, following the sale of securities in the Trust Account, if any, we would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of Pathfinder.

The funds in the Trust Account have, since our initial public offering, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. While the funds in the Trust Account continue to be invested in such instruments, to mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we may, at any time advise our shareholders that we are instructing the trustee with respect to the Trust Account to transfer the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter, to hold all funds in the Trust Account in cash until the earlier of consummation of the Business Combination or liquidation of Pathfinder. Following any such sale of the securities held in the Trust Account, we would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. As a result, any decision to transfer the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of Pathfinder.

In addition, even prior to the 24-month anniversary of the effective date of the IPO Registration Statement, we may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, the greater the risk that we may be considered an unregistered investment company under Section 3(a)(1)(A) of the Investment Company Act, in which case we may be required to liquidate Pathfinder. If we are required to liquidate, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination. Additionally, if we are required to liquidate, there will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless in the event of our winding up. The risk of being deemed subject to the Investment Company Act may increase the longer Pathfinder holds securities (i.e., the longer past two years the securities are held), and also may increase to the extent the funds in the Trust Account are not held in cash. Accordingly, we may determine, in our discretion, to advise our shareholders that we intend to transfer the securities held in the Trust Account at any time and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of Pathfinder.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.

You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer Class A common stock from such exercise than if you were to exercise such warrants for cash.

The warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Class A common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of Class A common stock from such exercise than if you were to exercise such warrants for cash.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021 the SEC released a public statement highlighting the potential accounting implications of certain terms of warrants issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”). The terms described in the Public Statement are common in SPACs and are similar to the terms contained in the warrant agreement governing our warrants. In response to the Public Statement, we reevaluated the accounting treatment of our public warrants and private placement warrants and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. As a result, included on our balance sheet as of September 30, 2022 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. ASC Topic 815 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, we identified a material weakness in our internal controls over financial reporting related to our classification of a portion of the Class A Common Stock in permanent equity rather than temporary equity. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. In response to this material weakness we implemented our remediation plan, which included enhancing our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our condensed financial statements, including providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. Our enhanced review processes and procedures were in place as of June 30, 2022. We have tested the related internal controls and have concluded, through testing, that the newly implemented controls are operating effectively, and that the material weakness previously identified has been remediated as of June 30, 2022.

If we fail to maintain the effectiveness of our internal controls or fail to comply in a timely manner with the requirements of the Sarbanes-Oxley Act, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, this could have a material adverse effect on our business. We could lose investor confidence in the accuracy, timeliness and completeness of our financial reports, which could have an adverse effect on the price of our common stock and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources. In addition, if our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Movella is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Movella management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Movella after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Movella Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The public stockholders will experience immediate dilution as a consequence of the issuance of New Movella Common Stock as consideration in the Business Combination, in connection with the FP Private Placement and the shares issued to FP pursuant to the Equity Grant Agreement.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time: (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of Pathfinder will be converted into one share of New Movella Common Stock; (ii) each issued and outstanding whole warrant of Pathfinder will automatically represent the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share; and (iii) each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock and each outstanding Movella Option (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments. In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, pursuant to which FP committed to provide $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FP committed (i) to provide the Pre- Close Facility prior to Closing, (ii) to launch the Tender Offer, and (iii) to the extent the total amount tendered and actually purchased upon expiration of the Tender Offer is less than $75 million, to effect the FP Private Placement, which would occur substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication). The shares of New Movella Common Stock to be purchased by FP in the FP Private Placement, if any, are to be purchased at a price of $10.00 per share and will not be registered with the SEC at Closing, provided, that, such shares of New Movella Common Stock will be subject to registration rights pursuant to the Shareholder Rights Agreement. On November 14, 2022, Movella entered into the Note Purchase Agreement with the other parties thereto, and Movella received the net proceeds from the issuance of notes under the Pre-Close Facility. If the Merger has not occurred by the earlier of (i) the termination of the Business Combination Agreement and (ii) April 30, 2023, then FP’s commitment to provide the VLN Facility shall terminate, and the Pre-Close Facility shall mature on November 14, 2025. The Class A ordinary shares purchased in the Tender Offer and the shares of New Movella Common Stock purchased in the FP Private Placement are collectively referred to herein as the “FP Shares.” In exchange for the entry into a transaction support agreement for the FP Shares, pursuant to which the FP Purchasers agreed to, among other matters, refrain from redeeming the FP Shares (outside of certain circumstances), the Note Purchase Agreement provides, subject to customary conditions, that Movella will be deemed to issue and FP will be deemed to purchase notes evidencing the VLN Facility, the deemed proceeds of which shall be used to, among other things, refinance the Pre-Close Facility in its entirety. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to cause FP to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event. If the Merger is consummated and the VLN Facility is deemed issued, The VLN Facility will mature five years after the Closing. In connection with the Note Purchase Agreement, Pathfinder and the FP Purchasers entered into an Equity Grant Agreement that provides for the issuance of 1.0 million shares of New Movella Common Stock by New Movella to the FP Purchasers at the Effective Time, subject to and conditioned upon the Merger occurring, the full deemed funding of the VLN Facility and the acquisition by the FP Purchasers or its affiliates of $75 million of Pathfinder’s Class A ordinary shares in the Tender Offer and/or shares of New Movella Common Stock in the FP Private Placement. On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at the Expiration Time. Prior to the Expiration Time, on January 4, 2023,

the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP will purchase $75 million of shares of New Movella Common Stock in the FP Private Placement.

The issuance of additional common stock or securities exchange into or convertible into common stock will significantly dilute the equity interests of existing holders of Pathfinder securities, and may adversely affect prevailing market prices for the New Movella Common Stock and/or the New Movella warrants.

Warrants will become exercisable for New Movella Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 10,750,000 shares of New Movella Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of our initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Movella Common Stock will be issued, which will result in dilution to the holders of New Movella Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Movella Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

The provisions of our Existing Governing Documents that relate to our pre-business combination activity (and corresponding provisions of the agreement governing the release of funds from our trust account) may be amended with the approval of special resolution which requires the approval of the holders of at least two-thirds of our ordinary shares who attend and vote at a general meeting of the company (or 65% of our ordinary shares with respect to amendments to the trust agreement governing the release of funds from our trust account), which is a lower amendment threshold than that of some other special purpose acquisition companies. It may be easier for us, therefore, to amend the amended and restated memorandum and articles of association to facilitate the completion of the Business Combination that some of our shareholders may not support.

Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to a company’s pre-business combination activity, without approval by a certain percentage of the company’s shareholders. In those companies, amendment of these provisions typically requires approval by between 90% and 100% of the company’s shareholders. The Existing Governing Documents provide that any of its provisions related to pre-business combination activity (including the requirement to deposit proceeds of the initial public offering and the private placement of warrants into the trust account and not release such amounts except in specified circumstances, and to provide redemption rights to public shareholders as described herein) may be amended if approved by special resolution, meaning holders of at least two-thirds of our ordinary shares who attend and vote at a general meeting of the company, and corresponding provisions of the trust agreement governing the release of funds from our trust account may be amended if approved by holders of at least 65% of our ordinary shares. Sponsor and its permitted transferees, who collectively beneficially own 20% of our issued and outstanding ordinary shares, will participate in any vote to amend the amended and restated memorandum and articles of association and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of the amended and restated memorandum and articles of association which govern our pre-business combination behavior more easily than some other special purpose acquisition companies, and this may increase our ability to complete the Business Combination with which you do not agree. Our shareholders may pursue remedies against us for any breach of the amended and restated memorandum and articles of association.

Sponsor, and our executive officers and directors agreed that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide our public shareholders the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents) or (B) with respect to any other provision relating to the rights of our public shareholders, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any, divided by the number of the then-outstanding public shares. Our shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against Sponsor or our officers or directors for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then-outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of Class A ordinary shares purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of Class A ordinary shares or Class A common stock, as applicable, purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New Movella Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to proper notice to the warrant holders of such redemption and provided that certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of our Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 Class A ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by our sponsor or its permitted transferees.

Nasdaq may not list New Movella’s securities on its exchange, which could limit investors’ ability to make transactions in New Movella’s securities and subject New Movella to additional trading restrictions.

An active trading market for New Movella’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s listing requirements. We will apply to have New Movella’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New Movella’s securities are listed on Nasdaq, New Movella may be unable to maintain the listing of its securities in the future.

If New Movella fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Movella would not be required to consummate the Business Combination. In the event that Movella elected to waive this condition, and the Business Combination was consummated without New Movella’s securities being listed on Nasdaq or on another national securities exchange, New Movella could face significant material adverse consequences, including:

•	a limited availability of market quotations for New Movella’s securities;

•	reduced liquidity for New Movella’s securities;

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a determination that New Movella Common Stock is a “penny stock” which will require brokers trading in New Movella Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Movella’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”

If New Movella’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Neither the Sponsor nor its affiliates have any contractual restrictions against competing with New Movella.

The Sponsor and its affiliates engage in a broad spectrum of activities, including investments in the additive manufacturing industry. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with New Movella’s interests or those of its stockholders. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of New Movella, acquisition opportunities that may be complementary to New Movella’s business, and, as a result, those acquisition opportunities may not be available to New Movella. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Pathfinder stockholders who redeem their Pathfinder ordinary shares may continue to hold any Pathfinder public warrants that they own, which will result in additional dilution to non-redeeming Pathfinder stockholders upon exercise of such Pathfinder public warrants or private placement warrants, as applicable.

Pathfinder stockholders who redeem their Pathfinder ordinary shares may continue to hold any public warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such public warrants. Assuming (i) all redeeming Pathfinder stockholders acquired Pathfinder units in the IPO and continue to hold the public warrants that were included in the units, and (ii) maximum redemption of Pathfinder ordinary shares held by the redeeming Pathfinder stockholders, 6,500,000 public warrants would be retained by redeeming Pathfinder stockholders with a value of approximately $1,004,250 based on the market price of $0.1545 per warrant based on the closing price of the public warrants on Nasdaq on January 5, 2023. As a result of the redemption, the redeeming Pathfinder stockholders would recoup their entire investment and continue to hold public warrants with an aggregate market value of approximately $1,004,250, while non-redeeming Pathfinder stockholders would suffer additional dilution in their percentage ownership and voting interest of New Movella upon exercise of the Pathfinder public warrants held by redeeming Pathfinder stockholders or upon exercise of the private placement warrants.

We are subject to and New Movella will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both Pathfinder’s costs and the risk of non-compliance and will increase both New Movella’s costs and the risk of non-compliance.

We are and New Movella will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and New Movella’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Movella’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this subsection of this proxy statement/prospectus to “we,” “us” or “our” refer to Pathfinder prior to the Business Combination and to New Movella following the Business Combination.

The Domestication may result in adverse tax consequences for holders of Pathfinder public shares and public warrants, including holders exercising redemption rights.

As discussed more fully under the sections entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication on U.S. Holders,” “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of Section 367(b) of the Code to U.S. Holders,” and “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations” below, the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to the facts and circumstances relating to Pathfinder, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a reorganization under Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Pathfinder public shares who do not exercise their redemption rights should be subject to Section 367(b) of the Code and, as a result:

•

a U.S. Holder of Pathfinder public shares whose Pathfinder public shares have a fair market value of less than $50,000 on the date of the Domestication, should generally not recognize any gain or loss and should generally not be required to include any part of Pathfinder’s earnings in income pursuant to the Domestication;

•

a U.S. Holder of Pathfinder public shares whose Pathfinder public shares have a fair market value of $50,000 or more on the date of the Domestication, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Pathfinder public shares entitled to vote and less than 10% of the total value of all classes of Pathfinder public shares should generally recognize gain (but not loss) on the exchange of Pathfinder public shares for shares in New Movella (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts” attributable to their Pathfinder public shares, provided certain other requirements are satisfied. Pathfinder does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•

a U.S. Holder of Pathfinder public shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Pathfinder public shares entitled to vote or 10% or more of the total value of all classes of Pathfinder public shares should generally be required to include in income as a dividend the “all earnings and profits amount” attributable to its Pathfinder public shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Pathfinder does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Because Pathfinder is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Pathfinder believes that it likely would be considered a PFIC. In the case that Pathfinder were to be determined to be a PFIC, U.S. Holders could be subject to adverse PFIC rules as a result of the Domestication. These rules are discussed in the immediately following paragraph.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) Pathfinder were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described more fully under “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations”) for the first taxable year in which the U.S. Holder owned such public shares or in which Pathfinder was a PFIC, whichever is later, or (b) a mark-to-market election (as described more fully under “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations”) with respect to such public shares. Generally, none of those elections is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”

For a description of the tax consequences for shareholders exercising redemption rights in connection with the Business Combination, see the sections entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights” and “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Effects to Non-U.S. Holders of Exercising Redemption Rights.”

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such non-U.S. Holder’s New Movella Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to public warrants, see “U.S. Federal Income Tax Considerations.”

Changes in tax laws or regulations that are applied adversely to us or our customers could materially adversely affect our business, financial condition, results of operations and prospects.

Changes in corporate tax rates, the realization of net deferred tax assets relating to our U.S. operations, the taxation of foreign earnings, and the deductibility of expenses under future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges in the current or future taxable years, and could increase our future U.S. tax expense, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.

There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. If a state tax authority successfully asserts that our activities give rise to a nexus, we could be subject to state and local taxation, including penalties and interest attributable to prior periods. Such tax assessments, penalties and interest may adversely impact our results of operations.

Upon consummation of the Business Combination, the rights of holders of New Movella Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as the Existing Governing Documents.

Upon consummation of the Business Combination, the rights of holders of New Movella Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New Movella Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions generally are not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL.

This change could increase the likelihood that New Movella becomes involved in costly litigation, which could have a material adverse effect on New Movella.

In addition, there are differences between the Proposed Governing Documents of New Movella and the current constitutional documents of Pathfinder. For a more detailed description of the rights of holders of New Movella Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus, and we urge you to read them.

Delaware law and New Movella’s Proposed Governing Documents contain certain provisions, including anti- takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Movella Board and therefore depress the trading price of New Movella Common Stock. These provisions also could make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Movella board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:

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the ability of the New Movella Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New Movella’s directors and officers;

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a prohibition on stockholder action by written consent except under certain circumstances, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•

the requirement that a special meeting of stockholders may be called only by a majority of the entire New Movella Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•

the ability of the New Movella Board to amend the bylaws, which may allow the New Movella Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the New Movella Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Movella Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Movella.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Movella Board or management. In addition, because New Movella will be incorporated in Delaware, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibit a Delaware corporation from engaging in a broad range of business combinations with any interested stockholder for a period of three years following the date on which such stockholder became an interested stockholder. See “Description of New Movella Securities—Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws” for additional information. Any delay or prevention of a change of control transaction or changes in our management could cause our stock price to decline or could prevent or deter a transaction that you might support.

New Movella’s Proposed Certificate of Incorporation will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New Movella and its stockholders, which could limit New Movella’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Movella or its directors, officers, stockholders, employees or agents.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New Movella consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of New Movella or on its behalf; (ii) any action or proceeding asserting a claim of breach of any fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New Movella to New Movella or New Movella’s stockholders; (iii) any action or proceeding arising or asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation, any resolution or resolutions by the New Movella Board providing for the issue of shares of New Movella Preferred Stock, or the Proposed Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws; or (v) any action or proceeding asserting a claim governed by the internal affairs doctrine of the State of Delaware. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the exclusive forum provision does not designate the Court of Chancery as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in that instance, and instead designates the federal district court for the District of Delaware for such an action.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. As a result, the enforceability of our exclusive forum provision is uncertain, and a court may determine that such provision will not apply to suits brough to enforce any duty or liability created by the Securities Act or any other claim for which the federal or state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in our common stock.

This choice of forum provision in our Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Movella or any of New Movella’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Movella may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Movella’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this subsection of this proxy statement/prospectus to “we,” “us” or “our” refer to Pathfinder prior to the Business Combination and to New Movella following the Business Combination.

Public shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if such shareholder holds public shares through units, such shareholder must elect to separate such units into the underlying public shares and warrants prior to exercising the redemption rights with respect to the public shares; (ii) submits a written request to Continental, Pathfinder’s transfer agent, in which such shareholder (a) requests that Pathfinder redeem all or a portion of its public shares for cash, and (b) identifies it as the beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 6, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, Pathfinder’s transfer agent, will need to act to facilitate this request. It is Pathfinder’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Pathfinder does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, Pathfinder will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Pathfinder — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of Pathfinder’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Pathfinder’s compliance with the proxy rules, a public shareholder fails to receive Pathfinder’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that Pathfinder is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Pathfinder — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Pathfinder will require each public shareholder seeking to exercise redemption rights to certify to Pathfinder whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Pathfinder at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Pathfinder makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Pathfinder’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Pathfinder if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Pathfinder consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Pathfinder cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Pathfinder’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Pathfinder’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

Pathfinder can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Pathfinder share price, and may result in a lower value realized now than a shareholder of Pathfinder might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to the Existing Governing Documents our public shareholders are entitled to receive their pro-rata share of the proceeds held in the trust account, plus any interest income, net of taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our shares.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations that occur after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Because any redemption by a public shareholder will occur immediately prior to the Domestication, we will not be a U.S. corporation when the redemption occurs. As a result, we intend to take the position that the redemption of Pathfinder ordinary shares should not be subject to the excise tax. However, because the interpretation and application of the excise tax laws are still uncertain, it is possible that these laws may be interpreted and applied in a manner that is different would subject such redemption to the excise tax.

Risks if the Proposals are Not Approved or the Domestication and the Business Combination are not Consummated

References in this section to “we,”“us” and “our” refer to Pathfinder.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Domestication and the Business Combination, the Pathfinder Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Pathfinder Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Pathfinder Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

If we are not able to complete the Business Combination with Movella nor able to complete another business combination by February 19, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to consummate the Business Combination with Movella nor able to complete another business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our public shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents) or (B) with respect to any other provision relating to the rights of holders of our public shares, and (iii) the redemption of our public shares if we have not consummated an initial business by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If we do not consummate an initial business combination by February 19, 2023, our public shareholders may be forced to wait until after February 19, 2023 before redemption from the trust account.

Our amended and restated memorandum and articles of association provide that we have only 24 months from the closing of the initial public offering, or until February 19, 2023, to consummate an initial business combination unless such date is extended in accordance with the Existing Governing Documents. If we have not consummated an initial business combination within 24 months from the closing of the initial public offering, or February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then- outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination within 24 months from the closing of the initial public offering. Our amended and restated memorandum and articles of association provide that, if a resolution of Pathfinder’s shareholders is passed pursuant to the Cayman Islands Companies Act to commence the voluntary liquidation of Pathfinder, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

As a result, investors may be forced to wait beyond February 19, 2023 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through February 19, 2023, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of September 30, 2022 we had cash of approximately $42,395 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of September 30, 2022, we had total current liabilities of approximately $3.3 million. The funds available to us outside of the trust account may not be sufficient to allow us to operate until February 19, 2023 (or such a date in which an extension is obtained for in accordance with the Existing Governing Documents), assuming that our initial business combination is not completed during that time.

Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from our sponsor, its affiliates, members of our management team or other third parties to operate or may be forced to liquidate. Neither our sponsor, members of our management team nor their affiliates is under any obligation to us in such circumstances. Any such advances may be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we have not consummated our initial business combination within the required time period because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive an estimated $10.06 per public share, or possibly less, on our redemption of our public shares, and our warrants will expire worthless.

Risks Related to Movella’s Business and Industry

We have a history of net losses and expect to continue to incur losses for the foreseeable future. If our current products and solutions do not achieve broad commercial acceptance, or if we are not able to fully commercialize products we have under development, or if our products and solutions experience significant delays or other setbacks, our business, financial condition, and results of operation will be materially and adversely affected and we may not be able to generate sufficient revenues to achieve and sustain profitability.

We have experienced net losses since inception. For the years ended December 31, 2021 and 2020, our revenues were $34.4 million and $24.0 million, respectively, our net (loss) income attributable to common stockholders was ($20.2) million and $28.4 million, respectively. For the nine months ended September 30, 2022 and 2021, our revenues were $28.3 million and $24.2 million, respectively, our net (loss) income attributable to common stockholders was $(20.1) million and $(14.2) million, respectively. We had an accumulated deficit of $127.7 million as of September 30, 2022. We expect to continue to incur operating and net losses for the foreseeable future as we expect our costs and expenses to increase in future periods. In particular, we intend to continue to invest significant resources in:

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the continued development of our product lines, including investments in our research and development, the development or acquisition of new products, features, and functionality, and improvements to the scalability, availability, and security of our platform;

•	our technology infrastructure, including enhancements to our network operations and infrastructure, and hiring of additional employees;

•	sales and marketing;

•	additional international expansion, in an effort to increase our customer base and sales; and

•	general administration, including legal, accounting, and other expenses.

In addition, part of our business strategy is to focus on our long-term growth. As a result, our profitability may be lower in the near-term than it would be if our strategy were to maximize short-term profitability. Our future potential profitability is dependent upon the successful development and commercial acceptance of our products and solutions. Because we expect to incur significant expenditures on sales and marketing efforts, expanding our platforms, products, features, and functionality, and expanding our research and development, we may experience losses in future periods and may not ultimately grow our business, or achieve or sustain long-term profitability. If we are ultimately unable to achieve profitability at the level anticipated by industry or financial analysts and our stockholders, our stock price may decline.

Our efforts to grow our business may be costlier than we expect, or our revenue growth rate may be slower than we expect, and we may not be able to increase our revenues enough to offset the increase in operating expenses resulting from these investments. If we are unable to continue to grow our revenues, the value of our business and common stock may significantly decrease.

We expect fluctuations in our financial results, which may cause the trading price of our common stock to fluctuate and make it difficult to project future results. If we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our stock price could decline.

Our revenues, financial, and operating results have fluctuated in the past and may fluctuate from period to period in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following factors, as well as other factors described elsewhere in this proxy statement/prospectus:

•	our ability to attract new customers and retain existing customers;

•	our ability to accurately forecast revenues and plan our expenses;

•	our ability to accurately predict customer and end-market demand and plan product life cycles;

•	the receipt, reduction, or cancellation of, or changes in the forecasts or timing of, orders by customers;

•	fluctuations in the levels of inventories held by our distributors and resellers or end customers;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

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our ability to develop, introduce, and market new products and technologies on a timely basis, including our OBSKUR platform which is currently under development and is intended to target the market for live streamers and vTubers;

•	the timing and extent of product development costs;

•	our research and development costs and related new product expenditures, and our ability to achieve cost reductions in a timely or predictable manner;

•	seasonality and fluctuations in sales by our customers;

•	significant warranty claims, including those not covered by our suppliers;

•	changes in, or other factors impacting, our pricing, product cost, production schedules, and product mix;

•	changes in, or other factors impacting, our average selling prices and gross margins;

•	supply chain disruptions, delays, shortages, and capacity limitations;

•	our ability to accurately predict changes in customer demand due to matters beyond our control;

•	the actions of our competitors, including consolidation within the industry, pricing changes or the introduction of new services;

•	our ability to effectively manage our growth;

•	our ability to attract and retain key employees, given intense competition for qualified personnel;

•	our ability to successfully manage and realize the anticipated benefits of any future divestitures or acquisitions of businesses, solutions, or technologies;

•	our ability to successfully launch new products, services or solutions or sell existing services or solutions into additional geographies or vertical markets;

•	the timing and cost of developing or acquiring and integrating technologies, services, or businesses;

•	the timing, operating costs, and capital expenditures related to the operation, maintenance, and expansion of our business;

•	service outages or security breaches and any related occurrences which could impact our reputation;

•	geopolitical crises such as the Russian invasion of Ukraine, other outbreaks of hostilities or acts of aggression, or other international crises;

•	the impact of worldwide economic, industry, and market conditions, including disruptions in financial markets and the deterioration of the underlying economic conditions in some countries;

•	the emergence of global public health emergencies, such as the outbreak of COVID-19, which could further extend lead times in our supply chain and lengthen sales cycles with our customers;

•	fluctuations in currency exchange rates;

•	trade protection measures (such as tariffs and duties) and import or export licensing requirements;

•	costs associated with defending intellectual property infringement and other claims; and

•	changes in laws and regulations affecting our business.

As a result of these and other factors, you should not rely on the results of any prior quarterly or annual periods, or any historical trends reflected in such results, as indications of our future revenues, financial, or other operating performance. Fluctuations in our revenues and financial and other operating results could cause the value of our capital stock to decline and, as a result, you may lose some or all of your investment. In addition, if our results of operations do not meet the expectations of securities analysts or investors, our stock price would likely decline.

Our negative cash flows from operations and our history of losses, as well as our significant accumulated deficit, raise substantial doubt about our ability to continue as a “going concern.”

Since inception, we have financed our operations primarily through the net proceeds we have received from the sales of our convertible preferred stock and common stock, through payments received from customers, and from borrowings under our credit facilities. We have historically generated losses from our operations as reflected in our accumulated deficit of $127.7 million as of September 30, 2022 and negative cash flows from operating activities. Due to our history of losses from operations, negative cash flows from operations, and a significant accumulated deficit, our management concluded that there is substantial doubt about our ability to continue as a going concern. In our accompanying financial statements, our independent auditor, RSM US LLP, included an emphasis of matter paragraph regarding the substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our becoming profitable in the future or obtaining the necessary capital to meet our obligations. Our determination of substantial doubt about our ability to continue as a going concern could materially limit our ability to raise additional funds through the issuance of equity securities, debt financing or otherwise. There can be no assurance that any such issuance of equity securities, debt financing or other means of financing will be available in the future, or the terms of any such financing will be acceptable to Movella. Further, there can be no assurance that we will ever become profitable or continue as a going concern.

Our forecasts and projections are based upon assumptions, analyses, and internal estimates developed by our management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially from those forecasted or projected.

Our forecasts and projections included in this proxy statement/prospectus, including the Non-GAAP Financial Projections (as defined in “Proposal No. 1 – Business Combination Proposal - Certain Movella Projected Financial Information”) and the forecasts and estimates relating to the expected sizes and growth of the markets in which we seek to operate, are subject to significant uncertainties and are based on numerous estimates, analyses, and assumptions with respect to general business, economic, regulatory, market and financial conditions, and other future events, as well as matters specific to Movella’s business, all of which are difficult to predict and many of which are beyond Movella’s and Pathfinder’s control. Any or all of these estimates and analyses, including internal estimates and analyses developed by our management, and assumptions may prove to be incorrect or inaccurate. These estimates, analyses, or assumptions, including, but not limited to, those related to estimated or projected non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expense, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP depreciation, amortization, and other expenses, non-GAAP change in working capital, non-GAAP net cash provided by (used in) operations, non-GAAP purchases of property and equipment, free cash flow (a non-GAAP measure), and Adjusted EBITDA (a non-GAAP measure), may prove to be incorrect or inaccurate and our actual operating results may differ materially from those forecasted or projected.

The Non-GAAP Financial Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Movella’s and Pathfinder’s control. The various risks and uncertainties include those discussed below and elsewhere in this “Risk Factors” section, as well as in the “Movella’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Further, since the Non-GAAP Financial Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Non-GAAP Financial Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Additional risks and uncertainties which could cause projections, forecasts, or estimates, including the Non-GAAP Financial Projections, in this proxy statement/prospectus to vary materially include, but are not limited to, those discussed below:

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We may not be successful in converting our existing pipeline prospects into customers, and may be unable to add new opportunities to our sales pipeline and convert opportunities to new customers in line with historical win rates.

•	We may not succeed in achieving economies of scale with regards to sensors costs or benefit from the higher non-GAAP gross margin delivered from our software revenues as anticipated.

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The expanded adoption of inertial sensing technology in animation studios may not materialize at the rate we expect, or at all. Even if our assumptions regarding the adoption rate of inertial motion capture suits are correct, such adoption may not increase demand for our products going forward.

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We may face difficulties in increasing our channel partner ecosystem, particularly in international markets including Europe and Asia. In addition, our channel partners may not be successful in selling our products or could achieve lower than expected revenue generation for us.

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We may be unable to increase our direct sales team to the desired size, whether because of tight labor markets or cost constraints, and our sales personnel may generate lower than expected sales or generate sales more slowly than expected.

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Our investment in research and development efforts may not result in the timely or successful introduction of next-generation products and applications. In addition, our assumptions regarding the purchasing behavior and priorities of customers may be incorrect.

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We may be unable to successfully leverage the Movella DOT independent application developer ecosystem. Even if successful, our strategy to leverage the independent application developer platform to expand the applications for which our products can be used may not result in the timely development of applications that achieve widespread adoption.

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We may not be successful in reducing our ownership stake in the Qingdao JV or be able to do so within the timeframe anticipated, such that any income or losses relating to the Qingdao JV would be consolidated with our results on a go-forward basis.

Further, the projections, forecasts, or estimates, including the Non-GAAP Financial Projections, included in this proxy statement/prospectus are subject to various assumptions which are also inherently uncertain and difficult to predict and often beyond the preparing parties’ control. As a result, these assumptions may also prove to be incorrect or inaccurate. This in turn would likely cause our projections, forecasts, or estimates, including the Non-GAAP Financial Projections, to be inaccurate or cause us to fail to achieve the results projected. The assumptions underlying our Non-GAAP Financial Projections are discussed under “Proposal No. 1 – Business Combination Proposal — Certain Movella Projected Financial Information.”

The forecasts and projections in this proxy statement/prospectus also include forecasts and estimates relating to the expected size and growth of the markets in which we operate or intend to enter, including the entertainment, health and sports, automation and mobility, Metaverse, next-generation gaming and live streaming markets. Such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this proxy statement/prospectus, we may not grow our business at similar rates, or at all. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement/prospectus should not be taken as a guarantee or other indication of our future growth or results of operations. In addition, these forecasts may be materially and adversely affected by a number of factors outside of our control.

The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this proxy statement/prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Such information concerning the market and the industry in which we compete, including our market positions, general expectations of market opportunities and market sizes, are based on information from various third-party sources, internal data and estimates, and assumptions made by us based on such sources and our knowledge of the market. Internal data and estimates are based upon information obtained from trade and business organizations, other contacts in the market in which we operate, and our management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations. Third-party sources generally state that their information has been obtained from sources believed to be reliable. There can be no assurance as to the accuracy or completeness of such information. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties. We do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited in this proxy statement/prospectus.

While we assume responsibility for the accuracy and completeness of the projections and forecasts to the extent included in this proxy statement/prospectus, you are cautioned not to place undue reliance on the projections, as the projections may be materially different than actual results.

We have entered into a Note Purchase Agreement that subjects both Movella and New Movella to various risks, including restrictive debt covenants that may limit our ability to finance our future operations and capital needs and to pursue business opportunities and activities.

In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, pursuant to which FP committed to provide $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FP committed (i) to provide the Pre- Close Facility prior to Closing, (ii) to launch the Tender Offer, and (iii) to the extent the total amount tendered and actually purchased upon expiration of the Tender Offer is less than $75 million, to effect the FP Private Placement, which would occur substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication). On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at the Expiration Time. Prior to the Expiration Time, on January 4, 2023, the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP will purchase $75 million of shares of New Movella Common Stock in the FP Private Placement. The FP Shares and the funds attributable to the FP Shares will be retained in Pathfinder’s trust by virtue of a non-redemption agreement.

FP’s commitment to provide the Pre-Close Facility and the VLN Facility under the Commitment Letter were replaced by the entry into the Note Purchase Agreement and related security documents on November 14, 2022, and on such date, Movella received the net proceeds from the issuance of notes under the Pre-Close Facility. In addition, subject to customary conditions, the Note Purchase Agreement provides that Movella will issue and FP will be deemed to have purchased at the Closing the VLN Facility which shall be used to, among other things, refinance the Pre-Close Facility in its entirety. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to cause FP to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale to be applied as a credit against the scheduled contractual return of the VLN Facility upon a repayment or refinancing event. If the VLN Facility is paid or prepaid, New Movella is required to pay an amount equal to the greater of the principal balance of the VLN Facility being paid or prepaid, plus accrued and unpaid interest, and a minimum agreed contractual return that increases in each year that the VLN Facility remains outstanding after the Closing.

The terms of the FP Transactions expose us to significant risks. For example, there can be no assurance that New Movella will be able to benefit from the offset provisions under the VLN Facility in connection with the sale of any FP Shares, due to market conditions, regulatory restrictions, liability exposure, or other factors. Moreover, sales of FP Shares, or the perception that such sales may occur, could materially and adversely impact the stock price of New Movella’s securities. In addition, the obligations under the Note Purchase Agreement with respect to both the Pre-Close Facility are, and the VLN Facility will be, guaranteed and secured by substantially all of the assets of New Movella, Movella and certain of their subsidiaries and include customary affirmative and negative covenants and a financial covenant requiring us to be EBITDA positive by June 30, 2024, all of which could impose significant operating and financial restrictions on us and our subsidiaries. As a result of these covenants and restrictions, we may be limited in how we conduct our business and we may be unable to raise additional debt or equity financing to pursue our business plan or otherwise compete effectively or to take advantage of new business opportunities. These restrictions may significantly limit our ability to operate our businesses and may prohibit or limit activity to enhance our operations or take advantage of potential business opportunities as they arise. These covenants could limit our ability to finance our future operations and capital needs and our ability to pursue business opportunities and activities that may be in our interest. There is no assurance that we will be able to maintain compliance with these covenants in the future or have the ability to obtain waivers from FP and/or amend the covenants. If we breach any of these covenants, we would be in default under our indebtedness, which may then become immediately due and payable. Our ability to comply with the provisions of our financing arrangements may be affected by changes in economic or business conditions or other events beyond our control. These restrictions and covenants, or our failure to maintain compliance with them, would materially and adversely affect our business, financial condition, results of operations, and our growth prospects. In addition, if the financing contemplated by the VLN Facility does not materialize, it could materially and adversely impact our liquidity position and would significantly increase our need to raise additional capital in the short- and long-term in order to fund our operations and execute on our business strategy. Such capital may not be available on terms acceptable to us, or at all.

Our obligations under the Note Purchase Agreement are secured by substantially all of our assets. As a result, if we default on those obligations, the agent for the noteholders (on behalf of the noteholders) could foreclose on these assets.

Our obligations under the Note Purchase Agreement are secured by substantially all of Movella’s and certain of its subsidiaries’ assets and upon consummation of the Merger, by New Movella. Accordingly, if we default on our obligations under the Note Purchase Agreement, the agent for the noteholders (on behalf of the noteholders) could foreclose on the security interest and liquidate some or all of our assets, which would harm our business, financial condition, and results of operations and could require us to reduce or cease operations. Additionally, in the event of a bankruptcy, insolvency, liquidation, or other reorganization, the agent for the noteholders (on behalf of the noteholders) would have a first priority right to such assets, to the exclusion of our general creditors. In that event, such assets would first be used to repay in full all indebtedness and other obligations under the Note Purchase Agreement and related note documents, resulting in all or a portion of such assets being unavailable to satisfy the claims of our unsecured creditors. Only after satisfying the claims of our secured creditors, unsecured creditors, and our subsidiaries’ unsecured creditors would an amount, if any, be available for distribution to holders of our equity securities.

If we are not successful in the continued development, timely manufacture, and introduction of new products or product categories, overall demand for our products could decrease and we may fail to compete effectively.

We expect that a significant portion of our future revenues will continue to be derived from sales of newly introduced products and services, such as our OBSKUR software that is currently scheduled for commercial launch during the first half of 2023. However, the timing of any future product introductions is uncertain and there can be no assurance that we will be able to launch our OBSKUR software during the anticipated timeframe or at all, if such launch will be successful, or if our OBSKUR platform will achieve broad market acceptance. The market for our products is characterized by rapidly changing technology, evolving industry standards, and changes in customer needs. If we fail to introduce new products, or to modify or improve our existing products, in response to changes in technology, industry standards or customer needs, or if we are delayed in launching new or improved products, our products could rapidly become less competitive or obsolete. We must continue to make significant investments in research and development in order to continue to develop new products, enhance existing products, and achieve market acceptance for such products. However, there can be no assurance that development stage products will be successfully completed or, if developed, will achieve significant customer acceptance.

If we are unable to successfully develop and introduce competitive new products, and enhance our existing products, our future results of operations would be materially and adversely affected. Our pursuit of necessary technology may require substantial time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that we can accept or may materially change the gross profits that we are able to obtain on our products. We may not succeed in adapting our products to new technologies as they emerge. Development and manufacturing schedules for technology products are difficult to predict, and there can be no assurance that we will achieve timely initial customer shipments of new products. The timely availability of these products in volume and their acceptance by customers are important to our future success. Any future challenges related to new products, whether due to product development delays, manufacturing delays, supply chain constraints, lack of market acceptance, delays in regulatory approval, or otherwise, could have a material adverse effect on our results of operations.

As we develop and introduce new products, we face the risk that customers may not value or be willing to bear the cost of incorporating these newer products into their product offerings, particularly if they believe their customers are satisfied with prior offerings. Regardless of the improved features or superior performance of the newer products, customers may be unwilling to adopt our new products due to design or pricing constraints, among other reasons. Because of the extensive time and resources that we invest in developing new products, if we are unable to sell new generations of our products, our revenues could decline and our business, financial condition, and results of operations would be negatively affected.

We may not be successful in our Metaverse strategy and investments, which could adversely affect our reputation, business, financial condition, and results of operations.

We believe the Metaverse, an embodied internet where people have immersive experiences beyond two-dimensional screens, is the next evolution in social technology. We are developing solutions to help our customers participate in the Metaverse. We expect this will be a complex, evolving, and long-term initiative that will involve the development of new and emerging technologies, continued investment in privacy, safety, and security efforts, and collaboration with other companies, developers, partners, and other participants. However, the Metaverse may not develop in accordance with our expectations, and market acceptance of features, products, or services we build for the Metaverse is uncertain. We may be unsuccessful in our research and product development efforts, including if we are unable to develop relationships with key participants in the Metaverse or develop products that operate effectively with Metaverse technologies, products, systems, networks, or standards. Our Metaverse efforts may also divert resources and management attention from other areas of our business. We expect to continue to make significant investments to support these efforts, and our ability to support these efforts is dependent on generating sufficient profits from other areas of our business. In addition, as our Metaverse efforts evolve, we may be subject to a variety of existing or new laws and regulations in the United States and international jurisdictions, including in the areas of privacy and e-commerce, which may delay or impede the development of our products and services, increase our operating costs, require significant management time and attention, or otherwise harm our business. As a result of these or other factors, our Metaverse strategy and investments may not be successful in the foreseeable future, or at all, which could adversely affect our business, reputation, or financial results.

If we are not able to establish, maintain and enhance our brand and our reputation as a global leader, our business, and results of operations may be adversely affected.

We believe that establishing, maintaining and enhancing our brand and our reputation as a global leader in our products and solutions is critical to our relationship with existing customers and our channel partners and our ability to attract new customers and channel partners. The successful promotion of our brand will depend on a number of factors, including our marketing efforts, our ability to continue to develop and enhance our software platforms and sensor solutions, and our ability to successfully differentiate our products and services Platform from competitive data intelligence solutions. Although we believe it is important for our growth, our brand promotion activities may not be successful or yield increased revenues.

In addition, independent industry or financial analysts and research firms often test our products and solutions and provide reviews, as well as the products of our competitors, and the perception of our products and services in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of our competitors’ products, our brand may be adversely affected. In addition, we have in the past worked, and continue to work, with high profile customers. Our work with such customers has exposed us to publicity and media coverage. Negative publicity about us, including about our management, the efficacy and reliability of our platform, our products and service offerings, and the customers we work with, even if inaccurate, could adversely affect our reputation and brand.

If we are unable to develop new products, achieve growth, and effectively manage our growth, we may not be able to execute our business plan and our operating results could suffer.

To successfully execute our business plan, including expected debt repayment obligations, we will need to grow and to manage our growth effectively as we make significant investments in research and development, sales and marketing, and expand our operations and infrastructure both domestically and internationally. Our growth trajectory depends on our ability to successfully grow our customer base and enter new markets, and develop new products.

To manage our growth effectively, we must continue to expand our operations, engineering, financial accounting, internal management, and other systems, procedures, and controls. This may require substantial managerial and financial resources, and our efforts may not be successful. Any failure to successfully implement systems enhancements and improvements, or to any failure to avoid delays in implementation, will likely have a negative impact on our ability to manage our expected growth, as well as our ability to ensure uninterrupted operation of key business systems and compliance with the rules and regulations applicable to public companies. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new solutions, and we may fail to satisfy customer product or support requirements, maintain the quality of our solutions, execute our business plan or respond to competitive pressures. The occurrence of any of the foregoing could negatively affect our business, financial condition, and results of operations.

We may pursue strategic acquisitions, investments, strategic partnerships or other ventures, and our business could be materially harmed if we fail to successfully identify, evaluate, complete, and integrate such transactions.

We have pursued, and plan to continually evaluate, potential acquisitions and investment opportunities in complementary businesses, technologies, services, or products, or to enter into strategic relationships with parties who can provide access to those assets, additional product or services offerings, additional distribution or marketing synergies, or additional industry expertise. Pursuing such opportunities have been a key component of our strategy to become a full-stack provider of sensors, software, and analytics that enable the digitization of movement. For example, in January 2022, we acquired OBSKUR Inc., a developer of multimedia enablement solutions with a focus on enabling live streaming for influencers, vTubers, and digital avatars. We may not be able to identify suitable acquisition, investment or strategic partnership candidates, or if we do identify suitable candidates in the future, we may not be able to complete those transactions on commercially favorable terms, or at all.

Any acquisitions may disrupt our ongoing operations, divert management from their primary responsibilities, subject us to additional liabilities, increase our expenses, and adversely impact our business, financial condition, and results of operations. We may not achieve the combined revenue, cost synergies, or other benefits from the acquisition that we anticipate, strengthen our competitive position, or achieve our other goals in a timely manner, or at all, and these acquisitions may be viewed negatively by our customers, financial markets, or investors. Integration of acquired companies may result in problems related to integration of technology and inexperienced management teams. Due diligence performed prior to closing acquisitions may not uncover certain risks or liabilities that could materially impact our business and financial results. In addition, the key personnel of the acquired company may decide not to work for us and we may have difficulties assimilating acquired employees. We may not successfully integrate business, operational, and financial activities such as internal controls, Sarbanes-Oxley Act of 2002 compliance, cyber security measures, the European Union’s General Data Protection Regulation (“GDPR”) and other corporate governance and regulatory matters, operations, personnel or products related to acquisitions we may make in the future. If we fail to successfully integrate such transactions, our business could be materially harmed.

Acquisitions may also reduce our cash available for operations and other uses, and could result in an increase in amortization expense related to identifiable assets acquired, potentially dilutive issuances of equity securities, or the incurrence of debt, any of which could harm our business, financial condition, and results of operations.

We may enter into collaborations, licensing arrangements, joint ventures, strategic alliances, or partnerships with third parties that may not result in the development of commercially viable products or the generation of significant future revenues.

In the ordinary course of our business, we may enter into collaborations, licensing arrangements, joint ventures, strategic alliances, or partnerships to develop proposed products and to pursue new markets. Proposing, negotiating, and implementing collaborations, licensing arrangements, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology, or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products.

Additionally, we may not be able to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations, the ownership or control of intellectual property developed during the collaboration or the scope of our or our collaborators’ other rights or obligations related to development or commercialization activities. If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborators’ or our future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

Industry consolidation may result in increased competition, which could result in a loss of customers or a reduction in revenues.

Some of our competitors have made or may make acquisitions or may enter into partnerships or other strategic relationships to offer more comprehensive services than they individually had offered or achieve greater economies of scale. In addition, new entrants not currently considered to be competitors may enter our market through acquisitions, partnerships or strategic relationships. We expect these trends to continue as companies attempt to strengthen or maintain their market positions. Many of the potential entrants may have competitive advantages over us, such as greater name recognition, longer operating histories, more varied services, and larger marketing budgets, as well as greater financial, technical, and other resources. These pressures could result in a substantial loss of our customers, a reduction in our revenues or increased costs as we seek ways to become more competitive. This could lead to more variability in our operating results and could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to compete effectively with existing or new competitors, the associated loss of competitive position could result in price reductions, fewer customer orders, reduced margins, and loss of market share.

The markets for many of our products are highly competitive, and we expect competition to increase in the future. We compete with inertial motion capture companies such as Noitom Limited and Noraxon USA, Inc., traditional optical camera-based motion capture companies such as NaturalPoint, Inc. dba OptiTrack, Qualisys AB, and Vicon

Motion Systems Limited, and inertial sensor module providers such as Analog Devices, Inc., Honeywell International Inc., and SBG Systems in the automation and mobility segment. Some of our competitors have significantly greater financial, technical, and marketing resources than we do. These competitors may be able to respond more rapidly to new or emerging technologies or changes in customer requirements. They may also be able to devote greater resources to the development, promotion, and sale of their products or secure better product positioning with retailers. Increased competition could result in price reductions, fewer customer orders, reduced margins, and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition, and results of operations.

We are subject to the cyclical nature of the semiconductor industry, which has suffered and may suffer from future recessionary downturns.

Semiconductor technology is a key component that we source from third-party providers for incorporation into our products. The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, frequent new product introductions, and wide fluctuations in product supply and demand. The industry has experienced significant downturns during recent global recessions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels, and accelerated erosion of average selling prices. Any future downturns could negatively impact our business and operating results. Furthermore, any upturn in the semiconductor industry could result in increased competition for access to third-party foundry and assembly capacity, which in turn could negatively impact the ability of our suppliers to provide us with the semiconductor components we require for our products. There can be no assurance that any of our suppliers will have access to adequate capacity of the components required for our products.

We may be unable to reduce our ownership stake in the Qingdao JV according to our plans, and continued Qingdao JV losses could negatively impact our financial performance.

We presently hold a controlling joint venture ownership interest in M3C Co., Ltd. (referred to herein as the “Qingdao JV”). We have incurred consolidated losses as a result of the Qingdao JV’s losses attributed to us based on our ownership interest. We plan to reduce our ownership stake in the joint venture in order to eliminate the requirement to consolidate its results. The reduction of our ownership interest may take longer than anticipated and we may not be able to complete a reduction on terms favorable to us or at all. The inability to reduce our ownership interest and continued losses of the Qingdao JV could have a negative impact to our financial performance.

Risks Related to Sales and Marketing of Movella’s Products

Because our customers do not have long-term subscriptions for our SaaS applications, we are at risk to non-renewal by our customers, with little or no notice, which in turn may cause our business and results of operations to suffer.

Our SaaS applications, which currently comprise less than 10% of our business, are generally sold on an annual subscription basis. Some of our customers may elect not to renew their subscriptions for various reasons, including choosing a solution from one of our competitors, developing their own in-house application, or deciding to exit the market for our products and solutions. As a result, our revenues and operating results could fluctuate materially and could be materially and disproportionately impacted by purchasing decisions of our customers, including our larger customers, causing our revenues to decline materially, resulting in material harm to our business, financial condition, and results of operations.

Customer renewal rates, as well as the rate at which customers expand their use of our platforms, may decline or fluctuate as a result of a number of factors, including the customers’ satisfaction with our platforms, defects or performance issues, our customer and product support, our prices, mergers and acquisitions affecting our customer base, the effects of global economic conditions, the entrance of new or competing technologies, and the pricing of such competitive offerings or reductions in the spending levels of our target customers for any reason. If customers do not renew their subscriptions, renew on less favorable terms, or reduce the scope of their subscriptions, our revenues may decline and, as a result, our business, financial condition, and results of operations could be adversely affected.

Our target customer and product markets may not grow or develop as we currently expect, and if we fail to penetrate new markets and scale successfully within those markets, our revenues and financial condition would be harmed.

While our solutions have broad applicability across consumer, industrial, and other end-markets, we primarily target the entertainment, health and sports, and automation markets. Any deterioration in our target customer or product markets or reduction in capital spending to support these markets could lead to a reduction in demand for our products, which would adversely affect our revenues and results of operations. Further, if our target customer markets do not grow or develop in ways that we currently expect, demand for our technology may not materialize as expected, which would also negatively impact our business, financial condition, and results of operations.

We may be unable to predict the timing or development of trends in our target markets with any accuracy, and these trends may not be beneficial to us. If we fail to accurately predict market requirements or market demand for these solutions, our business will suffer. A market shift towards an industry standard that we may not support could significantly decrease the demand for our solutions.

Our future revenue growth, if any, will depend in part on our ability to expand within our existing markets, our ability to continue to penetrate emerging markets, such as the sensor module and data analytics markets. Each of these markets presents distinct and substantial challenges and risks and, in many cases, requires us to develop new customized solutions to address the particular requirements of that market. Meeting the technical requirements in any of these new markets will require a substantial investment of our time and resources. We cannot assure you that we will achieve meaningful revenues from sales in these markets. If any of these markets do not develop as we currently anticipate or if we are unable to penetrate them and scale in them successfully, our revenues could decline.

If we fail to further diversify our customer base, our business, financial condition, and results of operations could suffer.

We derive revenues from several sources, including sales agreements with distributors to assist in the commercialization of our core products, selling our products and related parts to end customers through distributors, and SaaS offerings through our Kinduct platform. Our relationships with existing customers may deter potential customers who compete with these customers from buying our motion sensor solutions. Further, if we become dependent on a few large customers, these customers will have significant leverage with respect to negotiating pricing and other terms with us and may put downward pressure on our revenues, gross margins and results of operations. To attract new customers or retain existing customers, we have in the past and will in the future offer certain customers favorable prices, which would decrease our average selling prices and potentially impact our revenues, gross margins and results of operations. We may also offer pricing incentives to our customers on earlier generations of products that inherently have a higher cost structure, which would negatively affect our revenues, gross margins and results of operations. We need to continue growing our customer base through distributors and resellers in addition to end customers. The loss of, or a reduction in sales to, a significant portion of our customer base, or our inability to attract new customers or to otherwise expand or further diversify our customer base, could harm our competitive position, as well as our business, financial condition, and results of operations.

Because we do not have long-term purchase commitments with our customers, orders may be cancelled, reduced, or rescheduled with little or no notice, which in turn exposes us to inventory risk, and may cause our business and results of operations to suffer.

Most of our products are sold with no long-term or minimum purchase commitments. Most of our sales to date have been made on a purchase order basis, which orders may be cancelled, changed, or rescheduled with little or no notice or penalty. As a result, our revenues and operating results could fluctuate materially and could be materially and disproportionately impacted by purchasing decisions of our customers, including our larger customers. In the future, our customers may decide to purchase fewer units than they have in the past, may alter their purchasing patterns at any time with limited or no notice, or may decide not to continue to purchase our products at all, any of which could cause our revenues to decline materially and materially harm our business, financial condition, and results of operations. Cancellations of, reductions in, or rescheduling of customer orders could also result in the loss of anticipated sales without allowing us sufficient time to reduce our inventory and operating expenses, as a substantial portion of our expenses are fixed at least in the short term. In addition, changes in forecasts or the timing of orders expose us to the risks of inventory shortages or excess inventory. Any of the foregoing events could materially and adversely affect our business, financial condition, and results of operations.

Maturation or contraction of the market for wearable devices or categories of these devices could adversely affect our revenues and profits.

We have experienced annual growth in sales in our solutions serving the health and fitness markets, which have benefited from increased sales of wearable devices. If the overall wearable device market declines, or categories of devices within the wearable device market decline significantly, our business, financial condition, and results of operations could be materially and adversely affected.

We rely on independent distributors and resellers to sell our products, and disruption to these channels would harm our business.

Because we sell many of our products to independent distributors and resellers, we are subject to many risks, including risks related to their inventory levels and support for our products. In particular, our distributors and resellers maintain varying levels of our products in their inventories. If distributors and resellers attempt to reduce their levels of inventory or if they do not maintain sufficient levels to meet customer demand, our sales could be negatively impacted.

Many of our distributors and resellers also sell products offered by our competitors. If our competitors offer our distributors and resellers more favorable terms, those distributors and resellers may de-emphasize or decline to carry our products. In the future, we may not be able to retain or attract a sufficient number of qualified distributors and resellers. If we are unable to maintain successful relationships with distributors and resellers or to expand our distribution channels, our business will suffer. Additionally, the performance of our channel partners may affect our brand and reputation if customers do not have a positive experience with these partners.

If we become dependent on a few large customers, they may seek to leverage their position to improve their profitability through increased promotional programs or other measures, which could have a negative impact on our gross margin. Additionally, the loss of any large customer could adversely affect our sales and profits.

If we do not effectively manage our sales channel inventory and product mix, we may incur costs associated with excess inventory, or lose sales from having too few products.

If we are unable to properly monitor and manage our sales channel inventory and maintain an appropriate level and mix of products with our distributors and within our sales channels, we may incur increased and unexpected costs associated with this inventory. We determine production levels based on our forecasts of demand for our products. Actual demand for our products depends on many factors, which makes it difficult to forecast. We have experienced differences between our actual and our forecasted demand in the past and expect differences to arise in the future. If we improperly forecast demand for our products, we could end up with too many products and be unable to sell the excess inventory in a timely manner, if at all, or, alternatively we could end up with too few products and not be able to satisfy demand. This problem is exacerbated because we attempt to closely match inventory levels with product demand leaving limited margin for error. If these events occur, we could incur increased expenses associated with writing off excessive or obsolete inventory, lose sales, incur penalties for late delivery or have to ship products by air freight to meet immediate demand incurring incremental freight costs above the sea freight costs, a preferred method, and suffering a corresponding decline in gross margins.

Average selling prices of our products generally decrease over time, which could negatively impact our revenues and gross margins.

We expect that the average selling prices of our products may decline over time. In addition, if competition increases in our target markets, we may need to reduce the average unit price of our products in anticipation of competitive pricing pressures, new product introductions by us or our competitors, or for other reasons. If we are unable to offset reductions in our average selling prices by reducing our costs, developing new or enhanced products on a timely basis with higher selling prices or gross margins, increasing our sales volumes, or otherwise, our business, financial condition, and results of operations could be materially and adversely affected.

Our gross margins may fluctuate due to a variety of factors, which could negatively impact our business, financial condition, and results of operations.

Our gross margins may fluctuate due to a number of factors, including customer and product mix, market acceptance of our new products, competitive pricing dynamics and average selling prices, cloud hosting and license fees, amortization of purchased intangibles, timing and seasonality of the end-market demand, currency fluctuations, packaging and test costs, and geographic and market pricing strategies. To attract new customers or retain existing customers, we have in the past and will in the future offer certain customers favorable pricing structures, which would decrease our average selling prices and likely impact gross margins. In addition, in the event our customers, including our larger customers, exert more pressure with respect to pricing and other terms with us, it could put downward pressure on our margins. In addition, in connection with the significant increase in semiconductor demand as a consequence of increases in demand resulting from the COVID-19 pandemic, the cost of certain components and raw materials which are incorporated into our products, has increased as demand has outpaced supply.

Because we do not operate our own manufacturing, assembly, or testing facilities, we may not be able to reduce our costs as rapidly as companies that operate their own facilities, and our costs may even increase, which could further reduce our gross margins. We also rely on third-party cloud service providers as part of our cloud software stack who may increase prices, which in turn would negatively impact gross margin. In addition, we maintain an inventory of our products at various stages of production and in finished good inventory. We hold these inventories in anticipation of customer orders. If those customer orders do not materialize in a timely manner, we may have excess or obsolete inventory which we would have to reserve or write-down, and our gross margins would be adversely affected.

Risks Related to Movella’s Manufacturing Model

If we do not correctly anticipate demand for our products, we may not be able to secure sufficient quantities or cost-effective production of our products or we could have costly excess production or inventories.

The demand for our products depends on many factors and is difficult to forecast. Although we have generally been able to increase or decrease production to meet fluctuations in demand to date, we expect that it will become more difficult to forecast demand as we introduce and support a diverse product portfolio, competition in the market for our products intensifies, and the markets for some of our products mature. Significant unanticipated fluctuations in demand could cause the following problems in our operations:

•	If demand increases beyond what we forecast, we would have to rapidly increase production. We would depend on suppliers to provide additional volumes of components and those suppliers might not be able to increase production rapidly enough, due to supply chain issues or other constraints, to meet unexpected demand.

•

Rapid increases in production levels to meet unanticipated demand could result in higher costs for manufacturing and supply of components, higher freight costs associated with urgent distribution of the products, and other expenses. These higher costs could lower our profit margins. Further, if production is increased rapidly, manufacturing quality could decline, which may also lower our margins and reduce customer satisfaction.

If forecasted demand does not develop, we could have excess inventories of finished products and components, which would use cash and could lead to write-offs of some or all of the excess inventories. Lower than forecasted demand could also result in excess manufacturing capacity or reduced manufacturing efficiencies at our facilities, which could result in lower margins.

We currently rely on third parties to manufacture and warehouse many of our products, which exposes us to a number of risks and uncertainties outside our control.

We currently outsource the manufacturing of many of our products to companies. If one of these third-party manufacturers were to experience delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, product shipments to our customers could be delayed or rejected or our customers could consequently elect to change product demand or cancel the underlying subscription or service. These disruptions would negatively impact our revenues, competitive position and reputation. Further, if we are unable to manage successfully our relationship with a manufacturer, the quality and availability of products used in our services and solutions may be harmed. None of our third-party manufacturers is obligated to supply us with a specific quantity of products, except as may be provided in a particular purchase order that we have submitted to, and that has been accepted by, such third-party manufacturer. Our third-party manufacturers could, under some circumstances, decline to accept new purchase orders from us or otherwise reduce their business with us. If a manufacturer stopped manufacturing our products for any reason or reduced manufacturing capacity, we may be unable to replace the lost manufacturing capacity on a timely and comparatively cost-effective basis, which would adversely impact our operations. In addition, we generally do not enter into long-term contracts with our manufacturers. As a result, we are subject to price increases due to availability, and subsequent price volatility, in the marketplace of the components and materials needed to manufacture our products. If a third-party manufacturer were to negatively change the product pricing and other terms under which it agrees to manufacture for us and we were unable to locate a suitable alternative manufacturer, our manufacturing costs could increase.

Because we outsource the manufacturing of our products, the cost, quality, and availability of third-party manufacturing operations is essential to the successful production and sale of our products. Our reliance on third-party manufacturers exposes us to a number of risks which are outside our control, including:

•	unexpected increases in manufacturing costs;

•	interruptions in shipments if a third-party manufacturer is unable to complete production in a timely manner;

•	inability to control quality of finished products;

•	inability to control delivery schedules;

•	inability to control production levels and to meet minimum volume commitments to our customers;

•	inability to control manufacturing yield;

•	inability to maintain adequate manufacturing capacity; and

•	inability to secure adequate volumes of acceptable components at suitable prices or in a timely manner.

Although we promote ethical business practices and our operations personnel periodically visit and monitor the operations of our manufacturers, we do not control the manufacturers or their labor and other legal compliance practices. If our current manufacturers, or any other third-party manufacturer which we may use in the future, violate U.S. or foreign laws or regulations, we may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that we are attempting to import, or the loss of our import privileges. The effects of these factors could render the conduct of our business in a particular country undesirable or impractical and have a negative impact on our operating results.

We depend on third party suppliers and licensors, some of which are sole source, for technology and components used in our products. Our production and business would be seriously harmed if these suppliers or licensors are not able to meet our demand and alternative sources are not available, or if the costs of components rise.

We are dependent on third party suppliers for various components used in our current products. Some of the components that we procure from third party suppliers include semiconductors such as memory chips, microprocessors and communication chips displays, MEMS devices, and batteries. The availability of high-quality components at reasonable cost is essential to the successful production and sale of our products. Some components we use are from sole source suppliers.

We have and may continue to experience shortages of certain components as well as delays in procuring certain components. In addition, a shortage in supply of components may result in an increase of the costs of procuring these components. If suppliers are unable to meet our demand for components on a timely basis or if we are unable to obtain components from an alternative source, or if the price of alternative components is prohibitive, our ability to maintain timely and cost-effective production of our products would be seriously harmed.

Our products are also dependent on certain licensed technology and content. If we are unable to continue sourcing such technology and content from our licensors and are unable to obtain an alternative source, or if our relationships with our licensors change detrimentally, our ability to provide certain features in our products would be seriously harmed.

We may be unable to adequately control the costs or maintain adequate supply of components and raw materials associated with our operations.

From time to time, we may experience increases in the cost or a sustained interruption in the supply or shortage of components or raw materials associated with our operations, including with respect to semiconductor components incorporated into our products. We expect to incur significant costs related to procuring raw materials required to manufacture and assemble our products. The prices for and availability of these raw materials fluctuate depending on factors beyond our control. For example, our business depends on the continued supply of semiconductor chips. A global semiconductor supply shortage is having wide-ranging effects across the technology industry and may negatively impact the supply of semiconductors needed for our testing and production timeline.

Any reduced availability of these raw materials or substantial increases in the prices for such materials may increase the cost of our components and consequently, the cost of our products. There can be no assurance that we will be able to recoup increasing costs of our components by increasing prices, which in turn could have a material adverse impact on our financial condition, results of operations, and cash flows.

We continue to work closely with suppliers and customers to minimize the potential adverse impact of the semiconductor supply shortage and monitor the availability of semiconductor chips and other component parts and raw materials. However, if we are not able to mitigate the semiconductor shortage impact, any direct or indirect supply chain disruptions may have a material adverse impact on our financial condition, results of operations, and cash flows.

Our ability to maintain a sufficient supply of components and raw materials for our products or to adequately control the costs thereof have been, and may be, negatively impacted by global supply chain constraints, which in turn may be impacted by geopolitical or other factors beyond our control.

The manufacture of our products incorporate various components and raw materials, such as semiconductors, and our ability to maintain a sufficient supply of such components has been, and may continue to be, impacted by global supply chain issues. Further, the availability of such components and raw materials at reasonable cost, which is essential to the successful production and sale of our products, is subject to factors beyond our control, such as geopolitical unrest, global health crises, and global economic conditions, among others. For example, Russia’s invasion of Ukraine has resulted in sanctions levied by the United States and other countries against Russia, higher energy prices, and higher prices for certain raw materials and goods and services, which in turn is contributing to higher inflation in the United States and globally, and has caused significant disruption to financial markets. While we do not currently believe our business has been significantly impacted by the Ukraine crisis, we may potentially be indirectly adversely impacted by any significant disruption to the global economy as a result of the ongoing crisis or the escalation thereof. For example, the conflict between Ukraine and Russia could adversely impact and exacerbate global supply chain constraints and disrupt our operations or negatively impact the demand for our products in our primary end markets. Any such disruption could result in an adverse impact to our financial results. Further, military, social, and political instability in a number of countries around the world, including continued hostilities and civil unrest in Ukraine and the Middle East, may have a negative effect on our business, financial condition, and operations as a result of the impact on our customers, the global supply chain, the volatility in the prices of components, the global economy, and the financial markets.

Further, as our products incorporate semiconductor components, our manufacturing processes are subject to risks and trends within the semiconductor industry generally, including wafer foundry manufacturing capacity, wafer prices, and production yields, as well as timely delivery of semiconductors from foundries to our manufacturing partners and regulatory and geopolitical developments in various jurisdictions, including Russia, Ukraine, and Asia. If the cost of raw materials increases, or our manufacturing partners experience difficulties in obtaining sufficient components of sufficient quality for incorporation in our products, it could impact our ability to deliver products to our customers in a timely manner and adversely impact our business, financial condition, and results of operations, including our gross margins. For example, as Russia and Ukraine produce a significant portion of certain key raw materials used in semiconductor manufacturing, Russia’s invasion of Ukraine could exacerbate the ongoing semiconductor supply chain issues. Although we do not currently expect Russia’s invasion of Ukraine to materially impact us directly, we are unable at this time to predict the ultimate impact this conflict will have on our company, our supply chain, our customers, the global economy, or the financial markets. Further, future global pandemics similar to the COVID-19 pandemic may cause manufacturing and supply constraints that affect our products, and increased tensions between the United States and other countries, such as Russia and China, may negatively impact the supply of certain components incorporated in our products, which in turn could harm our business, financial condition, and results of operations.

Risks Related to Movella’s Intellectual Property and Technologies

Our intellectual property rights are important to our operations, and we could suffer loss if they are infringed upon by others. In addition, third parties may claim that the operation of our business infringes on their intellectual proprietary rights. These claims could be costly to defend, result in injunctions and significant damage awards and limit our ability to use key technologies in the future (or require us to implement workarounds), which may cause us to incur significant costs, prevent us from commercializing our products and services or otherwise have a material adverse effect on our business.

We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions, and licensing arrangements to establish and protect our proprietary rights. To this end, we hold rights to a number of patents and registered trademarks and regularly file applications to attempt to protect our rights in new technology and trademarks. Even with these precautions, however, it may be possible for another party to infringe, copy or otherwise obtain and use our owned or licensed intellectual property without our authorization or to develop similar intellectual property independently, particularly in those countries where effective trademark, domain name, copyright, patent, and trade secret protection may not be available. Even where effective protection is available, policing unauthorized use of our intellectual property is difficult and expensive. If it becomes necessary for us to litigate to protect these rights, any proceedings could be burdensome and costly, could result in counterclaims challenging our ownership of intellectual property or its validity or enforceability or accusing us of infringement, and we may not prevail. We cannot be certain that the steps that we have taken or will take in the future will prevent misappropriation or infringement of intellectual property used in our business. Unauthorized use and misuse of our intellectual property or intellectual property we otherwise have the rights to use could reduce or eliminate any competitive advantage we have developed, potentially causing us to lose sales or actual or potential clients, or otherwise harm our business, resulting in a material adverse effect on our business, financial condition, and results of operations, and we cannot assure you that legal remedies would adequately compensate us for the damage caused by unauthorized use.

The value of our products relies substantially on our technical innovation in fields in which there are many patent filings. Third parties may claim that we or our customers (some of whom are indemnified by us) are infringing their intellectual property rights. For example, individuals and groups may purchase intellectual property assets for the purpose of asserting claims of infringement and attempting to extract settlements from us or our customers. The number of these claims has increased in recent years and may continue to increase in the future. Litigation concerning patents or other intellectual property is costly and time consuming. We may seek licenses from such parties, but they could refuse to grant us a license or demand commercially unreasonable terms. Such infringement claims could also cause us to incur substantial liabilities and to suspend or permanently cease the use of critical technologies or processes or the production or sale of major products. Moreover, if we are sued for infringement, misappropriation, or other violations of a third party’s intellectual property rights and such claims are successfully asserted against us, we could be required to pay substantial damages or ongoing royalty payments or to indemnify our licensees, or could be enjoined from offering our products or services or using certain technologies or otherwise be subject to other unfavorable circumstances. Accordingly, our exposure to damages resulting from such claims could increase and this could further exhaust our financial and management resources. Further, during the course of any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of our common stock may decline.

Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims (regardless of their merit) and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, financial condition, and results of operations.

We may become subject to significant product liability costs.

If our products malfunction or contain errors or defects, we could be subject to significant liability for personal injury and property damage and, under certain circumstances, could be subject to a judgment for punitive damages. We maintain insurance against accident-related risks involving our products. However, there can be no assurance that such insurance would be sufficient to cover the cost of damages to others or that such insurance will continue to be available at commercially reasonable rates. In addition, insurance coverage may not cover awards of punitive damages and may not cover the cost of associated legal fees and defense costs, which could result in lower margins. If we are unable to maintain sufficient insurance to cover product liability costs or if our insurance coverage does not cover the award, this could have a material adverse impact on our business, financial condition, and results of operations.

Losses or unauthorized access to or releases of proprietary or confidential information, including personal information, could result in significant reputational, financial, legal, and operational consequences.

We may experience malicious attacks and other attempts to gain unauthorized access to our systems that seek to compromise the confidentiality, integrity, or availability of proprietary and confidential information. A breach of our security systems and procedures or those of others in our global supply chain could result in significant data losses or theft of our intellectual property, confidential and proprietary information, or that of our business partners, as well as our users’ or employees’ personal information, which could compromise our competitive position, reputation, business, financial condition, and results of operations. Also, if we fail to reasonably maintain the security of our intellectual property, confidential and proprietary information, or that of our business partners, or the personal information of our users or employees, we may be subject to private litigation, government investigations, regulatory proceedings, and enforcement actions, and such failure could cause us to incur potentially significant liability, damages, or remediation costs. Although we maintain cyber insurance coverage that, subject to policy terms and conditions and significant self-insured retentions, is designed to address certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise.

Some of our solutions integrate with third-party technologies and if our solutions become incompatible with these technologies, our solutions would lose functionality and our customer acquisition and retention could be adversely affected.

Some of our solutions integrate with third-party software and devices to allow our solutions to perform key functions. Errors, viruses or bugs may be present in third-party software that our customers use in conjunction with our solutions. Changes to third-party software that our customers use in conjunction with our solutions could also render our solutions inoperable. Customers may conclude that our software is the cause of these errors, bugs, or viruses and terminate their subscriptions. The inability to easily integrate with, or any defects in, any third-party software could result in increased costs, or in delays in software releases or updates to our products until such issues have been resolved, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and future prospects, and could damage our reputation.

Our software may contain undetected errors, defects, or other software problems, and if we fail to correct any defect or other software problems, we could lose customers or incur significant costs, which could result in damage to our reputation or harm to our operating results.

Although we warrant that our software will be free of defects for various periods of time, our software platforms and their underlying infrastructures are inherently complex and may contain material defects or errors. We must update our solutions quickly to keep pace with the rapidly changing market and the third-party software and devices with which our solutions integrate. We have from time to time found defects in our software and may discover additional defects in the future, particularly as we continue to migrate our product offerings to new platforms or use new devices in connection with our services and solutions. We may not be able to detect and correct defects or errors before customers begin to use our platforms or our applications. Consequently, our solutions could contain undetected errors or defects, especially when first introduced or when new versions are released or when new hardware or software is integrated into our solutions. We implement bug fixes and upgrades as part of our regular system maintenance, which may lead to system downtime. Even if we are able to implement the bug fixes and upgrades in a timely manner, any history of defects or inaccuracies in the performance of our software for our customers could result in damage to our reputation or harm to our operating results.

Our products may contain undetected security vulnerabilities, which could result in damage to our reputation, lost revenues, diverted development resources, increased warranty claims, and litigation.

Undiscovered vulnerabilities in our products could expose them to hackers or other unscrupulous third parties who develop and deploy viruses and other malicious software programs that could attack our products. Actual or perceived security vulnerabilities in our products could harm our reputation and lead some customers to return products, to reduce or delay future purchases, or use competing products.

Some of our products rely on Global Navigation Satellite Systems (“GNSS”) and our business is subject to risks from interruption of such services or changes in policies related to their operation.

Global Navigation Satellite Systems are satellite-based navigation and positioning system consisting of a constellation of orbiting satellites. The satellites and their ground control and monitoring stations are maintained and operated by the different governments and agencies. These satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. GNSS satellites have a limited lifespan and are subject to damage by the hostile space environment in which they operate. Operators of these systems continuously launch new satellites to replace retired and aged satellites.

Despite ongoing efforts to repair, maintain, and replace non-operational satellites, if a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. A reduction in the number of operating satellites may impair the current utility of GNSS and the growth of current and additional market opportunities. Furthermore, as GNSS satellites and ground control components are being modernized, software updates can cause problems. We depend on public access to open technical specifications in advance of GNSS updates.

If GNSS operators change policies affecting commercial access or cost, for example if user fees were imposed, it could have a material adverse effect on our business, financial condition, and results of operations.

We use certain software governed by open source licenses from time to time, which under certain circumstances could materially and adversely affect our business, financial condition, and results of operations.

From time we use, and our customers and vendors may use, software that is generally made available to the public by its authors and/or other third parties. Open source software is made available under licenses that impose certain obligations on us in the event we were to distribute derivative works of the open source software. These obligations may require us to make source code for the derivative works available to the public and/or license such derivative works under a particular type of license, rather than the forms of license we customarily use to protect our intellectual property. In the event that the copyright holder of any open source software were to successfully establish in court that we had not complied with the terms of a license for a particular work, we could be required to release the source code of that work to the public and/or stop distribution of that work if the license is terminated, which could adversely impact our business, financial condition, and results of operations.

While we take steps to monitor the use of all open source software in our products, processes and technology and try to ensure that no open source software is used in such a way as to require us to disclose the source code to the related product, processes or technology when we do not wish to do so, such use could inadvertently occur. Additionally, if a third-party software provider has incorporated certain types of open source software into software we license from such third party for our products, processes or technology, we could, under certain circumstances, be required to disclose the source code to our products, processes or technology. This could harm our intellectual property position and have a material adverse effect on our business, financial condition, and results of operations.

Further, although some open source vendors provide warranty and support agreements, it is common for such software to be available “as-is” with no warranty, indemnity or support. Although we monitor our use of such open source code to avoid subjecting our products to unintended conditions, such use, under certain circumstances, could materially and adversely affect our business, financial condition, and results of operations, including if we are required to take remedial action that may divert resources away from our development efforts.

Risks Related to Financial, Accounting and Tax Matters

We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing to fund our operations.

We will need to raise additional funds in the future. Additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities or convertible debt, investors may experience significant dilution of their ownership interest, and the newly issued securities may have rights senior to those of the holders of our common stock. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to incur additional interest expense. If additional financing is not available when required or is not available on acceptable terms, we may have to scale back our operations or limit our production activities, and we may not be able to expand our business, develop or enhance our solutions, take advantage of business opportunities, respond to competitive pressures, or repay or refinance our existing debt obligations, which could negatively impact our revenues and the competitiveness of our products and services.

We have identified a material weakness in our internal controls as of December 31, 2021. If we fail to address material weaknesses in our internal controls, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our securities may be adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls. In connection with the audit of our consolidated financial statements, we and our independent registered public accounting firm identified a material weakness in our internal controls as of December 31, 2021, The material weakness identified related to lack of effective management review controls due to insufficient finance staff levels with requisite technical expertise in complex transaction accounting matters, which resulted in errors in financial reporting and disclosures not being timely identified.

We have begun, and will continue, to implement measures to remediate the material weakness. Remediation measures taken to address the material weakness have included the hiring of additional staff with requisite training and expertise and performing additional reviews, engaging third-party resources to supplement our internal staffing and expertise, implementing additional control processes, and performing an annual Standalone Selling Price study. However, the implementation of those measures may not fully remediate this material weakness in a timely manner. In the future, we may determine that we have additional deficiencies, or our independent registered public accounting firm may disagree with our management’s assessment of the effectiveness of our internal controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended and anticipate that we will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of our internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially and adversely affect our ability to operate our business. If our internal controls are perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and New Movella’s stock price could decline.

Our failure to maintain effective internal controls over financial reporting as a public company could harm us.

Our management is responsible for establishing and maintaining adequate internal controls over financial reporting. Internal controls over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Under standards established by the Public Company Accounting Oversight Board (“PCAOB”), a deficiency in internal controls over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. The PCAOB defines a significant deficiency as a deficiency, or a combination of deficiencies, in internal controls over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a registrant’s financial reporting.

The Sarbanes-Oxley Act requires, among other things, that public companies maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls, internal control over financial reporting, and other procedures that are designed to ensure that information required to be disclosed by New Movella in the reports that it will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers.

Our current controls and any new controls that we develop may be inadequate because of changes in conditions in our business. Further, additional material weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect our operating results or cause New Movella to fail to meet its reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of New Movella’s internal control over financial reporting that it is required to include in the periodic reports New Movella will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.

New Movella’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an emerging growth company. At such time, New Movella’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which New Movella’s controls are documented, designed, implemented or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results.

If we fail to accurately report and present non-GAAP financial measures, together with our financial results determined in accordance with GAAP, investors may lose confidence and our stock price could decline.

In addition to our results determined in accordance with GAAP, we believe certain non-GAAP measures may be useful in evaluating our operating performance. We present certain non-GAAP financial measures in this proxy statement/prospectus and intend to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. We may in the future fail to accurately report non-GAAP financial measures we present, or elect not to report or adjust the calculation of certain non-GAAP financial measures we present. Any failure to accurately report and present our non-GAAP financial measures could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of New Movella’s common stock.

In preparing our consolidated financial statements, we make good faith estimates and judgments that may change or turn out to be erroneous, which could adversely affect our operating results for the periods in which we revise our estimates or judgments.

In preparing our consolidated financial statements in conformity with GAAP, we must make estimates and judgments in applying our most critical accounting policies. Those estimates and judgments have a significant impact on the results we report in our consolidated financial statements. The most difficult estimates and subjective judgments that we make relate to revenue recognition, inventories, stock-based compensation, useful lives of long-lived assets, annual goodwill impairment assessment, estimating fair value of non-marketable equity securities and income taxes. We base our estimates on historical experience, input from outside experts and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenues, and expenses that are not readily apparent from other sources. We also have other key accounting policies that are not as subjective, and therefore, their application would not require us to make estimates or judgments that are as difficult, but which nevertheless could significantly affect our financial reporting. Actual results may differ materially from these estimates. If these estimates, judgments, or their related assumptions change, our operating results for the periods in which we revise our estimates, judgments, or assumptions could be adversely and perhaps materially affected and may fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

Changes to financial accounting standards may affect our results of operations and could cause us to change our business practices.

We prepare our consolidated financial statements in accordance with GAAP. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to interpret and create accounting rules and regulations. Changes in accounting rules can have a significant effect on our reported financial results and may affect our reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may adversely affect our financial results or the way we conduct our business. The issuance of new accounting standards or future interpretations of existing accounting standards, or resulting changes in our business practices or estimates, could result in future changes in our revenue recognition or other accounting policies that could have a material adverse effect on our business, financial condition, and results of operations.

If our long-lived assets, goodwill and acquired intangible assets become impaired, we may be required to record a significant charge to earnings.

Goodwill is required to be tested for impairment at least annually. Factors that may be considered when determining if the carrying value of our goodwill or intangible assets may not be recoverable include a significant decline in our expected future cash flows, or a sustained, significant decline in our stock price and market capitalization.

As a result of our acquisition strategy, we may have significant goodwill and intangible assets recorded on our balance sheets. In addition, significant negative industry or economic trends, such as those that have occurred as a result of the recent economic downturn, including reduced estimates of future cash flows or disruptions to our business, could indicate that goodwill and intangible assets might be impaired. If, in any period our stock price decreases to the point where our market capitalization is less than our book value, this too could indicate a potential impairment and we may be required to record an impairment charge in that period. Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on projections of future operating performance. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each reporting unit. We operate in highly competitive environments and projections of future operating results and cash flows may vary significantly from actual results. As a result, we may incur substantial impairment charges to earnings in our financial statements should an impairment of our goodwill and intangible assets be determined resulting in an adverse impact on our results of operations.

New or future changes to U.S. and non-U.S. tax laws could materially and adversely affect us.

New or future changes in tax laws, regulations, and treaties, or the interpretation thereof, in addition to tax regulations enacted but not in effect, tax policy initiatives, and reforms under consideration in the United States or related to the Organisation for Economic Co-operation and Development’s, or OECD, Base Erosion and Profit Shifting, or BEPS, Project, the European Commission’s state aid investigations, and other initiatives could have an adverse effect on the taxation of international businesses. Furthermore, countries where we are subject to taxes, including the United States, are independently evaluating their tax policy, and we may see significant changes in legislation and regulations concerning taxation. Certain countries have already enacted legislation, including those related to BEPS Project, which could affect international businesses, and other countries have become more aggressive in their approach to audits and enforcement of their applicable tax laws. In addition, we are unable to predict what future tax reform may be proposed or enacted or what effect such changes would have on our business, but any changes, to the extent they are brought into tax legislation, regulations, policies, or practices, could increase our effective tax rates in the countries where we have operations and have an adverse effect on our overall tax rate, along with increasing the complexity, burden and cost of tax compliance, all of which could impact our business, financial condition, and results of operations.

Tax regulatory authorities may disagree with our positions and conclusions regarding certain tax positions resulting in unanticipated costs or non-realization of expected benefits.

A tax authority may disagree with tax positions that we have taken. For example, the Internal Revenue Service, or IRS, or another tax authority could challenge our allocation of income by tax jurisdiction and the amounts paid between our affiliated companies pursuant to our intercompany arrangements and transfer pricing policies, including amounts paid with respect to our intellectual property in connection with our intercompany research and development cost sharing arrangement and legal structure. A tax authority may take the position that material income tax liabilities, interest, and penalties are payable by us, in which case, we expect that we might contest such assessment. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could be materially adverse to us and affect our anticipated effective tax rate or operating income, and we could be required to pay substantial penalties and interest where applicable.

Risks Related to Regulatory Matters

We could be adversely affected by violations of applicable anti-corruption laws or anti-bribery laws, or violations of our internal policies designed to ensure ethical business practices.

We operate in a number of countries throughout the world. We are subject to the risk that we, our U.S. employees or our employees located in other jurisdictions or any third parties that we engage to do work on our behalf in foreign countries may take action determined to be in violation of anti-corruption laws in any jurisdiction in which we conduct business, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. In addition, we operate in certain countries in which the government may take an ownership stake in an enterprise and such government ownership may not be readily apparent, thereby increasing the risk of potential FCPA violations. Any violation of the FCPA or any similar anti-corruption law or regulation could result in substantial fines, sanctions, civil penalties, criminal penalties, and curtailment of operations in certain jurisdictions and might adversely affect our business, financial condition, and results of operations. In addition, we have internal ethics policies that we require our employees to comply with in order to ensure that our business is conducted in a manner that our management deems appropriate. If these anti-corruption laws or internal policies were to be violated, our reputation and operations could be substantially harmed.

We are subject to and impacted by government regulation and policies, including U.S. or foreign trade policy, tariff, import, export, and economic sanctions laws and regulations, that may expose us to liability and increase our costs. Failure to comply with these laws and regulations or changes in such laws, regulations, or policies, may have a material adverse effect on our business, financial condition, and results of operations.

Our products and technology are subject to U.S. export controls, including the U.S. Department of Commerce’s Export Administration Regulations, and economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. These regulations may limit the export of our products and technology, and provision of our services outside of the United States, or may require export authorizations, including by license, a license exception, or other appropriate government authorizations, including annual or semi-annual reporting and the filing of an encryption registration. Export control and economic sanctions laws may also include prohibitions on the sale or supply of certain of our products to, or prohibitions or restrictions from engaging in transactions with, certain countries, regions, governments, persons, and entities, including those that are embargoed or sanctioned. In addition, various countries regulate the importation of certain products, through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products. The exportation, re-exportation, and importation of our products and technology and the provision of services, including by our partners, must comply with these laws or else we may be adversely affected, through reputational harm, government investigations, penalties, and a denial or curtailment of our ability to export our products and technology. Complying with export control and sanctions laws may be time-consuming and may result in the delay or loss of sales opportunities. In addition, the economic sanctions and related laws of different jurisdictions in which we conduct business may conflict with one another, such that compliance with all applicable laws may be difficult. Although we take precautions to prevent our products and technology from being provided in violation of such laws, our products and technology may have previously been, and could in the future be, provided inadvertently in violation of such laws, despite the precautions we take. If we are found to be in violation of U.S. sanctions or export control laws, it could result in substantial fines and penalties for us and for the individuals working for us. Changes in export or import laws or corresponding sanctions, may adversely impact our operations, delay the introduction and sale of our products in international markets, or, in some cases, prevent the export or import of our products and technology to certain countries, regions, governments, persons, or entities altogether, which could adversely affect our business, financial condition, and results of operations.

In addition, changes in U.S. or international tax, social, political, regulatory, and economic conditions or in laws and policies governing foreign trade, manufacturing, development, and investment in the territories or countries where we currently or may sell our products or conduct our business have and could in the future adversely affect our business. For example, although we do not currently expect Russia’s invasion of Ukraine or the related current or future export and other business sanctions on Russia to materially impact us directly due to our limited sales to Russia, we are unable at this time to predict the ultimate impact this conflict will have on our company, the global economy or the stock markets. The prior U.S. presidential administration instituted or proposed changes in trade policies that included the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where we conduct our business. Any new tariffs and other changes in U.S. trade policy could trigger retaliatory actions by affected countries, and certain foreign governments have instituted or are considering imposing trade sanctions on certain U.S. goods. The prior U.S. presidential administration also focused on policy reforms that discouraged corporations from outsourcing manufacturing and production activities to foreign jurisdictions, including through tariffs or penalties on goods manufactured outside the United States, which required us to change the way we conduct business. The current U.S. presidential administration has continued certain import tariffs and export restrictions against certain foreign manufacturers initiated by the prior administration.

Trends and uncertainties related to U.S. trade policy, tariff, and import or export regulations may have a material adverse effect on our business, financial condition, and results of operations. In addition, political changes and trends such as populism, protectionism, economic nationalism, and sentiment toward multinational companies and resulting changes to trade, tax or other laws and policies may be disruptive to our businesses. These changes in U.S. and foreign laws and policies have the potential to adversely impact the U.S. economy or certain sectors thereof, our industry, and the global demand for our products, and as a result, could have a material adverse effect on our business, financial condition, and results of operations.

Our business is currently, and may in the future become, subject to a variety of United States and international laws, regulations, and other legal obligations regarding data and privacy protection and the failure to comply with such laws, regulations and other legal obligations could materially and adversely affect our business, financial condition, and results of operations.

We collect, store, process, and use personal information and other user data. For example, some of our products include the collection and use of users’ information, which may include names, addresses, phone numbers, email addresses, payment account information, height, weight, age, gender, heart rates, sleeping patterns, location-based services, and activity patterns. In addition, some of our products interface with other suppliers’ products that collect, store, process or use a customer’s user data. While we take measures to protect the security of, and prevent unauthorized access to, personal and proprietary information, the security controls for our systems, as well as other security practices we follow, may not prevent unauthorized access to, damage to, disablement or encryption of, use or misuse of, disclosure of, modification of, destruction of or loss of our data or the data of others (including personally identifiable information and proprietary information). Any actual or perceived security incident could harm our business and operating results and could result in, among other things, unfavorable publicity, governmental inquiry and oversight, difficulty in marketing our services, allegations by our customers that we have not performed our contractual obligations, litigation by affected parties including our customers and possible financial obligations for damages related to the theft or misuse of such information or inventory, any of which could negatively impact our business, financial condition, and results of operations.

As described below, we are required to comply with numerous data privacy and security requirements that are subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions and countries in which we operate. We are, and may in the future become, subject to a variety of local, state, national and international laws, directives and regulations that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data in the different jurisdictions in which we operate. Data privacy laws and regulations, including the regulations promulgated by the U.S. Department of Health & Human Services, under the provisions of the Health Insurance Portability and Accountability Act of 1996 relating to Administrative Simplification and the provisions of the Health Information Technology for Economic and Clinical Health (“HITECH”) Act relating to the privacy and security of health information (collectively, “HIPAA”), the California Consumer Privacy Act (“CCPA”), the California Privacy Rights Act of 2020 (“CPRA”), the GDPR and its equivalent in the United Kingdom, pose increasingly complex compliance challenges, which may increase compliance costs, and any failure to comply with data privacy laws and regulations could result in significant penalties and reputational damage.

We are a “Business Associate” as defined under HIPAA, and the U.S. Department of Health and Human Services Office of Civil Rights, or OCR, may impose penalties on a Business Associate for a failure to comply with applicable requirements of HIPAA. Penalties will vary significantly depending on factors such as the date of the violation, whether the Business Associate knew or should have known of the failure to comply, or whether the Business Associate’s failure to comply was due to willful neglect. Currently, these penalties include civil monetary penalties for violations. However, a single breach incident can result in violations of multiple requirements, resulting in possible penalties in excess of preset annual limits. Further, a person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and imprisonment up to one year. The criminal penalties increase to $100,000 and up to five years’ imprisonment if the wrongful conduct involves false pretenses, and to $250,000 and up to 10 years’ imprisonment if the wrongful conduct involves the intent to sell, transfer, or use identifiable health information for commercial advantage, personal gain, or malicious harm. The U.S. Department of Justice, or the DOJ, is responsible for criminal prosecutions under HIPAA. State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for HIPAA violations, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing individuals’ health information. Furthermore, in the event of a breach as defined by HIPAA, the Business Associate may have to comply with specific reporting requirements under HIPAA regulations. Please see “Business—Healthcare laws and regulations” for more about how HIPAA and HITECH may affect our business.

Numerous other federal and state laws may apply that restrict the use and protect the privacy and security of personally identifiable information, as well as employee personal information. These include state medical privacy laws, state social security number protection laws and federal and state consumer protection laws. These various laws in many cases are not preempted by HIPAA and may be subject to varying interpretations by the courts and government agencies, creating complex compliance issues for us and our partners and potentially exposing us to additional expense, adverse publicity and liability, any of which could adversely affect our business.

Federal and state consumer protection laws are increasingly being applied by the United States Federal Trade Commission, or FTC, and states’ attorneys general to regulate the collection, use, storage and disclosure of personal or personally identifiable information, through websites or otherwise, and to regulate the presentation of website content.

The security measures that we and our third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect our facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Under the HITECH Act, as a Business Associate we may also be liable for privacy and security breaches and failures of our subcontractors. Even though we provide for appropriate protections through our agreements with our subcontractors, we still have limited control over their actions and practices. A breach of privacy or security of individually identifiable health information by a subcontractor may result in an enforcement action, including criminal and civil liability, against us. We are not able to predict the extent of the impact such incidents may have on our business. Our failure to comply may result in criminal and civil liability because the potential for enforcement action against Business Associates is now greater. Enforcement actions against us could be costly and could interrupt regular operations, which may adversely affect our business. While we have not received any notices of violation of the applicable privacy and data protection laws and believe we are in compliance with such laws, there can be no assurance that we will not receive such notices in the future.

There is ongoing concern from privacy advocates, regulators and others regarding data privacy and security issues, and the number of jurisdictions with data privacy and security laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identification, anonymization or pseudonymization of health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. We expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, including the CCPA, which requires, among other things, that covered companies provide disclosures to California consumers and affords such consumers with certain rights, including the ability to opt out of certain sales of their personal information. The CCPA prohibits discrimination against individuals who exercise their privacy rights and provides for civil penalties for violations, as well as a private right of action for certain data breaches. Additionally, the CPRA, which will become effective in most material respects starting on January 1, 2023, further expands the CCPA with additional compliance requirements that may impact our business and establishes a regulatory agency dedicated to enforcing the CCPA and CPRA. Aspects of the interpretation and enforcement of the CCPA and CPRA remain uncertain and will impose additional compliance requirements that may impact our business. In addition, we may be subject to other new data privacy laws, such as the Virginia Consumer Data Protection Act and the Colorado Privacy Act in the United States as well as the European Union Regulation on Privacy and Electronic Communications (or ePrivacy Regulation). Further, in the United States, emerging state data privacy laws may encourage other states and the federal government to pass comparable legislation, introducing the possibility of greater penalties and more rigorous compliance requirements.

The GDPR regulates the collection, control, sharing, disclosure, use, and other processing of data that can directly or indirectly identify a living individual that is located in the European Union and imposes stringent data protection requirements with significant penalties and the risk of civil litigation, for noncompliance. Through international treaties, the GDPR has also been implemented in the other countries of the European Economic Area (“EEA”), which currently includes the countries of the European Union as well as Iceland, Liechtenstein, and Norway. Failure to comply with the GDPR may result in fines of up to 20 million euros or up to 4% of the annual global revenue of the infringer, whichever is greater. It may also lead to civil litigation, with the risks of damages, injunctive relief, or regulatory orders adversely impacting the ways in which our business can use personal data. The GDPR regulates cross-border transfers of personal data to countries outside of the EEA also in respect of which the European Commission or other relevant regulatory body has not issued a so called ‘adequacy decision’, unless the parties to the transfer have implemented specific safeguards to protect the transferred personal data. Recent legal developments in Europe have created complexity and uncertainty regarding such transfers, in particular in relation to transfers to the United States. Further, any subsequent adequacy decision for the United States is still at risk of challenge which may create further disruptions in relation to data transfers. Complying with regularly shifting requirements could result in increased compliance costs. Moreover, following the UK’s exit from the European Union, the GDPR was transposed into UK law (“UK GDPR”) as supplemented by the UK Data Protection Act 2018, which currently imposes the same obligations as the GDPR in most material respects and provides for fines of up 17.5 million British pounds sterling or 4% of global turnover, whichever is greater, for non-compliance. We cannot predict how the UK GDPR and other UK data protection laws or regulations may develop, including as compared to the GDPR, nor can we predict the effects of divergent laws and related guidance. Additionally, the UK Government has launched a public consultation on proposed reforms to the data protection framework in the UK. This may lead to future divergence and variance between the two regimes.

In addition to government regulation, we are subject to self-regulatory standards and industry certifications that legally or contractually apply to us. These include the Payment Card Industry Data Security Standards, or PCI-DSS, and HITRUST certification. In the event we fail to comply with the PCI-DSS or HITRUST certification requirements, we could be in breach of our obligations under customer and other contracts, fines and other penalties could result, and we may suffer reputational harm and damage to our business. Further, our clients may expect us to comply with more stringent privacy and data security requirements than those imposed by laws, regulations or self-regulatory requirements, and we may be obligated contractually to comply with additional or different standards relating to our handling or protection of data on or by our offerings.

Compliance with U.S. and international data protection laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Any inability to adequately address data privacy or data protection, or other information security related concerns, even if unfounded, or to successfully negotiate privacy, data protection or information security related contractual terms with customers, or to comply with applicable laws, regulations and policies relating to privacy, data protection and information security, could result in additional cost and liability to us, harm our reputation and brand, and could negatively impact our business, financial condition, and results of operations. These risks are particularly relevant to us, given that we may process biometric data and also data concerning health. These so called “sensitive” or “special” categories of personal data are afforded more stringent protections under various global data privacy laws.

If our products become subject to regulation by the Food and Drug Administration (the “FDA”) or similar agencies in the future, achieving and maintaining compliance and approval under applicable regulations may be difficult to achieve.

As our products and services, including those for the health and sports market, are not intended to be used for medical purposes, including the diagnosis or treatment of injury or disease, we do not believe they fall within the FDA clearance requirements for medical devices. However, it is possible that in the future our products and services could become subject to regulation by the FDA or other federal, state, and local agencies. In that event, we would intend to comply with such regulations, including FDA clearance requirements, to the extent they become applicable to us. Compliance with such regulations might impose additional costs on us, which could adversely affect our financial performance and results of operations.

We are subject to environmental, health, and safety laws, which could increase our costs, restrict our operations and require expenditures that could have a material adverse effect on our business, financial condition, and results of operations.

We are subject to a variety of laws and regulations relating to the use, disposal, clean-up of and human exposure to hazardous materials. Compliance with environmental, health, and safety requirements could, among other things, require us to modify our manufacturing processes, restrict our ability to expand our facilities or require us to acquire pollution control equipment, all of which can be very costly. Any failure by us to comply with such requirements could result in the limitation or suspension of the manufacture of our products and could result in litigation against us and the payment of significant fines and damages by us in the event of a significant adverse judgment. In addition, complying with any cleanup or remediation obligations for which we are or become responsible could be costly and have a material adverse effect on our business, financial condition, and results of operations.

Changing requirements relating to the materials composition of the semiconductor products that we source for our products, including the restrictions on lead and certain other substances in electronic products sold in various countries, including the United States, the PRC, Japan, and in the European Union, increase the complexity and costs of our product design and procurement operations and may require us to re-engineer our products. Such re- engineering may result in excess inventory or other additional costs and could have a material adverse effect on our business, financial position, and results of operations. We may also experience claims from employees from time to time with regard to exposure to hazardous materials or other workplace related environmental claims.

Social and environmental responsibility regulations, policies and provisions, as well as customer and investor demands, may make our supply chain more complex and may adversely affect our relationships with customers and investors.

There is an increasing focus on corporate social and environmental responsibility in our industry, and the industries that we rely upon for components of our products. A number of our customers have adopted, or may adopt, procurement policies that include social and environmental responsibility provisions or requirements that their suppliers should comply with, or they may seek to include such provisions or requirements in their procurement terms and conditions. An increasing number of investors are also requiring companies to disclose corporate social and environmental policies, practices, and metrics. Legal and regulatory requirements, as well as investor expectations, on corporate social responsibility practices and disclosure, are subject to change, can be unpredictable, and may be difficult and expensive for us to comply with, given the complexity of our supply chain and our significant outsourced manufacturing. If we are unable to comply, or are unable to cause our suppliers to comply, with such policies or provisions or meet the requirements of our customers and our investors, a customer may stop purchasing products from us or an investor may sell their shares, and may take legal action against us, which could harm our reputation, revenues, business, financial condition, and results of operations.

In addition, as part of their corporate social and environmental responsibility programs, an increasing number of OEMs are seeking to source products that do not contain minerals sourced from areas where proceeds from the sale of such minerals are likely to be used to fund armed conflicts, such as in the Democratic Republic of Congo and certain other adjoining countries. This could adversely affect the sourcing, availability and pricing of minerals used in the manufacture of semiconductor devices, including those we rely upon for our products. As a result, we may face difficulties in satisfying these customers’ demands, which may harm our sales and operating results. Since our supply chain is complex, we may face reputational challenges with our customers, shareholders, and other stakeholders if we are unable to sufficiently verify the origins for any conflict minerals used in the products that we sell.

Regulations related to conflict minerals may cause us to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of its products.

As a public company, we will become subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that will require it to determine, disclose, and report whether its products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability, and pricing of the materials used in the manufacture of components used in our products. In addition, we will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of its products and, if applicable, potential changes to products, processes, or sources of supply as a consequence of such verification activities. It is also possible that our reputation may be adversely affected if we determine that certain of our products contain minerals not determined to be conflict-free or if we are unable to alter our products, processes, or sources of supply to avoid use of such materials.

Risks Related to Movella’s International Operations

Significant portions of our operations are located outside of the United States, which subjects us to additional risks, including increased complexity and costs of managing international operations and geopolitical instability.

We outsource the manufacture and assembly of many of our products to third parties that are primarily located in Europe and Asia. In addition, we conduct research and development and sales and marketing activities in North America, Europe and Asia. Economic weakness or constrained consumer and business spending internationally has resulted in periods of decreased revenues in the past, and could in the future result in decreased revenues, problems with our ability to manage inventory levels, and difficulty in collecting customer receivables. As a result of our international focus, we face numerous challenges and risks, including:

•	complexity and costs of managing international operations, including manufacturing, assembly, and testing of our products and associated costs;

•	geopolitical and economic instability and trade and military conflicts, such as the Russian invasion of Ukraine;

•	limited protection for, and vulnerability to theft of, our intellectual property rights, including our trade secrets;

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compliance with local laws and regulations and unanticipated changes in local laws and regulations, including tax laws and regulations, including uncertainty surrounding the United Kingdom’s decision to exit the European Union;

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trade and foreign exchange restrictions and higher tariffs, including the recent trade tensions between the United States and China that has resulted in higher tariffs on certain semiconductor products;

•	timing and availability of import and export licenses and other governmental approvals, permits, and licenses, including export classification requirements;

•	foreign currency fluctuations and exchange losses relating to our international operating activities;

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restrictions imposed by the U.S. government or foreign governments on our ability to do business with certain companies or in certain countries as a result of international political conflicts and the complexity of complying with those restrictions;

•	transportation delays and other consequences of limited local infrastructure, and disruptions, such as large-scale outages or interruptions of service from utilities or telecommunications providers;

•	difficulties in staffing international operations;

•	changes in immigration policies or in any labor laws or regulations, which may impact our ability to hire personnel;

•	local business and cultural factors that differ from our normal standards and practices;

•	differing employment practices and labor relations;

•	heightened risk of terrorist acts;

•	regional health issues, travel restrictions, power outages, and natural disasters; and

•	work stoppages.

These risks could harm our international operations, delay new product releases, increase our operating costs, and hinder our ability to grow our operations and business and, consequently, our business, financial condition, and results of operations could suffer.

Uncertainties with respect to the legal system of the People’s Republic of China (the “PRC”) and tax regime, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in policies, laws, and regulations in the PRC could adversely affect us.

While the majority of our operations, revenues, and assets are conducted or located outside of mainland China and Hong Kong, we are subject to certain legal and operational risks associated with having subsidiaries located in mainland China and Hong Kong. In the years ended December 31, 2020 and 2021 and the nine months ended September 30, 2022, we derived 14%, 15%, and 16% of our revenues from mainland China, respectively, and 0%, 0%, and 0% of our revenues from Hong Kong, respectively. Although the majority of our operations are conducted outside of mainland China and Hong Kong, our operations in mainland China are governed by the PRC laws and regulations. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since the PRC legal system continues to rapidly evolve, the interpretations of many laws and regulations are not always uniform and enforcement of these laws and regulations involves uncertainties. In addition, any new PRC laws or changes in PRC laws and regulations related to, among other things, its tax regime or foreign investment and manufacturing in the PRC could have a material adverse effect on our business, financial condition, results of operations, and our ability to operate our business in mainland China.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in mainland China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy, than in more developed legal systems. These uncertainties may impede our ability to enforce contracts in the PRC and could materially and adversely affect our business, financial condition, and results of operations.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis, or at all, and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property and procedural rights and any failure to quickly respond to changes in the regulatory environment in the PRC could adversely affect our business, financial condition, and results of operations, and impede our ability to continue our operations in mainland China and proceed with our future business plans in mainland China.

The PRC government may intervene or influence our operations through our China and Hong Kong subsidiaries at any time as the PRC government deems appropriate to further regulatory, political and societal goals, which may potentially result in a material adverse effect on our operations. We cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition, and results of operations. Further, currently under the Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”), Hong Kong is self-governed by its own government under the PRC framework of “one country two systems” with a high degree of autonomy under its local constitution. We cannot assure you, however, that the PRC will maintain the “one country two systems” framework, and the PRC government may seek to further influence the business conduct of entities organized under the laws of Hong Kong, including our Hong Kong subsidiary. If the PRC government were to enact laws and regulations in the future that resulted in significant oversight or other restrictions on the conduct of the business of our Hong Kong subsidiary, it could materially and adversely affect our business, financial condition, and results of operations.

Current or future laws, regulations, or policies enacted by the PRC government could impact our ability to access cash and cash equivalents held through our subsidiaries in China and Hong Kong, or through the Qingdao JV.

As of December 31, 2021 and September 30, 2022, approximately 6% and 16% of our cash and cash equivalents, respectively, were held by our subsidiaries in China and Hong Kong and approximately 26% and 25% of our cash and cash equivalents, respectively, were held by our Qingdao JV. We have not relied, and do not expect to rely, on dividends or other distributions on equity from any of our subsidiaries for our cash requirements. Our ability to access cash and cash equivalents held through our subsidiaries in China and the Qingdao JV are subject to various regulations and policies as described below. Further, if the PRC government were to enact laws and regulations in the future that resulted in significant oversight or other restrictions on the conduct of the business of our Hong Kong subsidiary, including with respect to our ability to access cash and cash equivalents held by our Hong Kong subsidiary, our ability to access cash and cash equivalents held by our Hong Kong subsidiary could also be restricted, which could materially and adversely affect our business, financial condition, and results of operations. In addition, there are restrictions on the ability of our PRC subsidiaries (including, for purposes of this discussion, the Qingdao JV) to pay dividends under current PRC laws and regulations. In particular, our PRC subsidiaries may pay dividends only out of their respective accumulated after-tax profits after making up losses as determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends. At their discretion, our PRC subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary common reserve. In addition, cash held at the Qingdao JV is considered restricted, as such cash may only be used in connection with the joint venture’s operations. Cash held at our China subsidiaries may be used for permitted purposes, such as payments to overseas vendors or for goods and services provided by other Movella subsidiaries, provided the required supporting documentation, such as import custom declarations or contracts for services, are in place. While we do not currently rely or expect to rely on our subsidiaries in China and Hong Kong or on the Qingdao JV for our cash requirements, we cannot predict if this may change in the future or the impact any new regulations or policies may have on our ability to access cash and cash equivalents in these entities.

Our PRC subsidiaries may hold limited amounts of cash in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiaries to use Renminbi to pay dividends to us. In addition, the enterprise income tax law in the PRC (“EIT Law”) and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Furthermore, if certain procedural requirements are satisfied, the payment of current account items, as defined in the relevant PRC laws and regulations, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies without prior approval from the PRC’s State Administration of Foreign Exchange (“SAFE”) or its local branches. However, where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with competent government authorities or their authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. To the extent we desire to use funds from our PRC subsidiaries to fund our operations, the foreign exchange control system could prevent us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, and we may not be able to pay dividends in foreign currencies to our offshore intermediate holding companies or ultimate parent company, or to our stockholders or investors in our common stock. Further, we cannot assure you that new regulations or policies will not be promulgated in the future, which may further restrict the remittance of Renminbi into or out of the PRC or which may otherwise restrict our ability to access cash and cash equivalents held through our subsidiaries in Hong Kong or China or our Qingdao JV.

As a business that operates worldwide, we are subject to complex and changing global laws and regulations, which exposes us to potential liabilities, increased costs and other adverse effects on our business.

Our global operations are subject to complex and changing laws and regulations, including those in the following areas: telecommunications, environmental, health and safety, labor and employment, antitrust, data privacy and security, consumer protection, product liability, anticorruption, import, export and trade, foreign exchange controls, anti–money laundering, and tax.

Compliance with these laws and regulations is onerous and expensive, increasing the cost of conducting our global operations. We have implemented policies and procedures designed to ensure compliance with applicable global laws and regulations, but there can be no assurance that at all times we will be in compliance with all global regulations given their multitude, complexity, and ever-changing nature. If we are found to have violated laws and regulations, it could materially and adversely affect our business, reputation, financial condition, and results of operations.

Our financial condition and results of operations are subject to fluctuations in foreign currency translation.

The movement of foreign currencies relative to the U.S. Dollar affects the U.S. Dollar value of the Company’s foreign currency-denominated sales. The weakening of foreign currencies relative to the U.S. Dollar could have a significant impact on our revenues, gross margin, and profitability, or may cause the Company to raise international pricing, which could potentially reduce demand for our products. Conversely, a strengthening of certain foreign currencies relative to the U.S. Dollar could increase product costs and operating expenses denominated in those currencies, thus adversely affecting gross margins and profitability. We have not historically used financial instruments to hedge our foreign currency exchange rate risks.

We have experienced significant foreign currency gains and losses due to the strengthening and weakening of the U.S. Dollar relative to certain other currencies. The majority of our consolidated foreign currency gain or loss is typically driven by exchange rate impacts on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity. Such gain or loss will create variations in our earnings per share. However, because there is minimal cash impact caused by such exchange rate variations, management will continue to focus on our operating performance before the impact of foreign currency gains and losses.

Changes to trade regulations, including trade restrictions, sanctions, or tariffs, could significantly harm our results of operations.

Changes to trade regulations and other international disputes can result in tariffs, sanctions, and other measures that restrict international trade and can adversely affect our business. For example, tensions between the U.S. and China have led to a series of tariffs being imposed by the U.S. on imports from the PRC. Many other countries have considered or imposed similar measures. The imposition of additional governmental controls or regulations that create new or enhanced restrictions on free trade, trade sanctions, or tariffs, particularly those applicable to materials or goods from China, could have a substantial adverse effect on our business, financial condition, and results of operations.

Risks Related to Being a Public Company After the Business Combination

The price of New Movella common stock and New Movella warrants may fluctuate significantly following the Business Combination and you could lose all or part of your investment as a result.

The trading prices of New Movella’s common stock and New Movella warrants are likely to be volatile. The stock market has recently experienced extreme volatility. This volatility has often been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed elsewhere in this “Risk Factors” section, as well as in the following factors:

•	our results of operations may vary from the expectations of securities analysts and investors;

•	our results of operations may vary from those of our competitors;

•	any changes in the industries in which New Movella and its customers operates;

•	the impact of the COVID-19 pandemic and its effect on our business and financial conditions;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	declines in the market prices of stocks generally;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•	any significant change in our management;

•	changes in New Movella’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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changes in general economic or market conditions or trends in our industry or markets, such as recessions, interest rates, local and national elections, international currency fluctuations, corruption, political instability, and acts of war or terrorism or other outbreaks of hostilities, such as the Russian invasion of Ukraine, or responses or reactions to these or similar events;

•	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	future sales of New Movella’s common stock or other securities;

•	investor perceptions or the investment opportunity associated with our securities relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including New Movella’s filings with the SEC;

•	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our securities;

•	actions by institutional or activist stockholders;

•	changes in accounting standards, policies, guidelines, interpretations or principles; and

•	other events or factors, including those resulting from natural disasters, climate change, pandemics, and similar events.

These broad market and industry fluctuations may adversely affect the market price of New Movella Common Stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New Movella Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were to become involved in securities litigation, we could be subjected to substantial costs, divert resources and the attention of our executive management from business, and harm our business, regardless of the outcome of such litigation.

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, which could have a material adverse effect on our business, financial condition, and results of operations, and make it more difficult to run our business or divert management’s attention from our business.

We are not currently subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of Nasdaq. As a public company, we will be required to commit significant resources and management time and attention to the requirements of being a public company, which will cause us to incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also will incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the SEC and Nasdaq, and compliance with these requirements will place significant demands on our legal, accounting and finance staff and on our accounting, financial and information systems. In addition, we might not be successful in implementing these requirements. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our ordinary shares, fines, sanctions and other regulatory action and potentially civil litigation, any of which could have a material adverse effect on our business, financial condition, and results of operations.

We intend to hire additional accounting and finance personnel with system implementation experience and expertise regarding compliance with the Sarbanes-Oxley Act. We may be unable to locate and hire qualified professionals with requisite technical and public company experience when and as needed. In addition, new employees will require time and training to learn our business and operating processes and procedures. If we are unable to recruit and retain additional finance personnel or if our finance and accounting team is unable for any reason to respond adequately to the increased demands that will result from being a public company, the quality and timeliness of our financial reporting may suffer, which could result in the identification of material weaknesses in our internal controls. Any consequences resulting from inaccuracies or delays in our reported financial statements could cause our stock price to decline and could harm our business, financial condition, and results of operations.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Pursuant to our certificate of incorporation and bylaws, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.

Prior to the consummation of the Business Combination, there was no public market for Movella’s common stock. Although we intend to list shares of our common stock on Nasdaq under the symbol “MVLA.” an active trading market for our shares may never develop or be sustained following the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline below the initial public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

As we have no current plans to pay regular cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We do not anticipate paying any regular cash dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors as that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur.

New Movella will qualify as an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies” it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

New Movella will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we will be eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New Movella’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Movella’s stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find New Movella’s securities less attractive because it will rely on these exemptions. If some investors find New Movella’s securities less attractive as a result of Movella’s reliance on these exemptions, the trading prices of New Movella’s securities may be lower than they otherwise would be, there may be a less active trading market for New Movella’s securities and the trading prices of New Movella’s securities may be more volatile.

New Movella will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of New Movella Common Stock held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Pathfinder ordinary shares in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Movella is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New Movella may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of New Movella’s financial statements with the financial statements of other companies who comply with public company adoption dates difficult or impossible because of the potential differences in accounting standards used. Investors may find New Movella Common Stock less attractive because it will rely on these exemptions, which may result in a less active trading market for New Movella Common Stock and its price may be more volatile.

Additionally, New Movella will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Movella will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of its common stock held by non-affiliates exceeds $250 million as of the prior June 30 or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of its common stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent New Movella takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

Our management team has limited experience managing a public company.

Some members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition, and results of operations.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendation regarding our common stock or if our results of operations do not meet their expectations, including projections in those reports that differ from our actual results, our share price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on New Movella. If no securities or industry analysts commence coverage of New Movella, the trading price of our common stock would likely be negatively impacted. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of New Movella or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, the price of our common stock could decline. Securities research analysts may establish and publish their own periodic projections for New Movella following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Movella Common Stock to drop significantly, even if New Movella’s business is doing well.

Sales of a substantial number of shares of New Movella Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Movella Common Stock. It is anticipated that, upon completion of the Business Combination, (i) the Movella Shareholders will own, collectively, approximately 43.5% of the outstanding New Movella Common Stock and (ii) Pathfinder’s public shareholders will own approximately 40.7% of the outstanding New Movella Common Stock and, assuming that none of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 73.4% and 0%, respectively, assuming that, a maximum of 100% of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination. These percentages assume that (i) 34,696,398 shares of New Movella Common Stock are issued to the holders of Movella Common Stock at Closing, which would be the number of shares of New Movella Common Stock issued to such holders if the Closing were to occur on February 7, 2023 and there were no cash awards paid out by Movella, (ii) all public warrants or private placement warrants to purchase New Movella Common Stock that will be outstanding immediately following Closing have been exercised, (iii) 1,000,000 shares of New Movella Common Stock are issued to FP, (iv) no Class A ordinary shares were purchased by FP in the Tender Offer and that 7,500,000 shares of New Movella Common Stock are issued to FP pursuant to the FP Private Placement and (v) the 4,025,000 Class B ordinary shares held by the Sponsor that are subject to forfeiture are not considered outstanding. If the actual facts are different than these assumptions, the ownership percentages in New Movella will be different. We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Movella Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Ownership of our common stock is concentrated, and as a result, certain stockholders may exercise significant influence over us.

Assuming that a maximum of 100% of Pathfinder’s outstanding public shares, not including any shares held by FP, are redeemed in connection with the Business Combination, FP and Pathfinder (together the “Investors”) and their affiliates will own an aggregate of approximately 26.6% of the outstanding shares of New Movella’s common stock. Assuming that a maximum of 100% of Pathfinder’s outstanding public shares, not including any shares held by FP, are redeemed in connection with the Business Combination, upon the exercise of the warrants also owned by the Investors and their affiliates, the Investors and their affiliates would own approximately 34.2% of the outstanding shares of our common stock. As a result, the Investors have the ability to significantly influence the outcome of any matter submitted for the vote of the holders of our common stock.

The concentration of voting power could exert substantial influence over our business. For example, the concentration of voting power could delay, defer or prevent a change of control, entrench our management and the board of directors or delay or prevent a merger, consolidation, takeover or other business combination involving us on terms that other security holders may desire. In addition, conflicts of interest could arise in the future between us on the one hand, and either or both of the Investors on the other hand, concerning potential competitive business activities, business opportunities, capital financing, the issuance of additional securities, and other matters.

New Movella’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New Movella to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New Movella Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from New Movella’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to New Movella’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Movella may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

General Risks

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to consummate the Business Combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to consummate the Business Combination, and results of operations.

Our business may suffer if we are not able to hire and retain sufficient qualified personnel or if we lose our key personnel.

Our future success depends significantly on the continued contribution of our key executive, engineering, sales, marketing, manufacturing, and administrative personnel. From time to time, there may be changes in our executive management team or other key personnel, which could disrupt our business. Recruiting and retaining the skilled personnel we require to maintain and grow our market position has been and is expected to continue to be difficult. The overall shortage in qualified workforce personnel has, and in the future may continue, to increase our compensation costs in order for us to retain such personnel. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. Further, changes in immigration policies may negatively impact our ability to attract and retain personnel, including personnel with specialized technical expertise. If we fail to attract new personnel or fail to retain or motivate our current personnel, our business and future growth prospects could be adversely affected.

We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. We do not have key person life insurance on any of our key executive officers and do not currently intend to obtain such insurance. The loss of the services of any of our senior level management, or other key employees, could harm our business.

Our business and reputation may be impacted by information technology system failures, delays and network disruptions.

We regularly evaluate our systems and make changes to improve them as necessary. Consequently, we periodically implement new, or upgrade or enhance existing, operational, and information technology systems, procedures, and controls. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures, or controls, could harm our ability to record and report financial, management, or operational information on a timely and accurate basis.

In addition, we and our global supply chain have experienced and are expected to continue to be exposed to information technology system failures and network disruptions including those caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, physical or electronic break-ins, and ransomware or other cybersecurity incidents.

We have technology and processes in place designed to detect and respond to such failures and disruptions. However, because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, and the nature of other potential incidents changes frequently and may be difficult to detect for long periods of time, our detection and response measures may be ineffective or inadequate. Furthermore, even with appropriate training conducted in support of such measures, human errors, and omissions may still occur resulting in system failures and/or disruptions to our information technology infrastructure. Therefore, our business continuity and disaster recovery planning, or those of others in our global supply chain, may not be able to sufficiently mitigate all threats.

Such failures or disruptions can materially and adversely affect our reputation, business, financial condition, and results of operations through, among other things, a disruption of internal operations, including order processing, invoicing, and manufacturing and distribution of products, and a loss of functionality of critical systems and online services. Actual or anticipated attacks and risks have caused, and are expected to continue to cause, us to incur increasing costs, including costs to deploy additional personnel and protection technologies, to conduct additional employee training, and to engage third party security experts and consultants. Although we maintain cyber insurance coverage that, subject to policy terms and conditions and significant self-insured retentions, is designed to address certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise.

If disruptions in our transportation network occur or our shipping costs substantially increase, we may be unable to sell or timely deliver our products, and our operating expenses could increase.

We are highly dependent upon the transportation systems we use to ship our products, including surface and air freight. Our attempts to closely match our inventory levels to our product demand intensify the need for our transportation systems to function effectively and without delay. For example, the outbreak of the COVID-19 pandemic has led to significant limitations on the availability of key transportation resources and an increase in the cost of land, air, and ocean freight. These developments negatively impact our profitability as we seek to transport an increased number of products from manufacturing locations in Asia to other markets around the world as quickly as possible.

The transportation network is subject to disruption or congestion from a variety of causes, including labor disputes or port strikes, acts of war or terrorism, natural disasters, pandemics like COVID-19 and congestion resulting from higher shipping volumes. Labor disputes among freight carriers and at ports of entry are common, particularly in Europe, and we expect labor unrest and its effects on shipping our products to be a continuing challenge for us. A port worker strike, work slowdown or other transportation disruption could significantly disrupt our business. Additionally, our international freight is regularly subjected to inspection by governmental entities. If our delivery times increase unexpectedly for these or any other reasons, our ability to deliver products on time would be materially and adversely affected and result in delayed or lost revenues as well as customer imposed penalties. In addition, if increases in fuel prices continue to occur, our transportation costs would likely increase. Moreover, the cost of shipping our products by air freight is greater than other methods. To the extent we must rely more heavily upon air freight to deliver our products, our overall shipping costs will increase. A prolonged transportation disruption or a significant increase in the cost of freight could severely disrupt our business and harm our operating results.

Our business will be subject to the risks of natural catastrophic events, including those caused by climate change, and to interruption by man-made problems such as power disruptions.

A significant natural disaster, such as an earthquake, a fire, a flood, or significant power outage could have a material adverse impact on our business, financial condition, and results of operations. Natural disasters could affect our personnel, supply chain, or logistics providers’ ability to provide materials and perform services. In addition, climate change could result in an increase in the frequency or severity of natural disasters. In the event that our infrastructure, or the information technology systems, supply chain, or logistics of our service providers, are hindered by any of the events discussed above, the results could be missed financial targets, such as revenues, for a particular quarter. Likewise, we could be subject to other man-made problems, including but not limited to power disruptions.

We face risks related to recession, inflation, weak global growth, and other economic conditions.

Customer demand for our products may be impacted by weak economic conditions, inflation, weak global growth, recession, equity market volatility, or other negative economic factors in the United States or other nations. For example, under these conditions, our distributors, resellers, and end customers may delay purchasing decisions or reduce their purchases of our products. Further, in the event of a recession our manufacturing partners, suppliers, distributors, resellers, and other third-party partners may suffer their own financial and economic challenges and as a result they may demand pricing accommodations, delay payment, or become insolvent, which could harm our ability to meet our customer demands or collect revenues or otherwise could harm our business, financial condition, and results of operations. Similarly, disruptions in financial and credit markets may impact our ability to manage normal commercial relationships with our customers, suppliers, and lenders and might cause us to not be able to access sources of liquidity, and our borrowing costs could increase. If general macroeconomic conditions deteriorate, our business, financial condition, and results of operations could be materially and adversely affected.

In addition, we are also subject to risk from inflation and increasing market prices of certain components, supplies, and commodity raw materials, which are incorporated into our products or used by our suppliers to manufacture our products. These components, supplies, and commodities may from time to time become restricted, or general market factors and conditions may affect pricing of such components, supplies and commodities, such as inflation or supply chain constraints.

Litigation and other legal proceedings may adversely affect our business, financial condition, and results of operations.

From time to time we may become involved in legal proceedings relating to patent and other intellectual property matters, product liability claims, employee claims, tort or contract claims, federal regulatory investigations, securities class action litigation, and other legal proceedings or investigations, including those related to our acquired businesses, which could have an adverse impact on our business, financial condition, and results of operations, and divert the attention of our management from the operation of our business. For example, in February 2020, Tactical Air Support (“TAS”) filed a lawsuit in the California State Court in Los Angeles against Xsens North America, Inc. alleging tort and contract-based causes of action arising from TAS purchases of allegedly defective Xsens inertial measurement unit devices (“IMUs”). The Company filed a motion to dismiss each of TAS’ alleged non-contract-based claims and its prayers for damages in excess of the approximate $40,000 TAS paid for the IMUs. The motion to dismiss alleged non-contract-based claims was granted on September 3, 2020. Subsequent to September 30, 2022, the Company entered into mediation and agreed in principle to a settlement agreement in the amount of $0.3 million which has been accrued on the September 30, 2022 condensed consolidated balance sheet. Although the Company does not believe that this matter will have a material impact to its financial statements, there can be no assurance regarding the ultimate outcome of this or any other litigation matter. See Note 13 to the Notes to our Condensed Consolidated Financial Statements as of and for the nine months ended September 30, 2022 and 2021.

Litigation and similar proceedings are inherently unpredictable and can result in excessive or unanticipated verdicts and/or injunctive relief that affect how we operate our business. We could incur judgments or enter into settlements of claims for monetary damages or for agreements to change the way we operate our business, or both. There may be an increase in the scope of these matters or there may be additional lawsuits, claims, proceedings or investigations in the future, which could have a material adverse effect on our business, financial condition, and results of operations. Adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine our customers’ confidence and reduce long-term demand for our products, even if the regulatory or legal action is unfounded or not material to our operations.

Climate change may have an adverse impact on our business.

Risks related to rapid climate change may have an increasingly adverse impact on our business and those of many of our customers, suppliers, or the foundries utilized by our suppliers to source the semiconductor components for incorporation into our products, including over the longer term. Any of our primary locations and the locations of our customers, suppliers, or foundries utilized by our suppliers may be vulnerable to the adverse effects of climate change. Furthermore, it is more difficult to mitigate the impact of these events on our employees while they work from home as a result of the COVID-19 pandemic. Changing market dynamics, global policy developments, and the increasing frequency and impact of extreme weather events on critical infrastructure in the U.S. and elsewhere have the potential to disrupt our business and the business of our customers, suppliers, or foundries utilized by our suppliers, and may cause us to experience higher attrition, losses and additional costs to maintain our operations. Further, the effects of climate change may negatively impact regional and local economic activity, which could lead to an adverse effect on our customers, suppliers, or foundries utilized by our suppliers, and impact the communities in which we operate. Overall, climate change, its effects, and the resulting, unknown impact could have a material adverse effect on our business, financial condition, and results of operations.

COVID-19 and any future widespread public health crisis could negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers, and result in reduced demand for our products and services.

Widespread public health emergencies or outbreaks of epidemics, pandemics, or contagious diseases, such as the

COVID-19 pandemic, have had, and will likely continue to have, significant impacts on our business. In an effort to halt the outbreak of COVID-19, a number of countries, including the United States, placed significant restrictions on travel, many businesses announced extended closures, and many businesses and governmental agencies have allowed employees to work remotely, which in some cases may reduce the effectiveness of those employees. These travel restrictions and business closures have impacted and may in the future adversely affect our operations locally and worldwide, including our ability to obtain regulatory approvals and to manufacture, market, sell or distribute our products, which could materially and adversely affect our business. We cannot predict the impact that remote work will have on our culture and our employee retention.

On May 5, 2020, we received loan proceeds in the amount of $0.6 million under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable as long as the borrower uses the loan proceeds for certain eligible purposes. On September 22, 2021, the outstanding principal balance and related accrued interest were forgiven by the lender and the Small Business Administration (“SBA”). Although we believe we were eligible to participate in PPP, calculated the loan amount correctly, spent loan proceeds on allowable uses, and are entitled to loan forgiveness, it is possible that the SBA could subsequently audit the forgiven loans.

Many of our customers and suppliers worldwide were affected by COVID-19 and temporarily closed their facilities, which impacted the speed of our customer engagement and research and development. The impact of COVID-19 on our operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on regulatory agencies, customers, suppliers and employees, all of which remain uncertain at this time. Potential future health emergencies may present risks and impacts similar to the ongoing COVID-19 pandemic. If we are unable to manage these risks and uncertainties, our business, financial condition, and results of operations could be materially impacted.

EXTRAORDINARY GENERAL MEETING OF PATHFINDER

General

Pathfinder is furnishing this proxy statement/prospectus to Pathfinder’s shareholders as part of the solicitation of proxies by the Pathfinder Board for use at the extraordinary general meeting of Pathfinder to be held on February 8, 2023, and at any postponement or adjournment thereof. This proxy statement/prospectus is first being furnished to Pathfinder’s shareholders on or about January 18, 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Pathfinder’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at 10:00 a.m., Eastern Time, on February 8, 2023, at the offices of Kirkland & Ellis LLP at 609 Main Street, Houston, Texas 77002, and virtually via live webcast at https://www.cstproxy.com/pathfinderacquisition/sm2023, or on such other date and at such other place to which the meeting may be postponed or adjourned. As part of our precautions regarding COVID-19, we are planning for the meeting to be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.

Purpose of the Pathfinder Extraordinary General Meeting

At the extraordinary general meeting, Pathfinder is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution the adoption and approval of the Charter Amendment Proposal;

•

the following four (4) separate proposals to approve on a non-binding advisory basis, by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•

to authorize the change in the authorized share capital of Pathfinder from (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$9,200 divided into 900,000,000 shares New Movella Common Stock and 20,000,000 shares of New Movella Preferred Stock;

•

to authorize the New Movella Board to issue any or all shares of New Movella Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Movella Board and as may be permitted by the DGCL;

•	the removal of the ability of New Movella stockholders to take action by written consent in lieu of a meeting; and

•

to amend and restate the Existing Governing Documents and authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Pathfinder Acquisition Corporation” to “Movella Holdings Inc.” (which is expected to occur upon the effectiveness of the Domestication), (ii) making New Movella’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Pathfinder Board believes is necessary to adequately address the needs of New Movella after the Business Combination;

•

a proposal to approve by ordinary resolution the issuance of shares of New Movella Common Stock issued in connection with the Business Combination and the FP Financing pursuant to Nasdaq Listing Rule 5635;

•	a proposal to approve and adopt by ordinary resolution the Stock Incentive Plan;

•	a proposal to approve and adopt by ordinary resolution the ESPP; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal and the Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Stock Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approval of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal is conditioned on any other proposal. The Adjournment Proposal, to the extent that it is put to the extraordinary general meeting, may be proposed as the first resolution at the extraordinary general meeting.

Recommendation of the Pathfinder Board

The Pathfinder Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Pathfinder and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Stock Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

Pathfinder shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on January 13, 2023, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 40,625,000 ordinary shares issued and outstanding, of which 32,500,000 were issued and outstanding public shares.

Quorum

A quorum of Pathfinder shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders holding at least a majority of the paid up voting share capital of Pathfinder entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 20,312,501 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Pathfinder but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law (on a non-binding advisory basis), being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Stock Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal and the Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Stock Incentive Plan Proposal and the ESPP Proposal are each conditioned on the approval of the Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Governing Documents. None of the Advisory Governing Documents Proposals or the Adjournment Proposal is conditioned on any other proposal. The Adjournment Proposal, to the extent that it is put to the extraordinary general meeting, may be proposed as the first resolution at the extraordinary general meeting.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Pathfinder Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Stock Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote in person, or you may attend the extraordinary general meeting virtually and vote electronically. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Pathfinder can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a Pathfinder shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Morrow Sodali, LLC in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person or electronically, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali, LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing PFDR.info@investor.morrowsodali.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request of Pathfinder that Pathfinder redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Pathfinder’s transfer agent, in which you (i) request that Pathfinder redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, Pathfinder’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 6, 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Pathfinder’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Pathfinder’s transfer agent, Pathfinder will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.06 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically, along with the other redemption forms (as applicable). Shares of New Movella Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to Pathfinder unless the Pathfinder Board determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your share certificates (if any) and other redemption forms (as applicable) for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the share certificates (if any) and the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on January 13, 2023, the record date for the extraordinary general meeting, was $10.12. For illustrative purposes, as of January 13, 2023, the record date for the extraordinary general meeting, funds in the trust account totaled approximately $330.2 million or approximately $10.16 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Pathfinder cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation Costs

Pathfinder is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Pathfinder and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Pathfinder will bear the cost of the solicitation.

Pathfinder has hired Morrow Sodali LLC to assist in the proxy solicitation process. Pathfinder will pay that firm a fee of $32,500 plus disbursements. Such fee will be paid with non-trust account funds.

Pathfinder will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Pathfinder will reimburse them for their reasonable expenses.

Pathfinder Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 40,625,000 ordinary shares issued and outstanding, which includes an aggregate of 8,125,000 Class B ordinary shares held by the Initial Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,750,000 warrants, comprised of 4,250,000 private placement warrants held by Sponsor and the 6,500,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The Initial Shareholders, Movella, and/or their directors, officers, advisors or respective affiliates, during a period when they are not then aware of any material nonpublic information regarding us or our securities, may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares. The above- described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Stock Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Movella’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the FP Financing. The Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 – BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Pathfinder shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “—The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You should read the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary are qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You should read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Pathfinder, Sponsor, Movella or any other matter.

On October 3, 2022, Pathfinder, Merger Sub and Movella entered into a Business Combination Agreement, which provides for, among other things, the following transactions:

•

on the Closing Date, prior to the Effective Time and immediately prior to the Domestication, Pathfinder shall cause each Pathfinder ordinary share that a Pathfinder shareholder has timely and validly elected to redeem (pursuant to the exercise of such holder’s right to a redemption), to be redeemed, in each case, on the terms and subject to the conditions set forth in Pathfinder’s governing documents;

•

on the Closing Date, prior to the Effective Time, Pathfinder shall transfer by way of continuation and domestication from the Cayman Islands and Pathfinder shall domesticate as a corporation incorporated in the State of Delaware; (the “Domestication”); and

•

on the Closing Date, prior to the Effective Time, Movella shall cause the following transactions to occur (i) each share of preferred stock of Movella will be converted into and become a number of shares of Movella Common Stock set forth on the allocation schedule to be delivered in connection with Business Combination Agreement, in each case in accordance with the governing documents of Movella (including its shareholder agreements) and applicable law, and each such Movella preferred share shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, other than with respect to the shares of Movella Common Stock into which such shares of Movella preferred stock have converted, (ii) each warrant to purchase shares of Movella Common Stock will be net exercised in exchange for a number of shares of Movella Common Stock determined in accordance with the terms of the warrant agreements under which such warrants were issued and (iii) each convertible note issued by Movella will be automatically and fully converted into a number of shares of Movella Common Stock in accordance with the terms of such notes (the “Pre-Closing Recapitalization”);

•

on the Closing Date, the parties to the Business Combination Agreement shall cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Movella, with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella will become a wholly owned subsidiary of New Movella. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time and, in each case set forth in clauses (i) and (ii) below, based on implied Movella pre-transaction equity value of $375,000,000, subject to adjustments which would add the aggregate exercise price that would be paid to Movella in respect of all vested Movella Options if all vested Movella Options were exercised in full immediately prior to the Effective Time (without giving effect to any net exercise or similar concept), (i) each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (including any outstanding equity interests converted into shares of Movella Common Stock in connection with the Pre-Closing Recapitalization, and excluding any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock, and (ii) each outstanding Movella Option (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

In connection with the Business Combination, certain related agreements have been entered into, including the Company Transaction Support Agreement; the Sponsor Letter Agreement, the Commitment Letter and the Shareholder Rights Agreement (each as defined in this proxy statement/prospectus). See “—Related Agreements” for more information.

Effect of the Domestication on Existing Pathfinder Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur immediately prior to the Effective Time on the Closing Date, subject to and conditioned upon the occurrence of the Merger at the Effective Time:

•

each issued and outstanding Class A ordinary share that a Pathfinder shareholder has timely and validly elected to redeem (pursuant to the exercise of such holder’s right to a redemption) to be redeemed, in each case, on the terms and subject to the conditions set forth in Pathfinder’s governing documents;

•	each issued and outstanding Class A ordinary share will convert automatically by operation of law, on a one-for-one basis, into one share of New Movella Common Stock;

•	each issued and outstanding Class B ordinary share will convert automatically by operation of law, on a one-for-one basis, into one share of New Movella Common Stock;

•

each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will represent the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement;

•	the 4,025,000 Class B shares ordinary shares to be forfeited by the Sponsor pursuant to the Sponsor Letter Agreement will be forfeited, conditioned upon the effectiveness of the Merger;

•

the governing documents of Pathfinder will be amended and restated and become the Proposed Certificate of Incorporation and the Proposed Bylaws and Pathfinder’s name will be changed to “Movella Holdings Inc.”; and

•

in connection with the first three bullets above, each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares and underlying Pathfinder warrants prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Movella Common Stock and one-fifth of one warrant representing the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement.

Consideration to Movella Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, in each case set forth in clauses (i) and (ii) below, based on an implied Movella pre-transaction equity value of $375,000,000, subject to adjustments which would add the aggregate exercise price that would be paid to Movella in respect of all vested Movella Options if all vested Movella Options were exercised in full immediately prior to the Effective Time (without giving effect to any net exercise or similar concept), (i) each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (including any outstanding equity interests converted into shares of Movella Common Stock in connection with the Pre-Closing Recapitalization, and excluding any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock, and (ii) each outstanding Movella Option (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) or at such other place, date and/or time as Pathfinder and Movella may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of, among other things, the following conditions:

•

the applicable waiting period under the HSR Act relating to the transactions contemplated by the Business Combination Agreement shall have expired or been terminated or obtained (or deemed, by applicable law, to have been obtained), as applicable;

•

no order or law issued or threatened by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement shall be in effect;

•

this registration statement/proxy statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

•

the approval of the Business Combination Agreement, the ancillary documents to which Pathfinder is or New Movella will be a party and the transactions contemplated by each of the foregoing documents (including the Pre-Closing Recapitalization and the Merger) by the affirmative vote of the holders of the requisite number of shares of common and preferred stock of Pathfinder entitled to vote thereon;

•

the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares entitled to vote thereon, whether in person or by proxy at the extraordinary general meeting, in accordance with governing documents of Pathfinder and applicable law;

•

Pathfinder’s listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement shall have been approved and, immediately following the Effective Time, Pathfinder shall satisfy any applicable initial and continuing listing requirements of the Nasdaq, and Pathfinder shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the New Movella Common Stock (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the New Movella Common Stock to be issued pursuant to the Merger) shall have been approved for listing on the Nasdaq subject to official notice of issuance thereof;

•

after giving effect to the transactions contemplated by the Business Combination Agreement (including the FP Financing) Pathfinder shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; and

•

the amounts required to be funded by FP under the Commitment Letter (i) to consummate the Tender Offer and/or, if applicable, the FP Private Placement and (ii) pursuant to the Pre-Close Facility shall have been (and/or, will be, as applicable) funded prior to, at or substantially contemporaneous with the Closing.

Other Conditions to the Obligations of Pathfinder

The obligations of Pathfinder to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Pathfinder of, among other things, the following further conditions:

•

the representations and warranties of Movella regarding organization and qualification of Movella and its subsidiaries, certain representations and warranties regarding the capitalization of Movella and its subsidiaries, the representations and warranties regarding the authority of Movella to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be party and to consummate the transactions contemplated thereby, and broker fees shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date;

•

the representation and warranty of Movella regarding no occurrence of any Company Material Adverse Effect having occurred during the period beginning on January 1, 2022 and ending on the date of the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date;

•

the other representations and warranties of Movella shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); except where the failure of such representations and warranties to be true and correct, individually or taken as a whole, does not cause and would not constitute a Company Material Adverse Effect;

•

Movella shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Movella under the Business Combination Agreement at or prior to the Closing;

•	since October 3, 2022, no Company Material Adverse Effect shall have occurred and is continuing; and

•

Pathfinder must have received a certificate duly executed by an authorized officer of Movella, dated as of the Closing Date, confirming that the conditions set forth in the first six (6) bullet points in this section have been satisfied.

Other Conditions to the Obligations of Movella

The obligations of Movella to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Movella of, among other things, the following further conditions:

•

the representations and warranties of Pathfinder regarding organization and qualification of Pathfinder and Merger Sub, the authority of Pathfinder to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, the capitalization of Pathfinder and Merger Sub and brokers fees shall be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

•

the other representations and warranties of Pathfinder and Merger Sub shall be true and correct (without giving effect to any limitation as to “materiality” or “Pathfinder Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Pathfinder Material Adverse Effect;

•

Pathfinder shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing; and

•

Movella must have received a certificate duly executed by an authorized officer of Pathfinder, dated as of the Closing Date, confirming that the conditions set forth in the first three (3) bullet points in this section have been satisfied.

Representations and Warranties

Under the Business Combination Agreement, Movella made customary representations and warranties to Pathfinder and Merger Sub relating to, among other things: organization and qualification; capitalization; authorization; financial statements, absence of undisclosed liabilities, consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; customers and suppliers; compliance with international trade and anti- corruption laws; information supplied; activities of Movella; investigation; and financing.

Under the Business Combination Agreement, Pathfinder and Merger Sub made customary representations and warranties to Movella relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplied; capitalization; SEC filings; the trust account; transactions with affiliates; litigation; compliance with law; business activities; internal controls, listing and financial statements; absence of undisclosed liabilities; tax matters; CFIUS; investigation; and compliance with international trade and anti-corruption laws.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Movella and Pathfinder are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Movella and Pathfinder are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Movella and its subsidiaries, taken as a whole, or (b) has a material adverse effect on the ability of Movella to consummate the transactions contemplated by the Business Combination Agreement to occur on or prior to the Closing Date (including the Pre-Closing Recapitalization and the Merger) in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any strike, riot, cyberattack, protests, and any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Movella and any of its subsidiaries operate, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Movella or any of its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of the Business Combination Agreement or the taking of any action expressly required by the Business Combination Agreement or with the prior written consent of Pathfinder (provided that the exceptions in clause (vi) and (vii) shall not apply to certain representations and warranties related to the governing documents of Movella, material contracts, material permits, judicial orders or creation of liens to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the closing condition set forth in the Business Combination Agreement to the extent it relates to such representations and warranties), (viii) any failure by Movella or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on Movella or its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which Movella and its subsidiaries operate.

Under the Business Combination Agreement, certain representations and warranties of Pathfinder and Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Pathfinder Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Pathfinder and Merger Sub, taken as a whole, or (b) has a material adverse effect on the ability of either of Pathfinder and Merger Sub to consummate the transactions contemplated by the Business Combination Agreement to occur on or prior to the Closing Date (including the Merger); provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Pathfinder Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any strike, riot, protests, cyberattacks, and any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which either of Pathfinder and Merger Sub operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Pathfinder and Merger Sub with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of the Business Combination Agreement or the taking of any action expressly required by the Business Combination Agreement or with the prior written consent of Movella (provided that the exceptions in this clause (vi) and clause (vii) shall not apply to certain representations and warranties related to the governing documents of Pathfinder and Merger Sub, material contracts, material permits, judicial orders or creation of liens to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the closing condition set forth in the

Business Combination Agreement to the extent it relates to such representations and warranties), (viii) any failure by either of Pathfinder and Merger Sub to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (ix) or (x)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; or (x) any change, event, development, effect or occurrence that is generally applicable to “SPACs”; provided, however, that (A) any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), clause (ix) or clause (x) may be taken into account in determining whether a Pathfinder Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, development, effect or occurrence has or has had or would reasonably be expected to have a disproportionate adverse effect on Pathfinder relative to other “SPACs,” and (B) in no event shall (x) any change, event, development, effect or occurrence to the extent relating to any of Movella and its subsidiaries, (y) any right of the holders of Class A ordinary shares to redeem all or a portion of their Class A ordinary shares (in connection with the transactions contemplated by the Business combination Agreement or otherwise) as set forth in Pathfinder’s governing documents, or (z) any failure of FP to fulfill its obligations under the Commitment Letter or any other debt financing arrangement (including any failure to fund its commitments thereunder when required), in and of itself, constitute a Pathfinder Material Adverse Effect.

Covenants of the Parties

Covenants of Movella

Movella made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions or as consented to in writing by Pathfinder (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Pathfinder will, and will cause its subsidiaries to, operate the business of Pathfinder and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Pathfinder and its subsidiaries, taken as a whole.

•

Subject to certain exceptions, prior to the Closing, Movella will and will cause its subsidiaries to, not do any of the following without Pathfinder’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second, third, fourth, seventh, eleventh, twelfth, thirteenth, fourteenth, fifteenth and sixteenth (to the extent related to any of the foregoing) sub-bullets below):

•	declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of Movella or any subsidiary of Movella;

•

merge, consolidate, combine or amalgamate Movella and its subsidiaries with any person or otherwise acquire any business entity or organization except, in each case, for acquisitions whose aggregate consideration (for all such acquisitions) is not greater than $1,000,000;

•	adopt any amendments, supplements, restatements or modifications to the governing documents of (including shareholder agreements) Movella and its subsidiaries;

•

transfer, sell, assign, abandon, lease, license, permit to lapse or expire, or otherwise dispose of any material assets or material properties of Movella and its subsidiaries or create, subject to or incur any lien on any material assets or properties of Movella and its subsidiaries (other than permitted liens);

•

transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a lien, any equity securities of Movella and its subsidiaries or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Movella and its subsidiaries to issue, deliver or sell any equity securities of Movella and its subsidiaries, as applicable other than an issuance of shares of Movella common stock upon exercise of any option or warrant to purchase shares of Movella in accordance with applicable option grant documents or warrant agreements;

•

incur, create or assume any indebtedness for borrowed money, indebtedness for obligations evidenced by any note, bond, debenture or other debt security, or any indebtedness of any other entity/individual, other than ordinary course trade payables and those related to the Commitment Letter;

•	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, subject to certain exceptions;

•

adopt or materially amend any material benefit plan or materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual, independent contractor or service provider, take any action to accelerate any payment or benefit payable to any such person, waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider; negotiate, enter into, amend or extend any collective bargaining agreement or other contract with a union or hire or engage or terminate any employee or individual independent contractor with annual compensation in excess of $300,000 other than for cause; implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other actions that could implicate the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable state or local laws;

•

make, change or revoke any material election concerning taxes, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

•	enter into any settlements in excess of a certain threshold or that impose any material non-obligations on Movella or any of its subsidiaries;

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Movella and its subsidiaries (or Pathfinder or any of its affiliates following the Closing);

•	change the methods of accounting of Movella or any of its subsidiaries in any material respect, other than changes that are made in accordance with Public Company Accounting Oversight Board standards;

•	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•	make any change of control payment that is not disclosed to Pathfinder on the Movella disclosure schedules;

•	amend, modify or terminate any contract that limits, in any material respect, any material affiliate contracts or material contracts providing for any “change of control” payment; and

•	enter into any contract to take, or cause to be taken, any of the actions set forth in the sub-bullets above.

•

As promptly as reasonably practicable (and in any event within five business days) following the date of this proxy statement/prospectus is declared effective, Movella is required to obtain and deliver to Pathfinder a true and correct copy of a written consent approving the Business Combination Agreement, the ancillary documents to which the Company is party to and the transactions contemplated each of the foregoing documents (including the Pre-Closing Recapitalization, the Merger and the termination of Movella’s existing shareholder agreements), duly executed by the holders of the number of shares of common and preferred stock of Movella required to approve and adopt such matters (the “Company Shareholder Written Consent”).

•

As promptly as reasonably practicable (and in any event prior to the date that is 21 days following execution of the Business Combination Agreement), Movella shall have delivered Company Shareholder Transaction Support Agreements, executed and delivered by the requisite supporting stockholders.

•

At least five Business Days prior to the Closing, Movella is required to deliver an allocation schedule setting forth certain capitalization information of Movella for purposes of allocating the New Movella Common Stock among the Movella equityholders.

•

Subject to certain exceptions, prior to the Closing, Movella will purchase a “tail” policy providing liability insurance coverage for Movella directors and officers with respect to matters occurring on or prior to the Closing.

•

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Movella shall not, and shall cause its subsidiaries and respective representatives not to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage, knowingly facilitate, accept, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a Company Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or provide any non-public information or documents to any person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into, participate in or continue in any discussion or negotiations with any third party in connection with or related or, or approve, accept or entered into any letter of intent, term sheet or contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public or other offering or sale of any equity securities of Pathfinder or its subsidiaries (or any affiliate, current or future parent entity or successor of Pathfinder or its subsidiaries); (v) consummate any Company Acquisition Proposal; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing; provided that clause (i), (ii), and (iii) shall not be applicable to any actions to the extent taken in furtherance of a potential sale of Movella’s stake in MEMSIC Semiconductor (Tianjin) Co. Ltd. (“MEMSIC”) or Hygealeo Technology Co., Ltd.

•

Movella shall give Pathfinder prompt written notice of any demands for appraisal of any shares of Movella Common Stock, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL relating to Movella’s stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL. Movella will not, except with the prior written consent of Pathfinder (which consent shall not be unreasonably withheld, conditioned, or delayed), settle or offer or agree to settle, or make any payment, or deliver any consideration, with respect to, any such demand.

•

As promptly as reasonably practicable following the date of the Business Combination Agreement, Movella shall deliver to Pathfinder the Movella consolidated audited financial statements for the years ended December 31, 2020 and 2021 and the Movella consolidated unaudited financial statements for the six-month period ended June 30, 2022.

Covenants of Pathfinder

Pathfinder made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions (including the ability of Pathfinder or Merger Sub to use funds held by Pathfinder outside the trust account to pay any Pathfinder expenses or liabilities to distribute or pay over any funds held by Pathfinder outside the trust account to Sponsor or any of its affiliates, in each case, prior to the Closing) or as consented to in writing by Movella, prior to the Closing, Pathfinder will, and will cause its subsidiaries to, not do any of the following:

•

adopt any amendments, supplements, restatements or modifications to, or waive any provisions of, the trust agreement, warrant agreement or the governing documents of any Pathfinder Party or any of its subsidiaries;

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of Pathfinder or any of its subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of Pathfinder or any of its subsidiaries, as applicable;

•	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•	incur, create or assume any indebtedness, except for indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;

•	make any loans or advances to, or capital contributions in, any other person, other than to, or in, Pathfinder or any of its subsidiaries;

•

issue any equity securities of Pathfinder or any of its subsidiaries (other than in connection with the FP Financing) or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of Pathfinder or any of its subsidiaries;

•

enter into, renew, modify or revise any Pathfinder related party transaction (or any contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a Pathfinder related party transaction), other than (i) the entry into any contract with a Pathfinder related party with respect to the incurrence of indebtedness permitted by the fourth sub-bullet above or (ii) for the avoidance of doubt, any expiration or automatic extension or renewal of any contract pursuant to its terms;

•

engage in any activities or business, other than activities or business (i) in connection with or that are otherwise incidental or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, or it being (or continuing to be) a public company listed on NASDAQ (ii) contemplated by, or incidental or related to, the Business Combination Agreement, any ancillary document thereto, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) those that are administrative or ministerial, in each case for purposes of this clause (iii), which are immaterial in nature;

•

make, change or revoke any material election concerning taxes, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; or

•	enter into any contract to take, or cause to be taken, any of the actions set forth in the sub-bullets above.

•

As promptly as reasonably practicable following the time at which this proxy statement/prospectus is declared effective under the Securities Act, Pathfinder will duly give notice of and use its reasonable best efforts to duly convene and hold the extraordinary general meeting to approve the Transaction Proposals.

•

As promptly as reasonably practicable (and in any event within one business day) following the date of the Business Combination Agreement, Pathfinder, as the parent and sole shareholder of Merger Sub, is required to approve and adopt the Business Combination Agreement, the ancillary documents to which Merger Sub is party to and the transactions contemplated by any of the foregoing documents (including the Merger).

•

Subject to certain exceptions, Pathfinder shall use its reasonable best efforts to cause: (i) Pathfinder’s listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement to have been approved; (b) Pathfinder to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (iii) the New Movella Common Stock and New Movella warrants issuable in accordance with the Business Combination Agreement, including the Domestication and the Merger, to be approved for listing on Nasdaq, in each case, as promptly as reasonably practicable after the date of the Business Combination Agreement and in any event prior to the Closing.

•

Subject to certain exceptions, prior to the Closing, Pathfinder will purchase or maintain a “tail” policy providing liability insurance coverage for Pathfinder directors and officers with respect to matters occurring on or prior to the Closing.

•

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Pathfinder and Merger Sub shall not, and each of them shall cause its respective representatives not to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage, knowingly facilitate, accept or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a Pathfinder Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or provide any non-public information or documents to any person in connection with, or that could reasonably be expected to lead to, a Pathfinder Acquisition Proposal; (iii) enter into, participate in or continue any discussions or negotiations with any third party in connection with or related to, or approve, accept or enter into any letter of intent, term sheet or contract or other arrangement or understanding regarding any Pathfinder Acquisition Proposal; (iv) prepare, submit, file or take any steps in connection with an offering of any securities of Pathfinder (or any controlled affiliate or successor of Pathfinder); (v) consummate any Pathfinder Acquisition Proposal; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

•	Pathfinder will change its name to “Movella Holdings Inc.”

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•	using reasonable best efforts to consummate the Business Combination, including obtaining the financing transactions contemplated under the Commitment Letter;

•

notify the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•	making relevant public announcements;

•	using reasonable best efforts to cause the each of the Domestication and the Merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the IRS Code;

•	using reasonable best efforts to consummate the FP Financing in accordance with the terms set forth in the Commitment Letter; and

•	cooperate in connection with certain tax matters and filings.

In addition, Pathfinder and Movella agreed that Pathfinder and Movella will prepare and mutually agree upon and Pathfinder will file with the SEC, this proxy statement/prospectus on Form S-4 relating to the Business Combination.

Board of Directors

Following the Closing, it is expected that the current management of Movella will become the management of New Movella, and the New Movella Board will consist of seven directors, which will be divided into three classes (Class I, Class II and Class III). The New Movella Board will consist of six individuals designated by Movella, including one individual designated by Francisco Partners (which, unless otherwise agreed in writing by Pathfinder prior to the date this proxy statement/prospectus is declared effective, shall include the number of independent directors as required by the listing rules of Nasdaq), and the individual designated by Pathfinder.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time, and the representations and warranties of Movella and Pathfinder regarding investigation and exclusivity of representations and warranties.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of Pathfinder and Movella;

•

by Pathfinder, subject to certain exceptions, if any of the representations or warranties made by Movella are not true and correct or if Movella fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), such that certain conditions to the obligations of Pathfinder, as described in the section entitled “—Conditions to Closing of the Business Combination” above would not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) April 30, 2023 (the “Termination Date”);

•

by Movella, subject to certain exceptions, if any of the representations or warranties made by Pathfinder and Merger Sub are not true and correct or if Pathfinder or Merger Sub fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Movella, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

•

by either Pathfinder or Movella, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or agreements under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

•

by either Pathfinder or Movella, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Pathfinder Expiration Date (including as the Pathfinder Expiration Date is extended);

•	by either Pathfinder or Movella,

•

if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable; or

•	if the approval of the Condition Precedent Proposals are not obtained at the extraordinary general meeting (including any adjournment thereof);

•	by Pathfinder, if Movella does not deliver, or cause to be delivered to Pathfinder, the Company Shareholder Written Consent when required under the Business Combination Agreement; and

•

by Pathfinder, if Movella does not deliver, or cause to be delivered to Pathfinder, the Company Transaction Support Agreements executed and delivered by Movella shareholders sufficient to approve the transactions contemplated by the Business Combination Agreement when required under the Business Combination Agreement.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or Fraud (as defined in the Business Combination Agreement).

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (a) if the Business Combination Agreement is terminated in accordance with its terms, Movella shall pay, or cause to be paid, all unpaid Movella expenses and Pathfinder shall pay, or cause to be paid, all unpaid Pathfinder expenses, and (b) and (b) if the Closing occurs, Pathfinder shall pay, or cause to be paid, all unpaid Movella and Pathfinder expenses.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except that the Cayman Islands, inclusive of the Cayman Islands Companies Act shall also apply to the Domestication. However, any claim, controversy or dispute of any kind involving FP as a party that is in any way related to the Business Combination Agreement, the Commitment Letter, the FP Financing any financing agreements related thereto or any of the transactions contemplated thereby (other than determinations as to the accuracy of the representations and warranties made by Movella, whether the Merger has been consummated, interpretation as to the definition of “Company Material Adverse Effect” and whether a Company Material Adverse Effect has occurred, which shall be governed by the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except that the Cayman Islands, inclusive of the Cayman Islands Companies Act shall also apply to the Domestication) shall be governed by, and construed in accordance with, the laws of the State of New York.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) Pathfinder and Movella prior to the Closing and (ii) New Movella and Sponsor after the Closing.

However, the provisions of the Business Combination Agreement relating to its amendment, governing law, parties in interest, non-recourse, waiver of jury trial, submission to jurisdiction and remedies (and any other provision of the Business Combination Agreement to the extent the amendment, supplement, waiver or other modification of such provision at issue would modify the substance of such sections) may not be amended, supplement, waived or otherwise modified in any manner that is adverse in any respect to FP without the prior written consent of FP.

Commitment Letter and Subsequent Entry into of Note Purchase Agreement

In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, pursuant to which FP committed to provide $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FP committed (i) to provide the Pre- Close Facility prior to Closing, (ii) to launch the Tender Offer, and (iii) to the extent the total amount tendered and actually purchased upon expiration of the Tender Offer is less than $75 million, to effect the FP Private Placement, which would occur substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication). The shares of New Movella Common Stock to be purchased by FP in the FP Private Placement, if any, are to be purchased at a price of $10.00 per share and will not be registered with the SEC at Closing, provided, that, such shares of New Movella Common Stock will be subject to registration rights pursuant to the Shareholder Rights Agreement. On November 14, 2022, Movella entered into the Note Purchase Agreement with the other parties thereto, and Movella received the net proceeds from the issuance of notes under the Pre-Close Facility. If the Merger has not occurred by the earlier of (i) the termination of the Business Combination Agreement and (ii) April 30, 2023, then FP’s commitment to provide the VLN Facility shall terminate, and the Pre-Close Facility shall mature on November 14, 2025. The Class A ordinary shares purchased in the Tender Offer and the shares of New Movella Common Stock purchased in the FP Private Placement are collectively referred to herein as the “FP Shares.” In exchange for the entry into a transaction support agreement for the FP Shares, pursuant to which the FP Purchasers agreed to, among other matters, refrain from redeeming the FP Shares (outside of certain circumstances), the Note Purchase Agreement provides, subject to customary conditions, that Movella will be deemed to issue and FP will be deemed to purchase notes evidencing the VLN Facility, the deemed proceeds of which shall be used to, among other things, refinance the Pre-Close Facility in its entirety. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to cause FP to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event. If the Merger is consummated and the VLN Facility is deemed issued, the VLN Facility will mature five years after the Closing. In connection with the Note Purchase Agreement, Pathfinder and the FP Purchasers entered into an Equity Grant Agreement that provides for the issuance of 1.0 million shares of New Movella Common Stock by New Movella to the FP Purchasers at the Effective Time, subject to and conditioned upon the Merger occurring, the full deemed funding of the VLN Facility and the acquisition by the FP Purchasers or its affiliates of $75 million of Pathfinder’s Class A ordinary shares in the Tender Offer and/or shares of New Movella Common Stock in the FP Private Placement. On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at the Expiration Time. Prior to the Expiration Time, on January 4, 2023, the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP will purchase $75 million of shares of New Movella Common Stock in the FP Private Placement.

Ownership of New Movella

As of the date of this proxy statement/prospectus, there are 40,625,000 ordinary shares of Pathfinder issued and outstanding, which includes an aggregate of 8,125,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,750,000 warrants, comprised of 4,250,000 private placement warrants held by Sponsor and 6,500,000 public warrants. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination Agreement or the FP Financing and assuming that none of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination), Pathfinder’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 51,375,000 ordinary shares.

The following table illustrates varying estimated ownership levels in New Movella Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 34,696,398 shares of New Movella Common Stock are issued to the holders of Movella Common Stock at Closing, which would be the number of shares of New Movella Common Stock issued to such holders if the Closing were to occur on February 7, 2023 and there were no cash awards paid out by Movella, (ii) all public warrants or private placement warrants to purchase New Movella Common Stock that will be outstanding immediately following Closing have been exercised, (iii) 1,000,000 shares of New Movella Common Stock are issued to FP, (iv) no Class A ordinary shares were purchased by FP in the Tender Offer and that 7,500,000 shares of New Movella Common Stock are issued to FP pursuant to the FP Private Placement and (v) the 4,025,000 Class B ordinary shares held by the Sponsor that are subject to forfeiture are not considered outstanding. If the actual facts are different than these assumptions, the ownership percentages in New Movella will be different.

	Share Ownership in New Movella(3)
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Pathfinder public shareholders(1)	40.7%	0%
Sponsor and other initial shareholders(2)	5.1%	8.7%
Movella Shareholders	43.5%	73.4%
FP Credit Partners, L.P. and certain affiliates	10.7%	18.0%

(1)	Assumes that 100% of Pathfinder’s outstanding public shares, other than any shares held by FP, are redeemed in connection with the Business Combination.
(2)	Does not include 4,025,000 shares held by the Sponsor at closing that are subject to forfeiture.
(3)

Stockholders will experience additional dilution to the extent New Movella issues additional shares of New Movella Common Stock after the Closing. The table above excludes (a) 10,750,000 shares of New Movella Common Stock that will be issuable upon the exercise of the 4,250,000 private placement warrants and 6,500,000 public warrants; (b) the shares of New Movella Common Stock that will initially be available for issuance under the Incentive Plan as described in the Stock Incentive Plan Proposal; and (c) the shares of New Movella Common Stock that will be available for issuance under the ESPP as described in the ESPP Proposal. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares:

	Share Ownership in New Movella
	No redemptions	Maximum Redemptions
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Pathfinder public shareholders	43.1%	11.2%
Sponsor and other initial shareholders	9.2%	14.4%
Movella Shareholders	38.3%	59.8%
FP Credit Partners, L.P. and certain affiliates	9.4%	14.6%

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of the Company Transaction Support Agreements, the Sponsor Letter Agreement, the Commitment Letter and the Shareholder Rights Agreement are attached hereto as Annex F, Annex G, Annex H and Annex I, respectively. You should read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Shareholder Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Pathfinder, Sponsor, Movella, and certain other equityholders of Movella (who will own New Movella Common Stock upon the consummation of the Pre-Closing Recapitalization) (collectively, the “Investors”) entered into a shareholder rights agreement (the “Shareholder Rights Agreement”) to be effective upon Closing pursuant to which, among other things, the Investors have been granted certain customary registration rights.

Pursuant to the Shareholder Rights Agreement, the Sponsor, Francisco Partners and the Legacy Pathfinder Holders (as defined in the Shareholder Rights Agreement) have agreed that, subject to certain customary exceptions, they will not effect any sale or distribution of New Movella equity securities during the period commencing on the Closing Date and ending on the earlier of (a) the date that is three hundred and sixty five (365) days following the Closing Date and (b) (i) the first date on which the closing price of the New Movella Common Stock has been greater than or equal to $12.00 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days within a 30-trading day period commencing at least one hundred and fifty (150) days after the Closing Date or (ii) the date on which New Movella completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all New Movella’s shareholders having the right to exchange their New Movella Common Stock for cash, securities or other property. Each other Investor has agreed that, subject to certain customary exceptions, he, she, or it shall not effect any sale or distribution of Movella equity securities during the period commencing on the Closing Date and ending on the date that is one hundred and eighty (180) days following the Closing Date.

Transaction Support Agreements

Within 21 days following the execution of the Business Combination Agreement, (a) Pathfinder, Sponsor, Movella and certain shareholders (“Supporting Shareholders”) are entering into a transaction support agreement (the “Company Transaction Support Agreement”), pursuant to which each Supporting Shareholder will agree to, among other things, (i) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto (including the Pre-Closing Recapitalization and the Merger), (ii) support and grant a proxy to Pathfinder (or its applicable designee) to vote in favor of the Business Combination Agreement, the Ancillary Documents to which Movella is or will be a party and the transactions contemplated thereby (including the Pre-Closing Recapitalization and the Merger), and (iii) take, or cause to be taken, any actions necessary or advisable to (A) cause certain agreements to be terminated effective as of the Closing and (B) not consent to any direct or indirect transfers of equity securities of Movella, in each case, on the terms and subject to the conditions set forth in the Company Transaction Support Agreement. If and to the extent that the required holders sufficient to provide approval of the transactions contemplated by the Business Combination Agreement and the termination of various related party transactions do not executed such Company Transaction Support Agreements within 21 days following the execution of the Business Combination Agreement, Pathfinder shall have the right to terminate the Business Combination Agreement.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, Movella and each of our directors and officers entered into the Sponsor Letter Agreement, pursuant to which, among other things,

(i) Sponsor and each of our directors and officers have agreed to vote the Pathfinder ordinary shares owned by him, her or it in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and to forego redemption rights, if any, in respect thereof and (ii) Sponsor and our independent directors have agreed to (a) waive, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, waive any adjustment to the conversion ratio set forth in the governing documents of Pathfinder and any other anti-dilution or similar protections with respect to the Class B ordinary shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise) and (b) not assert or perfect, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, any rights to adjustment of the conversion ratio with respect to the Class B ordinary shares owned by him, her or it set forth in the governing documents of Pathfinder or any other anti-dilution or similar protection with respect to the Class B ordinary shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise), (c) Sponsor has, solely in the circumstances described in the Sponsor Letter Agreement, agreed to forfeit 50% of its Class B ordinary shares and (d) subject to, and conditioned upon, the occurrence of and effective as of, the Effective Time, the Sponsor and each of the Pathfinder Insiders have each agreed to terminate certain existing arrangements with Pathfinder, including existing registration rights and the existing lock-up obligations with respect to his, her or its Pathfinder ordinary shares.

Background to the Business Combination

Pathfinder is a blank check company incorporated on December 18, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In conducting an active search for a business combination target, as described in greater detail below, Pathfinder utilized the global network and investing, industry and sector, and transaction experience of Sponsor, Pathfinder and the Pathfinder Board, as well as their respective representatives. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among Pathfinder, Movella and their respective representatives and advisors.

In December 2020, prior to the closing of Pathfinder’s initial public offering, Pathfinder issued 7,906,250 Class B ordinary shares to Sponsor in exchange for a capital contribution of $25,000. In February 2021, Sponsor transferred 25,000 founder shares each to Steve Walske, Omar Johnson and Paul Weiskopf for their service as independent directors of Pathfinder. On February 16, 2021, Pathfinder effected a share dividend of 718,750 Class B ordinary shares to Sponsor, resulting in there being an aggregate of 8,625,000 Class B ordinary shares outstanding. On February 17, 2021, Pathfinder completed its initial public offering of 32,500,000 Class A ordinary shares at a price of $10.00 per share generating gross proceeds of $325 million before underwriting discounts and expenses. Each person acquiring Class A ordinary shares in the initial public offering also received one-fifth of a public warrant for each Class A ordinary share they purchased in the initial public offering. Concurrently with the closing of its initial public offering, Pathfinder completed the private sale of an aggregate of 4,250,000 private placement warrants at a price of $2.00 per warrant to Sponsor resulting in gross proceeds to Pathfinder of $8.5 million. On April 2, 2021, Sponsor forfeited 500,000 of its Class B ordinary shares to Pathfinder as the result of Sponsor electing to not exercise the underwriters’ overallotment option in full prior to the expiration thereof.

Prior to the consummation of Pathfinder’s initial public offering, neither Pathfinder, nor any authorized person on its behalf, held any substantive discussions, formal or otherwise, with respect to a business combination involving Pathfinder.

Following the completion of its initial public offering, Pathfinder’s officers and directors commenced an active search for potential business combination targets, leveraging its officers’ and directors’ and Sponsor’s relationships with leading technology company founders, executives of private and public companies, private equity firms (including HGGC, Industry Ventures and their affiliates), venture capitalists, growth equity fund managers and investment banking intermediaries. The focus of this active search was potential growth-oriented technology or technology-enabled business combinations targets, which Pathfinder’s directors and officers believed, based on their experience, could satisfy all (or a portion of) certain key criteria for a business combination target, including, among others: (a) attractive growth prospects, (b) proven, sustainable unit economies, (c) a strong and defensible market position, (d) a credible and motivated management team, (e) public-company ready infrastructure and (f) the potential for an attractive return to Pathfinder shareholders. During this search, as of the middle of 2021, Pathfinder, Sponsor, its affiliates and its representatives initiated contact with or were contacted by various representatives and advisors of more than 100 companies with respect to a potential business combination. Pathfinder entered into non-disclosure agreements with 19 of these potential business combination targets for purposes of performing due diligence and evaluating and analyzing these companies as potential business combination targets, and Pathfinder submitted non-binding term sheets to three of these potential business combination targets that Pathfinder believed, based on, among other things, its preliminary due diligence and evaluation and the business experience and existing industry knowledge of its directors and officers, were suitable for a potential business combination. Pathfinder engaged in varying levels of discussions, due diligence, evaluation, analysis and negotiations with these potential business combination targets at different points in time, as well as certain other potential business combination targets with whom it entered into non-disclosure agreements with, based on, among other factors, interest from, and due diligence access granted by, such potential business combination target, Pathfinder’s beliefs as to which potential business combination targets could best satisfy Pathfinder’s key criteria for a business combination target set forth above, as well as the receptivity to, or preparedness of, such potential business combination target with respect to a potential business combination, the terms on which such potential business combination target was willing to consider a potential business combination, the potential business combination target’s position in the market in which it operates and the future growth prospects of the potential business combination target. This due diligence, evaluation and analysis involved, among other things, preliminary due diligence with respect to, and evaluating and analyzing, each target’s business.

On July 15, 2021, Pathfinder entered into a Business Combination Agreement (the “ServiceMax BCA”) with ServiceMax, Inc., a Delaware corporation (“ServiceMax”), and Stronghold Merger Sub, Inc., a Cayman Islands exempted company incorporated with limited liability and a wholly owned subsidiary of ServiceMax. On August 11, 2021, Pathfinder and ServiceMax agreed to amend and restate the ServiceMax BCA and entered into an Amended and Restated Business Combination Agreement (the “A&R ServiceMax BCA”) with ServiceMax and Serve Merger Sub, Inc., a wholly owned subsidiary of Pathfinder (“Serve Merger Sub”), pursuant to which Serve Merger Sub would be merged with and into ServiceMax, with ServiceMax surviving as a wholly owned subsidiary of Pathfinder (the “ServiceMax BCA Transaction”). Pathfinder filed preliminary proxy statements/prospectuses relating to the ServiceMax BCA Transaction from August through November 2021 and on November 10, 2021, Pathfinder filed a definitive proxy statement relating to the ServiceMax BCA Transaction (the “ServiceMax Proxy”). On November 30, 2021, Pathfinder filed a Form 8-K voluntarily supplementing the ServiceMax Proxy with supplemental disclosures to avoid nuisance, cost and distraction relating to letters from purported stockholders relating to certain disclosures in the ServiceMax Proxy. On December 6, 2021, Pathfinder and ServiceMax entered into a termination agreement, effective as of such date, pursuant to which the parties agreed to mutually terminate the A&R ServiceMax BCA and its ancillary agreements due to unfavorable market conditions.

Following the termination of the A&R ServiceMax BCA, Pathfinder’s officers and directors recommenced an active search for potential business combination targets using the aforementioned criterion and resources. During this search, Pathfinder, Sponsor, its affiliates and its representatives held discussions with approximately 15 potential business combination targets, and Pathfinder submitted non-binding term sheets to two of these potential targets, including Movella, that Pathfinder believed, based on, among other things, its and its advisors’ preliminary due diligence and evaluation and the experience and existing knowledge of its directors and officers, were suitable for a business combination. During the course of this search process, Pathfinder regularly updated the Pathfinder Board on the status of such search process, including providing information through its confidential board portal and holding regular meetings.

Pathfinder ultimately determined to pursue the business combination transaction with Movella and to abandon the other potential business combination opportunities that it had been further analyzing and exploring because of, among other things: (a) Pathfinder’s directors’ and officers’ belief that Movella was the most attractive potential business combination due to the strength of the following factors, including, in particular, relative to other potential business combination targets, its attractive growth prospects, market position, business model, management team, public-company ready infrastructure and ability to offer attractive equity returns to Pathfinder’s shareholders; (b) the level of engagement by, and advanced negotiations and discussions with, Movella, as compared to the other potential business combination targets; and (c) Movella’s preparedness and willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummating a business combination and becoming a public company, as compared to the other potential business combination targets. The Board authorized Pathfinder’s management to pursue and finalize an LOI with Movella. None of the discussions with the other business combination targets resulted in an executed letter of intent or term sheet.

On January 11, 2022, representatives of Stifel, Nicolaus & Company (“Stifel”), Movella’s financial advisor, reached out to representatives of Pathfinder to discuss a variety of potential business combination targets on a no-names basis. Following this discussion, Pathfinder reviewed the potential business combination opportunities, and upon further analysis and review, representatives of Pathfinder reached out to representatives of Stifel to learn more about the opportunity that would later be revealed to be Movella.

On February 7, 2022, representatives of Stifel had a teleconference meeting with certain representatives of Pathfinder, during which the identity of Movella was revealed to Pathfinder as a potential business combination target. At the meeting, representatives of Stifel provided an overview of Movella’s business and strategic prospects. At the meeting, the representatives of Pathfinder expressed interest in further exploring a potential business combination, and the parties agreed to enable Pathfinder to be given access to information and management, pursuant to a non-disclosure agreement, in order to evaluate a potential business combination with Movella.

On February 9, 2022, representatives of Pathfinder held an introductory teleconference meeting with Mr. Ben Lee, the Chief Executive Officer of Movella and Mr. Stephen Smith, the Chief Financial Officer of Movella, along with representatives of Stifel. During such teleconference, representatives of Stifel and Movella provided a brief overview of Movella’s business, and the participants discussed how a potential business combination with Pathfinder could further Movella’s objectives.

On February 15, 2022, Movella executed a non-disclosure agreement with Pathfinder, pursuant to which Pathfinder and Movella agreed to exchange confidential information for purposes of further evaluating and, as each party saw fit, negotiating, pursuing and consummating a potential business combination, and Movella provided Pathfinder with access to a virtual data room for purposes of conducting further business and financial due diligence with respect to Movella and its business. As part of these discussions, on February 21, 2022, representatives of Movella provided to representatives of Pathfinder a management presentation that included a detailed description and overview of Movella’s business, operations and prospects, including certain financial information of Movella, Movella’s product development pipeline, and Movella’s views on competitive positioning, market opportunities and strategy. Representatives of Movella answered a variety of questions posed by representatives of Pathfinder based on Pathfinder’s due diligence to date.

Between February 15, 2022 and March 1, 2022, representatives of Pathfinder held multiple teleconference meetings with representatives of Movella and Stifel to conduct further business and financial due diligence and to further discuss and explore a potential business combination between Pathfinder and Movella and the potential terms of such potential business combination.

On March 2, 2022, Pathfinder submitted a non-binding Letter of Intent (the “March LOI”) with a $600-700 million valuation, with no adjustments, on a pre-transaction equity value basis, which Pathfinder’s management believed to be an attractive valuation range for a potential business combination with Movella in light of its evaluation and analysis of Movella to date. In conjunction therewith, Pathfinder began to reach out to potential financing sources to identify structured financing solutions to support a potential business combination with Movella.

Between March 2, 2022 and March 15, 2022, representatives of Pathfinder, on the one hand, and representatives of Movella and/or Stifel, on the other hand, held multiple teleconference meetings and exchanged multiple revised drafts of the March LOI and came to agreement on the outstanding business issues, including, among others: (a) the pre-transaction equity value of Movella (which the parties agreed would be a fixed equity value of $700 million with no adjustments, subject to confirmatory due diligence and appropriate representations, warranties and covenants (and related closing bring-down standards) to provide additional comfort that there are not significant change of control payments or other shareholder “leakage” related to the transaction); (b) the key closing conditions (including the inclusion of a minimum proceeds condition, which the parties agreed would be an amount of $100 million); (c) the forfeiture by Sponsor of a portion of Class B ordinary shares and/or warrants upon the closing of the Business Combination under certain conditions; (d) the post-closing Pathfinder Board composition and the post-closing governance structure of the combined company; (e) the lock-up period and conditions attached to the Pathfinder shares issued to Movella Shareholders and Sponsor upon closing of the Business Combination; and (f) the post-closing incentive equity plan, with the size and terms to be mutually agreed upon signing of a definitive agreement with respect to the Business Combination by the parties taking into account the terms of incentive plans of similarly situated companies. During this same time period, Pathfinder and its representatives continued to conduct business, financial and public company readiness due diligence with respect to Movella and its business (including its potential product and service offerings and related technology), and monitor the public financing markets in connection with exploring a potential business combination.

On March 14, 2022, a meeting of the Pathfinder Board was held and the Board determined to pursue the business combination transaction with Movella and to abandon the other potential business combination opportunities that it had been further analyzing and exploring because of, among other things: (a) Pathfinder’s directors’ and officers’ belief that Movella was the most attractive potential business combination due to the strength of the following factors, including, in particular, relative to other potential business combination targets, its attractive growth prospects, market position, business model, management team, public-company ready infrastructure and ability to offer attractive equity returns to Pathfinder’s shareholders; (b) the level of engagement by, and advanced negotiations and discussions with, Movella, as compared to the other potential business combination targets; and (c) Movella’s preparedness and willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummating a business combination and becoming a public company, as compared to the other potential business combination targets. The Board authorized Pathfinder’s management to pursue and finalize an LOI with Movella.

On March 15, 2022, Pathfinder and Movella executed the March LOI, which provided for, among other things, an agreed valuation of Movella based on an implied pre-transaction equity value of $700 million with no adjustments for cash or debt, as well as an exclusivity agreement (the “Initial Exclusivity Agreement”), pursuant to which the parties agreed to a mutual exclusivity period ending 30 days following the Initial Exclusivity Agreement.

Between March 15, 2022 and early April 2022, representatives of Pathfinder engaged in and completed further business, financial and other due diligence, and Pathfinder continued to seek out structured financing to support the transaction with Movella.

Between early April and May 3, 2022, Pathfinder engaged in a series of teleconference discussions with Movella’s management and representatives of Stifel regarding the potential need to adjust valuation based on feedback from financing sources as well material reductions in the valuations of public comparables, and the parties agreed to adjust the pre-money valuation of Movella in light of market conditions.

On May 3, 2022, in light of further deteriorating market conditions and the lack of a committed financing solution to support a potential transaction, Pathfinder and Movella terminated the Initial Exclusivity Agreement and agreed to continue to work towards a potential transaction at a pre-money equity valuation of $425 million on a non-exclusive basis, subject to finding a viable committed financing solution.

After the termination of the Initial Exclusivity Agreement, Pathfinder’s officers and directors continued to pursue a search for potential business combination targets, as well as potential financing sources for a business combination (including a potential business combination with Movella), leveraging its officers’ and directors’ and Sponsor’s relationships with leading technology company founders, executives of private and public companies, private equity firms (including HGGC, Industry Ventures and their affiliates), venture capitalists, growth equity fund managers and investment banking intermediaries.

Between May 5, 2022 and July 12, 2022, representatives of Pathfinder held multiple teleconference meetings with representatives of Movella and Stifel to further discuss and explore a potential business combination between Pathfinder and Movella and the potential terms of such potential business combination, including alternative sources of funding given the macroeconomic environment present at that time.

On June 16, 2022, representatives of Pathfinder had a call with representatives of FP, where such representatives of FP expressed interest in evaluating a potential financing opportunity in connection with a potential business combination. On June 22, 2022, FP executed a joinder to the non-disclosure agreement between Pathfinder and Movella, pursuant to which confidential information regarding Movella was exchanged with FP for purposes of further evaluating and, as each party saw fit, negotiating, pursuing and consummating potential financing for a business combination with Movella.

On July 12, 2022, FP contacted Pathfinder to express interest in doing further work to explore a potential structured financing transaction, based on preliminary review of information provided by Movella. On the same day, representatives of Pathfinder introduced representatives of Movella to representatives of FP to discuss and explore potential funding alternatives.

Between July 12, 2022 and August 19, 2022, FP received access to the virtual data room, conducted due diligence calls with management of Movella and Pathfinder and reviewed other materials and information as part of its due diligence process. During the same time period, representatives of FP, Movella, Stifel and Pathfinder held several teleconference meetings to discuss the potential financing by FP, the due diligence process to be undertaken by FP, the multiple scenarios that could be created by such financing and the potential outcomes of such financing.

On August 19, 2022, representatives of FP reached out to representatives of Pathfinder to inform them that FP would be interested in providing financing for a potential business combination and intended to submit an initial term sheet in respect of such structured financing.

On August 23, 2022, FP submitted an initial draft of a term sheet for the structured financing (the “FP Term Sheet”) to Movella and Pathfinder with key financing terms including a pre-close credit facility of up $25 million and a total credit facility of up to $75 million in connection with a potential business combination between Pathfinder and Movella.

Between August 23, 2022 and September 8, 2022, representatives of each of Pathfinder, Movella and Stifel held numerous teleconference meetings to discuss the potential financing by FP, the multiple scenarios that could be created by such financing and the potential outcomes of such financing. Pathfinder, Movella and FP engaged in negotiations regarding the FP Term Sheet, including with respect to (a) economic terms of the FP Financing, (b) the conditions that FP would have in respect of the FP Financing, (c) the timing of the funding of the FP Financing and the structure of the FP Financing, and (d) FP’s requirements in respect of its financial due diligence process in connection with the FP Financing.

Between September 8, 2022 and September 23, 2022, Pathfinder and Movella on the one hand, and FP, on the other hand, along with Stifel, held numerous conference calls to provide FP with information requested in connection with its due diligence process as well as to negotiate certain terms and conditions of the documentation for the FP Financing, including, among other things: (a) the economic terms of the proposed FP Financing, including the rate and various repayment and covenant terms, (b) the structure of the FP Financing, including the Tender Offer and the FP Private Placement, (c) the timing of the funding, given Movella’s preference to accelerate Movella’s access to cash, (d) the timing and structure of FP’s due diligence process and any conditions to be set forth in the term sheet and eventually in the Commitment Letter); (e) whether and to what extent the Commitment Letter would contain certain termination rights or closing conditions in favor of FP if certain conditions were not met.

On September 8, 2022, representatives of Pathfinder Management provided a written update to the Pathfinder Board in respect of the status of negotiations with Movella and details regarding the terms of the updated LOI that Pathfinder intended to submit to Movella on a non-binding basis.

On September 9, 2022, Pathfinder submitted a revised non-binding Letter of Intent (“September LOI”) to Movella with a $375 million valuation with no adjustments, rather than the $425 million equity value originally discussed between the parties in May, which Pathfinder’s management believed to be a reasonable valuation range for a potential business combination with Movella in light of its evaluation and analysis of Movella to date and Movella’s projections, and also proposed to Movella that the parties again enter into a mutual exclusivity agreement.

Between September 9, 2022 and September 10, 2022, representatives of Pathfinder, on the one hand, and representatives of Movella and/or Stifel, on the other hand, held multiple teleconference meetings and exchanged multiple revised drafts of the September LOI and came to agreement on the outstanding business issues, including, among others: (a) the pre-transaction equity value of Movella (which the parties agreed would be a fixed equity value of $375 million with no adjustments, subject to confirmatory due diligence and appropriate representations, warranties and covenants (and related closing bring-down standards) to provide additional comfort that there are not significant change of control payments or other shareholder “leakage” related to the transaction); (b) the key closing conditions (including the addition of a closing condition that the amounts required to be funded by FP would have been (or would be) funded at Closing and the removal of any minimum cash condition in light of the closing condition for the FP Financing); (c) the transfer to third parties and/or forfeiture by Sponsor of a portion of Class B ordinary shares upon the closing of the Business Combination under certain conditions; (d) the post-closing Pathfinder Board composition and the post-closing governance structure of the combined company; (e) the lock-up period and conditions attached to the Pathfinder shares issued to Movella Shareholders and Sponsor upon closing of the Business Combination; and (f) the post-closing incentive equity plan, with the size and terms to be mutually agreed upon signing of a definitive agreement with respect to the Business Combination by the parties taking into account the terms of incentive plans of similarly situated companies.

On September 10, 2022, after negotiations between representatives and advisors of the parties to finalize terms, Pathfinder and Movella agreed on, and executed, the September LOI including a non-binding term sheet, which provided for, among other things, an agreed valuation of Movella based on an implied pre-transaction equity value of $375 million with no adjustments for cash or debt. Concurrently, Pathfinder and Movella also entered into a new exclusivity agreement (the “New Exclusivity Agreement”) with a binding exclusivity period that, subject to certain customary exceptions, ended on the earlier of (a) October 8, 2022, with automatic two-week extensions unless either party gave prior written notice of termination and (b) such time that FP communicated a decision not to proceed with the proposed transaction (if any), which exclusivity period was agreed in light of the attractive terms being offered by Pathfinder, concerns about actionability of the other business combination targets being considered by Pathfinder and concerns that Movella would negotiate with other counterparties.

Following the execution of the September LOI, representatives of Pathfinder, representatives of Movella and representatives of Stifel held a series of teleconference meetings during which the parties discussed key transaction work streams, including the process and investor presentation materials, due diligence and overall the timeline for the transaction. Between September 10, 2022 and October 3, 2022, representatives and advisors of Pathfinder and Movella exchanged numerous revised drafts of, and held various calls and meetings to discuss, the investor presentation materials and outstanding information requests related thereto.

Following the execution of the September LOI, between September 10, 2022 and October 3, 2022, representatives of Pathfinder, Movella and Stifel also held teleconference meetings and virtual meetings on a regular basis with representatives of FP for the purposes of reviewing conducting and completing due diligence on Movella, including, among other things, confirmatory business and financial due diligence, legal, accounting, tax and insurance due diligence and discussing the contemplated business combination transaction.

On September 15, 2022, Movella granted Kirkland and Ellis LLP (“K&E”), counsel to Pathfinder, with access to a virtual data room for the purpose of conducting legal due diligence on Movella and its business and certain other third party advisors were provided access to the virtual data room substantially simultaneously therewith.

Also on September 15, 2022, Pathfinder engaged Kroll, LLC, operating through its Duff & Phelps Opinions Practice (“Duff and Phelps”) to serve as an independent financial advisor to the Pathfinder Board (solely in their capacity as members of the Pathfinder Board), and specifically to provide a written opinion as to whether the Consideration to be paid by Pathfinder in the Business Combination was fair, from a financial point of view, to the unaffiliated public shareholders of Pathfinder.

Between September 15, 2022 and September 28, 2022, representatives of Pathfinder conducted further confirmatory due diligence with respect to Movella and its business, operations, assets and prospects and, over the same period of time, Pathfinder’s legal, tax, accounting, insurance and other third-party advisors conducted due diligence with respect to Movella and its business, operations and assets, in each case, based on information available in the virtual data room (which included the Movella Forecasts (as defined below)), written responses from the management team of Movella and customary due diligence calls with the Movella management team and its advisors. Each of K&E, Marsh, Inc., insurance advisor to Pathfinder, and PricewaterhouseCoopers, tax and accounting advisor to Pathfinder, provided Pathfinder with a due diligence report summarizing its key findings with respect to its due diligence review of Movella.

Between September 18, 2022 and October 3, 2022, multiple teleconference meetings were held between representatives of Movella and representatives of Pathfinder and between K&E, counsel to Pathfinder, and Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), counsel to Movella, to discuss the key legal work streams, the process and timeline related to those work streams, the structuring of the Business Combination and issues related thereto. In addition, representatives of Movella, Pathfinder, K&E and Pillsbury also held multiple teleconference meetings with representatives of FP and Latham & Watkins (“Latham”), counsel to FP, to discuss the workstreams related to the FP Financing.

On September 19, 2022, a meeting of the Pathfinder Board was held with representatives of Pathfinder and representatives of K&E and representatives of Walkers (Cayman) LLP (“Walkers”), Cayman counsel to Pathfinder, present. Representatives of Pathfinder provided the Pathfinder Board with an update with respect to the potential business combination with Movella, including, among other things, the final terms of the September LOI and the New Exclusivity Agreement, the expected process and timing for the potential transaction, Pathfinder’s and its representatives due diligence and evaluation of Movella to date and an overview of the rationale, structure and terms under negotiation for the FP Financing. Representatives of K&E and Walkers also provided the Pathfinder Board with an overview regarding certain legal considerations related to a potential business combination, including directors’ fiduciary duties in connection therewith.

On September 20, 2022, on behalf of Pathfinder, K&E distributed the first drafts of the Business Combination Agreement, the Company Transaction Support Agreement and the Sponsor Letter Agreement to Pillsbury.

Between September 20, 2022 and October 3, 2022, K&E, on the one hand, and Pillsbury, on the other hand, exchanged numerous revised drafts of the Business Combination Agreement. Over the same period of time, K&E and Pillsbury and other representatives and advisors for Pathfinder and Pillsbury held numerous conference calls regarding certain terms and conditions of the Business Combination Agreement, including, among other things: (a) the timing, delivery and mechanics of transaction support agreements and the required written consents of the stockholders of Movella for the approval of the Business Combination; (b) the standard for the “bring-down” at the closing for certain representations and warranties; (c) the ability of Movella or Pathfinder to terminate the agreement in certain circumstances, including the ability of Pathfinder to terminate if Movella did not deliver sufficient transaction support agreements by a specified date and the ability of either party to terminate if the FP Financing did not occur as contemplated; (d) the key closing conditions (including the condition that the FP Financing would be funded, which the parties agreed would be a mutual two-way condition, and whether or not a minimum cash condition would be included); (e) who would bear responsibility for certain fees and expenses (including those incurred in connection with the previously terminated ServiceMax transaction and certain regulatory filings); (f) the governance structure of Pathfinder following the closing of the Business Combination; (g) liability limitations of each party in respect of the Business Combination Agreement and the transactions contemplated thereby; and (h) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and the related ancillary documents. For further information related to the final resolution of items (a) through (h), please see the section entitled “Business Combination Proposal—The Business Combination Agreement.”

Between September 20, 2022 and October 2, 2022, K&E and Pillsbury exchanged multiple drafts of the Company Transaction Support Agreement and the Sponsor Letter Agreement, each of which were executed on October 3, 2022, concurrently with the execution of the Business Combination Agreement.

Between September 23, 2022 and October 3, 2022, K&E and Pillsbury, on the one hand, and Latham, on the other hand, exchanged numerous revised drafts of the term sheet for the FP Financing and the Commitment Letter. Over the same period of time, K&E, Pillsbury and Latham and other representatives and advisors for Pathfinder held numerous conference calls regarding certain terms and conditions of the documentation for the FP Financing, including, among other things: (a) the form of the documentation to be entered into upon the execution of the Business Combination Agreement (which the parties agreed would be in the form of the Commitment Letter); (b) whether the Commitment Letter would contain termination rights or closing conditions in favor of FP if certain conditions were not met (including relating to diligence); (c) the cooperation that Pathfinder would provide in connection with the Tender Offer; (d) whether the FP Private Placement would be conditioned on the completion of the Tender Offer; (e) whether the parties would be able to terminate the Commitment Letter if a definitive note purchase agreement with respect to the FP Financing is not executed within 45 days of execution of the Commitment Letter; and (f) the amount of time that FP would agree to keep the commitment for the FP Financing available. For further information related to the final resolution of items (a) through (f), please see the section entitled “Business Combination Proposal—Commitment Letter.”

On September 23, 2022, after the parties reached substantial agreement on the terms of the FP Financing in the FP Term Sheet, on behalf of FP, Latham distributed the first draft of the Commitment Letter for the FP Financing to K&E and Pillsbury.

On September 24, 2022, representatives of Pillsbury distributed to representatives of K&E the first draft of the Shareholder Rights Agreement based on the terms of the September LOI, as updated by subsequent discussions, pursuant to which, among other things, the parties would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain equity securities of Pathfinder that are held by the parties thereto from time to time, the terms of which the parties continued to negotiate over the course of the following weeks.

On September 27, 2022, Movella held a meeting of its board of directors pursuant to which Pillsbury and Movella’s management updated the board of directors on the status of negotiations, the agreed key terms of the Business Combination and the terms still being negotiated and after such update, Movella’s board of directors provided Movella’s management direction on the continuing negotiation.

On September 29, 2022, a meeting of the Pathfinder Board was held with members of Pathfinder management and representatives of K&E present. At the meeting, the Pathfinder Board was provided with an overview of the proposed Business Combination (including the potential benefits and the risks related thereto), the key terms of the Business Combination Agreement and related ancillary documents and the due diligence process and findings with respect to Movella. In addition, it was noted that no pre-existing relationship with Movella had been disclosed by any member of the Pathfinder Board. Representatives of Pathfinder management provided the Pathfinder Board with a detailed update with respect to the FP Financing. Representatives of K&E and Walkers also provided the Pathfinder Board with an overview regarding certain legal considerations related to a potential business combination, including directors’ fiduciary duties in connection therewith. In addition, representatives of Duff & Phelps provided an overview of Duff & Phelps’ valuation analysis conducted to date in respect of Movella. Members of the Pathfinder Board were given the opportunity to ask questions of each of Pathfinder management, representatives of K&E and representatives of Duff & Phelps. In order to provide the members of the Pathfinder Board unaffiliated with the Sponsor with an opportunity to further discuss the potential business combination transaction, members of Pathfinder management and the members of the Pathfinder Board affiliated with the Sponsor left the meeting and an executive session of the Pathfinder Board was held, and the remaining members of the Pathfinder Board discussed and asked questions regarding the potential business combination transaction.

On September 29, 2022, Movella held a board meeting pursuant to which Pillsbury and Movella’s management updated Movella’s board of directors on the status of negotiations, the agreed key terms of the Business Combination and the terms still being negotiated and after such update, Movella’s board of directors provided Movella’s management direction on the negotiation and constituted a special committee (“Movella Special Committee”) to review the final versions of the Business Combination Agreement, the Company Transaction Support Agreement, the Shareholder Rights Agreement, the Sponsor Letter Agreement and the Commitment Letter.

On October 2, 2022, representatives of Pathfinder, Movella, FP, K&E, Pillsbury and Latham had a teleconference meeting to discuss the FP Financing. The parties discussed the conditions to the funding of the FP Financing as well as the execution of a definitive note purchase agreement for the FP Financing.

On October 2, 2022, a meeting of the Pathfinder Board was held with representatives of K&E, Walkers, Pathfinder’s management and Sponsor in attendance. At the meeting, representatives of Pathfinder management provided the Pathfinder Board with a detailed update with respect to the proposed Business Combination (noting that the Business Combination Agreement was in substantially final form and there were no material changes since the meeting of the Pathfinder Board on September 29, 2022) and the FP Financing. Duff & Phelps then reviewed with the Pathfinder Board its financial analysis of the consideration to be paid to the stockholders of Movella provided for in the Business Combination and delivered to the Pathfinder Board its oral opinion, which was confirmed by delivery of a written opinion, dated October 2, 2022 (the “Opinion”), to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Duff & Phelps in preparing the Opinion, and the qualifications contained in the Opinion, the Consideration to be paid by Pathfinder to the stockholders of Movella in the Business Combination pursuant to the Business Combination Agreement was fair, from a financial point of view, to the unaffiliated public shareholders of Pathfinder, as more fully described section the “—Opinion of Duff & Phelps, Pathfinder’s Financial Advisor” below. Based on the factors cited in “—Reasons for the Business Combination,” the Pathfinder Board considered resolutions and agreed that they would conditionally approve such resolutions subject to the execution and release of a written consent by the Pathfinder Board based upon and subject to the Pathfinder Board’s review of such definitive documents, with such resolutions, among others, (a) determining that it is fair to and in the best interests of Pathfinder and its shareholders to authorize and approve the execution and delivery of the Business Combination Agreement and the ancillary documents thereto and the transactions contemplated by each of the Business Combination Agreement and the ancillary documents thereto, (b) authorizing and approving the Business Combination Agreement and ancillary documents thereto and authorizing Pathfinder’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto, including the Business Combination, the mergers contemplated thereby and the FP Financing and (c) recommending that the Pathfinder shareholders vote in favor of proposals required for the consummation of the transactions contemplated by the Business Combination Agreement (the “Board Determinations”).

On October 3, 2022, following review of the forms of the final Business Combination Agreement, the Company Transaction Support Agreement, the Shareholder Rights Agreement, the Sponsor Letter Agreement and the Commitment Letter, the Movella Special Committee recommended to the Movella’s board of directors the approval of final forms of the Business Combination Agreement, the Company Transaction Support Agreement, the Shareholder Rights Agreement, the Sponsor Letter Agreement and the Commitment Letter.

On October 3, 2022, following review of the forms of the final Business Combination Agreement, the Company Transaction Support Agreement, the Shareholder Rights Agreement, the Sponsor Letter Agreement and the Commitment Letter, the members of Movella’s board of directors each executed a written resolution pursuant to which they approved the final forms of the final Business Combination Agreement, the Company Transaction

Support Agreement, the Shareholder Rights Agreement, the Sponsor Letter Agreement and the Commitment Letter.

On October 3, 2022, following review of the forms of the final Business Combination Agreement, the Company Transaction Support Agreement, the Shareholder Rights Agreement, the Sponsor Letter Agreement and the Commitment Letter, the members of the Pathfinder Board each executed a written consent pursuant to which they approved the final forms of the final Business Combination Agreement, the Company Transaction Support Agreement, the Shareholder Rights Agreement, the Sponsor Letter Agreement and the Commitment Letter and the Board Determinations.

On October 3, 2022, the parties entered into the Business Combination Agreement, the Shareholder Rights Agreement and the Sponsor Letter Agreement, and FP executed and delivered the Commitment Letter.

On October 4, 2022, Pathfinder and Movella filed a Current Report on Form 8-K, which filed as an exhibit, among other things, (a) the Business Combination Agreement, (b) the Sponsor Letter Agreement, (c) the Shareholder Rights Agreement and (d) the form of Company Transaction Support Agreement.

The Pathfinder Board’s Reasons for the Business Combination

The Pathfinder Board, in evaluating the transaction with Movella, consulted with its legal counsel, financial and accounting advisors and other advisors. In reaching its resolution (i) that the terms and conditions of the final Business Combination Agreement, Company Transaction Support Agreement (once executed), Shareholder Rights Agreement, and Sponsor Letter Agreement and the transactions contemplated by each of the Business Combination Agreement, Company Transaction Support Agreement (once executed), Shareholder Rights Agreement, and Sponsor Letter Agreement, including the Business Combination, the Domestication, the Merger, and the FP Financing are advisable and in the best interests of Pathfinder and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination, the Domestication and the Merger and other transactions contemplated by the Business Combination Agreement, the Pathfinder Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Pathfinder Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Pathfinder Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Pathfinder’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The members of the Pathfinder Board are well-qualified to evaluate the transaction with Movella. They have extensive transactional experience, particularly in the technology and software industries.

A. Meets the acquisition criteria that Pathfinder had established to evaluate prospective business combination targets. The Pathfinder Board determined that Movella satisfies a number of the criteria and guidelines that Pathfinder established at its initial public offering, including its attractive growth prospects, its proven, sustainable unit economics, a strong and defensible market position, its experienced management team and its public-company ready financial controls and infrastructure.

B. Exposure to an attractive market. The Pathfinder Board believes that market for movement digitization is a large, attractive and underserved growth market with strong secular tailwinds that it expects to drive greater adoption of sophisticated solutions offered by companies like Movella.

C. Exposure to emerging high growth markets. The Pathfinder Board believes that Movella is well positioned to provide important enabling functionality for emerging high growth markets such as the Metaverse, next-generation gaming, live streaming, consumer digital health and other markets. The Pathfinder Board believes that these are potentially exciting upside opportunities for Movella and for Pathfinder shareholders.

D. Market positioning. The Pathfinder Board believes that Movella is one of the ‘best of breed’ players in the movement digitization market in which it operates and a pure-play way to invest in the growth of not only the movement digitization sector but also potentially the emerging high-growth areas such as the Metaverse, next-generation gaming, live-streaming, consumer digital health and others.

E. Strong technology and IP. The Pathfinder Board believes that Movella’s business is supported by a strong technology and IP moat based on its patents, trade secrets and know-how.

F. Attractive financial profile. The Pathfinder Board believes that Movella has an attractive business model with high growth potential, high gross margins and a relatively short time to profitability.

G. Experienced management team with strong sponsorship. The Pathfinder Board believes that Movella has a strong and experienced management team, supported by experienced existing investors in Kleiner Perkins and others, that is positioned to successfully lead New Movella after the Business Combination.

H. Results of due diligence. The Pathfinder Board considered the scope of the due diligence investigations conducted by Pathfinder management and its advisors and evaluated the results thereof and information available to it related to Movella, including projected financial information. See “—Certain Company Projected Financial Information.”

I. Financial analysis conducted by Pathfinder’s management team and valuation. The financial analysis conducted by Pathfinder’s management team and reviewed by the Pathfinder Board supported the equity valuation of Movella. See “—Summary of Pathfinder Financial Analysis.”

J. Results of the fairness opinion issued by Duff & Phelps. The Opinion issued by Duff & Phelps that, as of the date of such Opinion, subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, the Consideration to be paid by Pathfinder to the holders of capital stock of Movella in the Business Combination pursuant to the Business Combination Agreement was fair, from a financial point of view, to the unaffiliated public shareholders of Pathfinder. See “—Opinion of Duff & Phelps, Pathfinder’s Financial Advisor.”

K. Other alternatives. The Pathfinder Board’s belief that, after a thorough review of other business combination opportunities reasonably available to Pathfinder, that the Business Combination represents the best potential business combination for Pathfinder and the most attractive opportunity for Pathfinder’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential business combination targets, and the Pathfinder Board’s belief that such process has not presented a better alternative.

L. Negotiated transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between Pathfinder and Movella.

The Pathfinder Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

A. Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

B. Liquidation of Pathfinder. The risks and costs to Pathfinder if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Pathfinder being unable to effect a business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents) and force Pathfinder to liquidate.

C. Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Pathfinder from soliciting other business combination proposals, which restricts Pathfinder’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

D. Shareholder vote. The risk that Pathfinder’s shareholders may fail to provide the votes necessary to effect the Business Combination.

E. Future financial performance. The risk that the future financial performance of New Movella may not meet the Pathfinder Board’s expectations due to factors in New Movella’s control, including management execution, or out of its control, including economic cycles or other macroeconomic factors.

F. Post-Business Combination corporate governance; terms of the Shareholder Rights Agreement. The Pathfinder Board considered the corporate governance provisions of the Business Combination Agreement, the Shareholder Rights Agreement and the material provisions of the Proposed Governing Documents. See the sections entitled “Advisory Governing Documents Proposals” and “—Related Agreements—Shareholder Rights Agreement” for detailed discussions of the terms and conditions of these documents.

G. Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Pathfinder’s control, including approval by Pathfinder shareholders and approval by Nasdaq of the initial listing application in connection with the Business Combination.

H. Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

I. Fees and expenses. The fees and expenses associated with completing the Business Combination.

J. Other risks. Various other risks associated with the Business Combination, the business of Pathfinder and the business of Movella described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Pathfinder Board also considered that certain of the officers and directors of Pathfinder may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Pathfinder’s shareholders. Pathfinder’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Pathfinder Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Pathfinder Board concluded that the potential benefits that it expected Pathfinder and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Pathfinder Board determined that the Business Combination Agreement, the Business Combination and the Merger, were advisable, fair to, and in the best interests of, Pathfinder.

Certain Movella Projected Financial Information

In connection with Pathfinder’s due diligence and consideration of the potential business combination with Movella, Movella’s management provided Pathfinder with certain internally prepared financial forecasts, including forecasted revenue and expenses, on a non-GAAP basis for 2022, 2023, and 2024 (the “Non-GAAP Financial Projections”), reflecting the business model that Movella expected to pursue, which were prepared by Movella management based on a number of assumptions, as further described below. Movella does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition, or other anticipated results. However, in connection with the proposed Business

Combination, management of Movella prepared the Non-GAAP Financial Projections set forth below to present certain key elements of the forecasts provided to Pathfinder. The Non-GAAP Financial Projections should not be viewed as public guidance. The Non-GAAP Financial Projections were not prepared with a view toward public disclosure, or complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Movella’s management, were prepared on a reasonable basis, reflecting the best estimates and judgments available to Movella’s management at the time such Non-GAAP Financial Projections were prepared, and presented, to the best knowledge and reasonable belief of Movella’s management, the expected course of action and revenue that Movella anticipated generating, assuming the assumptions incorporated in the Non-GAAP Financial Projections are themselves realized, including that the Business Combination is consummated during the first quarter of 2023 and results in proceeds to Movella, after satisfaction of all unpaid Pathfinder and Movella expenses and taking into account any redemptions by Pathfinder’s public shareholders.

The inclusion of Non-GAAP Financial Projections in this proxy statement/prospectus should not be regarded as an indication that Movella or Pathfinder, or their respective boards of directors, or their respective affiliates, advisors, or other representatives considered, or now considers, such Non-GAAP Financial Projections necessarily to be predictive of actual future results, or to support, or fail to support, your decision whether to vote for or against the Business Combination Proposal. The Non-GAAP Financial Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. We do not intend to refer back to the Non-GAAP Financial Projections in our future periodic reports filed under the Exchange Act.

The Non-GAAP Financial Projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions, and other future events, as well as matters specific to Movella’s business, all of which are difficult to predict and many of which are beyond Movella’s and Pathfinder’s control. The Non-GAAP Financial Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Movella’s and Pathfinder’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Movella’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the Non-GAAP Financial Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Non-GAAP Financial Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

None of Movella’s independent registered accounting firm, Pathfinder’s independent registered accounting firm, or any other independent accountants, have compiled, examined or performed any procedures with respect to the Non-GAAP Financial Projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the Non-GAAP Financial Projections. Information provided by Movella does not constitute any representation, estimate or projection of any other party. The projections were prepared by, and are the responsibility of, Movella’s management. RSM US LLP, Movella’s independent registered public accounting firm, has not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The RSM US LLP report included in this proxy statement/prospectus relates to historical financial information of Movella. It does not extend to the projections and should not be read as if it does.

The inclusion of the Non-GAAP Financial Projections in this proxy statement/prospectus should not be viewed as an indication of Movella’s or Pathfinder’s management or their respective boards of directors views regarding the future performance of Movella as of the date of the filing of the registration statement of which this proxy statement/prospectus forms a part. Furthermore, the Non-GAAP Financial Projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the Non-GAAP Financial Projections is provided in this proxy statement/prospectus because they were made available to Pathfinder and its board of directors and financial advisor in connection with their review of the proposed transaction. See “Cautionary Note Regarding Forward-Looking Statements.”

Assumptions

While Movella’s management believed the assumptions included in the Non-GAAP Financial Projections to be reasonable, such assumptions were based on currently available information and professional judgement and experience, which are inherently uncertain and difficult to predict and many of which are beyond the preparing parties’ control. The basis, assumptions, and estimates underlying these Non-GAAP Financial Projections, including with respect to non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expense, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP depreciation, amortization, and other expenses, non-GAAP change in working capital, non-GAAP net cash provided by (used in) operations, non-GAAP purchases of property and equipment, free cash flow (a non-GAAP measure), and Adjusted EBITDA (a non-GAAP measure), include the following:

Non-GAAP Gross Profit / Non-GAAP Gross Margin

Non-GAAP gross profit projections are driven by our non-GAAP gross margin on a historical basis. We expect our non-GAAP gross margin to slightly improve from its current levels on a go-forward basis by achieving economies of scale with regards to sensors costs while benefiting from the higher non-GAAP gross margin delivered from our software revenue. See “—Additional Non-GAAP-Related Assumptions” for discussion of additional assumptions which could impact our projections regarding non-GAAP gross profit and non-GAAP gross margin.

Non-GAAP Operating Expense and non-GAAP operating income (loss) and non-GAAP net income (loss)

Projected non-GAAP operating expense, and, as a result, non-GAAP operating income (loss) and non-GAAP net income (loss), are based on expected changes in expenditures across expense categories, including research and development, sales and marketing, and general and administrative, as well as capital expenditures.

We currently expect research and development expense to increase in absolute dollars over time as we invest in developing new and innovative intellectual property, which we believe can drive technological leadership within the market. Our research and development costs are driven by headcount expenses, as well as various operating expenses that associated with each research and development initiative we may elect to pursue.

We currently expect sales and marketing expense to increase in absolute dollars over time due to anticipated increased headcount of the sales team.

We currently expect general and administrative expense to increase in absolute dollars over time due to anticipated additions to our operating staff to prepare for our operations as a public reporting company. Specifically, we plan to hire a U.S.-based controller, a senior member of the financial planning and analysis team, and an investor relations consultant. As we continue to scale our operations, we also expect to increase expenses related to hiring and the associated costs of managing a larger employee base.

We do not expect capital expenditures to increase significantly on a go-forward basis as we plan to continue renting our facilities with less than $1.0 million of capital expenditures expected on an annual basis in the near- and medium-term.

See “—Additional Non-GAAP-Related Assumptions” for discussion of additional assumptions underlying the Non-GAAP Financial Projections.

Additional Non-GAAP-Related Assumptions:

•

We expect the continued expansion of inertial sensing technology in animation studios to increase demand for our products going forward. Over the last several years, many animators have moved away from optical motion capture in favor of inertial motion capture due to inertial motion capture suits’ ease of use, lower price point and technological superiority. The COVID-19 pandemic highlighted these advantages and accelerated the adoption of inertial motion capture suits throughout the industry. We expect these gains in market share to persist, with incremental adoption to continue generally consistent with pre-COVID-19 trends. However, if our assumptions regarding the adoption rate of inertial motion capture suits are incorrect, our future revenue, gross profit/gross margin, operating income, net income, and Adjusted EBITDA would likely fall below our projections.

•

We are continuing to focus on growing our ecosystem of channel partners. In 2021, we increased the number of channel partners selling our products, and we expect to expand our channel partner ecosystem at approximately a rate of 30 to 40 per year. An average channel partner typically creates in excess of $100 thousand of revenue after two years of experience selling our products. Our channel partner sales strategy is instrumental in penetrating international markets including Europe and Asia. However, if we are unable to increase our number of channel partners or if our channel partners are not successful in selling our products or achieve lower than expected revenue generation for us, our future revenue, gross profit/gross margin, operating income, net income, and Adjusted EBITDA would likely fall below our projections.

•

We plan to increase the headcount of our direct sales team by 35% in 2023. We have found that Movella generates on average approximately $1.5 million of revenue for each additional account executive once he or she is integrated into the business. However, if we are unable to increase our direct sales team or if our sales personnel generate lower than expected sales or generate sales more slowly than expected, it would likely cause our projections to vary, including our anticipated operating expenses, and could cause our future revenue, gross profit/gross margin, operating income, net income, and Adjusted EBITDA to fall below our projections.

•

We intend to continue to invest in research and development, which will drive the release of next-generation products and applications. We view the release of next-generation products as a significant opportunity to increase sales generally, and believe this also presents a potential upside opportunity to increase sales to repeat customers, who tend to prioritize using the latest and most cutting-edge technology available. Developing new products also facilitates new applications within our end markets, which leads to increased new customer acquisition and expands our total addressable market. However, if our investment in research and development efforts do not result in the timely or successful introduction of next-generation products and applications or if our assumptions regarding the purchasing behavior and priorities of customers, it would likely cause our projections to vary, including causing our future revenue, gross profit/gross margin, operating income, net income, and Adjusted EBITDA to fall below our projections.

•

We intend to continue to leverage the independent application developer platform to expand the applications for which our products can be used. We currently have over 700 third-party application developers continuously innovating and creating new sensor-based applications across the health and sports markets. However, if we are unable to successfully leverage the Movella DOT independent application developer ecosystem, or this strategy does not result in the timely development of applications which achieve widespread adoption, our future revenue, gross profit/gross margin, operating income, net income, and Adjusted EBITDA would likely fall below our projections.

•

We intend to reduce our ownership stake in the Qingdao JV such that we no longer consolidate the Qingdao JV, and as a result, do not expect to incur any income or losses on a go-forward basis. Specifically, we intend to reduce our ownership stake in the Qingdao JV to below 10% within the next six to 12 months through the transfer of a portion of our share ownership to existing shareholders in the Qingdao JV and the sale of a portion to a new investor. However, if we are unable to reduce our ownership stake on the timeline we expect or at all, we may continue to incur losses related to the Qingdao JV and our future expenses could increase beyond those reflected in our projections, all of which could negatively impact our projections.

Variations in any of the foregoing assumptions would likely impact our expectations with respect to our Non-GAAP Financial Projections and cause actual results to vary materially from those projected.

The key elements of the non-GAAP projections provided by management of Movella to Pathfinder are summarized in the tables below (dollars in thousands).(1)

	Fiscal 2022P	Fiscal 2023P	Fiscal 2024P
Non-GAAP gross profit	$27,819	$42,133	$68,169
Non-GAAP gross margin	69%	70%	71%
Non-GAAP operating expense	44,211	46,509	52,031
Non-GAAP operating income (loss)	$(16,392)	$(4,376)	$16,137
Non-GAAP net income (loss)	$(18,446)	$(6,892)	$13,455
Non-GAAP depreciation, amortization, and other expenses(2)	$7,584	$4,415	$3,239
Non-GAAP change in working capital(3)	$(4,622)	$(586)	$(3,908)
Non-GAAP net cash provided by (used in) operations(4)	$(15,485)	$(3,063)	$12,786
Non-GAAP purchases of property and equipment	$(386)	$(386)	$(386)
Additional Non-GAAP Measures:
Free cash flow(4)	$(15,871)	$(3,449)	$12,400
Adjusted EBITDA(5)	$(9,032)	$39	$19,376

(1)	See below for additional discussion of definitions and limitations of non-GAAP financial projections.
(2)	Represents the amount of non-cash expenses relating to non-GAAP depreciation of property and equipment, amortization of intangible assets, and other expenses forecasted to be recognized by Movella.
(3)

Non-GAAP change in working capital represents the net impact on operating cash flow as a result of fluctuations in accounts receivable, other receivables, inventory, prepaid expenses and other current assets, accounts payable, deferred revenue, accrued expenses, other current liabilities, and other long-term liabilities. Non-GAAP net cash used in (provided by) operations reflects non-GAAP net income (loss) less the impact of non-GAAP depreciation, amortization, and other expenses and the impact of change in working capital.

(4)

Free cash flow, a non-GAAP financial measure, represents non-GAAP net cash provided by (used in) operating activities in the period minus payments for non-GAAP purchases of property and equipment made in the period.

(5)

Adjusted EBITDA, a non-GAAP financial measure, represents net loss adjusted to exclude: (a) depreciation and amortization; (b) stock-based compensation; (c) other income (expense), net; (d) interest income (expense), net; and (e) provision for income taxes.

Limitations of Non-GAAP Financial Measures and Reconciliation

We use non-GAAP financial measures, including those presented in these non-GAAP Financial Projections, to help us analyze our financial results, establish budgets and operational goals for managing our business, evaluate our performance, and make strategic decisions. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, we believe these measures are useful for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. We also believe that the presentation of these non-GAAP financial measures provides an additional tool for investors to use in comparing our core business and results of operations over multiple periods with other companies in our industry, many of which present similar non-GAAP financial measures to investors, and to analyze our cash performance. However, the non-GAAP financial measures, including the Non-GAAP Financial Projections, may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures, including the Non-GAAP Financial Projections, should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with GAAP.

The Non-GAAP Financial Projections reflect the following adjustments and have limitations as analytical tools, as discussed below.

Non-GAAP Gross Profit/Non-GAAP Gross Margin. We define non-GAAP gross profit as our gross profit, excluding amortization of acquired intangible assets. We define non-GAAP gross margin as non-GAAP gross profit divided by revenue.

Non-GAAP Operating Expense. We define non-GAAP operating expense as our operating expense, excluding the amortization of acquired intangible assets and stock-based compensation expense.

Non-GAAP Operating Income (Loss). We define non-GAAP operating income as our operating income, excluding the amortization of acquired intangible assets.

Non-GAAP Net Income (Loss). We define non-GAAP net income (loss) as our net income (loss), excluding the impact of stock-based compensation and loss from operations of discontinued operations.

Free Cash Flow. We define free cash flow as net cash provided by (used in) operating activities in the period minus payments for purchases of property and equipment made in the period.

Adjusted EBITDA. We define Adjusted EBITDA as our net loss, excluding the impact of interest expense, net, income tax expense (benefit), gain or loss from discontinued operations, depreciation and amortization, stock-based compensation, and other income, net.

Limitations of Non-GAAP Financial Projections

These Non-GAAP Financial Projections have limitations as analytical tools, including those discussed below. Because of these limitations, you should consider our non-GAAP financial measures, including our non-GAAP financial projections, alongside, and not in lieu of, other financial performance measures, including revenue, operating expense, gross profit/gross margin, operating income (loss), net income (loss), and net cash provided by (used in) operating activities.

Non-GAAP Gross Profit/Non-GAAP Gross Margin: The limitations of non-GAAP gross profit and non-GAAP gross margin include the following:

•

The amortization of acquired intangible assets related to the purchase of Kinduct and Xsens is being excluded due to the non-recurring nature of the transactions that capitalized the developed technology intangible assets on the balance sheet, and the non-cash nature of the amortization expense being recorded as the developed technology intangible assets are being amortized over their useful lives. The result of the exclusion of amortization of acquired intangible assets is an improved gross margin. The exclusion does not take into account the possibility that we may have to internally develop or externally acquire developed technology in the future in order to derive revenues from such assets.

Non-GAAP Operating Expense: The limitations of non-GAAP operating expense include the following:

•

The amortization of acquired intangible assets related to the purchase of Kinduct and Xsens is being excluded due to the non-recurring nature of the transactions that capitalized the developed technology intangible assets on the balance sheet, and the non-cash nature of the amortization expense being recorded as the developed technology intangible assets are being amortized over their useful lives. The result of the exclusion of amortization of acquired intangible assets is decreased operating expense and improved operating income. The exclusion does not take into account the possibility that we may have to internally develop or externally acquire developed technology in the future in order to derive revenues from such assets; and

•

Stock-based compensation expense is being excluded due to the difficult nature of fairly and accurately projecting the expense amount going forward. We expect that stock-based compensation will increase in significance in the foreseeable future, as equity awards are expected to continue to be an important component of our compensation strategy. Although stock-based compensation is an important aspect of the compensation paid to our employees, there are multiple factors that are accounted for in determining a fair value of such compensation due to varying valuation methodologies, subjective assumptions and the difference in award types. This makes the comparison of our current financial results to previous and future periods difficult to interpret; therefore, we believe it is useful to exclude stock-based compensation from our non-GAAP financial projections in order to highlight the performance of our core business and to be consistent with the way many investors evaluate our performance and compare our operating results to peer companies. The result of excluding stock-based compensation is a decrease in operating expense and improvement to operating income; however, non-GAAP operating expense do not consider the potentially dilutive impact of stock-based compensation or other stock-settled obligations. Additionally, we expect stock-based compensation to be a part of our operating expense going forward; however, the final figures are subject to change each period.

Non-GAAP Operating Income (Loss): The limitations of non-GAAP operating income (loss) include the following:

•

The amortization of acquired intangible assets related to the purchase of Kinduct and Xsens is being excluded due to the non-recurring nature of the transactions that capitalized the developed technology intangible assets on the balance sheet, and the non-cash nature of the amortization expense being recorded as the developed technology intangible assets are being amortized over their useful lives. The result of the exclusion of amortization of acquired intangible assets is a decreased operating expense. The exclusion does not take into account the possibility that we may have to internally develop or externally acquire developed technology in the future in order to derive revenues from such assets.

Non-GAAP Net Income (Loss): The limitations of non-GAAP net loss include the following:

•

The exclusion of stock-based compensation expense, which has been a recurring expense. We expect that stock-based compensation will increase in significance in the foreseeable future, as equity awards are expected to continue to be an important component of our compensation strategy. Although stock-based compensation is an important aspect of the compensation paid to our employees, there are multiple factors that are accounted for in determining a fair value of such compensation due to varying valuation methodologies, subjective assumptions and the difference in award types. This makes the comparison of our current financial results to previous and future periods difficult to interpret; therefore, we believe it is useful to exclude stock-based compensation from our non-GAAP financial measures in order to highlight the performance of our core business and to be consistent with the way many investors evaluate our performance and compare our operating results to peer companies. The result of excluding stock-based compensation is an improvement to net income; however, non-GAAP net loss does not consider the potentially dilutive impact of stock-based compensation or other stock-settled obligations. Additionally, we expect stock-based compensation to be a part of our expenses going forward; however, the final figures are subject to change each period; and

•

The exclusion of loss from operations of discontinued operations, which was excluded in the presentation of our financial results due to the fact that we have exited the legacy components business and will not be incurring related expenses on a go-forward basis. We determined that excluding the impact of discontinued operations would be beneficial to investors as they evaluate performance of our continuing operations on a historical basis. Excluding losses from discontinued operations improves net income; however, investors should note that all of the revenue from discontinued operations was earned from MEMSIC, an entity with which we have a licensing agreement and in whose business we have an equity stake.

Free Cash Flow: The limitations of our definition of free cash flow include the following:

•

Free cash flow does not represent residual cash flows available for discretionary expenditures as it does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Accordingly free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity.

Adjusted EBITDA: The limitations of Adjusted EBITDA include the following:

•

The exclusion of interest expense, net and income tax expense (benefit), which includes expenses associated with our capital and tax structures, specifically cash and non-cash interest on our debt instruments, any offset from interest earned from our daily sweep accounts, and income taxes in the United States and certain foreign jurisdictions in which we conduct business. Thus Adjusted EBITDA does not reflect the interest expense or cash requirements necessary to service interest or principal payments on our debt, nor does it reflect tax payments that may represent a reduction in cash available to us;

•

The exclusion of loss from discontinued operations, which was excluded in the presentation of our financial results due to the fact that we have exited the legacy components business and will not be incurring related expenses on a go-forward basis. We determined that excluding the impact of discontinued operations would be beneficial to investors as they evaluate the performance of our continuing operations on a historical basis. Excluding losses from discontinued operations improves Adjusted EBITDA; however, investors should note that all of the revenue from discontinued operations was earned from MEMSIC, an entity with which we have a licensing agreement and in whose business we have an equity stake;

•

The exclusion of certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for these replacements or new capital expenditure requirements;

•

The exclusion of stock-based compensation expense, which has been a recurring expense. We expect that stock-based compensation will increase in significance in the foreseeable future, as equity awards are expected to continue to be an important component of our compensation strategy. Although stock-based compensation is an important aspect of the compensation paid to our employees, there are multiple factors that are accounted for in determining a fair value of such compensation due to varying valuation methodologies, subjective assumptions and the difference in award types. This makes the comparison of our current financial results to previous and future periods difficult to interpret; therefore, we believe it is useful to exclude stock-based compensation from our non-GAAP financial measures in order to highlight the performance of our core business and to be consistent with the way many investors evaluate our performance and compare our operating results to peer companies. The result of excluding stock-based compensation is an improvement to Adjusted EBITDA; however, Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation or other stock-settled obligations. Additionally, we expect stock-based compensation to be a part of our expenses going forward; however, the final figures are subject to change each period; and

•

The exclusion of other income (expense), net, which includes income from the sale of non-core assets and government subsidies, as well as realized and unrealized gains and losses on foreign exchange transactions consisting of currency movements on transactions settled in other currencies during the year. Accordingly, Adjusted EBITDA does not reflect certain income and expenses not directly tied to the ongoing core operations of our business, such as legal reserves and settlements and restructuring and other related reorganization costs, if any.

In addition, Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments or changes in, or cash requirements for, our working capital needs.

Reconciliation of Non-GAAP Financial Measures

The Non-GAAP Financial Projections, while presented with numerical specificity, necessarily was based on numerous variables, estimates and assumptions that are inherently uncertain and many of which are beyond the control of Movella’s management. The assumptions upon which the Non-GAAP Financial Projections was based necessarily involve judgments with respect to, among other things, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Movella, all of which are difficult or impossible to predict accurately and many of which are beyond Movella’s control. The Non-GAAP Financial Projections reflect assumptions as to certain business decisions that are subject to change, as discussed above under “—Assumptions” and “—Additional Non-GAAP Related Assumptions.” Important factors that may affect actual results and result in the Non-GAAP Financial Projections not being achieved include the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Management uses non-GAAP financial measures to compare Movella’s performance relative to forecasts and strategic plans and to benchmark Movella’s performance. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Movella’s operating results as reported under GAAP. Movella is unable to present a quantitative reconciliation of forward-looking non-GAAP financial measures, including the Non-GAAP Financial Projections, to the corresponding future GAAP measure without unreasonable effort due to the uncertainty regarding, and the potential variability of, various expenses and other components of such GAAP measures. Thus management cannot reliably predict all of the necessary components of such GAAP measures. For example, while Movella currently estimates that loss from discontinued operations and the loss from non-controlling interests will be zero with respect to the periods covered in the Non-GAAP Financial Projections, Movella cannot reliably predict other future components of such GAAP measures, including the following, each of which is difficult to predict with any degree of certainty and are subject to constant change:

•

Qingdao JV: We are unable to reliably estimate the GAAP impact, including with respect to revenue and operating expense, associated with the Qingdao JV, as we are unable to estimate the intangible impact the Qingdao JV may provide through its research and development initiatives or its potential impact on our revenue as a result of its ability to funnel additional customers to us. We are also unable to assess with any reasonable degree of certainty our ability to reduce our ownership stake in the Qingdao JV or the timeline with respect thereto.

•

Stock-based compensation: Stock-based compensation expense-related charges, including employer payroll tax-related items on employee stock transactions, are impacted by the timing of employee stock transactions, the future fair market value of our common stock, and our future hiring and retention needs, all of which are difficult to predict and subject to constant change.

See “Risk Factors — Risks Related to Movella’s Business and Industry — Our forecasts and projections are based upon assumptions, analyses, and internal estimates developed by our management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially from those forecasted or projected.”

Opinion of Duff & Phelps, Pathfinder’s Financial Advisor

On September 15, 2022, Pathfinder retained Duff & Phelps to serve as an independent financial advisor to the Pathfinder Board, specifically to provide to the Pathfinder Board a fairness opinion in connection with the Business Combination. On October 2, 2022, Duff & Phelps delivered the Opinion to the Pathfinder Board (solely in their capacity as members of the Pathfinder Board) that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, the Consideration to be paid by Pathfinder to the holders of capital stock of Movella in the Business Combination pursuant to the Business Combination Agreement was fair, from a financial point of view, to the unaffiliated public shareholders of Pathfinder (without giving effect to any impact on the Business Combination on any particular shareholder other than in its capacity as a shareholder).

In selecting Duff & Phelps, the Pathfinder Board considered, among other things, the fact that Duff & Phelps is a global leader in providing fairness opinions to boards of directors. Duff & Phelps is regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.

The Opinion was approved by Duff & Phelps’ fairness opinions committee. The Opinion was provided for the information of, and directed to, the Pathfinder Board for its information and assistance in connection with the Business Combination.

The full text of the Opinion is attached to this proxy statement/prospectus as Annex J and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Pathfinder’s stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Duff & Phelps in connection with the Opinion, as well as other qualifications contained in the Opinion.

In connection with the Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances to enable it to render the Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of the Opinion included, but were not limited to, the items summarized below:

•	reviewed the Business Combination Agreement;

•	reviewed a September 29, 2022 draft of the Commitment Letter by and among Pathfinder, Merger Sub, Movella and FP;

•

reviewed audited financial information for Movella for the years ended December 31, 2019, December 31, 2020, and December 31, 2021 and unaudited financial information for the year-to-date periods ended June 30, 2021 and June 30, 2022;

•	reviewed Pathfinder’s S-1 dated January 28, 2021;

•	reviewed Pathfinder’s audited financial statements for the year ended December 31, 2021 filed on Form 10-K and unaudited financial statements for the six months ended June 30, 2022 filed on Form 10-Q;

•

reviewed financial projections for Movella for the calendar years 2022 through 2024, provided to Duff & Phelps by the management of Movella, approved for Duff and Phelps’ use by management of Pathfinder and to be included in the Pathfinder S-4 (the “Financial Projections”);

•	reviewed the Movella Management Presentation dated Fall 2022;

•

discussed the information referred to above and the background and other elements of the Business Combination with the management of Pathfinder and certain members of the Pathfinder Board (in their capacity as members of the Pathfinder Board);

•	discussed with Pathfinder and Movella management the plans and intentions with respect to the management and operation of New Movella following the completion of the Business Combination;

•

discussed with Pathfinder management and certain members of the Pathfinder Board (in their capacity as members of the Pathfinder Board) their assessment of the strategic rationale for, and the potential benefits of, the Business Combination;

•

performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis and an analysis of selected public companies that Duff & Phelps deemed relevant for comparison to New Movella; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering the Opinion with respect to the Business Combination, Duff & Phelps, with Pathfinder’s consent:

•

relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Pathfinder and Movella and their respective management, including all financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Duff & Phelps, and did not independently verify such information;

•

relied upon the fact that the Pathfinder Board and Pathfinder have been advised by counsel as to all legal matters with respect to the Business Combination, including whether all procedures required by law to be taken in connection with the Business Combination have been duly, validly and timely taken;

•

assumed that any estimates, evaluations, forecasts and projections and other pro forma information, including the Financial Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best then-currently available information and good faith judgment of the person(s) furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts and projections and other pro forma information or any underlying assumptions;

•

assumed that information supplied by and representations made by Pathfinder and Movella and their respective management are substantially accurate regarding Pathfinder, Movella, New Movella, and the Business Combination in all material respects;

•	assumed that the representations and warranties made in the Business Combination Agreement are substantially accurate;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed by Duff & Phelps;

•	assumed that the VLN Facility will be completed as contemplated by the draft documents reviewed by Duff & Phelps and as described by management of Movella and Pathfinder;

•

assumed that there has been no material adverse change in the assets, liabilities, financial condition, results of operations, business, or prospects of Pathfinder or Movella since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps materially misleading;

•

assumed that all of the conditions required to implement the Business Combination will be satisfied and that the Business Combination will be completed in a timely manner in accordance with the Business Combination Agreement in all material respects without any material amendments thereto or any material waivers of any terms or conditions thereof that would have any adverse effect on Pathfinder; and

•

assumed that the consummation of the Business Combination will comply in all respects with all applicable foreign, federal, state and local statutes, rules and regulations and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination will be obtained without any adverse effect, that would be material to Duff & Phelps’ analysis, on Pathfinder, Movella, New Movella, or the contemplated benefits expected to be derived in the Business Combination.

Given Pathfinder’s nature as a special purpose acquisition company, for purposes of the Opinion and Duff & Phelps’ analysis and with Pathfinder’s consent, Duff & Phelps assumed a value of $10.00 per share for Pathfinder ordinary shares, with such $10.00 value being based on Pathfinder’s initial public offering and Pathfinder’s approximate cash per outstanding Pathfinder ordinary share (excluding, for the avoidance of doubt, the dilutive impact of founder shares or any public warrants, private warrants, or other rights to acquire Pathfinder ordinary shares). Further, for purposes of the Opinion and Duff & Phelps’ analysis and with Pathfinder’s consent, Duff & Phelps assumed the accuracy and completeness of the capitalization information for New Movella prepared by Pathfinder, pro forma for the Business Combination and the VLN Facilities, and has made certain judgments and assumptions regarding the same.

To the extent that any of the foregoing assumptions, representations or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.

Duff & Phelps prepared the Opinion effective as of October 2, 2022. The Opinion was necessarily based upon market, economic, financial and other conditions as they existed as of such date and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after such date.

Duff & Phelps did not evaluate the solvency of Pathfinder, Movella, or New Movella or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent, derivative, off-balance sheet or otherwise). Duff & Phelps was not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, the assets, businesses or operations of Pathfinder or any alternatives to the Business Combination, (ii) negotiate the terms of the Business Combination, or (iii) advise the Pathfinder Board or any other party with respect to alternatives to the Business Combination.

Duff & Phelps assumed that the Business Combination will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Duff & Phelps did not express any view or render any opinion regarding the tax consequences of the Business Combination to Pathfinder, Movella, New Movella or their respective shareholders.

In rendering the Opinion, Duff & Phelps did not express any opinion as to the market price or value of Pathfinder ordinary shares or the equity of Movella or New Movella (or anything else) either before or after the consummation of the Business Combination or how any such Pathfinder ordinary shares may trade at any time. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of Pathfinder’s, Movella’s, or New Movella’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering the Opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of Pathfinder’s or Movella’s officers, directors, or employees, or any class of such persons, relative to the Consideration, or with respect to the fairness of any such compensation.

Duff & Phelps’ Opinion was furnished for the use and benefit of the Pathfinder Board in connection with the Business Combination and was not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps has consented to the inclusion of the Opinion in its entirety and the description hereof in this proxy statement/prospectus and any other filing Pathfinder is required to make with the SEC in connection with the Business Combination if such inclusion is required by applicable law. The Opinion (i) did not address the merits of the underlying business decision to enter into the Business Combination versus any alternative strategy or transaction; (ii) did not address or express any view on any transaction related to the Business Combination, including the VLN Facilities; (iii) was not a recommendation as to how the Pathfinder Board or any shareholder of Pathfinder or Movella should vote or act with respect to any matters relating to the Business Combination, or whether to proceed with the Business Combination or any related transaction; and (iv) did not indicate that the Consideration is the best possibly attainable by Pathfinder under any circumstances; instead, it merely stated whether the Consideration is within a range suggested by certain financial analyses on which the Opinion is based. The decision as to whether to proceed with the Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion was based. The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Except for the Opinion, Duff & Phelps did not express any view or opinion as to (i) any other term, aspect or implication of (a) the Business Combination (including, without limitation, the form or structure of the Business Combination) or the Business Combination Agreement or (b) any other agreement, transaction document or instrument contemplated by the Business Combination Agreement or to be entered into or amended in connection with the Business Combination, including the VLN Facilities, or (ii) the fairness, financial or otherwise, of the Business Combination to, or of any consideration to be paid to or received by, the holders of any class of securities of Pathfinder’s sponsors and their affiliates or Movella (including, without limitation, the fairness or the potential dilutive or other effects of the Business Combination). The Opinion did not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of Pathfinder or any other party). Duff & Phelps also did not address, or express a view with respect to, any acquisition of control or effective control of New Movella by any stockholder or group of stockholders of Movella (including, without limitation, any voting, control, consent rights or similar rights, preferences or privileges as among or in comparison to any classes or groups of security holders or other constituents of Pathfinder, Movella, New Movella or any other party). The Opinion did not in any way address the appropriate capital structure of New Movella, whether New Movella should be issuing debt or equity securities or a combination of both in the Business Combination, or the form, structure or any aspect or terms of any debt or equity financing for the Business Combination (including, without limitation, the VLN Facilities) or the likelihood of obtaining such financing, or whether or not Movella, Pathfinder, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Business Combination.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of the Opinion to the Pathfinder Board. This summary is qualified in its entirety by reference to the full text of the Opinion, attached to this proxy statement/prospectus as Annex J. While this summary describes certain of the analyses and factors that Duff & Phelps deemed material in its presentation to the Pathfinder Board, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at the Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

The Discounted Cash Flow (“DCF”) Analysis is a valuation technique that provides an estimation of the present value of a business based on the future cash flows that a business can be expected to generate (the “DCF Analysis”). The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of value.

Using the Financial Projections, Duff & Phelps performed a DCF Analysis of the estimated future unlevered free cash flows attributable to New Movella for the years ending December 31, 2022 through December 31, 2024, with “unlevered free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. In applying the DCF Analysis, Duff & Phelps used and relied on the Financial Projections, which were adjusted to include $1.2 million of projected stock-based compensation expense per year as instructed by Movella’s management. Duff & Phelps estimated the net present value of all unlevered free cash flows for New Movella after fiscal year 2024 (the “Terminal Value”) by applying a revenue multiple range to New Movella’s projected 2024 revenue as set forth in the Financial Projections. Duff & Phelps discounted the unlevered free cash flows in the discrete period and the Terminal Values in 2024 back to the present to obtain a range of the estimated current enterprise value of New Movella.

Market Approach

The “Market Approach” is a valuation technique that provides an estimation of value by applying a valuation multiple to a specific financial metric for the subject company. These valuation multiples are either observed or derived from (i) market prices of actively traded, public companies, publicly available historical financial information and consensus equity research analyst estimates of future financial performance or (ii) prices paid in actual mergers, acquisitions or other transactions. The valuation process includes, but is not limited to, a comparison of various quantitative and qualitative factors between the subject business and other similar businesses.

Duff & Phelps utilized the Market Approach to (i) select a range of last twelve month (“LTM”) revenue multiples to calculate the Terminal Value for the DCF Analysis and (ii) select a range of 2023 and 2024 revenue multiples to estimate a range of current enterprise value-to-projected 2023 and 2024 revenue for New Movella.

Based on its judgment and professional experience, Duff & Phelps selected eleven companies that it deemed relevant in its analysis (the “Selected Publicly Traded Companies”). Duff & Phelps arranged the Selected Publicly Traded Companies into two groups: large cap companies and mid to low cap companies. Among other criterion, Duff & Phelps selected the Selected Publicly Traded Companies based on their relative similarity, primarily in terms of business focus, revenue growth history and outlook, capital requirements, profit margins and other characteristics, to that of New Movella. Duff & Phelps noted that none of the Selected Publicly Traded Companies are perfectly comparable to New Movella. Duff & Phelps does not have access to non-public information of any of the Selected Publicly Traded Companies. Accordingly, a complete valuation analysis of New Movella cannot rely solely upon a quantitative review of the Selected Publicly Traded Companies but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of New Movella. Therefore, the Market Approach is subject to certain limitations.

The tables below summarize certain observed historical and projected financial performance and trading multiples of the Selected Publicly Traded Companies. The estimates for 2022, 2023 and 2024 in the tables below with respect to the Selected Publicly Traded Companies were derived based on information for the 12-month periods ending closest to New Movella’s fiscal year ends for which information was available.

Selected Publicly Traded Companies
	REVENUE GROWTH					GROSS MARGIN
Company Name	2-YR CAGR	LTM	2022	2023	2024	3-YR AVG	LTM	2022	2023	2024
Large Cap
Adobe Inc.	18.9%	13.9%	11.5%	13.1%	12.7%	86.6%	87.8%	89.6%	89.6%	89.5%
Autodesk, Inc.	15.7%	17.4%	14.4%	12.4%	13.1%	91.6%	91.6%	92.2%	92.3%	92.3%
Dassault Systèmes SE	10.0%	14.2%	14.5%	8.3%	8.6%	83.7%	84.0%	84.0%	84.6%	85.1%
NVIDIA Corporation	57.0%	35.8%	0.9%	14.5%	18.3%	63.4%	60.5%	60.9%	66.4%	66.5%
Mean	25.4%	20.3%	10.3%	12.1%	13.2%	81.3%	80.9%	81.7%	83.2%	83.4%
Median	17.3%	15.8%	13.0%	12.8%	12.9%	85.2%	85.9%	86.8%	87.1%	87.3%

Mid to Low Cap
Ambarella, Inc.	20.7%	32.4%	2.3%	18.1%	27.6%	60.2%	62.3%	63.5%	63.0%	62.7%
ANSYS, Inc.	12.2%	10.8%	7.0%	8.9%	9.3%	89.7%	90.3%	90.6%	90.5%	90.6%
Monolithic Power Systems, Inc.	38.7%	44.1%	50.5%	16.6%	12.3%	55.7%	58.1%	58.9%	59.0%	59.1%
Matterport, Inc.	55.4%	6.3%	20.5%	34.4%	33.6%	52.6%	43.9%	49.5%	55.0%	57.4%
SiTime Corporation	61.3%	88.5%	35.2%	14.6%	9.6%	53.6%	66.5%	65.5%	65.0%	65.4%
Unity Software Inc.	43.2%	31.2%	19.3%	29.3%	24.9%	77.9%	73.6%	75.2%	75.1%	77.0%
Wolfspeed, Inc.	25.9%	42.0%	45.6%	40.7%	39.9%	32.8%	33.4%	38.3%	46.5%	50.3%

Selected Publicly Traded Companies
	EBITDA MARGIN					EBIT MARGIN
Company Name	3-YR AVG	LTM	2022	2023	2024	3-YR AVG	LTM	2022	2023	2024
Large Cap
Adobe Inc.	37.9%	39.1%	43.0%	41.8%	40.6%	33.0%	35.4%	38.1%	37.7%	38.1%
Autodesk, Inc.	18.6%	22.3%	25.8%	26.4%	27.6%	15.1%	19.1%	23.2%	24.5%	25.8%
Dassault Systèmes SE	29.3%	32.3%	32.2%	32.6%	32.8%	19.7%	23.1%	28.7%	28.7%	28.8%
NVIDIA Corporation	35.4%	35.9%	32.9%	38.1%	39.6%	30.6%	31.5%	27.5%	32.9%	35.5%
Mean	30.3%	32.4%	33.5%	34.7%	35.1%	24.6%	27.3%	29.4%	30.9%	32.0%
Median	32.3%	34.1%	32.6%	35.3%	36.2%	25.1%	27.3%	28.1%	30.8%	32.2%

Mid to Low Cap
Ambarella, Inc.	-14.2%	-6.7%	-10.2%	-4.9%	-2.2%	-18.9%	-11.4%	-14.2%	-10.6%	-7.8%
ANSYS, Inc.	35.2%	33.7%	34.8%	37.3%	35.6%	30.3%	28.1%	32.8%	33.4%	34.0%
Monolithic Power Systems, Inc.	21.9%	29.0%	29.8%	27.5%	27.5%	19.6%	26.7%	27.7%	28.1%	25.4%
Matterport, Inc.	-64.2%	-253.8%	-183.3%	-132.7%	-103.1%	-70.8%	-261.7%	-194.6%	-156.0%	-120.7%
SiTime Corporation	6.8%	22.4%	16.6%	12.4%	16.9%	0.5%	19.0%	14.6%	14.6%	13.8%
Unity Software Inc.	-26.3%	-41.2%	-35.8%	-26.1%	-22.5%	-32.0%	-51.4%	-39.3%	-29.8%	-25.4%
Wolfspeed, Inc.	-14.7%	-5.3%	4.3%	10.5%	24.2%	-34.0%	-22.0%	-13.2%	2.6%	15.3%

LTM = Latest Twelve Months

CAGR = Compound Annual Growth Rate

EBITDA: Earnings Before Interest, Taxes, Depreciation and Amortization

EBIT: Earnings Before Interest and Taxes

Sources: S&P Capital IQ, SEC Filings, Annual and Interim Reports

Selected Publicly Traded

Companies

ENTERPRISE VALUE AS MULTIPLE OF
Company Name	LTM EBITDA	2022 EBITDA	2023 EBITDA	2024 EBITDA	LTM EBIT	2022 EBIT	2023 EBIT	2024 EBIT	LTM Revenue	2022 Revenue	2023 Revenue	2024 Revenue
Large Cap

Adobe Inc.	19.1x	17.0x	15.4x	14.1x	21.1x	19.1x	17.1x	15.0x	7.47x	7.29x	6.45x	5.72x

Autodesk, Inc.	NM	32.7x	28.5x	24.1x	46.8x	36.4x	30.7x	25.8x	8.94x	8.45x	7.52x	6.65x

Dassault Systèmes SE	28.3x	26.7x	24.3x	22.3x	39.4x	30.0x	27.6x	25.3x	9.13x	8.58x	7.93x	7.30x

NVIDIA Corporation	28.3x	33.8x	25.5x	20.8x	32.3x	40.6x	29.6x	23.2x	10.17x	11.14x	9.73x	8.23x
Mean	25.2x	27.6x	23.4x	20.3x	34.9x	31.5x	26.3x	22.3x	8.93x	8.87x	7.91x	6.97x
Median	28.3x	29.7x	24.9x	21.5x	35.9x	33.2x	28.6x	24.3x	9.03x	8.52x	7.72x	6.97x
Mid to Low Cap
Ambarella, Inc.	NM	NM	NM	NM	NM	NM	NM	NM	5.88x	6.12x	5.18x	4.06x
ANSYS, Inc.	29.5x	27.9x	23.9x	22.9x	35.3x	29.6x	26.7x	24.0x	9.93x	9.71x	8.92x	8.16x
Monolithic Power Systems, Inc.	37.1x	29.8x	27.6x	24.6x	40.3x	32.0x	27.0x	26.7x	10.75x	8.86x	7.60x	6.77x
Matterport, Inc.	NM	NM	NM	NM	NM	NM	NM	NM	6.91x	5.76x	4.29x	3.21x
SiTime Corporation	19.5x	25.7x	29.9x	20.0x	22.9x	29.0x	25.4x	24.6x	4.36x	4.25x	3.71x	3.38x
Unity Software Inc.	NM	NM	NM	NM	NM	NM	NM	NM	8.57x	7.89x	6.10x	4.89x
Wolfspeed, Inc.	NM	NM	NM	30.2x	NM	NM	NM	47.8x	17.25x	14.43x	10.25x	7.33x

LTM = Latest Twelve Months

EBITDA: Earnings Before Interest, Taxes, Depreciation and Amortization

EBIT: Earnings Before Interest and Taxes

NM = Not Meaningful

Sources: S&P Capital IQ, SEC Filings, Annual and Interim Reports

Summary Financial Analyses

Discounted Cash Flow Analysis

Based on the data shown in the tables above, Duff & Phelps selected a range of multiples to apply to New Movella’s projected 2024 revenue to obtain a range of Terminal Values to incorporate in to the DCF Analysis using the Financial Projections. In particular, Duff & Phelps analyzed LTM and projected 2022 revenue growth, LTM and projected 2022 gross margins, LTM and projected 2022 EBITDA margins, and multiples of enterprise value-to-LTM and enterprise value-to-projected 2022 revenue for the Selected Publicly Traded Companies compared to projected 2024 revenue growth, projected 2024 gross margin, projected 2024 EBITDA margin for New Movella, based on the Financial Projections. Such analysis informed the selection of terminal multiples of projected 2024 revenue for New Movella. Rather than applying the average or median multiple from these analyses, Duff & Phelps selected multiples that, in its professional judgment and experience, reflected New Movella’s size, revenue growth outlook, capital requirements, profit margins, stage of product pipeline and other characteristics relative to the Selected Publicly Traded Companies. Based on these analyses, Duff & Phelps’ selected a terminal revenue multiple range of 7.0x to 9.0x New Movella’s projected 2024 revenue, which resulting terminal value range was utilized in the DCF Analysis to estimate the current enterprise value range of New Movella.

Determination of an appropriate discount rate to use in the DCF Analysis requires a degree of professional judgment and experience. Duff & Phelps considered a number of factors in determining the discount rate range, including the results of published studies on discount rates. Duff & Phelps also considered (i) New Movella’s stage in the cycle of management’s business plan, (ii) New Movella’s projected financial performance and growth and (iii) the risks facing New Movella in order to achieve the projected results, including execution risk and competitive risks, among others. Based on these factors and the published discount rate studies, as well as its professional judgment and experience, Duff & Phelps used discount rates ranging from 27.5% to 32.5% to discount the projected unlevered free cash flows and the Terminal Value. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders would require on alternative investment opportunities with similar risk profiles, including risks of achieving the projected cash flows based on the Financial Projections.

Based on these assumptions, Duff & Phelps’ DCF Analysis resulted in an estimated enterprise value range for New Movella of $355 million to $500 million.

Market Approach

Based on the data shown in the tables above, Duff & Phelps also selected a range of valuation multiples to apply to New Movella’s projected 2023 revenue and projected 2024 revenue to obtain a range of current enterprise values for New Movella using the Market Approach. Duff & Phelps analyzed 2022 through 2024 revenue growth and 2022 through 2024 gross, EBITDA and EBIT margins for the Selected Publicly Traded Companies and compared these metrics to the same metrics for New Movella, based on the Financial Projections. Duff & Phelps used these comparisons and the multiples of enterprise value-to-2023 projected revenue for the Selected Publicly Traded Companies to select a 2023 revenue multiple range of 6.00x to 7.50x (with a median of 7.52x) to apply to New Movella’s projected 2023 revenue and the multiples of enterprise value-to-2024 projected revenue for the Selected Publicly Traded Companies to select a 2024 revenue multiple range of 4.00x to 5.00x (with a median of 6.65x) to apply to New Movella’s projected 2024 revenue, resulting in an estimated current enterprise value range for New Movella. Duff & Phelps selected multiples that, in its professional judgment and experience, reflected New Movella’s revenue growth outlook, capital requirements, profit margins, stage of product pipeline and other characteristics relative to the Selected Publicly Traded Companies.

Duff & Phelps’ Market Approach resulted in an estimated enterprise value range for New Movella of $375 million to $465 million.

Conclusion

Duff & Phelps estimated the range of enterprise value of New Movella to be $365 million to $485 million, based on the ranges indicated by the DCF Analysis and the Market Approach. Duff & Phelps further estimated the range of total equity value of New Movella following the Business Combination by adding the estimated present value of tax attributes of $3 million, pro forma cash and cash equivalents of $292 million (which assumes 0% redemptions), adding an estimated value of investment in MEMSIC of approximately $25 million to $35 million (based on current book value on the low end of the range and a 7.8x 2022 revenue multiple on the high end of the range), subtracting the estimated value of pro forma debt ($8 million on the low end of the range and $0 on the high end of the range), and subtracting the fair value of warrants of $1 million. For pro forma debt, Duff & Phelps assumed the FP Financing value is embedded in the shares outstanding based on the estimated share price multiplied by 7.5 million shares multiplied by 95% with the difference in pro forma debt. After making these adjustments, the estimated total equity value range for New Movella was $675 million to $813 million.

Duff & Phelps calculated that the equity value of New Movella implied by the Business Combination was $755 million, which is equivalent to 75.5 million shares outstanding (assuming no redemptions) multiplied by $10.00 per share. Duff & Phelps noted that the Consideration to be paid to current Movella equityholders implied by the Business Combination is, therefore, $379 million, which is based on Movella’s former owners’ pro forma 50.2% ownership of New Movella (based on the pro forma capitalization table for New Movella and assuming 0% redemptions).

Duff & Phelps noted that the Consideration to be paid to current Movella equityholders of $379 million is within the range of $339 million to $408 million estimated for current Movella equityholders’ pro forma 50.2% ownership of New Movella (based on the pro forma capitalization table for New Movella and assuming 0% redemptions).

Duff & Phelps noted that Pathfinder’s trust account balance of $250.0 million (pro forma for the Tender Offer) is within the range of $224 million to $269 million estimated for Pathfinder stockholders’ pro forma 33.1% ownership of New Movella (based on the pro forma capitalization table for New Movella and assuming 0% redemptions).

The Opinion was only one of the many factors considered by the Pathfinder Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Pathfinder Board.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of the Opinion to the Pathfinder Board, Pathfinder agreed to pay Duff & Phelps a fee of $475,000. A portion of the fee was payable upon delivery of the Opinion and a portion is payable upon consummation of the Business Combination.

No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion reached in the Opinion.

Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of the Opinion. Pathfinder has also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and reasonable fees and expenses of outside counsel retained by Duff & Phelps in connection with the engagement. Pathfinder has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.

The terms of the fee arrangements with Duff & Phelps, which Pathfinder believes are customary in transactions of this nature, were negotiated at arm’s length, and the Pathfinder Board is aware of these fee arrangements.

Disclosure of Prior Relationships

Other than this engagement, during the two years preceding the date of the Opinion, Duff & Phelps had not had any material relationship with any party to the Business Combination for which compensation had been received or was intended to be received, nor was any such material relationship or related compensation mutually understood to be contemplated. Duff & Phelps may seek to provide Pathfinder, Movella, New Movella and their respective affiliates and equity holders with financial advisory and other services unrelated to the Business Combination in the future, for which services Duff & Phelps would expect to receive compensation.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by Pathfinder have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Movella generally used to approve the transaction, the Pathfinder Board determined that this requirement was met. The Pathfinder Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Pathfinder and its shareholders and appropriately reflected Movella’s value. In reaching this determination, the Pathfinder Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Movella’s potential for future growth in revenue and profits. The Pathfinder Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Movella met this requirement.

Interests of Pathfinder’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Pathfinder Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Pathfinder’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Pathfinder shareholders and warrant holders generally. As a result of such interests, the Initial Shareholders may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to public shareholders rather than fail to complete a business combination within 24 months from the closing of Pathfinder’s initial public offering and be forced to liquidate and dissolve Pathfinder. These interests include, among other things, the interests listed below:

•	the fact that our Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 (including direct and indirect capital contributions from certain of Pathfinder’s directors and officers) for the 8,125,000 Class B ordinary shares currently owned by the Initial Shareholders, which includes 25,000 Class B ordinary shares transferred to each of Steve Walske, Omar Johnson and Paul Weiskopf in consideration for their service as independent directors of Pathfinder. If unrestricted and freely tradable, such shares would be valued at approximately $82,225,000, based on the closing price of Pathfinder’s Class A ordinary shares of $10.12 per share on January 13, 2023, the record date for the extraordinary general meeting. In the event that Pathfinder fails to consummate a business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), this investment will be lost;

•

the fact that, because the Initial Shareholders purchased their Class B ordinary shares at approximately $0.003 per share, the Initial Shareholders could make a substantial profit after our initial business combination even if our public stockholders lose money on their investment as a result of a decrease in the post-combination value of their ordinary shares (after accounting for any adjustments in connection with an exchange or other transaction contemplated by the business combination);

•

the fact that Sponsor paid $8,500,000 for its private placement warrants, and those warrants would be worthless if a business combination is not consummated by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), which if unrestricted and freely tradable would be valued at approximately $844,050, based on the closing price of Pathfinder’s public warrants of $0.1986 per public warrant on January 13, 2023, the record date for the extraordinary general meeting;

•

the fact that Sponsor has issued to Pathfinder a promissory note for up to $1,250,000 to enable Pathfinder to pay its expenses (the “Working Capital Note”), of which $750,000 is outstanding as of September 30, 2022. The ability of Pathfinder to repay the amounts drawn under the Working Capital Note is dependent upon the completion of an initial business combination;

•

the fact that Sponsor, the other Initial Shareholders and Pathfinder’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Pathfinder fails to complete an initial business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents);

•	the fact that the Shareholder Rights Agreement has been entered into by Sponsor;

•	the right of the Sponsor and Pathfinder’s independent directors to hold New Movella Common Stock following the Business Combination, subject to certain lock-up periods in the case of the Sponsor;

•

the continued indemnification of Pathfinder’s directors and officers and the continuation of Pathfinder’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that Sponsor and Pathfinder’s officers and directors will lose their entire investment in Pathfinder if an initial business combination is not consummated by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents). Prior to Pathfinder’s initial public offering, the Sponsor purchased 8,125,000 Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.003 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the Movella equity holders in the Business Combination or at which FP has committed to purchase Common Stock pursuant to the FP Private Placement). Additionally, the Sponsor purchased 4,250,000 private placement warrants at price of $2.00 per warrant simultaneously with the consummation of Pathfinder’s initial public offering for an aggregate purchase price of $8.5 million. Certain of Pathfinder’s directors and executive officers, including Richard Lawson, David Chung, Lindsay Sharma, Lance Taylor, Hans Swildens, J. Steven Young, also have a direct or indirect economic interest in such private placement warrants and in the 8,050,000 Class B ordinary shares still owned by the Sponsor. The 8,050,000 Class B ordinary shares owned by the Sponsor would have had an aggregate market value of $81,466,000 based upon the closing price of $10.12 per public share on the Nasdaq on January 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. The 4,250,000 private placement warrants held by the Sponsor would have had an aggregate market value of $844,050 based upon the closing price of $0.1986 per public unit on the Nasdaq on January 13, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combination;

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the fact that if the trust account is liquidated, including in the event Pathfinder is unable to complete an initial business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), Sponsor has agreed to indemnify Pathfinder to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Pathfinder has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pathfinder, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•	the fact that Pathfinder may be entitled to distribute or pay over funds held by Pathfinder outside the trust account to Sponsor or any of its affiliates prior to the Closing; and

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the fact that Sponsor may lend funds to Pathfinder pursuant to the Working Capital Loans, including funds under the Working Capital Note, and such funds become due and payable on the earlier of April 30, 2023 and the date on which the Business Combination is consummated.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to their Class A ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal— Related Agreements—Sponsor Letter Agreement” in this proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. Our Initial Shareholders, Movella, and/or their directors, officers, advisors or respective affiliates may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares. The above described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, Advisory Governing Documents Proposals, each of the, the Nasdaq Proposal, the Stock Incentive Plan Proposal, the ESPP Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of a majority of at least a two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Movella’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the FP Financing. Our Initial Shareholders, Movella and/or their directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Interests of Movella’s Directors and Officers in the Business Combination

When you consider the recommendation of Movella’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Movella’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. Movella’s board of directors was aware of such interests during its deliberations on the merits of the Business Combination Proposal and in deciding to recommend that Movella’s stockholders submit written consents in favor of the Business Combination Proposal. These interests include, among other things, the interests discussed in “Movella’s Executive Compensation—Executive Officer Compensation;” “Movella’s Executive Compensation—Director Compensation” and “Beneficial Ownership of Securities.”

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Pathfinder is treated as the “acquired” company for accounting purposes. This determination was primarily based on existing Movella Shareholders comprising a relative majority of the voting power of the combined company, Movella’s operations prior to the acquisition comprising the only ongoing operations of New Movella, and Movella’s senior management comprising a majority of the senior management of New Movella. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Movella.

Movella will be deemed the accounting predecessor and New Movella will be the successor SEC registrant, which means that Movella’s financial statements for previous periods will be disclosed in New Movella’s future periodic reports filed with the SEC. The consolidated assets, liabilities and results of operations of Movella will become the historical financial statements of New Movella, and Pathfinder’s assets, liabilities and results of operations will be consolidated with Movella beginning on the acquisition date.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Pathfinder and Movella will file the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination to the extent available.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Movella’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Pathfinder cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Pathfinder cannot assure you as to its result. Neither Pathfinder nor Movella are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that Pathfinder’s entry into the Business Combination Agreement, dated as of October 3, 2022 (as may be amended, supplemented, or otherwise modified from time to time) (the “Business Combination Agreement”), by and among Pathfinder, Motion Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Movella Inc., a Delaware corporation and wholly owned subsidiary of Pathfinder (“Movella”), a copy of which is attached to the proxy statement/prospectus as Annex A, be approved, pursuant to which, among other things, Pathfinder shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation, on the terms and subject to the conditions of the Business Combination Agreement, including by filing a certificate of domestication and deregistering as a Cayman Islands exempt company, adopting the name “Movella Holdings Inc.”, (a) on the Closing Date, promptly following the Pre-Closing Recapitalization of Movella and the Domestication, Merger Sub will merge with and into Movella (the “Merger”), with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella will be a wholly owned subsidiary of New Movella and (b) at the Effective Time, each share of Movella Common Stock (subject to adjustment) outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of

Delaware) will be automatically cancelled and extinguished and converted into the right to receive a number of shares of New Movella Common Stock and each outstanding Movella Option (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to adjustments which would add the aggregate exercise price that would be paid to Movella in respect of all vested Movella Options if all vested Movella Options were exercised in full immediately prior to the Effective Time (without giving effect to any net exercise or similar concept).”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT THE PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 2 – DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Pathfinder is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the Pathfinder Board has unanimously approved, and Pathfinder shareholders are being asked to consider and vote upon a proposal to approve, a change of Pathfinder’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”). To effect the Domestication, Pathfinder will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Pathfinder will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share, of Pathfinder will be converted into one share of common stock, par value $0.00001 per share, of New Movella; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will automatically represent the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement; (iii) the governing documents of Pathfinder will be amended and restated and become the certificate of incorporation and the bylaws of New Movella as described in this proxy statement/prospectus; and (iv) Pathfinder’s name will change to “Movella Holdings Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Movella Common Stock and one-fifth of one warrant representing the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement.

The Domestication Proposal, if approved, will approve a change of Pathfinder’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Pathfinder is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Movella will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Pathfinder will also ask its shareholders to approve the Advisory Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Advisory Governing Documents Proposals,” the Existing Governing Documents of Pathfinder and the Proposed Certificate of Incorporation and Proposed Bylaws, attached hereto as Annex B and Annex C, respectively.

Reasons for the Domestication

The Pathfinder Board believes that there are significant advantages to Pathfinder that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The Pathfinder Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Pathfinder and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

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Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a jurisdiction of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the jurisdiction of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other jurisdictions’ corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Pathfinder believes such clarity would be advantageous to New Movella, its board of directors and management and would enable them to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to entities organized in other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs.

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Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Movella’s incorporation in Delaware may make New Movella more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Movella to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands law and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Pathfinder as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Movella immediately following the Domestication will be the same as those of Pathfinder immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Pathfinder be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Pathfinder be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of Pathfinder as a corporation in the State of Delaware, the name of Pathfinder be changed from “Pathfinder Acquisition Corporation” to “Movella Holdings Inc.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 3 –CHARTER AMENDMENT PROPOSAL

Overview

If the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Pathfinder will replace the Existing Governing Documents, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of Movella Holdings Inc., in each case, under the DGCL.

Reasons for the Proposed Governing Documents

The Proposed Certificate of Incorporation, as well as the Proposed Bylaws, were negotiated as part of the Business Combination. The Pathfinder Board’s specific reasons for each of the Advisory Governing Documents Proposals (each of which are included in the Proposed Governing Documents) are set forth in the section “Advisory Governing Documents Proposals.”

Vote Required for Approval

The approval of the Proposed Governing Documents requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

The Proposed Governing Documents are conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the certificate of incorporation and bylaws of New Movella, copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively, be approved as the certificate of incorporation and bylaws of Movella Holdings Inc., conditional upon, and with effect from the effectiveness of the Domestication.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 4 – ADVISORY GOVERNING DOCUMENTS PROPOSALS

Overview

If each of the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Pathfinder will replace the Existing Governing Documents, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New Movella, in each case, under the DGCL.

Pathfinder’s shareholders are asked to consider and vote upon, on a non-binding advisory basis, and to approve by ordinary resolution (unless otherwise stated) four (4) separate proposals (collectively, the “Advisory Governing Documents Proposals”) in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. Because the votes on the Advisory Governing Documents Proposals are advisory only, they will not be binding on the Pathfinder Board or New Movella.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New Movella. This summary is qualified by reference to the complete text of the Existing Governing Documents of Pathfinder, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents are governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Governing Documents	Proposed Governing Documents

Authorized Shares (Governing Documents Proposal A)

The share capital under the Existing Governing Documents is (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share.

See paragraph 7 of the Memorandum of Association.

The Proposed Governing Documents authorize US$9,200 divided into 900,000,000 shares New Movella Common Stock and 20,000,000 shares of New Movella Preferred Stock.

See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder	The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such

	Existing Governing Documents	Proposed Governing Documents

approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

See paragraph 7 of the Memorandum of Association and Article 8 of the Articles of Association.

qualifications, limitations or restrictions thereof, as the board of directors may determine. See Article IV subsection B of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Governing Documents Proposal C)

The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

See Article 1 of our Articles of Association.

The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

See Article V subsection C of the Proposed Certificate of Incorporation.

Corporate Name (Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “Pathfinder Acquisition Corporation” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “Movella Holdings Inc.” See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Governing Documents Proposal D)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by February 19, 2023 (twenty-four months after the closing of Pathfinder’s initial public offering, unless such date is extended in accordance with the Existing Governing Documents), Pathfinder will cease all operations except for the purposes of winding up and will redeem the shares issued in Pathfinder’s initial public offering and liquidate its trust account.

The Proposed Governing Documents do not include any provisions relating to New Movella’s ongoing existence; the default under the DGCL will make New Movella’s existence perpetual.

This is the default rule under the DGCL.

Exclusive Forum (Governing Documents Proposal D)	See Article 163 of our Articles of Association. The Existing Governing Documents do not contain a	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the

	Existing Governing Documents	Proposed Governing Documents
	provision adopting an exclusive forum for certain shareholder litigation.	United States federal district courts as the exclusive forum for litigation arising out of the Securities Act. See Article IX of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Governing Documents Proposal D)

The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Articles 156-170 of our Articles of Association.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

PROPOSAL NO. 4 – ADVISORY GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal A—as an ordinary resolution, to approve the change in the authorized share capital of Pathfinder from (i) US$33,100 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$9,200 divided into 900,000,000 shares New Movella Common Stock and 20,000,000 shares of New Movella Preferred Stock.

As of the date of this proxy statement/prospectus, there are 40,625,000 ordinary shares issued and outstanding, which includes an aggregate of 8,125,000 Class B ordinary shares held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,750,000 warrants to acquire ordinary shares, comprised of 4,250,000 private placement warrants held by Sponsor and 6,500,000 public warrants.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share of Pathfinder and each issued and outstanding Class B ordinary share, of Pathfinder (other than those forfeited pursuant to the Sponsor Letter Agreement) will be converted into one share of common stock, par value $0.00001 per share, of New Movella; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will automatically represent the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement; (iii) the governing documents of Pathfinder will be amended and restated and become the certificate of incorporation and the bylaws of New Movella as described in this proxy statement/prospectus; and (iv) Pathfinder’s name will change to “Movella Holdings Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Movella Common Stock and one-fifth of one warrant representing the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock and each outstanding Movella Option (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

In order to ensure that New Movella has sufficient authorized capital for future issuances, our board of directors has approved, subject to shareholder approval, that the Proposed Governing Documents of New Movella change in the authorized share of Pathfinder from (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$9,200 divided into 900,000,000 shares New Movella Common Stock and 20,000,000 shares of New Movella Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Movella, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New Movella that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of Advisory Governing Documents Proposal A requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal A is a non-binding advisory proposal and is not conditioned on any other approval.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding advisory resolution, that the change in the authorized share capital of Pathfinder from (i) US$33,100.00 divided into 300,000,000 Class A ordinary shares, par value $0.0001 per share, 30,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$9,200 divided into 900,000,000 shares of common stock, par value $0.00001 per share, of New Movella and 20,000,000 shares of preferred stock, par value $0.00001 per share, of New Movella be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 4 –ADVISORY GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW MOVELLA AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal B—to authorize the New Movella Board to issue any or all of the shares of New Movella Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Movella Board and as may be permitted by the DGCL.

Our shareholders are also being asked to approve Advisory Governing Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Movella after the Business Combination.

If Advisory Governing Documents Proposal A is approved, the number of authorized shares of preferred stock of New Movella will be 20,000,000 shares. Approval of this Advisory Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the New Movella Board, as may be permitted by the DGCL, and without further shareholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital-raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Movella, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that the ability of the New Movella Board to issue shares of New Movella Preferred Stock in one or more classes or series will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the New Movella Board to render it more difficult or to discourage an attempt to obtain control of New Movella and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Movella. If, in the due exercise of its fiduciary obligations, for example, the New Movella Board was to determine that a takeover proposal was not in the best interests of New Movella, such preferred stock could be issued by the New Movella Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the New Movella Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New Movella Board to issue the authorized preferred stock on its own volition will enable New Movella to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Movella currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Advisory Governing Documents Proposal B requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal B is a non-binding advisory proposal and is not conditioned on any other approval.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding advisory resolution, that the authorization to the New Movella Board to issue any or all shares of New Movella Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Movella Board and as may be permitted by the DGCL be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 4 – ADVISORY GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal C—the removal of the ability of New Movella stockholders to take action by written consent in lieu of a meeting, be approved.

Our shareholders are also being asked to approve Advisory Governing Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Movella after the Business Combination.

The Proposed Governing Documents stipulate that any action required or permitted to be taken by the stockholders of New Movella must be effected at a duly called annual or special meeting of stockholders of New Movella, and may not be effected by any consent in writing by such stockholder.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Movella, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Governing Documents, New Movella’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings and will not have the ability to take action by written consent in lieu of a meeting. Limiting the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Movella’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Movella. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, limiting the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Pathfinder is aware to obtain control of New Movella, and Pathfinder and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Movella. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of Advisory Governing Documents Proposal C requires an ordinary resolution under Cayman Islands law, being the affirmative vote the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal C is a non-binding advisory proposal and is not conditioned on any other approval.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding advisory resolution, that the removal of the ability of New Movella stockholders to take action by written consent in lieu of a meeting be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 4 – ADVISORY GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal D—to amend and restate the Existing Governing Documents and to authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively) as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Pathfinder Acquisition Corporation” to “Movella Holdings Inc.” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New Movella’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act and certain other litigation, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Pathfinder Board believes are necessary to adequately address the needs of New Movella after the Business Combination.

Our shareholders are also being asked to approve Advisory Governing Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Movella after the Business Combination.

The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Movella Holdings Inc.” In addition, the Proposed Governing Documents will make New Movella’s corporate existence perpetual.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Domestication, provides that, unless New Movella consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of New Movella or on its behalf, (ii) any action or proceeding asserting a claim of breach of any fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New Movella to New Movella or New Movella’s stockholders, (iii) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation, any resolution or resolutions by the New Movella Board providing for the issue of shares of New Movella Preferred Stock, or the Proposed Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws, or (v) any action or proceeding asserting a claim governed by the internal affairs doctrine of the State of Delaware. If any action the subject matter of which is within such scope is filed in a court other than a court located within the State of Delaware in the name of any stockholder, that stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce such action. In addition, unless New Movella gives an Alternate Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action under the Securities Act.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because, following the consummation of the Business Combination, New Movella will not be a blank check company.

While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Advisory Governing Documents Proposals or otherwise identified in this Advisory Governing Documents Proposal D, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Advisory Governing Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New Movella, attached hereto as Annex B and Annex C, respectively, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “Pathfinder Acquisition Corporation” to “Movella Holdings Inc.” is desirable to reflect the Business Combination with Movella and to clearly identify New Movella as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making New Movella’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New Movella following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Movella in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues and the application of a relatively known body of case law and level of expertise and should promote efficiency and cost savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that, after the Domestication, New Movella will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state or federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting the United States federal district courts as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New Movella and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for New Movella following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the Pathfinder’s initial public offering be held in the trust account until a business combination or liquidation of Pathfinder has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

The approval of Advisory Governing Documents Proposal D requires an ordinary resolution under Cayman Islands law, being the affirmative vote the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal D is a non-binding advisory proposal and is not conditioned on any other approval.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding advisory resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by Pathfinder and Movella, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively) as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Pathfinder Acquisition Corporation” to “Movella Holdings Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Movella’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 5 – NASDAQ PROPOSAL

Overview

The Nasdaq Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), the issuance of shares of New Movella Common Stock in connection with the Business Combination and the FP Financing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b) or (d) (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635.

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of a binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued exceeds one percent is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, Pathfinder currently expects to issue an estimated shares of New Movella Common Stock (assuming that none of Pathfinder’s outstanding public shares are redeemed) in connection with the Business Combination and the FP Financing. For further details, see “Business Combination Proposal—Consideration to Movella Equityholders in the Business Combination” and “Stock Incentive Plan Proposal.”

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more.

In the event that this proposal is not approved by Pathfinder shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Pathfinder shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Movella Common Stock pursuant to the Business Combination Agreement, New Movella will not issue such shares of New Movella Common Stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Movella Common Stock be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s directors and officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 6 – STOCK INCENTIVE PLAN PROPOSAL

The Background of the 2022 Plan

On October 3, 2022, Pathfinder’s board of directors approved and adopted, subject to shareholder approval, the Movella Holdings Inc. 2022 Stock Incentive Plan (the “2022 Plan”), effective as of and contingent upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. If the 2022 Plan is approved by shareholders, New Movella will be authorized to grant equity and cash incentive awards to eligible service providers under the 2022 Plan. A copy of the 2022 Plan is attached to this proxy statement/prospectus as Annex D. Pathfinder shareholders are being asked to approve the 2022 Plan as presented.

Purpose of the 2022 Plan

The purpose of the 2022 Plan is to enhance New Movella’s ability to attract, retain, incentivize, reward and motivate persons who make (or are expected to make) important contributions to New Movella by providing these individuals with equity ownership and other incentive opportunities. Pathfinder believes that the equity-based awards to be issued under the 2022 Plan will motivate recipients to offer their maximum effort to New Movella and help focus them on the creation of long-term value consistent with the interests of Pathfinder’s shareholders. Pathfinder believes that grants of incentive awards are necessary to enable New Movella to attract and retain top talent.

Reasons for the Approval of the Stock Incentive Plan Proposal

Shareholder approval of the 2022 Plan is necessary in order for New Movella to (1) meet the shareholder approval requirements of the Nasdaq and (2) grant thereunder incentive stock options (“ISOs”), as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Consequences if the Stock Incentive Plan Proposal is Not Approved

If the Stock Incentive Plan Proposal is not approved by shareholders, the 2022 Plan will not become effective and New Movella will not be able to grant equity awards under the 2022 Plan. Additionally, Pathfinder believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Stock Incentive Plan Proposal is not approved.

2022 Plan

Subject to shareholder approval, the 2022 Plan will become effective upon the effectiveness of the registration statement of which this prospectus forms a part. Once the 2022 Plan is effective, no further grants will be made under the Predecessor Plans. This summary is not a complete description of all provisions of the 2022 Plan and is qualified in its entirety by reference to the 2022 Plan, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Stock Awards; Eligibility. The 2022 Plan provides for incentive stock options, or ISOs, non-qualified stock options, or NSOs, restricted share awards, stock unit awards, stock appreciation rights, other stock-based awards, performance-based stock awards, (collectively, “stock awards”) and cash-based awards (stock awards and cash-based awards are collectively referred to as “awards”). ISOs may be granted only to our employees, including officers, and the employees of our parent or subsidiaries. All other awards may be granted to our employees, officers, our non-employee directors, and consultants and the employees and consultants of our subsidiaries and affiliates. As of September 30, 2022, approximately 253 individuals would have been eligible to participate in the 2022 Plan if the plan were then in effect.

Share Reserve. The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2022 Plan will not exceed the sum of (w) 12% of our common stock outstanding as of the close of the Business Combination, up to a maximum of 8,675,568 shares (as adjusted for stock splits, stock dividends, combinations, and the like), plus (x) any shares underlying outstanding awards under the Predecessor Plans that are cancelled in exchange for an option under that 2022 Plan and that are subsequently forfeited or terminated for any reason before being exercised or becoming vested, not issued because an award is settled in cash, or withheld or reacquired to satisfy the applicable exercise, or purchase price, or a tax withholding obligation, plus (y) the number of shares which, but for the termination of the 2019 Plan immediately prior to the completion of the offering, were reserved under the 2019 Plan but not at such time issued or subject to outstanding awards under the 2019 Plan, plus (z) an annual increase on the first day of each calendar year, for a period of not more than 10 years, beginning on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 5% of outstanding shares on the last day of the immediately preceding calendar year or (ii) such lesser amount (including zero) that the compensation committee (as defined below) determines for purposes of the annual increase for that calendar year.

If restricted shares or shares issued upon the exercise of options are forfeited, then such shares will again become available for awards under the 2022 Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any reason before being exercised or settled, or an award is settled in cash without the delivery of shares to the holder, then the corresponding shares will again become available for awards under the 2022 Plan. Any shares withheld to satisfy the exercise price or tax withholding obligation pursuant to any award of options or stock appreciation rights will again become available for awards under the 2022 Plan. If stock units or stock appreciation rights are settled, then only the number of shares (if any) actually issued in settlement of such stock units or stock appreciation rights will reduce the number of shares available under the 2022 Plan, and the balance (including any shares withheld to cover taxes) will again become available for awards under the 2022 Plan.

Shares issued under the 2022 Plan will be authorized but unissued shares, treasury shares, or previously issued shares. As of the date hereof, no awards have been granted and no shares of our common stock have been issued under the 2022 Plan.

Incentive Stock Option Limit. The maximum number of shares that may be issued upon the exercise of ISOs under the 2022 Plan is equal to four (4) times the number of shares specified in subpart (w) of the 2022 Plan’s share reserve formula as described above under the heading “—Share Reserve,” plus, to the extent allowable under Section 422 of the Code, any shares of common stock that become available for issuance under the 2022 Plan on account of (i) an award being forfeited before all underlying shares have been issued or settled, or (ii) a portion of the shares underlying an award being withheld to satisfy the exercise price or tax withholding of such award.

Grants to Outside Directors. The sum of (i) the grant date fair value for financial reporting purposes of any awards granted during any calendar year under the 2022 Plan to an outside director as compensation for services as an outside director and (ii) any cash fees paid by us to such outside director during such calendar year for service on our board of directors, may not exceed seven hundred and fifty thousand dollars ($750,000), or, in the calendar year in which the outside director is first appointed or elect to our board of directors, one million dollars ($1,000,000).

Administration. The 2022 Plan will be administered by the compensation committee appointed by our board of directors or by the board of directors acting as the compensation committee. Subject to the limitations set forth in the 2022 Plan, the compensation committee will have the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The compensation committee also will have the authority to determine the consideration and methodology of payment for awards. To the extent permitted by applicable law, the board of directors or compensation committee may also authorize one or more of our officers to designate employees, other than officers under Section 16 of the Exchange Act, to receive awards and/or to determine the number of such awards to be received by such persons subject to a maximum total number of awards.

Repricing; Cancellation and Re-Grant of Stock Awards. The compensation committee will have the authority to modify outstanding awards under the 2022 Plan. Subject to the terms of the 2022 Plan, the compensation committee will have the authority to cancel any outstanding stock award in exchange for new stock awards, including awards having the same or a different exercise price cash, or other consideration, without stockholder approval but with the consent of any adversely affected participant.

Stock Options. A stock option is the right to purchase a certain number of shares of common stock, at a certain exercise price, in the future. Under the 2022 Plan, ISOs and NSOs are granted pursuant to stock option agreements adopted by the compensation committee. The compensation committee determines the exercise price for a stock option, within the terms and conditions of the 2022 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2022 Plan vest at the rate specified by the compensation committee.

Stock options granted under the 2022 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or the expiration of a specified period following the optionee’s termination of employment. The compensation committee determines the term of the stock options up to a maximum of 10 years. Each stock option agreement will also set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

Payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (1) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (2) future services or services rendered to the company or its affiliates prior to the award, (3) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (4) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (5) by a “net exercise” arrangement, (6) by delivering a full-recourse promissory note, or (7) by any other form that is consistent with applicable laws, regulations, and rules.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own common stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least one 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Share Awards. The terms of any awards of restricted shares under the 2022 Plan will be set forth in a restricted share agreement to be entered into between us and the recipient. The compensation committee will determine the terms and conditions of such restricted share agreements, which need not be identical. A restricted share award may be subject to vesting requirements or transfer restrictions or both. Restricted shares may be issued for such consideration as the compensation committee may determine, including cash, cash equivalents, full recourse promissory notes, past services and future services. Award recipients who are granted restricted shares generally have all of the rights of a stockholder with respect to those shares, provided that dividends and other distributions will not be paid in respect of unvested shares unless otherwise determined by the compensation committee and, in such case, only once such unvested shares vest.

Stock Unit Awards. Stock unit awards give recipients the right to acquire a specified number of shares of stock (or cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the compensation committee and as set forth in a stock unit award agreement. A stock unit award may be settled by cash, delivery of common stock, a combination of cash and common stock as deemed appropriate by the compensation committee. Recipients of stock unit awards generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the compensation committee’s discretion and as set forth in the stock unit award agreement, stock units may provide for the right to dividend equivalents. Dividend equivalents may not be distributed prior to settlement of the stock unit to which the dividend equivalents pertain and the value of any dividend equivalents payable or distributable with respect to any unvested stock units that do not vest will be forfeited.

Stock Appreciation Rights. Stock appreciation rights generally provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the stock appreciation right. The compensation committee determines the exercise price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2022 Plan vests at the rate specified in the stock appreciation right agreement as determined by the compensation committee. The compensation committee determines the term of stock appreciation rights granted under the 2022 Plan, up to a maximum of ten years. Upon the exercise of a stock appreciation right, we will pay the participant an amount in stock, cash, or a combination of stock and cash as determined by the compensation committee, equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised.

Other Stock Awards. The compensation committee may grant other awards based in whole or in part by reference to our common stock. The compensation committee will set the number of shares under the stock award and all other terms and conditions of such awards.

Cash-Based Awards. A cash-based award is denominated in cash. The compensation committee may grant cash-based awards in such number and upon such terms as it will determine. Payment, if any, will be made in accordance with the terms of the award, and may be made in cash or in shares of common stock, as determined by the compensation committee.

Performance-Based Awards. The number of shares or other benefits granted, issued, retainable and/or vested under a stock or stock unit award may be made subject to the attainment of performance goals. The compensation committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

Changes to Capital Structure. In the event of a recapitalization, stock split, or similar capital transaction, the compensation committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2022 Plan, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or stock appreciation right.

Transactions. If we are involved in a merger or other reorganization, outstanding awards will be subject to the agreement or merger or reorganization. Subject to compliance with applicable tax laws, such agreement may provide, without limitation, for (1) the continuation of the outstanding awards by us, if we are a surviving corporation, (2) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (3) the immediate vesting, exercisability, and settlement of the outstanding awards followed by their cancellation, (4) cancellation of the award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the compensation committee, in its sole discretion, may consider appropriate, or (5) the settlement of the intrinsic value of the outstanding awards (whether or not vested or exercisable) in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards, provided that any such amount may be delayed to the same extent that payment of consideration to the holders of shares in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks or other contingencies.

Change of Control. The compensation committee may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to acceleration of vesting and exercisability in the event of a change of control.

Transferability. Unless the compensation committee provides otherwise, no award granted under the 2022 Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent and distribution, or pursuant to a domestic relations order, provided that all ISOs may only be transferred or assigned only to the extent consistent with Section 422 of the Code.

Amendment and Termination. Our board of directors will have the authority to amend, suspend, or terminate the 2022 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent.

No ISOs may be granted more than 10 years after years after the later of (i) the approval of the 2022 Plan by the board of directors (or if earlier, the stockholders) and (ii) the approval by the board of directors (or if earlier, the stockholders) of any amendment to the 2022 Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

Recoupment. To the extent permitted by applicable law, the compensation committee will have the authority to require that, in the event that we are required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, such executive officer will reimburse or forfeit to us the amount of any bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during a fixed period, as determined by the compensation committee, preceding the year the restatement is determined to be required. That executive officer will forfeit or reimburse to us any bonus or incentive compensation to the extent that such bonus or incentive compensation exceeds what the officer would have received in that period based on an applicable restated performance measure or target. We will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act.

Certain Federal Income Tax Aspects of Awards Under the 2022 Plan

This is a brief summary of the federal income tax aspects of awards that may be made under the 2022 Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death or purport to describe any applicable employment taxes. The tax consequences of awards under the 2022 Plan depend upon the type of award.

Incentive Stock Options. The recipient of an ISO generally will not be taxed upon the grant or exercise of the ISO. Federal income taxes are generally imposed only when the ordinary shares from an exercised ISO are disposed of, by sale or otherwise. The amount by which the fair market value of the ordinary shares on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the ISO recipient does not sell or dispose of the ordinary shares until more than one year after the receipt of the shares and two years after the ISO was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the amount realized upon the sale or disposition of such shares will be treated as a long-term capital gain (or loss). If a recipient fails to hold the shares for the minimum required time, the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of ordinary shares on the date of exercise (or, if less, the amount realized on the sale or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Nonstatutory Stock Options. The recipient of stock options not qualifying as ISOs (“NSOs”) generally will not be taxed upon the grant of the option. Federal income taxes are generally due from an NSO recipient when the NSOs are exercised. The excess of the fair market value of any ordinary shares purchased on such date over the exercise price of the NSO is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient on exercise. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the NSO recipient by reason of the exercise of the NSO.

Other Awards. Recipients who receive restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying ordinary shares on the exercise date over the exercise price. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Application of Section 409A of the Code. Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. While the awards to be granted pursuant to the 2022 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code if they are not exempt from coverage under such section, if they do not, a participant could be subject to additional taxes and interest.

2022 Plan Benefits

Grants of awards under the 2022 Plan are subject to the discretion of the compensation committee. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2022 Plan or the estimated amounts that would have been received in 2021 had the 2022 Plan been in effect.

Interests of Movella’s Directors and Officers in the Incentive Plan Proposal

When you consider the recommendation of Pathfinder’s board of directors in favor of approval of the 2022 Plan, you should keep in mind that certain of Movella’s directors and officers have interests in the 2022 Plan that are different from, or in addition to, your interests as a shareholder. Pathfinder’s board of directors was aware of such interests during its deliberations on the merits of the 2022 Plan and in deciding to recommend that Pathfinder’s shareholders submit written consents in favor of the 2022 Plan. These interests include, among other things, the interests discussed in “Movella Executive Compensation—Executive Officer Compensation;” “Movella Executive Compensation—Director Compensation” and “Beneficial Ownership of Securities.”

Registration with the SEC

If the 2022 Plan is approved by Pathfinder’s shareholders and becomes effective, New Movella intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2022 Plan as soon as reasonably practicable after New Movella becomes eligible to use such form.

Vote Required for Approval

The ordinary resolution is being sought to approve the 2022 Plan, being the affirmative vote of the holders of a majority of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if e such proposals is not approved, the 2022 Plan will have no effect, even if approved by our shareholders.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution (the “Stock Incentive Plan Proposal” or “Proposal No. 6”) to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved, the Movella Holdings Inc. 2022 Stock Incentive Plan (the “2022 Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, including the authorization of the stock reserved under the 2022 Plan.

Recommendation of Pathfinder’s Board of Directors

THE PATHFINDER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s board of directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Pathfinder and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1— Business Combination Proposal – Interests of Pathfinder’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 7 – ESPP PROPOSAL

The Background of the ESPP

On October 3, 2022, Pathfinder’s board of directors approved and adopted, subject to shareholder approval, the Movella Holdings Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), effective as of and contingent upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. If the ESPP is approved by Pathfinder’s shareholders, New Movella will be authorized to provide eligible employees with an opportunity to request payroll deductions to purchase a number of New Movella shares at a discount and in an amount determined in accordance with the ESPP’s terms. A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.

Purpose of the ESPP

The purpose of the ESPP is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success by purchasing New Movella shares from New Movella on favorable terms and to pay for such purchases through payroll deductions. Pathfinder believes by providing eligible employees with an opportunity to increase their proprietary interest in the success of New Movella, the ESPP will motivate recipients to offer their maximum effort to New Movella and help focus them on the creation of long-term value consistent with the interests of the Pathfinder shareholders.

Reasons for the Approval of the ESPP Proposal

Shareholder approval of the ESPP is necessary in order for Pathfinder to satisfy the shareholder approval requirements under Section 423 of the Code.

Consequences if the ESPP Proposal is Not Approved

If the ESPP Proposal is not approved by shareholders, the ESPP will not become effective and employees of New Movella will not be able to purchase New Movella shares under the ESPP. Additionally, Pathfinder believes New Movella’s ability to recruit, retain and incentivize top talent will be adversely affected if the ESPP Proposal is not approved.

2022 Employee Stock Purchase Plan

On October 3, 2022, our board of directors approved and adopted, subject to shareholder approval, the ESPP. Subject to shareholder approval, the ESPP will become effective upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

General. The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423, except as explained below under the heading “—International Participation.” During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of shares of our common stock at a discount and in an amount determined in accordance with the ESPP’s terms.

Shares Available for Issuance. The ESPP will have authorized but unissued shares of our common stock equal to 2% of the shares of New Movella Common Stock outstanding upon the closing of the Business Combination, up to a maximum of 1,445,928 shares (as adjusted for stock splits, stock dividends, combinations, and the like)

reserved for issuance upon becoming effective, plus an additional number of shares of our common stock to be reserved annually on the first day of each calendar year for a period of not more than ten years, beginning on January 1, 2023, in an amount equal to the least of (i) 1% of the outstanding shares of our common stock on such date, (ii) 1% of the shares outstanding upon the closing of the Business Combination, up to a maximum of 722,964 shares (as adjusted for stock splits, stock dividends, combinations, and the like), or (iii) a lesser amount (including zero) that the compensation committee determines for purposes of the annual increase for that calendar year.

Administration. The ESPP will be administered by the compensation committee, or by our board of directors acting as the compensation committee. The compensation committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Eligibility. Each full-time and part-time employee, including officers, employee directors, and employees of participating subsidiaries, who is employed by us on the day preceding the start of any offering period will be eligible to participate in the ESPP. The ESPP requires that an employee customarily work more than 20 hours per week and more than five months per calendar year in order to be eligible to participate in the ESPP. As of September 30, 2022, approximately 223 individuals would have been eligible to participate in the ESPP if the plan were then in effect. The ESPP will permit an eligible employee to purchase our common stock through payroll deductions, which may not be less than 1% nor more than 15% of the employee’s compensation, or such lower limit as may be determined by the compensation committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own common stock (including common stock such employee may purchase under this plan or other outstanding options) representing 5% or more of the total combined voting power or value of all classes of our common stock. No employee will be able to purchase more than 5,000 shares of common stock or such number of shares of common stock as may be determined by the compensation committee with respect to a single offering period, or purchase period, if applicable (subject to adjustment pursuant to the terms of the ESPP). In addition, under applicable tax rules, no employee is permitted to accrue, under the ESPP and all of our or our subsidiaries’ similar purchase plans, a right to purchase common stock having a fair market value in excess of twenty-five thousand dollars ($25,000) (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment.

Offering Periods and Purchase Price. The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the compensation committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase our common stock for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the fair market value per share of our common stock on either the offering date or on the purchase date, whichever is less. The fair market value of our common stock for this purpose will generally be the closing price on the Nasdaq Global Market (or such other exchange as our common stock may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

Reset Feature. The compensation committee may specify that, if the fair market value of a share of our common stock on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (1) the number of shares reserved under the ESPP, (2) the individual and aggregate participant share limitations described in the plan and (3) the price of shares that any participant has elected to purchase.

International Participation. To provide us with greater flexibility in structuring our equity compensation programs for our non-U.S. employees, the ESPP also permits us to grant employees of our non-U.S. subsidiary entities rights to purchase shares of our common stock pursuant to other offering rules or sub-plans adopted by the compensation committee in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Code Section 423, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S. However, the international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.

Corporate Reorganization. Immediately before a corporate reorganization, the offering period and purchase period then in progress will terminate and either our common stock will be purchased with the accumulated payroll deductions or the accumulated payroll deductions will be refunded without occurrence of any common stock purchase, unless the surviving corporation (or its parent corporation) assumes the ESPP under the plan of merger or consolidation.

Amendment and Termination. Our board of directors and the compensation committee will each have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of common stock to be issued under the ESPP is subject to shareholder approval. Any other amendment is subject to shareholder approval only to the extent required under applicable law or regulation, including Section 423 of the Code.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state, local or non-U.S. jurisdiction in which the participant may reside which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside of the United States may be subject to foreign taxes as a result of participation in the ESPP. The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon whether the sale occurs before or after expiration of the holding periods described in the following sentence. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right as determined on the offering date. Any additional gain will be treated as long term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

The tax consequences to a participant may vary depending upon the participant’s individual situation. In addition, various state and local laws may provide for tax consequences that vary significantly from those described above.

ESPP Benefits

Purchase rights are subject to an eligible employee’s discretion, including an employee’s decision not to participate in the ESPP, and awards under the ESPP are not determinable for the future or for the 2021 fiscal year, had the ESPP been in effect. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the ESPP.

Interests of Movella’s Directors and Officers in the ESPP Proposal

When you consider the recommendation of Pathfinder’s board of directors in favor of approval of the ESPP, you should keep in mind that certain of Movella’s directors and officers have interests in the ESPP that are different from, or in addition to, your interests as a shareholder or warrant holder, including, among other things, the existence of financial and personal interests. These interests include, among other things, the interests discussed in “Movella Executive Compensation—Executive Officer Compensation”; “Movella Executive Compensation—Director Compensation” and “Beneficial Ownership of Securities”.

Registration with the SEC

If the ESPP is approved by Pathfinder’s shareholders and becomes effective, New Movella intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after New Movella becomes eligible to use such form.

Vote Required for Approval

The ordinary resolution is being sought to approve the ESPP, being the affirmative vote of the holders of a majority of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The ESPP Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if e such proposals is not approved, the 2022 Plan will have no effect, even if approved by our shareholders.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution (the “ESPP Proposal” or “Proposal No. 7”) to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved, the Movella Holdings Inc. 2022 Employee Share Purchase Plan (the “ESPP”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, including the authorization of the initial share reserve under the ESPP.

Recommendation of Pathfinder’s Board of Directors

THE PATHFINDER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s board of directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Pathfinder and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Movella’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1— Business Combination Proposal – Interests of Movella’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 8 – ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Pathfinder Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the Pathfinder Shareholders for each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pathfinder has determined, based on the advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting or (iv) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination Agreement not to be satisfied; provided that, without the consent of Movella, in no event shall the extraordinary general meeting of shareholders be adjourned on more than three occasions or to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement. See “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the Pathfinder Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to solicit additional proxies for the purpose of obtaining approval by the Pathfinder Shareholders for each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pathfinder has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting or (D) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Business Combination Agreement not to be satisfied; provided that, without the consent of Movella, in no event shall the extraordinary general meeting of shareholders be adjourned on more than three occasions or to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement, at the extraordinary general meeting be approved.”

Recommendation of the Pathfinder Board

THE PATHFINDER BOARD UNANIMOUSLY RECOMMENDS THAT PATHFINDER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Pathfinder’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pathfinder and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pathfinder’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Pathfinder’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to holders of our public shares or public warrants (other than our Sponsor or any of its affiliates) as a consequence of the (i) exercise of redemption rights, (ii) Domestication and (iii) ownership and disposition of shares of New Movella Common Stock and New Movella public warrants after the Domestication. This section applies only to holders that hold their public shares or public warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including, without limitation:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	foreign corporations with respect to which there are one or more United States shareholders within the meaning of Section 1.367(b)-3(b)(1)(ii);

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•	passive foreign investment companies.

This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare equivalent tax laws, or state, local or non-U.S. tax laws. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Movella prior to the Business Combination, including holders of our public shares or public warrants that also hold, directly or indirectly, equity interests in Movella. With respect to the consequences of holding shares of New Movella Common Stock and New Movella public warrants, this discussion is limited to holders who acquire such shares of New Movella Common Stock in connection with the Domestication or as a result of the exercise of a New Movella public warrant, and holders who acquire such New Movella public warrants in connection with the Domestication. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our public shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our public shares or public warrants, you should consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW MOVELLA COMMON STOCK AND NEW MOVELLA WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because any unit consisting of one Class A ordinary share and one-fifth of one warrant to acquire one Class A ordinary share is separable at the option of the holder, Pathfinder is treating any Class A ordinary share and one-fifth of one warrant to acquire one Class A ordinary share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of the units in connection with the consummation of the Domestication or the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our public shares or public warrants or New Movella Common Stock or New Movella warrants, as applicable, and is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders

The discussion under this heading “—Effects of the Domestication on U.S. Holders” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to Pathfinder, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of public shares and public warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of Pathfinder.

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, changing our name to “Movella Holdings Inc.”

The Domestication generally should qualify as an F Reorganization. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to the facts and circumstances relating to Pathfinder, whether the Domestication qualifies as an F Reorganization is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. Assuming the Domestication so qualifies, U.S. Holders of public shares or public warrants generally should not recognize income, gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “—Effects of Section 367(b) of the Code to U.S. Holders” and “—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Pathfinder (i) transferred all of its assets and liabilities to New Movella in exchange for all of the outstanding common stock and warrants of New Movella; and then (ii) distributed the common stock and warrants of New Movella to the shareholders and warrant holders of Pathfinder in liquidation of Pathfinder. The taxable year of Pathfinder should be deemed to end on the date of the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. Holder’s tax basis in a share of New Movella Common Stock or a New Movella warrant received in the Domestication should generally be the same as its tax basis in the public share or public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New Movella Common Stock or New Movella warrant should generally include such U.S. Holder’s holding period for the public share or public warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to a public share or public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of New Movella Common Stock or New Movella public warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its public share or public warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New Movella Common Stock or New Movella public warrant would be equal to the fair market value of that share of New Movella Common Stock or New Movella public warrant on the date of the Domestication and such U.S. Holder’s holding period for the share of New Movella Common Stock or New Movella public warrant would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately after the redemption of U.S. Holders that exercise redemption rights with respect to Pathfinder public shares, U.S. Holders exercising such redemption rights should not be subject to the potential tax consequences of the Domestication with respect to any Pathfinder public shares redeemed in the redemption including the potential tax consequences of Section 367(b) of the Code and the PFIC rules as a result of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their Pathfinder public shares should consult with their tax advisors with respect to the potential tax consequences to them of the exercise of redemption rights.

Subject to the considerations described below relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued New Movella public warrants in the Domestication.

Effects of Section 367(b) of the Code to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because of the inherently factual nature of the tests under the applicable Treasury Regulations to determine the applicability of Section 367(b) of the Code to any particular U.S. Holder, and the fact that these tests are generally applied based on the relevant facts at the time of the completion of the Domestication, Kirkland & Ellis LLP is unable to opine on the application of Section 367(b) of the Code to a U.S. Holder on the receipt of New Movella Common Stock in exchange for public shares in the Domestication.

A.	U.S. Holders That Hold 10 Percent or More of Pathfinder

A U.S. Holder who on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders should consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of Pathfinder (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Pathfinder does not expect to have significant, cumulative earnings and profits through the date of the Domestication. If Pathfinder’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If Pathfinder’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend by virtue of the dividends received deduction for foreign-sourced dividends of foreign corporations under Section 245A of the Code. Such U.S. Shareholders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

B.	U.S. Holders That Own Less Than 10 Percent of Pathfinder

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New Movella Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New Movella Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from Pathfinder establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified Pathfinder (or New Movella) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to New Movella no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding Pathfinder’s earnings and profits upon written request.

Pathfinder does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that Pathfinder had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C.	U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE IN THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “—Effects of Section 367(b) of the Code to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to Pathfinder prior to the Domestication, interest income earned by Pathfinder would be considered passive income and cash or cash equivalents held by Pathfinder would be considered a passive asset.

B.	Effects of PFIC Rules on the Domestication

Because Pathfinder is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Pathfinder believes that it likely is classified as a PFIC for U.S. federal income tax purposes in which case U.S. Holders could be subject to adverse PFIC rules as a result of the Domestication. These rules are discussed in the immediately following paragraphs.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) Pathfinder were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which Pathfinder was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Pathfinder was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the “—Effects of Section 367(b) of the Code to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if Pathfinder is determined to be a PFIC, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Pathfinder, whether or not such amounts are actually distributed to such shareholders in any taxable year. Due to the uncertainty regarding the application of Section 1291(f) of the Code, Kirkland & Ellis LLP is unable to opine on the application of the PFIC rules to a U.S. Holder on the receipt of New Movella Common Stock in exchange for public shares and New Movella public warrants in exchange for public warrants in the Domestication.

The application of the PFIC rules to public warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a public warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of public warrants for New Movella public warrants pursuant to the Domestication.

Any gain recognized by a U.S. Holder of public shares or warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

C.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares would depend on whether the U.S. Holder makes a timely and effective election to treat Pathfinder as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which Pathfinder qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to Pathfinder is contingent upon, among other things, the provision by Pathfinder of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, if applicable, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election for a taxable period ending on or prior to the Closing Date. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, if we are determined to be a PFIC, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367(b) of the Code to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not available with respect to public warrants.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effects to U.S. Holders of Exercising Redemption Rights

Subject to the PFIC rules discussed below, the U.S. federal income tax consequences to a U.S. Holder of public shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Pathfinder public shares will depend on whether the redemption qualifies as a sale of the public shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s public shares, such U.S. Holder will generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Pathfinder public shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such public shares exceeds one year at the time of such disposition. A U.S. Holder’s tax basis in such U.S. Holder’s public shares generally will equal the cost of such shares.

The redemption generally will qualify as a sale of such Pathfinder public shares if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in Pathfinder or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only public shares actually owned by such U.S. Holder, but also public shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own public shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any public shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include public shares which could be acquired pursuant to the exercise of the public warrants.

The redemption of public shares generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of Pathfinder’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of Pathfinder’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owns less than 50 percent of the total combined voting power of Pathfinder. Prior to the Merger, our public shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable to a U.S. Holder of public shares that exercises its redemption rights. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the public shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the public shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the public shares owned by certain family members and such U.S. Holder does not constructively own any other public shares. The redemption of public shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in Pathfinder. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the Pathfinder public shares under Section 302 of the Code, in which case the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to the application of Section 245A of the Code to a distribution, such dividends will be taxable to a U.S. Holder that is a corporation at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Under Section 245A, under certain circumstances, dividends received by a domestic corporation are effectively exempt from taxation on a portion or all of the deemed dividend by virtue of the dividends received deduction for foreign-sourced dividends of foreign corporations. A U.S. Holder that is corporation should consult its own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances. Such dividends will be taxable to an individual U.S. Holder at regular rates and will not be eligible for the reduced rates of taxation on certain dividends received from a “qualified foreign corporation.” Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s public shares. Any remaining excess generally will be treated as gain realized on the sale or other disposition of the public shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed public shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Movella public warrants or possibly in other shares constructively owned by it.

Passive Foreign Investment Company Rules

Because Pathfinder is a blank check company, with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Pathfinder believes that it likely is classified as a PFIC for U.S. federal income tax purposes. Although our PFIC status is determined annually, an initial determination that our company is a PFIC for any taxable year will generally apply for subsequent years to a U.S. Holder who held Pathfinder public shares while Pathfinder was a PFIC, whether or not we meet the test for PFIC status in those subsequent years.

If Pathfinder is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Pathfinder public shares and the U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Pathfinder public shares or a mark-to-market election, each as described below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Pathfinder public shares if such redemption is treated as a sale under the rules above discussed under “—Effects to U.S. Holders of Exercising Redemption Rights” and any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Pathfinder public shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Pathfinder public shares) if such redemption is treated as a distribution under the rules discussed under “—Effects to U.S. Holders of Exercising Redemption Rights.”

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Pathfinder public shares;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which Pathfinder was a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

A U.S. Holder generally may avoid the PFIC tax consequences described above in respect of Pathfinder public shares if it makes and maintains or has made and maintained a timely and valid QEF Election (if eligible to do so) as described above under “—QEF and Mark-to-Market Election.” If a U.S. Holder makes or has made a timely QEF Election for the first taxable year in which Pathfinder was as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares, any gain recognized on the Pathfinder public shares treated as a sale generally will be treated as capital gain and no additional tax or interest charge will be imposed under the PFIC rules. Amounts treated as a distribution to such U.S. Holder as a result of the redemption of Pathfinder public shares generally should not be treated as a taxable dividend to such U.S. Holder to the extent such distribution is out of earnings and profits of Pathfinder that were previously included in income.

Alternatively, a U.S. Holder generally may avoid the PFIC tax consequences described above in respect of Pathfinder public shares if the Pathfinder public shares constitute “marketable stock” and, at the close of the first taxable year in which the U.S. Holder holds (or is deemed to hold) Pathfinder public shares makes or has made a mark-to-market election as described above under “—QEF and Mark-to-Market Election.” If a U.S. Holder makes or has made a timely mark-to-market election for the first taxable year in which Pathfinder was as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares, any gain recognized on the Pathfinder public shares treated as a sale generally will be taxable as ordinary income. The rules dealing with PFICs and with the QEF Election and mark-to-market elections are very complex and are affected by various factors in addition to those described above.

Because the Domestication will occur immediately after the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code and the PFIC rules as a result of the Domestication with respect to any Pathfinder public shares redeemed in the redemption as described above under “—Effects of the Domestication on U.S. Holders.”

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PATHFINDER ORDINARY SHARES INCLUDING THE APPLICATION OF THE PFIC RULES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Distributions on Shares of New Movella Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New Movella Common Stock, to the extent the distribution is paid out of New Movella’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Movella Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New Movella Common Stock and will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New Movella Common Stock and New Movella public warrants” below.

Dividends that New Movella pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Movella pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New Movella Common Stock may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of New Movella Common Stock and New Movella public warrants

Upon a sale or other taxable disposition of shares of New Movella Common Stock or New Movella public warrants which, in general, would include a redemption of shares of New Movella Common Stock or New Movella public warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New Movella Common Stock or New Movella public warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to New Movella Common Stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders (including individuals) will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New Movella Common Stock or New Movella public warrants so disposed of. See “—Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of New Movella Common Stock and/or New Movella public warrants following the Domestication. See “—Exercise, Lapse or Redemption of New Movella public warrants” below for a discussion regarding a U.S. Holder’s tax basis in New Movella Common Stock acquired pursuant to the exercise of a New Movella public warrant.

Exercise, Lapse or Redemption of New Movella public warrants

Except as discussed below with respect to the cashless exercise of a New Movella public warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New Movella Common

Stock upon exercise of a New Movella public warrant for cash. The U.S. Holder’s tax basis in the share of New Movella Common Stock received upon exercise of the New Movella public warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New Movella public warrant, and the exercise price of such New Movella public warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New Movella Common Stock received upon exercise of the New Movella public warrant will commence on the date of exercise of the New Movella public warrant or the day following the date of exercise of the New Movella public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Movella public warrant. If a New Movella public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New Movella public warrant. See “—Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New Movella public warrants following the Domestication.

The tax consequences of a cashless exercise of a New Movella public warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New Movella Common Stock received generally should equal the U.S. Holder’s tax basis in the New Movella public warrants. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New Movella Common Stock would be treated as commencing on the date of exercise of the New Movella public warrant or the day following the date of exercise of the New Movella public warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New Movella Common Stock received would include the holding period of the New Movella public warrants that were exercised.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the New Movella public warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining New Movella Public Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of New Movella public warrants having a value equal to the exercise price for the total number of New Movella public warrants to be deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New Movella public warrants deemed surrendered and the U.S. Holder’s tax basis in the New Movella public warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New Movella Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New Movella public warrants deemed exercised, and the exercise price of such New Movella public warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New Movella Common Stock would commence on the date of exercise of the New Movella public warrant or the day following the date of exercise of the New Movella public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Movella public warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New Movella Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a New Movella public warrant occurring after New Movella’s giving notice of an intention to redeem the New Movella public warrants described in the section entitled “Description of New Movella Securities—Warrants—New Movella public warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New Movella redeemed such New Movella Public Warrant for shares of New Movella Common Stock or as an exercise of the New Movella Public Warrant. If the cashless exercise of New Movella public warrants for shares of New Movella Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New Movella Common Stock received should equal the U.S. Holder’s tax basis in the New Movella public warrants and the holding period of the shares of New Movella Common Stock should include the holding period of the New Movella public warrants. Alternatively, if the cashless exercise of a New Movella public warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “—Exercise, Lapse or Redemption of New Movella public warrants.” In the case of an exercise of a New Movella public warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “—Exercise, Lapse or Redemption of New Movella public warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a New Movella public warrant occurring after New Movella’s giving notice of an intention to redeem the New Movella Public Warrant as described above.

If New Movella redeems New Movella public warrants for cash or if New Movella purchases New Movella public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition by the U.S. Holder, taxed as described above under “—Sale, Exchange or Other Disposition of Shares of New Movella Common Stock and New Movella public warrants.”

Possible Constructive Distributions

The terms of each New Movella public warrant provide for an adjustment to the exercise price of the New Movella public warrant or an increase in the shares of New Movella Common Stock issuable on exercise in certain circumstances discussed in “Description of New Movella Securities—Warrants—New Movella public warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New Movella public warrants would, however, be treated as receiving a constructive distribution from New Movella if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New Movella’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New Movella Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New Movella Common Stock which is taxable to them as described under “—Distributions on Shares of New Movella Common Stock” above. For example, U.S. Holders of New Movella public warrants would generally be treated as receiving a constructive distribution from New Movella where the exercise price of the New Movella public warrants is reduced in connection with the payment of certain dividends as described in “Description of New Movella Securities—Warrants—New Movella public warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the New Movella Public Warrant received a cash distribution from New Movella equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New Movella public warrants are complex, and U.S. Holders should consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New Movella public warrant.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or public warrants or New Movella Common Stock or New Movella public warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the (i) exercise of redemption rights, (ii) Domestication and (iii) ownership and disposition of shares of New Movella Common Stock and New Movella public warrants by a non-U.S. Holder after the Domestication.

Effects of the Domestication on Non-U.S. Holders

Pathfinder does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of public shares or public warrants.

Effects to Non-U.S. Holders of Exercising Redemption Rights

The characterization for U.S. federal income tax purposes of the redemption generally will correspond to the U.S. federal income tax characterization of the redemption with respect to U.S. Holders, as described above. However, notwithstanding such characterization, any redeeming non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized or dividends received as a result of the redemption unless (A) such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax; or (B) the gain or dividends is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply.

Distributions on Shares of New Movella Common Stock

In general, any distributions made to a non-U.S. Holder with respect to shares of New Movella Common Stock, to the extent paid out of New Movella’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New Movella Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New Movella Common Stock, which will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New Movella Common Stock and New Movella public warrants.” Dividends paid by New Movella to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply.

Sale, Exchange or Other Disposition of Shares of New Movella Common Stock and New Movella public warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New Movella Common Stock or New Movella public warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)

New Movella is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the shares of New Movella Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of outstanding shares of New Movella Common Stock.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New Movella Common Stock or New Movella public warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New Movella Common Stock or New Movella public warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Movella will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New Movella to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New Movella will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New Movella public warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New Movella public warrant, or the lapse of a New Movella public warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “—U.S. Holders—Exercise, Lapse or Redemption of New Movella public warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New Movella Common Stock and New Movella public warrants.” If New Movella redeems New Movella public warrants for cash or if it purchases New Movella public warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition by the non-U.S. Holder, the consequences of which would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New Movella Common Stock and New Movella public warrants.”

Possible Constructive Distributions

The terms of each New Movella public warrant provide for an adjustment to the exercise price of the New Movella public warrant or an increase in the shares of New Movella Common Stock issuable on exercise in certain circumstances discussed in “Description of New Movella Securities—Warrants—New Movella public warrants.” As described above under “—U.S. Holders—Possible Constructive Distributions,” certain adjustments with respect to the New Movella public warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New Movella equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New Movella public warrants are complex, and non-U.S. Holders should consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New Movella public warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New Movella Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund from the IRS, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including public shares or public warrants and shares of New Movella Common Stock or New Movella public warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares or public warrants and shares of New Movella Common Stock or New Movella public warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, public shares or public warrants and shares of New Movella Common Stock or New Movella public warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of New Movella Common Stock or New Movella warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares, public warrants, shares of New Movella Common Stock or New Movella public warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is for informational purposes only. The combined financial information presents the pro forma effects of the following transactions, collectively referred to as the “Transactions” for purposes of this section, and certain other related events as described in Note 1 to the accompanying Notes to the unaudited pro forma condensed combined financial information.

On October 3, 2022, as contemplated by the Business Combination Agreement, following the Domestication of Pathfinder, a Cayman Islands exempted company, Merger Sub will merge with and into Movella, where upon the separate existence of Merger Sub will cease and Movella will be the surviving corporation and a wholly owned subsidiary of Pathfinder, and Pathfinder will change its name to “Movella Holdings Inc.” (“New Movella”).

The unaudited pro forma condensed combined balance sheet of New Movella as of September 30, 2022 combines the historical consolidated balance sheet of Movella as of September 30, 2022 and the historical balance sheet of Pathfinder as of September 30, 2022, adjusted to give pro forma effect to the Business Combination on a pro forma basis as if the Transactions and the other events, summarized below, had been consummated on September 30, 2022.

The unaudited pro forma condensed combined statement of operations of New Movella for the nine months ended September 30, 2022 combines the historical consolidated statement of operations of Movella for the nine months ended September 30, 2022 and the historical statement of operations of Pathfinder for the nine months ended September 30, 2022, on a pro forma basis as if the Transactions and the other events, summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations of New Movella for the year ended December 31, 2021 combines the historical consolidated statement of operations of Movella for the year ended December 31, 2021 and the historical statement of operations of Pathfinder for the year ended December 31, 2021, on a pro forma basis as if the Transactions and the other events, summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following that is included elsewhere in this proxy statement/prospectus:

•	the accompanying Notes to the unaudited pro forma condensed combined financial statements;

•

the historical unaudited financial statements of Pathfinder as of and for the nine months ended September 30, 2022 included in Pathfinder’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2022 incorporated herein by reference and the historical audited financial statements of Pathfinder as of and for the year ended December 31, 2021, on Form 10-K filed with the SEC on April 1, 2022 incorporated herein by reference;

•

the historical unaudited condensed consolidated financial statements of Movella as of and for the nine months ended September 30, 2022 and the historical audited consolidated financial statements of Movella as of and for the year ended December 31, 2021, which are included as exhibits to this proxy statement/prospectus;

•

other information related to Pathfinder and Movella included in this proxy statement/prospectus incorporated herein by reference, including the Business Combination Agreement and the description of certain terms thereof set forth under “Proposal No. 1—The Business Combination Proposal.”

The unaudited pro forma combined financial information should also be read together with “Pathfinder’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Movella’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Business Combination

On October 3, 2022, Pathfinder, and its wholly owned subsidiary, Merger Sub, entered into the Business Combination Agreement, with Movella.

In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, pursuant to which FP committed to provide $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FP committed (i) to provide the Pre- Close Facility prior to Closing, (ii) to launch the Tender Offer, and (iii) to the extent the total amount tendered and actually purchased upon expiration of the Tender Offer is less than $75 million, to effect the FP Private Placement, which would occur substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication). The shares of New Movella Common Stock to be purchased by FP in the FP Private Placement, if any, are to be purchased at a price of $10.00 per share and will not be registered with the SEC at Closing, provided, that, such shares of New Movella Common Stock will be subject to registration rights pursuant to the Shareholder Rights Agreement. On November 14, 2022, Movella entered into the Note Purchase Agreement with the other parties thereto, and Movella received the net proceeds from the issuance of notes under the Pre-Close Facility. If the Merger has not occurred by the earlier of (i) the termination of the Business Combination Agreement and (ii) April 30, 2023, then FP’s commitment to provide the VLN Facility shall terminate, and the Pre-Close Facility shall mature on November 14, 2025. The Class A ordinary shares purchased in the Tender Offer and the shares of New Movella Common Stock purchased in the FP Private Placement are collectively referred to herein as the “FP Shares.” In exchange for the entry into a transaction support agreement for the FP Shares, pursuant to which the FP Purchasers agreed to, among other matters, refrain from redeeming the FP Shares (outside of certain circumstances), the Note Purchase Agreement provides, subject to customary conditions, that Movella will be deemed to issue and FP will be deemed to purchase notes evidencing the VLN Facility, the deemed proceeds of which shall be used to, among other things, refinance the Pre-Close Facility in its entirety. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to cause FP to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event. The VLN Facility will mature five years after the Closing. On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at the Expiration Time. Prior to the Expiration Time, on January 4, 2023, the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP will purchase $75 million of shares of New Movella Common Stock in the FP Private Placement.

Concurrently with the execution of the Business Combination Agreement, the Sponsor agreed that, at the closing, it will forfeit approximately 50 percent, or 4,025,000 Class B ordinary shares held by Sponsor (“Sponsor Shares”) in accordance with Sponsor Letter Agreement for no consideration.

In connection with the Note Purchase Agreement, Pathfinder and FP Credit Partners Phoenix II, L.P. and FP Credit Partners II, L.P. (collectively, the “FP Purchasers”) entered into an Equity Grant Agreement that provides for the issuance of 1.0 million shares of New Movella Common Stock by New Movella to the FP Purchasers at the Effective Time, subject to and conditioned upon the Merger occurring, and the full deemed funding of the VLN Facility and the acquisition by the FP Purchasers or its affiliates of $75 million of Pathfinder’s Class A ordinary shares in the Tender Offer and/or shares of New Movella Common Stock in the FP Private Placement.

In connection with the Domestication, Pathfinder ordinary shares shall be converted into shares of common stock of New Movella (the “Domestication Common Stock”).

(i)	Pathfinder became a Delaware corporation pursuant to the Domestication and, in connection with the Domestication:

(A)	Pathfinder’s name changed to “Movella Holdings Inc.”;

(B)	Each then-issued and outstanding Class A ordinary share converted automatically, on a one-for-one basis, into a share of Domestication Common Stock;

(C)	Each then-issued and outstanding Class B ordinary share converted automatically, on a one-for-one basis, into a share of Domestication Common Stock;

(D)	Each then-issued and outstanding public warrant will represent a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Public Warrants”);

(E)	Each then-issued and outstanding private placement warrant will represent a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Private Warrants”); and

(ii)

Following the Domestication, Merger Sub merged with and into Movella, with Movella as the surviving company in the merger, and after giving effect to such merger, continuing as a wholly owned subsidiary of New Movella. The Domestication, the Merger, and other transactions contemplated by the Business Combination Agreement are hereinafter referred to in this section as the “Business Combination.”

In connection with the Business Combination, New Movella adopted a single class stock structure pursuant to which:

(i)	The Class A ordinary shares and the Class B ordinary shares of Pathfinder outstanding prior to the Business Combination were converted into Domestication Common Stock;

(ii)	Movella convertible notes will convert into Movella Common Stock pursuant to the terms of each of the Movella convertible notes;

(iii)	Each Movella warrant will be net exercised in exchange for Movella Common Stock pursuant to the terms of the applicable warrant agreement; and

(iv)

The shares of Movella capital stock, including the issued outstanding preferred stock and Movella Common Stock will be exchanged (including the Movella Common Stock resulting from conversion of Movella convertible notes and net exercise of the Movella warrants) at an exchange ratio (the “Exchange Ratio”) of approximately 0.49 set forth in the Business Combination Agreement, for Domestication Common Stock. The shares of Movella Series D-1 preferred stock are subject to further adjustment based on the conversion premium of approximately 1.01.

Each Movella Option outstanding immediately prior to the Closing will be assumed by New Movella and exchanged into an option exercisable for Domestication Common Stock based on the Exchange Ratio of approximately 0.49. Additionally, the exercise price of each converted option will be determined by dividing the exercise price of the respective Movella Options by the Exchange Ratio, rounded up to the nearest whole cent.

Expected Accounting Treatment of the Business Combination

The Business Combination between Movella and Pathfinder will be accounted for as a reverse recapitalization of Movella, which has been determined to be the accounting acquirer in both the no redemption and maximum redemption scenarios based on a number of considerations, including but not limited to:

1) Movella former management making up the majority of the management team of New Movella;

2) Movella former management nominating or representing the majority of New Movella’s board of directors; and

3) Movella representing the majority of the continuing operations of New Movella. Management has also preliminarily determined Movella to be the accounting predecessor entity to the Business Combination Agreement based on the same considerations listed above.

The Business Combination between Movella and Pathfinder will preliminarily be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Pathfinder will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse recapitalization will be treated as the equivalent of Movella issuing stock for the net assets of Pathfinder, accompanied by a recapitalization. Operations prior to the reverse recapitalization will be those of Movella.

Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Pathfinder has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of filing this proxy statement/prospectus and is subject to change as additional information becomes available and analyses are performed. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers the basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. Movella has not had any historical relationship with Pathfinder prior to the Business Combination. Accordingly, no Transaction Accounting Adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Transactions taken place on September 30, 2022, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and certain other related events taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no Class A ordinary shares available for redemption are redeemed.

•	Assuming Maximum Redemptions: This presentation assumes FP will acquire 7,500,000 shares of either (i) Class A ordinary shares in the Tender Offer, (ii) New Movella Shares in the FP Private

Placement or (iii) a combination of (i) and (ii), and the remaining 32,500,000 Class A ordinary shares are redeemed for an aggregate payment of $326.4 million (based on the fair value of marketable securities held in the Trust Account as of September 30, 2022 of approximately $326.4 million) from the Trust Account. Other than the financing commitment provided by FP pursuant to the Note Purchase Agreement, no minimum cash condition is required to complete the Merger. Under this scenario, all outstanding Class A ordinary shares (excluding FP Shares) may be redeemed and still enable Pathfinder to have sufficient cash to satisfy the cash closing conditions in the Business Combination Agreement.

The actual redemptions will likely be within the scenarios described above; however, there can be no assurance regarding which scenario will be closest to actual results. Under both scenarios, Movella is considered the accounting acquirer, as further discussed in “Expected Accounting Treatment of the Business Combination.”

The following summarizes the pro forma Domestication Common Stock issued and outstanding immediately after the Business Combination, after giving effect to the Exchange Ratio, presented under two redemption scenarios:

	Pro Forma Combined Assuming No Redemptions (Shares)	% Ownership	Pro Forma Combined Assuming Maximum Redemptions (Shares)	% Ownership
Movella (1)(2)(3)	34,696,398	43.5%	34,696,398	73.4%
Holders of Class A ordinary shares	32,500,000	40.7%	—	0.0%
Holders of Class B ordinary shares (6)	4,100,000	5.1%	4,100,000	8.7%
FP Shares (4)	7,500,000	9.4%	7,500,000	15.9%
New Shares to the FP Purchasers (5)	1,000,000	1.3%	1,000,000	2.0%

Pro Forma Common Stock at Closing	79,796,398		47,296,398

(1)

Includes 56,355,551 shares of Movella convertible preferred stock, which will be exchanged for Domestication Common Stock at the Exchange Ratio of approximately 0.49 pursuant to the Business Combination Agreement.

(2)

Includes 1,333,714 shares of Movella Common Stock resulting from conversion of Movella convertible notes, which will be exchanged for Domestication Common Stock at the Exchange Ratio of approximately 0.49 pursuant to the Business Combination Agreement.

(3)

Includes 581,871 shares of Movella Common Stock resulting from net exercise of Movella warrants, which will be exchanged for Domestication Common Stock at the Exchange Ratio of approximately 0.49 pursuant to the Business Combination Agreement.

(4)

Represents 7,500,000 Class A Ordinary Shares to be purchased by FP in the Tender Offer and/or shares of Domestication Common Stock to by purchased by FP in the FP Private Placement under the Note Purchase Agreement.

(5)	Represents 1,000,000 shares of Domestication Common Stock issued to the FP Purchasers as consideration pursuant to the Note Purchase Agreement.
(6)

Includes (i) 4,025,000 Class B ordinary shares held by sponsor after giving effect to the forfeiture of 4,025,000 Class B ordinary shares held by Sponsor to be forfeited at Closing pursuant to the Sponsor Letter Agreement and (ii) 75,000 Class B ordinary shares held by Pathfinder’s independent directors.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022

(in thousands)

			Assuming No Redemptions				Assuming Maximum Redemptions
	Movella (Historical)	Pathfinder (Historical)	Pro Forma Transaction Accounting Adjustments			Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments			Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$3,882	$42	$326,352	(A	)	$362,059	$(326,352)	(O	)	$35,707
			75,000	(B	)
			(30,000)	(D	)
			(3,257)	(E	)
			(9,960)	(F	)
Accounts receivable, net	4,924	—	—			4,924	—			4,924
Inventories	5,410	—	—			5,410	—			5,410
Prepaid expenses and other assets	2,089	255	—			2,344	—			2,344

Total current assets	16,305	297	358,135			374,737	(326,352)			48,385
Investments held in Trust Account	—	326,352	(326,352)	(A	)	—	—			—
Property and equipment, net	2,234	—	—			2,234	—			2,234
Goodwill	35,265	—	—			35,265	—			35,265
Intangibles, net	14,393	—	—			14,393	—			14,393
Non-marketable equity securities and other assets	26,033	—	—			26,033	—			26,033
Right-of-use assets	3,264	—	—			3,264	—			3,264

Total Assets	$97,494	$326,649	$31,783			$455,926	$(326,352)			$129,574

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	1,724	209	(209)	(E	)	1,724	—			1,724
Accrued expenses and other current liabilities	6,731	2,237	(2,237)	(E	)	6,731	—			6,731
Line of credit and current portion of long-term debt	2,605	—	(2,231)	(F	)	374	—			374
Current portion of deferred revenue	2,755	—	—			2,755	—			2,755
Payable to Kinduct sellers – current	5,159	—	—			5,159	—			5,159
Due to related party	—	61	(61)	(E	)	—	—			—
Note payable	—	750	(750)	(E	)	—	—			—

Total current liabilities	18,974	3,257	(5,488)			16,743	—			16,743

			Assuming No Redemptions				Assuming Maximum Redemptions
	Movella (Historical)	Pathfinder (Historical)	Pro Forma Transaction Accounting Adjustments			Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments	Pro Forma Combined
Long-term portion of term debt	7,513	—	(7,513)	(F	)	—	—	—
Convertible notes	6,162	—	(6,162)	(H	)	—	—	—
VLN Facility	—	—	75,000	(B	)	75,000		75,000
Deferred revenue, net of current portion	1,251	—	—			1,251	—	1,251
Deferred tax liabilities, net	222	—	—			222	—	222
Other non-current liabilities	2,887	—	—			2,887	—	2,887
Derivative warrant liabilities	—	237	—			237	—	237
Deferred underwriting commissions	—	5,119	(5,119)	(C	)	—	—	—

Total liabilities	$37,009	$8,613	$50,718			$96,340	$—	$96,340
Commitments and contingencies
Mezzanine Equity:
Class A ordinary shares subject to possible redemption	—	326,252	(326,252)	(G	)	—	—	—
Movella Series D-1 convertible preferred stock	41,314	—	(41,314)	(I	)	—	—	—
Movella Series A convertible preferred stock	9,950	—	(9,950)	(I	)	—	—	—
Movella Series B convertible preferred stock	24,680	—	(24,680)	(I	)	—	—	—
Movella Series C convertible preferred stock	37,032	—	(37,032)	(I	)	—	—	—
Movella Series D convertible preferred stock	30,780	—	(30,780)	(I	)	—	—	—
Movella Series E convertible preferred stock	40,750	—	(40,750)	(I	)	—	—	—
Stockholder’s (deficit) equity:
Class A ordinary shares	—	—	3	(G	)	—	—	—
			(3)	(L	)		—
Class B ordinary shares	—	1	—	(K	)	—	—	—
			(1)	(L	)	—	—	—
Movella Common Stock	1	—	3	(I	)	—	—	—
			—	(J	)
			(4)	(N	)

			Assuming No Redemptions				Assuming Maximum Redemptions
	Movella (Historical)	Pathfinder (Historical)	Pro Forma Transaction Accounting Adjustments			Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments			Pro Forma Combined
Domestication Common Stock	—	—	1	(B	)	9	3	(O	)	12
			4	(L	)
			4	(N	)
Additional paid-in-capital	784	—	(1)	(B	)	484,079	(326,355)	(O	)	183,435
			(25,711)	(D	)		25,711	(P	)
			326,249	(G	)
			6,472	(H	)
			184,503	(I	)
			—	(J	)
			—	(K	)
			(8,217)	(M	)
Accumulated other comprehensive loss	(3,937)	—	—			(3,937)	—			(3,937)
Accumulated deficit	(127,682)	(8,217)	5,119	(C	)	(127,378)	(25,711)	(P	)	(153,089)
			(4,289)	(D	)
			(216)	(F	)
			(310)	(H	)
			8,217	(M	)

Total stockholders’ (deficit) equity	(130,834)	(8,216)	491,823			352,773	(326,352)			26,421
Non-controlling interest in subsidiaries	6,813	—	—			6,813	—			6,813

Total stockholders’ (deficit) equity	(124,021)	(8,216)	491,823			359,586	(326,352)			33,234

Total liabilities, mezzanine equity and stockholders’ equity	$97,494	$326,649	$31,783			$455,926	$(326,352)			$129,574

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(in thousands, except share and per share amounts)

			Assuming No Redemptions				Assuming Maximum Redemptions
	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2022				For the Nine Months Ended September 30, 2022		For the Nine Months Ended September 30, 2022
	Movella (Historical)	Pathfinder (Historical)	Pro Forma Transactions Accounting Adjustments			Pro Forma Combined	Additional Pro Forma Transactions Accounting Adjustments	Pro Forma Combined
Revenues
Product	$24,215	$—	$—			$24,215	$—	$24,215
Service	4,134	—	—			4,134	—	4,134

Total revenues	28,349	—	—			28,349	—	28,349

Cost of revenues
Product	10,714	—	—			10,714	—	10,714
Service	4,198	—	—			4,198	—	4,198

Total cost of revenues	14,912	—	—			14,912	—	14,912

Gross profit	13,437	—	—			13,437	—	13,437

Operating expenses:
Research and development	10,787	—	—			10,787	—	10,787
Sales and marketing	9,879	—	—			9,879	—	9,879
General and administrative	10,230	2,852	—			13,082	—	13,082

Total operating expenses	30,896	2,852	—			33,748	—	33,748

Loss from operations	(17,459)	(2,852)	—			(20,311)	—	(20,311)
Other income (expense):
Interest (expense) income, net	(1,643)	1,324	(1,324)	(aa	)	(5,531)	—	(5,531)
			1,328	(bb	)		—
			(5,189)	(dd	)
			(27)	(gg	)
Other income, net	362	6,256	(236)	(hh	)	6,382	—	6,382
Change in fair value of derivative warrant liabilities	—	6,105	—			6,105	—	6,105

(Loss) Income from continuing operations before income taxes	(18,740)	10,833	(5,448)			(13,355)	—	(13,355)
Income tax benefit	(89)	—	—			(89)	—	(89)

Net (loss) income	(18,651)	10,833	(5,448)			(13,266)	—	(13,266)
Net loss attributable to non-controlling interests	(570)	—	—			(570)	—	(570)

			Assuming No Redemptions				Assuming Maximum Redemptions
	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2022				For the Nine Months Ended September 30, 2022		For the Nine Months Ended September 30, 2022
	Movella (Historical)	Pathfinder (Historical)	Pro Forma Transactions Accounting Adjustments			Pro Forma Combined	Additional Pro Forma Transactions Accounting Adjustments	Pro Forma Combined
Net (loss) income attributable to controlling interests	(18,081)	10,833	(5,448)			(12,696)	—	(12,696)
Deemed dividends from accretion of Series D-1 Preferred Stock	(2,007)	—	2,007	(ff	)	—	—	—

Net (loss) income attributable to common stockholders	$(20,088)	$10,833	$(3,441)			$(12,696)	$—	$(12,696)

Weighted average shares of Movella ordinary shares outstanding—basic and diluted	10,794,364
Net loss per share of Movella ordinary shares—basic and diluted	$(1.86)
Weighted average shares of Class A shares outstanding—basic and diluted		32,500,000
Net income per Class A ordinary shares—basic and diluted		$0.27
Weighted average shares of Class B ordinary shares—basic and diluted		8,125,000
Net income per Class B ordinary share—basic and diluted		$0.27
Weighted average shares of Domestication Common Stock Outstanding, basic and diluted						79,796,398		47,296,398
Net loss per share of Domestication Common Stock – basic and diluted						$(0.16)		$(0.27)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2021	Assuming No Redemptions				Assuming Maximum Redemptions
	Movella (Historical)	Pathfinder Acquisition Corporation (Historical)	Pro forma Transactions Accounting Adjustments			Pro Forma Combined	Additional Pro forma Transactions Accounting Adjustments			Pro Forma Combined
Revenues
Product	$28,848	$—	$—			$28,848	$—			$28,848
Service	5,566	—	—			5,566	—			5,566

Total revenues	34,414	—	—			34,414	—			34,414

Cost of revenues
Product	12,049	—	—			12,049	—			12,049
Service	4,412	—	—			4,412	—			4,412

Total cost of revenues	16,461	—	—			16,461	—			16,461

Gross profit	17,953	—	—			17,953	—			17,953

Operating expenses:
Research and development	14,014	—	—			14,014	—			14,014
Sales and marketing	10,710	—	—			10,710	—			10,710
General and administrative	12,943	1,477	—			14,420	—			14,420

Operating expenses	37,667	1,477	—			39,144	—			39,144

Loss from operations	(19,714)	(1,477)	—			(21,191)	—			(21,191)
Other income (expense):
Interest (expense) income, net	(1,965)	28	(28)	(aa	)	(7,949)	—			(7,949)
			954	(bb	)
			(6,938)	(dd	)
Other income (expense), net	2,148	—	(4,289)	(cc	)	2,978	(25,711)	(jj	)	(22,733)
			5,119	(ii	)
Offering costs associated with derivative warrant liabilities	—	(575)	—			(575)	—			(575)
Change in fair value of derivative warrant liabilities	—	9,998	—			9,998	—			9,998

Total other income	183	9,451	(5,182)			4,452	(25,711)			(21,259)

(Loss) income from continuing operations before income taxes	(19,531)	7,974	(5,182)			(16,739)	(25,711)			(42,450)
Income tax benefit	(728)	—	—			(728)	—			(728)

Net (loss) income from continuing operations	(18,803)	7,974	(5,182)			(16,011)	(25,711)			(41,772)
Loss from discontinued operations (net of tax)	(156)	—	—			(156)	—			(156)

Net (loss) income	(18,959)	7,974	(5,182)			(16,167)	(25,711)			(41,878)
Net loss attributable to non-controlling interests	(1,300)	—	—			(1,300)	—			(1,300)

Net (loss) income attributable to Movella Inc.	(17,659)	7,974	(5,182)			(14,867)	(25,711)			(40,578)

Deemed dividends from accretion of Series D-1 Preferred Stock	(2,511)	—	2,511	(ff	)	—	—			—

Net (loss) income attributable to common stockholders	$(20,170)	$7,974	$(2,671)			$(14,867)	$(25,711)			$(40,578)

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2021	Assuming No Redemptions		Assuming Maximum Redemptions
	Movella (Historical)	Pathfinder Acquisition Corporation (Historical)	Pro forma Transactions Accounting Adjustments	Pro Forma Combined	Additional Pro forma Transactions Accounting Adjustments	Pro Forma Combined
Net loss per share from continuing operations, basic and diluted	$(2.20)
Net loss per share from discontinuing operations, basic and diluted	$(0.02)
Net loss per share, basic and diluted	$(2.22)
Weighted average shares outstanding, basic and diluted	9,101,819
Weighted average shares of Class A shares outstanding—basic and diluted		28,136,986
Net income per class A ordinary share—basic and diluted		$0.22
Weighted average shares of Class B ordinary shares—basic		8,041,096
Net income per Class B ordinary share—basic		$0.22
Weighted average shares of Class B ordinary shares—diluted		8,125,000
Net income per Class B ordinary share—diluted		$0.22
Weighted average shares of Domestication Common Stock Outstanding—basic and diluted				79,796,398		47,296,398
Net loss per share of Domestication Common Stock—basic and diluted				$(0.19)		$(0.86)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Merger

Merger between Pathfinder and Movella — Business Combination

Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Movella (the “Company”), whereupon the separate existence of Merger Sub will cease, and Movella will be the surviving corporation and a wholly owned subsidiary of New Movella.

The aggregate consideration for the Business Combination paid to holders of Movella capital stock includes Domestication Common Stock, after giving effect to the Exchange Ratio. The Exchange Ratio was equal to approximately 0.49. The total merger consideration is as follows:

in thousands (except share and per share data)
Shares transferred at Closing (1)	38,140,107
Value per share (2)	$10.00

Share consideration	$381,401

(1)

The number of shares presently expected to be transferred to holders of Movella capital stock upon consummation of the Business Combination include (i) 34.7 million shares of Domestication Common Stock, includes shares converted from Movella preferred stock and Movella Common Stock, Movella convertible notes and Movella warrants, and (ii) 3.4 million assumed Movella Options. In the table above, the value allocable to assumed Movella Options is determined based on the treasury stock method.

(2)

Share consideration is calculated using a $10.00 reference price. The actual total value of share consideration will be dependent on the value of the Domestication Common Stock at the Closing; however, no expected change from any change in the trading price of the Domestication Common Stock is reflected on the pro forma financial statements as the Business Combination will be accounted for as a reverse recapitalization.

Note 2 — Accounting Policies

Based on analysis of Movella and Pathfinder’s policies, Movella and Pathfinder did not identify any differences in accounting policies that would have an impact on the unaudited pro forma condensed combined consolidated information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The unaudited pro forma condensed combined balance sheet as of September 30, 2022 include Transaction Accounting Adjustments that are directly attributable to the Business Combination and certain other related events.

The pro forma transaction accounting adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)	Reflects the release of $326.4 million of investments currently held in the trust account. Amounts available to New Movella may be reduced as a result of redemptions by Pathfinder shareholders.

(B)

Reflects $75.0 million from the Tender Offer and/or FP Private Placement and the issuance of 7,500,000 shares of Domestication Common Stock to FP pursuant to the Note Purchase Agreement, as well as the recognition of the liability associated with the issuance of the VLN Facility. As consideration for the financing commitment provided by FP pursuant to the Note Purchase Agreement, New Movella will also issue 1,000,000 shares of the Domestication Common Stock to the FP Purchasers at the Closing. Neither Pathfinder nor New Movella will receive any proceeds in connection with the Tender Offer.

As of the date of this filing, the Company has not finalized the accounting policy and valuation approach on the VLN facility. For purposes of the unaudited pro forma condensed combined balance sheet, the Company applies the fair value option when accounting for the VLN Facility, no bifurcation of embedded features was recognized. The amount allocated to VLN facility was preliminary as the Company assumes the fair value of the VLN facility is equal to the face value as the loan was negotiated at arm’s length. These estimates are preliminary, there is no assurance that the actual result could be materially different.

(C)	Reflects the elimination of $5.1 million of deferred underwriting fees incurred during Pathfinder’s initial public offering, which has been waived by the underwriters in full.

(D)

Reflects settlements of approximately $30.0 million of acquisition-related transaction costs incurred in connection with the Merger. These acquisition-related transaction costs are in connection with the closing and related transactions and are deemed to be direct and incremental costs of the Business Combination or acquisition of VLN Facility. The total transaction costs are estimated to be $30.0 million, of which approximately $25.7 million of these total transaction costs are accounted for as equity issuance costs and the unaudited pro forma condensed balance sheet reflects these costs as a reduction in cash with a corresponding decrease to additional paid-in-capital. With the remaining transaction costs that were treated as an expense totaled $4.3 million, as these costs were allocated to the VLN Facility and Pathfinder Warrants. The total transaction costs are comprised of banker fees of $7.5 million, legal expenses of $12.2 million, professional accounting services of $3.6 million, D&O insurance policy premiums of $3.7 million, administrative expenses of $0.9 million, and miscellaneous expenses of $2.1 million. The transaction costs will be paid in full by New Movella.

(E)	Reflects the settlement of Pathfinder’s historical liabilities that will be settled at transaction close.

(F)

Reflects repayment of certain Movella term loans with principal of $9.0 million and Movella’s outstanding balance on its line of credit of $1.0 million for total payments of $10.0 million upon completion of the Merger.

(G)

Reflects the recapitalization of Class A ordinary shares subject to possible redemption to permanent equity at $0.0001 par value. Under a maximum redemption scenario, approximately 32.5 million shares of Pathfinder capital stock will remain in permanent equity, as all amounts will be redeemed for cash held in the Trust Account. See note (N) below.

(H)

Reflects the conversion of Movella convertible notes and related accrued interest into shares of Movella Common Stock, and such shares will be cancelled and converted into the right to receive shares of Domestication Common Stock pursuant to the Exchange Ratio concurrent with the Closing.

(I)

Reflects the conversion of Movella convertible preferred stock into shares of Movella Common Stock, and such shares will be cancelled and converted into the right to receive shares of Domestication Common Stock pursuant to the Exchange Ratio concurrent with the Closing.

(J)

Reflects the net exercise of Movella warrants into shares of Movella Common Stock, and such shares will be cancelled and converted into the right to receive shares of Domestication Common Stock pursuant to the Exchange Ratio concurrent with the Closing.

(K)	Reflects the retirement of approximately 4.0 million Class B ordinary shares.

(L)	Reflects the recapitalization of Class A ordinary shares and Class B ordinary shares converted into Domestication Common Stock.

(M)	Reflects the reclassification of Pathfinder’s historical accumulated deficit to additional paid-in capital as part of the Merger.

(N)	Reflects the conversion of Movella Common Stock into Domestication Common Stock upon consummation of the Business Combination.

(O)

Represents the maximum redemptions scenario in which 32,500,000 Class A ordinary shares are redeemed for $326.4 million allocated to common stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of approximately $10.00 per share.

(P)

Under the maximum redemptions scenario, acquisition-related transaction costs will be allocated to the VLN Facility, as no proceeds were allocated to the equity issued. Under the application of Fair Value Option on the VLN Facility, all costs incurred to obtain debt financing will be expensed upon the completion of the Merger. The adjustment reflects the reallocation of acquisition-related transaction costs out of contra-equity.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and the twelve months ended December 31, 2021 are as follows:

(aa) Reflects elimination of interest income on Pathfinder’s Trust Account.

(bb) Reflects elimination of interest expense on Movella’s term loans and Movella’s convertible notes.

(cc) Reflects the transaction expense allocated to the Pathfinder Warrants and the VLN Facility.

(dd) Represents the recognition of interest expense associated with the new VLN Facility issued in connection with the Business Combination, as discussed in note (B). The interest expense was calculated using the 9.25% interest rate.

(ee) Reflects the estimated change in fair value of VLN Facility. No adjustment to fair value was recorded as the VLN Facility was deemed to be at $75.0 million during the periods presented.

(ff) Reflects elimination of deemed dividends from accretion of Series D-1 redeemable convertible preferred stock.

(gg) Reflects elimination of gain from exchange of convertible notes.

(hh) Reflects the elimination of the change in fair value of the Movella derivative warrant liability.

(ii) Reflects the forgiveness of the deferred underwriting fees upon completion of the Business Combination.

(jj) Represents the maximum redemptions scenario in which the entire proceeds from the Merger were allocated to VLN Facility. With the application of Fair Value Option on the VLN Facility, all transaction costs will be expensed upon the completion of the Merger.

Given Movella’s history of net losses and valuation allowance, Movella assumed an effective tax rate of 0%. Therefore, the pro forma adjustments to the statement of operations resulted in no additional income tax adjustment to the pro forma financials. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company and Movella filed consolidated income tax returns during the annual period presented.

Note 5 — Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, the FP Private Placement, and certain other related events, assuming such additional shares were outstanding since January 1, 2021. As the Business Combination, the FP Private Placement, and certain other related events are being reflected as if they had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination, the FP Private Placement and certain other related events have been outstanding for the entire periods presented.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of Class A ordinary shares of Pathfinder for the nine months ended September 30, 2022:

	For the nine months ended September 30, 2022
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions
Numerator:
Pro forma net loss attributable to common stockholders, basic and diluted	$(12,696)	$(12,696)
Denominator:
Weighted average shares of Domestication Common Stock outstanding – basic and diluted	79,796,398	47,296,398
Net loss per share of Domestication Common Stock –basic and diluted	$(0.16)	$(0.27)
Weighted average shares of Domestication Common Stock outstanding –basic and diluted
Movella Capital Stock	34,696,398	34,696,398
Holders of Class A ordinary shares	32,500,000	—
Holders of Class B ordinary shares	4,100,000	4,100,000
FP Shares	7,500,000	7,500,000
New Shares to the FP Purchasers	1,000,000	1,000,000

Weighted average shares of Domestication Common Stock outstanding – basic and diluted	79,796,398	47,296,398

The following potential outstanding securities were excluded from the computation of proforma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

	For the nine months ended September 30, 2022
	Assuming No Redemptions	Assuming Maximum Redemptions
Pathfinder warrants to purchase shares of Domestication Common Stock	10,750,000	10,750,000
Movella Options that will convert into a right to purchase shares of Domestication Common Stock	5,685,734	5,685,734

Total	16,435,734	16,435,734

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of Class A ordinary shares of Pathfinder for the year ended December 31, 2021:

	For the twelve months ended December 31, 2021
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions
Numerator:
Pro forma net loss available to common stockholders, basic and diluted	$(14,867)	$(40,578)
Denominator:
Weighted average shares of Domestication Common Stock	79,796,398	47,296,398
Net loss per share of Domestication Common Stock – basic and diluted	$(0.19)	$(0.86)
Weighted average shares outstanding—basic and diluted
Movella Capital Stock	34,696,398	34,696,398
Class A ordinary shares	32,500,000	—
Class B ordinary shares	4,100,000	4,100,000
FP Shares	7,500,000	7,500,000
New Shares to the FP Purchasers	1,000,000	1,000,000

Weighted average shares of Domestication Common Stock outstanding—basic and diluted	79,796,398	47,296,398

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

	For the twelve months ended December 31, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions
Pathfinder warrants to purchase shares of Domestication Common Stock	10,750,000	10,750,000
Movella Options that will convert into a right to purchase shares of Domestication Common Stock	7,323,563	7,323,563

Total	18,073,563	18,073,563

INFORMATION ABOUT PATHFINDER

References in this section to the “Company,” “Pathfinder Acquisition Corporation,” “Pathfinder,” “our,” “us” or “we” refer to Pathfinder Acquisition Corporation, unless otherwise stated.

We are a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “initial business combination”). We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our Sponsor is Pathfinder Acquisition LLC, a Delaware limited liability company. The registration statement for our initial public offering was declared effective on February 16, 2021. On February 19, 2021, we consummated our initial public offering of 32,500,000 units, including 2,500,000 additional units to partially cover over- allotments, at $10.00 per unit, generating gross proceeds of $325.0 million, and incurring offering costs of approximately $18.5 million, of which approximately $11.4 million was for deferred underwriting commissions. The underwriters had 45 days from the effective date of the prospectus to exercise the remaining portion of its option to purchase up to 2,000,000 units at the initial public offering price to cover over-allotments, if any. On April 2, 2021, the over-allotment option on the remaining units expired unexercised by the underwriters.

Simultaneously with the closing of the initial public offering, we consummated the private placement of 4,250,000 private placement warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per private placement warrant, generating gross proceeds to Pathfinder of $8.5 million.

Upon the closing of the initial public offering and the private placement, $325 million ($10.00 per unit) of the net proceeds of the initial public offering and certain of the proceeds of the private placement was placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee and was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which will be invested only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the trust account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of its initial public offering and the sale of private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination. Our initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time we sign a definitive agreement in connection with the initial business combination. However, we will only complete an initial business combination if the post- transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

If we are unable to complete an initial business combination within the 24 months from our initial public offering, or February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Following the closing of our initial public offering, an amount equal to $325,000,000 of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government obligations. As of January 13, 2023, the record date for the extraordinary general meeting, funds in the trust account totaled approximately $330.2 million. These funds will remain in the trust account, except for the withdrawal of interest earned on the funds held in the trust account to pay taxes, if any, until the earliest of (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance and timing of our obligation to redeem 100% of the public shares if we do not complete a business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents) or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, or (iii) the redemption of all of the public shares if we are unable to complete a business combination by February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

Pathfinder’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “PFDRU,” “PFDR” and “PFDRW,” respectively.

Financial Position

As of September 30, 2022, we had approximately $42,395 in our operating bank account. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using Pathfinder’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•

subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of Our Initial Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any, divided by the number of then-outstanding public shares, subject to the limitations described herein. As of January 13, 2023, the record date for the extraordinary general meeting, the amount in the trust account is approximately $330.2 million, or approximately $10.16 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights require that a beneficial holder must identify itself in order to validly redeem its shares. There are no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if a business combination does not close. Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Class A ordinary shares or Class B ordinary shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering, or February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares.

Limitations on Redemption Rights

Our amended and restated memorandum and articles of association provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). However, the proposed business combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration we would be required to pay for all Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all Class A ordinary shares submitted for redemption will be returned to the holders thereof.

Manner of Conducting Redemptions

We are providing our public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of our initial business combination either (i) in connection with a general meeting called to approve the business combination or (ii) by means of a tender offer. We are conducting a redemption in connection with the vote to approve the Business Combination. Accordingly, pursuant to our amended and restated memorandum and articles of association, we are:

•

conducting the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and

•	filing proxy materials with the SEC.

We will complete our initial business combination only if we obtain the approval of a resolution adopted by the affirmative vote of at least a majority of the votes cast by the holders of the issued shares present in person or represented by proxy at a general meeting of Pathfinder and entitled to vote on such matter or a resolution approved in writing by all of the holders of the issued shares entitled to vote on such matter. In such case, our Sponsor and each member of our management team have agreed to vote their Class B ordinary shares and public shares in favor of our initial business combination. As a result, in addition to our initial purchaser’s Class B ordinary shares, we would need 12,187,501, or 37.5% (assuming all issued and outstanding shares are voted and the over-allotment option is not exercised), or 2,031,251, or 6.25% (assuming only the minimum number of shares representing a quorum are voted and the over-allotment option is not exercised), of the 32,500,000 public shares sold in the initial public offering to be voted in favor of an initial business combination in order to have our initial business combination approved. Each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction or vote at all. In addition, our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Class B ordinary shares and public shares held by them in connection with (i) the completion of a business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering, or February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares.

Limitation on Redemption upon Completion of Our Initial Business Combination

Our amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the initial public offering, which we refer to as “Excess Shares,” without our prior consent. We believe this restriction has discouraged shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public shareholder holding more than an aggregate of 15% of the shares sold in the initial public offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 15% of the shares sold in the initial public offering without our prior consent, we believe we have limited the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash.

However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

Redemption of Public Shares and Liquidation If No Initial Business Combination

Our amended and restated memorandum and articles of association provide that we have only 24 months from the closing of the initial public offering, or until February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), to consummate an initial business combination. If we have not consummated an initial business combination within 24 months from the closing of the initial public offering, or February 19, 2023 (unless such date is extended in accordance with the Existing Governing Documents), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then- outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination within 24 months from the closing of the initial public offering. Our amended and restated memorandum and articles of association provide that, if a resolution of Pathfinder’s shareholders is passed pursuant to the Cayman Islands Companies Act to commence the voluntary liquidation of Pathfinder, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Pursuant to a separate proxy statement, Pathfinder is soliciting proxies at the Extension Meeting for the Extension Proposal. Holders of Class A ordinary shares have the option to redeem such Class A ordinary shares in connection with the Extension Meeting.

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Class B ordinary shares they hold if we fail to consummate an initial business combination within 24 months from the closing of the initial public offering (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame).

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer or director or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,000,000 of proceeds held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of the initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. None of the underwriters in our initial public offering have executed an agreement with us waiving such claims to the monies held in the trust account, although each has agreed to waive its rights to its deferred underwriting commission held in the trust account in the event we do not consummate an initial business combination within 24 months from the closing of the initial public offering. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. As of September 30, 2022, we had access to $42,395 from the proceeds of the initial public offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our trust account received by any such shareholder.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders are entitled to receive funds from the trust account only (i) in the event of the redemption of our Class A ordinary shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering, (ii) in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination within 24 months from the closing of the initial public offering, with respect to such Class A ordinary shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of our amended and restated memorandum and articles of association, like all provisions of our amended and restated memorandum and articles of association, may be amended with a shareholder vote.

Employees

We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our officers and directors are as follows:

Name	Age	Position
Richard Lawson	51	Chairman of the Board of Directors and Director
David Chung	55	Chief Executive Officer and Director
Lindsay Sharma	39	Chief Investment Officer and Director
Lance Taylor	51	Chief Financial Officer
J. Steven Young	61	Director
Hans Swildens	52	Director
Steve Walske	70	Director
Paul Weiskopf	55	Director
Omar Johnson	48	Director

Richard Lawson, Chairman of the Board of Directors since December 2020, is a Partner, the Chief Executive Officer and Co-Founder of HGGC, where he has been involved in all phases of the firm’s development since its formation and directs the firm’s strategy and investment decisions, governance and investor relations. Since HGGC’s inception in 2007, Mr. Lawson has overseen hundreds of completed transactions representing tens of billions of dollars in aggregate transaction value. Prior to leading HGGC, Mr. Lawson established predecessor private equity funds Huntsman Gay Capital Partners in 2007 with industrialist Jon M. Huntsman and Robert C. Gay, as well as Sorenson Capital in 2002 with medical products pioneer James LeVoy Sorenson. Mr. Lawson also served as President and Chief Executive Officer of enterprise software company Found, Inc. and worked at Morgan Stanley in its mergers and acquisitions department. Mr. Lawson received his MBA from Harvard Business School and a BA in Interdisciplinary Studies from Amherst College.

David Chung, Chief Executive Officer since December 2020 and Director since February 2021, is a Partner and Co-Chief Investment Officer of HGGC, where he has led the extension of HGGC’s core middle-market private equity strategy to include public/private crossover strategies such as take-private transactions, PIPEs and toehold investments in publicly traded companies. He has over 25 years of experience as a private equity, public equity and crossover public/private investor and dealmaker, through which he has developed a distinctive wide-angle experience set and expertise as an engaged financial sponsor and partnership-oriented investor across the public-private spectrum. He has led or actively participated in a large number of transactions and investments involving private and public companies at different stages of growth across a wide range of industries, including Technology, Software, Technology-enabled Products and Services, Business Services and Consumer. Prior to joining HGGC in December 2016, Mr. Chung was an independent crossover private equity and public market investor through Arrowhead Holdings LLC since January 2013, a Partner at Blum Capital Partners (a hybrid private equity and public equity investment firm) from 2006 to 2012, Managing Member of Perspective Value Partners (startup public/private hybrid investment firm) from 2005 to 2006, a Partner at Standard Pacific Capital (a global long/short hedge fund) from 2002 to 2004, and a Director at KKR (a global private equity firm) from 1995 to 2002. Mr. Chung also served on the board of directors of Blucora, Inc. (NASDAQ: BCOR) from 2013 to 2017 as an independent director. Earlier in his career, he was a strategy consultant at McKinsey & Company and an investment banker at Hambrecht & Quist Inc., which specialized in initial public offerings, follow - on offerings and M&A transactions for emerging growth Technology and Healthcare companies. Mr. Chung is a graduate of Harvard College, where he graduated magna cum laude, and Harvard Business School, where he graduated with high distinction as a Baker Scholar.

Lindsay Sharma, Chief Investment Officer and Director since February 2021, is a Managing Director of Industry Ventures, where she has led the Industry Ventures Tech Buyout strategy and concentrates on originating, valuing and managing primary fund commitments and direct co-investment opportunities for the Industry Ventures Tech Buyout Fund since October 2018. She serves on the investment committee for the Industry Ventures Tech Buyout Fund and is actively involved in helping to enable successful exit scenarios in older venture-funded technology companies. Ms. Sharma also brings four years of experience as part of the Industry Ventures secondary team, purchasing secondary direct investments and limited partner interests, and assists in valuing companies. Prior to joining Industry Ventures in 2014, Ms. Sharma was a Principal in corporate strategy and development at Intuit, leading merger and acquisition activities for the company. Earlier in her career, Ms. Sharma was an investment professional at Great Hill Partners, a tech focused private equity firm and started her career as an investment banker at Bear Stearns in New York as a member of the Technology, Media and Telecom team. Ms. Sharma received her MBA from Harvard Business School and a BS in Business Administration in Finance and Accounting from Indiana University, graduating with distinction.

Lance Taylor, Chief Financial Officer since December 2020, is a Partner and Chief Financial Officer of HGGC, where he leads the firm’s finance and accounting operations. Prior to joining HGGC in May 2014, Mr. Taylor was Managing Director, Chief Financial Officer and Chief Compliance Officer at Calera Capital, a middle-market private equity firm with offices in San Francisco and Boston, from May 2012 to May 2014. At Calera, Mr. Taylor oversaw the operations of the firm including investor relations, financial reporting, human resources and facilities. Prior to Calera, he was Chief Financial Officer of Legacy Venture, a venture focused philanthropic fund-of-funds with over $1 billion of assets under management. Mr. Taylor also worked at Lightspeed Venture Partners as their Director of Finance from 2000 to 2004. He was a Senior Audit Manager at Ernst & Young and began his career in the audit practice of Arthur Andersen in San Jose. Mr. Taylor earned an MBA from Duke University and a Master of Accountancy and BS in Accounting from Brigham Young University.

J. Steven Young, Director since February 2021, is a Partner, the Chairman and Co-Founder of HGGC, where he leads and manages the business and co-heads the Investment Committee together with Richard Lawson. Mr. Young serves as Chairman of the Board of four HGGC portfolio companies: Idera, Inc., Integrity Marketing Group, Dealer-FX and AutoAlert. Prior to their sales, he also served as a member of the Board of Directors for the firm’s exited investments in hybris Software (acquired by SAP AG (NYSE: SAP)), Serena Software (acquired by Micro Focus International plc (NYSE: MFGP)) and Sunquest Information Systems (acquired by Roper Technologies (NYSE: ROP)). Prior to the inception of HGGC in 2007, Mr. Young’s professional football career spanned more than fifteen years in the NFL, primarily with the San Francisco 49ers, where he received numerous accolades, including Most Valuable Player of Super Bowl XXIX, Sports Illustrated and Sporting News’ Player of the Year from 1992 to 1994 and the NFL’s Most Valuable Player for 1992 and 1994. In 2005, Mr. Young was inducted into the Pro Football Hall of Fame. Mr. Young founded and chairs the Forever Young Foundation, which is actively involved in children’s charities worldwide. Mr. Young earned a JD from the J. Reuben Clark Law School and a BS in Finance and Political Science from Brigham Young University.

Hans Swildens, Director since February 2021, is the Chief Executive Officer and Founder of Industry Ventures, where he has led and managed the overall business since August 1999. As an early pioneer of the modern secondary market for venture capital, Mr. Swildens created new ways to get liquidity for venture capital investments prior to an initial public offering or M&A event. Additionally, he was early to support the development of a new class of venture capital partnerships focused on seed and early stage investing during the last decade. He directs the firm’s investment processes, operations and limited partner relationships, and serves on the investment committee for each of Industry Ventures’ strategies. Earlier in his career, Mr. Swildens was a successful entrepreneur who co-founded and acted as President of Microline Software, which was acquired by Blaze Software (IPO) and was subsequently acquired by Fair Isaac. He also helped start Speedera Networks

(acquired by Akamai); provided board advisory services to Discovery Mining (acquired by Interwoven), nCircle Network Security (acquired by Tripwire), and StepUp Commerce (acquired by Intuit); and helped finance Lowercase Capital. Mr. Swildens holds an MBA from Columbia Business School and a BA with distinction from the University of California at Santa Barbara.

Steve Walske, Director since February 2021, led Parametric Technology Corporation (NASDAQ: PTC) as its CEO from 1986 to 2000. Mr. Walske guided PTC from its start-up phase through its initial public offering to its position as the market leader in mechanical design automation software. Through Myriad Investments, LLC, since February 2000, he has advised private companies (several of which have gone public) such as Medallia (NYSE: MDLA), Endeca Technologies, Platforma, BladeLogic (NASDAQ: BLOG), Synopsys (NASDAQ: SNPS) and ClearCare on growth and go-to-market strategies as a value-added Board member. Mr. Walske served on the boards of directors of Synopsys from 1991 until April 2021 and Medallia from 2011 until October 2021, and he served on the board of directors of Platforma from September 2012 until August 2016 and on the board of directors of ClearCare from August 2016 to November 2019. Mr. Walske has extensive relationships in the venture capital and growth equity communities as well as with executives in the technology arena. Mr. Walske holds a BA in Economics from Princeton University and an MBA from Harvard Business School.

Omar Johnson, Director since February 2021, is the founder and CEO of ØPUS, LLC, a modern professional services firm that features a multi-disciplined collective of award-winning athletes, data scientists, creatives, and musicians who understand the anatomy of world-class brands. Since its inception, ØPUS has become an extension of the CMO office with its proprietary Culture-Centric Analytics and ØPUS Score. Through his work with Øpus United, Mr. Johnson has also been actively involved in developing initiatives, such as We The People and We Got Next, and authored Dear White Corporate America to encourage conversations around racial equity and the empowerment of younger generations to take action through polling, voting and representation within the government. Prior to founding Øpus, LLC, Mr. Johnson was the CMO of Beats by Dre and Vice President of Marketing at Apple. Under his tenure, Beats grew from $20 million to a $2 billion dollar category leader, becoming the #1 premium headphone in over 25 countries, which led to the subsequent purchase by Apple for $3 billion in 2014. Adweek named Johnson a “Brand Genius,” and Business Insider named him one of the “Most Innovative CMOs” in 2016. Additionally, Mr. Johnson has worked on hundreds of winning marketing campaigns while at international brands such as Nike, Coca-Cola, Kraft Foods and Campbell Soup. Mr. Johnson received a BS in Biology and Chemistry from Georgia State University and an MBA from Emory University.

Paul Weiskopf, Director since February 2021, has extensive experience leading strategic transformation initiatives for global businesses, including leading Strategy & Corporate Development at Adobe (NASDAQ: ADBE) from 2005-2012, Hewlett Packard (NYSE) from 2000-2005, and Corporate Development at Domo (NASDAQ: DOMO) from 2014-2019. As an independent board member and strategic business advisor, he has advised private companies, such as Selligent, Monotype and Power Factors, and public companies, such as Synplicity, on strategy, alliances, successful M&A execution, SaaS models and operational improvement initiatives. Mr. Weiskopf has extensive relationships in the software and technology arena. Mr. Weiskopf holds a BA in Political Economy from U.C. Berkeley and an MBA from the Haas School of Business at U.C. Berkeley.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the Nasdaq. The term of office of the first class of directors, consisting of Steve Walske, Omar Johnson and Paul Weiskopf will expire at our first annual general meeting. The term of office of the second class of directors, consisting of J. Steven Young and Hans Swildens, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Richard Lawson, David Chung and Lindsay Sharma, will expire at our third annual meeting of shareholders.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Class B ordinary shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason.

Pursuant to an agreement to be entered into on or prior to the closing of the initial public offering, our Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for appointment to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement. This agreement was modified by our Shareholder Rights Agreement. Following the consummation of the initial business combination our Sponsor will have the right to appoint one director to the New Movella Board.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association, as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. Our board of directors has determined that Mr. Lawson, Mr. Young, Mr. Swildens, Mr. Walske, Mr. Johnson and Mr. Weiskopf are “independent directors” as defined in the Nasdaq listing standards. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we will reimburse our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. In addition, our Sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by us to our Sponsor, executive officers and directors, or their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.

Audit Committee

We established an audit committee of the board of directors. Mr. Walske, Mr. Johnson and Mr. Weiskopf serve as members of our audit committee. Mr. Walske serves as the Chairman of the audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Our board of directors has determined that each of Mr. Walske, Mr. Johnson and Mr. Weiskopf meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Each member of the audit committee is financially literate and our board of directors has determined that each of Mr. Walske and Mr. Weiskopf qualify as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of the initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the initial public offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

We established a nominating committee of our board of directors. The members of our nominating committee are Richard Lawson, J. Steven Young and Hans Swildens. Richard Lawson serves as chairman of the nominating committee. Under Nasdaq listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that each of Richard Lawson, J. Steven Young and Hans Swildens are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We established a compensation committee of our board of directors. The members of our compensation committee are Mr. Weiskopf and Mr. Walske. Mr. Weiskopf serves as chairman of the compensation committee.

Under Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that each of Mr. Weiskopf and Mr. Walske are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of Pathfinder as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to Pathfinder and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he, she or it has then-current fiduciary or contractual obligations, then, he, she or it may be required to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. For example, affiliates of our Sponsor, HGGC and Industry Ventures, have an obligation to present suitable opportunities to their funds before considering whether such opportunities may be suitable for Pathfinder. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination. Our amended and restated memorandum and articles of association provide that we renounce our interest in any business combination opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Pathfinder and it is an opportunity that we are able to complete on a reasonable basis.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Richard Lawson	HGGC, LLC	Private Equity	Partner, Chief Executive Officer and Co-Founder
	Aspire Holdings LLC	Private Equity	Chairman and Chief Executive Officer
	RPX Corp.	IP Risk Management Services	Director
	AMI Cayman HoldCo Ltd	Information Technology	Director
	Monotype Imaging Holdings Inc.	Digital Content Licensing and Software	Director
	4Over, LLC	Online Trade Printer	Director
	Capital Impact Foundation	Foundation	Director
David Chung	HGGC, LLC	Private Equity	Partner and Co-Chief Investment Officer
	Upland Software	Enterprise Software	Director
	RPX Corp.	IP Risk Management Services	Director
	Monotype Imaging Holdings Inc.	Digital Content Licensing and Software	Director
	Arrowhead Holdings LLC	Crossover Investments, Services	Managing Member

Individual	Entity	Entity’s Business	Affiliation
	Fine Arts Museums of San Francisco	Non-Profit Organization	Trustee
Lindsay Sharma	Industry Ventures	Private Equity	Managing Director
Lance Taylor	HGGC, LLC	Private Equity	Partner and Chief Financial Officer
	Right to Play USA	Non-Profit Organization	Director
	Capital Impact Foundation	Foundation	Treasurer
J. Steven Young	HGGC, LLC	Private Equity	Partner, Chairman and Co-Founder
	Idera, Inc.	Information Management	Director
	Integrity Marketing Group	Insurance Brokerage	Director
	AutoAlert, LLC	Information Management	Director
	Dynata, LLC	Information Management	Director
	4Over, LLC	Online Trade Printer	Director
	Denodo Technologies Inc.	Information Management	Director
	RPX Corp.	IP Risk Management Services	Director
	AMI Cayman HoldCo Ltd	Information Technology	Director
	Monotype Imaging Holdings Inc.	Information Technology	Director
	Aspire Holdings LLC	Private Equity	Director
	Marmic Fire and Safety	Health and Safety	Director
	Grand Fitness Partners	Health and Wellness	Director
	Forever Young Foundation	Non-Profit Organization	Director
	Capital Impact Foundation	Foundation	Director
Hans Swildens	Industry Ventures	Private Equity	Chief Executive Officer and Founder
Steve Walske	Medallia Inc.	Information Management	Director
	BigPanda, Inc.	Information Technology	Director
	Sila Nanotechnologies, Inc.	Information Technology	Director
	Myriad Investments, LLC	Venture Capital	Managing Director
Omar Johnson	Mission Advancement Corp.	Special Purpose Acquisition Company	Director
	ØPUS United	Brand Management	Founder
	Qualtrics	Software	Director (Audit Committee)
	Osiris Acquisition Corp.	Special Purpose Acquisition Company	Director
	Therabody	Health & Wellness	Director
Paul Weiskopf	Domo, Inc.	Information Technology	Independent Advisor

Potential investors should also be aware of the following other potential conflicts of interest:

•

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses (including the activities of HGGC and Industry Ventures). We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•

Our Sponsor subscribed for 8,125,000 Class B ordinary shares prior to the date of our initial public offering (of which 75,000 Class B ordinary shares were subsequently transferred to our independent directors) and purchased 4,250,000 private placement warrants in a transaction that closed simultaneously with the closing of the initial public offering.

•

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Class B ordinary shares and public shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. Additionally, our Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its Class B ordinary shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, pursuant to a registration rights agreement which shall terminate on the Effective Date, our Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their Class B ordinary shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Except as described herein, the private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors owns ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our Sponsor, officers and directors may Sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor or any of our officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Furthermore, in no event will our Sponsor or any of our existing officers or directors, or their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date our securities were first listed on Nasdaq, we have reimbursed our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law. In such case, our Sponsor and each member of our management team have agreed to vote their Class A ordinary shares and Class B ordinary shares in favor of the initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have also entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have further purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Properties

We currently maintain our executive offices at 1950 University Avenue, Suite 350, Palo Alto, CA 94303. Upon consummation of the Business Combination, the principal executive offices of New Movella will be located at Suite 110, 3535 Executive Terminal Drive, Henderson, NV 89052.

Competition

If we succeed in effecting the Business Combination with Movella, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

Pathfinder has registered its securities under the Exchange Act and have reporting obligations, including the requirement to file annual and reports with the SEC. In accordance with the requirements of the Exchange Act, Pathfinder’s annual reports will contain financial statements audited and reported on by Pathfinder’s independent registered public accounting firm.

We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

PATHFINDER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “Pathfinder,” “we,” “us” or “our” refer to Pathfinder prior to the consummation of the Business Combination. The following discussion and analysis of Pathfinder’s financial condition and results of operations should be read in conjunction with Pathfinder’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our Sponsor is Pathfinder Acquisition LLC, a Delaware limited liability company. The registration statement for our initial public offering was declared effective on February 16, 2021. On February 19, 2021, we consummated its initial public offering of 32,500,000 units, including 2,500,000 additional units to partially cover over- allotments, at $10.00 per unit, generating gross proceeds of $325.0 million, and incurring offering costs of approximately $18.5 million, of which approximately $11.4 million was for deferred underwriting commissions. The underwriters had 45 days from the effective date of the prospectus to exercise the remaining portion of its option to purchase up to 2,000,000 units at the initial public offering price to cover over-allotments, if any. On April 2, 2021, the over-allotment option on the remaining units expired unexercised by the underwriters.

Simultaneously with the closing of the initial public offering, we consummated the private placement of 4,250,000 private placement warrants to our Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per private placement warrant, generating gross proceeds to us of $8.5 million.

Upon the closing of the initial public offering and the private placement, $325.0 million ($10.00 per unit) of the net proceeds of the initial public offering and certain of the proceeds of the private placement were placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee and was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which will be invested only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the trust account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of its initial public offering and the sale of private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. Our initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time we sign a definitive agreement in connection with the initial business combination. However, we will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

If we are unable to complete a business combination or extend the term within 24 months from our initial public offering, or February 19, 2023, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Pursuant to a separate proxy statement, Pathfinder is soliciting proxies at the Extension Meeting for the Extension Proposal. Holders of Class A ordinary shares have the option to redeem such Class A ordinary shares in connection with the Extension Meeting.

Termination of Proposed Business Combination

On July 15, 2021, Pathfinder entered into a Business Combination Agreement, by and among Pathfinder, ServiceMax, Inc., a Delaware corporation (“ServiceMax”), and Stronghold Merger Sub, Inc., a Cayman Islands exempted company incorporated with limited liability and a wholly owned subsidiary of ServiceMax. On August 11, 2021, Pathfinder, ServiceMax and Serve Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of us (“Merger Sub”), entered into an Amended and Restated Business Combination Agreement (the “Amended ServiceMax Business Combination Agreement”), pursuant to which Merger Sub would be merged with and into ServiceMax, with ServiceMax surviving as a wholly owned subsidiary of Pathfinder (the “ServiceMax Business Combination”).

On December 6, 2021, Pathfinder and ServiceMax entered into a Termination Agreement (the “Termination Agreement”), effective as of such date, pursuant to which the parties agreed to mutually terminate the Amended ServiceMax Business Combination Agreement due to unfavorable market conditions. The termination of the Amended ServiceMax Business Combination Agreement was effective as of December 6, 2021.

Proposed Business Combination

On October 3, 2022, we entered into the Business Combination Agreement. In connection with the Business Combination, we also entered into the Sponsor Letter Agreement, Company Transaction Support Agreement and the Shareholder Rights Agreement, as further described in “Business Combination Proposal—Related Agreements.”

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception up to September 30, 2022 was in preparation for our formation and our initial public offering and, since our initial public offering, searching for a business combination target company. We generate non-operating income in the form of interest income and dividends on investments held in trust account. We do not expect to generate any operating revenues until the closing and completion of the Business Combination.

For the year ended December 31, 2021, we had net income of approximately $8.0 million, which consisted of approximately $10.0 million of non-operating gain resulting from the change in fair value of derivative warrant liabilities and approximately $28,000 of income from investments held in trust account, offset by approximately $1.5 million in general and administrative expenses, and approximately $575,000 in offering costs associated with derivative warrant liabilities. For the period from December 18, 2020 (inception) through December 31, 2020, we had a net loss of $8,000, which consisted of general and administrative expenses.

For the three months ended September 30, 2022, we had net income of approximately $6.2 million, which consisted of approximately $1.2 million of non-operating gain resulting from the change in fair value of derivative warrant liabilities, a gain from the settlement of deferred underwriting commissions of approximately $6.3 million and approximately $1.1 million of income from investments held in trust account, offset by approximately $2.3 million in general and administrative expenses.

For the nine months ended September 30, 2022, we had net income of approximately $10.8 million, which consisted of approximately $6.1 million of non-operating gain resulting from the change in fair value of derivative warrant liabilities, a gain from the settlement of deferred underwriting commissions of approximately $6.3 million and approximately $1.3 million of income from investments held in trust account, offset by approximately $2.9 million in general and administrative expenses.

Liquidity and Capital Resources and Going Concern

Liquidity

On February 19, 2021, we consummated the initial public offering of 32,500,000 units, including 2,500,000 additional units to partially cover over-allotments, at $10.00 per unit, generating gross proceeds of $325.0 million, and incurring offering costs of approximately $18.5 million, of which approximately $11.4 million was for deferred underwriting commissions. Simultaneously with the closing of the initial public offering, we consummated the private placement of 4,250,000 private placement warrants to our Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per private placement warrant, generating gross proceeds to Pathfinder of $8.5 million.

Upon the closing of the initial public offering and the private placement, $325.0 million ($10.00 per unit) of the net proceeds of the initial public offering and certain of the proceeds of the private placement was placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee and was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which will be invested only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the trust account as described above.

As of September 30, 2022, we had approximately $42,000 in our operating bank account, which is not sufficient working capital to meet our needs through the earlier of the consummation of a Business Combination or through the mandatory liquidation date of February 19, 2023.

Our liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover for certain of our expenses in exchange for the issuance of our Class B ordinary shares, and a loan of approximately $129,000 pursuant to the promissory note issued to the Sponsor. We repaid the promissory note in full on February 19, 2021. Subsequent to the consummation of our initial public offering and private placement, our needs have been satisfied with the proceeds from the consummation of the private placement not held in the trust account. In addition, in order to finance transaction costs in connection with an initial business combination, our Sponsor will provide us with working capital loans. On July 15, 2021, we issued an unsecured promissory note (the “Original Note”) to the Sponsor, providing for borrowings by us in an aggregate principal amount of up to $500,000. On May 24, 2022, we and the Sponsor entered into an amendment and restatement of the Original Note (the “Amended and Restated Working Capital Note”) to allow for borrowings from time to time of an additional $250,000 (or up to $750,000 in the aggregate). On October 3, 2022, in connection with entering into the Business Combination Agreement, we and the Sponsor entered into an amendment and restatement of the Amended and Restated Working Capital note (the “Second Amended and Restated Working Capital Note” and, together with the Original Note and the Amended and Restated Working Capital Note, the “Working Capital Note”) to allow for borrowings from time to time of an additional $500,000 (or up to $1,250,000 in the aggregate). The Working Capital Note was issued to allow for borrowings from time to time by Pathfinder for working capital expenses. The Working Capital Note (i) bears no interest, (ii) is due and payable upon the earlier of (a) April 30, 2023 and (b) the date that Pathfinder consummates an initial business combination and (iii) may be prepaid at any time. As of September 30, 2022 and December 31, 2021, we had borrowed $750,000 and $250,000 in working capital loans under the Working Capital Note, respectively, and as of September 30, 2022 there was $750,000 outstanding under the Working Capital Note.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors to meet our needs through the earlier of the consummation of an initial business combination or one year from this filing. Over this time period, we will be using the funds held outside the trust account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the initial business combination.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Going Concern

In connection with the management’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, “Presentation of Financial Statement-Going Concern,” management has determined that working capital needs, the mandatory liquidation and subsequent dissolution raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these condensed financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item. As of September 30, 2022, we were not subject to any market or interest rate risk. The net proceeds of the initial public offering, including amounts in the trust account, have been invested in U.S. government securities with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act, that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there is no associated material exposure to interest rate risk.

We have not engaged in any hedging activities since our inception and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

Off-balance Sheet Arrangements; Commitments and Contractual Obligations

As of September 30, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

As of September 30, 2022, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.

Administrative Services Agreement

Commencing on the date that our securities were first listed on the Nasdaq through the earlier of consummation of the initial business combination and the liquidation, we agreed to pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to us.

In addition, our Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers or directors, or us or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account.

We incurred approximately $30,000 and $90,000 in general and administrative expenses in the accompanying unaudited condensed statements of operations for the three and nine months ended September 30, 2022. As of December 31, 2021 and 2020, we had accrued approximately $49,000 and $0, respectively, for services in connection with such agreement on the accompanying condensed balance sheets.

Registration and Shareholder Rights

The holders of our Class B ordinary shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement entered into on the effective date of the initial public offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.5 million in the aggregate, payable upon the closing of the initial public offering. In addition, $0.35 per unit, or approximately $11.4 million in the aggregate payable to the underwriters for deferred underwriting commissions. On September 27, 2022, Deutsche Bank Securities, Inc. irrevocably waived its rights to the deferred underwriting commissions due under the underwriting agreement, resulting in a gain from settlement of deferred underwriting commissions of approximately $6.3 million. On October 12, 2022, RBC Capital Markets, LLC irrevocably waived its rights to the deferred underwriting commissions due under the underwriting agreement consummated in connection with the Initial Public Offering. On October 29, 2022, Stifel, Nicolaus & Company, Inc. irrevocably waived its rights to the deferred underwriting commissions due under the underwriting agreement consummated in connection with the Initial Public Offering. The deferred underwriting commissions waived by RBC Capital Markets, LLC and Stifel, Nicholaus & Company, Inc. amounted to $5.1 million, collectively.

Related Party Transactions

Class B ordinary shares

On December 28, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of Pathfinder in exchange for issuance of 7,906,250 Class B ordinary shares. On February 16, 2021, Pathfinder effected a share dividend of 718,750 Class B ordinary shares to the Sponsor, resulting in there being an aggregate of 8,625,000 Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to an aggregate of 1,125,000 Class B ordinary shares to the extent that the option to purchase additional units is not exercised in full by the underwriters or is reduced, so that the Class B ordinary shares will represent 20% of Pathfinder’s issued and outstanding shares after the initial public offering. The underwriters partially exercised their over-allotment option to purchase an additional 2,500,000 units on February 19, 2021 and on April 2, 2021, the over-allotment option on the remaining units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were subsequently forfeited.

The Initial Shareholders agreed, pursuant to a registration rights agreement which shall terminate on the Effective Date, not to transfer, assign or sell any of their Class B ordinary shares until the earlier to occur of: (A) one year after the completion of the initial business combination or earlier if, subsequent to the initial business combination, the closing price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, and (B) the date following the completion of the initial business combination on which Pathfinder completes a liquidation, merger, share exchange or other similar transaction that results in all of Pathfinder’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the initial public offering, Pathfinder consummated the private placement of 4,250,000 private placement warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per private placement warrant, generating gross proceeds to Pathfinder of $8.5 million.

Each whole private placement warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants to the Sponsor was added to the proceeds from the initial public offering held in the trust account. If Pathfinder does not complete an initial business combination within the 24 months from the closing of the initial public offering, the private placement warrants will expire worthless. The private placement warrants are non-redeemable except under certain conditions and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and Pathfinder’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the initial business combination.

Related Party Loans

On December 23, 2020, the Sponsor agreed to loan Pathfinder up to $300,000 to be used for the payment of costs related to the initial public offering pursuant to a promissory note. The promissory note was non-interest bearing, unsecured and due upon the closing of the initial public offering. Prior to the closing of the initial public offering, Pathfinder borrowed approximately $129,000 under the promissory note. The promissory note was fully repaid on February 19, 2021.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of Pathfinder’s officers and directors will loan Pathfinder funds as may be required (“Working Capital Loans”). If Pathfinder completes an initial business combination, Pathfinder may repay the Working Capital Loans out of the proceeds of the trust account released to Pathfinder. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the trust account. In the event that an initial business combination does not close, Pathfinder may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

On July 15, 2021, Pathfinder issued an unsecured promissory note to the Sponsor, providing for borrowings by Pathfinder in an aggregate principal amount of up to $500,000. On May 24, 2022, Pathfinder and the Sponsor entered into the Amended and Restated Working Capital Note to allow for borrowings from time to time of an additional $250,000 (or up to $750,000 in the aggregate). On October 3, 2022, in connection with entering into the Business Combination Agreement, Pathfinder and the Sponsor entered into the Second Amended and Restated Working Capital Note to allow for borrowings from time to time of an additional $500,000 (or up to $1,250,000 in the aggregate). The Working Capital Note was issued to allow for borrowings from time to time by Pathfinder for working capital expenses. The Working Capital Note (i) bears no interest, (ii) is due and payable upon the earlier of (a) April 30, 2023 and (b) the date that Pathfinder consummates an initial business combination and (iii) may be prepaid at any time. Unlike the Working Capital Loans discussed above, the Working Capital Note may not be converted to warrants of the post Business Combination Entity.

Administrative Services Agreement

Commencing on the date that Pathfinder’s securities were first listed on Nasdaq through the earlier of consummation of the initial business combination and the liquidation, Pathfinder agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to Pathfinder. Pathfinder incurred approximately $30,000 and $90,000 in general and administrative expenses in the accompanying unaudited condensed statements of operations for the three and nine months ended September 30, 2022. As of December 31, 2021 and 2020, we accrued approximately $49,000 and $0, respectively, for services in connection with such agreement on the accompanying condensed balance sheets.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pathfinder’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by Pathfinder to the Sponsor, officers or directors, or Pathfinder’s or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account.

Related Person Transactions Policy

The audit committee of our board of directors has adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that Pathfinder has already committed to, the business purpose of the transaction, and the benefits of the transaction to Pathfinder and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to FASB ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 420”) and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 6,500,000 public warrants issued in connection with the initial public offering and the 4,250,000 private placement warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the carrying value of the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until they are exercised or expire. The initial fair value of the public warrants issued in connection with the initial public offering and the fair value of the private placement warrants have been estimated using a binomial lattice model in a risk-neutral framework. The fair value of the public warrants as of     , 2023 is based on observable listed prices for such warrants. As the transfer of private placement warrants to anyone who is not a permitted transferee would result in the private placement warrants having substantially the same terms as the public warrants, we determined that the fair value of each private placement warrant is equivalent to that of each public warrant. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.”

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, our Class A ordinary shares are classified as shareholders’ equity. The Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events, accordingly, as of December 31, 2021 and 2020, we had 32,500,000 and 0, respectively, Class A ordinary shares subject to possible redemption presented as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.

We recognize changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of our initial public offering, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net income (loss) per ordinary share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted-average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the units sold in the initial public offering (including consummation of the Over-Allotment) and the private placement warrants to purchase an aggregate of 10,750,000 Class A ordinary shares in the calculation of diluted income (loss) per share, because in the calculation of diluted income (loss) per share, exercise of the warrants is contingent upon future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Our unaudited condensed statement of operations includes a presentation of income (loss) per ordinary share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for Class A ordinary shares for the three and nine months ended September 30, 2022, is calculated by dividing the income from investments held in the trust account of approximately $1.1 million and $1.3 million, respectively, for the three and nine months ended September 30, 2022, by the weighted average number of Class A ordinary shares outstanding for the period.

We have considered the effect of Class B ordinary shares that were excluded from weighted average number as they were contingent on the exercise of Over-Allotment option by the underwriters. Since the contingency was satisfied, we included these shares in the weighted average number as of the beginning of the interim period to determine the dilutive impact of these shares.

Net income (loss) per ordinary share, basic and diluted, for Class B ordinary shares is calculated by dividing the net income (loss), adjusted for income or loss attributed to Class A ordinary shares, by the weighted average number of shares of Class B ordinary shares outstanding for the period.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity

(“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity- linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.

Our management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on our unaudited condensed financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd- Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the principal executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT MOVELLA

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” and “Movella” refer to Movella Inc. and, as applicable, its subsidiaries, prior to consummation of the Business Combination. Movella™, Xsens®, MVN™ , MTi®, MVN Awinda®, MVN Link™, MVN Analyze™, MVN Animate®, Xsens Motion Cloud®, Xsens DOT®, Movella DOT™, Kinduct®, and OBSKUR™ are among the trademarks, registered trademarks, or service marks owned by Movella.

Company Overview

Movella is a global full-stack provider of integrated sensors, software, and analytics that enable the digitization of movement. Our solutions accelerate innovation and enable our customers, partners, and users to create extraordinary outcomes. Movella powers real-time character movement in digital environments, transforms movement into digital data that provides meaningful and actionable insights, renders digitized movement to enable the creation of sophisticated and true-to-life animated content, creates new forms of monetizable IP with unique biomechanical digital content, and provides spatial movement orientation and positioning data. Partnering with leading global brands such as Electronic Arts, EPIC Games, 20th Century Studios, Netflix, Toyota, and Siemens and over 2,000 customers in total, we currently serve the entertainment, health and sports, and automation and mobility markets.* Additionally, we believe we are well-positioned to provide critical enabling solutions for applications in emerging high-growth markets such as the Metaverse, next-generation gaming, live streaming, digital health, and autonomous robots with recently introduced offerings and products currently in development.

Our full-stack product portfolio includes differentiated sensor fusion modules, motion capture systems, visualization software, and AI cloud analytics enabled by our proprietary technologies. By offering full-stack solutions, we provide our customers and partners with significant technology advantages in the areas of magnetic immunity, accuracy, and ease of use, among others. Our technologies are protected by our broad IP portfolio including 161 issued patents, 14 pending patent applications, extensive trade secrets, and decades of know-how.

We serve large and growing markets where digitized movement is critical to our customers’ success. In the entertainment market, our sensors and software are used by leading global motion picture studios, video game publishers and virtual creators for three-dimensional (“3D”) character animation, and other applications such as virtual concerts. In the health and sports market, our solutions are used to provide actionable movement insights for applications such as elite athlete performance and recovery, patient injury prevention and rehabilitation, and ergonomic studies. In the automation and mobility market, our sensors are used as the movement and orientation intelligence in applications such as robotics and unmanned vehicles. We believe the addressable market opportunity of our current products is approximately $14 billion today and expected to scale to $20 billion in the next five years, with emerging high-growth markets representing additional meaningful upside to that. For a description of our total addressable market, see “—Total Addressable Market.”

We plan to continue to scale within our existing markets through global channel expansion and growth in our direct salesforce, further development and expansion of our independent application developer platform (which currently supports an ecosystem of 700+ third-party application developers), introductions of new products and software upgrades, enrichment of vTuber and Influencer applications, and potential new strategic partnerships.

In addition to our established markets, our solutions are a critical enabling technology for applications with significant potential in the Metaverse, next-generation gaming, live streaming, and other large, high-growth end markets. Applications include live streaming, virtual performances, monetizable “motion IP,” and virtual meetings with real-time digital representation. Our technology enables the creation and control of life-like digital characters and avatars with real-time 3D human body and facial movement. According to Bloomberg Intelligence, Metaverse and next-generation gaming have the potential to become $856 billion and $457 billion markets by 2025, respectively.

*	We believe these customers reflect those with which we are currently actively engaged in terms of our innovation and strategic opportunities across our target markets.

We derive our revenues from the sales of our integrated suite of sensors and right-to-use software licenses. We are in the process of transitioning from a one-time license to an annual subscription model. We sell our products through our direct global sales organization and through regional channel partners around the world. In 2021, approximately 38% of revenues were from our channel partners and the rest was direct, with both sales channels contributing GAAP gross margins of approximately 50% and non-GAAP gross margins of approximately 65%. See “Movella’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for a reconciliation of non-GAAP gross margin to GAAP gross margin. We utilize an “asset-light” contract manufacturer model for the manufacturing of our sensor modules and wearable sensor systems and perform final calibration in-house to maintain consistently high quality and ensure the performance of the solutions.

Our success in developing our technologies, scaling our channel relationships globally, and expanding our applications has led to a continued track record of growth. For the years ended December 31, 2021 and 2020, our total revenues were $34.4 million and $24.0 million, respectively. We are headquartered in Henderson, Nevada with offices in Los Angeles and San Jose, California, Canada, the Netherlands, China, India and Taiwan. As of September 30, 2022, we had 223 employees worldwide.

Market Opportunity and Industry Background

We believe the addressable market opportunity of our current products is approximately $14 billion today and expected to scale to $20 billion in the next five years, with emerging markets representing additional meaningful upside to that. For a description of our total addressable market, see “—Total Addressable Market.” Our solutions are a key enabler of existing end markets, such as the $29 billion special effects and $217 billion video game markets, according to Expert Market Research and Mordor Intelligence, respectively. According to Bloomberg Intelligence, the Metaverse and next-generation gaming have the potential to become $856 billion and $457 billion markets by 2025, respectively.

Motion capture is the process of digitally recording the movement of a person. It is used in a variety of entertainment segments, including film, video games, live performances, education, and fashion. In filmmaking and game development, it refers to capturing and digitizing physical actions of actors for the development of animations or visual effects. Well-known movies with substantial animation and visual effects content, such as the Avengers from Marvel Studios, utilize motion capture technology extensively. This same technology is used in the health and sports market to capture movement and kinematics of the human body to provide actionable insights on performance, readiness, and recovery.

Historically, traditional optical camera-based systems were the only motion capture method used by film studios until the advancement of our Xsens™ inertial sensor systems in recent years. While providing a good level of accuracy and performance, these traditional optical systems are relatively inflexible, time-consuming to use, expensive and require a significant investment in infrastructure. Traditional optical systems require a large number of cameras to track predetermined points (markers) on the subject’s body segments, aligned with specific locations on the body. Putting on the markers one-by-one can be time consuming and cumbersome. The positions of the markers are estimated using multiple two-dimensional images of the moving body parts in a predetermined volume of a physical measured facility. It is largely based on computer vision techniques for pattern recognition and often requires high computational resources. Optical systems suffer from occlusion (line of sight) problems whenever a required light path is blocked by another person or an object in the scene. Interference from other light sources or reflections may also be a problem which can result in so-called ghost markers, in addition to markers getting dislodged or falling off subjects and performers.

Inertial sensor systems, such as our Xsens product offerings, represent a newer method of performing motion capture without the use of optical cameras, allowing greater flexibility and portability. Inertial sensor tracking is made possible by advances in miniaturization and micromachined sensor technologies, particularly in silicon-based accelerometers, gyroscopes, and magnetometers. Sensor fusion algorithms combine the data from all three sensor technologies to determine the relative movement of each body part to physical space. Our software integrates the data from all the sensors on the body to recreate a person’s body and movement in a biomechanical model in virtual space. With improved quality and lower costs, inertial sensing has enabled increased adoption and development of new markets and applications, and we believe that inertial sensor systems have been gaining share from traditional camera-based optical systems based on their advantages of greater flexibility, higher portability, ease-of-use, and lower cost.

We believe the market for movement digitization, which is dynamic and rapidly growing, will support the growth of various technological approaches. While we believe that inertial technologies are key to the future of movement digitization and will continue to be among the fastest growing segments of the motion capture market, there may be other approaches that emerge that effectively serve certain use cases in the expanding landscape. For example, advances in artificial intelligence could make it possible to perform gross estimations of human body movement using a single mobile camera with pose estimation AI algorithms, which would be effective for certain use cases. Such “optical plus AI” approaches would be complementary to widely used inertial systems, which we believe will continue to increasingly dominate certain use cases and expand into others. We believe the fusion of inertial sensor technology and “optical plus AI” approaches represent an additional solution that could unlock incremental use cases and opportunities in movement digitization, and we are actively building on our existing technology to develop solutions that could fulfill this extension of our product portfolio.

Prevailing Motion Capture Methods

Optical	Inertial

Turns real-life movement into digital data using large number of cameras from different views in a controlled studio environment	Turns real-life movement into digital data using on-body inertial sensors to detect position and movement

High fixed costs as it requires many advanced cameras and dedicated studio space	Lower cost and higher portability; can be used in any indoor or outdoor environment without cameras

Limited set of use cases given inflexibility of environment and location	Broad set of use cases due to lower cost, greater flexibility, higher portability and ease of use

Prevalent motion capture use cases today include:

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Entertainment. Motion capture is primarily used in professional applications today, with customers including movie studios, video game developers, live entertainment, and education platforms. Movie studios utilize motion capture to bring popular superheroes, villains and other digital characters to life. Video game producers utilize motion capture to integrate real human movement into fight sequences and action sports that recreate a true-to-life experience for gamers, with the expansion of recording motion of a single individual to recording the movement of entire teams. Live entertainers in the music industry utilize motion capture to reach fans around the world by performing virtual concerts and performances.

•	Health and Sports. Many different disciplines use motion analysis systems to capture movement and kinematics of the human body. Increasingly, researchers endeavor to better appreciate the relationship between the human motor control system and gait dynamics. The most common fields that utilize motion capture are biomechanics, ergonomics, and sport science studies. In addition to motion capture, cloud- based platforms enable users, including athletes, teams, leagues, sports medicine professionals, and orthopedic clinics to make informed decisions based on combined tools, information, and analytics to optimize performance, prevent injury, and accelerate recovery. These systems absorb and process data from a large variety of biomechanical and biometric devices, inertial sensors, and motion capture systems. In addition to the health and sports markets, factories and warehouses in the corporate sector are active users of these systems to measure ergonomics in facilities and workplaces for repetitive motion injury avoidance and workers compensation purposes.

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Automation and Mobility. These markets have long utilized inertial sensors to calculate the position and orientation of vehicles and robotics. Historically these inertial sensors were large, expensive analog devices that were only adopted by the high-end aviation and aerospace industries. With the miniaturization of these inertial devices (accelerometers, gyroscopes, and magnetometers), higher-volume applications such as drones, warehouse robotics, and autonomous vehicles have adopted these sensors. The same core inertial sensors used in motion capture applications are encapsulated in industrial-grade housings to service these markets. In order to enhance location services, geo-spatial and optical mapping technologies have been integrated with these inertial sensor modules.

Emerging high-growth market opportunities include:

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Next-generation entertainment, gaming, and live streaming. With the mass expansion and adoption of streaming platforms in recent years, there has been an increased need for content which includes motion capture, creating a new class of independent creators that generate their own motion capture-based content that they publish directly to their audiences. Virtual streamers, or vTubers, have emerged on popular gaming, entertainment and social media platforms as real-time virtual characters to interact with their audiences. New interactive platforms, such as Twitch, not only create new use cases for motion capture, but also present monetization opportunities for digital asset marketplaces, in-stream advertising, and audience interaction-based revenue.

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Metaverse applications. The Metaverse represents an evolution in the way consumers interact with technology in more virtual environments, combining physical and digital worlds. The potential applications within the Metaverse are wide-ranging, including enhanced business and educational collaborations, music, social media, entertainment, industrial functions and digital economies, among others. Despite being early in the evolution, venture capital, growth equity, private equity and the corporate sector have already taken notice with over $120 billion of investment in the Metaverse in 2022, with the potential to generate upwards of $5 trillion of value by 2030 across enterprise and consumer uses, according to McKinsey. In addition, major brands such as Zara, Walmart, Ferrari, Coca-Cola, and Nike have established a presence in the Metaverse.

Digital avatars, or virtual representations of individuals, are the central actors in the Metaverse. We believe that the enablement of avatars to move like their real-life “twins” (either on a real-time controlled basis or on a pre-programmed basis) will be a natural and inevitable evolution in the increasing sophistication of Metaverse functionality, mirroring existing trends in live streaming. While there are a number of active platforms, different virtual environments, various game developers, and different standards with protocols less defined given the early stages of the Metaverse (and inherent uncertainty around which platforms will be winners and losers), we believe that providers of enabling technology such as Movella, which are agnostic to the ultimate winners and losers in the Metaverse, are well-positioned to capture value across the Metaverse ecosystem given our ability to sell to and partner with the full range of ecosystem players.

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Motion IP for content creators. A new frontier of monetizable IP for content creators is now being enabled by motion capture through capturing the movements of professional athletes and performers. Biomechanical models of professional athletes and their signature moves can be immortalized in the digital world to be integrated into virtual games, events or other purposes in the future for royalties or other compensation in the same way that music and other IP are monetized. This represents a potential new use case and revenue stream for sports leagues, athletes, performers and other owners of motion IP. This in turn has the potential to spawn a new ecosystem of supporting businesses, activities, and business models including motion IP marketplaces, brokers, and hosting providers.

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Digital health. Motion capture and inertial sensors are widely used today in many professional sports and health applications. These applications typically require an expert who both understands the human body and the technology used to capture the motion on-site. Over time, with the development and broader adoption of digital health and advanced artificial intelligence, consumer-grade inertial sensors can be marketed directly to consumers for at-home biomechanical evaluations and rehabilitations.

Total Addressable Market

We define our total addressable market (“TAM”) as the addressable market opportunity for our current products in the following target markets: entertainment motion capture (including film, gaming, and education), health and sports motion capture and analytics, sports data services, and automation and mobility sensors. We estimated our TAM based on a combination of market data from third-party sources, including YOLE: Digitizing Movement Market Analysis (April 2022) (“YOLE”) and Data Bridge Market Research: Global Sports Management Software Market (2022) (“Data Bridge”), as well as our internal estimates. Our internal estimates for the TAM for movement analytics reports within the health analytics market were derived based on the number of physiotherapists, practices, and hospitals worldwide, and the amount of other potential locations within the health sector. The internal estimates for movement analytics for the sports market were based on unit volume calculated from public reporting from competitor companies, assuming a set percentage of users of these products are interested in motion capture for sports. We calculated our estimate of the TAM for our movement analytics products by utilizing the unit volume forecasts sourced from World Congress Physiotherapists (2019) (“WCPT”), Cybermetrics Lab, public reports from competitors, and our own customer relationship management data for our target markets, and applying our assumptions as to the rate at which these markets would incorporate the types of products we sell, multiplied by the estimated average selling prices for our products. Our assumptions as to the rate at which these markets will incorporate the types of products we sell reflect our internal estimates of the ability of our products to address each of these markets. Our estimated average selling prices also take into account our internal assumptions as to average selling price trends for the corresponding applications in each of these markets.

Current TAM

We believe our current TAM in the entertainment motion capture, health and sports motion capture and analytics, sports data services, and automation and mobility sensor markets is approximately $14 billion based on the following:

•	Entertainment Motion Capture: $90 million TAM (based on market data from YOLE);

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Health and Sports Motion Capture and Analytics: $5.1 billion TAM (comprised of a $258 million TAM for our human motion measurement based motion capture products and DOT wearables according to YOLE), a $245 million TAM for DOT wearables ecosystem services based on internal estimates and a $4.56 billion TAM for movement analytics, according to models based on WCPT, Cybermetrics Lab, public reports and our internal estimates;

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Health and Sports Data Services: $5.8 billion TAM (comprised of a $5.43 billion TAM according to Data Bridge for Sports Data Services and $335 million TAM for MSK (Musculoskeletal) Enterprise Solutions (non-Sports) based on internal estimates; and

•	Automation and Mobility Sensors: $3.02 billion TAM (based on market data from YOLE).

Estimated TAM over next five years

We believe our estimated TAM in the above markets will reach $20 billion over the next five years based on the following:

•	Entertainment Motion Capture: $228 million TAM by 2025 (based on market data from YOLE);

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Health and Sports Motion Capture and Analytics: $5.7 billion TAM by 2025 (comprised of a $585 million TAM for our human motion measurement based motion capture products and DOT wearables according to YOLE), a $255 million TAM for DOT wearables ecosystem services based on internal estimates and a $4.8 billion TAM for movement analytics, according to models based on WCPT, Cybermetrics Lab, public reports and our internal estimates;

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Health and Sports Data Services: $9.95 billion TAM by 2025 (comprised of a $9.5 billion TAM according to Data Bridge for Sports Data Services and $453 million TAM for MSK (Musculoskeletal) Enterprise Solutions (non-Sports) based on internal estimates; and

•	Automation and Mobility Sensors: $3.8 billion TAM by 2025 (based on market data from YOLE).

Our expectations as to the TAM for our products, and the underlying assumptions, such as unit volume forecasts, our assumptions as to the rate at which these markets will incorporate the types of products we sell, and anticipated average selling prices, are estimates only and accordingly are inherently uncertain and subject to change as a result of several factors, including macroeconomic conditions, geopolitical events, supply chain issues, customer demand and requirements, rapid technological change, regulatory matters, and competitive factors, among others. Many of these factors may be beyond our control and could cause our estimates as to the total addressable market and the related underlying assumptions to vary materially or be significantly lower than anticipated. See “Risk Factors—Risks Related to Movella’s Business and Industry – The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, if at all.”

Our Solutions

Our full-stack solutions consist of differentiated sensors, software, and analytics that enable the digitization of movement. By offering full-stack solutions, we provide our customers and partners with significant technology advantages in the areas of magnetic immunity, accuracy, and ease of use, among others.

The core elements of our full-stack solutions include:

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Visualization Software. Our desktop and mobile tools, graphics, and animation provide data visualization for a variety of applications. Our widely used motion capture software provides actionable insights into the movement of the human body. Our Xsens software takes the data generated from our motion capture suits (MVN Awinda and MVN Link) to generate biomechanical models of the human body at centimeter-level accuracy. In entertainment applications, this model is used as the source to create avatars and virtual characters with direct integrations to graphic gaming engines, such as Unity and Unreal Engine. Our OBSKUR software is a cloud-based platform developed specifically for live streamers and vTubers. This enabling software will provide streamers with more monetization options for their streams. Additionally, it will feature seamless integration with the Twitch platform, which is a popular platform in the livestreaming entertainment space. In health and sports applications, the software can be used to integrate and process movement information to provide insights into human motion. Our OBSKUR software is currently scheduled for commercial launch during the first half of 2023. See “Risk Factors—Risks Related to Movella’s Business and Industry—If we are not successful in the continued development, timely manufacture, and introduction of new products or product categories, overall demand for our products could decrease and we may fail to compete effectively.” In health and sports, our Xsens software is used by clinical physicians and researchers in numerous applications including to better understand patient recovery and assess propensity for future injuries. Our Kinduct human performance management SaaS platform offers over 50 hardware and software integrations, providing a deeper understanding of human athletic performance.

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Motion Capture Systems. Our patented Xsens motion capture system and software offer a best-in-class motion capture experience powered by integrated inertial sensor and software technology. Our proprietary software solution is catered to movie studios, game developers, and independent creators. This software collects data generated by our motion capture suits and processes it to create a virtual biomechanical double, capturing human movement at centimeter-level accuracy. We believe the real-time performance of our system is regarded as the “gold standard” by many studios in the film and gaming industries.

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AI Cloud Analytics. Our Xsens Motion Cloud analytics provide holistic human body and kinematic insights for athletes, workers, and patients. This information is translated into actionable insights for coaches, trainers, clinicians, and researchers for a variety of applications including assessing performance, readiness, and recovery of individuals. Motion Cloud reports easily generate automated reports for health, ergonomics and sports by instantly presenting complex movement data in an accessible, easy-to-read interactive report.

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Sensor Fusion Modules. Proprietary sensor fusion algorithms that determine orientation, position, and movement are embedded in our sensor modules and are the core of our wearable sensors and industrial sensors. The Movella DOT sensor pairs high-accuracy wearable inertial sensors with an easy-to-use software development kit (SDK) providing third-party developers the opportunity to create sensor-based applications. These solutions can then be sold to the broader end market as a product enabled by Movella’s technology. Our centimeter-level accurate sensing technology is also applicable in the automation and mobility space. We supply motion tracking solutions that provide best-in-class systems for tracking, navigating, controlling, and detecting movement for all autonomous things. Our Motion Tracker Industrial-grade (“MTi sensors”) series is based on over 20 years of research and development and real-world experience.

Our product families include:

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Xsens 3D Body Motion Systems. We believe our motion capture solutions are virtually unmatched in ease-of-use, robustness, and reliability. These wearable sensor systems and motion capture solutions include MVN Animate or MVN Analyze software, a full-body wearable sensor system, that captures the motion of the human body without the need for markers and cameras or extensive post-capture clean-up or editing. Our MotionCloud™ analytics platform, which is currently under development and available only in beta version to solicit initial customer feedback, with our HD reprocessing engine, gives users access to smooth motion capture data at a high-level of accuracy.

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Sensor Modules. Our sensor modules enable customers to accelerate the development of motion-based applications. End customers use our sensor modules in a “plug and play” manner without having to develop their own orientation sensor technology, so that they can focus their development resources on their core competency in developing end market products. Our sensor modules are designed to be highly accurate and include embedded algorithms and firmware for sensor fusion and software to produce useful information from raw sensor data.

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DOT Wearables. Our wearable sensors are key to our state-of-the-art development platform for independent application developers for the analysis and reporting of human kinematics. This platform features high-accuracy wearable inertial sensors, an easy-to-integrate SDK, and community support from Movella experts. For innovators and developers wanting a wearable piece of tech that easily translates 3D motion data, the DOT provides endless application possibilities. Our built-in sensor fusion technology enables a seamless interface between the digital and physical world to bring their ideas to life.

•

Kinduct Human Performance Software. Our desktop and mobile tools, graphics, and animation visualization software complements our 3D body motion systems and wearable sensors. This cloud-based platform consolidates biomechanical, biometric, and objective data surrounding athletic performance, wellness, and injury risk. Athletes, teams, leagues, sports medicine professionals, and medical clinics use this visualization platform to make informed decisions based on combined tools, information, and analytics to optimize performance, prevent injury, and accelerate recovery.

Technology

Our IP portfolio, including our 161 issued patents, 14 pending patent applications, trade secrets, and internal know-how, provides and protects the technology that powers our solutions and creates a significant competitive moat for us. The combination of this IP enables us to offer full-stack solutions, spanning increasing levels of integration, consisting of our sensor fusion modules, motion capture systems and software, and visualization software. This proprietary sensor and sensor fusion technology is highlighted by:

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10+ Years of Technology Development. Our advanced inertial technology, which has been developed and enhanced over 10+ years, represents a differentiated solution compared with other motion capture technology providers.

•	Rich Sensor Heritage. A deep history of sensor development enables us to innovate unique component-level technology that is foundational to high-quality solution performance.

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In-House Know-how and IP. Decades of research and development resulting in proprietary trade secrets and know-how, and a protective IP portfolio including 161 issued patents and 14 pending patent applications, create high barriers to entry. Our IP portfolio extends across the full scope of hardware and software disciplines surrounding motion digitization, including motion sensors, sensor modules, sensor fusion, motion capture, visualization, cloud analytics, and artificial intelligence. Equally as important as the patent portfolio is our deep reservoir of trade secrets and know-how surrounding various aspects of movement digitization, many of which are difficult to achieve and highly exacting. These factors are important to delivering the required performance, functionality and quality at the price points and form factors needed to serve our market as well as emerging applications and use cases. We believe our protective registered IP, trade secrets, and know-how are an important competitive moat and a key factor in the continuous differentiation of our offerings and our ability to generate attractive margins.

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Magnetic Immunity. We believe that our sensors are differentiated by the ability to mitigate magnetic interference, a major quality and performance problem that negatively impacts the efficacy of inertial sensors. The phenomenon of magnetic interference is an important factor that makes inertial sensors an inherently challenging technology to work with, and the technical know-how involved in managing this phenomenon is an important differentiating factor for established competitors in the inertial sector.

We believe inertial technologies are critical to the future of motion capture. To complement our inertial technology, we are developing single camera based optical solutions leveraging the advancements in artificial intelligence (“optical plus AI”) to add additional features and value to our current products. The sensor fusion of both inertial and optical capabilities represents an opportunity to unlock incremental use cases and opportunities in movement digitization.

Partnerships

Over our history, we have established strong partner relationships to reach a broad audience and further improve our solution suites for our customers, and we will continue to do so. Partnerships represent an important lever to drive greater scalability of our business.

Through the Movella DOT independent application developer ecosystem, we have created an open development platform for the analysis and reporting of human kinematics, offering endless application possibilities and a low-touch expansion of Movella’s applications and customer bases. Our platform features high-accuracy wearable inertial sensors, an easy-to-integrate SDK and community support from Movella experts. Developers are able to create solutions based on the low-cost DOT across a variety of industries, with our sensor fusion technology enabling a seamless interface between the digital and physical world to bring their ideas to life. This community has grown to over 700 developers as of September 30, 2022, with wide reaching health and sports applications such as remote physical therapy, posture improvement, sports performance, and weight-lifting technology applications.

We believe we are strategically positioned as an enabler of real-time movement for the Metaverse ecosystem with collaborations and partnerships spanning critical areas including virtual environments, game development, integrations, digital avatars, and development platforms. Our long-term business engagements with top game developers, such as Activision, Electronic Arts, and Epic Games, have enabled us to be at the forefront of character movement in action-orientated video games. As gaming becomes a more important monetizable feature in the Metaverse and virtual worlds, we stand well positioned to actively participate in the creation of avatars and characters. To simplify the development process of virtual characters, we have actively partnered with 3D graphic platforms, such as Unity and Unreal Engine, by providing a seamless interface between our full-body motion capture system and their animator pipelines. This allows live connections or exports of motion capture data in standardized formats.

Why We Win

Our purpose-built full-stack solutions offer our customers highly accurate, easy to use motion capture offerings. Our leadership in motion sensor hardware, software, and data analytics solutions is the result of our competitive strengths in each of our target markets. These competitive strengths allow us to deliver to our customers, partners and users a high level of functionality, features, ease of use, portability and cost-effectiveness, which we believe are the key purchase considerations.

Our competitive strengths include:

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Advanced sensor fusion technology. We believe we possess advanced sensor fusion technology. The centimeter-accuracy of our sensors and magnetic immunity in all conditions differentiate us from our competitors by enabling us to deliver high performance and functionality as an inertial sensor-based provider. We believe our proprietary sensor fusion technology is a critical element of our movement digitization solutions. We have developed our sensor fusion technology in-house and have sought to protect it with patents, trade secrets and know-how. We intend to continue to invest significant resources into the development of our sensor fusion technology.

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Differentiated motion capture software. Our proprietary software, which is built on and integrated with our sensor fusion technology, processes the output from our proprietary sensor modules which capture the motion data, and transforms it into a centimeter-accurate digital model of human movement in real-time or interface directly to popular development platforms. The integration of our software with our sensor technology is a reflection of the strength and differentiation of our full-stack approach.

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Seamless integration into a well-established ecosystem for professional animators in film and game development. Given our history of being interwoven into the fabric of professional character animation development platforms such as Unreal Engine and Unity, we believe we are already an integral part of the ecosystem for film and game development. As the Metaverse further develops, we will be well positioned to enable virtual environments, digital avatars, virtual entertainment, and gamification. The Metaverse use case is a natural extension leveraging the same established ecosystem.

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Ecosystem capability to drive scalability and ubiquity. In 2020, we established an independent app developer ecosystem and platform around our low-cost DOT sensor product family, which is intended to extend our core enabling technology in a seamless fashion and drive scalability of our business and ubiquity of our technology. The broad range of developers using the Movella DOT over a variety of health, sports, gaming, and other applications continues to grow with over 700 developers. Similar to other open development platforms, this results in a variety of companies that can quickly adopt our technology and integrate the software and sensors directly into their end products. As we promote on our website, “your dream application is just a DOT away.” This allows us to scale exponentially on a low-touch, low-cost basis to thousands of potential customers.

Growth Strategies

Our objective is to be the leading provider of full-stack movement digitization solutions. Our innovations enable a wide range of applications inside of the entertainment, health and sports, and automation and mobility markets and can be extended to other markets.

Key elements of our growth strategy are:

•

Continue to grow existing solutions. Our technology drives high rates of repeat business with customers, driving a “land and expand” pattern of growth with many customers. We also continue to update our existing product portfolio with new feature sets, which drives increased penetration and expansion of use cases. In addition, we are continuing to invest in and expand our sales force to drive growth in an expanding market, which is facilitated by customers’ preferences shifting towards inertial motion capture solutions over traditional optical solutions.

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Expand internationally through channel partnerships. The Company grew revenues earned from channel partners by over 60% in 2021 and is continuing to focus on expansion through these channel partnerships in 2022. Channel partners help us target specific geographic regions leading to rapid global expansion. We opened a new office in Bangalore to further target the Indian market and are continuing to expand within EMEA as well as China after experiencing more than 50% year-over-year revenue growth in the first three quarters of 2022 from the Asia-Pacific (“APAC”) region.

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Ramp up visibility and sales of newer products. We plan to continue to invest in the development of new products with expanded uses cases and integrations with growth potential. For example, we integrated gloves that enable the digitization of fingers and experienced 146% year-over-year sales growth in 2021 compared to 2020. Our DOT sensor application developer platform is currently being used by over 700 third-party developers who integrate the product within their own solutions. We also plan to generate additional recurring revenues through the introduction of Motion Cloud Reports that provide advanced movement analytics.

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Target emerging high-growth markets with strong tailwinds. In addition to the markets we already serve, our solutions are a critical enabling technology for applications with explosive potential in the Metaverse, next-generation gaming, live streaming, and other large, high-growth end markets. Our technology enables the creation and control of life-like digital characters and avatars with real-time 3D human body and facial movement. Through our recent acquisition of OBSKUR, we will target the markets of vTubers and influencers through various solutions designed to improve the livestreaming experience for streamers, viewers, and advertisers. Our current products can also be utilized within the Metaverse and other gaming environments, which is facilitated by our numerous integrations with platforms such as Unreal Engine. We are in the process of developing other offerings for these emerging high-growth markets.

Go-to-Market Strategy

We sell our products worldwide through a combination of direct sales and through a network of over 115 channel partners. We have direct sales personnel in Movella offices covering major regions of the world, including the U.S., Canada, Europe, Taiwan, China, and India, with our top customers supported by our direct sales teams. These teams also include regional teams of customer success and product specialists that enable our customers to quickly adopt and maximize the value of our products. In addition, our marketing team manages the Movella brand by creating awareness, knowledge and adoption of our products and solutions. We currently support online sales of sensor accessories through our web shop and plan to expand the offering to include motion capture solutions for our independent creator customers later this year.

We supplement our direct sales team with channel partners around the world that include distributors, system integrators, and value-added resellers. These partners resell our products and solutions to both smaller customers and locations where we do not have a direct sales presence. Channel partners represent approximately 40% of our revenues today, which we expect to increase in the future as we continue to add new partners.

Our Customers

Our global customer base is diversified with balanced regional and end market exposure. Geographic revenue split was 39% from Europe, the Middle East, and Africa (“EMEA”), 31% from the Americas, and 30% from APAC in 2021. The entertainment end market accounted for 38% of our revenues in 2021, with our motion capture technology being used by top film and gaming companies such as Electronic Arts, Netflix, and 20th Century Studios.* Our health and sports end market accounted for 36% of our revenues in 2021, with over 550 professional, semi-professional, and NCAA teams using our movement analytics systems and software. Finally, our automation and mobility customers accounted for 26% of revenues in 2021, using our proprietary sensors in their warehouse robotics, autonomous vehicles, smart farming products and other applications. With our broad portfolio of customers, no single end customer accounted for more than 5% of our revenues in 2021.

Competition

The movement digitization market is a highly fragmented space with competitors that provide solutions in three main areas:

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Inertial motion capture. We compete with other inertial motion capture companies such as Noitom Limited and Noraxon USA, Inc. These competitors, which are generally smaller in scale, typically operate in the entertainment and health and sports end markets, and their business strategies tend to be focused on narrow use cases in specific end-markets. We believe we are differentiated by our broader scope and full-stack solution with superior sensor fusion technology and AI/data science capabilities, and we compete favorably based on our product quality, functionality, and performance.

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Optical motion capture. We compete with traditional optical camera-based motion capture companies such as NaturalPoint, Inc. dba OptiTrack, Qualisys AB, and Vicon Motion Systems Limited. These competitors typically operate in the entertainment and health and sports end markets. Although these companies have strong motion capture and visualization capabilities, we believe they tend to lack AI, cloud and analytics expertise and do not utilize sensors and the associated sensor fusion technology that Movella’s products incorporate. Traditional optical solutions tend to be more expensive to buy and operate and less portable and less flexible than inertial sensor-based solutions and have been losing market share to inertial sensor-based solutions.

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Inertial sensor modules. We compete with other inertial sensor module providers such as Analog Devices, Inc., Honeywell International Inc., and SBG Systems in the automation and mobility segment. While some of these competitors have greater scale and resources than we do, these competitors tend to focus on investing in and developing their existing sensor technology, rather than expanding to other critical technologies and capabilities such as motion capture, analytics and AI. In addition, we believe they generally cannot provide accurate biometric motion capture data and lack the AI, cloud, and analytics expertise that can be used to generate actionable insights, which we believe provides us with a competitive advantage.

*	We believe these customers reflect those with which we are currently actively engaged in terms of our innovation and strategic opportunities across our target markets.

Movella’s key competitive advantage is our ability to provide a full-stack solution that incorporates sensor fusion. The foundation of our full-stack solution is our proprietary sensor modules, which when paired with our patented sensor fusion technology and visualization software, allow us to track the movement of sensors in a 3D space with centimeter-level accuracy. Sensor fusion is a core technology that drives our products, as raw data provided by sensors is processed by our proprietary visualization software that can be used to generate meaningful insights.

Based on these competitive advantages, we believe we compete effectively based our ability to deliver functionality, features, ease of use, portability, and cost-effectiveness relative to competitive offerings.

Our ability to compete successfully depends, in part, on factors that are outside of our control, including industry and general economic trends. The markets for many of our products are highly competitive, and we expect competition to increase in the future. Some of our competitors have significantly greater financial, technical, and marketing resources than we do, and may be able to respond more rapidly to new or emerging technologies. They may also be able to devote greater resources to the development, promotion, and sale of their products. Increased competition could result in price reductions, fewer customer orders, reduced margins, and loss of market share. Our failure to compete successfully could seriously harm our business, financial condition, and results of operations. See “Risk Factors—Risks Related to Our Business and Industry—If we are unable to compete effectively with existing or new competitors, the associated loss of competitive position could result in price reductions, fewer customer orders, reduced margins, and loss of market share.”

Movella Organization

Sales and Marketing

We promote and sell our products worldwide through a combination of our direct sales organization and through a network of over 115 channel partners. We have direct sales personnel in Movella offices covering the Americas in Los Angeles and San Jose, California, and Halifax, Canada; EMEA from our Enschede, Netherlands office; and Asia from Shanghai, Taipei, and Bangalore. The Movella sales and marketing team includes account executives that sell directly to the largest customers in each of our targeted markets. It also includes regional teams of customer success and product specialists that enable our customers to quickly adopt and maximize the value of our products. In addition, our marketing team manages the Movella brand by creating awareness, knowledge, and adoption of our products and solutions.

Research and Development

We have assembled an experienced team of engineers with core competencies in sensor modules and systems, sensor fusion algorithms and software development, and motion capture. Through our research and development efforts, we have created a portfolio of IP, including trade secrets and know- how, that we are able to leverage across our products and our targeted end markets.

Our research and development efforts are generally targeted at four areas:

•	Artificial intelligence and data science for sports and health applications

•	Cloud and data analytics for human performance

•	Motion capture software and hardware, both inertial and optical plus AI

•	Sensor fusion algorithms and software for sensor modules

We have deep expertise in developing solutions to combine data from multiple sensors and process the data to achieve high-accuracy sensors. We have embedded our algorithms and software in our inertial sensor modules which support diverse applications from unmanned and autonomous vehicles, industrial sensor modules, and drones, as well as human body motion tracking.

Through our research and development efforts, we intend to continually expand our portfolio of patents and to enhance our IP position. As of September 30, 2022, we had 94 employees involved in research and development. Our engineering design teams are located in The Netherlands, Taiwan and India.

Supply Chain and Manufacturing

Our supply chain and manufacturing strategy is to outsource substantially all of our manufacturing and distribution activities regionally, beginning with Europe and Asia. The only exception is for in-house calibration of sensor modules in our Enschede, Netherlands office for knowledge and contingency reasons. This strategy allows us to have an asset-light model where the only major capital investment is for testing robots for our in-house calibration. We are experiencing a transition toward increased online ordering, including utilization of resellers and distributors platforms, as well as our internal web shop for end customers. We have established regional distribution centers, beginning with Europe and Asia, to support direct delivery from our factory to distribution centers and from distribution centers to our resellers, distributors, and customers.

For our sensor modules, we work with a contract manufacturer for surface-mount devices and box build manufacturing. We conduct calibration of modules, final assembly and testing of systems, and distribution to our customers in-house to better control the quality and performance of sensor modules and system products. For our higher volume product families, we partner with a contract manufacturer for build and testing capabilities.

Intellectual Property

Our success depends in part upon our ability to protect our IP. To accomplish this, we rely on a combination of IP rights, including patents, copyrights, trademarks, and trade secrets and know-how, as well as customary contractual protections with our customers, suppliers, employees, and consultants that contribute to our material IP.

Our IP portfolio provides and protects the technology that powers our solutions. The combination of this IP enables us to offer a full-stack of movement digitization solutions, spanning increasing levels of integration, that consists of the sensors IP, sensors, motion capture, and cloud-based analytics. As of October 20, 2022, we had 161 issued patents and 14 pending patent applications covering all levels of the full stack.

Facilities

Our corporate headquarters are located in Henderson, Nevada. We have sales, marketing, and administrative offices in Los Angeles and San Jose, California, an engineering facility in Taipei, Taiwan, and sales and engineering offices in Shanghai, China and Bangalore, India. Our largest facilities are in Halifax, Nova Scotia, Canada, consisting of approximately 9,200 square feet housing sales and engineering teams, and Enschede, The Netherlands, consisting of approximately 42,000 square feet for research and development, engineering, sales and marketing, operations, and administrative teams.

We believe that our existing facilities are sufficient for our current needs. We intend to add new facilities and expand our existing facilities as we continue to add employees and grow our business. We believe that new spaces will be available at reasonable terms in the future in order to meet our needs.

Employees and Human Capital Resources

Our employees are critical to our success. As of September 30, 2022, we had 223 employees worldwide, with 50% based in Europe, 21% based in Asia and 29%, based in North America. We also engage consultants and contractors to supplement our permanent workforce.

Our human capital resource objectives include attracting, developing, and retaining personnel and enhancing diversity and inclusion in our workforce to foster collaboration, engagement and creativity among our employees, and support our ability to grow our business. To facilitate these objectives, we seek to foster a diverse, inclusive, and safe workplace, with opportunities for employees to develop their talents and advance their careers. Diversity is both a priority and strength of our company. Our employee base reflects diversity in backgrounds and experiences, and each employee contributes different perspectives, ideas, strengths, and abilities to our business. Movella’s commitment to fostering and promoting a diverse and inclusive workplace is best reflected in Movella’s Diversity Statement:

“We value ingenious ideas, no matter where they come from. We believe diverse thoughts, voices, and backgrounds make us stronger as a company. We know that it is through collaboration with people from all walks of life that we make the most positive impact as an organization.”

Our organizational culture is also strongly impacted and guided by our core values, as follows:

•	Impactful. We transform lives by bringing meaning to movement.

•	Passionate. We are smart, diverse people committed to moving humanity forward.

•	Ingenious. We challenge ourselves to provide innovative technologies.

•	Collaborative. We deliver solutions through teamwork, trust and mutual respect.

•	Fun. We embrace fun as part of everything we do.

Our employees think creatively, act collaboratively, and use technology to solve problems. Our management team’s clear sense of mission, long-term focus, and commitment to our core values are central to our success.

To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are represented by a labor union or subject to a collective bargaining agreement. Our human capital resource objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating our existing and prospective employees. The principal objectives of our incentive plans are to attract, retain and motivate employees, executive officers and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. These incentives, coupled with an inclusive and engaging work-place culture has made Movella a preferred employer in a competitive industry.

We offer competitive benefits tailored to local markets and laws and designated to support employee health, welfare and retirement; examples of such benefits may include 401(k) or other retirement plans; paid time off;

basic and voluntary life, disability and supplemental insurance; medical, dental and vision insurance; and flexible spending accounts. Our global training and development program focuses on harassment-free workplace and diversity topics, as well as ethics and compliance.

Our company-wide compensation structure is intended to align incentives with the success of Movella. This includes our executives, whose incentives are generally the same as the rest of our employees. We believe that this fosters harmony within the company, as all teams are working together towards the same goals. For more details regarding our executive compensation, see the section entitled “Movella Executive Compensation” elsewhere in this proxy statement/prospectus.

Our ongoing focus on workplace safety and compliance to applicable regulations has enabled us to preserve business continuity while ensuring a safe work environment during the COVID-19 pandemic, including work-from-home arrangements for a substantial portion of our workforce and reduced capacity for those that have returned to the office, adhering to local health authority guidelines. We also comply with applicable laws and regulations regarding workplace safety and are subject to audits by entities such as the Occupational Safety and Health Administration in the United States.

Permissions to Operate Business in the PRC and Hong Kong

Under the current effective PRC laws, our PRC subsidiaries are required to obtain or complete the following primary permissions, filings or procedures for their operations: (i) business license for each of our PRC subsidiaries, (ii) foreign investment reporting; (iii) tax registration; (iv) foreign exchange registration; and (v) customs filings. Our PRC subsidiaries have received all requisite permission as listed above, and none of those permissions have been denied as of the date of this proxy statement/prospectus.

Under the current effective Hong Kong laws, our Hong Kong subsidiaries are required to obtain or complete the following primary permissions, filings or procedures for their operations: (i) Certificate of Incorporation for each of our Hong Kong subsidiaries, and (ii) Business Registration Certificate for each of our Hong Kong subsidiaries. Our Hong Kong Subsidiaries have received all requisite permissions as listed above, and none of those permissions have been denied as of the date of this proxy statement/prospectus.

Government Regulation

Our business activities are worldwide and subject to various federal, state, local and foreign regulations, and our products are governed by a number of rules and regulations. To date, our compliance with these regulations has not had a material impact on our results of operations. New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the technology industry generally could result in significant additional compliance costs and responsibilities for our business.

As our products and services, including those for the health and sports market, are not intended to be used for medical purposes, including the diagnosis or treatment of injury or disease, we do not believe they fall within the FDA clearance requirements for medical devices. While we believe we are currently in material compliance with applicable laws and regulations, we intend to continue to monitor our products and services, including those under development, and how our products and services, and future products and services, may be utilized by our customers, and intend to comply with regulations, including FDA clearance requirements, if and to the extent they become applicable to us.

Trade Controls

Our business activities are subject to various restrictions under U.S. export and similar laws and regulations, as well as various economic and trade sanctions administered by the U.S. Treasury Department’s Office of Foreign

Assets Control (“OFAC”). Further, various countries regulate the import of certain technology and have enacted or could enact laws that could limit our ability to provide customers with our products in those countries.

Economic sanction laws in the U.S. and other jurisdictions prohibit or otherwise restrict us and our officers, directors, and employees from engaging in transactions in, or relating to, certain countries, territories, individuals, and entities. In the U.S., OFAC, the U.S. Department of State, and the U.S. Department of Commerce administer and enforce laws, executive orders, and regulations establishing U.S. economic and trade sanctions. Such sanctions prohibit, among other things, transactions with, and the provision of services to, certain countries, territories, individuals, and entities. These persons and entities include specially designated nationals and other persons and entities targeted by OFAC sanctions programs. The lists of OFAC-restricted countries, territories, individuals, and entities, including the List of Specially Designated Nationals and Blocked Persons, as such list may be amended from time to time, can be found on the OFAC website at www.treas.gov/ofac. In addition, certain programs administered by OFAC prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the lists maintained by OFAC. These types of sanctions and similar laws and regulations in non-U.S. jurisdictions may significantly restrict our business activities in certain countries or territories. The economic sanctions and related laws of different jurisdictions in which we conduct business also may conflict with one another, such that compliance with all applicable laws may be difficult. Failure to comply with OFAC or other relevant sanctions could have serious legal and reputational consequences, including civil and criminal penalties.

Anti-Corruption

We are also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies, their employees, and their intermediaries from authorizing, offering, providing, and/or accepting improper payments or other benefits for improper purposes. Although we take precautions to prevent violations of these laws, we may be exposed to violating these laws due to our international presence.

Privacy

We are or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data protection, and data security. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us may be uncertain and conflicting.

In particular, there are numerous local, state, national and international laws, directives and regulations that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data, including biometric information. Data privacy laws and regulations, including but not limited to the GDPR (EU 2016/679), effective May 2018 and the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland, the California Consumer Privacy Act, as amended, effective January 2020, and the California Privacy Rights Act of 2020, partially effective as of December 2020, pose increasingly complex compliance challenges, which may increase compliance costs, and any failure to comply with data privacy laws and regulations could result in significant penalties or other legal liabilities.

We strive to comply with all applicable laws and regulations relating to privacy, data security, and data protection. However, governments are continuing to focus on privacy and data security, and it is possible that new privacy or data security laws will be passed, or existing laws will be amended in a way that is material to our business. Any significant change to applicable laws, regulations, or industry practices could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Any inability to adequately address data privacy or data protection, or other information security-related concerns, even if unfounded, or to successfully negotiate privacy, data protection or information security-related contractual terms with customers, or to comply with applicable laws, regulations and policies relating to privacy, data protection and information security, could result in additional cost and liability to us, harm our reputation and brand, and could negatively impact our business, financial condition, and results of operations.

United States and International Data Security and Data Privacy Laws

We are or in the future may be subject to diverse laws and regulations relating to data privacy and security, including, in the United States, HIPAA, in the EU the EU GDPR and, post Brexit, in the UK the UK GDPR. Some countries, such as Brazil and Japan, have enacted or amended omnibus laws, and others, such as China and Russia, have also passed laws that require personal data relating to their citizens to be maintained in the country under certain circumstances and impose additional data transfer restrictions. Complying with these numerous, complex and often changing regulations is expensive and difficult, and failure to comply with any privacy laws or data security laws or any security incident or breach involving the misappropriation, loss or other unauthorized use or disclosure of personal data (including sensitive or confidential patient or consumer information), whether by us or a third-party, could have a material adverse effect on our business, reputation, financial condition and results of operations, including but not limited to: material fines and penalties; damages; litigation; consent orders; extensive audits and inspections; bans on all or some processing of personal data carried out by noncompliant actors; and injunctive relief. The EU GDPR and UK GDPR also confer a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the EU GDPR/UK GDPR.

HIPAA, as well as a number of other federal and state privacy-related laws, extensively regulate the use and disclosure of individually identifiable health information, known as “protected health information” or “PHI.” HIPAA applies to health plans, healthcare providers who engage in certain standard healthcare transactions electronically, such as electronic billing, and healthcare clearinghouses, all of which are referred to as “covered entities” under HIPAA. HIPAA also directly regulates “business associates,” which are certain types of entities that act as service providers to covered entities and receive or have access to PHI as part of providing the relevant services to the covered entity customer. Business Associates are responsible for complying with certain provisions of HIPAA and can be subject to direct enforcement for violations of HIPAA. State imposed health information privacy and security laws typically apply based on licensure, for example, licensed providers or licensed entities are limited in their ability to use and share health information.

Additionally, many states have enacted legislation protecting the privacy and/or security of “personal information” such as identifiable financial or health information, social security number and credit card information. These laws overlap in certain circumstances and can apply simultaneously with federal privacy and security requirements and regulated entities must comply with all of them. The CCPA that went into effect January 1, 2020 and was subsequently updated by the California Privacy Rights Act (“CPRA”), is one of the most restrictive state privacy laws, protecting a wide variety of personal information and granting significant rights to California residents with respect to their personal information. In dealing with health information for the development of its technology or for commercial purposes, we will be affected by HIPAA and state-imposed health information privacy and security laws because these laws regulate the ability of our potential customers to share health information with us and may in certain circumstances impose additional direct obligations on us. Additionally, we must also identify and comply with all applicable state laws for the protection of other types of personal information (e.g., consumer, employee, B2B information) that the company collects. In addition to the CCPA, many other states have proposed or already enacted similar data privacy and security laws, including Massachusetts’ Standards for the Protection of Personal Information (MA 201 C.M.R. §§ 17.00 et seq.) and the newly enacted Virginia Consumer Data Protection Act.

In the EU, increasingly stringent data protection and privacy rules that have and will continue to have substantial impact on the use of personal and patient data across the healthcare industry became stronger in May 2018. The EU GDPR applies across the EU (as well as the EEA) and includes, among other things, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances and significant fines for non-compliance. The EU GDPR fine framework can be up to 20 million euros, or up to 4%

of the company’s total global turnover of the preceding fiscal year, whichever is higher. The EU GDPR sets out a number of requirements that must be complied with when handling the personal data of individuals (i.e., data subjects) in the EU including: providing expanded disclosures about how their personal data will be used; higher standards for organizations to demonstrate that they have obtained valid consent or have another legal basis in place to justify their data processing activities; the obligation to appoint data protection officers in certain circumstances; new rights for individuals to be “forgotten” and rights to data portability, as well as enhanced current rights (e.g., access requests); the principal of accountability and demonstrating compliance through policies, procedures, training and audit; and the new mandatory data breach regime. In particular, medical or health data, genetic data and biometric data where the latter is used to uniquely identify an individual are all classified as “special category” data under the EU GDPR and are afforded greater protection and require additional compliance obligations. Noncompliance could result in the imposition of fines, penalties, or orders to stop noncompliant activities. We are subject to the EU GDPR since we offer products or services to individuals in the EU or otherwise enter into contracts with EU entities that handle the collection and processing of data of individuals within the EU.

We could also be subject to evolving EU laws on data export, for transfers of data outside the EU to itself or third parties. The GDPR only permits transfers of data outside the EU to jurisdictions that ensure an adequate level of data protection. The United States has not been deemed to offer an adequate level of protection, so in order for us to transfer personal data from the EU to the United States, we must identify a legal basis for data transfer (e.g., the European Union Commission approved Standard Contractual Clauses) and any supplementary measures taken, or to be taken, to provide an adequate level of protection for the data. On July 16, 2020, the Court of Justice of the European Union or the CJEU, issued a landmark opinion in the case Maximilian Schrems vs. Facebook (Case C-311/18), called Schrems II. This decision (a) calls into question commonly relied upon data transfer mechanisms as between the EU member states and the United States (such as the Standard Contractual Clauses) and (b) invalidates the EU-U.S. Privacy Shield, an adequacy decision on which many companies had relied as an acceptable mechanism for transferring such data from the EU to the United States. The CJEU is the highest court in Europe and the Schrems II decision heightens the burden on data exporters and data importers to assess United States national security laws on their business and future actions of EU data protection authorities are difficult to predict.

Further, the UK’s decision to leave the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the UK. At the current time, pursuant to the UK Data Protection Act 2018 (“DPA 2018”) (which enacted the EU GDPR into UK law) and DPPEC Regulations which amended the DPA 2018 to create the UK GDPR regime (“UK GDPR”) that materially mirrors and complements the EU GDPR, legal obligations and risk factors in the UK are similar to those in the EU. However, the UK has seen various developments in 2022 (including a new Information Commissioner regulator, new proposals from government as to possible changes to data laws in the UK and consultation regarding the same) which point to possible divergence in some respects from the EU position. Such changes may present us with additional compliance burdens, costs and risk factors, It is possible that additional issues may also arise from a data privacy perspective between the EU and the UK.

Cybersecurity

We have designed and implemented and continue to maintain a security program consisting of policies, procedures, and technology intended to maintain the privacy, security and integrity of our information, systems, and networks. Among other things, the program includes controls designed to limit and monitor access to authorized systems, networks, and data, prevent inappropriate access or modification, and monitor for threats or vulnerability. See “Risk Factors—General Risks—Our business and reputation may be impacted by information technology system failures, delays and network disruptions.”

Legal Proceedings

We are not currently subject to any material litigation and no material litigation is currently threatened against us which, in the opinion of our management, is likely to materially and adversely affect our business, financial condition, or results of operations. From time to time we may become involved in legal proceedings incident to our business or related to those of the businesses we acquire, including relating to intellectual property matters, product liability claims, employee claims, tort or contract claims, federal regulatory investigations, securities class action litigation, and other legal proceedings or investigations, which could have an adverse impact on our business, financial condition, and results of operations, and divert the attention of our management from the operation of our business. For example, in February 2020, TAS filed a lawsuit in the California State Court in Los Angeles against Movella Technologies N.A. Inc. (formerly Xsens North America, Inc.) alleging tort and contract-based causes of action arising from TAS purchases of allegedly defective Xsens iIMUs. Movella filed a motion to dismiss each of TAS’ alleged non-contract-based claims and its prayers for damages in excess of the approximate $40,000 TAS paid for the IMUs. The motion to dismiss alleged non-contract-based claims was granted on September 3, 2020. Subsequent to September 30, 2022, the Company entered into mediation and agreed in principle to a settlement agreement in the amount of $0.3 million which has been accrued on the September 30, 2022 condensed consolidated balance sheet. Although Movella does not believe that this matter will have a material impact to its financial statements, there can be no assurance regarding the ultimate outcome of this or any other litigation matter. See Note 13 to the Notes to our Condensed Consolidated Financial Statements as of and for the nine months ended September 30, 2022 and 2021. Legal or similar proceedings are subject to many uncertainties and outcomes and the outcome, costs, and other impacts and consequences of such matters are no predictable with assurance. Regardless of the outcome, the results of any current or future litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MOVELLA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes and our pro forma financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon current plans, expectations, and beliefs that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and in other parts of this proxy statement/prospectus. For purposes of this section “Movella’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” any references to “we,” “us,” “our,” the “Company,” “Movella,” or other words of similar import refer to Movella Inc., a Delaware corporation, prior to the consummation of the Business Combination.

The Business Combination and Public Company Costs

Movella entered into the Business Combination Agreement with Pathfinder on October 3, 2022. Pursuant to the Business Combination Agreement, and assuming approval by Pathfinder’s shareholders, Merger Sub will merge with and into Movella with Movella surviving the Merger as a wholly owned subsidiary of Pathfinder. Upon the consummation of the Business Combination, Pathfinder will be renamed Movella Holdings Inc. Movella will be deemed the accounting predecessor and the combined entity will be deemed the successor SEC registrant, which means that Movella’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. We anticipate that the Business Combination will be accounted for as a reverse recapitalization as provided under GAAP. Under this method of accounting, Pathfinder will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated increase in cash of approximately $31.8 million, assuming maximum redemptions permitted under the Business Combination Agreement of Pathfinder’s Class A ordinary shares (other than FP Shares acquired in the Tender Offer, if any), and $358.2 million, assuming no shareholder redemptions. Total transaction costs are estimated at approximately $30.0 million. See “Unaudited Pro Forma Combined Financial Information.” Upon the closing of the Business Combination, it is expected that New Movella will continue to be listed on Nasdaq and trade under the ticker symbol “MVLA.” As Movella will become the successor to an SEC-registered and Nasdaq-listed company and as Movella’s current management team and business operations will comprise New Movella’s management and operations, New Movella will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect that New Movella will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Basis of Presentation

The Annual and Interim Condensed Consolidated Financial Statements and accompanying notes of the Company included elsewhere in this proxy statement/prospectus include the accounts of Movella and its consolidated subsidiaries and were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Our Annual Consolidated Financial Statements are as of and for the years ended December 31, 2021 and 2020, and our Interim Condensed Consolidated Financial Statements are for the nine months ended September 30, 2022 and 2021. Intercompany transactions and balances are eliminated in consolidation. The Annual and Interim Condensed Consolidated Financial Statements include 100% of the accounts of wholly-owned and majority-owned subsidiaries.

The Company operates in one operating segment. The chief operating decision maker (“CODM”) for the Company is the Chief Executive Officer (“CEO”). The CEO reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance.

Overview of our Business

Movella is a global full-stack provider of integrated sensors, software, and analytics that enable the digitization of movement. Our solutions accelerate innovation and enable our customers, partners, and users to create extraordinary outcomes. Movella powers real-time character movement in digital environments, transforms movement into digital data that provides meaningful and actionable insights, renders digitized movement to enable the creation of sophisticated and true-to-life animated content, creates new forms of monetizable intellectual property with unique biomechanical digital content, and provides spatial movement orientation and positioning data. Partnering with leading global brands such as Electronic Arts, EPIC Games, 20th Century Studios, Netflix, Toyota, and Siemens and over 2,000 customers in total, we currently serve the entertainment, health and sports, and automation and mobility markets.* Additionally, we believe we are well-positioned to provide critical enabling solutions for applications in emerging high-growth markets such as the Metaverse, next-generation gaming, live streaming, digital health, and autonomous robots with recently introduced offerings and products currently in development.

Our full-stack product portfolio includes differentiated sensor fusion modules, motion capture systems, visualization software, and AI cloud analytics enabled by our proprietary technologies. By offering full-stack solutions, we provide our customers and partners with significant technology advantages in the areas of magnetic immunity, accuracy, and ease of use, among others. Our technologies are protected by our broad IP portfolio including 161 issued patents, 14 pending patent applications, extensive trade secrets, and decades of know-how.

We serve large and growing markets where digitized movement is critical to our customers’ success. In the entertainment market, our sensors and software are used by leading global motion picture studios, video game publishers and virtual creators for 3D character animation, and other applications such as virtual concerts. In the health and sports market, our solutions are used to provide actionable movement insights for applications such as elite athlete performance and recovery, patient injury prevention and rehabilitation, and ergonomic studies. In the automation and mobility market, our sensors are used as the movement and orientation intelligence in applications such as robotics and unmanned vehicles. We believe the addressable market opportunity of our current products is approximately $14 billion today and expected to scale to $20 billion in the next five years, with emerging high-growth markets representing additional meaningful upside to that. For a description of our total addressable market, see “Information About Movella — Total Addressable Market.”

We plan to continue to scale within our existing markets through global channel expansion and growth in our direct salesforce, further development and expansion of our independent application developer platform (which currently supports an ecosystem of 700+ third-party application developers), introductions of new products and software upgrades, enrichment of vTuber and Influencer applications, and potential new strategic partnerships.

In addition to our established markets, our solutions are a critical enabling technology for applications with significant potential in the Metaverse, next-generation gaming, live streaming, and other large, high-growth end markets. Applications include live streaming, virtual performances, monetizable “motion IP,” and virtual meetings with real-time digital representation. Our technology enables the creation and control of life-like digital characters and avatars with real-time 3D human body and facial movement. According to Bloomberg Intelligence, Metaverse and next-generation gaming have the potential to become $856 billion and $457 billion markets by 2025, respectively.

We derive our revenues from the sales of our integrated suite of sensors and right-to-use software licenses. We are in the process of transitioning from a one-time license to an annual subscription model. We sell our products through our direct global sales organization and through regional channel partners around the world. In 2021, approximately 38% of revenues were from our channel partners and the rest was direct, with both sales channels contributing GAAP gross margins of approximately 50% and non-GAAP gross margins of approximately 65%. See “— Non-GAAP Financial Measures” for a reconciliation of non-GAAP gross margin to GAAP gross

*	We believe these customers reflect those with which we are currently actively engaged in terms of our innovation and strategic opportunities across our target markets.

margin. We utilize an “asset-light” contract manufacturer model for the manufacturing of our sensor modules and wearable sensor systems and perform final calibration in-house to maintain consistently high quality and ensure the performance of the solutions.

Our success in developing our technologies, scaling our channel relationships globally, and expanding our applications has led to a continued track record of growth. For the years ended December 31, 2021 and 2020, our total revenues were $34.4 million and $24.0 million, respectively. We are headquartered in Henderson, Nevada with offices in Los Angeles and San Jose, California, Canada, the Netherlands, China, India and Taiwan. As of September 30, 2022, we had 223 employees worldwide.

Factors Affecting Our Financial Condition and Results of Operations

As a result of multiple factors, our historical results of operations may not be comparable from period to period or going forward. Set forth below is a brief discussion of the key factors and variables that could impact our results of operations:

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Customer Relationships: We have strong customer relationships in the markets we serve. We derive our revenues from the sale of sensors solutions, and software licenses and subscriptions, and no individual customer represents 5% or more of our total revenues and many of our customers are reoccurring in nature.

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Investment in Research and Development and New Product Introductions: We have a strong track record of innovation and new product introductions (sensors and software) to maintain our position in the markets we serve. We remain committed to delivering technology that creates strong return on investment for our customers. We believe that establishing and maintaining a leading position as a full-stack provider is imperative to our growth.

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Investment in Sales and Marketing: Our sales and marketing efforts are a key component of our growth strategy. Our investments in this area have enabled us to build and sustain our customer base while creating long-term customer relationships. We plan to continue to invest in our sales and marketing efforts to grow our sales capacity, expand globally, enter new markets, scale our channel partner relationships, and advance our newer products.

•

Proposed Business Combination with Pathfinder: On October 3, 2022 we entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, and assuming a favorable vote of Pathfinder stockholders at the Pathfinder extraordinary general meeting and satisfaction or waiver of all other closing conditions, Motion Merger Sub, a newly formed direct, wholly-owned Delaware subsidiary of Pathfinder, will merge with and into Movella Inc., with Movella Holdings Inc. surviving the merger. Existing stockholders of Movella Inc. will receive shares of common stock of Pathfinder in exchange for their shares of Movella Inc. Contemporaneous with the signing of the Business Combination Agreement, the Company and FP entered into the Commitment Letter, pursuant to which, among other things, FP has committed to provide financing in an aggregate amount of $75,000,000 to the Company in connection with the transactions contemplated by this Agreement. The Business Combination is expected to result in an estimated increase in cash of approximately $31.8 million, assuming maximum stockholder redemptions permitted under the Business Combination Agreement, and $358.2 million, assuming no stockholder redemptions and, in each case, after deducting estimated expenses.

Coronavirus (“COVID-19”) Impact

As a result of COVID-19, we have taken precautionary measures in order to minimize the risk of the virus to our employees, our customers, and the communities in which we operate. Although the majority of our workforce now works remotely, there has been minimal disruption in our ability to ensure the effective operation of our software platforms and of the business overall. For more information on our operations and risks related to the COVID-19 pandemic, please see the section of this proxy statement/prospectus entitled “Risk Factors.”

Components of Results of Operations

Revenues

Product

Our Product revenues are primarily derived from the sale of Motion Capture Systems, Sensor Modules, and DOT Wearables. Motion Capture Systems include wearable sensors bundled with licensed software for character animation or human motion analysis. Sensor Modules include embedded algorithms and firmware for sensor fusion and software to produce useful information from raw sensor data. DOT Wearables include wearable sensors and a software development kit. Our Product revenues are generally recognized at a point in time.

Service

Our Service revenues are primarily derived from support contracts that are sold with our Motion Capture Systems and licensed on-premise software that entitle the customer to receive software updates to their on-premise license as well as access to our product support, software-as-a-service subscription revenues from our Kinduct Human Performance Software, and non-recurring engineering services we provide to certain customers that is generally for customization. The average term of both our support and software-as-a-service contracts is approximately 18 months, including both new contracts and renewals. Our Service revenues are generally recognized over time. Our MotionCloud platform is currently under development and available only in beta version to solicit initial customer feedback. As a result, we have received de minimis revenues to date from fees related to our MotionCloud platform.

While we continue to focus on increasing all of our revenue streams, we currently anticipate our Service revenue to increase as a percentage of total revenues as we transition our existing on-premise software to the cloud, and add new customers and as our existing customers continue to add new services and renew their subscriptions and support contracts.

Cost of Revenues

Product

Cost of Product revenues consist primarily of costs associated with the procurement of raw materials and manufacture of our sensor module solutions, amortization of certain acquired intangibles, shipping costs, and personnel-related expenses associated with manufacturing employees including salaries, benefits, and bonuses. Sensor hardware costs and the resultant gross margin may vary over time due to component pricing, supply chain variances, obsolescence, and product mix.

Service

Cost of Service revenues consist primarily of cost associated with hosting and delivery services for our platform to support our subscribers, software licensing fees, personnel-related expenses associated with our customer support operations, and amortization of certain acquired intangibles.

We currently expect cost of revenues, exclusive of amortization of acquired intangibles, to increase in absolute dollars as we continue to hire personnel, utilize additional cloud infrastructure, and incur higher software licensing fees in support of our revenue growth, and to fluctuate from period to period but generally decreasing over time as a percentage of revenues as we scale our business, and increase production at new lower cost third party contract manufacturers and shift to higher margin products.

Operating Expenses

Research and Development

Research and development expense consists primarily of personnel costs and related expenses, as well as costs related to third-party tools and labor. We continue to focus our research and development efforts on adding new features and products and increasing the functionality and enhancing the ease of use of our existing products.

We expect research and development expense to generally increase in absolute dollars as we continue to dedicate substantial resources to develop, improve and expand the functionality of our solutions, and to fluctuate from period to period but decrease generally over time as a percentage of revenues.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel costs and related expenses, travel, advertising, marketing, promotional events and brand awareness activities.

We expect sales and marketing expenses to generally increase in absolute dollars as we continue to invest in acquiring new customers, and maintaining and growing our existing customer relationships, and to fluctuate from period to period but decrease generally over time as a percentage of revenues.

General and Administrative

General and administrative expenses consist primarily of personnel costs and related expenses for our administrative, legal, human resources, information technology, finance and accounting employees, and executives. Additionally, general and administrative expenses include professional service fees, insurance premiums, and other corporate expenses that are not allocated to the above expense categories.

We plan to continue to expand our business both domestically and internationally, and we expect to increase the size of our general and administrative function to support the growth of our business. We also expect that we will incur additional general and administrative expenses as a result of being a public company. We also expect to incur increased expenses related to accounting, tax and auditing activities, directors’ and officers’ insurance, SEC compliance, investor relations, and internal control compliance. We expect general and administrative expenses to fluctuate from period to period but decrease generally over time as a percentage of revenues.

Other Income (Expense)

Interest Expense, net

Interest expense, net consists primarily of cash and non-cash interest on our debt instruments, partially offset by the interest earned from our daily sweep accounts.

Other Income (Expense), net

Other Income (Expense), net, consists primarily of sale of non-core assets and government subsidies as well as gain (loss) on foreign exchange transactions consisting of currency movements on transactions settled in other currencies during the year.

Income Tax Provision (Benefit)

Income tax provision (benefit) consists primarily of income taxes in the United States and incomes taxes in certain foreign jurisdictions in which we conduct business. Earnings from our non-U.S. activities are subject to local country income tax and may be subject to current U.S. income tax.

Income (loss) from discontinued operations (net of tax)

Income (loss) from discontinued operations (net of tax) consists primarily of income or loss from our legacy components business that was licensed to MEMSIC in 2020 and exited in 2021.

Net loss attributable to non-controlling interests

Net loss attributable to non-controlling interests consists primarily of losses attributable to non-controlling interests in our consolidated variable interest entity, the Qingdao Joint Venture.

Results of Operations

The following table summarizes our results of operations in dollars (in thousands) and expressed as a percentage of revenues, derived from the accompanying audited consolidated financial statements included elsewhere in this proxy statement/prospectus for the years ended December 31, 2021 and 2020. The period-to-period comparison of results is not necessarily indicative of results to be expected for future periods and the results for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

	Year Ended December 31,
	2021		2020
Statement of Operations Data:
Revenues
Product	$28,848	83.8%	$21,852	91.1%
Service	5,566	16.2%	2,141	8.9%

Total revenues	34,414	100.0%	23,993	100.0%

Cost of revenues
Product	12,049	35.0%	10,151	42.3%
Service	4,412	12.8%	1,043	4.3%

Cost of revenues	16,461	47.8%	11,194	46.7%

Gross profit	17,953	52.2%	12,799	53.3%

Operating expenses
Research and development	14,014	40.7%	8,425	35.1%
Sales and marketing	10,710	31.1%	8,955	37.3%
General and administrative	12,943	37.6%	8,327	34.7%

Total operating expenses	37,667	109.5%	25,707	107.1%

Loss from operations	(19,714)	(57.3%)	(12,908)	(53.8%)

Other (expense) income
Interest expense, net	(1,965)	(5.7%)	(1,631)	(6.8%)
Other income, net	2,148	6.2%	2,264	9.4%

Total other income	183	0.5%	633	2.6%

Loss from continuing operations before provision	(19,531)	(56.8%)	(12,275)	(51.2%)
Income tax benefit	(728)	(2.1%)	(859)	(3.6%)

Net income (loss) from continuing operations	(18,803)	(54.6%)	(11,416)	(47.6%)
Income (loss) from discontinued operations (net of tax)	(156)	(0.5%)	41,348	172.3%

Net income (loss)	$(18,959)	(55.1%)	$29,932	124.8%
Net loss attributable to noncontrolling interests	(1,300)	(3.8%)	(839)	(3.5%)

Net income (loss) attributable to Movella Inc.	(17,659)	(51.3%)	30,771	128.2%
Deemed dividends from accretion of Series D-1 Preferred Stock	(2,511)	(7.3%)	(2,356)	(9.8%)

Net income (loss) attributable to common stockholders	(20,170)	(58.6%)	28,415	118.4%

Income (loss) per share from continuing operations, basic and diluted	$(2.20)		$(1.46)

Income (loss) per share from discontinued operations, basic and diluted	$(0.02)		$4.67

Net income (loss) per share, basic and diluted	$(2.22)		$3.21

Weighted average shares outstanding, basic and diluted	9,101,819		8,860,335

The following table summarizes our results of operations in dollars (in thousands) and expressed as a percentage of revenues, derived from the accompanying unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for the nine months ended September 30, 2022 and 2021. The period-to-period comparison of results is not necessarily indicative of results to be expected for future periods and the results for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

	Nine Months Ended September 30,
	2022		2021
	(unaudited) (in thousands)
Statement of Operations Data:
Revenues
Product	$24,215	85.4%	$19,897	82.2%
Service	4,134	14.6%	4,308	17.8%

Total revenues	28,349	100.0%	24,205	100.0%

Cost of revenues
Product	10,714	37.8%	8,635	35.7%
Service	4,198	14.8%	3,261	13.5%

Total cost of revenues	14,912	52.6%	11,896	49.1%

Gross profit	13,437	47.4%	12,309	50.9%

Operating expenses
Research and development	10,787	38.1%	9,883	40.8%
Sales and marketing	9,879	34.8%	7,629	31.5%
General and administrative	10,230	36.1%	9,027	37.3%

Total operating expenses	30,896	109.0%	26,539	109.6%

Loss from operations	(17,459)	(61.6%)	(14,230)	(58.8%)

Other (expense) income
Interest expense, net	(1,643)	(5.8%)	(1,028)	(4.2%)
Other income, net	362	1.3%	1,899	7.8%

Total other income (expense)	(1,281)	(4.5%)	871	3.6%

Loss from continuing operations before provision	(18,740)	(66.1%)	(13,359)	(55.2%)
Income tax benefit	(89)	(0.3%)	(193)	(0.8%)

Net income (loss) from continuing operations	(18,651)	(65.8%)	(13,166)	(54.4%)
Income (loss) from discontinued operations (net of tax)	—	0.0%	(156)	(0.6%)

Net income (loss)	$(18,651)	(65.8%)	$(13,322)	(55.0%)
Net loss attributable to noncontrolling interests	(570)	(2.0%)	(1,025)	(4.2%)

Net income (loss) attributable to Movella Inc.	(18,081)	(63.8%)	(12,297)	(50.8%)

Deemed dividend from accretion of Series D-1 preferred stock	(2,007)	(7.1%)	(1,881)	(7.8%)

Net loss attributable to common stockholders	(20,088)	(70.9%)	(14,178)	(58.6%)

Income (loss) per share from continuing operations, basic and diluted	$(1.86)		$(1.54)

Income (loss) per share from discontinued operations, basic and diluted	—		(0.02)
Net income (loss) per share, basic and diluted	$(1.86)		$(1.56)

Weighted average shares outstanding, basic and diluted	10,794,364		9,094,264

Non-GAAP Financial Measures

We use the financial measures set forth below, which are non-GAAP financial measures, to help us analyze our financial results, establish budgets and operational goals for managing our business, evaluate our performance, and make strategic decisions. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, we believe these measures are useful for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. We also believe that the presentation of these non-GAAP financial measures provides an additional tool for investors to use in comparing our core business and results of operations over multiple periods with other companies in our industry, many of which present similar non-GAAP financial measures to investors, and to analyze our cash performance. However, the non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with GAAP. The information in the table below sets forth the non-GAAP financial measures along with the most directly comparable GAAP financial measures.

Non-GAAP Net Loss. We define non-GAAP net loss as our net loss, excluding the impact of stock-based compensation and loss from operations of discontinued operations.

Non-GAAP Gross Margin. We define non-GAAP gross margin as our gross margin, excluding amortization of acquired intangible assets.

EBITDA and Adjusted EBITDA. We define EBITDA as our net loss, excluding the impact of interest expense, net, income tax expense (benefit), gain or loss from discontinued operations, and depreciation and amortization. We define Adjusted EBITDA as our net loss, excluding the impact of interest expense, net, income tax expense (benefit), gain or loss from discontinued operations, depreciation and amortization, stock-based compensation, and other income, net.

These non-GAAP financial measures have limitations as analytical tools, including the following:

Non-GAAP Cost of Revenues: The limitations of non-GAAP cost of revenues include the following:

•

The amortization of acquired intangible assets related to the purchase of Kinduct and Xsens is being excluded due to the non-recurring nature of the transactions that capitalized the developed technology intangible assets on the balance sheet, and the non-cash nature of the amortization expense being recorded as the developed technology intangible assets are being amortized over their useful lives. The result of the exclusion of amortization of acquired intangible assets is a decreased cost of revenues. The exclusion does not take into account the possibility that we may have to internally develop or externally acquire developed technology in the future in order to derive revenues from such assets.

Non-GAAP Gross Margin: The limitations of non-GAAP gross margin include the following:

•

The amortization of acquired intangible assets related to the purchase of Kinduct and Xsens is being excluded due to the non-recurring nature of the transactions that capitalized the developed technology intangible assets on the balance sheet, and the non-cash nature of the amortization expense being recorded as the developed technology intangible assets are being amortized over their useful lives. The result of the exclusion of amortization of acquired intangible assets is an improved gross margin. The exclusion does not take into account the possibility that we may have to internally develop or externally acquire developed technology in the future in order to derive revenues from such assets.

Non-GAAP Net Loss: The limitations of non-GAAP net loss include the following:

•

The exclusion of stock-based compensation expense, which has been a recurring expense. We expect that stock-based compensation will increase in significance in the foreseeable future, as equity awards are expected to continue to be an important component of our compensation strategy. Although stock-based compensation is an important aspect of the compensation paid to our employees, there are multiple factors that are accounted for in determining a fair value of such compensation due to varying valuation methodologies, subjective assumptions and the difference in award types. This makes the comparison of our current financial results to previous and future periods difficult to interpret; therefore, we believe it is useful to exclude stock-based compensation from our non-GAAP financial measures in order to highlight the performance of our core business and to be consistent with the way many investors evaluate our performance and compare our operating results to peer companies. The result of excluding stock-based compensation is an improvement to net income; however, non-GAAP net loss does not consider the potentially dilutive impact of stock-based compensation or other stock-settled obligations. Additionally, we expect stock-based compensation to be a part of our expenses going forward; however, the final figures are subject to change each period; and

•

The exclusion of loss from operations of discontinued operations, which was excluded in the presentation of our financial results due to the fact that we have exited the legacy components business and will not be incurring related expenses on a go-forward basis. We determined that excluding the impact of discontinued operations would be beneficial to investors as they evaluate performance of our continuing operations on a historical basis. Excluding losses from discontinued operations improves net income; however, investors should note that all of the revenues from discontinued operations were earned from MEMSIC, an entity with which we have a licensing agreement and in whose business we have an equity stake.

EBITDA: The limitations of EBITDA include the following:

•

The exclusion of interest expense, net and income tax expense (benefit), which includes expenses associated with our capital and tax structures, specifically cash and non-cash interest on our debt instruments, any offset from interest earned from our daily sweep accounts, and income taxes in the United States and certain foreign jurisdictions in which we conduct business. Thus EBITDA and Adjusted EBITDA do not reflect the interest expense or cash requirements necessary to service interest or principal payments on our debt, nor does it reflect tax payments that may represent a reduction in cash available to us;

•

The exclusion of loss from discontinued operations, which was excluded in the presentation of our financial results due to the fact that we have exited the legacy components business and will not be incurring related expenses on a go-forward basis. We determined that excluding the impact of discontinued operations would be beneficial to investors as they evaluate the performance of our continuing operations on a historical basis. Excluding losses from discontinued operations improves EBITDA; however, investors should note that all of the revenues from discontinued operations were earned from MEMSIC, an entity with which we have a licensing agreement and in whose business we have an equity stake; and

•

The exclusion of certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for these replacements or new capital expenditure requirements.

Adjusted EBITDA: The limitations of Adjusted EBITDA include the foregoing limitations with respect to EBITDA, as well as the following:

•	The exclusion of stock-based compensation expense, which has been a recurring expense. We expect that stock-based compensation will increase in significance in the foreseeable future, as equity awards are expected to continue to be an important component of our compensation strategy. Although stock-based compensation is an important aspect of the compensation paid to our employees, there are multiple factors that are accounted for in determining a fair value of such compensation due to varying valuation methodologies, subjective assumptions and the difference in award types. This makes the comparison of our current financial results to previous and future periods difficult to interpret; therefore, we believe it is useful to exclude stock-based compensation from our non-GAAP financial measures in order to highlight the performance of our core business and to be consistent with the way many investors evaluate our performance and compare our operating results to peer companies. The result of excluding stock-based compensation is an improvement to Adjusted EBITDA; however, Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation or other stock-settled obligations. Additionally, we expect stock-based compensation to be a part of our expenses going forward; however, the final figures are subject to change each period; and

•

The exclusion of other income (expense), net, which includes income from the sale of non-core assets and government subsidies, as well as realized and unrealized gains and losses on foreign exchange transactions consisting of currency movements on transactions settled in other currencies during the year. Accordingly, Adjusted EBITDA does not reflect certain income and expenses not directly tied to the ongoing core operations of our business, such as legal reserves and settlements and restructuring and other related reorganization costs, if any.

In addition, EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments or changes in, or cash requirements for, our working capital needs.

Other companies, including those in our industry, may calculate non-GAAP net loss, non-GAAP gross margin, EBITDA, and Adjusted EBITDA differently than we do, limiting the usefulness of these non-GAAP financial measures as comparative measures. Because of these limitations, you should consider non-GAAP net loss, non-GAAP gross margin, EBITDA, and Adjusted EBITDA alongside, and not in lieu of, other financial performance measures, including net loss and gross margin, and our other GAAP results. The non-GAAP financial measures presented in this proxy statement/prospectus should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with GAAP. Specifically, these non-GAAP financial measures should be considered as supplemental in nature, and are not intended, and should not be construed, as a substitute for the related financial information calculated in accordance with GAAP. A reconciliation of these non-GAAP financial measures to their corresponding GAAP measures, specifically non-GAAP net loss to net loss, non-GAAP gross margin to gross margin, and EBITDA and Adjusted EBITDA to net loss, are set forth below.

Reconciliation of Non-GAAP Financial Measures

The following tables reconcile the most directly comparable GAAP financial measure to each of these non-GAAP financial measures.

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
	(unaudited)		(audited)
	(in thousands)		(in thousands)
Non-GAAP net loss:
Net income (loss) attributable to Movella Inc.	$(18,081)	$(12,297)	$(17,659)	$30,771
Stock-based compensation	1,130	575	786	419
(Income) loss from discontinued operations	—	156	156	(41,348)

Non-GAAP net loss attributable to Movella Inc.	$(16,951)	$(11,566)	$(16,717)	$(10,158)
EBITDA and Adjusted EBITDA:
Net income (loss) attributable to Movella Inc.	$(18,081)	$(12,297)	$(17,659)	$30,771
Interest expense, net	1,643	1,028	1,965	1,631
Income tax expense (benefit)	(89)	(193)	(728)	(859)
(Income) loss from discontinued operations	—	156	156	(41,348)
Depreciation and amortization	6,113	5,455	7,280	4,691

EBITDA	$(10,414)	$(5,851)	$(8,986)	$(5,114)
Stock-based compensation	1,130	575	786	419
Other expenses (income), net	(362)	(1,899)	(2,148)	(2,264)

Adjusted EBITDA	$(9,646)	$(7,175)	$(10,348)	$(6,959)

	Nine Months Ended September 30, 2022
		Adjustments
	GAAP Financials	Stock-Based Compensation	Amortization of Intangibles	Non-GAAP Financials
Revenues
Product	$24,215			$24,215
Service	4,134			4,134

Total revenues	28,349			28,349
Cost of Revenues
Product	10,714		1,661	9,053
Service	4,198		2,460	1,738

Total cost of revenues	14,912	—	4,121	10,791
Gross Profit
Product	13,501			15,162
Service	(64)			2,396

Total Gross Profit	13,437	—	—	17,558
Gross Margin
Product	55.8%			62.6%
Service	(1.5)%			58.0%
Total Gross Margin	47.4%			61.9%
Research and development	10,787	248	—	10,539
Sales and marketing	9,879	317	1,096	8,466
General and administrative	10,230	565	268	9,397

Total Operating Expenses	$30,896	$1,130	$1,364	$28,402

Total		$1,130	$5,486

	Nine Months Ended September 30, 2021
		Adjustments
	GAAP Financials	Stock-Based Compensation	Amortization of Intangibles	Non-GAAP Financials
Revenues
Product	$19,897			$19,897
Service	4,308			4,308

Total revenues	24,205	—	—	24,205
Cost of Revenues
Product	8,635		1,853	6,783
Service	3,261		1,762	1,499

Total cost of revenues	11,896	—	3,615	8,281
Gross Profit
Product	11,262			13,115
Service	1,047			2,809

Total Gross Profit	12,309			15,924
Gross Margin
Product	56.6%			65.9%
Service	24.3%			65.2%
Total Gross Margin	50.9%			65.8%
Research and development	9,883	94	—	9,789
Sales and marketing	7,629	95	1,121	6,413
General and administrative	9,027	386	288	8,353

Total Operating Expenses	$26,539	$575	$1,409	$24,555

Total		$575	$5,024

	Year Ended December 31, 2021
		Adjustments
	GAAP Financials	Stock-Based Compensation	Amortization of Intangibles	Non-GAAP Financials
Revenues
Product	$28,848			$28,848
Service	5,566			5,566

Total revenues	34,414	—	—	34,414
Cost of Revenues
Product	12,049		2,440	9,609
Service	4,412		2,350	2,062

Total cost of revenues	16,461	—	4,790	11,671
Gross Profit
Product	16,799			19,239
Service	1,154			3,504

Total Gross Profit	17,953			22,743
Gross Margin
Product	58.2%			66.7%
Service	20.7%			63.0%
Total Gross Margin	52.2%			66.1%
Research and development	14,014	143	—	13,871
Sales and marketing	10,710	175	1,573	8,962
General and administrative	12,943	469	295	12,179

Total Operating Expenses	$37,667	$787	$1,868	$35,102

Total		$787	$6,658

	Year Ended December 31, 2020
		Adjustments
	GAAP Financials	Stock-Based Compensation	Amortization of Intangibles	Non-GAAP Financials
Revenues
Product	$21,852			$21,852
Service	2,141			2,141

Total revenues	23,993	—	—	23,993
Cost of Revenues
Product	10,151		2,464	7,687
Service	1,043		556	487

Total cost of revenues	11,194	—	3,020	8,174
Gross Profit
Product	11,701			14,165
Service	1,098			1,654

Total Gross Profit	12,799			15,819
Gross Margin
Product	53.5%			64.8%
Service	51.3%			77.3%
Total Gross Margin	53.3%			65.9%
Research and development	8,425	92	—	8,333
Sales and marketing	8,955	103	239	8,613
General and administrative	8,327	224	229	7,874

Total Operating Expenses	$25,707	$419	$468	$24,820

Total		$419	$3,488

Comparison of the Nine Months Ended September 30, 2022 and 2021

Revenues

	Nine Months Ended September 30,		Change
	2022	2021	$	%
	(unaudited) (dollars in thousands)
Revenues
Product	$24,215	$19,897	$4,318	22%
Service	4,134	4,308	(174)	(4)%

Product

Product revenue increased by $4.3 million in the nine months ended September 30, 2022 as compared to the corresponding period in 2021, primarily due to a $3.1 million increase from higher volume shipments of our wearable solutions product and associated license revenue which generally increases ratably with sales of the wearable solutions product, $0.4 million increased sales of our inertial sensor modules, and $0.6 million increased sales at the Qingdao Joint Venture, as well as the effect of higher average selling prices. The effect of unfavorable foreign currency exchange rates contributed to headwinds of $0.8 million to Product revenue, primarily attributable to the Euro to United States dollar currency pair. The effect of Covid-related shutdowns in certain geographies negatively impacted top-line revenues.

Service

Service revenue declined slightly in the nine months ended September 30, 2022 as compared to the corresponding period in 2021, primarily due to the effect of unfavorable foreign currency exchange rates which contributed to declines of $0.2 million to Service revenue, primarily attributable to the Euro to United States dollar currency exchange. The effect of Covid-related shutdowns in certain geographies also negatively impacted top-line revenues.

Cost of Revenues, Gross Profit and Gross Margin

	Nine Months Ended September 30,		Change
	2022	2021	$	%
	(unaudited) (dollars in thousands)
Cost of revenues
Product	$10,714	$8,635	$2,079	24%
Service	4,198	3,261	937	29%
Gross profit
Product	13,501	11,262	2,239	20%
Service	(64)	1,047	(1,111)	NM

Product

Product cost of revenues increased by $2.1 million and gross profit increased by 20% in the nine months ended September 30, 2022 compared to the corresponding period in 2021. The increase in Product cost of revenues was primarily due to higher volume sales of finished goods associated with the growth in revenues, as well as higher raw materials input costs. The increase in Product gross profit was primarily due to higher volume sales of our wearable solutions products and associated on-premise license revenue. The effect of COVID-related supply chain disruptions also negatively impacted our Product cost of revenues.

Service

Service cost of revenues increased $2.2 million and gross profit decreased by $1.1 million in the nine months ended September 30, 2022 compared to the corresponding period in 2021 due primarily to the effect of a reduction in the estimated useful life of acquired developed technology intangible assets that contributed an additional $0.7 million of non-cash expense in the nine months ended September 30, 2022.

Operating Expenses

	Nine Months Ended September 30,		Change
	2022	2021	$	%
	(unaudited) (dollars in thousands)
Research and development	$10,787	$9,883	$904	9%
Sales and marketing	9,879	7,629	2,250	29%
General and administrative	10,230	9,027	1,203	13%

Research and development expense increased $0.9 million in the nine months ended September 30, 2022 compared to the corresponding period in 2021, primarily due to increased payroll of $0.6 million as we increased our average full time equivalents by approximately 20% in order to build our next generation product roadmap and severance of $0.3 million as we focused our research and development efforts to our most promising projects in the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021.

Sales and marketing expense increased $2.3 million in the nine months ended September 30, 2022 compared to the corresponding period in 2021, primarily due to increased payroll of $2.1 million as our full time equivalents increased in order to further build brand awareness in the marketplace and severance of $0.3 million which occurred late in the second quarter as we focused our sales and marketing efforts on our most promising projects in the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021, partially offset by a net reduction of $0.1 million in miscellaneous other sales and marketing expenses.

General and administrative expense increased $1.2 million in the nine months ended September 30, 2022 compared to the corresponding period in 2021, primarily due to an increase of $0.5 million in auditing and accounting, consulting, and legal fees in preparation for the contemplated business combination transaction, such as an uplift of the auditing standards to PCAOB compliance, $0.4 million increased payroll related to general business needs and preparation for the contemplated business combination, as well as an increase of $0.2 million in stock-based compensation expense in the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021.

Other Income (Expense)

	Nine Months Ended September 30,		Change
	2022	2021	$	%
	(unaudited) (dollars in thousands)
Interest expense, net	$(1,643)	$(1,028)	$615	60%
Other income, net	362	1,899	(1,537)	(81)%

Interest expense consists of interest incurred from outstanding debt and notes payable. Interest expense increased $0.6 million in the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, primarily as a result of $0.2 million non-cash interest expense on accretion of the Kinduct deferred payout and $0.2 million of non-cash interest expense related to the amortization of debt discount related to the convertible notes issued in March 2022. We also earn interest income from depository accounts. Interest income was nominal in the nine months ended September 30, 2022 and 2021.

Other income, net primarily reflects recognition of government subsidies and foreign currency exchange gains and losses. The $1.5 million decrease for the nine months ended September 30, 2022 compared to the corresponding period in 2021 was primarily due to a $0.7 million non-cash gain on the dissolution of Ten Degrees Inc. and a $0.6 million non-cash gain on forgiveness of the Paycheck Protection Program loan in the first nine months of 2021 which did not occur in the first nine months of 2022, and a decrease in the amount of other income recognized from government subsidies for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021.

Income Tax Expense

	Nine Months Ended September 30,		Change
	2022	2021	$	%
	(unaudited) (dollars in thousands)
Income tax (benefit) provision	$(89)	$(193)	$104	NM

Our effective tax rate differs from statutory rate of 21% for U.S. federal income tax purposes due to the effects of the valuation allowance and certain permanent differences as it pertains to book-tax differences in the value of client equity securities received for services.

We file income tax returns in the United States and state and foreign jurisdictions. To the extent we have tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state or foreign tax authorities to the extent utilized in a future period.

Income (loss) from discontinued operations (net of tax)

	Nine Months Ended September 30,		Change
	2022	2021	$	%
	(unaudited) (dollars in thousands)
Income (loss) from discontinued operations (net of tax)	$—	$(156)	$156	NM

Income (loss) from discontinued operations consists primarily of the results of the discontinued operations of the legacy microelectromechanical systems business that was licensed to MEMSIC in 2020. For the nine months ended September 30, 2021 the loss from discontinued operations consisted primarily of efforts to fully divest and wind down the business. There was no such activity in the nine months ended September 30, 2022.

Comparison of the Years Ended December 31, 2021 and 2020

Revenues

	Year Ended December 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Revenues
Product	$28,848	$21,852	$6,996	32%
Service	5,566	2,141	3,425	160%

Product

Product revenue increased by $7.0 million in the year ended December 31, 2021 as compared to the corresponding period in 2020, primarily due to a $4.7 million increase from higher volume shipments of our wearable solutions product and related on-premise software license revenue which generally increases ratably with sales of the wearable solutions product, a $2.0 million increase in sales of inertial sensor modules, as well as the effect of higher average selling prices.

Service

Service revenue increased by $3.4 million in the year ended December 31, 2021 as compared to the corresponding period in 2020, primarily due to the effect of the acquisition of Kinduct which occurred in September 2020 and contributed $2.3 million during 2021, as well as increased revenues of $1.0 million from support and maintenance contracts sold with our motion capture solutions.

Cost of Revenues, Gross Profit and Gross Margin

	Year Ended December 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Cost of revenues
Product	$12,049	$10,151	$1,898	19%
Service	4,412	1,043	3,369	NM
Gross profit
Product	16,799	11,701	5,098	44%
Service	1,154	1,098	56	5%

Product

Product cost of revenues increased by $1.9 million and Product gross profit increased by 44% in the year ended December 31, 2021 compared to the corresponding period in 2020. The increase in Product cost of revenues was primarily due to higher volume sales of finished goods associated with the growth in revenues. The increase in gross profit was primarily due to increased sales of our wearable solutions products and related software licenses.

Service

Service cost of revenues increased by $3.4 million and Service gross profit increased by 5% in the year ended December 31, 2021 compared to the corresponding period in 2020. The increase in Service cost of revenues was primarily due to an increase in amortization of acquired intangibles of $1.8 million and $1.0 million additional payroll expense for customer support and SaaS infrastructure related to the acquisition of Kinduct which occurred in September 2020, as well as a $0.6 million increase in cloud hosting and license costs associated with the Kinduct business.

Operating Expenses

	Year Ended December 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Research and development	$14,014	$8,425	$5,589	66%
Sales and marketing	10,710	8,955	1,755	20%
General and administrative	12,943	8,327	4,616	55%

Research and development expense increased $5.6 million in the year ended December 31, 2021 compared to the corresponding period in 2020, primarily due to increased payroll of $4.4 million which is related to increased full time equivalents as we execute on our product roadmap, and the increased payroll costs include the effect of including a full year of research and development payroll expenses for the year ended December 31, 2021 associated with the Kinduct acquisition which occurred in September 2020, and increased spend related to engineering projects such as the development of MotionCloud, which is a SaaS offering generating immaterial amounts of revenue as an early release version to certain customers in order to obtain feedback for further enhancements, of $0.9 million in the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Sales and marketing expense increased $1.8 million in the year ended December 31, 2021 compared to the corresponding period in 2020, primarily due to increased payroll of $0.6 million which is related to increased full time equivalents as the business grows organically and inorganically, and includes the effect of including a full year of sales and marketing expenses for the year ended December 31, 2021 associated with the Kinduct acquisition which occurred in September 2020, and the effect of including a full year of amortization of acquired intangibles related to the Kinduct acquisition which occurred in September 2020 which increased sales and marketing expense by $1.1 million for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

General and administrative expense increased $4.6 million in the year ended December 31, 2021 compared to the corresponding period in 2020, primarily due to spend on leasehold improvements and increased office expenditures of $1.8 million as we expanded and renovated our facility in the Netherlands, increased payroll of $0.6 million related to increased full time equivalents, miscellaneous worldwide general and administrative expenses of $0.6 million, increased professional fees of $0.3 million, and the effect of including a full year of general and administrative expenses which was an increase of $1.0 million for the year ended December 31, 2021 associated with the Kinduct acquisition which occurred in September 2020, and an increase in travel costs in the year ended December 31, 2021 as compared to the year ended December 31, 2020 as COVID-19 related restrictions were lifted in certain geographies.

Other Income (Expense)

	Year Ended December 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Interest expense, net	$(1,965)	$(1,631)	$334	20%
Other income, net	2,148	2,264	(116)	(5)%

Interest expense consists of interest incurred from outstanding debt and notes payable. Interest expense increased $0.3 million in the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily as a result of interest expense related to loans assumed in the acquisition of Kinduct which occurred in September of 2020. We also earn interest income from depositary accounts. Interest income was nominal in the year ended December 31, 2021 and 2020.

Other income, net primarily reflects recognition of government subsidies, gains from sale of assets, and foreign currency exchange gains and losses. The $0.1 million decrease for the year ended December 31, 2021 compared to the corresponding period in 2020 was primarily due to $2.1 million other income recognized from the sale of Ten Degrees Inc. assets which occurred in 2020, partially offset by increased government assistance and a gain on sale of property plant and equipment in 2021.

Income Tax Expense

	Year Ended December 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Income tax (benefit) provision	$(728)	$(859)	$131	15%

Our effective tax rate differs from statutory rate of 21% for U.S. federal income tax purposes due to the effects of the valuation allowance and certain permanent differences as it pertains to book-tax differences in the value of client equity securities received for services.

We file income tax returns in the United States and state and foreign jurisdictions. To the extent we have tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state or foreign tax authorities to the extent utilized in a future period.

Income (loss) from discontinued operations (net of tax)

	Year Ended December 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Income (loss) from discontinued operations (net of tax)	$(156)	$41,348	$41,504	NM

Income (loss) from discontinued operations consists primarily of the results of the discontinued operations of the legacy microelectromechanical systems business that was licensed to MEMSIC in 2020 resulting in $50.0 million other income on licensing of IP to MEMSIC, $0.3 million other income from discontinued operations, partially offset with $6.5 million of loss from operations of discontinued operations and $2.5 million provision for income taxes to arrive at $41.3 million net income from discontinued operations for the year ended December 31, 2020. For the year ended December 31, 2021, the loss from discontinued operations consisted primarily of efforts to fully divest and wind down the business that was licensed to MEMSIC in 2020.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the net proceeds we have received from the sales of our convertible preferred stock and common stock and through payments received from customers and borrowings under our credit facilities. Since our inception, we have generated losses from our operations as reflected in our accumulated deficit of $127.7 million as of September 30, 2022 and negative cash flows from operating activities. We expect to continue to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we will continue to make in research and development and sales and marketing and due to additional general and administrative costs we expect to incur as a public company. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.

As of September 30, 2022, we had cash and cash equivalents of $3.9 million, including $1.6 million held in China and subject to transfer and other restrictions as described below, of which $1.0 million was held by the Qingdao JV and $0.6 million was held by our wholly owned entities in China and Hong Kong, and debt outstanding of $16.3 million, as well as a deferred payout owed to the sellers of Kinduct in the amount of $5.2 million. Based on the foregoing, we have determined that our net losses and working capital deficit raises substantial doubt about our ability to continue as a going concern until additional capital resources are obtained by the company. In addition, we hold a substantial amount of non-marketable equity securities that could be divested in order to provide liquidity as we deem fit. We currently anticipate that the proceeds from the Pre-Closing Facility to be provided pursuant to the Commitment Letter will be sufficient to fund our operations in the interim until the consummation of the Business Combination. Upon Closing, we estimate the Company will net approximately $35 million in financing to fund the continued growth of the Company, which excludes the potential benefit of non-redemptions of holders of the Pathfinder fund. Our future capital requirements will depend on many factors, including: our growth rate; the timing and extent of spending to support our research and development efforts; capital expenditures to build out new facilities and purchase hardware and software; the expansion of sales and marketing activities; and our continued investment in our IT infrastructure to support our growth. In addition, we may enter into additional strategic partnerships as well as agreements to acquire or invest in complementary products, teams and technologies, including intellectual property rights, which could increase our cash requirements. As a result of these and other factors, we may be required to seek additional equity or debt financing sooner than we currently anticipate. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. In particular, the COVID-19 pandemic, which has caused disruption in the global financial markets, and rising interest rates may reduce our ability to access capital and negatively affect our liquidity in the future. If we are unable to raise additional capital when required, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations, and financial condition would be materially and adversely affected.

Approximately $5.1 million and $12.8 million of our cash and cash equivalents balance were held outside of the United States as of December 31, 2021 and 2020, respectively. As of September 30, 2022, approximately $2.2 million of our cash and cash equivalents balance was held outside of the United States. There are restrictions on our ability to transfer cash and cash equivalents of $1.6 million held outside of the U.S. by our subsidiaries in China and Hong Kong and the Qingdao JV as of September 30, 2022. These restrictions include restrictions on the ability of these entities to pay dividends under current PRC laws and regulations, restrictions on foreign currency exchange, and, for the Qingdao JV, requirements that the cash held by the Qingdao JV be used solely in connection with the joint venture’s operations. As of September 30, 2022, $1.0 million in cash and cash equivalents held by the Qingdao JV were subject to such requirements. In addition, the PRC government may take measures at its discretion from time to time to restrict access to cash held in our China subsidiaries and the Qingdao JV, and may take similar measures in the future with respect to cash held in our Hong Kong subsidiary. See “Risk Factors — Risks Related to Movella’s International Operations — Current or future laws, regulations, or policies enacted by the PRC government could impact our ability to access cash and cash equivalents held through our subsidiaries in China and Hong Kong, or through the Qingdao JV.”

Our audited consolidated financial statements for the year ended December 31, 2021 included elsewhere in this proxy statement/prospectus were prepared assuming we would continue as a going concern. In the notes to these financial statements, we disclosed that we had incurred a net loss attributable to Movella Inc. of $17.7 million for the year ended December 31, 2021 and that we had an accumulated deficit of $109.6 million as of December 31,

2021, raising substantial doubt about our ability to continue as a going concern. In its audit report related to these financial statements, our independent auditor RSM US LLP included an emphasis of matter paragraph regarding the substantial doubt about our ability to continue as a going concern.

We expect that the Business Combination will provide substantially all of the funding necessary to continue as a going concern. Following the closing of the Business Combination, we expect to fund our operations in the near-term through a combination of funding sources, including through the use of our existing cash and cash equivalent balances, our expected cash flows from product sales and funds available from the FP Financing, as well as the issuance of new equity, debt, or other securities.

Over the longer term, our future capital requirements will depend on many factors, including our growth rate, the timing and extent of our sales and marketing and research and development expenditures, and the continuing market acceptance of our solutions. In the event that we need to borrow funds or issue additional equity or other securities, we cannot assure you that any such additional financing will be available on terms acceptable to us, if at all. In addition, any future borrowings may result in additional restrictions on our business, and any issuance of additional equity or other securities may result in dilution to investors. If we are unable to raise additional capital when we need it, it would harm our business, results of operations and financial condition.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
	(in thousands)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(10,759)	$(13,833)
Investing activities	7,809	(12,833)
Financing activities	(6,685)	28,392
Effect of foreign exchange rate changes on cash and cash equivalents	(40)	57

Net increase (decrease) in cash and cash equivalents	$(9,675)	$1,783

Operating Activities

We have historically used cash in operating activities due to our net losses, adjusted for changes in our operating assets and liabilities, particularly from accounts receivable, inventories, prepaid expenses and other assets, accounts payable and accrued expenses, deferred revenue and non-cash expense items such as depreciation and amortization, stock-based compensation expense, and the issuance of convertible preferred stock.

For the year ended December 31, 2021, cash used in operating activities was $10.8 million which was primarily the result of $19.0 million loss in the period, $1.7 million cash provided by working capital, $0.6 million gain on government assistance related to the forgiveness of the PPP Loan and $0.6 million gain on dissolution of Ten Degrees Inc., partially offset by non-cash items such as $7.3 million depreciation and amortization and $0.8 million of share-based compensation.

For the year ended December 31, 2020 cash used in operating activities was $13.8 million which was primarily the result of net income of $29.9 million, offset by the non-cash gain on licensing of IP to MEMSIC of $47.4 million and gain on sale of Ten Degrees Inc. assets of $2.1 million, depreciation and amortization of $4.7 million, share-based compensation of $0.4 million and cash provided by working capital of $1.3 million.

Investing Activities

Our investing activities consist of capital expenditures for property and equipment purchases and IP licenses. Our capital expenditures for property and equipment have primarily been for general business purposes, including machinery and equipment, leasehold improvements, software and computer equipment used internally, and production masks to manufacture our products.

For the year ended December 31, 2021, cash provided by investing activities was $7.8 million and consisted primarily of $9.7 million of proceeds from the licensing of MEMSIC IP, partially offset by $1.9 million purchase of property and equipment for general business purposes. For the year ended December 31, 2020, cash used in investing activities was $12.8 million and consisted primarily of $26.2 million cash used in acquiring Kinduct, $0.7 million cash used to purchase property and equipment, partially offset by $12.6 million proceeds from licensing of MEMSIC IP and $1.5 million proceeds from the sale of Ten Degrees Inc. assets.

Financing Activities

Cash generated by financing activities includes proceeds from borrowings under our credit facilities, proceeds from our issuance of common stock following employee stock option exercises, and proceeds from the issuance of convertible preferred stock. Cash used in financing activities primarily includes repayment of debt under our credit facilities.

For the year ended December 31, 2021, cash used in financing activities was $6.7 million, consisting of $14.9 million principal repayments of long-term debt, partially offset by $8.3 million proceeds from a term loan. For the year ended December 31, 2020, cash provided by financing activities was $28.4 million, consisting of $30.5 million proceeds from issuance of Series E Preferred Stock, $1.2 million proceeds from the sale of shares to non-controlling interests, $1.1 million proceeds from term loan, partially offset by $4.5 million principal repayments of long-term debt.

The following table summarizes our cash flows for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended September 30,
	2022	2021
	(unaudited) (in thousands)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(12,981)	$(9,470)
Investing activities	(512)	8,691
Financing activities	6,852	(8,790)
Effect of foreign exchange rate changes on cash and cash equivalents	(643)	(199)

Net increase (decrease) in cash and cash equivalents	$(7,284)	$(9,768)

Operating Activities

We have historically used cash in operating activities due to our net losses, adjusted for changes in our operating assets and liabilities, particularly from accounts receivable, inventories, prepaid expenses and other assets, accounts payable and accrued expenses, deferred revenue and non-cash expense items such as depreciation and amortization, stock-based compensation expense, and the issuance of convertible preferred stock.

For the nine months ended September 30, 2022, cash used in operating activities was $13.0 million which was primarily the result of an $18.7 million loss in the period, $2.8 million cash used in working capital, partially offset by $6.1 million depreciation and amortization and $1.1 million of share-based compensation. For the nine months ended September 30, 2021 cash used in operating activities was $9.5 million which was primarily the result of a net loss of $13.3 million, gain on dissolution of Ten Degrees Inc. of $0.7 million, gain on forgiveness of Paycheck Protection Program loan of $0.6 million, cash used in working capital of $1.3 million, partially offset by non-cash expenses $5.5 million of depreciation and amortization, $0.6 million of share-based compensation, and $0.2 million of accretion on the Kinduct deferred payout.

Investing Activities

Our investing activities consist of capital expenditures for property and equipment purchases and IP licenses. Our capital expenditures for property and equipment have primarily been for general business purposes, including machinery and equipment, leasehold improvements, and software and computer equipment used internally.

For the nine month period ended September 30, 2022, cash used in investing activities was $0.5 million, primarily due to additional purchases of property and equipment of $0.4 million. For the nine month period ended September 30, 2021, cash provided by investing activities was $8.7 million, primarily due to receipt of $9.7 million proceeds from the licensing of intellectual property to MEMSIC, partially offset by $1.0 million additional purchases of property and equipment.

Financing Activities

Cash generated by financing activities includes proceeds from borrowings under our credit facilities, proceeds from our issuance of common stock following employee stock option exercises, and proceeds from the issuance of convertible preferred stock. Cash used in financing activities primarily includes repayment of debt under our credit facilities.

For the nine months ended September 30, 2022, cash provided by financing activities was $6.9 million, consisting primarily of proceeds of $4.9 million from the issuance of convertible notes, $1.6 million cash proceeds from the exercise of employee stock options, $0.6 million net proceeds from drawdown on revolving credit line, offset by $0.3 million of principal repayments on term loans. For the nine months ended September 30, 2021, cash used in financing activities was $8.8 million, consisting primarily of $8.8 million of principal repayments on long term debt.

Debt Obligations

As of September 30, 2022, we had the following debt obligations outstanding (in thousands):

Lender	Agreement Date	Maturity Date	Annual Interest Rate	Maximum Borrowing Amount(2)	Amount Outstanding at September 30, 2022(3)
Silicon Valley Bank(4)	Feb. 25, 2022	Feb. 25, 2024	Prime + 1.75%	$1,000	$1,000
Eastward Fund Management(4)	Dec. 10, 2021	Dec. 31, 2025	Prime + 8.25%	8,000	8,000
Convertible notes(1)	Mar. 12, 2022	Sep. 1, 2023	6%	6,021	6,253
TD BCRS(4)	June 9, 2020	June 9, 2020	Prime + 1.55%	Varies	694
ACOA	2011, 2013, and 2019	2024, 2024, and 2029	Varies	526	600

(1)

The Convertible notes are expected to convert to common stock at $4.79 per share prior to application of the exchange ratio upon the earlier of the consummation of the Business Combination Agreement or September 1, 2023.

(2)	Maximum borrowing amount includes principal only.
(3)	Amount outstanding at September 30, 2022 includes principal and accrued interest, as applicable.
(4)	These debt obligations have been repaid in November 2022 with a portion of the proceeds of the Pre-Close Facility.

Borrowings

Term loans

Silicon Valley Bank Credit Facility

On June 8, 2020, we entered into amendments to the Amended SVB Loan Agreement with SVB subsequent to the License Agreement with MEMSIC. The amendment also waived the Waived Events of Default (as defined in the amendment) that occurred in 2020 as long as we complied with the terms, covenants, and conditions set forth in the amendment in a timely manner. On June 8, 2020, we also entered into an agreement with SVB which provided consent to the License Agreement with MEMSIC and release of its lien and security interest in the intellectual property. As part of the amendment, we shall pay to SVB a fully earned, non-refundable success fee of $83,000 due upon the one of following liquidity events: (1) the closing of a substantial sale of MEMSIC entity’s stock or merger with/into other person; (2) the liquidity of MEMSIC’s assets; or (3) the initial public offering of any MEMSIC stock. In the fourth quarter of 2021, we were not in compliance with its covenants under the Amended SVB Loan Agreement and obtained a waiver agreement from SVB in February 2022, as part of the third amendment to SVB loan agreement.

In February 2022, we entered into amendments to the Amended SVB Loan Agreement with SVB and received cash proceeds of $1.0 million and issued warrants to purchase 16,321 shares of Movella common stock at a purchase price of $1.58 per share. The term loan is repayable over 30 months starting October 2022 and matures in March 2025. The term loan bears a floating interest rate equal to the greater of the prime rate plus 1.75% per annum or 5.0% payable monthly. In February, June and September of 2022, we were not in compliance with the covenants under the Amended SVB Loan Agreement and obtained waiver agreements from SVB. On November 14, 2022, we repaid the SVB Loan in full using a portion of the proceeds from the Pre-Close Facility.

Eastward Fund Management

On June 8, 2020, we entered into amendments to the Loan and Security Agreement with Eastward pursuant to the Lender’s approval of the License Agreement with MEMSIC. The amendment provided: (i) consent by the Lender of the License Agreement with MEMSIC and modification of the collateral under the Loan and Security Agreement; (ii) modified the repayment schedule of the outstanding principal of $11.0 million to begin on July 1, 2020 in 30 consecutive equal monthly principal payments of $370 thousand with accrued interest with a revised maturity date of January 1, 2023 and a final payment due upon maturity equal to 1.0% of the advance or $0.1 million; and (iii) the fully earned, non-refundable success fee of $330 thousand due promptly upon MEMSIC liquidity event.

On December 10, 2021, we entered into a new loan and security agreement with Eastward in an aggregate original principal amount of $8.0 million. The proceeds were used to pay off the existing Eastward debt with the principal amount of $4.4 million and to provide working capital for the business growth. The loan bears interest at prime rate plus 8.25% floating with a prime floor of 3.25%. The repayment term includes the first 18 months of interest-only payments and followed by 30 consecutive equal monthly installments of principal and interest payments and a final payment due upon maturity equal to 2.5% of the advance or $0.2 million. We have the option to prepay all with written notice at least 45 days prior to such prepayment. The prepayment amount includes (i) the outstanding principal plus accrued and unpaid interest plus (ii) the prepayment premium, plus (iii) the final payment, plus (iv) all other sums, including interest at the default rate with respect to any past due amounts owed. As part of the agreement, we issued Eastward warrants to purchase 215,054 shares of common stock at an exercise price of $0.93 per share on December 10, 2021. On November 14, 2022, we repaid the Eastward Loan in full using a portion of the proceeds from the Pre-Close Facility.

Paycheck Protection Program

On May 5, 2020, we received loan proceeds in the amount of $0.6 million under the PPP. The PPP, established as part of the CARES Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period.

The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months.

On September 22, 2021, the outstanding principal balance and related accrued interest were forgiven by the lender and the SBA. We recorded the loan forgiveness as other income of $0.6 million in the consolidated statements of operations for the year ended December 31, 2021. The related accrued interest for the PPP loan was not material.

It is possible that the SBA could subsequently audit the forgiven loans. We believe we were eligible to participate in PPP, calculated the loan amount correctly, spent loan proceeds on allowable uses, and are entitled to loan forgiveness. We will hold onto our financial documents relating to the PPP loans for six years as required by law.

The Atlantic Canada Opportunities Agency Loans

Kinduct has applied for non-interest bearing, unsecured term loans with a monthly installment repayment from the Atlantic Canada Opportunities Agency (“ACOA”) in 2011, 2013, and 2019. These three loans are scheduled to be repaid in 2024, 2024, and 2029, respectively. In 2021, Kinduct entered into an amendment to reduce the monthly repayments to $200 for these outstanding ACOA loans for the period from July 2021 to December 2022, July 2021 to December 2022, and October 2021 to December 2022, respectively. As of September 30, 2022 and 2021, we had recorded a total debt of $0.6 million and $0.5 million related to these loans.

Revolving lines of credit

Silicon Valley Bank

In February 2022, we entered into amendments to the SVB Loan Agreement with SVB that raised the maximum amount available under the revolving line of credit to $3.0 million. The principal amount outstanding under the revolving line of credit shall accrue interest at a floating per annum rate equal to the greater of 1% above the prime rate, or 4.25%. The amendment modified the borrowing base. The maximum amount available for borrowing under the revolving line of credit is 65% of eligible accounts receivable of Movella, provided that total advances made against Xsens eligible accounts receivable shall not exceed $1.5 million, the portion of the borrowing base comprised of eligible foreign accounts shall not exceed 25%, and advances made against eligible foreign accounts shall not exceed $0.8 million. There were no amounts outstanding under the SVB line of credit as of September 30, 2022, December 31, 2021 or December 31, 2020.

TD BCRS Revolving Line of Credit

On June 9, 2020, our wholly-owned subsidiary Kinduct entered a line of credit facility with TD Ameritrade Commercial Banking, Canada. The credit limit is the lesser of $1.5 million or the previous quarter’s Borrowing Base Condition. Borrowing Base Condition is calculated using the monthly recurring revenue multiplied by 5, less the amount of any statutory claims including government remittances. The interest rate is Prime Rate plus 1.55% per annum. As of September 30, 2022 and December 31, 2021, the balance outstanding under the Kinduct line of credit facility was $0.7 million and $1.1 million, respectively. On November 14, 2022, we repaid the TD BCRS Revolving Line of Credit in full using a portion of the proceeds from the Pre-Close Facility.

Convertible notes

In March 2022, we entered into convertible promissory note agreements with two of our existing preferred stock investors and received aggregate cash proceeds of $4.9 million, and exchanged an additional $1.1 million of convertible promissory notes to the sellers of Kinduct for extinguishment of $1.1 million of the deferred payout liability owed to them. Of the $1.1 million in convertible notes issued in exchange to the sellers of Kinduct, $1.0 million were issued to a related party. The convertible promissory notes shall bear an interest rate of 6.0% per annum. The outstanding principal amount and all accrued but unpaid interest on the notes shall be mandatorily converted into our common stock at a conversion price of $4.79 per share upon the earlier of i) maturity in September 2023 or ii) the occurrence of a capital markets transaction such as an initial public offering or acquisition by a special purpose acquisition company; or upon a change of control as defined in the convertible promissory note agreements, at the discretion of the noteholder, the notes would either convert into our common stock at a conversion price of $4.79 per share, or would be repayable at 1.5 times the outstanding principal amount plus all accrued and unpaid interest.

Pre-Merger Senior Secured Notes

On November 14, 2022, we and certain of our subsidiaries, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, and Credit Partners II AIV, L.P. and FP Credit Partners Phoenix II AIV, L.P., as purchasers (the “Purchasers”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) pursuant to which, (a) we issued and sold to the Purchasers, and the Purchasers purchased, our senior secured notes in an aggregate original principal amount of $25 million (the “Pre-Close Facility”), and (b) subject to the fulfillment of certain conditions precedent (including the consummation of the Merger), we agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase, on the Closing Date, senior secured venture-linked notes in an aggregate original principal amount of $75 million (the “VLN Facility”), in each case, for the consideration (including via a deemed sale and purchase, as applicable), as set forth in the Note Purchase Agreement.

Our obligations under the Note Purchase Agreement are guaranteed by certain of our subsidiaries and secured by substantially all of our and our subsidiaries’ assets. Upon consummation of the Merger, New Movella will also be required to become a secured guarantor of the obligations under the Note Purchase Agreement.

The commitment to provide the VLN Facility terminates upon the earliest to occur of (i) the termination of the Business Combination Agreement in accordance with its terms prior to the Closing Date and (ii) April 30, 2023, if the Merger has not been consummated on or prior to April 30, 2023 (the “VLN Termination Date”).

The proceeds of the Pre-Close Facility were used, in part, to refinance certain of our and our subsidiaries’ existing debt and to pay a portion of the transaction expenses associated with the financing arrangements contemplated by the Commitment Letter (the “FP Financing”), with the remaining proceeds available for growth and working capital and general corporate purposes. A portion of the proceeds of the VLN Facility will be used on the Closing Date to refinance the Pre-Close Facility and to pay transaction expenses associated with the FP Financing. After the Closing, the remaining proceeds of the VLN Facility will be available for growth and working capital and general corporate purposes.

The interest rate per annum applicable to notes under the Note Purchase Agreement is 9.25%; provided, however, if the VLN Termination Date occurs, interest on the notes evidencing the Pre-Close Facility will bear interest at our option, at either an alternate base rate plus an applicable margin initially of 8.25% per annum or a term SOFR rate, plus an applicable margin initially of 9.25% per annum. The applicable margin on the notes evidencing Pre-Close Notes increases by 0.50% in each year on the November 14 anniversary of the entry into the Note Purchase Agreement. With respect to the notes evidencing the VLN Facility, interest is paid in kind on the last business day of each calendar quarter commencing with the calendar quarter ending immediately after the first to occur of the Closing Date and the VLN Termination Date. Interest is also payable in cash on the VLN Termination Date, the Closing Date and the date of any prepayment or repayment of notes (subject however, in certain cases, to the payment of a contractual return, if such contractual return is greater than the amount of all accrued and unpaid interest (other than default interest, if any)). Subject to certain exceptions in connection with certain qualified refinancing events and the repayment of the Pre-Close Facility on the Closing Date, on the date of any voluntary or mandatory prepayment or acceleration of the notes under the Note Purchase Agreement, a scheduled contractual return is required to be paid, if greater than the amount of all accrued and unpaid interest (other than default interest, if any). When such contractual return is paid, such contractual return will be deemed to constitute payment of all accrued and unpaid interest (other than default interest, if any) on the principal amount of notes so prepaid, repaid or accelerated, as applicable, including all interest on the notes that was previously paid in kind. After the Closing, New Movella will have the right, subject to certain exceptions, to cause the Grantees (or their permitted assignees) to sell all or a portion of the shares purchased by such entities in the Tender Offer and the Private Placement at any time in its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under of the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event.

If the VLN Termination Date occurs, the maturity of the Pre-Close Facility will be November 14, 2025. If the Closing occurs, the maturity of the VLN Facility will be five years after the Closing Date. There are no regularly scheduled amortization payments on either the Pre-Close Facility or the VLN Facility until the maturity date therefor, however, there are customary mandatory prepayment events in connection with the receipt of net proceeds from extraordinary receipts and dispositions (subject, in the case of dispositions, to certain customary exceptions and customary reinvestment rights), debt issuances and upon events specified in the Note Purchase Agreement to be a change of control, and the Pre-Close Facility is required to be refinanced in full on the Closing Date with a portion of the proceeds of the VLN Facility. The Pre-Close Facility and VLN Facility may be optionally prepaid in whole or in part. All such prepayments are required to be accompanied by accrued and unpaid interest on the amount prepaid or if greater (excluding default interest, if any), payment of the contractual return.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.

The critical accounting policies requiring estimates, assumptions, and judgments that we believe have the most significant impact on our audited consolidated financial statements are described below.

Revenue Recognition

Revenues are recognized when a customer obtains control of promised products and services and we have satisfied our performance obligations. The amount of revenues recognized reflects the consideration which we expect to be entitled to receive in exchange for the products and services. To achieve this core principle, we apply the following five steps:

Step 1. Identification of the contract(s) with a customer;

Step 2. Identification of the performance obligations in the contracts(s);

Step 3. Determination of the transaction price;

Step 4. Allocation of the transaction price to the performance obligations;

Step 5. Recognition of the revenues when, or as, the Company satisfies a performance obligation.

We derive our revenues from several sources. First, we enter into sales agreements with distributors to assist in the commercialization of our core products. We sell our products and related parts through our distributors, and additionally we offer repair services to support our core products. Lastly, we also have subscription-based SaaS offerings for our Kinduct platform.

The sales revenue includes revenues arising from different types of contractual arrangements, including cost-type contracts and fixed-price contracts. Revenues from the sales of our products primarily includes the sales of Xsens motion capture products, which includes (1) hardware integrated with software, (2) support and maintenance and (3) accessories. Revenues related to our SAAS offerings for our Kinduct platform includes licensing fees and professional services for the delivery of custom developments. Reimbursements of out-of-pocket expenses received from customers have been included as part of revenues. Revenues are reported net of value-added tax, business tax, and applicable discounts and allowances.

Product Sales Revenue

We recognize revenues from products sold to distributors when we satisfy a performance obligation by transferring control over a product to the customer. Revenues from sales of our products are recognized at a point in time when control over the goods is transferred to the customer. Transfer of control occurs when title and risk of loss transfers and the customer or distributor becomes obligated to pay for the products they have contracted to purchase.

Sales to certain distributors are made under arrangements that provide the distributors with price adjustments, price protection, stock rotation and other allowances under certain circumstances. These adjustments and allowances are accounted for as variable consideration under ASC 606. We estimate the amount of consideration to which it will be entitled using recent historical data and applying the expected value method. We believe that there will not be significant changes to its estimates of variable consideration.

Usually, there is only a single performance obligation in the contract, and therefore the entire transaction price is allocated to the single performance obligation. Revenues are recorded net of provisions for related sales returns and allowances.

We recognize shipping fees, if any, received from customers in revenues. Freight and handling costs are included in cost of revenues and are recognized as period expense when incurred. Taxes assessed by government authorities on revenue-producing transactions, including value-added and excise taxes, are presented on a net basis.

Xsens Motion Capture Revenue

We offer multiple products under arrangements involving Xsens Motion Capture products: (1) hardware integrated with software; (2) support and maintenance; and (3) accessories. For Xsens contracts, we conclude observable standalone selling prices for software, hardware, support maintenance and accessories are available and can be derived from the pricelists in the contracts. Software is always sold with hardware and is either sold on a perpetual basis with three-year support maintenance services or on a one-year term license.

We determine that our promise to transfer the hardware and software and shall be recognized at a point in time when the control and promise of goods transferred to customers. We conclude that our software is an integral input of the contract that must be combined with the hardware to produce output. The hardware and software are highly interdependent and interrelated and therefore, the software and hardware fulfill a single promise to the customer in the contract and are accounted for as a single performance obligation.

In addition to software and hardware, we also provide our customers a software license along with 1 year or 3 years maintenance services. Support maintenance includes unspecified support, upgrades, updates and software enhancement and ongoing telephone or internet support for user questions. We conclude that our software and hardware are able to perform its functionality without the support and maintenance services. Therefore, support and maintenance is capable of being distinct and stands on its own as a separate performance obligation. Maintenance revenue is recognized ratably over the terms of the support of either one year or three years.

Stand-alone selling price

The transaction price is allocated to each performance obligation in a contract to record revenues in the amount of consideration that a provider expects to be entitled to receive in exchange for transferring goods or services. Generally, this allocation is based on the relative selling price method, where the stand-alone selling price is determined for each performance obligation at contract inception and is based on “observable prices.”

For contracts with multiple performance obligations, revenues are allocated to the support and maintenance, hardware and software performance obligations based on their relative standalone selling price (“SSP”). Judgement is required in estimating SSP for each distinct performance obligation. Management determines SSP by maximizing observable inputs such as stand-alone sales where they exist. Hardware and software hardware and software) has not previously been sold on a standalone basis and thus is eligible to use Residual Method under ASC 606-10-32-33. Under the residual approach, the residual amount between the contract transaction price and the observable stand-alone selling price for the support and maintenance is considered to be the estimated SSP for the underlying hardware and software. Management believes using 36 trailing months’ historical renewal transaction data is sufficient to support the calculation of the SSP of the support and maintenance performance obligations.

Certain contracts also give rise to variable consideration including discounts offered to customers. Variable consideration may require us to exercise significant judgment to determine the total transaction price of the contract. We allocate the discount proportionately to all performance obligations in the contacts excluding shipping and freight.

Kinduct Human Performance Software Revenue

Kinduct’s software-as-a-service subscription services represent a promise to provide continuous access (i.e. a stand-ready performance obligation) to our internally developed software solution and customer support. Customers are not able to take possession of the software or transfer hosting to a third party. The software-as-a-service is a stand-ready obligation to provide a series of distinct software-as-a-service that are substantially the same and have the same pattern of transfer of control to the customer, and as such is accounted for under the series guidance. We recognize software-as-a-service revenue ratably over the subscription term beginning on the date the service is made available to the customer (“over time”).

Kinduct also provides professional services revenue consisting primarily of non-complex implementation support, data migration, configuration support and training. These services may be provided by other vendors or the customers themselves and do not significantly modify, integrate, or otherwise depend on other performance obligations included in the contracts. For fixed-priced contracts, we recognize revenues over time as the services are performed or recognize revenues on completion as the work is completed based on milestones achieved. Related fulfillment costs are expensed as incurred.

Stock-Based Compensation

Compensation expense related to stock-based transactions is measured and recognized in the financial statements at fair value. Stock-based compensation expense is measured at the grant date based on the fair value of the equity award and is recognized as expense over the requisite service period, which is generally the vesting period. We estimate the fair value of each equity award on the date of grant using the Black-Scholes option-pricing model and recognize the related stock-based compensation expense on the straight-line method. Determining the fair value of stock-based awards at the grant date requires judgment, including estimating the expected volatility, expected term, risk-free interest rate, and expected dividends.

We account for equity instruments issued to non-employees based on the fair value of the awards determined using the Black-Scholes option pricing model. The fair value of such instruments is recognized as an expense over the period in which the related services are received.

We estimated the fair value of stock-based awards granted using the following valuation assumptions:

Fair Value of Common Stock

The fair value of the shares of common stock underlying the stock options has historically been the responsibility of and determined by our board of directors. Because there has been no public market for our common stock, the board of directors determined fair value of common stock at the time of grant of the option by considering a number of objective and subjective factors including independent contemporaneous third-party valuations of our common stock, our operating and financial performance, the lack of liquidity of our capital stock, and general and industry specific economic outlooks, among other factors.

Expected Term

The expected term of stock options represents the weighted-average period the stock options are expected to be outstanding. For option grants that are considered to be “plain vanilla,” we have opted to use the simplified method for estimating the expected term, which calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

Expected Volatility

The expected stock price volatility assumption was determined by examining the historical volatilities of a group of industry peers, as we do not have any trading history for our common stock. We will continue to analyze the historical stock price volatility and expected term assumptions as more historical data for our common stock becomes available.

Risk-Free Interest Rate

The risk-free rate assumption was based on U.S. Treasury instruments with terms that were consistent with the expected term of the option grants.

Expected Dividends

The expected dividend yield was 0% as we have not paid, and do not expect to pay, cash dividends in the foreseeable future.

Common Stock Valuations

Our board of directors determined the fair value of the common stock underlying our stock options. The board of directors granted options to be exercisable at a price per share not less than the per share fair value of our common stock underlying those options on each grant date.

The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation model are based on future expectations combined with management judgment. Our board of directors is comprised of a majority of non-employee directors who we believe have the relevant experience and expertise to determine a fair value of our common stock on each respective grant date. In the absence of a public trading market for our common stock, our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the common stock’s fair value as of the date of each option grant, including the following factors:

•	valuations performed by an unrelated third-party specialist;

•	the prices, rights, preferences, and privileges of our preferred stock relative to the common stock;

•	our operating and financial performance;

•	current business conditions and projections;

•	the market performance of comparable publicly traded companies;

•	our history and the introduction of new products and services;

•	our stage of development;

•	the hiring of key personnel;

•

the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of the company, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability for our common stock; and

•	U.S. and global capital market conditions.

At each grant date, our board of directors reviewed any recent events and their potential impact on the estimated fair value per share of the common stock. For grants of stock awards made on dates for which there was no valuation performed by an independent valuation specialist, our board of directors determined the fair value of our common stock on the date of grant based upon the immediately preceding valuation and other pertinent information available to it at the time of grant.

Our common stock valuation models have historically utilized a market approach, which bases the valuation of our common stock on multiples of revenues, operating income, net income, and similar metrics of publicly traded companies we believe are similar to us in terms of size, product market, liquidity, financial leverage, revenues, profitability, growth and other factors. We also examine transactions in the same or similar assets at the measurement date. These transactions can include venture investments in private firms, or stock market trading prices of publicly traded companies in our industry.

We also allocate value to each class of stock using an Option Pricing Model (“OPM”), and Probability Weighted Expected Return Method (“PWERM”). The OPM treats common stock and convertible preferred stock as call options on an enterprise value, with exercise prices based on the liquidation preference of our convertible preferred stock. The common stock is modeled as a call option with a claim on the enterprise at an exercise price equal to the remaining value immediately after our convertible preferred stock is liquidated. The OPM is appropriate to use when the range of possible future outcomes is difficult to predict and thus creates highly speculative forecasts. PWERM involves a forward-looking analysis of the possible future outcomes of the enterprise. This method is particularly useful when discrete future outcomes can be predicted at a relatively high confidence level with a probability distribution. Discrete future outcomes considered under the PWERM include an IPO, as well as non-IPO market based outcomes. Determining the fair value of the enterprise using the PWERM requires us to develop assumptions and estimates for both the probability of an IPO liquidity event and non-IPO outcomes, as well as the values we expect those outcomes could yield. We apply significant judgment in developing these assumptions and estimates, primarily based upon the enterprise value we determined using the market approach, our knowledge of the business and our reasonable expectations of discrete outcomes occurring.

In determining the estimated fair value of our common stock, our board of directors also considered the fact that our stockholders could not freely trade our common stock in the public markets. Accordingly, we applied discounts to reflect the lack of marketability of our common stock based on the expected time to liquidity. The estimated fair value of our common stock at each grant date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.

The key subjective factors and assumptions used in our valuations primarily consisted of: (i) the selection of the appropriate market comparable transactions; (ii) the selection of the appropriate comparable publicly traded companies; (iii) the financial forecasts utilized to determine future cash balances and necessary capital requirements; (iv) the probability and timing of the various possible liquidity events; (v) the estimated weighted-average cost of capital; and (vi) the discount for lack of marketability of our common stock.

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually in the fourth quarter of each year.

Acquired Intangible Assets

Our intangible assets include developed technology, customer relationships, patents, and trademarks and non-compete agreements. Intangible assets are stated at cost less accumulated amortization and are amortized over their estimated useful lives using the straight-line method. Acquired intangible assets and long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset group containing these assets may not be recoverable. The estimated useful lives of intangible assets are as follows:

Estimated useful lives
Developed technology	5 to 10 years
Customer relationships	2 to 3 years
Patents and trademarks	10 years
Non-compete agreements	2 years

Income Taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the financial statements carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

A tax position can be recognized only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date and then only in an amount more likely than not to be sustained upon review by the tax authorities. We consider many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued No. 2016-02, Leases (Topic 842). The new standard states that a lessee will recognize a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statement of operations. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides clarifications and improvements to ASU No. 2016-02 including allowing entities to elect an additional transition method that permits changes to be applied by means of a cumulative-effect adjustment recorded in retained earnings as of the beginning of the fiscal year of adoption. Consequently, an entity’s reporting for the comparative periods presented in the year of adoption would continue to be in accordance with 840, Leases (Topic 840), including the disclosure requirements of ASC 840. We adopted ASC 842 effective January 1, 2022 which had a material impact on our consolidated financial statements in the amount of $4.3 million of right-of-use assets, $0.9 million current lease liabilities recorded within accrued expenses and other current liabilities, and $3.4 million of non-current lease liabilities recorded within other non-liabilities on the consolidated balance sheets. We did not record a cumulative-effect adjustment in retained earnings.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We adopted ASU 2019-12 effective January 1, 2022 which did not have a material impact on our financial statements.

In May 2021, FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. We adopted ASU 2021-04 effective January 1, 2022 which did not have a material impact on our financial statements.

Accounting Pronouncements Not Yet Adopted

In June 2016, FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326) to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. We will be required to use a forward-looking expected credit loss model for accounts receivable and other financial instruments, including available-for-sale debt securities. The standard will be effective for us beginning in 2023, with early adoption permitted. We are currently evaluating the potential impact of this standard on our consolidated financial statements.

In August 2020, FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. ASU 2020-06 is effective for public and private companies’ fiscal years beginning after December 15, 2021, and December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We are currently evaluating the timing of adoption and the impact of this ASU on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Concentration of Credit Risk

We are exposed to the credit risk of our customers. We market and sell our products worldwide and attribute revenues to the geography where product is shipped. No single direct or indirect customer accounted for 10% or more of our revenues in the nine months ended September 30, 2022.

Sales to customers in Asia accounted for approximately 35% and 32% of our revenues for the nine months ended September 30, 2022 and 2021, respectively. Sales to customers in North America accounted for approximately 34% and 32% respectively for the nine months ended September 30, 2022 and 2021, respectively, while sales to customers in Europe accounted for approximately 30% and 35% for the nine months ended September 30, 2022 and 2021, respectively. Sales to customers in other geographies accounted for approximately 1% and 1% in the nine months ended September 30, 2022 and 2021, respectively.

Concentrations in the Available Sources of Supply of Materials and Product

Although most components essential to our business are generally available from multiple sources, certain components are currently obtained from single or limited sources. We also compete for various components with other participants in the markets for motion sensing components. Therefore, many components used by us, including those that are available from multiple sources, are at times subject to industry-wide shortage and significant commodity pricing fluctuations.

We have entered into agreements for the supply of many components; however, there can be no guarantee that we will be able to extend or renew these agreements on similar terms, or at all.

Substantially all of our hardware products are manufactured by outsourcing partners that are located primarily in Europe with second source manufacturing in Asia.

Foreign Currency Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenues are denominated in Euros, U.S. dollars or Canadian Dollars. Our expenses are generally denominated in the currencies in which our operations are located, which are primarily in the Netherlands, United States and Canada. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchanges rates applicable to our business would have increased or decreased our revenues by approximately $2.2 million. Actual gains and losses in the future may differ materially from the hypothetical gains and losses discussed above based on changes in the timing and amount of foreign currency exchange rate movements.

Interest Rate Risk

We had cash and cash equivalents of $3.9 million and $11.2 million as of September 30, 2022 and December 31, 2021, respectively, consisting of bank deposits, commercial paper, U.S. government securities, corporate bonds, and money market funds. Such interest-earning instruments carry a degree of interest rate risk. To date, fluctuations in interest income have not been significant. As of September 30, 2022, we had total outstanding debt of $16.3 million as well as a deferred payout owed to the sellers of Kinduct in the amount of $5.2 million.

We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. Our exposure to interest rates relates to the change in the amounts of interest we must pay on our borrowings to the extent they are subject to variable interest rates. Our term loan with SVB bears interest at a floating rate equal to the prime rate plus 1.75% per annum or 5.0% payable monthly. Advances under our revolving credit line of credit under our SVB term loan bear interest at a floating rate equal to the prime rate or the prime rate plus 0.50% depending on whether a Streamline Period is in effect. Our Eastward Term Loan bears interest at a floating rate equal to the prime rate plus 8.25%, with a prime floor of 3.25%.

As of September 30, 2022, our borrowings were accruing interest at the variable rate because the variable rates were above the specified fixed interest rate. The effect of a hypothetical 10% change in interest rates on the fair value of outstanding debt would result in approximately $0.1 million additional interest expense on our consolidated financial statements. In November 2022, we repaid in full the Eastward Loan, SVB Loan, and TD

BCRS Revolving Line of Credit using a portion of the proceeds from the Pre-Close Facility which currently bears fixed interest at 9.25%. For more information on the structure of interest rates under our debt instruments, see “—Liquidity and Capital Resources—Debt Obligations” above.

Inflation Risk

Our results of operations and cash flows are subject to risks from inflation. We have been able to offset increased costs as a result of inflation through price increases to date. We cannot, however, be certain that we will be able to continue to offset such higher costs as a result of inflationary pressures through price increases. Our inability to do so could harm our business, financial condition, and results of operations.

MOVELLA’S EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of the proxy statement/prospectus to “Movella,” “we,” “us,” or “our” refers to Movella and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Movella and its consolidated subsidiaries following the Business Combination.

We employ a compensation philosophy intended to attract and retain individuals with the background and skills necessary to successfully execute our business model in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interest with ours, and to reward success in reaching such goals. We use three primary elements of compensation to fulfill that design: base salary, annual cash bonuses, and equity compensation awards, which are each described in more detail below.

The following discussion also contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Named Executive Officer Compensation

The following tables and accompanying narrative set forth information about the 2021 compensation provided to Movella’s principal executive officer and the two most highly compensated executive officers (other than Movella’s principal executive officer) who were serving as executive officers as of December 31, 2021. These executive officers were Ben Lee, Movella’s Chief Executive Officer, Stephen Smith, Movella’s Chief Financial Officer, and Boele de Bie, Movella’s Chief Operating Officer, and we refer to them in this section as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Ben Lee	2021	$330,000	—	$80,916	$33,876	$444,792
Chief Executive Officer
Stephen Smith(4)	2021	$66,462	$434,688	—	$4,144	$505,294
Chief Financial Officer
Boele de Bie	2021	$225,657	$103,645	$34,277	$43,531	$407,110
Chief Operating Officer

(1)

Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer during 2021 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 2 of the notes to Movella’s financial statements included in this proxy statement/prospectus. Such grant date fair market value does not take into account any estimated forfeitures related to service-vesting conditions.

(2)

The amounts in this column represent annual bonuses earned by each named executive officer in 2021 and paid in cash in 2022, based on the attainment of individual and company performance metrics as determined by the board of directors in its discretion.

(3)	Includes any cell phone reimbursement, pension contributions, employer-paid health insurance, and employer-paid lodging.
(4)	Mr. Smith commenced employment with us in October 2021 and his reported salary reflects only the amounts paid between his date of hire and December 31, 2021. His annual base salary is $270,000.

Narrative Disclosure to Summary Compensation Table

Base Salary

Each named executive officer’s base salary is a fixed component of compensation and does not vary depending on the level of performance achieved. Base salaries are determined for each named executive officer based on his or her position and responsibility. Our board of directors reviews the base salaries for each named executive officer periodically as well as at the time of any promotion or significant change in job responsibilities and, in connection with each review, our board of directors considers individual and company performance over the course of the applicable year.

Annual Cash Bonuses

Our named executive officers are eligible to receive annual cash bonuses on terms established annually by our board of directors. The target amount of the annual cash bonuses for Mr. Lee, Mr. Smith and Mr. de Bie are 50%, 30%, and 30%, respectively, of each named executive officer’s base compensation. The amount actually paid to each named executive officer may exceed or be less than the target amount. Payment of annual cash bonuses is discretionary and based in part upon performance criteria established by our board of directors. In order to receive payment of the annual cash bonus for a given calendar year, each named executive officer must be employed by us on the date of payment. For calendar year 2021, our board of directors established annual cash bonuses payable to our named executive officers that were subject to the discretion of our board of directors and based in part upon weighted performance goals established by our board of directors relating to: (i) earnings before interest, tax, depreciation, and amortization; (ii) revenue, (iii) achievement of certain sales, product, and corporate development targets and deliverables; and (iv) the successful execution of certain corporate transactions. For calendar year 2022, our board of directors expects to establish annual bonus goals based upon similar criteria. However, these criteria are subject to change and may differ from the foregoing summary. The actual annual cash bonuses awarded to each named executive officer for 2021 performance are set forth above in the 2021 Summary Compensation Table in the column titled “Nonequity Incentive Plan Compensation.”

Equity Compensation Awards

Our board of directors has, from time to time and in connection with certain executive’s offer of employment, granted equity awards under our 2009 Equity Incentive Plan (the “2009 Plan”) and our 2019 Equity Incentive Plan (the “2019 Plan” and, collectively with the 2009 Plan, the “Predecessor Plans”). We do not currently have a practice of granting periodic awards to named executive officers. We anticipate making further grants as a result of and following this transaction.

The vesting applicable to such awards, which, in some cases, included “double-trigger” acceleration upon an involuntary termination in connection with a corporate transaction, is described below in the Outstanding Equity Awards at Year-End table.

Other Benefits

We offer participation in broad-based retirement, health and welfare plans to eligible employees. In order to encourage employees, including any participating named executive officers, to save for the future, we currently maintain a plan in the United States intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “401(k) Plan”), pursuant to which employees are allowed to contribute portions of their eligible compensation into a retirement account. In the Netherlands, we provide a defined contribution retirement plan, with our obligations limited to the payment of contributions.

Employment, Severance and Change in Control Agreements

We maintain employment agreements or offer letters with each of our named executive officers, either directly or, in the case of Boele de Bie, through one of our subsidiaries. Executive employment agreements generally provide for an annualized base salary (as described further above under “—Named Executive Officer Compensation—Base Salary”), annual cash incentive bonuses (as described further above under “—Named Executive Officer Compensation—Annual Cash Bonuses”) and eligibility to participate in our benefit plans and programs.

In connection with the Business Combination, we expect to put in place standardized and customary change in control and severance arrangements with our named executive officers which are expected to provide for certain cash benefits upon an involuntary termination, and cash and equity acceleration benefits upon an involuntary termination in connection with a change in control. However, the specific nature of these arrangements is under review and may change.

2009 and 2019 Equity Incentive Plan

Movella adopted the 2009 Plan and 2019 Plan for its employees, consultants, and directors who perform services. Set forth below is a summary of the material features of the Predecessor Plans. This summary is qualified in its entirety by reference to the complete text of the Predecessor Plans, copies of which will be included as an exhibit to this proxy statement/prospectus.

The 2009 Plan has been terminated in accordance with its terms, and no additional awards will be issued thereunder. Upon the closing of the Business Combination, and upon the effective date of our new Stock Incentive Plan, the 2019 Plan will be terminated and no additional awards will be issued thereunder.

Upon the Stock Incentive Plan’s effective date, shares reserved for issuance under the 2019 Plan and not subject to outstanding awards will become available for issuance under the Stock Incentive Plan as described under in the Stock Incentive Plan Proposal. In addition, as a result of and upon the closing of the Business Combination, each outstanding stock option under the Predecessor Plans will be cancelled in exchange for a rollover stock option under the Stock Incentive Plan as described in the Business Combination Proposal.

General

The Predecessor Plans provided for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (including the Code); (ii) stock options that do not qualify as incentive stock options (“nonstatutory options,” and together with incentive stock options, “options”); and (iii) other types of stock awards (referred to collectively herein with the options as the “awards”), to employees, consultants, and non-employee directors of our subsidiaries.

Administration

Movella’s board of directors, or a committee thereof (as applicable, the “Administrator”), administers the Predecessor Plans pursuant to their terms and all applicable state, federal, or other rules or laws. The Administrator has the power to determine to whom and when awards will be granted, determine the amount of awards, proscribe and interpret the terms and provisions of each award agreement (the terms of which may vary), accelerate the exercise or settlement terms of an award, delegate duties under the Predecessor Equity Plans, and execute all other responsibilities permitted or required under the Predecessor Equity Plans.

Awards

Under the Predecessor Plans, eligible persons have received options including: (i), for employees only, incentive stock options intended to comply with section 422 of the Code; and (ii) nonstatutory options. The exercise price of each option granted under each Predecessor Plan is stated in the applicable option agreement and may vary; however, the exercise price for an option must not be less than the fair market value per share of the common stock as of the date of grant (or 110% of the fair market value for certain incentive options). Options may be exercised as the Administrator determines, but not later than 10 years from the date of grant. The Administrator will determine the methods and form of payment for the exercise price of an option (including, in the discretion of the Administrator, payment in our Common Stock or other property) and the terms and conditions pursuant to which our Common Stock will be delivered to a participant. The Administrator may modify, extend, or renew outstanding options and may grant new options in substitution or exchange for any other options granted under the Predecessor Plans.

Outstanding Equity Awards at Year-End

			Option Awards
			Number of Securities Underlying Unexercised Options
Name	Grant Date		Exercisable (#)	Unexercisable(#)	Exercise Price ($)	Expiration Date
Ben Lee	2/4/2013		1,584,803	0	$0.30	2/3/2023
	6/5/2014		722,384	0	$0.37	6/4/2024
	12/11/2014		12,000	0	$0.30	12/10/2024
	12/3/2020	*(1)	573,750	956,250	$0.93	12/2/2030
Stephen Smith	10/21/21	*(2)	0	800,000	$1.58	10/20/2031
Boele de Bie	1/25/2018	(3)	195,833	54,167	$0.76	1/24/2028
	4/22/2021	*(4)	41,666	208,334	$0.93	4/21/31

*

Option is subject to double-trigger acceleration such that 50% of the unvested portion of the option shall vest upon the holder’s involuntarily termination for reasons other than cause within the 12 months following a deemed liquidation event (as defined in our restated certification of incorporation, as amended from time to time).

(1)	Option vests in equal monthly installments over a 48-month period beginning on June 3, 2020.
(2)	25% of the option vests on October 4, 2022, with the remaining 75% vesting in equal monthly installments thereafter for 36 months.
(3)	20% of the option vested on January 1, 2019, with the remaining 80% vesting in equal monthly installments thereafter for 48 months.
(4)	Option vests in equal monthly installments over a 48-month period beginning on April 22, 2021.

Director Compensation

2021 Director Compensation

The table below summarizes the compensation of each person serving as a non-employee director in the year ending on December 31, 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Stuart Huizinga	—	126,078	—	126,078
Brent Lang	—	126,078	—	126,078
Patricia Ross	—	126,078	—	126,078
Weijie Yun	—	41,458	6,000	47,458
Joe Zhou	—	—	—	—
Wen Hsieh	—	—	—	—

(1)	Our directors did not receive any cash compensation for their service on our board in 2021.
(2)	Amounts represent the aggregate grant date fair value of the stock options awarded to the directors during 2021 determined in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 2 of the notes to Movella’s financial statements included in this proxy statement/prospectus. Such grant date fair market value does not take into account any estimated forfeitures related to service-vesting conditions.

The following table summarizes the equity awards outstanding on December 31, 2021, for each non-employee director:

Name	Option Awards (#)
Stuart Huizinga	200,000
Brent Lang	200,000
Patricia Ross	200,000
Weijie Yun	435,000

Non-Employee Director Compensation

We have not historically paid cash retainers or other compensation with respect to service on our board of directors. We have reimbursed (and will continue to reimburse) all of our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of our board of directors.

In addition, we have adopted, and expect New Movella to adopt in connection with the closing of the Business Combination, a non-employee director compensation policy that will become effective upon the closing of the Business Combination and consists of annual retainer fees and long-term equity awards for our non-employee directors.

Under the non-employee director compensation policy and in connection with the closing of the Business Combination, each non-employee director will receive a grant of RSUs (each an “Initial RSU Award”) under the 2022 Plan covering New Movella common stock with an aggregate fair market value of $250,000 determined at the date of grant. Subject to the holder’s continued service, each Initial RSU Award shall vest as to 1/3 of the total number of shares subject to the Initial RSU Award on the earlier of the first anniversary of the date of grant or the next annual meeting of shareholders, and in each of the next two calendar years following the year of the initial vesting date, 1/3 of the total number of shares shall vest on the earlier of the one-year anniversary of the prior annual meeting of shareholders or the current year annual meeting of shareholders. However, for each non-employee director who joins the New Movella board prior to the date such RSUs may be issued under applicable U.S. securities laws, for purposes of determining the applicable vesting schedule, the date on which the non-employee director joins the New Movella board (or if later, the effective date of the non-employee director compensation policy), shall be treated as the date of grant of the award. Each Initial RSU Award shall become 100% vested if a change in control as defined in the 2022 Plan occurs during such director’s service.

In addition, under the non-employee director compensation policy, following the conclusion of each regular annual meeting of shareholders, commencing with the 2023 annual meeting, each non-employee director who has served as a director for at least 6 months and who will continue serving as a member of the board of directors thereafter shall receive a grant of RSUs (each an “Annual RSU Award”) under the 2022 Plan covering New Movella common stock with an aggregate grant date fair market value of $100,000. Each Annual RSU Award shall become fully vested, subject to the applicable non-employee director’s continued service as a director, on the earliest of the one-year anniversary of the date of grant, the next annual meeting of shareholders following the date of grant or the consummation of a change in control as defined in the Stock Incentive Plan.

The non-employee director compensation policy also contemplates the following cash components, to be paid in quarterly installments in arrears following the end of each quarter in which the service occurred, and pro-rated for any partial months of service.

•	All Non-Employee Directors: $40,000

•	Non-Executive Chair or Lead Independent Director: $20,000

•	Annual Committee Chair:

•	Audit: $15,000

•	Compensation: $10,000

•	Nominating and Corporate Governance: $8,000

•	Non-Chair Committee Member:

•	Audit: $7,000

•	Compensation: $5,000

•	Nominating and Corporate Governance: $4,000

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Pathfinder ordinary shares as of the record date and (ii) expected beneficial ownership of New Movella’s common stock immediately following the Closing, assuming that no public shares of Pathfinder are redeemed, and alternatively that the maximum number of public shares of Pathfinder are redeemed, by:

•	each person known by Pathfinder to be the beneficial owner of more than 5% of Pathfinder’s outstanding ordinary shares on the record date;

•	each person known by Pathfinder who may become a beneficial owner of more than 5% of New Movella’s outstanding Common Stock immediately following the Business Combination;

•	each person who will become an executive officer or director of the Post-Combination Company; and

•	all executive officers and directors of Pathfinder as a group pre-Business Combination and all executive officers and directors of the Post-Combination Company.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under these rules, beneficial ownership also includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options, within 60 days. In the table below, shares subject to warrants or options that are currently exercisable or exercisable within 60 days of November 30, 2022 are considered outstanding and beneficially owned by the person holding such warrants, options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Amounts in table assume 72,500,000 shares outstanding as of the closing of the Business Combination, assuming no redemptions, and 47,300,000 shares outstanding assuming maximum redemptions and assuming no Class A ordinary shares were purchased by FP in the Tender Offer and that 7,500,000 shares of New Movella Common Stock are issued to FP pursuant to the FP Private Placement. Amounts reflected below do not give effect to any outstanding Public Warrants. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to Pathfinder, Pathfinder believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address for the directors, executive officers, and 5% holders of Pathfinder is c/o Pathfinder, 1950 University Avenue, Suite 350, Palo Alto, CA 94303 and the business address of directors, executive officers, and 5% holders of Movella is Suite 110, 3535 Executive Terminal Drive, Henderson, NV 89052.

	Before the Business Combination(1)		After the Business Combination(1)
			No Redemption		With Maximum Redemption
Name and Address of Beneficial Owner	Number of Shares	Percent Owned	Number of Shares	Percent Owned	Number of Shares	Percent Owned
Pathfinder Directors and Executive Officers Pre- Business Combination:
Richard Lawson(1)	8,050,000	19.8%	4,025,000	5.6%	4,025,000	8.5%
David Chung	8,050,000	19.8%	4,025,000	5.6%	4,025,000	8.5%
Lindsay Sharma	8,050,000	19.8%	4,025,000	5.6%	4,025,000	8.5%
Lance Taylor	8,050,000	19.8%	4,025,000	5.6%	4,025,000	8.5%
Hans Swildens	8,050,000	19.8%	4,025,000	5.6%	4,025,000	8.5%
J. Steven Young	8,050,000	19.8%	4,025,000	5.6%	4,025,000	8.5%
Steve Walske	25,000	*	25,000	*	25,000	*
Omar Johnson	25,000	*	25,000	*	25,000	*
Paul Weiskopf	25,000	*	25,000	*	25,000	*
All executive officers and directors of Pathfinder as a group (9) individuals)	8,125,000	20.0%	4,100,000	5.7%	4,100,000	8.7%

	Before the Business Combination(1)		After the Business Combination(1)
			No Redemption		With Maximum Redemption
Name and Address of Beneficial Owner	Number of Shares	Percent Owned	Number of Shares	Percent Owned	Number of Shares	Percent Owned
5% Holders of Pathfinder Pre-Business Combination:
Pathfinder Acquisition LLC	8,050,000	19.8%	4,025,000	5.6%	4,025,000	8.5%
FP Credit Partners, L.P.(2)	7,500,000	18.5%	8,500,000	11.7%	8,500,000	18.0%
Directors and Executive Officers of Post-Business Combination Company:
Ben Lee(3)	—	—	1,694,573	2.3%	1,694,573	3.5%
Stephen Smith(1)(4)	—	—	1,222,067	*	1,222,067	*
Boele de Bie	—	—	175,471	*	175,471	*
Wen Hsieh(1)(5)	—	—	5,357,020	7.4%	5,357,020	11.3%
Stuart Huizinga(6)	—	—	30,517	*	30,517	*
Brent Lang(6)	—	—	30,517	*	30,517	*
Patricia Ross(6)	—	—	30,517	*	30,517	*
Weijie Yun(7)	—	—	91,550	*	91,550	*
Joe Zhou(1)(8)	—	—	1,789,725	2.5%	1,789,725	3.8%
FP Director Designee (2)	7,500,000	18.5%	8,500,000	11.8%	8,500,000	18.0%
David Chung	8,050,000	19.8%	4,025,000	5.6%	4,025,000	8.5%
Directors and Executive Officers of New Movella as a group (11 individuals)	15,550,000	38.3%	21,774,124	29.6%	21,774,124	45.0%
5% Holders Post-Business Combination:
Pathfinder Acquisition LLC	8,050,000	19.8%	4,025,000	5.6%	4,025,000	8.5%
FP Credit Partners, L.P.(2)	7,500,000	18.5%	8,500,000	11.7%	8,500,000	18.0%
KPCB Holdings, Inc.(5)	—	—	5,357,020	7.4%	5,357,020	11.3%
Gamnat Pte Ltd(9)	—	—	4,106,833	5.7%	4,106,833	8.7%
TSMC Partners, Ltd.(10)	—	—	3,092,365	4.3%	3,092,365	6.5%
Columbia Seligman Communications and Information Fund(11)	—	—	2,937,340	4.1%	2,937,340	6.2%
Beijing E-Town Prosperity Semiconductor Industrial Investment(12)	—	—	2,349,872	3.2%	2,349,872	5.0%

*	Less than 1%.
(1)

Unless otherwise noted, interests shown for Pathfinder directors and executive officers and Pathfinder Acquisition LLC Pre-Business Combination consist solely of Class B ordinary shares of Pathfinder, which will automatically convert into shares of New Movella Common Stock on a 1:1 basis in connection with the Domestication. Interests shown for other Pathfinder holders Pre-Business Combination consist solely of Class A ordinary shares of Pathfinder, which will automatically convert into shares of New Movella Common Stock on a 1:1 basis in connection with the Domestication. Interests shown Post-Business Combination reflect shares of New Movella Common Stock.

(2)

Assumes no Class A ordinary shares were purchased by FP in the Tender Offer and that 7,500,000 shares of New Movella Common Stock are issued to FP pursuant to the FP Private Placement. The number of shares held post-Business Combination also includes the issuance by New Movella to FP of 1,000,000 shares of New Movella Common Stock at the Effective Time, subject to and conditioned upon the Business Combination occurring and the full deemed funding of the VLN Facility. In addition, FP has agreed to purchase from Pathfinder an amount of New Movella Common Stock equal to the difference between $75 million and the amount purchased by FP in the Tender Offer in the FP Private Placement, which would occur substantially concurrently with the Merger. The business address of FP Credit Partners, L.P. is 1114 Avenue of the Americas, 15th Floor New York, NY 10036. Scott Eisenberg, the managing director of FP Credit Partners GP Management, LLC, the general partner of FP, exercises shared voting and dispositive control over the shares held by FP. Mr. Eisenberg disclaims beneficial ownership of all shares held by FP except to the extent of his pecuniary interest therein. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to cause FP to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the scheduled contractual return of the VLN Facility upon repayment or refinancing event.
(3)

Consists of (i) 1,011,031 shares of Movella common stock (on an as-converted basis) and (ii) 683,542 shares of Movella common stock (on an as-converted basis) subject to stock options exercisable within 60 days of November 30, 2022.

(4)	Consists of 122,067 shares of Movella common stock (on an as-converted basis) subject to stock options exercisable within 60 days of November 30, 2022.
(5)

Consists of 4,995,957 shares of Movella common stock held by Kleiner Perkins Caufield & Byers XIII, LLC (“KPCB XIII”) and 361,063 shares held by individuals and entities associated with Kleiner Perkins Caufield & Byers (“KPCB”). All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such individuals and entities. The managing member of KPCB XIII is KPCB XIII Associates, LLC (“KPCB XIII Associates”). L. John Doerr, Raymond J. Lane, Theodore E. Schlein and Brook H. Byers, the managing members of KPCB XIII Associates, exercise shared voting and dispositive control over the shares held by KPCB XIII. Such managing members and Wen Hsieh disclaim beneficial ownership of all shares held by KPCB XIII except to the extent of their pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.

(6)	Consists of 30,517 shares of Movella common stock (on an as-converted basis) subject to stock options exercisable within 60 days of November 30, 2022.
(7)	Consists of 87,482 shares of Movella common stock (on an as-converted basis) subject to stock options exercisable within 60 days of November 30, 2022.
(8)

Consists of 1,789,725 shares of New Movella Common Stock held by Keytone Ventures II, L.P. (“Keytone”). Mr. Zhou serves as the managing member of Keytone and may be deemed to exercise shared voting and dispositive control over the shares held by Keytone. Mr. Zhou disclaims beneficial ownership of all shares held by Keytone except to the extent of his pecuniary interest therein. The principal business address for all entities and individuals affiliated with Keytone is 488 Northeast 18th St., Unit 3012, Miami, FL 33132.

(9)

Gamnat Pte Ltd. shares the power to vote and the power to dispose of these shares with GIC Asset Management Pte. Ltd. (“GAM”) and GIC Pte. Ltd. (“GIC”), both of which are private limited companies incorporated in Singapore. GAM is wholly owned by GIC and is the public equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address of this shareholder is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(10)

FANG Shu-Hua and HUANG Jen-Chau are directors of TSMC Partners, Ltd. (“TPL”) and exercise jointly voting and dispositive control over the shares held by TPL. The registered address of TPL is Portcullis Chambers, 4th Floor, Ellen Skelton Building, 3076 Sir Francis Drake Highway, Road Town, Tortola, British Virgin Island VG1110.

(11)

Columbia Management Investment Advisers, LLC (“CMIA”) is the investment manager of Columbia Seligman Technology and Information Fund (the “Columbia Fund”) and therefore exercises voting and dispositive control over the shares held by Columbia. Paul Wick is portfolio manager of the Columbia Fund and therefore may be deemed to exercise ultimate investment power of the securities held by the Columbia Fund. Such individual disclaims beneficial ownership of all shares held by the Columbia Fund except to the extent of their pecuniary interest therein. The business address of the Columbia Fund is 290 Congress Street, Boston, MA 02210.

(12)

Beijing Prosperity Xincheng Equity Investment Center (LLP) is the general partner of Beijing E-Town Prosperity Semiconductor Industrial Investment Center (LLP) (“Beijing E-Town”) and exercises voting and dispositive control over the shares held by Beijing E-Town. Mr. Wang Yi is the major shareholder and beneficial owner of Beijing Prosperity Xincheng Equity Investment Center (LLP). Such individual disclaims beneficial ownership of all shares held by Beijing E-Town except to the extent of their pecuniary interest therein. The business address of Beijing E-Town is Unit 401, China World Tower 1, No. 1, Jianguomenwai Avenue, Beijing 100004, People’s Republic of China.

MANAGEMENT OF NEW MOVELLA AFTER THE BUSINESS COMBINATION

Executive Officers, Directors and Key Employees After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New Movella will be managed by or under the direction of the New Movella Board. We currently expect that the New Movella Board will be comprised of seven directors, with the majority of such directors to include current directors of Movella. In addition, David Chung is expected to be the director designee appointed by Pathfinder and Eric Salzman is expected to be the director designee appointed by FP. The following table sets forth certain information as of December 2, 2022 regarding the persons who are currently expected to serve as executive officers and directors of New Movella upon the consummation of the Business Combination, subject to the designation of the director nominees of Pathfinder and FP, as well as certain key employees who are expected to continue to make significant contributions to the business of New Movella.

Name	Age	Position
Executive Officers
Ben A. Lee	57	President, Chief Executive Officer, Director
Stephen Smith	64	Chief Financial Officer
Boele de Bie	61	Chief Operating Officer
Non-Employee Directors
Wen Hsieh	49	Director
Stuart Huizinga	60	Director
Brent Lang	54	Director
Patricia Ross	57	Director
David Chung	55	Director
Eric Salzman	55	Director
Key Employees
Vijay Nadkarni	62	Chief Technology Officer
Geoffrey M. Charubin	55	Chief of Staff
Travis L. McDonough	51	Vice President Business Development, Sports & Health
Chris-Jan Hoogsteen	48	Vice President Sales & Marketing
Peter Xie	59	Vice President Sensor Modules
Bernie Chong	52	Vice President Finance & Administration
Arnold Bosgoed	50	Senior Director Finance
Dennis Calderon	55	General Counsel

Executive Officers

Ben A. Lee. Upon consummation of the Business Combination, Mr. Lee will serve as President and Chief Executive Officer of New Movella, as well as a member of the New Movella Board. Mr. Lee has served as President and Chief Executive of Movella, and as a director of Movella’s board of directors, since January, 2013. Over the past 25 years, Mr. Lee has held senior management roles in the technology industry. Prior to Movella, he served as Senior Vice President of Worldwide Sales at Cypress Semiconductor Corporation. Prior to Cypress, he served as Vice President of Worldwide Sales at Trident Microsystems and Chief Operating Officer at Apexone Microelectronics. Mr. Lee has also served as Vice President Asia Pacific Sales at Altera Corporation, General Manager of China at National Semiconductor Corporation and Vice President of Worldwide Marketing at Chartered Semiconductor Manufacturing. Mr. Lee began his career as a System Integration Engineer at IBM’s Federal Systems Division in New York. He holds a BSEE from California Polytechnic State University, San Luis Obispo, and an MBA from Golden Gate University, San Francisco. We believe Mr. Lee is qualified to serve on the New Movella Board because of his extensive experience as an executive in the technology industry.

Stephen Smith. Upon consummation of the Business Combination, Mr. Smith will serve as Chief Financial Officer of New Movella. Mr. Smith has served as Chief Financial Officer of Movella since October 2021. Prior to joining Movella, Mr. Smith served as Executive Vice President and Chief Financial Officer of Inseego Corp. (Nasdaq: INSG), a developer and supplier of wireless broadband technology products and services, from August 2017 to December 2020. Prior to that, he served in executive roles in multiple SaaS, medical technology and technology device businesses, including serving as interim Chief Financial Officer of TetraVue Inc., a developer of high definition 4D LIDAR technology, from May, 2016 to August, 2017, and serving as Chief Financial Officer and Head of Operations for Micropower Technologies, a private equity-backed business engaged in the development and sale of platforms enabling extreme low-power wireless video surveillance systems, from 2012 to 2016. From 2005 to 2012, Mr. Smith ran his own consulting business and also served as President of XiTron Technologies, a development stage biotech firm that was sold to ImpediMed Ltd., a publicly-traded medical device company, in 2007. From 1999 to 2005, Mr. Smith served as Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation, a publicly-traded semiconductor company that designs network and embedded power architecture, optical transport and storage solutions. Mr. Smith holds a Bachelor of Science degree in Accounting from Arizona State University.

Boele de Bie. Upon consummation of the Business Combination, Mr. de Bie will serve as Chief Operating Officer of New Movella. Mr. de Bie has served as Chief Operating Officer of Movella since March, 2021. He is responsible for all operations of business units and product lines at Movella globally. Prior to that, Mr. de Bie served as General Manager of Xsens Holding B.V., a subsidiary of Movella, from January, 2018, and Integration Manager of Movella from October, 2017. Over the past 25 years, Mr. de Bie has had held roles in general management, sales, and product management in international operating companies primarily in high-tech products and systems. Prior to joining Movella, Mr. de Bie held several roles as CEO of start-ups and growth companies within Philips Consumer Electronics in Asia, and in companies in The Netherlands, in emerging technology domains. Mr. de Bie holds an MS degree in Engineering from Delft University and an MBA from Indiana University, Kelley School of Management.

Non-Employee Directors

Wen Hsieh. Upon the consummation of the Business Combination, Mr. Hsieh will serve as a member of the New Movella Board. Mr. Hsieh has served on Movella’s board of directors since September, 2009. Mr. Hsieh serves as a Managing Member of Kleiner Perkins Caufield & Byers, a venture capital firm he joined in 2006. Mr. Hsieh currently serves on the boards of directors of numerous private companies and Desktop Metal, Inc. (NYSE: DM), a designer and seller of 3D printing systems, since April 2016, as well as Amprius Technologies, Inc. (NYSE: AMPX), a manufacturer of high-energy and high-power lithium-ion batteries. Mr. Hsieh holds a B.S., M.S. and Ph.D. from California Institute of Technology. We believe Mr. Hsieh is qualified to serve on the New Movella Board due to his extensive experience in identifying, investing in and building next-generation technologies and companies.

Stuart Huizinga. Upon the consummation of the Business Combination, Mr. Huizinga will serve as a member of the New Movella Board. Mr. Huizinga has served on Movella’s board of directors since November, 2021. He has been a member of the board of directors and audit committee chair of QuinStreet, Inc. (NASDAQ: QNST), a digital performance marketing company, since April, 2015. Mr. Huizinga currently serves as the Chief Financial Officer of Apollo Neuroscience, Inc., a wearable health technology company. From August 2018 to February 2020, Mr. Huizinga served as Chief Financial Officer of ACME Technologies, Inc., a cloud-based SaaS platform company. Huizinga served as Chief Financial Officer of Sun Basket, Inc., a healthy meal-kit subscription company, in 2017. From 2000 to 2016, Mr. Huizinga served as Senior Vice President and Chief Financial Officer at eHealth, Inc. (NASDAQ: EHTH), an online health insurance brokerage. From 1984 to 2000, Mr. Huizinga served at various positions, including Partner at Arthur Andersen LLP in the firm’s audit business unit, where he also served as a worldwide expert within the firm’s technology practice, primarily in the software and Internet sectors. He is a Certified Public Accountant (inactive) in the State of California. Mr. Huizinga holds a B.S. in Business Administration from San Jose State University. Mr. Huizinga possesses substantial expertise in public company reporting, auditing, and financial accounting. With over 16 years of executive leadership experience at a publicly-held Internet company, we believe Mr. Huizinga is qualified to serve on the New Movella Board due to his deep knowledge of the online marketing and e-commerce industry, which we believe is valuable to the New Movella Board’s oversight of New Movella’s business, strategy, and operations.

Brent Lang. Upon the consummation of the Business Combination, Mr. Lang will serve as a member of the New Movella Board. Mr. Lang has served on Movella’s board of directors since November, 2021. Mr. Lang presently serves as a Strategic Advisor to Stryker Corporation, a multinational medical technologies corporation. From June, 2013 until February, 2022, he served as President, Chief Executive Officer and Director of Vocera Communications, Inc. (NYSE: VCRA), a healthcare clinical communication and workflow platform which was acquired by Stryker in February 2022. He also served in other executive roles with Vocera since June 2001. He currently serves, and has served since May, 2018, as a Director of USA Gymnastics. Mr. Lang has worked for 3Com Corporation, a networking company, from September 1995 to June 2001, and at Monitor Company, Inc., a consulting firm, advising Fortune 500 companies, from June 1991 to June 1993. Mr. Lang earned a BS degree in Industrial and Operations Engineering from the University of Michigan and an MBA degree from the Stanford University Graduate School of Business. We believe Mr. Lang is qualified to serve as a member of the New Movella Board based on his strategic advisory, healthcare industry, and business and engineering background, as well as his financial expertise and his extensive corporate management experience at Vocera and other companies.

Patricia Ross. Upon the consummation of the Business Combination, Ms. Ross will serve as a member of the New Movella Board. Ms. Ross has served on Movella’s board of directors since November, 2021. Ms. Ross currently serves as Founder and Principal of PMR Consulting, LLC, a management consulting company. She is an accomplished Senior Executive who leverages her experience, leadership acuity, and definitive record, positioning her as a go-to global strategist in the consumer product industry. Ms. Ross most recently served Apple (NASDAQ: AAPL) as an Executive Advisor for the People organization, where she delivered talent management, retention, inclusion, and diversity strategies across all US and global divisions from November 2019 to February 2020. From 1992 to March 2017, Ms. Ross spent her career with Nike (NYSE: NKE), where she dedicated over 34 years in strategy, process re-engineering, operations, and general management roles, including GM, Asia Pacific Equipment; Senior Director, Global Footwear; VP, Global Product Process Innovation, and VP in Global Operations, Innovation & Technology. She was trusted and relied upon to start up new divisions, functional units, and incubators, charged with implementing change, innovation, and growth. In addition to her professional contributions at Nike, Ms. Ross spearheaded value initiatives such as the first e-commerce B2B website for retailers, Nike’s Product Creation Center of Excellence, Nike’s Workplace of the Future, and the Women of Nike Diversity Network.

Ms. Ross holds a Bachelor of Applied Science degree in Marketing and Finance from Portland State University, a coaching certification in Executive Leadership Development from The Hudson Institute of Coaching, and an Advanced Management certificate in Business Administration and General Management from Harvard Business School. As a global executive, Ms. Ross brings knowledge of public board governance through current board experience, prior interactions with boards and committees as an executive, and the formal training and graduate of the Executive Board Education Certification from Harvard Business School and NACD Directorship Certified™ from the National Association of Corporate Directors. In addition to growing and reshaping organizations as a strategic advisor and operations leader, Ms. Ross is active in various professional boards and speaking engagements. As a current board member, Ms. Ross serves on the Compensation and Chair of the ESOP Committees of MMC Corp, Chair of the Nominating and Governance Committee and member of the Compensation Committee of Nautilus Inc. (NYSE: NLS) and Chair of the Nominating and Governance and member of the Compensation Committees of Movella. She is also an active member of the National Association of Corporate Boards (NACD), Athena Alliance, WomenExecs on Boards, and Women Corporate Directors (WCD), and the International Coaching Federation (ICD), where she is committed to the professional development of executives of all ages. We believe Ms. Ross’s considerable experience in consumer products, corporate governance, talent development, and operations expertise, as well as her experience serving on the board and the board committees of other companies, makes her qualified to serve on the New Movella Board.

David Chung. Chief Executive Officer of Pathfinder since December 2020 and Director of Pathfinder since February 2021, is a Partner and Co-Chief Investment Officer of HGGC, where he has led the extension of HGGC’s core middle-market private equity strategy to include public/private crossover strategies such as take-private transactions, PIPEs and toehold investments in publicly traded companies. He has over 25 years of experience as a private equity, public equity and crossover public/private investor and dealmaker, through which he has developed a distinctive wide-angle experience set and expertise as an engaged financial sponsor and partnership-oriented investor across the public-private spectrum. He has led or actively participated in a large number of transactions and investments involving private and public companies at different stages of growth across a wide range of industries, including Technology, Software, Technology-enabled Products and Services, Business Services and Consumer. Prior to joining HGGC in December 2016, Mr. Chung was an independent crossover private equity and public market investor through Arrowhead Holdings LLC since January 2013, a Partner at Blum Capital Partners (a hybrid private equity and public equity investment firm) from 2006 to 2012, Managing Member of Perspective Value Partners (startup public/private hybrid investment firm) from 2005 to 2006, a Partner at Standard Pacific Capital (a global long/short hedge fund) from 2002 to 2004, and a Director at KKR (a global private equity firm) from 1995 to 2002. Mr. Chung also served on the board of directors of Blucora, Inc. (NASDAQ: BCOR) from 2013 to 2017 as an independent director. Earlier in his career, he was a strategy consultant at McKinsey & Company and an investment banker at Hambrecht & Quist Inc., which specialized in initial public offerings, follow-on offerings and M&A transactions for emerging growth Technology and Healthcare companies. Mr. Chung is a graduate of Harvard College, where he graduated magna cum laude, and Harvard Business School, where he graduated with high distinction as a Baker Scholar.

Eric Salzman. Upon the consummation of the Business Combination, Mr. Salzman will serve as a member of the New Movella Board. Mr. Salzman currently serves as the Chief Executive Officer of Safeguard Scientifics, Inc. (NASDAQ: SFE), an investment firm, which he joined in April, 2020. From October, 2018 to February, 2022, Mr. Salzman served as the chairman of the board of SolAero Technologies Corp., a leading manufacturer of satellite solar array panels serving the defense and communications industry. He has served as Managing Director of SarniHaan Capital Partners LLC, a consulting and advisory firm, since August, 2011. Mr. Salzman has a 25-year track record partnering with public and private growth companies as an investor, board member, and strategic advisor. He has worked in M&A, restructuring, and growth and special situations investing at several investment banks and private equity funds, including Credit Suisse and Lehman Brothers. His industry experience includes technology, software, communications, defense, medical devices, manufacturing, and business services. Since 2008, Mr. Salzman has served as an independent director, executive chairman, non-executive chairman, audit committee chairman, compensation committee chairman, and M&A committee chairman at over 25 public and private companies, including portfolio companies of Carlyle Group, Blackstone, and Francisco Partners. Past board positions include Zenefits, Carnegie Learning, ColorEdge, Capstone Nutrition, FragranceNet, Centinel Spine, ASG Technologies, Sorenson Communications, Syncardia Systems, ShoreTel, and Firth Rixson. He currently serves as an independent director, member of the Audit Committee, and Chairman of the Compensation Committee at 8x8, Inc. (NASDAQ: EGHT). Mr. Salzman earned a B.A. with Honors from the University of Michigan and an MBA from Harvard University. We believe Mr. Salzman is qualified to serve on the New Movella Board due to his expertise in capital markets, technology, M&A, and corporate governance.

Key Employees

Vijay Nadkarni. Upon the consummation of the Business Combination, Mr. Nadkarni will serve as Chief Technology Officer for New Movella. Mr. Nadkarni has served as Movella’s Chief Technology Officer since January, 2021. Since joining Movella, Mr. Nadkarni has been responsible for the company’s technology strategy advancement and the alignment of the company’s business goals and strategic plan with its technological vision and roadmap, encompassing AI, SaaS, and motion sensing. Mr. Nadkarni has over 25 years in technology leadership and management across a wide range of industries. Prior to Movella, he served from January, 2019 to December, 2020 as VP of Artificial Intelligence at Tech Mahindra, where he headed its AI Practice across 10 diverse verticals. Before that, from August, 2016 to December, 2018, Mr. Nadkarni was VP of Artificial

Intelligence at Visteon, with ownership of AI across its product lines, notably autonomous driving and infotainment. A veteran of Silicon Valley, Mr. Nadkarni has co-founded multiple startups in AI, motion-analytics and cloud, including Veraz Networks, a VoIP company that had an initial public offering on NASDAQ, Wellcore, a pioneer in fall-detection wearables, and Mobiplex, a leader in real-time remote coaching and sports/fitness analytics. Mr. Nadkarni has an MBA and MS in Electrical Engineering, both from Northwestern University, and a BS in Electrical Engineering from IIT-Bombay.

Geoffrey M. Charubin. Upon the consummation of the Business Combination, Mr. Charubin will serve as Chief of Staff for New Movella. Mr. Charubin has served as Movella’s Chief of Staff since September, 2020, and as Movella’s Director of Sales, Americas and EMEA from August, 2018, to September. 2020. Since joining Movella, Mr. Charubin has played a critical role in the company’s growth by driving increased efficiency and productivity with the executive team. He has a direct impact on productivity by streamlining strategic planning, overseeing program management, and communicating objectives across the company’s functional groups. Mr. Charubin has over 20 years of senior management experience in high-tech that spans leading business units, global sales channels, and worldwide marketing teams. Prior to Movella, from August, 2016, to June 2018, Mr. Charubin served as Vice President of Business Development at Ten Degrees, a SaaS indoor micro-location provider. Prior to Ten Degrees, he served in a variety of leadership roles at Cypress Semiconductor, including Vice President of Worldwide Distribution, Vice President of Global Marketing and Applications, and Managing Director of the PC Clock Business Unit. Mr. Charubin began his career as a programmer at IBM’s International Procurement Office and Distribution Center (IPODC) in Boulder, Colorado. He holds a BS in Electrical and Computer Engineering from the University of Colorado in Boulder, and an MBA from Santa Clara University.

Travis L. McDonough. Upon the consummation of the Business Combination, Dr. McDonough will serve as Vice President of Business Development, Sports & Health, and President of Movella Canada for New Movella. Dr. McDonough has served as Movella’s Vice President of Business Development, Sports & Health, and President of Movella Canada since September, 2020. Prior to joining Movella, Dr. McDonough was Founder and CEO of Kinduct Technologies, a sports tech data and analytics company acquired by Movella in 2020, from September, 2012, to December, 2020. Dr. McDonough has over 20 years of experience in the sports and healthcare tech industry. He has dedicated his entire career toward sparking innovation and driving improvement in the sports, health, and wellness industries, helping to shape the modern human performance space. Dr. McDonough holds a BS in Kinesiology from Dalhousie University and a Doctor of Chiropractic degree from Canadian Memorial Chiropractic College.

Chris-Jan Hoogsteen. Upon the consummation of the Business Combination, Mr. Hoogsteen will serve as Vice President of Sales & Marketing for New Movella. Mr. Hoogsteen has served as Movella’s Vice President of Sales & Marketing since November, 2020.Since joining Movella, Mr. Hoogsteen has been responsible for all commercial activities, including sales, marketing, and business development for the company. Mr. Hoogsteen has over 20 years of international sales & marketing leadership experience, serving in several CCO, CRO and MD roles across a wide range of business sectors. Prior to Movella, Mr. Hoogsteen served from September, 2014, to October, 2017, as CCO and member of the Executive Board and MD in Spain, Italy, and the Philippines of MeteoGroup, one of world’s leading big data private weather companies, where he successfully transformed teams, delivering growth. At MeteoGroup, Mr. Hoogsteen also served as S&M Director and Operational and R&D Director for The Netherlands and Belgium from January, 2010, to September, 2014. Prior to MeteoGroup, he served as Regional Sales & Marketing Director for Central and North Europe at Honeywell, based in Frankfurt, Germany. Mr. Hoogsteen began his career as Product Manager at Unilever, followed by several international sales & marketing leadership positions in health-related markets. He holds a Master of Management Engineering from Technical University of Twente, Enschede, The Netherlands and studied international economics and several modern languages at the University of Rennes in France.

Peter Xie. Upon the consummation of the Business Combination, Mr. Xie will serve as Vice President of Industrial Sensor Module products for New Movella. Mr. Xie has served as Movella’s Vice President of Industrial Sensor Module products and President of Movella China, and has led North Asia Sales & Marketing,

since April, 2019. Mr. Xie has over 20 years of experience in technology company leadership and management. He has served in numerous CEO, President and GM roles with strong focus in sales, broad technology, and operational management in cross-border business environments. Prior to Movella, Mr. Xie served as President of China Operation at Bartec group, a world market leader in explosion protection based in Germany. Prior to Bartec, he was CEO of China Operation at Dematics, a global leading supplier of advanced automated logistics and materials handling solutions, software, and services. He also served as in executive management of several solar companies including as President and CEO of Hanwha SolarOne Co. Ltd, a manufacturer of solar PV cells and modules based in China (NASDAQ: HSOL). Prior to Hanwha SolarOne, Mr. Xie was at NeoPhotonics Corporation where he was the General Manager of their China business, as well as serving as Global CTO. Mr. Xie holds a BSEE from Tsinghua University, Beijing, and an MS in Physics with a PhD in Applied Physics from the University of Michigan, Ann Arbor, as well as an MBA degree from Cheung Kong Executive Mini-MBA program in Beijing.

Bernie Chong. Upon the consummation of the Business Combination, Mr. Chong will serve as Vice President of Finance and Administration for New Movella. Mr. Chong has served as Vice President of Finance and Administration at Movella, responsible for strategic financial planning, budget management, risk management and the day-to-day accounting and financial operations of the company, as well as investor relations and reporting in conjunction with the CFO, since September, 2015. Prior to joining Movella, Mr. Chong held several controllership positions in high-tech and bio-tech companies where he led financial reporting, developed internal control frameworks, and oversaw the implementation of enterprise resource planning systems that enhanced the companies’ business and financial operations. Mr. Chong began his career at Deloitte, an international public accounting and consulting firm. He holds a BS in Accountancy from the Nanyang Technological University of Singapore and is a Chartered Accountant with the Institute of Chartered Accountants (Singapore).

Arnold Bosgoed. Upon the consummation of the Business Combination, Mr. Bosgoed will serve as Senior Director Finance for New Movella. Mr. Bosgoed has served as Director Finance since October, 2019, and has been responsible for several finance functions within Movella. Prior to joining Movella, Mr. Bosgoed served as Finance Director EMEA at Ashland Inc. (NYSE: ASH), a consumer market-focused and specialty ingredients company, in the Netherlands from 2010 to 2019. Mr. Bosgoed is a member of the Institute of Chartered Accountants in the Netherlands (RA).

Dennis Calderon. Upon the consummation of the Business Combination, Mr. Calderon will serve as General Counsel for New Movella. Mr. Calderon has served as Movella’s General Counsel since May 2022. Since joining Movella, Mr. Calderon has been responsible for the legal department function, including advising the board and executive management, managing commercial and corporate legal relationships and intellectual property, negotiating contracts, and overseeing compliance and litigation. Prior to joining Movella, Mr. Calderon served as Director, Business and Legal Affairs of Inseego Corp. (Nasdaq: INSG), a developer and supplier of wireless broadband technology products and services, from June 2013 to May 2022. Mr. Calderon holds a BS in Business, Management and Human Resources from California State Polytechnic University – Pomona, and a JD from Southwestern Law School.

Board Composition

New Movella’s business and affairs will be managed under the direction of the New Movella Board. Following the consummation of the Business Combination, we anticipate that the New Movella Board will consist of seven members, with Mr. Lang serving as chairman. Subject to the terms of New Movella’s governing documents, the number of directors will be fixed by the New Movella Board.

When considering whether directors and director nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the New Movella Board to satisfy its oversight responsibilities effectively in light of its business and structure, the New Movella Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

In accordance with the terms of the Proposed Bylaws, which will become effective upon the consummation of the Business Combination, the New Movella Board is expected to be divided into three classes, Class I, Class II, and Class III, with members of each class serving staggered three-year terms. The New Movella Board is expected to be divided into the following classes:

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Class I, which is expected to initially consist of Mr. Hsieh and Ms. Ross, whose terms will expire at New Movella’s first annual meeting of stockholders to be held after the consummation of the Business Combination;

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Class II, which is expected to initially consist of Mr. Chung and Mr. Salzman, whose terms will expire at New Movella’s second annual meeting of stockholders to be held after the consummation of the Business Combination; and

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Class III, which is expected to initially consist of Mr. Lee, Mr. Huizinga and Mr. Lang, whose terms will expire at New Movella’s third annual meeting of stockholders to be held after the consummation of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the New Movella Board may have the effect of delaying or preventing changes in New Movella’s control or management. New Movella’s directors may be removed for cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3)% of New Movella’s voting stock.

Director Independence

Upon the consummation of the Business Combination, the New Movella Board is expected to determine that each the directors on the New Movella Board other than Ben Lee and will qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and the New Movella Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New Movella will be subject to the rules of the SEC and Nasdaq listing rules relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Family Relationships

There are no family relationships among any of our executive officers and any current or proposed members of the board of directors of New Movella.

Role of the New Movella Board in Risk Oversight/Risk Committee

Upon the consummation of the Business Combination, one of the key functions of the New Movella Board will be informed oversight of New Movella’s risk management process. The New Movella Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Movella Board as a whole, as well as through various standing committees of the New Movella Board that address risks inherent in their respective areas of oversight. In particular, the New Movella Board will be responsible for monitoring and assessing strategic risk exposure and New Movella’s audit committee will have the responsibility to consider and discuss New Movella’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New Movella’s compensation committee will assess and monitor whether New Movella’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the consummation of the Business Combination, the New Movella Board will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. The New Movella Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. New Movella intends to comply with future requirements to the extent they will be applicable to New Movella. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New Movella’s website.

Audit Committee

New Movella’s audit committee is expected to consist of Mr. Huizinga, Mr. Lang and Ms. Ross. We believe, and the New Movella Board is expected to confirm, that each of the members of the audit committee will satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the New Movella Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Mr. Huizinga is expected to serve as the chair of the audit committee. We believe, and the New Movella Board is expected to confirm, that Mr. Huizinga qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the New Movella Board considered Mr. Huizinga’s formal education and previous experience in financial roles. Both New Movella’s independent registered public accounting firm and management periodically will meet privately with New Movella’s audit committee.

The functions of this committee will include, among other things:

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evaluating the performance, independence and qualifications of New Movella’s independent auditors and determining whether to retain New Movella’s existing independent auditors or engage new independent auditors;

•	reviewing New Movella’s financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of New Movella’s independent auditors to perform audit services and any permissible non-audit services;

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reviewing the adequacy and effectiveness of New Movella’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of New Movella’s internal audit function;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New Movella;

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obtaining and reviewing at least annually a report by New Movella’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of partners of New Movella’s independent auditors on New Movella’s engagement team as required by law;

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prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of New Movella’s independent auditor;

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reviewing New Movella’s annual and quarterly financial statements and reports, including the disclosures contained in “Movella’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with New Movella’s independent auditors and management;

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reviewing with New Movella’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of New Movella’s financial controls and critical accounting policies;

•	reviewing with management and New Movella’s auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by New Movella regarding financial controls, accounting, auditing or other matters;

•	preparing the report that the SEC requires in New Movella’s annual proxy statement;

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reviewing and providing oversight of any related party transactions in accordance with New Movella’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including New Movella’s code of ethics;

•	reviewing New Movella’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New Movella will to comply with future requirements to the extent they become applicable to New Movella.

Compensation Committee

New Movella’s compensation committee is expected to consist of Mr. Hsieh, Ms. Ross and Mr. Lang. Mr. Lang is expected to serve as the chair of the compensation committee. We believe, and the New Movella Board is expected to confirm, that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the committee will include, among other things:

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of New Movella’s executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of New Movella’s executive officers and assessing their performance against these goals and objectives;

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making recommendations to the New Movella Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the New Movella Board;

•	reviewing and making recommendations to the New Movella Board regarding the type and amount of compensation to be paid or awarded to New Movella’s non-employee board members;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering New Movella’s equity incentive plans, to the extent such authority is delegated by the New Movella Board;

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reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for New Movella’s executive officers;

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reviewing with management New Movella’s disclosures under the caption “Compensation Discussion and Analysis” in New Movella periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in New Movella’s annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the New Movella Board.

The composition and function of New Movella’s compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. New Movella will comply with future requirements to the extent they become applicable to New Movella.

Nominating and Corporate Governance Committee

New Movella’s nominating and corporate governance committee is expected to consist of Ms. Ross and Mr. Lang. We believe, and the New Movella Board is expected to confirm, that each of the members of New Movella’s nominating and corporate governance committee will satisfy the independence requirements of Nasdaq. Ms. Ross is expected to serve as the chair of New Movella’s nominating and corporate governance committee. The functions of this committee include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on the New Movella Board;

•	evaluating the performance of the New Movella Board, committees of the New Movella Board and individual directors and determining whether continued service on the New Movella Board is appropriate;

•	evaluating nominations by stockholders of candidates for election to the New Movella Board;

•	evaluating the current size, composition and organization of the New Movella Board and its committees and making recommendations to the New Movella Board for approvals;

•	developing a set of corporate governance policies and principles and recommending to the New Movella Board any changes to such policies and principles;

•	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the New Movella Board current and emerging corporate governance trends; and

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reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the New Movella Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. New Movella will comply with future requirements to the extent they become applicable to New Movella.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New Movella’s compensation committee has ever been an executive officer or employee of New Movella. None of New Movella’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New Movella Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

New Movella’s Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, limits the liability of New Movella’s directors and officers to the fullest extent permitted under the DGCL. The DGCL provides that directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors or officers, as the case may be, except for liability:

•	for any transaction from which the director or officer derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of New Movella’s directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and New Movella’s Proposed Certificate of Incorporation provides that New Movella will, in certain situations, indemnify New Movella’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by applicable law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New Movella expects to enter into separate indemnification agreements with New Movella’s directors and officers. These agreements, among other things, require New Movella to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New Movella’s directors or officers or any other company or enterprise to which the person provides services at New Movella’s request.

New Movella plans to maintain a directors’ and officers’ insurance policy pursuant to which New Movella’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in New Movella’s Proposed Certificate of Incorporation and Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The New Movella Board will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of New Movella’s employees, executive officers and directors. The Code of Conduct will be available on New Movella’s website at www.movella.com. Information contained on or accessible through New Movella’s website is not a part of this proxy statement/prospectus, and the inclusion of New Movella’s website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the New Movella Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New Movella expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Corporate Governance Guidelines

The New Movella Board will adopt corporate governance guidelines in accordance with the corporate governance rules of Nasdaq that serve as a flexible framework within which the New Movella Board and its committees operate. These guidelines will cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chair of the board, principal executive officer an presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning A copy of New Movella’s corporate governance guidelines will be posted on its website.

Non-Employee Director Compensation

The New Movella Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New Movella is able to recruit and retain qualified directors. Movella has adopted and, following the consummation of the Business Combination, New Movella intends to adopt a board of directors’ compensation program that is designed to align compensation with New Movella’s business objectives and the creation of stockholder value, while enabling New Movella to attract, retain, incentivize and reward directors who contribute to the long-term success of New Movella.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—Pathfinder

Class B Ordinary Shares

On December 28, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of Pathfinder in exchange for issuance of 7,906,250 Class B ordinary shares. On February 16, 2021, Pathfinder effected a share dividend of 718,750 Class B ordinary shares to the Sponsor, resulting in there being an aggregate of 8,625,000 Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to an aggregate of 1,125,000 Class B ordinary shares to the extent that the option to purchase additional units is not exercised in full by the underwriters or is reduced, so that the Class B ordinary shares will represent 20% of Pathfinder’s issued and outstanding shares after the initial public offering. The underwriters partially exercised their over-allotment option to purchase an additional 2,500,000 units on February 19, 2021 and on April 2, 2021, the over-allotment option on the remaining units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were subsequently forfeited.

The Initial Shareholders agreed, pursuant to a registration rights agreement which shall terminate on the Effective Date, not to transfer, assign or sell any of their Class B ordinary shares until the earlier to occur of: (A) one year after the completion of the initial business combination or earlier if, subsequent to the initial business combination, the closing price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, and (B) the date following the completion of the initial business combination on which Pathfinder completes a liquidation, merger, share exchange or other similar transaction that results in all of Pathfinder’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the initial public offering, Pathfinder consummated the private placement of 4,250,000 private placement warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per private placement warrant, generating gross proceeds to Pathfinder of $8.5 million.

Each whole private placement warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants to the Sponsor was added to the proceeds from the initial public offering held in the trust account. If Pathfinder does not complete a business combination within the 24 months from the closing of the initial public offering, the private placement warrants will expire worthless. The private placement warrants are non-redeemable except under certain conditions and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and Pathfinder’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the initial business combination.

Related Party Loans

On December 23, 2020, the Sponsor agreed to loan Pathfinder up to $300,000 to be used for the payment of costs related to the initial public offering pursuant to a promissory note. The promissory note was non-interest bearing, unsecured and due upon the closing of the initial public offering. Prior to the closing of the initial public offering, Pathfinder had borrowed approximately $129,000 under the promissory note. The promissory note was fully repaid on February 19, 2021.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of Pathfinder’s officers and directors will loan Pathfinder Working Capital Loans. If Pathfinder completes a business combination, Pathfinder may repay the Working Capital Loans out of the proceeds of the trust account released to Pathfinder. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the trust account. In the event that an initial business combination does not close, Pathfinder may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2022, the Company had borrowed $750,000 under the promissory note.

On July 15, 2021, Pathfinder issued an unsecured promissory note to the Sponsor, providing for borrowings by Pathfinder in an aggregate principal amount of up to $500,000. On May 24, 2022, Pathfinder and the Sponsor entered into the Amended and Restated Working Capital Note to allow for borrowings from time to time of an additional $250,000 (or up to $750,000 in the aggregate). On October 3, 2022, in connection with entering into the Business Combination Agreement, Pathfinder and the Sponsor entered into the Second Amended and Restated Working Capital Note to allow for borrowings from time to time of an additional $500,000 (or up to $1,250,000 in the aggregate). The Working Capital Note was issued to allow for borrowings from time to time by Pathfinder for working capital expenses. The Working Capital Note (i) bears no interest, (ii) is due and payable upon the earlier of (a) April 30, 2023 and (b) the date that Pathfinder consummates an initial business combination and (iii) may be prepaid at any time. Unlike the Working Capital Loans discussed above, the Working Capital Note may not be converted to warrants of the post Business Combination Entity. As of September 30, 2022, there was $750,000 outstanding under the Working Capital Note.

Administrative Services Agreement

Commencing on the date that Pathfinder’s securities were first listed on Nasdaq through the earlier of consummation of the initial business combination and the liquidation, Pathfinder agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to Pathfinder. Pathfinder incurred approximately $30,000 and $90,000 in general and administrative expenses in the accompanying unaudited condensed statements of operations for the three and nine months ended September 30, 2022. As of December 31, 2021 and 2020, we accrued approximately $49,000 and $0, respectively, for services in connection with such agreement on the accompanying condensed balance sheets.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pathfinder’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by Pathfinder to the Sponsor, officers or directors, or Pathfinder’s or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account.

Related Person Transactions Policy

The audit committee of Pathfinder’s board of directors has adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that Pathfinder has already committed to, the business purpose of the transaction, and the benefits of the transaction to Pathfinder and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Expense Reimbursement

No compensation of any kind, including finder’s and consulting fees, will be paid to Sponsor, its officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pathfinder’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Pathfinder’s audit committee will review on a quarterly basis all payments that were made by Pathfinder to Pathfinder’s Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Pathfinder’s behalf.

Other Relationships

If any of Pathfinder’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Pathfinder currently maintains executive offices at 1950 University Avenue, Suite 350, Palo Alto, CA 94303. The cost for Pathfinder’s use of this space is included in the $10,000 per month fee Pathfinder pays to its Sponsor for office space, administrative and support services.

After the Business Combination, members of Pathfinder’s management team who remain with the New Movella may be paid consulting, management or other fees from New Movella with any and all amounts being fully disclosed to Pathfinder’s shareholders, to the extent then known, are provided in the proxy solicitation materials offered hereby.

Pathfinder has entered into a registration and shareholder rights agreement pursuant to which the Sponsor is entitled to certain registration rights with respect to the private placement warrants, the warrants issuable upon conversion of Working Capital Loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the Class B ordinary shares, and, upon consummation of Pathfinder’s initial business combination, to nominate three individuals for election to the New Movella board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

Certain Relationships and Related Person Transactions—Movella

Shareholder Rights Agreement

Pathfinder, Sponsor, Movella, and certain other equityholders of Movella (who will own New Movella Common Stock upon the consummation of the Pre-Closing Recapitalization) (collectively, the “Investors”) entered into a shareholder rights agreement (the “Shareholder Rights Agreement”) to be effective upon Closing pursuant to which, among other things, the Investors have been granted certain customary registration rights. Pursuant to the Shareholder Rights Agreement, the Sponsor, Francisco Partners and the Legacy Pathfinder Holders (as defined in the Shareholder Rights Agreement) have agreed that, subject to certain customary exceptions, they will not effect any sale or distribution of New Movella equity securities during the period commencing on the Closing Date and ending on the earlier of (a) the date that is three hundred and sixty five (365) days following the Closing Date and (b) (i) the first date on which the closing price of the New Movella Common Stock has been greater than or equal to $12.00 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days within a 30-trading day period commencing at least one hundred and fifty (150) days after the Closing Date or (ii) the date on which New Movella completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all New Movella’s shareholders having the right to exchange their New Movella Common Stock for cash, securities or other property. Each other Investor has agreed that, subject to certain customary exceptions, he, she, or it shall not effect any sale or distribution of Movella equity securities during the period commencing on the Closing Date and ending on the date that is one hundred and eighty (180) days following the Closing Date. For additional information, see “Business Combination Proposal—Related Agreements—Shareholder Rights Agreement.”

Series E Preferred Stock Financing

Between September 8, 2020 and December 24, 2020, we sold an aggregate of 10,458,755 shares of our Series E convertible preferred stock at a purchase price of $4.1557 per share for an aggregate purchase price of $43,463,448. The following table summarizes the Series E convertible preferred stock purchased by our executive officers, members of our board of directors or their affiliates, and holders of more than 5% of our outstanding capital stock:

Name of Stockholder	Shares of Series E Preferred Stock	Total Purchase Price ($)
KPCB Holdings, Inc., as nominee	288,760	1,199,999
Gamnat Pte Ltd	721,900	2,999,999
Columbia Seligman	6,015,843	25,000,001
3340473 Nova Scotia Limited	674,940	2,804,848

Kinduct Term Loan Payable

On December 31, 2020, Kinduct entered into a short-term loan payable with the principal amount of $352,000 due to its general manager. The interest rate is set at the Bank of Canada prime rate + 1.5% of the principal amount outstanding, calculated daily and payable monthly in arrears. The short-term loan is recorded as a current portion of long-term debt on the consolidated balance sheet as of December 31, 2020. The Company repaid the outstanding principal and accrued interest in February 2021.

March 2022 Convertible Notes

At various points throughout March 2022, the Company agreed to exchange $1.1 million of deferred consideration owed to related parties for the Kinduct Acquisition into $1.1 million of convertible notes. The Company also issued $4.9 million of convertible notes of the same series to certain related parties. The convertible notes bear interest at 6% per annum and mature on September 1, 2023, at which point they will convert into shares of Movella Common Stock at a conversion rate of $4.79 per share. Prepayment is allowed upon approval of the majority of the noteholders, and in the event of a change in control (which does not include a SPAC transaction or IPO) the noteholders have the option to convert their notes into shares of Movella Common Stock at a conversion rate of $4.79 per share or to receive 150% of the principal and accrued interest in cash. These notes were classified as convertible notes, net, in the consolidated balance sheet as of September 30, 2022.

Investor Agreements of Legacy Holders

We previously entered into an amended and restated investors’ rights agreement, an amended and restated voting agreement, and an amended and restated right of first refusal and co-sale agreement with certain holders of our Legacy Preferred Stock, including KPCB, Keytone, IC Fund, Axess II Holdings, and GIC, all of which are beneficial holders of more than 5% of our capital stock or are entities with which certain of our directors are affiliated. These agreements will be terminated in connection with the Business Combination and will be superseded by the Shareholder Rights Agreement. For additional information, see “Business Combination Proposal—Related Agreements—Shareholder Rights Agreement.”

TSMC

TSMC Partners, Ltd. or the TSMC Fund, are expected to own approximately 6.6% of our Common Stock on an as converted basis, assuming maximum redemptions. TSMC, who was our third-party foundry for the now-discontinued MEMS business, historically manufactured 100% of our MEMS products, and supplied substantially all of our wafers required in the manufacturing process of the now-discontinued MEMS business. In 2020, 2021, and for the nine months ended September 30, 2022, we purchased an aggregate of $4.8 million, $30,000 and nil, respectively, in wafers from TSMC.

In October 2010, we and TSMC entered into a foundry agreement (“MEMS Foundry Agreement”), as amended on October 2010 and September 2014, pursuant to which, unless otherwise agreed in writing, TSMC is to be used as the primary supplier of our MEMS products. The September 2014 amendment further states that in the event there is a second source that we use to manufacture our MEMS products, we shall notify TSMC of the occurrence within one week of the first mask-out date. The MEMS Foundry Agreement is automatically renewed for successive one year terms, unless either party gives the other party 90 days prior written notice of cancellation before the expiration day of the extended term, or if certain other termination rights are exercised. The MEMS Foundry Agreement was terminated with the licensing and subsequent sale of our MEMS business.

Additionally, we and TSMC are parties to a Master Technology License Agreement dated September 24, 2009 (the “TSMC License Agreement”), under which TSMC licenses certain technology relating to the MEMS manufacturing process to us. The TSMC License Agreement is automatically renewed for successive one-year terms, unless either party gives the other party 60 days prior written notice of cancellation before the expiration day of the extended term. The parties have certain other termination rights, including that TSMC can immediately terminate the TSMC License Agreement in writing if we do not have TSMC manufacture a product incorporating the licensed technologies for a period of 12 consecutive months. The TSMC License Agreement was terminated with the licensing and subsequent sale of our MEMS business.

We, the TSMC Fund, and TSMC entered into a services agreement dated December 22, 2009 (the “TSMC Services Agreement”), pursuant to which TSMC provided certain manufacturing and technical support to us in a value equivalent to $800,000, the purchase price of the shares of common stock that the TSMC Fund acquired from us. This agreement terminated with the licensing and subsequent sale of our MEMS business, at which time the total amount of the accumulative charges billed for the manufacturing and technical support provided by TSMC to Movella under the TSMC Services Agreement equaled $800,000.

FP Financing

In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, pursuant to which FP committed to provide up to $75 million of financing to support the Business Combination through the Pre-Close Facility, VLN Facility upon Closing, Tender Offer and FP Private Placement (if applicable). On November 14, 2022, Movella entered into the Note Purchase Agreement and issued to FP notes evidencing the Pre-Close Facility, and Movella received the net proceeds of such issuance. In connection with the Note Purchase Agreement, Pathfinder and the FP Purchasers entered into an Equity Grant

Agreement that provides for the issuance of 1.0 million shares of New Movella Common Stock by New Movella to the FP Purchasers at the Effective Time, subject to and conditioned upon the Merger occurring, and the full deemed funding of the VLN Facility and the acquisition by the FP Purchasers or its affiliates of $75 million of Pathfinder’s Class A ordinary shares in the Tender Offer and/or shares of New Movella Common Stock in the FP Private Placement. The shares of New Movella Common Stock to be purchased by FP in the FP Private Placement, if any, are to be purchased at a price of $10.00 per share and will not be registered with the SEC at Closing, provided, that, such shares of New Movella Common Stock will be subject to registration rights pursuant to the Shareholder Rights Agreement. The Note Purchase Agreement also provides that FP has the right, subject to approval of New Movella, to designate one independent director to the board of New Movella. The Pre-Close Facility, the Tender Offer, the FP Private Placement, the Equity Grant Agreement the VLN Facility, the FP Voting Agreement (as defined below), and the issuance of New Movella shares to FP are collectively referred to herein as the “FP Transactions.” On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at the Expiration Time. Prior to the Expiration Time, on January 4, 2023, the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP will purchase $75 million of shares of New Movella Common Stock in the FP Private Placement.

Pathfinder, the Sponsor, Movella and FP will enter into a voting agreement (the “FP Voting Agreement”), to be effective at Closing, pursuant to which the FP Purchasers and certain of their affiliates that may later become a party to the agreement (the “FP Shareholders”) will agree to vote all shares beneficially owned by such FP Shareholders in favor of any and all recommendations of the New Movella board. The foregoing summary of the FP Transactions, including the Commitment Letter, is qualified in its entirety by reference to the full text of the Commitment Letter (or any definitive agreements superseding such Commitment Letter), and the FP Voting Agreement contained in exhibits 10.16 and 10.32, respectively, to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. See “Business Combination Proposal—Commitment Letter” for additional information regarding the FP Transactions.

Policies and Procedures for Related Person Transactions

New Movella will adopt a formal written policy that will be effective upon the completion of the Business Combination providing that New Movella’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of New Movella’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with New Movella without the approval of New Movella’s nominating and corporate governance committee, subject to certain exceptions.

Indemnification of Directors and Officers

The Proposed Bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the Proposed Certificate of Incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Pathfinder is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Movella, your rights will differ in some regards as compared to when you were a shareholder of Pathfinder.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Pathfinder and New Movella according to applicable law and/ or the organizational documents of Pathfinder and New Movella. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New Movella attached hereto as Annex B and Annex C, respectively, to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Pathfinder and New Movella.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding target shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/ subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 75% in value of shareholders or each class of shareholder in attendance and voting at a shareholders’ meeting, either in person or by proxy, at a meeting or meetings convened for that purpose.

	Delaware	Cayman Islands
Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote on the subject matter.

Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so, attend and vote at a meeting).

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

Under the Cayman Islands Companies Act, minority shareholders that dissent to a merger are entitled, in certain circumstances, to be paid the fair value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Governing Documents Proposal E).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but directors may be required to consider the interests of creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	Delaware	Cayman Islands
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW MOVELLA SECURITIES

The following summary of certain provisions of New Movella securities after the consummation of the Business Combination does not purport to be complete and is subject to the Proposed Certificate of Incorporation, which will become effective after the consummation of the Business Combination, the Proposed Bylaws, which will become effective after the consummation of the Business Combination, and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

Authorized Capitalization

General

The total amount of our authorized share capital consists of 900,000,000 shares of New Movella Common Stock, par value $0.00001 per share, and 20,000,000 shares of New Movella Preferred Stock, par value $0.00001 per share. We expect to have approximately 47,296,398 shares of New Movella Common Stock outstanding immediately after the consummation of the Business Combination, assuming that all of Pathfinder’s outstanding public shares are redeemed in connection with the Business Combination (other than the FP Shares) and approximately 72,296,398 shares of New Movella Common Stock outstanding immediately after consummation of the Business Combination, assuming that there are no redemptions. These numbers assume (i) all public warrants or private placement warrants to purchase New Movella Common Stock that will be outstanding immediately following Closing have not been exercised, (ii) 1,000,000 shares of New Movella Common Stock are issued to FP, (iii) no Class A ordinary shares were purchased by FP in the Tender Offer and that 7,500,000 shares of New Movella Common Stock are issued to FP pursuant to the FP Private Placement and (iv) the 4,025,000 Class B ordinary shares held by Sponsor that are subject to forfeiture are not considered outstanding. There will be no shares of New Movella Preferred Stock outstanding immediately after the consummation of the Business Combination.

The following summary describes all material provisions of New Movella’s capital stock. You should read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).

New Movella Common Stock

Voting Rights

Except as otherwise required by law or the Proposed Certificate of Incorporation, each holder of New Movella Common Stock will be entitled to one (1) vote for each share of New Movella Common Stock held of record by such holder on all matters voted upon by our stockholders.

Dividend Rights

Subject to the preferential rights of the New Movella Preferred Stock and except as otherwise required by law or the Proposed Certificate of Incorporation, as it may be amended from time to time, holders of New Movella Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of New Movella when, as and if declared thereon by the New Movella Board, in its discretion, from time to time out of assets of New Movella legally available therefor.

Rights Upon Liquidation

In the event of any dissolution, liquidation, or winding up of the affairs of New Movella, the holders of New Movella Common Stock will be entitled, except as otherwise required by law, to receive an equal amount per share of all of the remaining assets of New Movella of whatever kind available for distribution to stockholders, after the rights of the holders of New Movella Preferred Stock have been satisfied.

Other Rights

The holders of New Movella Common Stock will not be entitled to preemptive or subscription rights, and there are no sinking fund or redemption provisions applicable to the New Movella Common Stock contained in the Proposed Certificate of Incorporation or in the Proposed Bylaws. The rights, preferences and privileges of holders of the New Movella Common Stock will be subject to those of the holders of the New Movella Preferred Stock that New Movella may issue in the future.

New Movella Preferred Stock

The New Movella Board has the authority to issue shares of New Movella Preferred Stock from time to time in one or more series, on terms it may determine The New Movella Board is authorized to fix, for each such series, the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences, and relative participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof. The issuance of New Movella Preferred Stock could have the effect of decreasing the trading price of New Movella Common Stock, restricting dividends on the capital stock of New Movella, diluting the voting power of the New Movella Common Stock, impairing the liquidation rights of the capital stock of New Movella, or delaying or preventing a change in control of New Movella.

Election of Directors and Vacancies

Subject, in respect of the initially appointed directors at the effectiveness of the filing of the Proposed Certificate of Incorporation, to Section 4.16 of the Business Combination Agreement, and subject to the rights of the holders of any series of New Movella Preferred Stock to elect additional directors under specified circumstances, the number of directors of the New Movella Board shall be fixed exclusively by resolution duly adopted from time to time by the New Movella Board, but shall initially consist of seven directors, which shall be divided into three classes, designated Class I, II and III, respectively, which directors shall include six individuals designated by Movella after consultation with Pathfinder, with one of those individuals being designated by FP. One individual on the New Movella board of directors will be designated by Pathfinder.

Under the Proposed Bylaws, at each annual meeting of stockholders, a plurality of the votes properly cast will be sufficient to elect such directors to the New Movella Board.

Except as otherwise provided by the Proposed Certificate of Incorporation or Section 4.16 of the Business Combination Agreement and subject to the rights, if any, of the holders of any series of New Movella Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the New Movella Board resulting from death, resignation, retirement, disqualification, removal from office or other cause will, unless otherwise required by law or determined by the New Movella Board, be filled solely by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. New Movella Directors so chosen will hold office until the next annual election at which the term of the class to which he or she has been elected expires and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Subject to the rights of the holders of any series of New Movella Preferred Stock, any director, or the entire New Movella Board, may be removed from office only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock (“outstanding voting stock”) of New Movella then entitled to vote at an election of directors, voting together as a single class. Subject to the rights of the holders of any series of New Movella Preferred Stock then outstanding and Section 4.16 of the Business Combination Agreement, in case the New Movella Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authority expressly conferred upon them by statute or by the Proposed Certificate of Incorporation or the Proposed Bylaws, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Movella.

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at all meetings of the New Movella stockholders for the transaction of business except as otherwise provided by law, the rules of any stock exchange upon which New Movella’s securities are listed, the Proposed Certificate of Incorporation or the Proposed Bylaws. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson of the meeting or the stockholders, by the affirmative vote of a majority of the voting power present in person or represented by proxy, though less than a quorum, or any officer entitled to preside at such meeting, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the place, if any, date, time and means of remote communications, if any, of the adjourned meeting will be given to each stockholder of record entitled to vote at such adjourned meeting.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New Movella. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Movella to first negotiate with the New Movella Board, which we believe may result in an improvement of the terms of any such acquisition in favor of New Movella’s stockholders. However, they also give the New Movella Board the power to discourage acquisitions that some New Movella stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the New Movella Common Stock (or warrants) remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then outstanding number of shares of New Movella Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New Movella Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Movella by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Movella Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Special meetings of the stockholders of New Movella may be called, for any purpose or purposes, only by the New Movella Board acting pursuant to a resolution duly adopted by a majority of the New Movella Board or by the Chairman of the New Movella Board, the Chief Executive Officer of New Movella, or the President of New Movella. Unless otherwise required by law, the Proposed Certificate of Incorporation or the Proposed Bylaws, written or electronic notice of a special meeting of stockholders, stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and the purpose or purposes thereof, shall be given in accordance with Section 232 of the DGCL, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Business transacted at any special meeting of stockholders will be limited to the purpose or purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New Movella Board or of any committee thereof may be taken without a meeting, if all members of the New Movella Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission. After such action is taken, the writing or writings or electronic transmission or transmissions will be filed with the minutes of proceedings of the New Movella Board or committee.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the New Movella Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely notice in proper written form to New Movella’s Secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of New Movella’s outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Proposed Certificate of Incorporation will provide that the following provisions therein may be amended or repealed only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares of the capital stock of New Movella entitled to vote generally in the election of directors, voting together as a single class:

•	the provisions regarding the power, authority, and election of the New Movella Board;

•	the provisions regarding stockholder actions without a meeting;

•	the provisions regarding calling special meetings and the annual meeting of stockholders;

•	the provisions regarding the size, term, removal, and filling of vacancies of the New Movella Board;

•	the provisions regarding the quorum for a meeting of the New Movella Board;

•	the provisions regarding advance notice of stockholder nominations or business to be brought before any meeting of stockholders;

•	the provisions regarding the adoption, amendment, or repeal of the Proposed Bylaws;

•	the provisions regarding the limited liability of directors of New Movella;

•	the provisions regarding indemnification of directors, officers, employees and agents of New Movella;

•	the provisions regarding exclusive forum; and

•	the provisions regarding the amendment or repeal of any of these provisions.

The Proposed Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire New Movella Board then in office, without any action on the part of the stockholders or (B) by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of New Movella entitled to vote thereon, voting as a single class.

Delaware Anti-Takeover Statute

Section 203 of the DGCL (“Section 203”) generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned (a) by persons who are directors and also officers, and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

upon or subsequent to the consummation of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. New Movella will be subject to Section 203 of the DGCL. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the New Movella Board.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation limits the liability of the directors and officers of New Movella to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, and provides that the directors and officers of New Movella will not be personally liable to New Movella or its stockholders for monetary damages for breaches of their fiduciary duty as directors or officers, as the case may be. The Proposed Bylaws provide that New Movella will indemnify its directors and officers to the fullest extent permitted by such law. In addition, New Movella expects to enter into agreements to indemnify New Movella’s directors, executive officers and other employees as determined by the New Movella Board. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Exclusive Forum of Certain Actions

The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, and unless New Movella consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) will be the sole and exclusive forum for derivative actions brought in the name of New Movella; any action asserting a claim of breach of a fiduciary duty by any current or former director, officer, employee, agent, or stockholder of New Movella to New Movella or New Movella’s stockholders; any action or proceeding arising or asserting a claim pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation, any resolution or resolutions by the New Movella Board providing for the issue of shares of New Movella Preferred Stock or the Proposed Bylaws; any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws; and any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. If any action the subject matter of which is within such scope is filed in a court other than a court located within the State of Delaware in the name of any stockholder, that stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce such action. The provision would not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless New Movella consents in writing to the selection of an alternative forum. Although we believe these provisions benefit New Movella by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officer.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the Closing of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the Closing of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of our board of directors. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Registration Rights

Concurrently with the execution of the Business Combination Agreement, Pathfinder, the Sponsor, Movella, Francisco Partners and certain other equityholders of Movella entered into the Shareholder Rights Agreement to be effective upon Closing pursuant to which, among other things, the Investors have been granted certain customary registration rights, pursuant to which, among other things, (a) the shareholders party thereto have agreed not to effect any sale or distribution of any equity securities of New Movella held by any of them during the lock-up period described therein and (b) the shareholders party thereto have been granted certain customary registration rights with respect to their respective shares of New Movella Common Stock. For additional information, see “Business Combination Proposal—Related Agreements—Shareholder Rights Agreement.”

Warrants

New Movella Public Warrants

Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the initial public offering and 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least five units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

Pathfinder has filed with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities

Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-Dilution Adjustments” below) for any 20 trading days within a 30 trading day period ending on the third trading day before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-Dilution Adjustments” below, as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below) except as otherwise described below;

•

if, and only if, the closing price of our Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-Dilution Adjustments” below) for any 20 trading days within a 30 trading day period ending on the third trading day before we send the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day before the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-Dilution Adjustments” below), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Class A ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A ordinary shares for the 10 trading days immediately following to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to Class A ordinary shares shall include a security other than Class A ordinary shares into which the Class A ordinary shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of Class A ordinary shares to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to Fair Market Value of Class A Ordinary Shares

expiration of warrants)	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months . . . . . . . . . . . . . . . . . . . . . . . .	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months . . . . . . . . . . . . . . . . . . . . . . . .	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months . . . . . . . . . . . . . . . . . . . . . . . .	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months . . . . . . . . . . . . . . . . . . . . . . . .	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months . . . . . . . . . . . . . . . . . . . . . . . .	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months . . . . . . . . . . . . . . . . . . . . . . . .	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months . . . . . . . . . . . . . . . . . . . . .	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months . . . . . . . . . . . . . . . . . . . . .	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months . . . . . . . . . . . . . . . . . . . . .	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months . . . . . . . . . . . . . . . . . . . . . . . .	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months . . . . . . . . . . . . . . . . . . . . . . . .	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months . . . . . . . . . . . . . . . . . . . . . . . .	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months . . . . . . . . . . . . . . . . . . . . . . . .	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months . . . . . . . . . . . . . . . . . . . . . . . .	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months . . . . . . . . . . . . . . . . . . . . . . . .	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months . . . . . . . . . . . . . . . . . . . . . . . .	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361

Redemption Date (period to

Fair Market Value of Class A Ordinary Shares

expiration of warrants)	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
12 months . . . . . . . . . . . . . . . . . . . . . . . .	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months . . . . . . . . . . . . . . . . . . . . . . . . .	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months . . . . . . . . . . . . . . . . . . . . . . . . .	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months . . . . . . . . . . . . . . . . . . . . . . . . .	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months . . . . . . . . . . . . . . . . . . . . . . . . .	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A ordinary shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A ordinary shares.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A ordinary shares are trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A ordinary shares than they would have received if they had chosen to wait to exercise their warrants for Class A ordinary shares if and when such Class A ordinary shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A ordinary shares pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A ordinary shares, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding Class A ordinary shares is increased by a capitalization or share dividend payable in Class A ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) one minus the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A ordinary shares during the

365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A ordinary shares.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities, for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any founder shares held by our Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “—Redemption of warrants when the price per Class A ordinary shares equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of Class A ordinary shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Class A ordinary shares in such a transaction is payable in the form of Class A ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this proxy statement/prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A ordinary shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 65% of the number of the then-outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A ordinary shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $2.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Transfer Agent and Warrant Agent

The transfer agent for New Movella Common Stock and warrant agent for the New Movella public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW MOVELLA COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Movella Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Movella at the time of, or at any time during the three months preceding, a sale and (ii) New Movella is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Movella was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Movella Common Stock shares for at least six months but who are affiliates of New Movella at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New Movella Common Stock then outstanding; or

•	the average weekly reported trading volume of the New Movella Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Movella under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Movella.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, New Movella will not be considered to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, the Initial Shareholders will be able to sell their shares of New Movella Common Stock and warrants to purchase shares of New Movella Common Stock, as applicable, pursuant to Rule 144 without registration one year after the closing of the Business Combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New Movella’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Movella’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) pursuant to the Corporation’s notice with respect to such meeting (or any supplement thereto), (ii) by or at the direction of the New Movella Board, or (iii) by any stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in New Movella’s Proposed Bylaws. To be timely for New Movella’s annual meeting of stockholders, New Movella’s secretary must receive the written notice at New Movella’s principal executive offices:

•	not less than 90 days; and

•	not more than 120 days before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New Movella’s 2022 annual meeting) or New Movella holds its annual meeting of stockholders more than 30 days before or after the anniversary of the preceding year’s annual meeting, notice must be received by New Movella’s secretary not later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the 10th day following the day on which the date of the current year’s annual meeting is first disclosed in a public announcement. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The presiding person of the annual meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Movella begins to print and send out its proxy materials for such 2022 annual meeting (and New Movella will publicly disclose such date when it is known).

Stockholder Director Nominees

New Movella’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must have acted in accordance with the required representations set forth in the Solicitation Statement (as defined in New Movella’s Proposed Bylaws), provide the information, agreements and questionnaires as required by New Movella’s Proposed Bylaws and provide any updates or supplements to such notice as required by New Movella’s Proposed Bylaws. In addition, the stockholder must give timely notice to New Movella’s secretary in accordance with New Movella’s Proposed Bylaws, which, in general, require that the notice be received by New Movella’s secretary within the time periods described above under “—Stockholder Proposals”for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Pathfinder Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Pathfinder Acquisition Corporation, 1950 University Avenue, Suite 350, Palo Alto, CA 94303. Following the Business Combination, such communications should be sent in care of New Movella, Suite 110, 3535 Executive Terminal Drive, Henderson, NV 89052. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

MARKET INFORMATION AND DIVIDENDS ON SECURITIES

Pathfinder

Market for Pathfinder Securities

Pathfinder’s Units, Class A ordinary shares and warrants are each traded on Nasdaq under the symbol “PFDRU,” “PFDR” and “PFDRW” respectively. Pathfinder’s Units commenced public trading on February 17, 2021. Pathfinder’s Class A ordinary shares and warrants began separate trading on April 8, 2021.

Holders

As of September 30, 2022, there was one holder of record of Pathfinder’s Units, one holder of record of Pathfinder’s Class A ordinary shares, four holders of record of Pathfinder’s Class B ordinary shares, one holder of record of Pathfinder’s public warrants and one holder of record of Pathfinder’s private placement warrants.

Dividend Policy

Pathfinder has not paid any cash dividends on the Class A ordinary shares or Class B ordinary shares to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon its revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of Pathfinder’s board of directors at such time. In addition, Pathfinder’s board of directors is not currently contemplating and does not anticipate declaring any ordinary share dividends in the foreseeable future. Further, if Pathfinder incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants Pathfinder may agree to in connection therewith.

Movella

Market for Movella securities

There is no established public trading market for shares of Movella’s capital stock. Shares of Movella’s capital stock are not currently listed on a public stock exchange and are not publicly traded.

Holders

Movella has approximately 135 holders of shares of its capital stock as of September 30, 2022.

Dividend Policy Following the Business Combination

Following completion of the Business Combination, the New Movella Board will consider whether or not to institute a dividend policy. It is the present intention of New Movella to retain any earnings for use in its business operations and, accordingly, New Movella does not anticipate its board of directors declaring any dividends in the foreseeable future.

LEGAL MATTERS

Kirkland & Ellis LLP will pass upon the validity of the New Movella Common Stock issued in connection with the Business Combination and certain other matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Pathfinder Acquisition Corporation as of December 31, 2021 and 2020, for the year ended December 31, 2021 and for the period from December 18, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Movella Inc. as of December 31, 2021 and 2020, and for each of the years then ended, included in this registration statement of which this proxy statement/prospectus forms a part have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to Movella Inc.’s ability to continue as a going concern and to the restatement of the 2021 and 2020 consolidated financial statements, and included in this registration statement of which this proxy statement/prospectus forms a part in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Pathfinder and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Pathfinder’s annual report to shareholders and Pathfinder’s proxy statement. Upon written or oral request, Pathfinder will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Pathfinder delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Pathfinder delivers single copies of such documents in the future. Shareholders may notify Pathfinder of their requests by calling or writing Pathfinder at its principal executive office at 1950 University Avenue, Suite 350, Palo Alto, CA 94303.

ENFORCEABILITY OF CIVIL LIABILITY

Pathfinder is a Cayman Islands exempted company. If Pathfinder does not change its jurisdiction of incorporation from the Cayman Islands by effecting the Domestication, you may have difficulty serving legal process within the United States upon Pathfinder. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Pathfinder in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Pathfinder may be served with process in the United States with respect to actions against Pathfinder arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Pathfinder’s securities by serving Pathfinder’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Pathfinder’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Pathfinder has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Pathfinder files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Pathfinder at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Pathfinder’s corporate website at https://www.pathfinderacquisition.com. Pathfinder’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/ prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Pathfinder has been supplied by Pathfinder, and all such information relating to Movella has been supplied by Movella. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 PFDR.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than February 1, 2023.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Pathfinder Acquisition Corp. as of and for the years ended December 31, 2021 and 2020
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-4
Consolidated Statements of Operations for the year ended December 31, 2021 and for the period from December 18, 2020 (inception) through December 31, 2020	F-5
Consolidated Statements of Changes in Shareholders’ Equity (Deficit) for the year ended December 31, 2021 and for the period from December 18, 2020 (inception) through December 31, 2020	F-6
Consolidated Statements of Cash Flows for the year ended December 31, 2021 and for the period from December 18 (inception) through December 31, 2020	F-7
Notes to Consolidated Financial Statements	F-8

Unaudited Condensed Consolidated Financial Statements of Pathfinder Acquisition Corp. as of and for the nine months ended September 30, 2022 and 2021
Condensed Consolidated Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	F-26
Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2022 and 2021	F-27
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Three and Nine Months Ended September 30, 2022 and 2021	F-28
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2022 and 2021	F-29
Notes to Unaudited Condensed Consolidated Financial Statements	F-30

Consolidated Financial Statements of Movella Inc. as of and for the years ended December 31, 2021 and 2020
Report of Independent Registered Public Accounting Firm	F-52
Consolidated Financial Statements	F-53
Consolidated Balance Sheets	F-53
Consolidated Statements of Operations	F-55
Consolidated Statements of Comprehensive Income (Loss)	F-56
Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit	F-57
Consolidated Statements of Cash Flows	F-58
Notes to Consolidated Financial Statements	F-60

Unaudited Condensed Consolidated Financial Statements of Movella Inc. as of and for the nine months ended September 30, 2022 and 2021
Condensed Consolidated Balance Sheets	F-108
Condensed Consolidated Statements of Operations	F-110
Condensed Consolidated Statements of Comprehensive Loss	F-111
Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit	F-112
Condensed Consolidated Statements of Cash Flows	F-113
Notes to Condensed Consolidated Financial Statements	F-115

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Pathfinder Acquisition Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Pathfinder Acquisition Corporation (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from December 18, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from December 18, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statement

As discussed in Note 2 to the consolidated financial statements, the February 9, 2021 balance sheet has been restated to correct certain misstatements.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 of the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by February 19, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

April 1, 2022

PCAOB ID Number 100

PATHFINDER ACQUISITION CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
Assets:
Current assets:
Cash	$21,217	$—
Prepaid expenses	713,426	17,000

Total current assets	734,643	17,000
Deferred offering costs associated with initial public offering	—	25,000
Investments held in Trust Account	325,028,452	—

Total Assets	$325,763,095	$42,000

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$200,984	$—
Accrued expenses	330,565	25,000
Due to related party	61,116	—
Note payable	250,000	—

Total current liabilities	842,665	25,000
Derivative warrant liabilities	6,342,500	—
Deferred underwriting commissions	11,375,000	—

Total liabilities	18,560,165	25,000
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 32,500,000 and -0- shares at redemption value of $10.00 as of December 31, 2021 and 2020, respectively	325,000,000	—
Shareholders’ Equity (Deficit):
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; no non-redeemable shares issued and outstanding	—	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 8,125,000 and 8,625,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively	813	863
Additional paid-in capital	—	24,137
Accumulated deficit	(17,797,883)	(8,000)

Total shareholders’ equity (deficit)	(17,797,070)	17,000

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$325,763,095	$42,000

The accompanying notes are an integral part of these consolidated financial statements.

PATHFINDER ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2021	For the Period from December 18, 2020 (Inception) through December 31, 2020
General and administrative expenses	$1,367,321	$8,000
General and administrative expenses — related party	110,000	—

Loss from operations	(1,477,321)	(8,000)
Other income (expenses):
Change in fair value of derivative warrant liabilities	9,997,500	—
Offering costs associated with derivative warrant liabilities	(575,330)	—
Income from investments held in Trust Account	28,452	—

Net income (loss)	$7,973,301	$(8,000)

Weighted average shares outstanding of Class A ordinary share	28,136,986	—

Basic net income per share, Class A ordinary share	$0.22	$—

Weighted average shares outstanding of Class B ordinary share, basic	8,041,096	7,500,000

Basic net income (loss) per share, Class B ordinary share	$0.22	$(0.00)

Weighted average shares outstanding of Class B ordinary share, diluted	8,125,000	7,500,000

Diluted net income per share, Class A ordinary share	$0.22	(0.00)

The accompanying notes are an integral part of these consolidated financial statements.

PATHFINDER ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	For the Year Ended December 31, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — December 31, 2020	—	$—	8,625,000	$863	$24,137	$(8,000)	$17,000
Excess cash received over the fair value of the private warrants	—	—	—	—	2,040,000	—	2,040,000
Accretion of Class A ordinary shares subject to possible redemption amount	—	—	—	—	(2,064,137)	(25,763,234)	(27,827,371)
Forfeiture of Class B ordinary shares	—	—	(500,000)	(50)	50	—	—
Subsequent measurement of Class A ordinary shares subject to redemption against additional paid-in capital	—	—	—	—	(50)	50	—
Net income	—	—	—	—	—	7,973,301	7,973,301

Balance — December 31, 2021	—	$—	8,125,000	$813	$—	$(17,797,883)	$(17,797,070)

	For the Period from December 18, 2020 (Inception) through December 31, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — December 18, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(8,000)	(8,000)

Balance — December 31, 2020	—	$—	8,625,000	$863	$24,137	$(8,000)	$17,000

The accompanying notes are an integral part of these consolidated financial statements.

PATHFINDER ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2021	For the Period from December 18, 2020 (Inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$7,973,301	$(8,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(9,997,500)	—
Offering costs associated with derivative warrant liabilities	575,330	—
Income from investments held in Trust Account	(28,452)	—
Changes in operating assets and liabilities:
Prepaid expenses	(696,426)	8,000
Accounts payable	200,984	—
Accrued expenses	235,566	—

Net cash used in operating activities	(1,737,197)	—

Cash Flows from Investing Activities
Cash deposited in Trust Account	(325,000,000)	—

Net cash used in investing activities	(325,000,000)	—

Cash Flows from Financing Activities:
Proceeds from note payable to related party	392,358	—
Repayment of note payable to related party	(129,181)	—
Proceeds received from initial public offering	325,000,000	—
Proceeds received from private placement	8,500,000	—
Offering costs paid	(7,004,763)	—

Net cash provided by financing activities	326,758,414	—

Net increase in cash	21,217	—
Cash — beginning of the period	—	—

Cash — end of the period	$21,217	$—

Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$70,000	$—
Offering costs paid by related party under note payable	$47,937	$—
Deferred underwriting commissions in connection with the initial public offering	$11,375,000	$—
Deferred offering costs included in accrued expenses	$—	$25,000
Prepaid expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000

The accompanying notes are an integral part of these consolidated financial statements.

PATHFINDER ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Pathfinder Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of December 31, 2021, the Company had not yet commenced operations. All activity for the period from December 18, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and since the Company’s Initial Public Offering, the search for a business combination target. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Pathfinder Acquisition LLC, a Delaware limited liability company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 16, 2021. On February 19, 2021, the Company consummated its Initial Public Offering of 32,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 2,500,000 additional Units to partially cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $325.0 million, and incurring offering costs of approximately $18.5 million, of which approximately $11.4 million was for deferred underwriting commissions (see Note 6). The underwriters had 45 days from the effective date of the prospectus to exercise the remaining portion of its option to purchase up to 2,000,000 Units at the Initial Public Offering price to cover over-allotments, if any. On April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,250,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per Private Placement Warrant, generating gross proceeds to the Company of $8.5 million (Note 5).

Upon the closing of the Initial Public Offering and the Private Placement, $325.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (“Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which are invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders (the “Public Shareholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the second amended and restated memorandum and articles of association which was adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a Public Shareholder on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 19, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution in the Trust Account will be less than the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. There can be no guarantee that the Company will be successful in obtaining such waivers from its targeted vendors and service providers.

Termination of Proposed Business Combination

On July 15, 2021, the Company entered into a Business Combination Agreement (the “Original Business Combination Agreement”), by and among the Company, ServiceMax, Inc., a Delaware corporation (“ServiceMax”), and Stronghold Merger Sub, Inc., a Cayman Islands exempted company incorporated with limited liability and a wholly owned subsidiary of ServiceMax. On August 11, 2021, the Company, ServiceMax and Serve Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), entered into an Amended and Restated Business Combination Agreement (the “Business Combination Agreement”), pursuant to which Merger Sub would be merged with and into ServiceMax, with ServiceMax surviving as a wholly-owned subsidiary of Pathfinder (the “Business Combination”).

On December 6, 2021, the Company and ServiceMax entered into a Termination Agreement (the “Termination Agreement”), effective as of such date, pursuant to which the parties agreed to mutually terminate the Business

Combination Agreement due to unfavorable market conditions. The termination of the Business Combination Agreement is effective as of December 6, 2021.

As a result of the termination of the Business Combination Agreement, the Business Combination Agreement is of no further force and effect, and certain transaction agreements entered into in connection with the Business Combination Agreement, including, but not limited to, (i) the Second Amended and Restated Sponsor Letter Agreement, dated as of October 19, 2021, by and among the Company, ServiceMax, Pathfinder Acquisition, LLC, a Delaware limited liability company (the “Sponsor”), and the other parties thereto, (ii) the Registration and Shareholder Rights Agreement, dated as of August 11, 2021, between Pathfinder, the Sponsor, ServiceMax, Silver Lake Technology Management, L.L.C., and certain other equityholders of ServiceMax JV, LP, a Delaware limited partnership and the parent entity of ServiceMax, and (iii) the Amended and Restated Subscription Agreements, dated August 11, 2021, between the Company, ServiceMax and certain investors, will either be terminated or no longer be effective, as applicable, in accordance with their respective terms.

For additional information regarding the agreement, see the Company’s Current Reports on Form 8-K filed by us on July 19, 2021 and August 12, 2021, and the withdrawal of Company’s registration statement on Form S-4 (as amended) on December 6, 2021.

Liquidity and Capital Resources and Going Concern

As of December 31, 2021, the Company had approximately $21,000 in its operating bank accounts, which is not sufficient working capital to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statement — Going Concern,” management has determined that working capital needs, the mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The Company intends to complete a business combination by February 19, 2023.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, and a loan of approximately $129,000 pursuant to the IPO Note issued to the Sponsor (as defined in Note 5). The Company repaid the IPO Note in full on February 19, 2021. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor will provide the Company Working Capital Loans (as defined in Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loans, and as of December 31, 2021, we had borrowed $250,000 in Working Capital Loans under the Working Capital Note (as defined in Note 5).

Note 2 — Restatement of Previously Filed Balance Sheet

The Company concluded it should restate its previously issued financial statements to classify all Class A ordinary shares subject to redemption in temporary equity and to classify its outstanding warrants as liabilities.

In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public

Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with this balance sheet, the Company revised this interpretation to include temporary equity in net tangible assets.

Additionally, the Company reevaluated the accounting treatment of (i) the 6,500,000 redeemable warrants (the “Public Warrants”) that were included in the units issued by the Company in it’s the Initial Public Offering and (ii) the 4,250,000 Private Placement Warrants that were issued to the Company’s sponsor in a private placement that closed concurrently with the closing of the Initial Public Offering (together with the Public Warrants, the “Warrants”). The Company previously classified the Warrants in shareholders’ equity. In further consideration of the guidance in FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”), the Company concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the balance sheet and measured at fair value at inception (on the date of the Initial Public Offering) and at each subsequent reporting date, with changes in fair value recognized in earnings and losses.

In accordance with FASB ASC Topic 340, “Other Assets and Deferred Costs,” as a result of the classification of the Warrants as derivative liabilities, the Company expensed a portion of the offering costs originally recorded as a reduction in equity. The portion of offering costs that was expensed was determined based on the relative fair value of the Public Warrants and shares of Class A ordinary shares included in the Units.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed balance sheet that contained the error, reported in the Company’s Form 8-K filed with the SEC on February 25, 2021 (the “Post-IPO Balance Sheet”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Post-IPO Balance Sheet should be restated to present all outstanding shares of Class A ordinary shares subject to possible redemption as temporary equity, to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering, and to classify all outstanding Warrants as liabilities. The previously presented Post-IPO Balance Sheet and should no longer be relied upon.

The following tables summarize the effect of the revision on each financial statement line item as of the date indicated:

As of February 19, 2021	As Previously Reported	Adjustment	As Restated
Total assets	$326,778,570		$326,778,570
Total current liabilities	$498,886	$—	$498,886
Deferred underwriting commissions	11,375,000	—	11,375,000
Derivative warrant liabilities	—	16,340,000	16,340,000
Total liabilities	$11,873,886	$16,340,000	$28,213,886
Class A ordinary shares subject to redemption	309,904,680	15,095,320	325,000,000
Preference shares	—	—	—
Class A ordinary shares	151	(151)	—
Class B ordinary shares	863	—	863
Additional paid-in capital	5,096,605	(5,096,605)	—
Accumulated deficit	(97,615)	(26,338,564)	(26,436,179)
Total shareholders’ equity (deficit)	$5,000,004	$(31,435,320)	$(26,435,316)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$326,778,570	$—	$326,778,570

Note 3 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements of the Company include its wholly-owned subsidiaries in connection with the Proposed Business Combination. All inter-company accounts and transactions are eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2021 and December 31, 2020.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of December 31, 2021, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements” approximate the carrying amounts represented in the consolidated balance sheets, except for derivative warrant liabilities (see note 10).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to FASB ASC Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised or expire. The initial fair value of the Public Warrants issued in connection with the Public Offering and the fair value of the Private Placement Warrants have been estimated using a binomial lattice model in a risk-neutral framework. The fair value of the Public Warrants as of December 31, 2021 is based on observable listed prices for such warrants. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the consolidated statements of operations. Offering costs associated with the Class A ordinary shares issued were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares is classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 32,500,000 Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s consolidated balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net income (loss) per ordinary share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the Over-allotment Units) and the private placement warrants to purchase an aggregate of 10,750,000 Class A ordinary shares in the calculation of diluted income (loss) per share, because in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The Company has considered the effect of Class B ordinary shares that were excluded from weighted average number as they were contingent on the exercise of the over-allotment option by the underwriters. Since the contingency was satisfied, the Company included these shares in the weighted average number as of the beginning of the interim period to determine the dilutive impact of these shares.

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share of ordinary shares:

	For the Year Ended December 31, 2021
	Class A	Class B
Basic net income per ordinary share:
Numerator:
Allocation of net income	$6,201,121	$1,772,180
Denominator:
Basic weighted average ordinary shares outstanding	28,136,986	8,041,096

Basic net income per ordinary share	$0.22	$0.22

	For the Year Ended December 31, 2021
	Class A	Class B
Diluted net income per ordinary share:
Numerator:
Allocation of net income	$6,186,772	$1,786,528
Denominator:
Diluted weighted average ordinary shares outstanding	28,136,986	8,125,000

Diluted net income per ordinary share	$0.22	$0.22

	For the Period from December 18, 2020 (Inception) through December 31, 2020
	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$—	$(8,000)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	—	7,500,000

Basic and diluted net loss per ordinary share	$—	$(0.00)

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021 using a modified retrospective method for transition. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 4 — Initial Public Offering

On February 19, 2021, the Company consummated its Initial Public Offering of 32,500,000 Units, including 2,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $325.0 million, and incurring offering costs of approximately $18.5 million, of which approximately $11.4 million was for deferred underwriting commissions. The underwriters have 45 days from the effective date of the prospectus to exercise the remaining portion of its option to purchase up to 2,000,000 Units at the Initial Public Offering price to cover over-allotments. On April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were forfeited.

Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).

Note 5 — Related Party Transactions

Founder Shares

On December 28, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,906,250 Class B ordinary shares (the “Founder Shares”). On February 16, 2021, the Company effected a share dividend of 718,750 Class B ordinary shares to the Sponsor, resulting in there being an aggregate of 8,625,000 Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to an aggregate of 1,125,000 Founder Shares to the extent that the option to purchase additional Units is not exercised in full by the underwriters or is reduced, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option to purchase an additional 2,500,000 Units on February 19, 2021 and on April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were forfeited by the Sponsor.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,250,000 Private Placement Warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per Private Placement Warrant, generating gross proceeds to the Company of $8.5 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable except as described below in Note 9 and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On December 23, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “IPO Note”). The IPO Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. Prior to the closing of the Initial Public Offering, the Company borrowed approximately $129,000 under the IPO Note. The IPO Note was fully repaid on February 19, 2021. As of December 31, 2021 and December 31, 2020, there was $0 outstanding under the IPO Note. As of December 31, 2021, the facility is no longer available.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors will loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants.

Promissory Note

On July 15, 2021, the Company issued a promissory note (the “Promissory Note”) to the Sponsor providing for borrowings by the Company in an aggregate principal amount of up to $500,000. The Promissory Note was issued to allow for borrowings from time to time by the Company for working capital expenses. The Promissory Note (i) bears no interest, (ii) is due and payable upon the earlier of (a) February 19, 2023 and (b) the date that the Company consummates an initial business combination and (iii) may be prepaid at any time. As of December 31, 2020, there were no amounts under any loans, and as of December 31, 2021, the Company had borrowed $250,000 in loans under the Promissory Note.

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company. For the year ended December 31, 2021, the Company incurred expenses of $110,00 under this agreement. As of December 31, 2021 and December 31, 2020, the Company had accrued approximately $110,000 and $0, respectively, for services in connection with such agreement on the accompanying consolidated balance sheets in accrued expenses and accounts payable.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. As of December 31, 2021 there was approximately $61,000 due to related parties. There was no outstanding balance as of December 31, 2020.

Note 6 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement entered into on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.5 million in the aggregate, payable upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $11.4 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Consulting Agreements

The Company has an agreement with third party consultant to provide certain advisory services to the Company relating to identification of and negotiation with potential targets, assistance with due diligence, marketing, financial analyses and investor relations, pursuant to which the consultants have agreed to defer their fees and have payment of such fees to be solely contingent on the Company closing an initial Business Combination. As of December 31, 2021, the Company has incurred approximately $5.0 million in contingent fees pursuant to these agreements. The Company will recognize an expense for these services when the performance trigger is considered probable, which in this case will occur upon closing of an initial Business Combination.

Note 7 — Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 300,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021, there were 32,500,000 shares of Class A ordinary shares outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the consolidated balance sheet.

The Class A ordinary shares subject to possible redemption reflected on the consolidated balance sheet is reconciled on the following table:

Gross proceeds	$325,000,000
Less:
Fair value of Public Warrants at issuance	(9,880,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(17,947,372)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	27,827,372

Class A ordinary shares subject to possible redemption	$325,000,000

Note 8 — Shareholders’ Equity (Deficit)

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021 and December 31, 2020, there were 32,500,000 and 0, respectively, of Class A ordinary shares issued and outstanding. All Class A ordinary shares subject to possible redemption have been classified as temporary equity (see Note 7).

Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. On December 28, 2020, the Company issued 7,906,250 Class B ordinary shares. On February 16, 2021, the Company effected a share dividend of 718,750 Class B ordinary shares to the Sponsor, resulting in there being an aggregate of 8,625,000 Class B ordinary shares outstanding. Of the of 8,625,000 Class B ordinary shares outstanding, up to 1,125,000 Class B ordinary shares were subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Class B ordinary shares would collectively represent 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option to purchase an additional 2,500,000 Units on February 19, 2021 and on April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were subsequently forfeited.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law; provided that only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to or in connection with the completion of the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 9 — Warrants

As of December 31, 2021 and December 31, 2020, the Company had 6,500,000 and 0, respectively, of Public Warrants and the 4,250,000 and 0, respectively, of Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement relating to the Public Warrants. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price See

“— Redemption of warrants when the price per class A ordinary share equals or exceeds $18.00” and “— Redemption of warrants when the price per class A ordinary share equals or exceeds $10.00” as described below).

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except (i) that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees and (iii) the Sponsor or its permitted transferees will have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 10 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account — Money market fund	$325,028,452	$—	$—

Liabilities:
Derivative warrant liabilities — Public warrants	$—	$3,835,000	$—
Derivative warrant liabilities — Private placement warrants	$—	$2,507,500	$—

As of December 31, 2020, there were no assets or liabilities that are measured at fair value on a recurring basis.

Level 1 assets include investments in money market funds that invest solely in U.S. Treasury securities with an original maturity of 185 days or less. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of Public Warrants were transferred from a Level 3 measurement to a Level 1 measurement in April 2021, when the Public Warrants were separately listed and traded in an active market. Subsequently in December 2021, the estimated fair value of Public Warrants were transferred from a Level 1 measurement to Level 2 measurement. The estimated fair value of the Private Warrants was transferred from a Level 3 measurement to a Level 2 fair value measurement in April 2021, as the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. There were no other transfers to/from Levels 1, 2, and 3 during the year ended December 31, 2021.

The initial fair value of the Public and Private Placement Warrants, issued in connection with the Public Offering, has been estimated using a binomial lattice model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrants’ listed price in an active market was used as the fair value. The estimated fair value of the Public and Private Placement Warrants, prior to Public Warrants being traded in an active market, is determined using Level 3 inputs. Inherent in a binomial lattice model are assumptions related to the Unit price, expected volatility, risk-free interest rate, term to expiration, and dividend yield. The Unit price is based on the publicly traded price of the Units as of the measurement date. The Company estimated the volatility for the Public and Private Placement Warrants based on the implied volatility from the traded prices of warrants issued by other special purpose acquisition companies. The risk-free interest rate is based on interpolated U.S. Treasury rates, commensurate with a similar term to the Public and Private Placement Warrants. The term to expiration was calculated as the contractual term of the Public and Private Placement Warrants, assuming one year to a Business Combination from the IPO date. Finally, the Company does not anticipate paying a dividend. The most significant input was volatility and significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement.

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the year ended December 31, 2021 is summarized as follows:

Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants	16,340,000
Transfer of Public Warrants to Level 1	(8,710,000)
Transfer of Private Warrants to Level 2	(5,695,000)
Change in fair value of derivative warrant liabilities	(1,935,000)

Derivative warrant liabilities at December 31, 2021	$—

Note 11 — Subsequent Events

The Company has evaluated subsequent events and transactions that occurred after the balance sheet date and up to the date consolidated financial statements were available to be issued. Based upon this review, except as noted in Note 1, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

PATHFINDER ACQUISITION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets:
Current assets:
Cash	$42,395	$21,217
Prepaid expenses	254,967	713,426

Total current assets	297,362	734,643
Investments held in Trust Account	326,352,434	325,028,452

Total Assets	$326,649,796	$325,763,095

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$208,663	$200,984
Accrued expenses	2,237,522	330,565
Due to related party	61,116	61,116
Note payable	750,000	250,000

Total current liabilities	3,257,301	842,665
Derivative warrant liabilities	237,580	6,342,500
Deferred underwriting commissions	5,118,750	11,375,000

Total liabilities	8,613,631	18,560,165

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 32,500,000 shares at redemption value of approximately $10.04 and $10.00 as of September 30, 2022 and December 31, 2021, respectively	326,252,434	325,000,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of September 30, 2022 and December 31, 2021	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; no non-redeemable shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 8,125,000 shares issued and outstanding as of September 30, 2022 and December 31, 2021	813	813
Additional paid-in capital	—	—
Accumulated deficit	(8,217,082)	(17,797,883)

Total shareholders’ deficit	(8,216,269)	(17,797,070)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$326,649,796	$325,763,095

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PATHFINDER ACQUISITION CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2022	2021	2022	2021
General and administrative expenses	$2,272,238	$275,332	$2,761,917	$809,556
General and administrative expenses — related party	30,000	30,000	90,000	80,000

Loss from operations	(2,302,238)	(305,332)	(2,851,917)	(889,556)
Other income (expenses):
Change in fair value of derivative warrant liabilities	1,159,920	967,500	6,104,920	6,127,500
Gain from settlement of deferred underwriting commissions	6,256,250	—	6,256,250	—
Offering costs associated with derivative warrant liabilities	—	—	—	(575,330)
Income from investments held in Trust Account	1,108,635	8,193	1,323,982	16,920

Net income	$6,222,567	$670,361	$10,833,235	$4,679,534

Weighted average shares outstanding of Class A ordinary share, basic and diluted	32,500,000	32,500,000	32,500,000	26,666,667

Basic net income per share, Class A ordinary share	$0.15	$0.02	$0.27	$0.13

Weighted average shares outstanding of Class B ordinary share, basic	8,125,000	8,125,000	8,125,000	8,012,821

Basic net income per share, Class B ordinary share	$0.15	$0.02	$0.27	$0.13

Weighted average shares outstanding of Class B ordinary share, diluted	8,125,000	8,125,000	8,125,000	8,125,000

Diluted net income per share, Class B ordinary share	$0.15	$0.02	$0.27	$0.13

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PATHFINDER ACQUISITION CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For The Three and Nine Months Ended September 30, 2022

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — December 31, 2021	—	$—	8,125,000	$813	$—	$(17,797,883)	$(17,797,070)
Net income	—	—	—	—	—	2,109,747	2,109,747

Balance — March 31, 2022 (Unaudited)	—	—	8,125,000	813	—	(15,688,136)	(15,687,323)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(143,799)	(143,799)
Net income	—	—	—	—	—	2,500,921	2,500,921

Balance — June 30, 2022 (Unaudited)	—	—	8,125,000	813	—	(13,331,014)	(13,330,201)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(1,108,635)	(1,108,635)
Net income	—	—	—	—	—	6,222,567	6,222,567

Balance — September 30, 2022 (Unaudited)	—	$—	8,125,000	$813	$—	$(8,217,082)	$(8,216,269)

For The Three and Nine Months Ended September 30, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — December 31, 2020	—	$—	8,625,000	$863	$24,137	$(8,000)	$17,000
Excess cash received over the fair value of the private warrants	—	—	—	—	2,040,000	—	2,040,000
Accretion of Class A ordinary shares subject to possible redemption amount	—	—	—	—	(2,064,137)	(25,763,234)	(27,827,371)
Net income	—	—	—	—	—	1,069,908	1,069,908

Balance — March 31, 2021 (Unaudited)	—	—	8,625,000	863	—	(24,701,326)	(24,700,463)
Forfeiture of Class B ordinary shares	—	—	(500,000)	(50)	50	—	—
Subsequent measurement of Class A ordinary shares subject to redemption against additional paid-in capital	—	—	—	—	(50)	50	—
Net income	—	—	—	—	—	2,939,265	2,939,265

Balance — June 30, 2021 (Unaudited)	—	—	8,125,000	813	—	(21,762,011)	(21,761,198)
Net income	—	—	—	—	—	670,361	670,361

Balance — September 30, 2021 (Unaudited)	—	$—	8,125,000	$813	$—	$(21,091,650)	$(21,090,837)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PATHFINDER ACQUISITION CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$10,833,235	$4,679,534
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(6,104,920)	(6,127,500)
Gain from settlement of deferred underwriting commissions	(6,256,250)	—
Offering costs associated with derivative warrant liabilities	—	575,330
Income from investments held in Trust Account	(1,323,982)	(16,920)
Changes in operating assets and liabilities:
Prepaid expenses	458,459	(857,100)
Accounts payable	7,679	80,000
Accrued expenses	1,906,957	3,329

Net cash used in operating activities	(478,822)	(1,663,327)

Cash Flows from Investing Activities
Cash deposited in Trust Account	—	(325,000,000)

Net cash used in investing activities	—	(325,000,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	500,000	331,243
Repayment of note payable to related party	—	(129,181)
Proceeds received from initial public offering	—	325,000,000
Proceeds received from private placement	—	8,500,000
Offering costs paid	—	(6,970,259)

Net cash provided by financing activities	500,000	326,731,803

Net increase in cash	21,178	68,476
Cash — beginning of the period	21,217	—

Cash — end of the period	$42,395	$68,476

Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$—	$104,505
Offering costs paid by related party under promissory note	$—	$47,937
Deferred underwriting commissions in connection with the initial public offering	$—	$11,375,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Pathfinder Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of September 30, 2022, the Company had not yet commenced operations. All activity for the period from December 18, 2020 (inception) through September 30, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and since the Company’s Initial Public Offering, the search for a business combination target. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Pathfinder Acquisition LLC, a Delaware limited liability company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 16, 2021. On February 19, 2021, the Company consummated its Initial Public Offering of 32,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 2,500,000 additional Units to partially cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $325.0 million, and incurring offering costs of approximately $18.5 million, of which approximately $11.4 million was for deferred underwriting commissions (see Note 5). The underwriters had 45 days from the effective date of the prospectus to exercise the remaining portion of its option to purchase up to 2,000,000 Units at the Initial Public Offering price to cover over-allotments, if any. On April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters. On September 27, 2022, Deutsche Bank Securities, Inc. irrevocably waived its rights to the deferred underwriting commissions in the amount of approximately $6.3 million due under the underwriting agreement consummated in connection with the Initial Public Offering (see Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,250,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per Private Placement Warrant, generating gross proceeds to the Company of $8.5 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $325.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (“Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which are invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders (the “Public Shareholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the second amended and restated memorandum and articles of association which was adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a Public Shareholder on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

closing of the Initial Public Offering or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 19, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. On September 27, 2022, Deutsche Bank Securities, Inc. irrevocably waived its rights to the deferred underwriting commissions in the amount of approximately $6.3 million due under the underwriting agreement consummated in connection with the Initial Public Offering (see Note 5). The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution in the Trust Account will be less than the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. There can be no guarantee that the Company will be successful in obtaining such waivers from its targeted vendors and service providers.

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Liquidity and Capital Resources and Going Concern

As of September 30, 2022, the Company had approximately $42,000 in its operating bank accounts, which is not sufficient working capital to meet its needs through the earlier of the consummation of a Business Combination or through the mandatory liquidation date of February 19, 2023.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 205-40, “Presentation of Financial Statement-Going Concern,” management has determined that working capital needs, the mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, and a loan of approximately $129,000 pursuant to the IPO Note issued to the Sponsor (as defined in Note 4). The Company repaid the IPO Note in full on February 19, 2021. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor will provide the Company Working Capital Loans (as defined in Note 4). As of September 30, 2022 and December 31, 2021, we had borrowed $750,000 and $250,000 in Working Capital Loans under the Promissory Note, respectively (as defined in Note 4).

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected through December 31, 2022.

The accompanying consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on April 1, 2022, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2021, is derived from the consolidated financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Principles of Consolidation

The consolidated financial statements of the Company include its wholly-owned subsidiaries in connection with the Proposed Business Combination (as defined in Note 10). All inter-company accounts and transactions are eliminated in consolidation.

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2022 and December 31, 2021.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof.

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. As of September 30, 2022 and December 31, 2021, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements” approximate the carrying amounts represented in the condensed consolidated balance sheets, except for derivative warrant liabilities (see note 9).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to FASB ASC Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised or expire. The initial fair value of the Public Warrants issued in connection with the Initial Public Offering and the fair value of the Private Placement Warrants have been estimated using a binomial lattice model in a risk-neutral framework. The fair value of the Public Warrants as of September 30, 2022 and December 31, 2021 is based on observable listed prices for such warrants. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the unaudited condensed consolidated statements of operations. Offering costs associated with the Class A ordinary shares issued were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares is classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 32,500,000 Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheet.

The Company has elected to recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital (if available) and accumulated deficit.

Net income (loss) per ordinary share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income per ordinary share is calculated by dividing the net income by the weighted average shares of ordinary shares outstanding for the respective period.

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The calculation of diluted net income does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the Over-Allotment Units) and the Private Placement Warrants to purchase an aggregate of 10,750,000 Class A ordinary shares in the calculation of diluted income per share, because in the calculation of diluted income per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income per share is the same as basic net income per share for the three months and nine months ended September 30, 2022 and 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The Company has considered the effect of Class B ordinary shares that were excluded from weighted average number as they were contingent on the exercise of the over-allotment option by the underwriters. Since the contingency was satisfied, the Company included these shares in the weighted average number as of the beginning of the interim period to determine the dilutive impact of these shares.

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share of ordinary shares:

	For The Three Months Ended September 30,
	2022		2021
	Class A	Class B	Class A	Class B
Net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss), basic	$4,978,054	$1,244,513	$536,289	$134,072
Allocation of net income (loss), diluted	4,978,054	1,244,513	536,289	134,072
Denominator:
Basic weighted average ordinary shares outstanding	32,500,000	8,125,000	32,500,000	8,125,000
Diluted weighted average ordinary shares outstanding	32,500,000	8,125,000	32,500,000	8,125,000

Basic net income (loss) per ordinary share	$0.15	$0.15	$0.02	$0.02

Diluted net income (loss) per ordinary share	$0.15	$0.15	$0.02	$0.02

	For The Nine Months Ended September 30,
	2022		2021
	Class A	Class B	Class A	Class B
Net income per ordinary share:
Numerator:
Allocation of net income, basic	$8,666,588	$2,166,647	$3,598,311	$1,081,223
Allocation of net income, diluted	8,666,588	2,166,647	3,586,709	1,092,825
Denominator:
Basic weighted average ordinary shares outstanding	32,500,000	8,125,000	26,666,667	8,012,821
Diluted weighted average ordinary shares outstanding	32,500,000	8,125,000	26,666,667	8,125,000

Basic net income per ordinary share	$0.27	$0.27	$0.13	$0.13

Diluted net income per ordinary share	$0.27	$0.27	$0.13	$0.13

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the unaudited condensed consolidated financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3 — Initial Public Offering

On February 19, 2021, the Company consummated its Initial Public Offering of 32,500,000 Units, including 2,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $325.0 million, and incurring offering costs of approximately $18.5 million, of which approximately $11.4 million was for deferred underwriting commissions. The underwriters have 45 days from the effective date of the prospectus to exercise the remaining portion of its option to purchase up to 2,000,000 Units at the Initial Public Offering price to cover over-allotments. On April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were forfeited. On September 27, 2022, Deutsche Bank Securities, Inc. irrevocably waived its rights to the deferred underwriting commissions in the amount of approximately $6.3 million due under the underwriting agreement consummated in connection with the Initial Public Offering (see Note 5).

Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions

Founder Shares

On December 28, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,906,250 Class B ordinary shares (the “Founder Shares”). On February 16, 2021, the Company effected a share dividend of 718,750 Class B ordinary shares to the Sponsor, resulting in there being an aggregate of 8,625,000 Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to an aggregate of 1,125,000 Founder Shares to the extent that the option to purchase additional Units is not exercised in full by the underwriters or is reduced, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option to purchase an additional 2,500,000 Units on February 19, 2021 and on April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were forfeited by the Sponsor.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,250,000 Private Placement Warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $2.00 per Private Placement Warrant, generating gross proceeds to the Company of $8.5 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable except as described below in Note 8 and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On December 23, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “IPO Note”). The IPO Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. Prior to the closing of the Initial Public Offering, the Company borrowed approximately $129,000 under the IPO Note. The IPO Note was fully repaid on February 19, 2021. Subsequent to the repayment, the facility was no longer available to the Company.

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors will loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants.

Promissory Note

On July 15, 2021, the Company issued a promissory note (the “Promissory Note”) to the Sponsor providing for borrowings by the Company in an aggregate principal amount of up to $500,000, which was subsequently amended and restated to increase available borrowings to up to $750,000 on May 24, 2022. The Promissory Note was issued to allow for borrowings from time to time by the Company for working capital expenses. The Promissory Note (i) bears no interest, (ii) is due and payable upon the earlier of (a) February 19, 2023 and (b) the date that the Company consummates an initial business combination and (iii) may be prepaid at any time. As of September 30, 2022 and December 31, 2021, the Company had borrowed $750,000 and $250,000 in loans under the Promissory Note, respectively.

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company. For the three months ended September 30, 2022 and 2021, the Company incurred expenses of $30,000 and $30,000 under this agreement, respectively. For the nine months ended September 30, 2022 and 2021, the Company incurred expenses of $90,000 and $80,000 under this agreement, respectively. As of September 30, 2022 and December 31, 2021, the Company had accrued approximately $139,000 and $100,000, respectively, for services in connection with such agreement on the accompanying condensed consolidated balance sheets in accrued expenses and accounts payable.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. As of September 30, 2022 and December 31, 2021, there was approximately $61,000 due to related parties.

Note 5 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement entered into on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.5 million in the aggregate, payable upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $11.4 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. On September 27, 2022, Deutsche Bank Securities, Inc. irrevocably waived its rights to the deferred underwriting commissions due under the underwriting agreement, resulting in a gain from settlement of deferred underwriting commissions of approximately $6.3 million.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these unaudited condensed consolidated financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements.

Consulting Agreements

The Company has an agreement with third party consultant to provide certain advisory services to the Company relating to identification of and negotiation with potential targets, assistance with due diligence, marketing, financial analyses and investor relations, pursuant to which the consultants have agreed to defer their fees and have payment of such fees to be solely contingent on the Company closing an initial Business Combination. As of September 30, 2022 and December 31, 2021, the Company has incurred approximately $5.2 million and $5.0 million, respectively, in contingent fees pursuant to these agreements. The Company will recognize an expense for these services when the performance trigger is considered probable, which in this case will occur upon closing of an initial Business Combination.

Note 6 — Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

300,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2022 and December 31, 2021, there were 32,500,000 shares of Class A ordinary shares outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the condensed consolidated balance sheets.

The Class A ordinary shares subject to possible redemption reflected on the condensed consolidated balance sheets is reconciled on the following table:

Gross proceeds	$325,000,000
Less:
Fair value of Public Warrants at issuance	(9,880,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(17,947,372)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	27,827,372

Class A ordinary shares subject to possible redemption as of December 31, 2021	325,000,000
Increase in redemption value of Class A ordinary shares subject to possible redemption	143,799

Class A ordinary shares subject to possible redemption as of June 30, 2022	325,143,799
Increase in redemption value of Class A ordinary shares subject to possible redemption	1,108,635

Class A ordinary shares subject to possible redemption as of September 30, 2022	$326,252,434

Note 7 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of September 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2022 and December 31, 2021, there were 32,500,000 of Class A ordinary shares issued and outstanding. All Class A ordinary shares subject to possible redemption have been classified as temporary equity (see Note 6).

Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. On December 28, 2020, the Company issued 7,906,250 Class B ordinary shares. On February 16, 2021, the Company effected a share dividend of 718,750 Class B ordinary shares to the Sponsor, resulting in there being an aggregate of 8,625,000 Class B ordinary shares outstanding. Of the of 8,625,000 Class B ordinary shares outstanding, up to 1,125,000 Class B ordinary shares were subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Class B ordinary shares would collectively represent 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

partially exercised their over-allotment option to purchase an additional 2,500,000 Units on February 19, 2021 and on April 2, 2021, the over-allotment option on the remaining Units expired unexercised by the underwriters; thus, 500,000 Class B ordinary shares were subsequently forfeited. As of September 30, 2022 and December 31, 2021, there were 8,125,000 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law; provided that only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to or in connection with the completion of the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 8 — Warrants

As of September 30, 2022 and December 31, 2021, the Company had 6,500,000 of Public Warrants and the 4,250,000 of Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement relating to the Public Warrants. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price See “-Redemption of warrants when the price per class A ordinary share equals or exceeds $18.00” and “-Redemption of warrants when the price per class A ordinary share equals or exceeds $10.00” as described below).

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except (i) that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees and (iii) the Sponsor or its permitted transferees will have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

September 30, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account — money market fund	$326,352,434	$—	$—
Liabilities:
Derivative warrant liabilities — Public warrants	$—	$143,650	$—
Derivative warrant liabilities — Private placement warrants	$—	$93,930	$—

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account — money market fund	$325,028,452	$—	$—
Liabilities:
Derivative warrant liabilities — Public warrants	$—	$3,835,000	$—
Derivative warrant liabilities — Private placement warrants	$—	$2,507,500	$—

Level 1 assets include investments in money market funds that invest solely in U.S. Treasury securities with an original maturity of 185 days or less. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of Public Warrants was transferred from a Level 3 measurement to a Level 1 measurement in April 2021, when the Public Warrants were separately listed and traded in an active market. Subsequently in December 2021, the estimated fair value of Public Warrants was transferred from a Level 1 measurement to Level 2 measurement due to lack of trading activity. The estimated fair value of the Private Placement Warrants was transferred from a Level 3 measurement to a Level 2 fair value measurement in April 2021, as the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. There were no other transfers to/from Levels 1, 2, and 3 during the nine months ended September 30, 2022 or the year ended December 31, 2021.

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The initial fair value of the Public and Private Placement Warrants, issued in connection with the Initial Public Offering, has been estimated using a binomial lattice model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrants’ listed price in an active market was used as the fair value. The estimated fair value of the Public and Private Placement Warrants, prior to Public Warrants being traded in an active market, is determined using Level 3 inputs. Inherent in a binomial lattice model are assumptions related to the Unit price, expected volatility, risk-free interest rate, term to expiration, and dividend yield. The Unit price is based on the publicly traded price of the Units as of the measurement date. The Company estimated the volatility for the Public and Private Placement Warrants based on the implied volatility from the traded prices of warrants issued by other special purpose acquisition companies. The risk-free interest rate is based on interpolated U.S. Treasury rates, commensurate with a similar term to the Public and Private Placement Warrants. The term to expiration was calculated as the contractual term of the Public and Private Placement Warrants, assuming one year to a Business Combination from the IPO date. Finally, the Company does not anticipate paying a dividend. The most significant input was volatility and significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement.

There were no change in fair value of the derivative liabilities, measured using Level 3 inputs, for the three and nine months ended September 30, 2022. The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three and nine months ended September 30, 2021 is summarized as follows:

Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Placement Warrants	16,340,000
Change in fair value of derivative warrant liabilities	(1,935,000)

Derivative warrant liabilities at March 31, 2021	14,405,000
Transfer of Public Warrants to Level 1	(8,710,000)
Transfer of Private Placement Warrants to Level 2	(5,695,000)
Change in fair value of derivative warrant liabilities	—

Derivative warrant liabilities at June 30, 2021	—
Derivative warrant liabilities at September 30, 2021	$—

Note 10 — Subsequent Events

The Company has evaluated subsequent events and transactions that occurred up to the date the unaudited condensed consolidated financial statements were issued. Based upon this review, except for as noted below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Proposed Business Combination

On October 3, 2022, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Movella Inc., a Delaware corporation (“Movella”, and Motion Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”). The Business Combination Agreement and the transactions contemplated thereby (collectively, the “Proposed Business Combination”) were

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

approved by the boards of directors of each of the Company, Movella and Merger Sub and the company in its capacity as the sole shareholder of Merger sub.

In accordance with the terms and subject to the conditions of the Business Combinations Agreement, among other things, (i) the Company will change its jurisdiction of incorporation by deregistering as Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company will change its name to “Movella Holdings Inc.” (“New Movella”) and (ii) on the closing date, after the domestication, Merger Sub will merge with and into Movella (the “Merger”), with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella will be a wholly owned subsidiary of New Movella (the time that the Merger becomes effective being referred to as the “Effective Time”).

In connection with the Domestication, on the closing date prior to the Effective Time: (i) each issued and outstanding Class A ordinary share of the Company and each issued and outstanding Class B ordinary share of the Company will be converted into one share of common stock, par value $0.00001 per share, of New Movella (the “New Movella Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of the Company will automatically represent the right to purchase one share of New Movella Common stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Company warrant agreement; (iii) the governing documents of the Company will be amended and restated and become the certificate of incorporation and the bylaws of New Movella; and (iv) the Company’s name will change to “Movella Holdings Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of the Company that has not been previously separated into the underlyingly Class A ordinary shares and the underlying warrants of the Company prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Movella Common Stock and one-fifth of one warrant representing the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Company warrant agreement.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock and each outstanding Movella option to purchase a share of Movella Common Stock (a “Movella Option”) (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Stock (on an as-converted basis) in each case, under the Movella Holdings Inc. 2022 Stock Incentive Plan, which remains subject to approval of the Company’s shareholders at the extraordinary general meeting, and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

In connection with the Business Combination Agreement, the Company, Merger Sub and Movella entered into a debt commitment letter, dated as of October 3, 2022 (the Commitment Letter”), with FP Credit Partners, L.P., an affiliate of Francisco Partners (FP Credit Partners, L.P. and/or its managed funds, affiliates, financing parties or investment vehicles, collectively, “FP”), pursuant to which FP has committed to provide $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FP has committed (i) to provide a senior secured note facility in the aggregate principal amount of $25 million (the “Pre-Close Facility”) prior to the closing of the Business Combination (the “Closing”), (ii) to launch a tender offer for the purchase of up to $75 million of the Company’s Class A ordinary shares (the “Tender Offer”), and (iii) to the extent the total

PATHFINDER ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

amount tendered and actually purchased upon expiration of the Tender Offer is less than $75 million, to purchase from the Company an amount of New Movella Common Stock equal to the difference between $75 million and the amount of the Company’s Class A ordinary shares purchased by FP in the Tender Offer (the “FP Private Placement”), which would occur substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication). The ordinary shares purchased in the Tender offer and the FP Private Placement are collectively referred to herein as the “FP Shares”. In exchange for the entry into a non-redemption agreement for the FP Share, Movella will issue to FP at the Closing a 5-year $75 million venture-linked secured note (the “VLN Facility”) which shall be used to, among other things, refinance the Pre-Close Facility in its entirety. The Pre-Close Facility and the VLN Facility shall be documented under a note purchase agreement and related definitive documents. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to cause FP to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, Based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the scheduled contractual return of the VLN Facility upon a repayment or refinancing event. The VLN Facility will mature five years after the date of the Merger; provided that if the Merger has not occurred by the earlier of (i) the termination of the Business Combination Agreement and (ii) April 30, 2023, then the Pre-Close Facility shall mature three years after the execution date of the note purchase agreement. The Commitment Letter also contemplates the issuance of 1.0 million shares of common stock by New Movella to FP at the Effective Time, subject to and conditioned upon the Merger occurring and the full deemed funding of the VLN Facility.

For additional information regarding the Business Combination Agreement, see the Company’s Current Report on Form 8-K filed with the SEC on October 4, 2022.

On October 12, 2022, the underwriter, RBC Capital Markets, LLC irrevocably waived its rights to the deferred underwriting commissions due under the underwriting agreement consummated in connection with the Initial Public Offering.

On October 29, 2022, Stifel, Nicolaus & Company, Inc. irrevocably waived its right to the deferred underwriting commission due under the underwriting agreement consummated in connection with the Initial Public Offering.

Promissory Note

On October 3, 2022, the Company amended and restated the Promissory Note issued to the Sponsor to allow for an increase in available borrowing from time to time of an additional $500,000, for an aggregate principal amount of up to $1,250,000. The Promissory Note was issued to allow for borrowing from time to time by the Company for working capital expenses. The promissory Note (i) bears no interest, (ii) is due and payable upon the earlier of (a) February 19, 2023 and (b) the date that the Company consummated an initial business combination and (iii) may be prepaid at any time. As of September 30, 2022 and December 31, 2021, the Company had borrowed $750,000 and $250,000 in loans under the Promissory Note, respectively.

Movella Inc.

Consolidated Financial Statements as of and for the years ended December 31, 2021 and 2020 and Report of Independent Registered Public Accounting Firm

Movella Inc. and its subsidiaries

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Movella Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Movella Inc. and its subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income (loss), mezzanine equity and stockholders’ deficit, and cash flows for each of the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from continuing operations and net cash used in operating activities. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of Matter

As discussed in Note 22 to the financial statements, the 2021 and 2020 financial statements have been restated to correct misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2019.

San Jose, California

October 31, 2022, except for Note 22 as to which the date is December 14, 2022

MOVELLA INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$11,166	$20,841
Marketable equity securities	58	490
Accounts receivable, net of allowance for doubtful accounts of $20 and $77 at December 31, 2021 and 2020, respectively	4,478	3,333
Other receivables—MEMSIC	—	10,758
Inventories	4,535	2,350
Prepaid expenses and other current assets	2,250	5,592
Current assets from discontinued operations	291	350

Total current assets	22,778	43,714
Property and equipment, net	2,734	1,530
Goodwill	38,584	39,595
Intangible assets, net	20,902	27,844
Non-marketable equity securities and other assets	25,110	25,137
Other assets from discontinued operations	—	87

Total assets	$110,108	$137,907

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities:
Accounts payable	$2,528	$1,472
Accrued expenses and other current liabilities	5,622	6,611
Line of credit and current portion of long-term debt	1,353	8,009
Current portion of deferred revenue	2,422	2,100
Payable to Kinduct sellers – current	5,954	4,000
Current liabilities from discontinued operations	357	425

Total current liabilities	18,236	22,617
Long-term debt	8,396	4,783
Deferred revenue, net of current portion	1,170	1,091
Deferred tax liabilities, net	222	1,259
Other non-current liabilities	371	368
Payable to Kinduct sellers – non-current	—	5,536

Total liabilities	28,395	35,654

Commitments and contingencies (Note 20)
Mezzanine equity:
Series D-1 redeemable convertible preferred stock, $0.0001 par value. 6,562,724 shares authorized, and issued and outstanding at December 31, 2021 2020; liquidation preference of $30,000 as of December 31, 2021 and 2020	39,307	36,796
Series A convertible preferred stock, $0.0001 par value. 10,000,000 shares authorized, and issued and outstanding at December 31, 2021 and 2020; liquidation preference of $10,000 as of December 31, 2021 and 2020	9,950	9,950
Series B convertible preferred stock, $0.0001 par value. 11,791,929 shares authorized; 8,741,929 shares issued and outstanding at December 31, 2021 and 2020; liquidation preference of $24,800 as of December 31, 2021 and 2020	24,680	24,680

MOVELLA INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2021	2020
Series C convertible preferred stock, $0.0001 par value. 13,122,055 shares authorized, and issued and outstanding at December 31, 2021 and 2020; liquidation preference of $37,226 as of December 31, 2021 and 2020	37,032	37,032
Series D convertible preferred stock, $0.0001 par value. 7,470,088 shares authorized, and issued and outstanding at December 31, 2021 and 2020; liquidation preference of $31,043 as of December 31, 2021 and 2020	30,780	30,780
Series E convertible preferred stock, $0.0001 par value. 18,024,809 shares authorized; 10,458,755 shares issued and outstanding at December 31, 2021 and 2020; liquidation preference of $43,463 as of December 31, 2021 and 2020	40,750	40,780

Total mezzanine equity	182,499	180,018

Stockholders’ deficit:
Common stock, $0.0001 par value. 95,000,000 shares authorized, 9,184,092 and 9,050,160 shares issued and outstanding at December 31, 2021 and 2020 respectively	1	1
Additional paid-in capital	—	—
Accumulated other comprehensive income	1,431	2,887
Accumulated deficit	(109,601)	(90,500)

Total Movella stockholders’ deficit	(108,169)	(87,612)

Non-controlling interest in subsidiaries	7,383	9,847

Total stockholders’ deficit	(100,786)	(77,765)

Total liabilities, mezzanine equity and stockholders’ deficit	$110,108	$137,907

The accompanying notes are an integral part of these consolidated financial statements.

MOVELLA INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Year Ended December 31,
	2021	2020
	Restated	Restated
Revenues:
Product	$28,848	$21,852
Service	5,566	2,141

Total revenues	34,414	23,993

Cost of revenues:
Product	12,049	10,151
Service	4,412	1,043

Total cost of revenues	16,461	11,194

Gross profit	17,953	12,799

Operating expenses:
Research and development	14,014	8,425
Sales and marketing	10,710	8,955
General and administrative	12,943	8,327

Operating expenses	37,667	25,707

Loss from operations	(19,714)	(12,908)
Other income (expense):
Interest expense, net	(1,965)	(1,631)
Other income, net	2,148	2,264

Loss from continuing operations before income taxes	(19,531)	(12,275)
Income tax benefit	(728)	(859)

Net loss from continuing operations	(18,803)	(11,416)
Income (loss) from discontinued operations (net of tax)	(156)	41,348

Net (loss) income	(18,959)	29,932
Net loss attributable to non-controlling interests	(1,300)	(839)

Net (loss) income attributable to Movella Inc.	$(17,659)	$30,771

Deemed dividend from accretion of Series D-1 convertible preferred stock	(2,511)	(2,356)

Net (loss) income attributable to common stockholders	$(20,170)	$28,415

Loss per share from continuing operations, basic and diluted	$(2.20)	$(1.46)
(Loss) income per share from discontinuing operations, basic and diluted	$(0.02)	$4.67
Net (loss) income per share, basic and diluted	$(2.22)	$3.21
Weighted average shares outstanding, basic and diluted	9,101,819	8,860,335

The accompanying notes are an integral part of these consolidated financial statements.

MOVELLA INC.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	Year Ended December 31,
	2021	2020
Net (loss) income	$(18,959)	$29,932
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments, net of tax	(1,456)	4,565

Comprehensive (loss) income	(20,415)	34,497
Comprehensive loss attributable to non-controlling interests	(1,300)	(839)

Comprehensive (loss) income attributable to Movella Inc.	$(19,115)	$35,336

The accompanying notes are an integral part of these consolidated financial statements.

MOVELLA INC.

Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit

(In thousands, except share data)

	Redeemable convertible preferred stock		Non-redeemable convertible preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Non-controlling interests	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2019	6,562,724	$34,440	39,334,072	$102,442	8,702,093	$1	$711	$(1,678)	$(120,279)	$9,480	$(111,765)
Stock-based compensation expense	—	—	—	—	—	—	419	—	—	—	419
Accretion of Series D-1 convertible preferred stock	—	2,356	—	—	—	—	(1,364)	—	(992)	—	(2,356)
Issuance of Series E preferred stock, net	—	—	7,989,026	30,517	—	—	—	—	—	—	—
Issuance of Series E preferred stock – Kinduct acquisition	—	—	2,406,333	10,000	—	—	—	—	—	—	—
Issuance of Series E preferred stock to settle liabilities	—	—	63,396	263	—	—	—	—	—	—	—
Issuance of common stock for exercise of options	—	—	—	—	348,067	—	118	—	—	—	118
Issuance of common stock warrants to Eastward	—	—	—	—	—	—	116	—	—	—	116
Foreign currency translation adjustment	—	—	—	—	—	—	—	4,565	—	—	4,565
Proceeds from sales of shares to non-controlling interest	—	—	—	—	—	—	—	—	—	1,206	1,206
Net income (loss)	—	—	—	—	—	—	—	—	30,771	(839)	29,932

Balance, December 31, 2020	6,562,724	36,796	49,792,827	143,222	9,050,160	1	—	2,887	(90,500)	9,847	(77,765)
Stock-based compensation expense	—	—	—	—	—	—	786	—	—	—	786
Accretion of Series D-1 convertible preferred stock	—	2,511	—	—	—	—	(1,069)	—	(1,442)	—	(2,511)
Issuance cost of Series E preferred stock	—	—	—	(30)	—	—	—	—	—	—	—
Issuance of common stock for exercise of options	—	—	—	—	133,932	—	58	—	—	—	58
Issuance of common stock warrants to Eastward	—	—	—	—	—	—	225	—	—	—	225
Foreign currency translation adjustment	—	—	—	—	—	—	—	(1,456)	—	—	(1,456)
Dissolution of TDI Entity	—	—	—	—	—	—	—	—	—	(1,164)	(1,164)
Net loss	—	—	—	—	—	—	—	—	(17,659)	(1,300)	(18,959)

Balance, December 31, 2021	6,562,724	$39,307	49,792,827	$143,192	9,184,092	$1	$—	$1,431	$(109,601)	$7,383	$(100,786)

The accompanying notes are an integral part of these consolidated financial statements.

MOVELLA INC.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(18,959)	$29,932
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	7,280	4,691
Stock-based compensation expense	786	419
Loss on disposals of property and equipment	24	119
Gain on License of IP-MEMSIC, net of tax	—	(47,407)
Gain on sale of TDI assets	—	(2,100)
Unrealized (gain) loss on the marketable securities	(67)	110
Amortization of debt issuance costs	249	74
Deferred income taxes	(1,037)	(992)
Non-cash interest expense from note accretion	543	—
Gain on forgiveness of PPP Loan	(612)	—
Gain from dissolution of TDI entity	(665)	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(1,100)	885
Inventories	(2,185)	3,616
Prepaid expenses and other assets	3,342	(1,084)
Other assets	28	16
Other accounts receivables-MEMSIC	1,086	(1,063)
Accounts payable	1,157	(2,949)
Accrued expenses and other liabilities	(1,189)	910
Deferred revenue	401	952
Deferred rent	—	(36)
Other liabilities	159	74

Net cash used in operating activities	(10,759)	(13,833)

Cash flows from investing activities:
Acquisition of business - net of cash	—	(26,260)
Proceeds from sale of TDI assets	—	1,500
Proceeds from licensing of IP-MEMSIC	9,686	12,633
Proceeds from sale of property and equipment	—	31
Purchases of property and equipment	(1,877)	(737)

Net cash provided by (used in) investing activities	7,809	(12,833)

MOVELLA INC.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2021	2020
Cash flows from financing activities:
Proceeds from term loans or the line of credit	$8,298	$1,129
Proceeds from issuance of Series E Preferred Stock, net	(30)	30,517
Principal payments of loans	(14,893)	(4,548)
Proceeds from the exercise of stock options	58	118
Payment of debt issuance costs	(118)	(30)
Proceeds from sale of shares to non-controlling interest	—	1,206

Net cash provided by (used in) financing activities	(6,685)	28,392

Effect of foreign exchange rate changes on cash and equivalents	(40)	57

Net (decrease) increase in cash and cash equivalents	(9,675)	1,783
Cash and cash equivalents:
Beginning of year	20,841	19,058

End of year	$11,166	$20,841

Supplemental disclosures of cash flow information:
Cash paid for interest	$863	$1,307
Cash paid for taxes	956	—
Supplemental disclosure of noncash financing activity:
Accretion of Series D-1 convertible preferred Stock	2,511	2,356
Issuance of Series E convertible preferred stock to Kinduct sellers	—	10,000
Deferred consideration payable to Kinduct sellers	—	9,385
Issuance of Series E convertible preferred stock to settle liabilities	—	263
Receipt of equity security proceeds from sale of TDI assets	—	600
Distribution of equity shares to TDI NCI	499	—
Issuance of warrants to lender	225	—

The accompanying notes are an integral part of these consolidated financial statements.

MOVELLA INC.

Notes to Consolidated Financial Statements

1.	Organization

Description of business

Movella Inc. (the Company or Movella) was incorporated in the state of Delaware on August 14, 2009. Previously the Company was known as mCube Inc, and post September 27, 2021, the Company renamed as MovellaTM . Movella is a global innovator of advanced technologies and products that sense, capture and analyze all aspects of movement. The Company provides a full-stack total solution across hardware, software, and data analytics. The Company offers products to customers online and through sales offices and distributors in the United States and internationally. The Company is headquartered in San Jose, California and has subsidiaries in Taiwan, China, United States, Canada, and the Netherlands.

Going Concern

The Company has prepared its consolidated financial statements assuming that the Company will continue as a going concern. The Company has incurred recurring losses from continuing operations and net cash used in operating activities including a net loss from continuing operations of $18.8 million and net cash used in operating activities of $10.8 million for the year ended December 31, 2021. The Company has cash and cash equivalents of $11.2 million as of December 31, 2021. The continuation of the Company as a going concern is dependent upon, among other things, the continued financial support from its investors to fund operations, the ability of the Company to obtain necessary equity or debt financing, and the attainment of profitable operations. Before considering management’s plans, these conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date of issuance of the December 31, 2021 consolidated financial statements.

In response to the conditions identified above, the Company has taken steps during the second half of 2020 and into 2021 to reduce its operating expenses in its United States and Asian entities which were related to the component business that was licensed to MEMSIC Semiconductor (Tianjin) Co. Ltd. (“MEMSIC”) in June 2020 by reducing staff and implementing other cost reduction actions, and believes that it could reduce operating expenses further if necessary to manage liquidity and cash levels. In July 2021, the Company made the decision to discontinue its component chipset business due to the recurring operating losses. Subsequent to year end in February and March 2022, the Company raised $5.9 million in cash proceeds from the issuance of both term debt and convertible bridge notes. Management’s plans include raising additional cash proceeds from convertible bridge notes during 2022.

In response to the conditions identified above, the Company has taken steps to reduce its operating expenses in June 2022 by reducing staff and implementing other cost reduction actions and believes that it could reduce operating expenses further if necessary to manage liquidity and cash levels. Management’s plans include raising additional cash proceeds from a capital markets transaction, or debt financing in the twelve months following the date of issuance of these financial statements.

The Company will require additional cash to fund its operations over the next twelve months from the date of issuance of the December 31, 2021 financial statements. The Company believes that it will be successful in executing its plans to raise additional cash proceeds from the issuance of convertible bridge notes or other financing transactions. However, no assurance can be given that the Company will be successful with its plans to raise additional cash proceeds from debt or other financing transactions. As a result, the substantial doubt about the Company’s ability to continue as a going concern has not been alleviated. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include

MOVELLA INC.

Notes to Consolidated Financial Statements

the accounts of the Company, its wholly-owned and majority-owned subsidiaries, and joint ventures in which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation. On November 3, 2021, the Company dissolved its majority owned subsidiary Ten Degrees, Inc (“TDI”) subsequent to the asset sale to Inpixon on August 19, 2020. See Note 10. Divestitures for more information on the asset sale.

See Note 5. Joint Ventures for more information on the Company’s Chinese joint venture Qingdao Hygealeo Technology Co. Ltd. (“Qingdao JV”).

Discontinued Operations

In July 2021, the Company discontinued their components business due to recurring operating losses, per the determination of management and the Company’s Board of Directors. In accordance with Accounting Standards Codification (“ASC”) 205-20, Presentation of Financial Statements—Discontinued Operations, the result of operations and financial positions of the components business have been reclassified to discontinued operations for all periods presented as the exit of the components business represents a strategic shift that had a major effect on the Company’s results of operations. See Note 9. Discontinued Operations for more information regarding the Company’s discontinued operations.

Reclassification

Certain reclassifications have been made to the Company’s consolidated financial statements for the year ended December 31, 2020 to conform to the current period’s consolidated financial statement presentation. A reclassification of approximately $3.3 million from operating expenses to cost of revenues was recorded to reclass the developed technology intangible asset amortization expense related to the Kinduct and Xsens acquisitions, as well as developed technology (Patents) held by the Company’s Qinqdao Joint Venture. The reclassifications had no impact on total revenues, expenses, assets, liabilities, stockholders’ deficit, cash flows from operating activities, cash flows from investing activities, or cash flows from financing activities for all periods presented.

2. Significant accounting policies

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Such estimates include, but not limited to, measurement of valuation allowances relating to accounts receivable, inventories and deferred tax assets; estimates of future payouts for customer incentives and allowances and warranties; uncertain tax positions; fair values of stock-based compensation and valuation of common stock, preferred stock and warrants; estimates and assumptions used in connection with business combinations; useful lives of long-lived assets including property and equipment; revenue recognition including multi-performance obligations; and future cash flows used to assess and test for impairment of goodwill and long-lived assets, if applicable. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Due to the Coronavirus (“COVID-19”) pandemic, there has been uncertainty and disruption in the global economy and financial markets. The Company is not aware of any specific event or circumstance that would require a material update to its estimates or judgments or an adjustment of the carrying value of its assets or

MOVELLA INC.

Notes to Consolidated Financial Statements

liabilities as of December 31, 2021. However, these estimates may change as new events occur and additional information is obtained, as well as other factors related to COVID-19 that could result in material impacts to the Company’s consolidated financial statements in future reporting periods.

Significant Risks and Uncertainties

The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products as forecasted, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

Concentration of Risks

Concentration of credit risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains a substantial portion of its cash and cash equivalents in checking and savings accounts with banks. Management believes that the banks that hold the Company’s cash are financially sound and, accordingly, are subject to minimal credit risk. Deposits held with banks may exceed the amount of insurance provided on such deposits. The Company generally does not require collateral or other security in support of accounts receivable. The Company periodically reviews the need for an allowance by considering factors such as historical experience, credit quality, the age of the account receivable balances and current economic conditions that may affect a customer’s ability to pay.

As of December 31, 2021, there was no customer that represented 10% or more of the company’s accounts receivable balance. As of December 31, 2020, one customer represented 12% of the company’s accounts receivable balances with the balance of $ 0.4 million.

Concentration of customers

For both year ended December 31, 2021 and December 31, 2020, no customer represented 10% or more of the Company’s consolidated revenues.

Concentration of suppliers

For the years ended December 31, 2021 and 2020, one supplier represented 50% and 36% of the Company’s inventory purchases, accounting for $4.3 million and $3.5 million in total purchases, respectively.

Foreign Currency Translation and Transactions

The Company predominately uses the U.S. dollar as its functional currency. Assets and liabilities denominated in non-U.S. currencies are remeasured into U.S. dollars at current exchange rates for monetary assets and liabilities and at historical exchange rates for non-monetary assets and liabilities. Revenue, costs and expenses denominated in non-U.S. currencies are recorded in U.S. dollars at the average rates of exchange prevailing during the period. The Company includes gains or losses from foreign currency remeasurement in other income, net in the consolidated statements of operations. Certain non-U.S. subsidiaries designate the local currency as their functional currency, and the Company records the translation of their assets and liabilities into U.S. dollars using the current exchange rate at the balance sheet date as translation adjustments and includes them as a component of accumulated other comprehensive income in the consolidated balance sheets.

MOVELLA INC.

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

The Company’s cash and cash equivalents include cash held in checking and savings accounts and highly liquid securities with original maturity dates of three months or less from the original date of purchase. Approximately $5.1 million and $12.8 million of the Company’s cash and cash equivalents balance were held outside of the U.S. as of December 31, 2021 and 2020, respectively. There are restrictions on the Company’s ability to transfer cash and cash equivalents of $3.2 million held outside of the U.S. by its subsidiary and its joint venture entity in China as of December 31, 2021.

Marketable Equity Securities

The Company’s marketable equity securities comprise of shares of Inpixon received as part of consideration for an asset sale in 2020. The Company classified these shares as available-for-sale (“AFS”) and reevaluate such classification at each balance sheet date. The Company may sell these securities at any time for use in current operations, and therefore classified these securities as current assets in the consolidated balance sheets. The Company carries these securities at market value and records mark-to-market adjustment in the income statement. Realized gains and losses from the sale of marketable equity securities are determined based on the market price on the date of sale. Realized gains and losses are reported in other income in the consolidated statements of operations. During the years ended December 31, 2021 and 2020, the Company recorded $0.07 million of unrealized gain and $0.1million of unrealized loss, respectively, on the marketable equity securities. As of December 31, 2021 and 2020, the fair value of these marketable equity securities were $0.1 million and $0.5 million, respectively.

Inventories

Inventory consists of raw materials, work-in-progress and finished goods representing the sensors and related components. Inventories are stated at lower of standard cost (which approximates actual cost on a first-in, first-out basis) or net realizable value. The Company records inventory write-downs for potentially excess inventory based on forecasted demand, economic trends, technological obsolescence of its products and transition of inventory related to new product releases. At the point of loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed for financial reporting purposes using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their useful life or the remaining lease term. Expenditures for maintenance and repairs are charged to operations in the period in which the expense is incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed, and any resulting gain or loss is recorded as a component of operating expenses in the consolidated statement of operations. The estimated useful lives of property and equipment are as follows:

Estimated useful lives
Office equipment	5 years
Computer hardware	3 to 5 years
Lab equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	2 to 5 years
Computer software	3 to 5 years
Production equipment	3 years

MOVELLA INC.

Notes to Consolidated Financial Statements

The Company evaluates the recoverability of the carrying amount of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. A potential impairment charge is evaluated when the undiscounted expected cash flows derived from an asset group are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset group exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of the asset group.

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually on October 1 of each year.

For the years ended December 31, 2021 and 2020, the Company performed its annual goodwill impairment assessment and concluded that there was no impairment related to goodwill

Acquired Intangible Assets

The Company’s intangible assets include developed technology, customer relationships, patents, and trademarks and non-compete agreements. These are stated at cost less accumulated amortization, are amortized over their estimated useful lives using the straight-line method. Acquired intangible assets and long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset group containing these assets may not be recoverable. For the years ended December 31, 2021 and 2020, no impairment losses were recognized. The estimated useful lives of intangible assets are as follows:

Estimated useful lives
Developed technology	5 to 10 years
Customer relationships	2 to 3 years
Patents and trademarks	10 years
Non-compete agreements	2 years

Non-marketable Equity Securities

The Company’s non-marketable equity securities comprise of shares of a privately held company which the Company received in 2021 as consideration for a licensing arrangement. The Company does not have significant influence over the privately held company and these equity securities do not have readily determinable fair values, as such the Company accounted for these equity securities using a measurement alternative in accordance with ASC 321, Investments—Equity Securities, which allows entities to measure these investments at cost, less any impairment, adjusted for changes from observable price changes in orderly transactions for identifiable or similar investments of the same issuer.

At December 31, 2021, the Company performed its annual assessment of fair value and concluded that there was no impairment related to the non-marketable equity security for the year ended December 31, 2021.

See Note 9. Discontinued Operations for more details on the licensing arrangement.

Preferred Stock Redemption and Classification

The Series D-1 convertible redeemable preferred stock (the “Series D-1 Preferred Stock”) contains a liquidation preference whereby holders of the Series D-1 Preferred Stock are entitled to receive consideration equal to their

MOVELLA INC.

Notes to Consolidated Financial Statements

original issue price plus all declared but unpaid dividends, prior to payment to the holders of other series of convertible preferred stock or the holders of common stock. As such, the holders of the Series D-1 Preferred Stock could receive cash entirely while the holders of subordinated equity instruments could receive nothing or cash plus other assets of the company, which is not the same form of consideration as the holders of the Series D-1 Preferred Stock. Likewise, the Series E Preferred Stock has a liquidation preference to the Series D Preferred Stock, Series C Preferred Stock, and Series B and Series A Preferred Stock. The Series D Preferred Stock has a liquidation preference to the Series C Preferred Stock, and Series B and Series A Preferred Stock. The Series C Preferred Stock has a liquidation preference to Series B and Series A Preferred Stock. The Series B and Series A Preferred Stock have a liquidation preference to the Common Stock.

The Series D-1 Preferred Stock is redeemable at a price per share equal to the original issue price of $4.5713 per share, plus an amount per share equal to 8% of the original issue price for each year following the original issue date, not more than 60 days after receipt of a written notice from a majority of the Series D-1 shareholders by the Company at any time on or after September 28, 2023.

As the preferred stockholders have the ability to control a majority of the votes of the board of directors, a deemed redemption from a voluntary liquidation may occur that is in the control of the preferred stockholders and outside the control of the Company, and holders of common stock may not receive the same form of consideration as the holders of the preferred stock, the Company concluded that all of the other Series of preferred stock is redeemable at the option of the holder and should be classified in mezzanine equity on the consolidated balance sheets.

Revenue Recognition

Revenue is recognized when a customer obtains control of promised products and services and the Company has satisfied its performance obligations. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for the products and services. To achieve this core principle, the Company applies the following five steps:

Step	1. Identification of the contract(s) with a customer;
Step	2. Identification of the performance obligations in the contracts(s);
Step	3. Determination of the transaction price;
Step	4. Allocation of the transaction price to the performance obligations;
Step	5. Recognition of the revenue when, or as, the Company satisfies a performance obligation.

The Company derives its revenue from several sources. First, the Company enters into sales agreements with distributors to assist in the commercialization of the Company’s core products. The Company sells its products and related parts through their distributors, and additionally the Company offers repair services to support their core products. Lastly, the Company also has subscription-based software-as-a-service (“SAAS”) offerings for the Company’s Kinduct platform.

The sales revenue includes revenue arising from different types of contractual arrangements, including cost-type contracts and fixed-price contracts. Revenue from the sales of the Company’s products primarily includes the sales of Xsens motion technology, which includes (1) hardware integrated with software, (2) support and maintenance and (3) accessories. Revenue related to the Company’s SAAS offerings Kinduct platform includes licensing fees and professional services for the delivery of custom developments. Reimbursements of out-of-pocket expenses received from customers have been included as part of revenues. Revenues are reported net of value-added tax, business tax and applicable discounts and allowances.

MOVELLA INC.

Notes to Consolidated Financial Statements

Product Sales Revenue

The Company recognizes revenue from products sold to distributors when the Company satisfies a performance obligation by transferring control over a product to the customer. Revenue from sales of our products is recognized at a point in time when control over the goods is transferred to the customer. Transfer of control occurs when title and risk of loss transfers and the customer or distributor becomes obligated to pay for the products they have contracted to purchase.

Sales to certain distributors are made under arrangements that provide the distributors with price adjustments, price protection, stock rotation and other allowances under certain circumstances. These adjustments and allowances are accounted for as variable consideration under ASC 606. The Company estimates the amount of consideration to which it will be entitled using recent historical data and applying the expected value method. The Company believes that there will not be significant changes to its estimates of variable consideration.

Usually, there is only a single performance obligation in the contract, and therefore the entire transaction price is allocated to the single performance obligation. Revenues are recorded net of provisions for related sales returns and allowances.

The Company recognizes shipping fees, if any, received from customers in revenue. Freight and handling costs are included in cost of revenues and are recognized as period expense when incurred. Taxes assessed by government authorities on revenue-producing transactions, including value-added and excise taxes, are presented on a net basis.

Xsens Motion Technology Revenue

The Company offers multiples products under arrangements involving Xsens Motion Technology: (1) hardware integrated with software, (2) support and maintenance and (3) accessories. For Xsens contracts, the Company concludes observable standalone selling prices for software, hardware, support maintenance and accessories are available and can be derived from the pricelists in the contracts. Software is always sold with hardware and is either sold on a perpetual basis with 3 years support maintenance services or on a one year term license.

The Company determines that its promise to transfer the hardware and software and shall be recognized at a point in time when the control and promise of goods transferred to customers. The Company concludes that its software is an integral input of the contract that must be combined with the hardware to produce output. The hardware and software are highly interdependent and interrelated and therefore, the software and hardware fulfill a single promise to the customer in the contract and are accounted for as a single performance obligation.

In addition to software and hardware, the Company also provides its customers software license along with 1 year or 3 years maintenance services. Support maintenance includes unspecified support, upgrades, updates and software enhancement and ongoing telephone or internet support for user questions. The Company concludes that its software and hardware are able to perform its functionality without the support and maintenance services. Therefore, support and maintenance is capable of being distinct and stands on its own as a separate performance obligation. Maintenance revenues are recognized ratably over the terms of the support of either 1 year or 3 years.

Stand-alone selling price

The transaction price is allocated to each performance obligation in a contract to record revenues in the amount of consideration that a provider expects to be entitled to receive in exchange for transferring goods or services. Generally, this allocation is based on the relative selling price method, where the stand-alone selling price is determined for each performance obligation at contract inception and is based on “observable prices.”

MOVELLA INC.

Notes to Consolidated Financial Statements

For contracts with multiple performance obligations, revenue is allocated to the support and maintenance, hardware and software performance obligations based on their relative standalone selling price (“SSP”). Judgement is required in estimating SSP for each distinct performance obligation. Management determines SSP by maximizing observable inputs such as stand-alone sales where they exist. Hardware and software hardware and software) has not previously been sold on a standalone basis and thus is eligible to use Residual Method under ASC 606-10-32-33. Under the residual approach, the residual amount between the contract transaction price and the observable stand-alone selling price for the support and maintenance is considered to be the estimated SSP for the underlying hardware and software. Management believes using 36 trailing months’ historical renewal transaction data is sufficient to support the calculation of the SSP of the support and maintenance performance obligations.

Certain contracts also give rise to variable consideration including discounts offered to customers. Variable consideration may require the Company to exercise significant judgment to determine the total transaction price of the contract. The Company allocates the discount proportionately to all performance obligations in the contacts excluding shipping and freight.

Kinduct Revenue

Kinduct’s software-as-a-service subscription services represent a promise to provide continuous access (i.e. a stand-ready performance obligation) to our internally developed software solution and customer support. Customers are generally not able to take possession of the software or transfer hosting to a third party. The software-as-a-service is a stand-ready obligation to provide a series of distinct software-as-a-service that are substantially the same and have the same pattern of transfer of control to the customer, and as such is accounted for as a series. We recognize software-as-a-service revenue ratably over the subscription term beginning on the date the service is made available to the customer (“over time”).

Kinduct also provides professional services revenue consisting primarily of non-complex implementation support, data migration, configuration support and training. These services may be provided by other vendors or the customers themselves and do not significantly modify, integrate, or otherwise depend on other performance obligations included in the contracts. For fixed-priced contracts, we recognize revenue over time as the services are performed or recognize revenue on completion as the work is completed based on milestones achieved. Related fulfillment costs are expensed as incurred.

Shipping and Handling Costs

The Company has elected to account for shipping and handling costs as fulfillment costs after the customer obtains control of the goods. Shipping and handling of production is recorded as cost of revenues and were $0.3 million for both the years ended December 31, 2021 and 2020.

Contract balances

Contract Liabilities (Deferred Revenue)

Deferred revenue primarily consists of billings and payments received in advance of revenue recognition. The Company primarily bills and collects payments from customers for its services related to support and maintenance in advance or from the subscription service revenue. The Company initially records the fees as deferred revenue and then recognizes revenue as performance obligations are satisfied, over the support period. Deferred revenue to be recognized within the next twelve months is included in current deferred revenue, and the remaining is included in long-term deferred revenue in consolidated balance sheets.

MOVELLA INC.

Notes to Consolidated Financial Statements

Customer Deposits

Customer deposits are recorded as other liabilities for amounts that are collected in advance of the satisfaction of performance obligations. To the extent a contract exists, as defined by ASC 606, these liabilities are classified as deferred revenue. To the extent that a contract does not exist, as defined by ASC 606, these liabilities are classified as refundable customer deposits.

Customer deposits represents advances paid for certain protype testing upon signing of contract. Customer deposits becomes refundable upon execution of orders. Customers are given2 years to place an order. If the Customer has not placed an order after 2 years, then the customer deposits are recognized as revenue.

Customer deposits amounted to $0.4 and $0.3 million as of December 31, 2021 and 2020, respectively, and are classified as deferred revenue on the accompanying consolidated balance sheets.

Accounts Receivable, net

Accounts receivables are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In the normal course of business, the Company provides non-collateralized credit terms to its customers. Accordingly, the Company maintains an allowance for doubtful accounts for probable losses on uncollectible accounts receivable. The Company routinely analyzes accounts receivable and considers history, customer creditworthiness, facts and circumstances specific to outstanding balances, current economic trends, and payment term changes when evaluating adequacy of the allowance for doubtful accounts.

Under Topic 606, contract assets include amounts related to the contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. Timing of revenue recognition may differ from the timing of invoicing to customers. If revenue recognized on a contract exceeds the billings, then the Company records an unbilled receivable for that excess amount, which is included as part of accounts receivable, net in the consolidated balance sheets. There are no contract assets as of December 31, 2021 and 2020.

There were no impairment losses associated with contracts with customers for the years ended December 31, 2021 and 2020.

Cost of Revenues

Cost of revenues primarily consist of: direct materials, comprised principally of parts used in assembling equipment, together with crating and shipping costs; direct labor, including salaries and other labor related expenses attributable to the Company’s manufacturing department; and allocated overhead cost, such as personnel cost, depreciation and amortization expense including amortization of certain intangible assets, and allocated administrative costs associated with supply chain management and quality assurance activities, as well as shipping insurance premiums.

Advertising Costs

Advertising costs consist of development and placement costs of the Company’s advertising campaigns and are charged to expense when incurred and recorded as part of sales and marketing expense in the consolidated statements of operations. Advertising expense was $0.1 million and $1.0 million for the years ended December 2021 and 2020, respectively.

MOVELLA INC.

Notes to Consolidated Financial Statements

Research and Development (“R&D”) Costs

Our R&D efforts are focused on the development and design of new semiconductor products and design methodologies, as well as the continued development of advanced software platforms directed to the improvement of the Company’s existing technologies. Our R&D organization works with our manufacturing facilities, suppliers and customers to improve our semiconductor designs and lower our manufacturing costs. Research and development costs are charged to expense as incurred.

Software Development Costs

Generally, the Company’s products are released soon after technological feasibility has been established. As a result, costs incurred between establishment of technological feasibility and public availability are not material and thus the Company expenses software development costs as incurred. Software development costs are included in R&D expense in the accompanying consolidated statements of operations.

Non-controlling Interests

Non-controlling interest represents the equity interest in a subsidiary that is not attributable, either directly or indirectly to the Company and is shown as a component of stockholders’ deficit on the consolidated balance sheets. The share of loss attributable to non-controlling interest is shown as a component of loss in the consolidated statement of operations.

Product Warranty

The Company’s products are sold, with a standard limited warranty for a period ranging from one to two years, warranting that the product conforms to specifications and is free from material defects in design, materials and workmanship. The Company estimates the costs of repairing or replacing products under warranty based on the historical average cost. The assumptions used to estimate warranty accruals are re-evaluated periodically in light of actual experience and, when appropriate, the accruals are adjusted. At the time revenue is recognized, the Company establishes an accrual for estimated warranty expenses associated with its sales, recorded as a component of cost of revenues. As of December 31, 2021 and 2020, the Company has established a warranty reserve of $0.1 million, which is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets. The Company periodically assesses the adequacy of its recorded product warranty liabilities and adjusts the balances as required. Warranty expense is recorded as a component of cost of revenues in the consolidated statements of operations. The Company incurred warranty expense of $0.1 million for the year ended December 31, 2020. Warranty expense for the year ended December 31, 2021 was immaterial.

Stock-based Compensation

The Company recognizes stock-based compensation expense over the requisite service period on a straight-line basis for all stock-based payments that are expected to vest to employees, non-employees, and directors. Equity-classified awards issued to employees, non-employees and directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, the Company estimates grant-date fair value of stock options using the Black-Scholes option-pricing model. The model requires the input of the fair value of the underlying common stock, the risk-free interest rates, the expected term of the option, the expected volatility of the price of the Company’s common stock and the expected dividend yield of the Company’s common stock.

MOVELLA INC.

Notes to Consolidated Financial Statements

Fair Value Measurements

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which to transact and the market-based risk. The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The carrying amounts reported in the consolidated financial statements approximate the fair value for cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses and other current liabilities, due to their short-term nature. The carrying value of the revolving line of credit and term loans approximate fair value as the stated interest rates approximate market rates currently available to the Company.

The Company categorizes assets and liabilities recorded at fair value on the Company’s consolidated balance sheets based upon the level of judgment associated with inputs used to measure their fair value. The categories are as follows:

•	Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs are quoted prices for similar assets and liabilities in active markets or inputs other than quoted prices that are observable for the assets or liabilities, either directly or indirectly through market corroboration, for substantially the full term of the financial instruments.

•	Level 3—Inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. The inputs require significant management judgment or estimation.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts or existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment. The Company records a valuation allowance to reduce deferred tax assets to an amount for which realization is more likely than not.

The Company recognizes the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained upon examination by the tax authorities, based on the merits of the position. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit.

Earnings per share

Basic and diluted earnings per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its convertible preferred stock to be participating securities. Income or loss is attributed to common stockholders and participating securities based on their participation rights. Loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the convertible preferred stock do not have a contractual obligation to share in any losses.

MOVELLA INC.

Notes to Consolidated Financial Statements

Under the two-class method, basic earnings per share attributable to common stockholders is computed by dividing net income or loss by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of convertible preferred stock, stock options, preferred stock warrants and common stock warrants.

Comprehensive Income (loss)

Comprehensive income (loss) includes all temporary changes in equity (net assets) during a period from non-owner sources.

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The standard modifies the disclosure requirements on fair value measurements in Topic 820 by removing the requirement to disclose the reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and the policy for timing of such transfers. The standard expands the disclosure requirements for Level 3 fair value measurement, primarily focused on changes in unrealized gains and losses included in other comprehensive income. The new standard is effective for the Company beginning in 2020. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. ASU No. 2016-16 will require that entities recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs instead of when the asset is sold. The amendment is effective for the Company beginning in 2020. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal use software as defined in ASC 350-40. Under ASU 2018-15, the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the consolidated financial statements as the related hosting fees. ASU 2018-15 is effective for public and private companies’ fiscal years beginning after December 15, 2019, and December 15, 2020, respectively, and interim periods within those fiscal years, with early adoption permitted. The new standard is effective for the Company beginning in 2021. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASC 842, Leases, a new standard requiring lessees to recognize operating and finance lease liabilities on the balance sheet, as well as corresponding right-of-use (“ROU”) assets. This standard also made some changes to lessor accounting and aligns key aspects of the lessor accounting model with the revenue recognition standard. In addition, disclosures are required to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASC 842 requires adoption using

MOVELLA INC.

Notes to Consolidated Financial Statements

the modified retrospective approach, with the option of applying the requirements of the standard either i) retrospectively to each prior comparative reporting period presented, or ii) retrospectively at the beginning of the period of adoption. The Company will adopt ASC 842 on January 1, 2022, on a modified retrospective basis, and will not restate prior comparative periods. The Company is currently evaluating the impact of adoption on its consolidated financial statements and believes the most significant impact upon adoption will be the recognition of lease liabilities on its consolidated balance sheets associated with operating leases.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326) to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivable and other financial instruments, including available-for-sale debt securities. The standard will be effective for the Company beginning in 2023, with early adoption permitted.

The Company is currently evaluating the potential impact of this standard on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022, with early adoption permitted. The Company expects to adopt ASU 2019-12 under the private company transition guidance beginning January 1, 2022 and does not expect that this standard will have a material impact on its consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. ASU 2020-06 is effective for public and private companies’ fiscal years beginning after December 15, 2021, and December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the timing of adoption and the impact of this ASU on its consolidated financial statements.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. The Company is evaluating the potential impact of this adoption on its consolidated financial statements.

MOVELLA INC.

Notes to Consolidated Financial Statements

3.	Fair Value Measurements

The carrying amount of the Company’s financial instruments including cash and cash equivalents, accounts receivable, and accounts payable approximate their respective fair values because of their short maturities.

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis (in thousands):

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash equivalents:
Money market funds	$11	$—	$—	$11
Marketable equity securities	58	—	—	58

Total assets	$69	$—	$—	$69

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash equivalents:
Money market funds	$12	$—	$—	$12
Marketable equity securities	490	—	—	490

Total assets	$502	$—	$—	$502

Level 1 instruments include highly liquid money market funds classified as cash equivalents, as well as marketable equity securities. The Company utilized the market approach and Level 1 valuation inputs to value its money market mutual funds and marketable equity securities.

As of December 31, 2021 and 2020, the carrying amount of cash equivalents approximated fair value due to the short period of time to maturity. The estimated fair value of the available-for-sale marketable equity securities may not be representative of values that will be realized in the future.

There were no transfers between fair value measurement levels during any presented period.

4. Balance Sheet Components

Inventories

Inventories consisted of the following (in thousands):

	As of December 31,
	2021	2020
Raw materials	$2,040	$17
Work-in-progress	976	850
Finished goods	1,519	1,483

	$4,535	$2,350

MOVELLA INC.

Notes to Consolidated Financial Statements

The amount recorded as charges to cost of revenues, representing inventories considered obsolete and unsaleable was $0.2 million for the year ended December 31, 2020. No charges were recorded for obsolete and unsaleable inventories for the year ended December 31, 2021.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following (in thousands):

	As of December 31,
	2021	2020
Prepaid expenses	$1,006	$1,006
Value added tax receivable	616	2,002
Government tax credit and other receivables	—	1,720
Other assets	628	864

	$2,250	$5,592

Property and equipment, net

Property and equipment, net consists of the following (in thousands):

	As of December 31,
	2021	2020
Office equipment	$151	$118
Computer hardware	1,452	586
Lab equipment	2,717	1,669
Furniture and fixtures	529	449
Leasehold improvements	1,122	798
Computer software	433	174
Production assets	—	159

Gross book value	6,406	3,953
Less accumulated depreciation and amortization	(3,671)	(2,423)

Net book value	$2,734	$1,530

Depreciation and amortization expense on property and equipment were $0.6 million and $0.9 million for the years ended December 31, 2021 and 2020, respectively.

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	As of December 31,
	2021	2020
Accrued compensation and employee benefits	$2,859	$2,169
Customer advances	471	281
Professional services	497	—
Accrued valued added and other taxes	400	2,453
Accruals for purchases received	550	—
Other current liabilities	845	1,708

	$5,622	$6,611

MOVELLA INC.

Notes to Consolidated Financial Statements

5.	Joint Venture

On October 26, 2018, the Company, through its wholly-owned subsidiary, mCube Hong Kong, entered into an Equity Joint Venture Contract (“JV”) with a Chinese entity Qingdao Microelectronics Innovation Center Co., Ltd. (“QMICC”) to form Qingdao Hygealeo Technology Co. Ltd. (“Qingdao JV”). The Company contributed know-how for 70% ownership of the Qingdao JV and QMICC will contribute RMB 110.0 million ($16.5 million as of December 31, 2018) for 30% ownership, to be paid in quarterly installments as follows (in thousands):

Currency RMB
Within 3 months	31,200
Within 6 months	23,570
Within 9 months	25,000
Within 12 months	20,950
Within 15 months	4,700
Within 18 months	4,580

Total	110,000

Qingdao JV is engaged in research and development, application and sale of intelligent sensor module turnkey solutions. Qingdao JV was formed and headquartered in Laoshan District, Qingdao, Shandong Province, People’s Republic of China (“PRC”).

Based on the Company’s analysis of the JV under ASC 810 – Consolidation, the Company has determined that Qingdao JV is a variable interest entity (“VIE”) based on the fact the Qingdao JV does not have sufficient equity to operate without financial support from the Company. Further, the Company concluded that Movella is Qingdao JV’s primary beneficiary based on two conditions. Movella occupies two of three member seats in Qingdao JV’s managing committee and has majority ownership interest in Qingdao JV, therefore, has the power to direct the activities of Qingdao JV that most significantly impact its economic performance, including establishing the strategic, operating and capital decisions of Qingdao JV in the ordinary course of business. In addition, Movella has an obligation to absorb potential losses of Qingdao JV or the right to receive potential benefits from Qingdao JV in proportion to its equity interest. As the primary beneficiary, the Company consolidates the results of Qingdao JV for financial reporting purposes under the variable interest consolidation model guidance in ASC 810.

On April 6, 2020, Golden Maple, Inc., a company headquartered in Zhejiang, China (“Golden Maple”), merged with Qingdao JV. Golden Maple investors exchanged its equity capital valued at RMB 59.0 million (approximately $8.3 million) for 14% of Qingdao JV’s equity interest. Immediately following the effectiveness of the merger between both entities, the current Qingdao JV shareholders, mCube Hong Kong Limited and QMICC, own approximately 60% and 26% of the Company’s subsidiary interest, respectively.

The Company consolidated the financial statements of the Qingdao JV given it maintained control over the entity as of December 31, 2021 and 2020.

As of December 31, 2021, Qingdao JV had received the total proceeds to date of RMB 54.8 million (approximately $7.9 million) from QMICC representing the first two installments above which has been recorded as non-controlling interests. The cash received from QMICC is restricted for use by Qingdao JV.

Government Subsidies

Qingdao JV was awarded an RMB 22.0 million (approximately $3.2 million) subsidy from the Laoshan District government of Qingdao, PRC. The subsidy, which was received in October 2018, is intended to fund future research and development activities of the JV.

MOVELLA INC.

Notes to Consolidated Financial Statements

The government subsidy contains certain operating conditions and therefore is recorded as liabilities upon receipt and is recorded in other income, net on the consolidated statements of operations as earned over the estimated future research and development activities for which the grant was received. For the years ended December 31, 2020, government subsidy recognized as other income, net in the consolidated statement of operations was $0.4 million.

During the years ended December 31, 2021 and 2020, Qingdao JV received a separate government subsidy of RMB 1.7 million (approximately $0.3 million) and RMB 2.7 million (approximately $0.4 million), respectively, and was recorded as other income, net in the accompanying consolidated statements of operations.

6.	Business Combinations

Kinduct Technology, Inc.

On September 23, 2020, the Company acquired 100% of the issued and outstanding equity of Kinduct Technology, Inc. (“Kinduct”), a privately held company, in the business of developing intelligent health, fitness, and sport performance software and content, for a purchase consideration of $47.2 million.

The Company has accounted for this acquisition as a business combination, and, accordingly, the aggregate purchase price consideration has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective estimated fair values on the acquisition date. The Company incurred $0.4 million in transaction costs related to this acquisition such as legal, accounting and administrative fees, during the year ended December 31, 2020. These expenses were recorded in general and administrative expense in the accompanying consolidated statement of operations.

The fair value of the consideration was comprised of $26.5 million in cash at close of transaction, $1.3 million of the convertible notes with interest, $10.0 million in the Company’s Series E preferred shares, $10.0 million in deferred cash installment payments with the fair value of $9.4 million. The $10 million of deferred cash installment payments are due in 6 months, 12 months, and 18 months upon the completion of acquisition.

As of December 31, 2021, the Company paid $4.0 million of the deferred cash installment payments with the remaining $6.0 million of installment payments due in March 2022. Any amounts that remain due and payable will accrue interest at 12% until paid in full.

The following summarizes the estimated fair value of the assets acquired and liabilities assumed by the Company related to the Kinduct acquisition (in thousands):

Assets Acquired:	Estimated Fair Value
Cash and cash equivalents	$240
Accounts receivable	542
Tax receivables	50
Other receivables-government tax credit	1,494
Prepaid expenses and other current assets	210
Fixed assets	148
Goodwill	25,996
Trademarks	1,900
Customer relationships	4,200
Developed technology	15,400

Total assets	50,180

MOVELLA INC.

Notes to Consolidated Financial Statements

Assets Acquired:	Estimated Fair Value
Liabilities Assumed:
Accounts payable	321
Accrued expenses and other liabilities	231
Line of credit and other debt	990
Deferred revenues	426
Deferred tax liabilities	1,027

Total liabilities	2,995

Net assets acquired	$47,185

Goodwill primarily relates to the value of the assembled workforce, the accessibility of Kinduct’s technology, and the ability to expand the Company’s product offering to increase revenue. The goodwill is not deductible for tax purposes. The difference between the cash consideration and the fair value of assets acquired and liabilities assumed plus the fair value of deferred tax liabilities, amounted to $26.0 million is recognized as goodwill. It is primarily attributed to the assembled workforce and expanded market opportunities.

In determining fair value of the acquired intangible assets, the Company determined the appropriate unit of measure, the exit market and the highest and best use for the assets.

The fair value was estimated for the intangible assets using the following methods:

•	Trademark—relief from royalty rate method under the income approach using a discount rate of 35.1%

•	Customer relationships – incremental cash flow method under the income approach using a discount rate of 35.1%

•	Developed technology—multi-period excess earnings method under the income approach using a discount rate of 35.1%

Unaudited Pro-forma Results of Operations

The following unaudited pro-forma results of operations present the combined results of operations of the Company and Kinduct as if the acquisition had been completed at the beginning of fiscal year 2019. The historical financial statements have been adjusted in the combined financial statements to give effect to events that are directly attributable to the business combination and factually supportable.

The data are for information purposes only and are not necessarily indicative of the consolidated results of operations of the combined business had the acquisition actually occurred at the beginning of fiscal 2019 or of the results of future operations of the combined business. Consequently, actual results may differ from the unaudited pro forma information presented below (in thousands):

	Year ended December 31,
	2020	2019
Revenue	$26,212	$21,959
Net income (loss)	$26,684	$(22,239)

MOVELLA INC.

Notes to Consolidated Financial Statements

7.	Goodwill and Acquired Intangible Assets

Goodwill

The following table summarizes the activity related to the carrying value of goodwill during the years ended December 31, 2021 and 2020 (in thousands):

	As of December 31,
	2021	2020
Balance at January 1	$39,595	$10,971
Goodwill recorded in connection with Kinduct acquisition	—	25,996
Foreign currency translation adjustment	(1,011)	2,628

Balance at December 31	$38,584	$39,595

The Company did not record any impairment charges for goodwill during the years ended December 31, 2021 and 2020.

Intangibles

Intangible assets as of December 31, 2021, consisted of the following (in thousands):

	Gross Carrying Value	2021 Additions	Accumulated Amortization	CTA	Net Carrying Value	Weighted Average Remaining Life
Developed technology	$29,924	$—	$(14, 238)	$411	$16,097	3.67
Customer relationships	5,343	—	(2,974)	167	2,536	1.75
Trademarks	2,832	—	(631)	68	2,269	7.81

	$38,099	$—	$(17,843)	$646	$20,902

Intangible assets as of December 31, 2020, consisted of the following (in thousands):

	Gross Carrying Value	2020 Additions	Accumulated Amortization	CTA	Net Carrying Value	Weighted Average Remaining Life
Developed technology	$13,819	$16,105	$(9,898)	$1,203	$21,229	4.14
Customer relationships	1,143	4,200	(1,497)	185	4,031	2.75
Trademarks	932	1,900	(558)	310	2,584	8.84

	$15,894	$22,205	$(11,953)	$1,698	$27,844

MOVELLA INC.

Notes to Consolidated Financial Statements

As of December 31, 2021, future amortization expense related to the intangible assets is as follows (in thousands):

Years ending December 31,
2022	$6,646
2023	4,055
2024	2,919
2025	2,918
2026	2,918
Thereafter	1,446

Total	$20,902

Amortization expense for intangible assets was $6.7 million and $3.7 million for the years ended December 31, 2021, and 2020, respectively using the straight-line method. No intangible asset impairments were recognized in fiscal years 2021, or 2020.

The Company has recorded the amortization of developed technology as cost of revenues in the accompanying consolidated statements of operations of $4.8 million and $3.3 million for the years ended December 31, 2021 and 2020, respectively. The Company has recorded the amortization of customer relationships and trademarks assets within operating expenses of $1.9 million and $0.5 million for the years ended December 31, 2021 and 2020, respectively.

8.	Debt facility agreements

Term loans

Silicon Valley Bank (SVB)

On August 16, 2012, the Company and its subsidiary mCube Hong Kong entered into a loan and security agreement (“SVB Loan Agreement”) with Silicon Valley Bank (“SVB”) for a total growth capital advances of up to $5.0 million. The note carried a floating interest equal to prime rate per annum. The Company borrowed $3.0 million and $2.0 million and issued warrants to purchase 30,000 shares and 20,000 shares of Series B convertible preferred stock at an exercise price of $2.8369 in August and September 2012, respectively. In August 2015, the Company repaid the outstanding principal of $5.0 million.

On November 25, 2015, the SVB Loan Agreement was amended and provided for a supplemental growth capital advance of up to $5.0 million. The note bears a floating interest equal to prime rate plus 1.5% per annum. The Company borrowed an aggregate of $4.0 million in March 2016 and issued warrants to purchase 62,500 and 37,500 shares of common stock at an exercise price of $0.58 in November 2015 and March 2016, respectively. The outstanding principal was to be repaid in 36 consecutive equal monthly payments plus accrued interest on the outstanding principal, beginning August 1, 2016 and was due in full on July 1, 2019.

On August 10, 2018, prior to maturity of the existing term loan, the SVB Loan Agreement was amended in its entirety (“Amended SVB Loan Agreement”) and included Xsens, an indirect subsidiary, as a borrower. The Amended SVB Loan Agreement provided for a term loan advance of up to $5.0 million and advances under the revolving line of credit, subject to the Company meeting certain conditions. The term loan bears interest at a floating rate equal to the prime rate plus 0.25% when a Streamline Period is in effect or the prime rate plus 0.75% when a Streamline Period is not in effect. Streamline Period is the period where the Company maintains

MOVELLA INC.

Notes to Consolidated Financial Statements

an Adjusted Quick Ratio, as determined by the bank in its discretion, at all times greater than or equal to 1.15 to 1.00. The interest rate under the term loan was at 6.0% for the years ended December 31, 2021 and 2020. The Company borrowed $5.0 million in term loans in 2018. The Company repaid all outstanding balances of its previously outstanding debt of $1.2 million with proceeds received under the Amended SVB Loan Agreement. The related unamortized deferred financing costs, which were immaterial, were written off to interest expense. The Company was required to repay the outstanding principal in 36 consecutive equal monthly payments of principal plus accrued interest beginning January 1, 2019 and is due in full on December 1, 2021. In 2020, to COVID-19, SVB and the Company came into an agreement for deferral of principal payments for two months, thereby extending the maturity of the loan to be due in full on February 1, 2022. As of December 31, 2021 and 2020, the Company had $0.3 million and $1.9 million of principal outstanding under the Amended SVB Loan Agreement, respectively.

On November 6, 2018, the Amended SVB Loan agreement was amended to waive all existing covenant defaults under the Amended SVB Loan Agreement effective August 31, 2018, and to include Xsens North America Inc. (“Xsens North America”), an indirect subsidiary, as a borrower.

The Amended SVB Loan Agreement contains customary affirmative and negative covenants, indemnification provisions and events of default. The affirmative covenants include, among others, covenants requiring the Company to maintain its legal existence and governmental approvals, deliver certain financial reports, maintain minimum unrestricted cash on deposit at SVB, meet certain financial ratio, and maintain certain intellectual property rights. The negative covenants include, among others, restrictions on transferring or licensing its assets, changing its business, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, and creating other liens on its assets, in each case subject to customary exceptions. If the Company defaults under the loan agreement, SVB may accelerate all of the repayment obligations and take control of the pledged assets. SVB could declare a default under the loan upon the occurrence of any event that SVB interprets as a material adverse change as defined under the loan agreement, thereby requiring the Company to repay the loan immediately. The Company’s borrowings under the Amended SVB Agreement are secured by a lien granted with respect to substantially all of the Company’s assets, excluding intellectual property.

In early 2020, COVID-19 pandemic had an adverse impact on all businesses around the world. The pandemic presented an immediate issue for the Company in terms of cash flow for servicing loan debt, complying with ratios and covenants established in loan documents. In the second quarter of 2020, the Company was not in compliance with its covenants under the Amended SVB Loan Agreement and obtained a waiver agreement from its lender. In the fourth quarter of 2021, the Company was not in compliance with its covenants under the Amended SVB Loan Agreement and obtained a waiver agreement from its lender in February 2022, as part of the third amendment to SVB loan agreement.

On June 8, 2020, the Company entered into amendments to the Loan and Security Agreement with SVB pursuant to the Lender’s approval of the License Agreement with MEMSIC Semiconductor (Tianjin) Co. Ltd. (“MEMSIC”) (See Note 9. Discontinued Operations for licensing details). The amendment also waived the Waived Events of Default occurred in 2020 as long as the Company complies with the terms, covenants and conditions set forth in the amendment in a timely manner. On June 8, 2020, the Company also entered into an agreement with its lender SVB which provided consent to the License Agreement with MEMSIC and release of its lien and security interest in the intellectual property. As part of the amendment, the Company shall pay to SVB a fully earned, non-refundable success fee of $0.083 million due upon the one of following liquidity events: 1) the closing of substantially sale of MEMSIC entity’s stock or merger with/into other person or 2) the liquidity of MEMSIC’s assets or 3) the initial public offering of any MEMSIC’s stocks. As of December 31, 2020 and 2021, the Company did not accrue the success fee as a liquidity event was not considered probable.

MOVELLA INC.

Notes to Consolidated Financial Statements

Eastward Fund Management, LLC

On August 30, 2019, the Company and its subsidiaries, mCube Hong Kong Limited and Xsens, entered into a new loan and security agreement (“Eastward Loan Agreement”) with Eastward Fund Management, LLC (“Eastward”) for a maximum loan amount of $11.0 million. The note bears a floating per annum rate equal to the greater of 6.5% above the prime rate or 12.0%. The loan comprised of 2 advances whereby Eastward provided $6.0 million and $5.0 million in August 2019 and October 2019, respectively. As part of the agreement, the Company issued Eastward warrants to purchase 265,060 shares of common stock on August 30, 2019.

On October 31, 2019, the Company executed the first amendment to the Eastward Loan Agreement to (1) consent to Xsens joining and assuming the obligations and liabilities of the existing borrowers to the Lenders, and (2) amend the loan agreement to add Xsens as a borrower under the loan agreement.

The Eastward Loan Agreement contains customary affirmative and negative covenants, indemnification provisions and events of default. The affirmative covenants include, among others, covenants requiring the Company to maintain its legal existence and governmental approvals, deliver certain financial reports, maintain inventory in good and marketable condition, keep its business and the collateral insured, and maintain certain intellectual property rights. The negative covenants include, among others, restrictions on transferring or licensing its assets, changing its business, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, maintenance collateral account, and creating other liens on its assets, in each case subject to customary exceptions. The Company is required to provide audited financial statements within 180 days after year end.

If the events of defaults, Eastward may declare all obligations immediately due and payable and take control of the pledged assets or stop advancing money or extending credit for Borrower’s benefit under this agreement. The agreement also granted a non-exclusive, royalty-free license or other right to use, without charge, the company labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral.

On June 8, 2020, the Company entered into amendments to the Loan and Security Agreement with Eastward pursuant to the Lender’s approval of the License Agreement with MEMSIC. The amendment provided (i) consent by the Lender of the License Agreement with MEMSIC and modification of the collateral under the Loan and Security Agreement; (ii) modified the repayment schedule of the outstanding principal of $11.0 million to begin on July 1, 2020 in 30 consecutive equal monthly principal payments of $0.37 million with accrued interest with a revised maturity date of January 1, 2023 and a final payment due upon maturity equal to 1.0% of the advance or $0.1 million; (iii) the fully earned, non-refundable success fee of $0.33 million due promptly upon MEMSIC liquidity event. As of December 31, 2020 and 2021, the Company did not accrue the success fee as the liquidity event was not considered probable.

On December 10, 2021, the Company entered into a new loan and security agreement with Eastward in an aggregate original principal amount of $8.0 million. The proceeds were used to pay off the existing Eastward debt with the principal amount of $4.4 million and to provide working capital for the business growth. The loan bears interest at prime rate plus 8.25% floating with a prime floor of 3.25%. The repayment term includes the first 18 months of interest-only payments and followed by 30 consecutive equal monthly installments of principal and interest payments and a final payment due upon maturity equal to 2.5% of the advance or $0.2 million. The Company has the option to prepay all with written notice at least 45 days prior to such prepayment. The prepayment payment amount include (i) the outstanding principal plus accrued and unpaid interest plus (ii) the prepayment premium, plus (iii) the final payment, plus (iv) all other sums, including interest at the default rate with respect to any past due amounts owed. As part of the agreement, the Company issued Eastward warrants to purchase 215,054 shares of common stock at an exercise price of $0.93 per share on December 10, 2021. As of

MOVELLA INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020, the remaining principal amounts due under the Eastward loan agreement was $8.0 million and $8.8 million, respectively.

Paycheck Protection Program (“PPP”)

On May 5, 2020, the Company received loan proceeds in the amount of $0.6 million under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period.

The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months.

On September 22, 2021, the outstanding principal balance and related accrued interest were forgiven by the lender and the Small Business Administration (“SBA”). The Company recorded the loan forgiveness as other income of $0.6 million in the consolidated statements of operations for the year ended December 31, 2021. The related accrued interest for the PPP loan was not material.

The Atlantic Canada Opportunities Agency loan (“ACOA” Loan)

Kinduct has applied for the non-interest bearing, unsecured term loans with a monthly installment repayment from the Atlantic Canada Opportunities Agency (ACOA) in 2011, 2013, and 2019. These three loans are scheduled to be repaid in 2024, 2024, and 2029, respectively. In 2021, Kinduct entered into an amendment to reduce the monthly repayments to $200 for these outstanding ACOA loans for the period from July 2021 to December 2022, July 2021 to December 2022, and October 2021 to December 2022, respectively. As of December 31, 2021 and 2020, the Company had recorded a total debt of $0.5 million and $ 0.5 million on the accompanying consolidated balance sheet related to these loans.

Revolving line of credit

Under the terms of the Amended SVB Loan Agreement on August 10, 2018, the Company is able to borrow up to $2.5 million under the revolving line of credit with SVB. The advances bear interest at a floating rate equal to the prime rate when a Streamline Period is in effect or the prime rate plus 0.50% when a Streamline Period is not in effect and matures on August 10, 2020. The interest rate under the revolving line of credit was 4% for both 2020 and 2021. Borrowings under the line of credit were collateralized by all the Company’s assets, excluding intellectual property, and the availability of borrowings under the line of credit is subject to certain borrowing base limitations. The maximum amount available for borrowing under the revolving line of credit is 80% of eligible accounts receivable of the Company and mCube Hong Kong plus 65% of eligible accounts receivable of Xsens plus the lesser of 60% of eligible purchase orders or $1.0 million provided that the portion of the borrowing base comprised of eligible foreign accounts of Xsens shall not exceed 25% of the borrowing base at any time. On November 6, 2018, the borrowing base was amended. The maximum amount available for borrowing under the revolving line of credit is 65% of eligible accounts receivable of the Company, mCube Hong Kong and Xsens plus the lesser of 60% of eligible purchase orders or $1.0 million provided that the portion of the borrowing base comprised of eligible foreign accounts of Xsens shall not exceed 25% of the borrowing base at any time and at no time will total advances made against eligible foreign accounts of Xsens exceed $0.6 million.

MOVELLA INC.

Notes to Consolidated Financial Statements

If, at any time, (a) the outstanding principal amount of any advances exceeds the lesser of either the revolving line or the borrowing base, or (b) the outstanding principal amount of any purchase order advances exceeds the lesser of 60% of eligible purchase orders or $1.0 million, the Company shall immediately pay to SVB in cash the amount of such excess (“Over advance”). Without limiting the Company’s obligation to repay SVB any Over advance, the Company may pay SVB interest on the outstanding amount of any Over advance, on demand, at a per annum rate equal to the rate that is otherwise applicable to advances plus 5.0%. There were no amounts outstanding under the SVB line of credit as of December 31, 2021 and 2020.

On June 9, 2020, the Company’s wholly owned subsidiary Kinduct entered a line of credit facility with Commercial Banking, Canada. The credit limit is the lesser of $1.5 million or the previous quarter’s Borrowing Base Condition. Borrowing Base Condition is calculated using the monthly recurring revenue multiplied by 5, less the amount of any statutory claims including government remittances. The interest rate is Prime Rate plus 1.55 per annual. As of December 31, 2021 and 2020, the balance outstanding under the Kinduct line of credit facility was CAD1.37 million (USD equivalent of $1.1million) and CAD $0.825 million (USD equivalent of $0.6 million), respectively.

Convertible note

On August 30, 2017, the Company, through its majority owned subsidiary Ten Degrees Inc. (“TDI”), entered into a promissory note with a preferred stockholder of TDI, for $0.5 million. The convertible note bears interest at 5% per annum, matures in February 28, 2019, is unsecured and includes the right to convert into common or preferred shares of TDI at 80% of the price paid for the next financing if one occurs prior to the maturity date. The Company has not accreted for the beneficial conversion feature in the accompanying consolidated financial statements as it was contingent on the occurrence of a financing event. On September 19, 2019, the Company and the noteholder have agreed to amend the original maturity date to December 31, 2019. The Company and the noteholder do not intend to further extend the maturity. During 2020, the Company repaid the $0.5 million convertible note and the related interests.

Loan payable to Kinduct GM

As of December 31, 2020, Kinduct entered a short-term loan payable with the principal amount of $0.35 million due to its general manager. The interest rate is set at Prime + 1.5% of the principal amount, calculated monthly and is payable in full upon the time. The short-term loan is recorded as current portion of long-term debt on the consolidated balance sheet as of December 31, 2020. The Company repaid the loan with accrued interest in February 2021.

The following table summarizes the outstanding borrowings as of December 31, 2021 and 2020 (in thousands):

	As of December 31,
	2021	2020
Term loans	$8,398	$10,861
Line of credit	1,069	646
ACOA Loan—Kinduct	532	469
Short-term loan payable to Kinduct GM	—	352
PPP Loan	—	612
Less deferred debt issuance costs and loan discount	(250)	(148)

Total debt	$9,749	$12,792

Classified as follows:
Current portion	$1,353	$8,009
Long-term	$8,396	$4,783

MOVELLA INC.

Notes to Consolidated Financial Statements

Contractual future principal payments on outstanding debt obligations as of December 31, 2021 are as follows (in thousands):

Year Ended December 31,
2022	$1,353
2023	1,756
2024	3,311
2025	3,252
2026	52
Thereafter	275

Total	$9,999

9.	Discontinued Operations

On June 8, 2020, the Company’s subsidiary mCube International Limited and a privately-held company based in China MEMSIC Semiconductor (Tianjin) Co. Ltd. (“MEMSIC”) entered into a License Agreement whereby the Company granted MEMSIC and its subsidiaries an exclusive, non-transferable, worldwide, fully paid up, royalty free, irrevocable and perpetual license to certain intellectual property rights and technology assets in the field of accelerometers, gyroscopes, and other inertial sensing devices (“components business”). Under this agreement, the Company continues to retain sole ownership of the licensed intellectual property rights, and no rights are granted to the MEMSIC outside of the MEMSIC licensed field. Pursuant to the agreement, MEMSIC agreed to pay Company a maximum consideration valued at $75.0 million as follows (in thousands):

Due Date	Consideration	Amount
June 2020	Cash	$15,000
June 2020	Equity of MEMSIC	25,000
June 2021	Cash	10,000
June 2021	Equity of MEMSIC (maximum amount contingent achieving on targets)	8,000
June 2022	Equity of MEMSIC (maximum amount contingent achieving on targets)	8,000
June 2023	Equity of MEMSIC (maximum amount contingent achieving on targets)	9,000

		$75,000

On June 8, 2020, the Company also entered an office sublease agreement and a transition service agreement with MEMSIC. The term of this Lease (the “Term”) shall commence on June 8, 2020 and shall expire 12 months thereafter. The Term shall be automatically extended annually unless terminated by written notice by either l Lessor or Lessee at least 30 days prior to the expiration of the Term. The transition service agreement include (1) All personnel salaries and the related overheads will be billed at costs + 3% from the Company’s Hsinchu office, (2) half of the Hsinchu office lease costs at costs +3%, (3) IT and software subscription service, (4) equipment leases, (5) laboratory services at actual costs +3%, and (6) legal, administrative and accounting service at actual costs +3%.

As of December 31, 2020, the Company received the first tranche cash payment of $12.6 million, net of withholding tax of $2.4 million, of which $0.8 million was recorded as other receivable. The Company received the remaining $10.0 million cash installment in June 2021 and received the non-marketable equity securities with an initial fair value of $25.0 million in 2021. The $10.0 million receivable was recorded as other receivables—MEMSIC on the consolidated balance sheet as of December 31, 2020. In addition, the other receivable from

MOVELLA INC.

Notes to Consolidated Financial Statements

MEMSIC as of December 31, 2020 includes $0.3 million receivable from the office sublease cost and cost incurred and billed from the transition service agreement listed above.

The Company has recorded the non-marketable equity securities with an initial fair value of $25.0 million as Non-marketable equity securities and other assets on the accompanying consolidated balance sheets. The Company does not have significant influence based on its ownership percentage in MEMSIC and accounts for its investment under the cost method. The Company deemed the achievement of targets improbable at December 31, 2021 and 2020, therefore the Company did not accrue for the remaining consideration of $25.0 million in MEMSIC equity that might be issued if performance targets were achieved. The component business licensed to MEMSIC did not achieve the minimum performance targets for the period ending June 2021 and accordingly, no additional equity securities were issued to the Company.

In July 2021, the Company decided to exit the remaining components business not licensed to MEMSIC due to continued operating losses incurred and a strategic decision to refocus the business. The decision supports the Company’s strategy to focus on value creation for shareholders by transforming the business from a focus on hardware to a full-stock, AI-enabled SaaS software company. As a result of the Company’s decision to refocus the business in July 2021, the Company reviewed the criteria set forth in ASC 205-20 and concluded that the criteria for presenting the results of the components business as a discontinued operations were met during 2021 and accordingly, the Company has classified the assets and liabilities and operating results from the components business as discontinued operations as of and for the years ended December 31, 2021 and 2020. The transition services agreement with MEMSIC ended in December 2020 and the Company has no continuing involvement in the components business starting 2021.

The following table presents information related to the major classes of assets and liabilities that were classified as assets and liabilities from discontinued operations in the accompanying Consolidated Balance Sheets (in thousands):

	December 31,
	2021	2020
Cash and cash equivalents	$—	$—
Accounts receivable, net	—	45
Other receivables—MEMSIC	291	305

Current assets of discontinued operations	291	350
Property, plant and equipment, net	—	87

Total assets of discontinued operations	$291	$437

Accounts payable	$357	$226
Accrued expenses and other current liabilities	—	199

Current liabilities of discontinued operations	357	425

Total liabilities of discontinued operations	$357	$425

MOVELLA INC.

Notes to Consolidated Financial Statements

The following table provides a summary of operating results included in discontinued operations for the years ended December 31, 2021 and 2020 (in thousands):

	Year Ended December 31,
	2021	2020
Revenue	$293	$6,351
Cost of revenues	181	6,565
Research and development	103	5,494
General and administrative	135	772

Loss from discontinued operations	(126)	(6,480)
Other income – license of IP to MEMSIC	—	50,015
Other income (expense)	(30)	348

Income (loss) from discontinued operations before income taxes	(156)	43,883
Provision for income taxes	—	2,535

Income (loss) from discontinued operations, net of tax	$(156)	$41,348

10.	Divestitures

Asset Sale Agreement with Inpixon

On August 19, 2020, Movella’s majority owned subsidiary Ten Degrees, Inc. (“TDI”) entered an asset sale agreement with Inpixon to sell all of its assets related to certain indoor micro-location and human motion data analytics technologies with a total consideration of (i) $1.5 million in cash delivered at closing and (ii) 480,000 shares (equivalent of $600,000 at the closing date) of Inpixon common stock. Inpixon is a traded at Nasdaq CM with a ticker of “INPX”. On August 19, 2020, the common stock closing price was $1.25 per share. The Company recorded a gain of $2.1 million from the sale which was recognized as other income, net for the year ended December 31, 2020. As of December 31, 2021 and 2020, these shares were classified as marketable equity securities on the consolidated balance sheets.

In March 2021, the Company distributed an aggregate of 382,987 shares of Inpixon with a fair value of $0.5 million to the non-controlling investors of TDI. The realized loss on the shares that were distributed was not material. Subsequently, the Company dissolved TDI on June 30, 2021 and recognized a $0.7 million gain as other income in the accompanying consolidated statement of operations for the year ended December 31, 2021 representing the remaining balance of non-controlling interest in TDI after accounting for the distributions.

11.	Convertible Preferred Stock

On September 8, 2020 and December 24, 2020, the Company issued 7,989,026 shares of Series E at a purchase price of $4.1557 per share for aggregate proceeds of $33.2 million.

On September 23, 2020, in connection with the Kinduct acquisition, the Company issued 2,406,333 shares of Series E preferred stock to the sellers at an aggregated fair value of $10.0 million.

On December 24, 2020, the Company issued 63,396 shares of Series E preferred stock to settle certain liabilities of $0.3 million.

MOVELLA INC.

Notes to Consolidated Financial Statements

As of December 31, 2021 and 2020, the Company’s outstanding convertible preferred stock, both redeemable and non-redeemable, consisted of the following (in thousands, except share and purchase price per share data):

	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Value	Carrying Value	Purchase Price Per Share
Series A*	10,000,000	10,000,000	$10,000	$9,950	$1.0000
Series B*	11,791,929	8,741,929	24,800	24,680	2.8369
Series C*	13,122,055	13,122,055	37,226	37,032	2.8369
Series D*	7,470,088	7,470,088	31,043	30,780	4.1557
Series D-1**	6,562,724	6,562,724	30,000	39,307	4.5713
Series E*	18,024,809	10,458,755	43,463	40,750	4.1557

Total	66,971,605	56,355,551	$176,532	$182,499

	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Value	Carrying Value	Purchase Price Per Share
Series A*	10,000,000	10,000,000	$10,000	$9,950	$1.0000
Series B*	11,791,929	8,741,929	24,800	24,680	2.8369
Series C*	13,122,055	13,122,055	37,226	37,032	2.8369
Series D*	7,470,088	7,470,088	31,043	30,780	4.1557
Series D-1**	6,562,724	6,562,724	30,000	36,796	4.5713
Series E*	18,024,809	10,458,755	43,463	40,780	4.1557

Total	66,971,605	56,355,551	$176,532	$180,018

*	Convertible and non-redeemable
**	Convertible and redeemable

Significant terms of the outstanding convertible preferred stock series are as follows:

Dividends — Holders of the preferred stock are entitled to receive, pari passu but in preference to the common stockholders, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, non-cumulative cash dividends at the annual rate of 8.0% of the original issue price. However, the holders of Series D-1 and Series E shall first receive dividends in full preferential amounts before any class or series of capital stock. No dividends have been declared to date.

Holders of the Series E are entitled to receive the special stock dividends which begin to accrue on a daily basis and be payable in additional shares at a rate of 7.0% of the original issue price per annum contingent on if the Company does not have an effective registration of its common stock by September 2023 as set forth in the registration rights agreement.

Voting — Each holder of outstanding shares of any series of preferred stock has voting rights equivalent to the number of shares of common stock into which such preferred shares could be converted. For the election of members of the Board of Directors, the number of authorized directors shall not be less than the number of directors that the holders of one or more classes or series of capital stock are entitled to elect. For so long as at least 4,800,000 shares of preferred stock is outstanding, the holders of preferred stock, exclusively and as a separate voting class on an as-converted basis, shall be entitled to elect six directors. The holders of common stock, voting as a single class, shall be entitled to elect two directors. The holders of common stock and preferred stock, voting together as a single class on an as-if converted basis, shall be entitled to elect the remaining numbers of directors.

MOVELLA INC.

Notes to Consolidated Financial Statements

Liquidation — In the event of liquidation, dissolution or winding-up of the Company, either voluntary or involuntary, the holders of the Series D-1, shall be entitled to receive, prior and in preference to any distribution to the holders of Series E, Series D, Series C, Series B, Series A or common stock, an amount per share equal to the greater of the original issue price of $4.5713 per share, plus all declared but unpaid dividends, or amount per share assuming conversion of all Series D-1 into common stock. If the distribution is insufficient to permit the payment to such holders of the full Series D-1 preference amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D-1, in proportion to the number of shares of Series D-1 held by each.

After payment in full to the holders of the Series D-1, the holders of Series E shall be entitled to receive, prior and in preference to any distribution to the holders of Series D, Series C, Series B, Series A or common stock, an amount per share equal to the greater of the original issue price of $4.1557 per share, plus all declared but unpaid dividends, or amount per share assuming conversion of all Series E into common stock. If the distribution is insufficient to permit the payment to such holders of the full Series E preference amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series E, in proportion to the number of shares of Series E held by each.

After payment in full to the holders of the Series D-1 and Series E, the holders of Series D shall be entitled to receive, prior and in preference to any distribution to the holders of Series C, Series B, Series A or common stock, an amount per share equal to the greater of the original issue price of $4.1557 per share, plus all declared but unpaid dividends, or amount per share assuming conversion of all Series D into common stock. If the distribution is insufficient to permit the payment to such holders of the full Series D preference amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series, in proportion to the number of shares of Series D held by each.

After payment in full to the holders of the Series D-1, Series E, and Series D, the holders of Series C shall be entitled to receive, prior and in preference to any distribution to the holders of Series B, Series A or common stock, an amount per share equal to the greater of the original issue price of $2.8369 per share, plus all declared but unpaid dividends, or amount per share assuming conversion of all Series D-1 into common stock. If the distribution is insufficient to permit the payment to such holders of the full Series C preference amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C, in proportion to the number of shares of Series C held by each.

After payment in full to the holders of the Series D-1, Series E, Series D and Series C, the holders of Series B and Series A shall be entitled to receive, prior and in preference to any distribution to the holders of common stock, an amount per share equal to the greater of the original issue price of $2.8369 per share for Series B and $1.00 per share for Series A, plus all declared but unpaid dividends, or amount per share assuming conversion of all Series B and Series A into common stock. If the distribution is insufficient to permit the payment to such holders of the full Series B and Series A preference amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B and Series A, in proportion to the number of shares of Series B and Series A held by each.

Upon completion of the distribution of proceeds to the holders of Series D-1, Series E, Series D, Series C, Series B and Series A, the remaining proceeds available for distribution shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each.

Redemption — Series A, Series B, Series C, Series D, and Series E convertible preferred stocks are not redeemable.

MOVELLA INC.

Notes to Consolidated Financial Statements

Series D-1 convertible preferred stock is redeemable at a price per share equal to the original issue price of $4.5713 per share, plus an amount per share equal to 8% of the original issue price for each year following the original issue date, not more than 60 days after receipt of a written notice from shareholders of Series D-1 by the Company at any time on or after September 28, 2023 from the holders of at least a majority of the then outstanding shares of Series D-1. The instrument was not redeemable as of December 31, 2021 and 2020. Therefore, the Company classified the Series D-1 convertible preferred stock as temporary equity in the consolidated balance sheets at December 31, 2021 and 2020. The resulting changes in the estimated redemption amount are recorded within retained earnings or, in the absence of retained earnings, additional paid-in-capital. As of December 31, 2021 and 2020, the carrying amount of the Series D-1 convertible preferred stock was $39.3 million and $36.8 million. The carrying amount which includes accretion of the Series D-1 convertible preferred stock to redemption value during the years ended December 31, 2021 and 2020 of $2.5 million and $2.4 million, respectively.

Conversion — Each share of a series of preferred stock shall be convertible, at any time after the date of issuance, into the number of shares of fully paid and nonassessable shares of common stock as determined from dividing the original issue price for such series of preferred stock by the conversion price in effect at the time of conversion. The conversion price is subject to adjustment for certain dilutive issuances.

Each share of a series of preferred stock shall automatically be converted into shares of common stock immediately upon the earlier of (i) the Company’s sale of its common stock for its own account in a firm-commitment underwritten public offering pursuant to an effective registration in which the gross proceeds equal or exceed $50.0 million or (ii) the date specified by written consent or agreement of the holders of at least the majority the then outstanding shares of preferred stock voting as a single-class on an as-converted basis.

If the share price of common stock offered in such public offering is less than the original issue price per share for Series D-1, a written consent of the holders of at least a majority of the original Series D-1 is required. Upon closing of the Company’s next sale of its preferred stock in a single transaction or in a series of related transactions, at a price per share of at least 1.25 times the original issue price per share of Series D-1, and which results in at least $28.0 million of gross proceeds, this consent shall immediately terminate and following such next qualified financing, no separate Series D-1 conversion approval shall be required in connection with any conversion of shares of preferred stock into shares of common stock.

12.	Warrants

The Company issued warrants in prior years to purchase convertible preferred stock and common stock in conjunction with the borrowing arrangements with SVB and Eastward. The warrants are exercisable any time at the option of the holder and expire on the earlier of the tenth anniversary of the date of issuance or upon the closing of an acquisition of the Company in which the consideration payable for such acquisition is cash.

As of December 31, 2021, the Company’s outstanding warrants are as follows:

Class of Shares	Issuance Date	Expiration Date	No. of Shares	Exercise Price per Share
Series B	8/16/2012	8/16/2022	30,000	$2.837
Series B	9/11/2012	9/11/2022	20,000	2.837
Common Stock	11/25/2015	11/25/2025	62,500	0.580
Common Stock	3/31/2016	3/31/2026	37,500	0.580
Common Stock	8/30/2019	8/30/2029	265,060	0.830
Common Stock	12/10/2021	12/10/2031	215,054	0.930

			630,114

MOVELLA INC.

Notes to Consolidated Financial Statements

In connection with the Eastward term loan, the Company issued Eastward a warrant to purchase 215,054 shares of the company’s common stock at the exercise price of $0.93 per share on December 10, 2021, with an expiration date in December 2031. The common stock warrants were valued using the Black-Scholes model and the Company recorded the fair value of the warrants of $0.2 million within stockholders’ deficit as of December 31, 2021.

The following assumptions were used to calculate the fair value of the common stock warrants issued to Eastward.

Fair value per share of common stock	$1.58
Expected term (years)	10
Expected volatility	43%
Risk-free interest rate	1.47%
Expected dividend yield	0%

13.	Common Stock

The Company is authorized to issue 95,000,000 shares of common stock with a par value of $0.0001 per share as of December 31, 2021. The holders of the common stock are entitled to one vote for each share. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of convertible preferred stock outstanding, and are entitled to receive all assets available for distribution to stockholders (after distribution of any preferential amounts to preferred stockholders). There have been no dividends declared to date.

The Company’s reserved shares of common stock for future issuance as of December 31, 2021 and 2020 are as follows:

	December 31,
	2021	2020
Options outstanding and available for grant	15,635,379	15,769,311
Conversion of preferred stock	56,355,551	56,355,551
Warrants to purchase convertible preferred stock	50,000	50,000
Warrants to purchase common stock	580,114	365,060

	72,621,044	72,539,922

There were no repurchases of common stock for the years ended December 31, 2021 or 2020.

14.	Stock-based Compensation

Equity incentive plan

In August 2009, the Company adopted an equity incentive plan (the “2009 Plan”), which is a broad-based, long-term programs intended to attract, retain and motivate talented employees and align stockholder and employee interests. The 2009 Plan provides for the issuance of incentive stock options or nonqualified stock options, and restricted stock units, or RSUs to employees, officers, directors, and consultants of the Company.

Under the 2009 Plan, incentive stock options can be granted with an exercise price not less than the fair value of the stock at the date of grant as determined by the Board of Directors. For incentive stock options granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power

MOVELLA INC.

Notes to Consolidated Financial Statements

of all classes of stock of the Company, the per share exercise price must be no less than 110% of the fair value on the date of the grant as determined by the Board of Directors. All awards have ten year terms and vest and generally become fully exercisable after five years of service from the date of grant.

The 2009 Plan also allows for the issuance of restricted common stock upon early exercise of nonvested stock options subject to the repurchase right of the Company. The repurchase right lapses in accordance with the vesting schedule of the original option. Shares of restricted stock were awarded to certain senior executives of the Company and 1,348,887 restricted stock units were issued and fully vested prior to 2018.

In September 2019, the board approved the 2019 Equity Incentive Plan (the “2019 New Plan”) that increased the number of shares of Common Stock that are reserved and available for issuance under the New Plan by 5,500,000 shares. The New Plan increases the maximum number of shares that may be issued under the New Plan pursuant to the exercise of “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended. Whereas, the Board has determined to (a) terminate the 2009 Equity Incentive Plan and (b) adopt the new 2019 Equity Incentive Plan in order to continue to provide equity incentives to attract, retain and motivate eligible service providers of the Company. Stock options previously granted under the 2009 Plan will remain outstanding until either exercised or cancelled. All the remaining available shares under the 2009 Plan will be allocated to the 2019 New Plan.

At December 31, 2021, there are 636,323 shares available for future grant under the both the Plans.

The following table summarizes the Company’s stock option activity under both plans for the years ended December 31, 2021 and 2020:

	Shares available for grant	Stock options outstanding	Weighted average exercise price	Weighted average remaining contractual life (in years)
Balance outstanding at December 31, 2019	7,403,356	8,714,022	$0.51	5.42
Granted	(4,340,838)	4,340,838	0.93
Exercised	—	(348,067)	0.34
Cancelled	764,947	(764,947)	0.69

Balance outstanding at December 31, 2020	3,827,465	11,941,846	0.66	6.36
Granted	(4,049,000)	4,049,000	0.93
Exercised	—	(133,932)	0.44
Cancelled	825,358	(825,358)	0.64
Expired	32,500	(32,500)	0.25

Balance outstanding at December 31, 2021	636,323	14,999,056	$0.73	6.54

Exercisable at December 31, 2021		8,263,418	$0.58	4.49

Vested and expected to vest at December 31, 2021		14,999,056	$0.73	6.54

As of December 31, 2021, 8,263,418 outstanding options were exercisable with a weighted average exercise price of $0.58 per share and a weighted average remaining contractual life of 4.49 years. The Company records forfeitures as they occur.

The weighted-average grant date fair value per share of options granted were $0.63 and $0.38 for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, total compensation cost related to

MOVELLA INC.

Notes to Consolidated Financial Statements

unvested stock-based awards granted to employees under the Company’s stock plan but not yet recognized were $3.4 million and is expected to be recognized on a straight-line basis over a weighted-average period of 3.07 years. The aggregate intrinsic value of options exercised for the years ended December 31, 2021 and 2020, was $0.1 million and $0.2 million, respectively.

Determination of Fair Value

The following assumptions were used to calculate the fair value of the stock-based awards:

	Year Ended December 31,
	2021	2020
Fair value per share of common stock	$1.58	$0.93
Expected term (years)	5.52-10.00	1.65-10.00
Expected volatility	43%-45%	44%-50%
Risk-free interest rate	0.92%-1.56%	0.18%-0.82%
Expected dividend yield	0%	0%

The Company records stock-based compensation awards based on fair value of the stock-based awards as of the grant date using the Black-Scholes option-pricing model. The Company recognizes such costs as compensation expense on a straight-line basis over the employee’s requisite service period, which is generally five years. The Company determined valuation assumptions as follows:

Fair value per share of common stock — Given the absence of a public trading market, the Company’s Board of Directors considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting at which awards were approved. These factors included, but were not limited to (i) independent contemporaneous valuations of common stock; (ii) the rights and preferences of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions.

Expected term — The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The expected term assumption is based on the simplified method as described in SEC Staff Accounting Bulletin No. 110, Share-Based Payment. The Company expects to continue using the simplified method until sufficient information about the Company’s historical behavior is available.

Expected volatility — The Company determines the price volatility factor based on the historical volatilities of the Company’s peer group companies as the Company did not have trading history for its common stock.

Risk-free interest rate — The Company bases the risk-free interest rate used in the Black-Scholes option-pricing model on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent expected term of the options for each option group.

Expected dividend yield — The Company has never declared or paid any cash dividend and does not currently plan to pay a cash dividend in the foreseeable future. Consequently, the Company used an expected dividend yield of zero.

MOVELLA INC.

Notes to Consolidated Financial Statements

Stock-based compensation expense

Stock-based compensation expense included in the accompanying consolidated statements of operations for the years ended December 31, 2021 and 2020 are as follows (in thousands):

	Year ended December 31
	2021	2020
Research and development	$143	$92
Sales and marketing	175	103
General and administrative	469	224

Total stock-based compensation	$786	$419

15.	Earnings per share

The following table sets forth the computation of the basic and diluted earnings per share attributable to common stockholders for the years ended December 31, 2021, and 2020 (in thousands except share and per share amounts):

	Year Ended December 31,
	2021	2020
Numerator:
Net loss from continuing operations	$(18,803)	$(11,416)
Less: Net loss from continuing operations, attributable to noncontrolling interest	1,300	839
Deemed dividend from accretion of Series D-1 convertible preferred stock	(2,511)	(2,356)

Loss from continuing operations attributable to common stockholders	(20,014)	(12,933)
Income (loss) from discontinued operations, net of tax	(156)	41,348

Net income (loss) attributable to common stockholders	$(20,170)	$28,415

Denominator:
Weighted-average ordinary shares outstanding, basic and diluted	9,101,819	8,860,335
Basic and diluted net income (loss) per share attributable to common stockholders:
Continuing operations	$(2.20)	$(1.46)
Discontinued operations	$(0.02)	$4.67
Net income (loss)	$(2.22)	$3.21

MOVELLA INC.

Notes to Consolidated Financial Statements

Potentially dilutive securities that were not included in the diluted per share calculations as of December 31, 2021 and 2020 because they would be anti-dilutive were as follows:

	December 31,
	2021	2020
Convertible preferred stock	56,355,551	56,355,551
Outstanding stock options	14,999,056	11,941,846
Common stock warrants	580,114	365,060
Preferred stock warrants	50,000	50,000

Total	71,984,721	68,712,457

16.	Income Taxes

The income tax provision for the years ended December 31, 2021 and 2020 is primarily related to the profits or losses generated in foreign jurisdictions by the Company’s consolidated subsidiaries.

The following table presents income (loss) from continuing operations before income taxes for the years ended December 31, 2021 and 2020 are as follows (in thousands):

	December 31,
	2021	2020
Domestic	$(5,243)	$(2,404)
Foreign	(14,288)	(9,871)

loss before income taxes	$(19,531)	$(12,275)

The components of the Company’s provision (benefit) for income taxes for the years ended December 31, 2021 and 2020 are as follows (in thousands):

	December 31,
	2021	2020
Current
Federal	$43	$29
State	19	31
Foreign	312	93

	374	153

Deferred
Federal	(20)	(14)
State	(7)	(5)
Foreign	(1,075)	(993)

	(1,102)	(1,012)

Provision (Benefit) for income taxes	$(728)	$(859)

MOVELLA INC.

Notes to Consolidated Financial Statements

The differences in the provision (benefit) for income taxes that would result from applying the federal statutory income tax rate to the income (loss) from continuing operations before income taxes and the reported provision (benefit) for income taxes for the years ended December 31, 2021 and 2020 were as follows (in thousands):

	December 31,
	2021	2020
Tax benefit at U.S statutory rate	$(4,102)	$(2,578)
State income taxes, net of federal benefit	11	10
Foreign tax differential	(933)	(648)
Change in Valuation allowance	4,448	1,933
Stock—based compensation	39	18
Other items	(191)	406

Provision (Benefit) for income taxes	$(728)	$(859)

The tax effects of temporary differences that give rise to significant components of the net deferred tax assets and liabilities as of December 31, 2021 and 2020 are as follows (in thousands):

	December 31,
	2021	2020
Deferred tax assets
Accruals and reserves	$586	$367
Net operating losses	20,618	16,948
Research and development credits and other	2,716	2,716
Depreciation and amortization	(4)	(23)
Stock—based compensation	298	181

Gross deferred tax assets	24,214	20,189
Less valuation allowance	(18,622)	(13,887)

Total deferred tax assets	5,592	6,302

Deferred tax liabilities
Intangible and Other	(5,814)	(7,561)

Gross deferred tax liabilities	(5,814)	(7,561)

Net deferred tax assets (liabilities)	$(222)	$(1,259)

On March 27, 2020 and December 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) and Consolidated Appropriations Act, 2021 (CAA 2021) were signed into law. These acts include provisions and tax law changes applicable to businesses. Changes in tax law are accounted for in the period of enactment. The Company has evaluated the impact of the CARES Act and CAA 2021 act and has accounted for the impact of the tax law changes in the current year provision to the extent these provisions are applicable.

As of December 31, 2021, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $18.7 million and $15.3 million, respectively, which expire beginning in the year 2030 and 2029 respectively. As of December 31, 2021, the Company’s Hong Kong subsidiary has net operating loss carryforwards of approximately $39.4 million, which are indefinite and have no expiration date.

As of December 31, 2021, the Company has federal and state research and development tax credits of $1.9 million and $1.9 million, respectively. The federal research credits will begin to expire in the year 2029, and the state research credits have no expiration date.

MOVELLA INC.

Notes to Consolidated Financial Statements

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

As of December 31, 2021, the Company has a valuation allowance of approximately $18.6 million related primarily to its net operating losses and credit carryforwards for which it is more likely than not that the tax benefit will not be realized. The amount of the valuation allowance represented an increase of approximately $4.7 million from the amount recorded as of December 31, 2020 and was primarily due to the additional net operating losses generated in 2021.

The Company had unrecognized tax benefits of $2.8 million and $2.8 million for the years ended December 31, 2021 and 2020. The liabilities of unrecognized tax benefits of $0.3 million and $0.3 million for the years ended December 31, 2021 and 2020 respectively would affect the Company’s effective tax rates if recognized. The liabilities are included in the Other non-current liabilities in the accompanying consolidated balance sheets. Unrecognized tax benefits are not expected to change significantly in the next 12 months.

A reconciliation of the beginning and ending amount of the gross unrecognized tax benefits is as follows (in thousands):

	December 31,
	2021	2020
Beginning balance	$2,753	$2,665
Increases related to tax positions taken during prior year	18	78
Increases related to tax positions taken during current year	12	10

Ending balance	$2,783	$2,753

The Company files federal, state and foreign income tax returns in jurisdictions with varying statutes of limitations. The tax years from 2016 forward remain open to examination due to the carryover of unused net operating losses and tax credits.

17.	Employee Benefit Plan

The Company has established a 401(k) tax-deferred savings plan (the 401(k) Plan), which permits participants to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. The Company is responsible for administrative costs of the 401(k) Plan and has made no contributions to the 401(k) Plan since inception.

The Company maintains non-US defined contribution pension plans to certain foreign subsidiaries. Generally, the annual funding of these obligations is equal to the minimum amount legally required in each jurisdiction in which the plans operate. The Company’s pension plans are overfunded by zero and $0.2 million as of December 31, 2021 and 2020, respectively.

18.	Segment Information

The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating

MOVELLA INC.

Notes to Consolidated Financial Statements

resources and the CODM does not evaluate profitability below the level of the consolidated company. Accordingly, the Company has determined that it has a single reportable segment and operating segment structure.

The Company’s revenues and long-lived assets by geographical region is as follow (in thousands):

	Revenues Year Ended December 31,		Long-lived assets As of December 31,
	2021	2020	2021	2020
	Restated	Restated	Restated	Restated
Europe	$12,762	$8,441	$1,939	$798
United States	8,370	6,310	114	52
China	5,027	3,450	519	542
Asia, other	4,833	3,710	—	—
Other	3,422	2,082	162	138

	$34,414	$23,993	$2,734	$1,530

19.	Related Party Transactions

As of December 31, 2021, the Company had one customer that was also an investor, owning 352,496 shares of Series C convertible preferred stock. Sales to this customer were zero and $0.3 million for the years ended December 31, 2021 and 2020, respectively. Amounts due from this customer were zero and $37,000 as of December 31, 2021 and 2020, respectively.

As of December 31, 2021, the Company had one inventory vendor, which was also an investor that held 352,497 shares of Series B convertible preferred stock and 176,248 shares of Series C convertible preferred stock. Purchases from this vendor were $0.1 million and $1.5 million during the years ended December 31, 2021 and 2020, respectively. Outstanding amounts due to this vendor totaled $43,000 and $37,000 as of December 31, 2021 and 2020, respectively. The outstanding amounts are included in the Accounts payable account in the accompanying consolidated balance sheets.

As of December 31, 2020, Kinduct entered a short-term loan payable with the principal amount of $352,000 due to its general manager. The interest rate is set at Prime + 1.5% of the principal amount, calculated monthly and is payable in full upon the time. The short-term loan is recorded as current portion of long-term debt on the consolidated balance sheet as of December 31, 2020. The Company repaid the loan with accrued interest in February 2021.

20.	Commitments and Contingencies

Product Warranties

The Company warrants its products against defects in materials and workmanship for a period of one to two years and that product warranty is generally limited to a refund of the original purchase price of the product, repairs or a replacement part. The Company estimates warranty costs based on historical warranty claim experience. Warranty returns are recorded as of cost of goods sold. The allowance for sales returns is reviewed quarterly to verify that it properly reflects the remaining obligations based on the anticipated returns over the balance of the obligation period.

MOVELLA INC.

Notes to Consolidated Financial Statements

The following table presents warranty reserve activities (in thousands):

	Year Ended December 31,
	2021	2020
Beginning balance	$139	$256
Provisions and prior warranty estimates	—	35
Settlements	—	(152)
Other adjustments	(61)	—

Ending balance	$78	$139

Leases

We have leased office spaces in many U.S. locations including San Jose and Los Angeles, California, and Nevada. Outside the U.S., leased sites include offices in Netherlands, Nova Scotia Canada, Shanghai, China, Taiwan and Hong Kong. Future minimum lease payments are under noncancelable operating leases that expire at various dates through year 2024. Rent expense is recognized using the straight-line method over the term of the lease.

On March 4, 2020, the Company entered into an amendment to the operating lease agreement for its current office located in San Jose, California. The lease term will be extended to March 31, 2023.

In March 2020, the Company entered a new lease agreement with current lessor in the Netherlands. The new lease has an initial term 10 years and commenced in January 2021. The annual rent of the leased space is €0.5 million, approximately $0.6 million, exclusive of VAT. In conjunction with the execution of the new agreement, the Company terminated the existing lease agreements in respect of the existing building on March 31, 2021.

The aggregate future non-cancelable minimum rental payments for the Company’s operating leases, as of December 31, 2021, are as follows (in thousands):

Year Ending December 31,
2022	$1,428
2023	1,028
2024	714
2025	602
2026	596
Thereafter	2,526

Total	$6,894

Rent expense for all operating leases was approximately $1.2 million and $1.0 million for the years ended December 31, 2021 and 2020, respectively.

Litigation and Asserted Claims

In February 2020, Tactical Air Support (“TAS”) filed a lawsuit in the California State Court in Los Angeles against Xsens North America, Inc. In the complaint, TAS alleged tort and contract-based causes of action arising from TAS purchases of allegedly defective Xsens inertial measurement unit devices (“IMUs”). TAS never

MOVELLA INC.

Notes to Consolidated Financial Statements

deployed IMUs in its military aircraft. In response, Xsens removed the case to the California Federal District Court in Los Angeles based upon the party’s diversity of citizenship. The Company filed a Motion to dismiss each of TAS’ alleged non-contract-based claims and its prayers for damages in excess of the approximate $40,000 TAS paid for the IMUs on multiple grounds, prohibiting such claims and limiting TAS’ alleged damages to the purchase amount paid. The Motion to dismiss alleged non-contract-based claims was granted on September 3, 2020. As of December 31, 2021, the contract-based claim is still pending but currently under a courtroom procedural with the California Federal Court. Given the current status of the case, the Company does not believe that this matter will have a material impact to its financial statements.

The Company accrues for contingencies when it believes that a loss is probable and that it can reasonably estimate the amount of any such loss. Although the Company is not currently subject to any material litigation, and no material litigation is currently threatened against the Company, the Company may be subject to legal proceedings, claims and litigation, including intellectual property litigation, arising in the ordinary course of business. Such matters are subject to many uncertainties and outcomes and are not predictable with assurance. The Company accrues amounts that it believes are adequate to address any liabilities related to legal proceedings and other loss contingencies that it believes will result in a probable loss that is reasonably estimable.

Indemnification

The Company has entered into agreements with its current and former executives and directors indemnifying them against certain liabilities incurred in connection with the performance of their duties. The Company’s Certificate of Incorporation and Bylaws contain comparable indemnification obligations with respect to the Company’s current directors and employees.

21.	Subsequent events

In preparing the consolidated financial statements as of and for the year ended December 31, 2021, subsequent events were evaluated from the balance sheet date through October 31, 2022, the date these consolidated financial statements were available to be issued.

On January 3, 2022, the Company entered into an asset purchase agreement to purchase certain assets including equipment, software, domain names and contracts. The total purchase price was $0.2 million payable in cash over two installments.

In January 2022, the board approved an increase of the number of shares of Common Stock that are reserved and available for issuance under the 2019 New Plan by 1,500,000 shares.

In February 2022, the Company entered into a term loan agreement with Silicon Valley Bank and received cash proceeds of $1.0 million and issued warrants to purchase 16,321 shares of the Company’s common stock at a purchase price of $1.58 per share. The term loan is repayable over 30 months starting October 2022 and matures in March 2025. The term loan bears a floating interest rate equal to the greater of the prime rate plus 1.75% per annum or 5.0% payable monthly.

In March 2022, the Company entered into convertible promissory note agreements with two of its existing preferred stock investors and received aggregate cash proceeds of $4.9 million, and exchanged an additional $1.1 million of convertible promissory notes to the sellers of Kinduct for extinguishment of $1.1 million of the deferred payout liability owed to them. Of the $1.1 million in convertible notes issued in exchange to the sellers of Kinduct, $1.0 million were issued to a related party. The convertible promissory notes shall bear an interest rate of 6.0% per annum. The outstanding principal amount and all accrued but unpaid interest on the notes shall

MOVELLA INC.

Notes to Consolidated Financial Statements

be mandatorily converted into the Company’s common stock at a conversion price of $4.79 per share upon the earlier of i) maturity in September 2023 or ii) the occurrence of a capital markets transaction such as an initial public offering or acquisition by a special purpose acquisition company; or upon a change of control as defined in the convertible promissory note agreements, at the discretion of the noteholder, the notes would either convert into the Company’s common stock at a conversion price of $4.79 per share, or would be repayable at 1.5 times the outstanding principal amount plus all accrued and unpaid interest.

On October 3, 2022, the Company entered into an agreement and plan of merger (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Pathfinder Acquisition Corporation (“Pathfinder”), Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Pathfinder (“Merger Sub”), and Movella Inc. (“Movella”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of Movella, Pathfinder, and Merger Sub. The Business Combination Agreement provides for, among other things, the following transactions:

•

on the Closing Date, prior to the Effective Time and immediately prior to the Domestication, Pathfinder shall cause each Pathfinder ordinary share that a Pathfinder shareholder has timely and validly elected to redeem (pursuant to the exercise of such holder’s right to a redemption), to be redeemed, in each case, on the terms and subject to the conditions set forth in Pathfinder’s governing documents;

•

on the Closing Date, prior to the Effective Time, Pathfinder shall transfer by way of continuation and domestication from the Cayman Islands and Pathfinder shall domesticate as a corporation incorporated in the State of Delaware; (the “Domestication”); and

•

on the Closing Date, prior to the Effective Time, Movella shall cause the following transactions to occur (i) each share of preferred stock of Movella will be converted into and become a number of shares of Movella Common Stock set forth on the allocation schedule to be delivered in connection with Business Combination Agreement, in each case in accordance with the governing documents of Movella (including its shareholder agreements) and applicable law, and each such Movella preferred share shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, other than with respect to the Movella common shares into which such Movella preferred share has converted, (ii) each warrant to purchase shares of Movella Common Stock will be net exercised in exchange for a number of shares of Movella Common Stock determined in accordance with the terms of the warrant agreements under which such warrants were issued and (iii) each convertible note issued by Movella will be automatically and fully converted into a number of shares of Movella Common Stock in accordance with the terms of such notes (the “Pre-Closing Recapitalization”);

•

on the Closing Date, the parties to the Business Combination Agreement shall cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Movella, with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella will become a wholly owned subsidiary of New Movella. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time and, in each case set forth in clauses (i) and (ii) below, based on implied Movella pre-transaction equity value of $375,000,000, subject to adjustments which would add the aggregate exercise price that would be paid to Movella in respect of all vested Movella Options if all vested Movella Options were exercised in full immediately prior to the Effective Time (without giving effect to any net exercise or similar concept), (i) each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (including any outstanding equity interests converted into shares of Movella Common Stock in connection with the Pre-Closing Recapitalization,

MOVELLA INC.

Notes to Consolidated Financial Statements

and excluding any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock, and (ii) each outstanding Movella Option (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

In connection with the Business Combination, certain related agreements have been entered into, including the Company Transaction Support Agreement; the Sponsor Letter Agreement, the Commitment Letter and the Shareholder Rights Agreement.

Transaction Support Agreements

Within 21 days following the execution of the Business Combination Agreement, (a) Pathfinder, Sponsor (Pathfinder Acquisition LLC, a Delaware limited liability company, which is a partnership among affiliates of HGGC and Industry Ventures, referred to as “Sponsor”), Movella and certain shareholders (“Supporting Shareholders”) are entering into a transaction support agreement (the “Company Transaction Support Agreement”), pursuant to which each Supporting Shareholder will agree to, among other things, (i) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto (including the Pre-Closing Recapitalization and the Merger), (ii) support and grant a proxy to Pathfinder (or its applicable designee) to vote in favor of the Business Combination Agreement, the Ancillary Documents to which Movella is or will be a party and the transactions contemplated thereby (including the Pre-Closing Recapitalization and the Merger), and (iii) take, or cause to be taken, any actions necessary or advisable to (A) cause certain agreements to be terminated effective as of the Closing and (B) not consent to any direct or indirect transfers of equity securities of Movella, in each case, on the terms and subject to the conditions set forth in the Company Transaction Support Agreement. If and to the extent that the required holders sufficient to provide approval of the transactions contemplated by the Business Combination Agreement and the termination of various related party transactions do not executed such Company Transaction Support Agreements within 21 days following the execution of the Business Combination Agreement, Pathfinder shall have the right to terminate the Business Combination Agreement.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, Movella and each of our directors and officers entered into the Sponsor Letter Agreement, pursuant to which, among other things, (i) Sponsor and each of our directors and officers have agreed to vote the Pathfinder ordinary shares owned by him, her or it in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and to forego redemption rights, if any, in respect thereof and (ii) Sponsor and our independent directors have agreed to (a) waive, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, waive any adjustment to the conversion ratio set forth in the governing documents of Pathfinder and any other anti-dilution or similar protections with respect to the Class B ordinary shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise) and (b) not assert or perfect, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, any rights to adjustment of the conversion ratio with respect to the

MOVELLA INC.

Notes to Consolidated Financial Statements

Class B ordinary shares owned by him, her or it set forth in the governing documents of Pathfinder or any other anti-dilution or similar protection with respect to the Class B ordinary shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise), (c) Sponsor has, solely in the circumstances described in the Sponsor Letter Agreement, agreed to forfeit 50% of its Class B ordinary shares and (d) subject to, and conditioned upon, the occurrence of and effective as of, the Effective Time, the Sponsor and each of the Pathfinder Insiders have each agreed to terminate certain existing arrangements with Pathfinder, including existing registration rights and the existing lock-up obligations with respect to his, her or its Pathfinder ordinary shares.

Commitment Letter

In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, pursuant to which FP has committed to provide up to $75 million of financing to support the Business Combination through the Pre-Close Facility, Tender Offer and FP Private Placement (if applicable), and pursuant to which Movella will be deemed to issue and FP will be deemed to purchase, at Closing the VLN Facility. The Commitment Letter also provides: (a) for the issuance of 1.0 million common shares by New Movella to FP at the Effective Time, subject to the Closing and the full deemed funding of the VLN Facility, and (b) that FP shall have the right, subject to approval of New Movella, to designate one independent director to the board of New Movella. The Pre-Close Facility, the Tender Offer, the FP Private Placement, the VLN Facility, the FP Voting Agreement (as defined below), and the issuance of New Movella shares to FP are collectively referred to herein as the “FP Transactions.”

Shareholder Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Pathfinder, Sponsor, Movella, and certain other equityholders of Movella (who will own New Movella Common Stock upon the consummation of the Pre-Closing Recapitalization) (collectively, the “Investors”) entered into a shareholder rights agreement (the “Shareholder Rights Agreement”) to be effective upon Closing pursuant to which, among other things, the Investors have been granted certain customary registration rights.

Pursuant to the Shareholder Rights Agreement, the Sponsor, Francisco Partners and the Legacy Pathfinder Holders (as defined in the Shareholder Rights Agreement) have agreed that, subject to certain customary exceptions, they will not effect any sale or distribution of New Movella equity securities during the period commencing on the Closing Date and ending on the earlier of (a) the date that is three hundred and sixty five (365) days following the Closing Date and (b) (i) the first date on which the closing price of the New Movella Common Stock has been greater than or equal to $12.00 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days within a 30-trading day period commencing at least one hundred and fifty (150) days after the Closing Date or (ii) the date on which New Movella completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all New Movella’s shareholders having the right to exchange their New Movella Common Stock for cash, securities or other property. Each other Investor has agreed that, subject to certain customary exceptions, he, she, or it shall not effect any sale or distribution of Movella equity securities during the period commencing on the Closing Date and ending on the date that is one hundred and eighty (180) days following the Closing Date.

Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the consolidated financial statements were available for issuance. Based upon this review, except as noted above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

MOVELLA INC.

Notes to Consolidated Financial Statements

22.	Restatement and Expanded Disclosures

The Company restated its classification of cost of Service revenues to include the costs of the customer support team, infrastructure support team, and costs related to provision of non-recurring engineering services in cost of Service revenues, which were previously recorded in operating expenses as sales and marketing expense or as research and development expense. The reclassifications had no impact to net income or loss. The Company also restated the revenues and long-lived assets breakout by geographical region disclosure in Note 18. Segment Information to separately break out the United States and any other individually significant countries to comply with ASC 280-10-50-41. Movella also added a disaggregation of revenues and cost of revenues into Product and Service on the consolidated statements of operations in order to provide expanded disclosures to the readers of the financial statements.

The following table depicts the disaggregation of revenues and cost of revenues according to revenue type, as well as the impact of the reclassification of certain operating expenses to cost of Service revenues (in thousands):

	As Previously Reported				Restated and Expanded
	Year Ended December 31,				Year Ended December 31,		Effect of Change
	2021		2020		2021	2020	2021	2020
Revenues
Product	$	*	$	*	$28,848	$21,852	$28,848	$21,848
Service		*		*	5,566	2,141	5,566	2,141

Total revenues		$34,414		$23,993	$34,414	$23,993	$—	$—

Cost of revenues:
Product	$	*	$	*	$12,049	$10,151	$12,049	$10,151
Service		*		*	4,412	1,043	4,412	1,043

Total cost of revenues		$15,272		$10,806	$16,461	$11,194	$1,189	$388

Gross profit		$19,142		$13,187	$17,953	$12,799	$(1,189)	$(388)

Operating expenses:
Research and development		$14,487		$8,483	$14,014	$8,425	$(473)	$(58)
Sales and marketing		11,426		9,285	10,710	8,955	(716)	(330)
General and administrative		12,943		8,327	12,943	8,327	—	—

Total operating expenses		$38,856		$26,095	$37,667	$25,707	$(1,189)	$(388)

*	Not reported

A typical sales arrangement involves multiple elements, such as sales of the Company’s inertial motion sensor units, motion capture suits, software licenses, professional services, cloud-based subscription, and subscription and support services which entitles customers to unspecified upgrades, patch releases and telephone-based support. The Company’s Product revenues are generally recognized at a point in time, while Service revenues are generally recognized over time.

Revenue recognized during the year ended December 31, 2021 from deferred revenue balances as of December 31, 2020 was $2.0 million. Revenue recognized during the year ended December 31, 2020 from deferred revenue balances as of December 31, 2019 was $1.2 million.

MOVELLA INC.

Notes to Consolidated Financial Statements

The information in the following tables show the effect of the restatements on information disclosed in Note 18. Segment Information by geographical region (in thousands):

	Revenues As Previously Reported Year Ended December 31,		Revenues Restated Year Ended December 31,		Effect of Change
	2021	2020	2021	2020	2021	2020
Europe	$12,762	$8,441	$12,762	$8,441	$—	$—
North America	10,284	7,553	*	*	(10,284)	(7,553)
United States	*	*	8,370	6,310	8,370	6,310
Asia	9,860	7,160	*	*	(9,860)	(7,160)
China	*	*	5,027	3,450	5,027	3,450
Asia, other	*	*	4,833	3,710	4,833	3,710
Other	1,508	839	3,422	2,082	1,914	1,243

	$34,414	$23,993	$34,414	$23,993	$—	$—

* Not reported
	Long-lived assets As Previously Reported As of December 31,		Long-lived assets Restated As of December 31,		Effect of Change
	2021	2020	2021	2020	2021	2020
Europe	$1,939	$798	$1,939	$798	$—	$—
North America	276	190	*	*	(276)	(190)
United States	*	*	114	52	114	52
Asia	519	542	*	*	(519)	(542)
China	*	*	519	542	519	542
Other	*	*	162	138	162	138

	$2,734	$1,530	$2,734	$1,530	$—	$—

*	Not reported

Movella Inc.

Unaudited Condensed Consolidated Financial Statements

As of September 30, 2022 and December 31, 2021 and for the nine months ended September 30, 2022 and 2021

Movella Inc.

Unaudited Condensed Consolidated

Financial Statements

MOVELLA INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	As of September 30,	As of December 31,
	2022	2021
Current assets:
Cash and cash equivalents	$3,882	$11,166
Accounts receivable, net of allowance for doubtful accounts of $69 and $20 at September 30, 2022 and December 31, 2021	4,924	4,478
Inventories	5,410	4,535
Prepaid expenses and other current assets	2,089	2,308
Current assets from discontinued operations	—	291

Total current assets	16,305	22,778
Property and equipment, net	2,234	2,734
Goodwill	35,265	38,584
Intangible assets, net	14,393	20,902
Non-marketable equity securities and other assets	26,033	25,110
Right-of-use assets	3,264	—

Total assets	$97,494	$110,108

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities:
Accounts payable	$1,724	$2,528
Accrued expenses and other current liabilities	6,731	5,622
Line of credit and current portion of long-term debt	2,605	1,353
Current portion of deferred revenue	2,755	2,422
Payable to Kinduct sellers – current	5,159	5,954
Current liabilities from discontinued operations	—	357

Total current liabilities	18,974	18,236
Long-term portion of term debt	7,513	8,396
Convertible notes, net – related party (Note 12)	6,162	—
Deferred revenue, net of current portion	1,251	1,170
Deferred tax liabilities, net	222	222
Operating lease liabilities and other non-current liabilities	2,887	371

Total liabilities	37,009	28,395

Commitments and contingencies (Note 13)
Mezzanine equity:
Series D-1 convertible preferred stock, $0.0001 par value. 6,562,724 shares authorized, and issued and outstanding at September 30, 2022 and December 31, 2021; liquidation preference of $30,000 as of September 30, 2022 and December 31, 2021	41,314	39,307
Series A convertible preferred stock, $0.0001 par value. 10,000,000 shares authorized, and issued and outstanding at September 30, 2022 and December 31, 2021; liquidation preference of $10,000 as of September 30, 2022 and December 31, 2021	9,950	9,950
Series B convertible preferred stock, $0.0001 par value. 11,791,929 shares authorized; 8,741,929 shares issued and outstanding at September 30, 2022 and December 31, 2021; liquidation preference of $24,800 as of September 30, 2022 and December 31, 2021	24,680	24,680

MOVELLA INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	As of September 30,	As of December 31,
	2022	2021
Series C convertible preferred stock, $0.0001 par value. 13,122,055 shares authorized, and issued and outstanding at September 30, 2022 and December 31, 2021; liquidation preference of $37,226 as of September 30, 2022 and December 31, 2021	37,032	37,032
Series D convertible preferred stock, $0.0001 par value. 7,470,088 shares authorized, and issued and outstanding at September 30, 2022 and December 31, 2021; liquidation preference of $31,043 as of September 30, 2022 and December 31, 2021	30,780	30,780
Series E convertible preferred stock, $0.0001 par value. 18,024,809 shares authorized; 10,458,755 shares issued and outstanding at September 30, 2022 and December 31, 2021; liquidation preference of $43,463 as of September 30, 2022 and December 31, 2021	40,750	40,750

Total mezzanine equity	184,506	182,499

Stockholders’ deficit:
Common stock, $0.0001 par value. 95,000,000 shares authorized, 12,735,190 and 9,184,092 shares issued and outstanding at September 30, 2022 and December 31, 2021	1	1
Additional paid-in capital	784	—
Accumulated other comprehensive (loss) income	(3,937)	1,431
Accumulated deficit	(127,682)	(109,601)

Total Movella stockholders’ deficit	(130,834)	(108,169)

Non-controlling interest in subsidiaries	6,813	7,383

Total stockholders’ deficit	(124,021)	(100,786)

Total liabilities, mezzanine equity and stockholders’ deficit	$97,494	$110,108

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOVELLA INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Revenues:
Product	24,215	19,897
Service	4,134	4,308

Total revenues	28,349	24,205

Cost of revenues
Product	10,714	8,635
Service	4,198	3,261

Total cost of revenues	14,912	11,896

Gross profit	13,437	12,309

Operating expenses:
Research and development	10,787	9,883
Sales and marketing	9,879	7,629
General and administrative	10,230	9,027

Operating expenses	30,896	26,539

Loss from operations	(17,459)	(14,230)
Other income (expense):
Interest expense, net	(1,643)	(1,028)
Other income, net	362	1,899

Loss from continuing operations before income taxes	(18,740)	(13,359)
Income tax benefit	(89)	(193)

Net loss from continuing operations	(18,651)	(13,166)
Loss from discontinued operations (net of tax)	—	(156)

Net loss	(18,651)	(13,322)
Net loss attributable to non-controlling interests	(570)	(1,025)

Net loss attributable to Movella Inc.	(18,081)	(12,297)
Deemed dividend from accretion of Series D-1 preferred stock	(2,007)	(1,881)

Net loss attributable to common stockholders	$(20,088)	$(14,178)

Net loss per share from continuing operations, basic and diluted	$(1.86)	$(1.54)
Net loss per share from discontinued operations, basic and diluted	$—	$(0.02)
Net loss per share, basic and diluted	$(1.86)	$(1.56)
Weighted average shares outstanding, basic and diluted	10,794,364	9,094,264

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOVELLA INC.

Condensed Consolidated Statements of Comprehensive Loss

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Net loss	$(18,651)	$(13,322)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments, net of tax	(5,368)	(932)

Comprehensive loss	(24,019)	(14,254)
Comprehensive loss attributable to non-controlling interests	(570)	(1,025)

Comprehensive loss attributable to Movella Inc.	$(23,449)	$(13,229)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOVELLA INC.

Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit

(In thousands, except share data)

(Unaudited)

	Redeemable convertible preferred stock		Non-redeemable convertible preferred stock		Common stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Non-controlling interests	Total
Balance, December 31, 2020	6,562,724	$36,796	49,792,827	$143,222	9,050,160	$1	$—	$2,887	$(90,500)	$9,847	$(77,765)
Stock-based compensation expense	—	—	—	—	—	—	575	—	—	—	575
Accretion of Series D-1 convertible preferred stock	—	1,881	—	—	—	—	(600)	—	(1,281)	—	(1,881)
Issuance cost of Series E preferred stock	—	—	—	(30)	—	—	—	—	—	—	—
Issuance of common stock for exercise of options	—	—	—	—	67,474	—	25	—	—	—	25
Foreign currency translation adjustment	—	—	—	—	—	—	—	(932)	—	—	(932)
Dissolution of TDI entity	—	—	—	—	—	—	—	—	—	(1,164)	(1,164)
Net loss	—	—	—	—	—	—	—	—	(12,297)	(1,025)	(13,322)

Balance, September 30, 2021	6,562,724	$38,677	49,792,827	$143,192	9,117,634	$1	—	1,955	(104,078)	7,658	(94,464)

Balance, December 31, 2021	6,562,724	39,307	49,792,827	143,192	9,184,092	1	—	1,431	(109,601)	7,383	(100,786)
Stock-based compensation expense	—	—	—	—	—	—	1,130	—	—	—	1,130
Accretion of Series D-1 convertible preferred stock	—	2,007	—	—	—	—	(2,007)	—	—	—	(2,007)
Issuance of common stock for exercise of options	—	—	—	—	3,551,098	—	1,643	—	—	—	1,643
Issuance of common stock warrants to lender	—	—	—	—	—	—	18	—	—	—	18
Foreign currency translation adjustment	—	—	—	—	—	—	—	(5,368)	—	—	(5,368)
Net loss	—	—	—	—	—	—	—	—	(18,081)	(570)	(18,651)

Balance, September 30, 2022	6,562,724	$41,314	49,792,827	$143,192	12,735,190	$1	$784	$(3,937)	$(127,682)	$6,813	$(124,021)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOVELLA INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(18,651)	$(13,322)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,113	5,455
Stock-based compensation expense	1,130	575
Provision for excess and obsolete inventories	637	—
Loss on disposals of property and equipment	—	13
Unrealized loss (gain) on marketable securities	58	(75)
Accretion of convertible notes, net	250	—
Accretion of Kinduct deferred payout	306	244
Amortization of debt discount and debt issuance costs	219	142
Gain on change in fair value of embedded derivative	(236)	—
Deferred income taxes	—	112
Gain from dissolution of TDI entity	—	(665)
Gain on forgiveness of PPP loan	—	(612)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(155)	(659)
Inventories	(1,512)	(1,214)
Prepaid expenses and other assets	161	(346)
Other assets	(112)	117
Other receivables	—	1,113
Accounts payable	(1,161)	(581)
Accrued expenses and other liabilities	(391)	74
Deferred revenue	414	172
Other liabilities	(51)	(13)

Net cash used in operating activities	(12,981)	(9,470)

Cash flows from investing activities:
Purchase of intangibles	(153)	—
Proceeds from licensing of IP—MEMSIC	—	9,686
Purchases of property and equipment	(359)	(995)

Net cash provided by (used in) investing activities	(512)	8,691

Cash flows from financing activities:
Proceeds from term loans and revolving line of credit, net	616	—
Proceeds from issuance of convertible notes	4,873	—
Principal payments of loans	(280)	(8,785)
Proceeds from the exercise of stock options	1,643	25
Costs incurred on issuance of Series E preferred stock	—	(30)

Net cash provided by (used in) financing activities	6,852	(8,790)

Effect of foreign exchange rate changes on cash and equivalents	(643)	(199)

Net decrease in cash and cash equivalents	(7,284)	(9,768)
Cash and cash equivalents:
Beginning of period	11,166	20,841

End of period	$3,882	$11,073

MOVELLA INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Supplemental disclosures of cash flow information:
Cash paid for interest	$800	$705
Cash paid for taxes, net of refunds	102	800
Supplemental disclosure of non-cash financing activity:
Accretion of Series D-1 convertible preferred Stock	2,007	1,881
Issuance of convertible notes in exchange for Kinduct deferred payout	1,148	—
Distribution of equity shares to TDI NCI	—	499
Issuance of warrants to lender	18	—
Right-of-use assets obtained in exchange for operating lease liabilities	4,280	—
Debt and equity issuance costs financed through accrued expenses and other current liabilities	811	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	Basis of Presentation

Basis of Presentation and Principles of Consolidation

The information contained herein has been prepared by Movella Inc. (the “Company”) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The condensed consolidated financial statements include the accounts of the Company, its wholly-owned and majority-owned subsidiaries, and joint ventures in which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation. The information at September 30, 2022 and the results of the Company’s operations for the nine months ended September 30, 2022 and 2021 are unaudited. The condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring accruals, except otherwise disclosed herein, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods presented. These unaudited condensed consolidated financial statements and notes hereto should be read in conjunction with the audited financial statements and notes thereto included elsewhere herein. Certain prior period amounts were reclassified to conform to the current period presentation. These reclassifications did not affect total revenues, costs and expenses, net loss, assets, liabilities or stockholders’ deficit. Except as set forth below, the accounting policies used in preparing these unaudited condensed consolidated financial statements are the same as those described in the Company’s financial statements for the year ended December 31, 2021. There were no material changes to our significant accounting policies and estimates during the nine months ended September 30, 2022 with the exception of the addition of policies relating to convertible debt instruments, derivative financial instruments, deferred transaction costs, and our adoption of the new lease standard; see Note 8. Leases, for more information regarding the Company’s leases. The results of operations for the interim periods presented are not necessarily indicative of results to be expected for any other interim period or for the year as a whole.

On June 30, 2021, the Company dissolved its majority owned subsidiary Ten Degrees, Inc (“TDI”) subsequent to the asset sale to Inpixon on August 19, 2020.

Discontinued Operations

In July 2021, the Company discontinued its components business due to recurring operating losses, per the determination of management and the Company’s Board of Directors. In accordance with Accounting Standards Codification (“ASC”) 205-20, Presentation of Financial Statements – Discontinued Operations, the result of operations and financial positions of the components business have been reclassified to discontinued operations for all periods presented as the exit of the components business represents a strategic shift that had a major effect on the Company’s results of operations. See Note 4. Business Divestitures and Discontinued Operations for more information regarding the Company’s discontinued operations.

Going Concern

The Company has prepared its condensed consolidated financial statements assuming that the Company will continue as a going concern. The Company has incurred recurring losses from continuing operations and net cash used in operating activities including a net loss from continuing operations of $18.7 million and net cash used in operating activities of $13.0 million for the nine months ended September 30, 2022. The Company has cash and cash equivalents of $3.9 million; there are restrictions on the Company’s ability to transfer cash and cash equivalents of $0.6 million held outside of the U.S. by its subsidiaries in China and $1.0 million held by its joint venture entity in China as of September 30, 2022. The continuation of the Company as a going concern is dependent upon, among other things, the continued financial support from its investors to fund operations, the ability of the Company to obtain necessary equity or debt financing, and the attainment of profitable operations.

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Before considering management’s plans, these conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date of issuance of the September 30, 2022 condensed consolidated financial statements.

In response to the conditions identified above, the Company has taken steps to reduce its operating expenses in June 2022 by reducing staff and implementing other cost reduction actions and believes that it could reduce operating expenses further if necessary to manage liquidity and cash levels. Management’s plans include raising additional cash proceeds from a capital markets transaction, or debt financing in the twelve months following the date of issuance of these financial statements.

In November 2022, the Company entered into a $25.0 million debt agreement (the “Pre-Close Note”) with Francisco Partners (“FP”) which resulted in net proceeds of $13.3 million after payment of outstanding debt and related costs; see Note 14. Subsequent Events for additional details. The Company will require additional cash to fund its operations over the next twelve months from the date of issuance of the September 30, 2022 unaudited condensed consolidated financial statements. The Company believes that it will be successful in executing its plans to raise additional cash proceeds from capital markets transactions or debt financing. However, no assurance can be given that the Company will be successful with its plans to raise additional cash proceeds from debt or other financing transactions. As a result, the substantial doubt about the Company’s ability to continue as a going concern has not been alleviated. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Reclassification

Certain reclassifications have been made to the Company’s condensed consolidated financial statements for the nine months ended September 30, 2021 to conform to the current period’s condensed consolidated financial statement presentation. The reclassifications had no impact on total revenues, expenses, assets, liabilities, stockholders’ deficit, cash flows from operating activities, cash flows from investing activities, or cash flows from financing activities for all periods presented.

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Such estimates include, but are not limited to, measurement of valuation allowances relating to accounts receivable, inventories and deferred tax assets; estimates of future payouts for customer incentives and allowances and warranties; uncertain tax positions; fair values of stock-based compensation, embedded derivatives, the convertible notes, and valuation of common stock, preferred stock and warrants; estimates and assumptions used in connection with business combinations; useful lives of long-lived assets including property and equipment; revenue recognition; and future cash flows used to assess and test for impairment of goodwill and long-lived assets, if applicable. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Due to the Coronavirus (“COVID-19”) pandemic, there has been uncertainty and disruption in the global economy and financial markets. The Company is not aware of any specific event or circumstance that would require a material update to its estimates or judgments or an adjustment of the carrying value of its assets or liabilities as of September 30, 2022. However, these estimates may change as new events occur and additional

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

information is obtained, as well as other factors related to COVID-19 that could result in material impacts to the Company’s condensed consolidated financial statements in future reporting periods.

Significant Risks and Uncertainties

The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products as forecasted, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

Segment Reporting

The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. Accordingly, the Company has determined that it has a single reportable segment and operating segment structure.

Cash and Cash Equivalents

The Company’s cash and cash equivalents include cash held in checking and savings accounts and highly liquid securities with original maturity dates of three months or less from the original date of purchase. Approximately $2.2 million and $5.1 million of the Company’s cash and cash equivalents balance were held outside of the U.S. as of September 30, 2022 and December 31, 2021, respectively. There are restrictions on the Company’s ability to transfer cash and cash equivalents of $0.6 million held outside of the U.S. by its subsidiaries in China and $1.0 million held by its joint venture entity in China as of September 30, 2022.

Convertible Debt Instruments

The Company evaluates embedded features within convertible notes that will be settled in shares upon conversion under ASC 815, Derivatives and Hedging (“ASC 815”) to determine whether the embedded feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If an embedded derivative is bifurcated from share-settled convertible debt, the Company records the debt component at cost less a debt discount equal to the bifurcated derivative’s fair value. The Company amortizes the debt discount over the life of the debt instrument as additional non-cash interest expense utilizing the effective interest method. The convertible debt and the derivative liability are presented in total on the consolidated balance sheet. The derivative liability will be remeasured at each reporting period with changes in fair value recorded in the consolidated statements of operations in other income (expense), net.

Derivative Financial Instruments

The Company evaluates stock warrants, debt instruments and other contracts to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for under the relevant sections of ASC 815. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative financial instrument and is marked-to-market at each balance sheet date and recorded as an asset or liability. In the event that the fair value is recorded as an asset or liability, the change in fair value is recorded in the consolidated statements of operations as other income or other expense. Upon conversion, exercise or expiration of a derivative financial instrument, the instrument is marked to fair value.

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Non-marketable Equity Securities

The Company’s non-marketable equity securities comprise of shares of a privately held company which the Company received in 2021 as consideration for a licensing arrangement. The Company does not have significant influence over the privately held company and these equity securities do not have readily determinable fair values, as such the Company accounted for these equity securities using a measurement alternative in accordance with ASC 321, Investments—Equity Securities, which allows entities to measure these investments at cost, less any impairment, adjusted for changes from observable price changes in orderly transactions for identifiable or similar investments of the same issuer.

The Company determined that there were no transactions with observable prices related to the non-marketable equity securities, and that there were no indicators of impairment related to the non-marketable equity securities for the nine months ended September 30, 2022 and 2021.

See Note 4. Business Divestitures and Discontinued Operations for more details on the licensing arrangement.

Deferred Transaction Costs

Deferred transaction costs, which consist of direct incremental legal, consulting, and accounting fees relating to the anticipated merger transaction described in Note 14. Subsequent Events, are capitalized and will be offset against proceeds upon the consummation of the transaction. In the event the anticipated transaction is terminated, deferred transaction costs will be expensed. As of December 31, 2021, the Company had not incurred such costs. As of September 30, 2022, the Company capitalized $0.8 million of deferred transaction costs, which are included in non-marketable equity securities and other assets in the condensed consolidated balance sheets.

Preferred Stock Redemption and Classification

The Series D-1 convertible redeemable preferred stock (the “Series D-1 Preferred Stock”) contains a liquidation preference whereby holders of the Series D-1 Preferred Stock are entitled to receive consideration equal to their original issue price plus all declared but unpaid dividends, prior to payment to the holders of other series of convertible preferred stock or the holders of common stock. As such, the holders of the Series D-1 Preferred Stock could receive cash entirely while the holders of subordinated equity instruments could receive nothing or cash plus other assets of the company, which is not the same form of consideration as the holders of the Series D-1 Preferred Stock. Likewise, the Series E Preferred Stock has a liquidation preference to the Series D Preferred Stock, Series C Preferred Stock, and Series B and Series A Preferred Stock. The Series D Preferred Stock has a liquidation preference to the Series C Preferred Stock, and Series B and Series A Preferred Stock. The Series C Preferred Stock has a liquidation preference to Series B and Series A Preferred Stock. The Series B and Series A Preferred Stock have a liquidation preference to the Common Stock.

The Series D-1 Preferred Stock is redeemable at a price per share equal to the original issue price of $4.5713 per share, plus an amount per share equal to 8% of the original issue price for each year following the original issue date, not more than 60 days after receipt of a written notice from a majority of the Series D-1 shareholders by the Company at any time on or after September 28, 2023.

As the preferred stockholders have the ability to control a majority of the votes of the board of directors, a deemed redemption may occur that is in the control of the preferred stockholders and outside the control of the Company, and holders of common stock may not receive the same form of consideration as the holders of the preferred stock, the Company concluded that the preferred stock is redeemable at the option of the holder and should be classified in mezzanine equity on the condensed consolidated balance sheets.

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Lease Accounting

The Company determines if an arrangement is a lease at inception. The Company’s operating lease agreements are primarily for real estate and are included within right-of-use assets, net, accrued expenses and other current liabilities, and other long-term liabilities on the condensed consolidated balance sheets. The Company elected the practical expedient to combine its lease and related non-lease components for all its leases. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Variable lease payments that do not depend on an index or rate are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. The Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. ROU assets also include any lease prepayments made and exclude lease incentives. Many of the Company’s lessee agreements include options to extend the lease, which are not included in the Company’s minimum lease terms unless they are reasonably certain to be exercised. Rental expense for lease payments related to operating leases is recognized on a straight-line basis over the lease term.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASC 842, Leases, (“ASC 842”) a new standard requiring lessees to recognize operating and finance lease liabilities on the balance sheet, as well as corresponding right-of-use (“ROU”) assets. This standard also made some changes to lessor accounting and aligns key aspects of the lessor accounting model with the revenue recognition standard. In addition, disclosures are required to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASC 842 requires adoption using the modified retrospective approach, with the option of applying the requirements of the standard either i) retrospectively to each prior comparative reporting period presented, or ii) retrospectively at the beginning of the period of adoption. The Company adopted ASC 842 on January 1, 2022, on a modified retrospective basis, and did not restate prior comparative periods.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. The Company adopted ASU 2019-12 on January 1, 2022 which did not have a material impact on its condensed consolidated financial statements.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. Early adoption is permitted for all entities, including adoption in an interim period. The Company adopted ASU 2021-04 on January 1, 2022 which did not have a material impact on its condensed consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326) to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivable and other financial instruments, including available-for-sale debt securities. The standard will be effective for the Company beginning in 2023, with early adoption permitted. The Company is currently evaluating the potential impact of this standard on its condensed consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. ASU 2020-06 is effective for private companies’ fiscal years beginning after December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the timing of adoption and the impact of this ASU on its condensed consolidated financial statements.

2.	Balance Sheet Components

Inventories

Inventories consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Raw materials	$2,990	$2,040
Work-in-progress	1,200	976
Finished goods	1,220	1,519

	$5,410	$4,535

The amount recorded as charges to cost of revenues, representing inventories considered obsolete and unsaleable was $0.6 million for the nine months ended September 30, 2022 and insignificant for the nine months ended September 30, 2021.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following (in thousands):

	September 30, 2022	December 31, 2021
Prepaid expenses	$1,344	$1,006
Value added tax receivable	604	616
Other receivables	128	—
Other assets	13	686

	$2,089	$2,308

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Property and equipment, net

Property and equipment, net consists of the following (in thousands):

	September 30, 2022	December 31, 2021
Office equipment	$156	$151
Computer hardware and software	1,866	1,887
Lab equipment	2,589	2,717
Furniture and fixtures	523	529
Leasehold improvements	996	1,122

Gross book value	6,130	6,406
Less: accumulated depreciation and amortization	(3,896)	(3,672)

	$2,234	$2,734

Depreciation and amortization expense on property and equipment were $0.6 million and $0.4 million for the nine months ended September 30, 2022 and 2021, respectively.

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consists of the following (in thousands):

	September 30, 2022	December 31, 2021
Accrued compensation and employee benefits	$1,684	$2,859
Customer advances	209	471
Accrued professional services	1,757	497
Accrued valued added and other taxes	624	400
Accruals for purchases received	511	550
Current operating lease liabilities	697	—
Accrued TAS legal settlement (Note 13)	325	—
Other current liabilities	924	845

	$6,731	$5,622

3.	Fair Value Measurements

The Company categorizes assets and liabilities recorded at fair value on the Company’s condensed consolidated balance sheets based upon the level of judgment associated with inputs used to measure their fair value. The categories are as follows:

•	Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs are quoted prices for similar assets and liabilities in active markets or inputs other than quoted prices that are observable for the assets or liabilities, either directly or indirectly through market corroboration, for substantially the full term of the financial instruments.

•	Level 3—Inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. The inputs require significant management judgment or estimation.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

The carrying amount of the Company’s financial instruments including cash and cash equivalents, accounts receivable, and accounts payable approximate their respective fair values because of their short maturities, with the exception of the convertible notes and the deferred payout owed to the sellers of Kinduct, both of which are carried at amortized cost, with the convertible notes adjusted for changes in fair value of the embedded derivative. It is not practicable to determine the fair value of the convertible notes or the deferred payout owed to the sellers of Kinduct due to the lack of information available to calculate the fair value of such notes. As of September 30, 2022 and December 31, 2021, the carrying amount of the convertible notes was $6.2 million and zero, respectively and the carrying amount of the deferred payout owed to the sellers of Kinduct was $5.2 million and $6.0 million, respectively. See Note 5. Debt for additional information on the convertible notes.

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis as of September 30, 2022 (in thousands):

	September 30, 2022
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash equivalents
Money market funds	$11	$—	$—	$11
Marketable equity securities	12	—	—	12

Total assets	$23	$—	$—	$23

Financial Liabilities
Convertible notes
Embedded derivative	$—	$—	$219	$219

Total liabilities	$—	$—	$219	$219

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis as of December 31, 2021 (in thousands):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash equivalents:
Money market funds	$11	$—	$—	$11
Marketable equity securities	58	—	—	58

Total assets	$69	$—	$—	$69

Level 1 instruments include highly liquid money market funds classified as cash equivalents, as well as marketable equity securities. The Company utilized the market approach and Level 1 valuation inputs to value its money market mutual funds and marketable equity securities.

As of September 30, 2022 and December 31, 2021, the carrying amount of cash equivalents approximated fair value due to the short period of time to maturity. The estimated fair value of the available-for-sale marketable equity securities may not be representative of values that will be realized in the future.

Level 3 instruments include an embedded derivative bifurcated from the Convertible notes. The Company evaluated the Convertible notes under ASC 815, Derivatives and Hedging, and identified an embedded derivative that required bifurcation. The embedded derivative is a contingent put upon change in control that would allow the noteholder to put the Convertible notes to the Company at 1.5 times the then-outstanding principal and

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

accrued interest. The estimated fair values of the contingent put derivative liability at September 30, 2022 were determined using significant assumptions which include management estimates on the probability of a contingent event occurring, the term of the instrument, present value of common stock, rate of return on common stock, future value of common stock, and the discount rate. Changes in the fair value of the contingent put derivative liability totaling a gain of $0.2 million and zero for the nine months ended September 30, 2022 and 2021 are included in the Company’s condensed consolidated statement of operations within other income (expense), net. As of September 30, 2022, the embedded derivative had a fair value of $0.2 million.

There were no transfers between fair value measurement levels during any presented period.

4.	Business Divestitures and Discontinued Operations

Divestitures

Asset Sale Agreement with Inpixon

On August 19, 2020, Movella’s majority owned subsidiary Ten Degrees, Inc. (“TDI”) entered an asset sale agreement with Inpixon to sell all of its assets related to certain indoor micro-location and human motion data analytics technologies with a total consideration of i) $1.5 million in cash delivered at closing and ii) 480,000 shares (equivalent of $600,000 at the closing date) of Inpixon common stock. Inpixon is traded at Nasdaq CM with a ticker of “INPX”. On August 19, 2020, the common stock closing price was $1.25 per share. The Company recorded a gain of $2.1 million from the sale which was recognized as other income, net for the year ended December 31, 2020. As of September 30, 2022 and December 31, 2021, these shares were classified as prepaid expenses and other current assets on the condensed consolidated balance sheets.

In March 2021, the Company distributed an aggregate of 382,987 shares of Inpixon with a fair value of $0.5 million to the non-controlling investors of TDI. The realized loss on the shares that were distributed was not material. Subsequently, the Company dissolved TDI on June 30, 2021 and recognized a $0.7 million gain as other income in the accompanying condensed consolidated statement of operations for the nine months ended September 30, 2021 representing the remaining balance of non-controlling interest in TDI after accounting for the distributions.

Discontinued Operations

On June 8, 2020, the Company’s subsidiary mCube International Limited and a privately-held company based in China, MEMSIC Semiconductor (Tianjin) Co. Ltd. (“MEMSIC”) entered into a License Agreement whereby the Company granted MEMSIC and its subsidiaries an exclusive, non-transferable, worldwide, fully paid up, royalty free, irrevocable and perpetual license to certain intellectual property rights and technology assets in the field of accelerometers, gyroscopes, and other inertial sensing devices (“components business”). Under this agreement, the Company continues to retain sole ownership of the licensed intellectual property rights, and no rights are granted to the MEMSIC outside of the MEMSIC licensed field. Pursuant to the agreement, MEMSIC agreed to pay Company a maximum consideration valued at $75.0 million as follows (in thousands):

Due Date	Consideration	Amount
June 2020	Cash	$15,000
June 2020	Equity of MEMSIC	25,000
June 2021	Cash	10,000
June 2021	Equity of MEMSIC (maximum amount contingent achieving on targets)	8,000
June 2022	Equity of MEMSIC (maximum amount contingent achieving on targets)	8,000
June 2023	Equity of MEMSIC (maximum amount contingent achieving on targets)	9,000

		$75,000

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

On June 8, 2020, the Company also entered an office sublease agreement and a transition service agreement with MEMSIC. The term of this Lease (the “Term”) commenced on June 8, 2020 and was renewed through March 31, 2023. The transition service agreement include (1) All personnel salaries and the related overheads will be billed at costs + 3% from the Company’s Hsinchu office, (2) half of the Hsinchu office lease costs at costs +3%, (3) IT and software subscription service, (4) equipment leases, (5) laboratory services at actual costs +3%, and (6) legal, administrative and accounting service at actual costs +3%.

As of December 31, 2020, the Company received the first tranche cash payment of $12.6 million, net of withholding tax of $2.4 million, of which $0.8 million was recorded as other receivable. The Company received the remaining $10.0 million cash installment in June 2021 and received the non-marketable equity securities with an initial fair value of $25.0 million in 2021. See Note 1. Basis of Presentation for further details. The Company does not have significant influence based on its ownership percentage in MEMSIC and accounts for its investment under the cost method. The Company deemed the achievement of targets improbable at September 30, 2022 and December 31, 2021, therefore the Company did not accrue for the remaining consideration of $25.0 million in MEMSIC equity that might be issued if performance targets were achieved. The component business licensed to MEMSIC did not achieve the minimum performance targets for the period ending June 2022 or June 2021 and accordingly, no additional equity securities were issued to the Company.

In July 2021, the Company decided to exit the remaining components business not licensed to MEMSIC due to continued operating losses incurred and a strategic decision to refocus the business. The decision supports the Company’s strategy to focus on value creation for shareholders by transforming the business from a focus on hardware to a full-stack, AI-enabled SaaS software company. As a result of the Company’s decision to refocus the business in July 2021, the Company reviewed the criteria set forth in ASC 205-20 and concluded that the criteria for presenting the results of the components business as a discontinued operations were met during 2021 and accordingly, the Company has classified the assets and liabilities and operating results from the components business as discontinued operations as of and for the nine months ended September 30, 2022 and 2021. The transition services agreement with MEMSIC ended in December 2020 and the Company has no continuing involvement in the components business as of July 2021.

The following table presents information related to the major classes of assets and liabilities that were classified as assets and liabilities from discontinued operations in the accompanying unaudited condensed consolidated balance sheets (in thousands):

	September 30, 2022	December 31, 2021
Cash and cash equivalents	$—	$—
Accounts receivable, net	—	—
Other receivables—MEMSIC	—	291

Current assets of discontinued operations	—	291
Property, plant and equipment, net		—

Total assets of discontinued operations	$—	$291

Accounts payable	$—	$357
Accrued expenses and other current liabilities

Current liabilities of discontinued operations	—	357

Total liabilities of discontinued operations	$—	$357

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

The following table provides a summary of operating results included in discontinued operations for the nine months ended September 30, 2022 and 2021 (in thousands):

	Nine Months Ended September 30,
	2022	2021
Revenue	$—	$293
Cost of revenues	—	181
Research and development	—	103
General and administrative	—	135

Loss from discontinued operations	—	(126)
Other expense	—	(30)

Loss from discontinued operations before income taxes	—	(156)
Provision for income taxes	—	—

Loss from discontinued operations, net of tax	$—	$(156)

5.	Debt

The following table summarizes the outstanding borrowings as of September 30, 2022 and December 31, 2021 (in thousands):

	September 30,	December 31,
	2022	2021
Eastward Term Loan	$8,000	$8,000
Convertible notes	6,253	—
TD BCRS Line of credit	694	1,069
SVB Term Loan	1,000	398
ACOA Loans	600	532
Add: fair value of embedded derivative in convertible notes	219	—
Less: debt discount on convertible notes	(310)	—
Less: deferred debt issuance costs and loan discount	(176)	(250)

Total debt	$16,280	$9,749

Classification:
Line of credit and current portion of long-term debt	$2,605	$1,353
Long-term portion of term debt	$7,513	$8,396
Convertible notes, net – related party	$6,162	$—

Term loans

Silicon Valley Bank (SVB)

On June 8, 2020, the Company entered into amendments to the Loan and Security Agreement with SVB pursuant to SVB’s approval of the License Agreement with MEMSIC Semiconductor (Tianjin) Co. Ltd. (“MEMSIC”) (see Note 4. Business Divestitures and Discontinued Operations for licensing details). The amendment also waived the Waived Events of Default that occurred in 2020 as long as the Company complies with the terms,

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

covenants and conditions set forth in the amendment in a timely manner. On June 8, 2020, the Company also entered into an agreement with its lender SVB which provided consent to the License Agreement with MEMSIC and release of its lien and security interest in the intellectual property. As part of the amendment, the Company shall pay to SVB a fully earned, non-refundable success fee of $83 thousand due upon the one of following liquidity events: 1) the closing of a substantial sale of MEMSIC entity’s stock or merger with/into other person or 2) the liquidity of MEMSIC’s assets or 3) the initial public offering of any MEMSIC’s stocks. As of September 30, 2022 and December 31, 2021, the Company did not accrue the success fee as a liquidity event was not considered probable. In the fourth quarter of 2021, the Company was not in compliance with its covenants under the Amended SVB Loan Agreement and obtained a waiver agreement from its lender in February 2022, as part of the third amendment to SVB loan agreement.

In February 2022, the Company fully repaid the amounts owed to Silicon Valley Bank per the previous agreement and entered into amendments to the Loan and Security Agreement with Silicon Valley Bank and subsequently received cash proceeds of $1.0 million and issued warrants to purchase 16,321 shares of the Company’s common stock at a purchase price of $1.58 per share. The term loan is repayable over 30 months starting October 2022 and matures in March 2025. The term loan bears a floating interest rate equal to the greater of the prime rate plus 1.75% per annum or 5.0% payable monthly; the interest rate in effect at September 30, 2022 was 8%. As of September 30, 2022 the Company was not in compliance with the adjusted quick ratio debt covenant of the Silicon Valley Bank term loan. While Silicon Valley Bank has issued a debt covenant waiver for the breach of the covenant, the Company does not expect to be in compliance with the adjusted quick ratio covenant in the future and thus has classified the entire $1.0 million of the Silicon Valley Bank term loan within current portion of long-term debt on the unaudited condensed consolidated balance sheets as of September 30, 2022. On November 14, 2022 the Company repaid the SVB Loan in full using a portion of the proceeds from the Pre-Close Facility.

Eastward Fund Management, LLC

On June 8, 2020, the Company entered into amendments to the Loan and Security Agreement with Eastward pursuant to the Lender’s approval of the License Agreement with MEMSIC. The amendment provided i) consent by the Lender of the License Agreement with MEMSIC and modification of the collateral under the Loan and Security Agreement; ii) modified the repayment schedule of the outstanding principal of $11.0 million to begin on July 1, 2020 in 30 consecutive equal monthly principal payments of $370 thousand with accrued interest at the greater of 6.5% above the Prime Rate or 12%, with a revised maturity date of January 1, 2023 and a final payment due upon maturity equal to 1.0% of the advance or $0.1 million; iii) the fully earned, non-refundable success fee of $330 thousand due promptly upon MEMSIC liquidity event. As of September 30, 2022 and December 31, 2021, the Company did not accrue the success fee as the liquidity event was not considered probable.

On December 10, 2021, the Company entered into a new loan and security agreement with Eastward in an aggregate original principal amount of $8.0 million. The proceeds were used to pay off the existing Eastward debt with the principal amount of $4.4 million and to provide working capital for the business growth. The loan bears interest at prime rate plus 8.25% floating with a prime floor of 3.25%; the interest rate in effect at September 30, 2022 was 14.5%. The repayment term includes the first 18 months of interest-only payments and followed by 30 consecutive equal monthly installments of principal and interest payments and a final payment due upon maturity equal to 2.5% of the advance or $0.2 million. The Company has the option to prepay all with written notice at least 45 days prior to such prepayment. The prepayment amount includes i) the outstanding principal plus accrued and unpaid interest plus ii) the prepayment premium, plus iii) the final payment, plus iv) all other sums, including interest at the default rate with respect to any past due amounts owed. As part of the agreement, the Company issued Eastward warrants to purchase 215,054 shares of common stock at an exercise

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

price of $0.93 per share on December 10, 2021. As of September 30, 2022 and December 31, 2021, the remaining principal amounts due under the Eastward loan agreement was $8.0 million and $8.0 million, respectively. On November 14, 2022 the Company repaid the Eastward Loan in full using a portion of the proceeds from the Pre-Close Facility.

Paycheck Protection Program (“PPP”)

On May 5, 2020, the Company received loan proceeds in the amount of $0.6 million under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period.

The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months.

On September 22, 2021, the outstanding principal balance and related accrued interest were forgiven by the lender and the Small Business Administration (“SBA”). The Company recorded the loan forgiveness as other income of $0.6 million in the condensed consolidated statements of operations in September 2021. The related accrued interest for the PPP loan was not material.

The Atlantic Canada Opportunities Agency loan (“ACOA” Loan)

Kinduct has applied for non-interest bearing, unsecured term loans with a monthly installment repayment from the Atlantic Canada Opportunities Agency (ACOA) in 2011, 2013, and 2019. These three loans are scheduled to be repaid in 2024, 2024, and 2029, respectively. In 2021, Kinduct entered into an amendment to reduce the monthly repayments to $200 for these outstanding ACOA loans for the period from July 2021 to December 2022, July 2021 to December 2022, and October 2021 to December 2022, respectively. As of September 30, 2022 and December 31, 2021, the Company had recorded a total debt of $0.6 million and $0.5 million on the accompanying condensed consolidated balance sheets related to these loans.

Convertible notes – related party

In March 2022, the Company entered into convertible promissory note agreements with two of its existing preferred stock investors and received aggregate cash proceeds of $4.9 million. The Company exchanged an additional $1.1 million of convertible promissory notes to the sellers of Kinduct for extinguishment of $1.1 million of the deferred payout liability owed to them. The convertible note exchange was accounted for as a troubled debt restructuring pursuant to FASB ASC Topic 470-60, Troubled Debt Restructurings by Debtors. As the future undiscounted cash flows of the Convertible notes were greater than their carrying amount, the carrying amount was not adjusted and no gain was recognized as a result of the modification of terms. Of the $1.1 million in convertible notes issued in exchange to the sellers of Kinduct, $1.0 million were issued to a related party. The convertible promissory notes shall bear an interest rate of 6.0% per annum. The outstanding principal amount and all accrued but unpaid interest on the notes shall be mandatorily converted into the Company’s common stock at a conversion price of $4.79 per share upon the earlier of i) maturity in September 2023 or ii) the occurrence of a capital markets transaction such as an initial public offering or acquisition by a special purpose acquisition company; or upon a change of control as defined in the convertible promissory note agreements, at the discretion of the noteholder, the notes would either convert into the Company’s common stock at a conversion price of

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

$4.79 per share, or would be repayable at 1.5 times the outstanding principal amount plus all accrued and unpaid interest. The convertible notes contain an embedded derivative that is measured at fair value on a recurring basis, with changes in fair value of the embedded derivative recorded within other income (expense) on the condensed consolidated statements of operations. The convertible notes are presented as of September 30, 2022 net of unamortized debt discount of $0.3 million and the fair value of the embedded derivative of $0.2 million within the condensed consolidated balance sheets. At issuance of the convertible notes in March 2022 the embedded derivative was valued at $0.5 million. Refer to Note 3. Fair Value Measurements for additional details on the bifurcated embedded derivative. Total interest expense on the convertible notes for the nine months ended September 30, 2022 was $0.4 million of which $0.4 million was to related parties. Interest expense related to amortization of debt discount was $0.2 million and interest expense related to accretion of the convertible notes was $0.2 million for the nine months ended September 30, 2022.

Revolving lines of credit

Silicon Valley Bank

In February 2022, the Company entered into amendments to the SVB Loan Agreement with SVB that raised the maximum amount available under the revolving line of credit to $3.0 million. The principal amount outstanding under the revolving line of credit shall accrue interest at a floating per annum rate equal to the greater of 1% above the prime rate, or 4.25%; the rate in effect at September 30, 2022 would have been 7.25% if the Company had borrowings on the SVB revolving line of credit. The amendment modified the borrowing base. The maximum amount available for borrowing under the revolving line of credit is 65% of eligible accounts receivable of the Company, provided that total advances made against Xsens eligible accounts receivable shall not exceed $1.5 million, the portion of the borrowing base comprised of eligible foreign accounts shall not exceed 25%, and advances made against eligible foreign accounts shall not exceed $0.8 million. There were no amounts outstanding under the SVB line of credit as of September 30, 2022, or December 31, 2021.

TD BCRS Revolving Line of Credit

On June 9, 2020, the Company’s wholly-owned subsidiary Kinduct entered into a line of credit facility with TD Ameritrade Commercial Banking, Canada. The credit limit is the lesser of $1.5 million or the previous quarter’s Borrowing Base Condition. Borrowing Base Condition is calculated using the monthly recurring revenue multiplied by 5, less the amount of any statutory claims including government remittances. The interest rate is Prime Rate plus 1.55% per annum; the interest rate in effect as of September 30, 2022 was 7.8%. As of September 30, 2022 and December 31, 2021, the balance outstanding under the Kinduct TD BCRS revolving line of credit facility was $0.7 million and $1.1 million, respectively. On November 14, 2022 the Company repaid the TD BCRS Revolving Line of Credit in full using a portion of the proceeds from the Pre-Close Facility.

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

6.	Revenues

A typical sales arrangement involves multiple elements, such as sales of the Company’s inertial motion sensor units, motion capture suits, software licenses, professional services, cloud-based subscription, and subscription and support services which entitles customers to unspecified upgrades, patch releases and telephone-based support. The following table depicts the disaggregation of revenue according to revenue type (in thousands):

	Nine Months Ended September 30,
	2022	2021
Revenues
Product	$24,215	$19,897
Service	4,134	4,308

Total Revenues	$28,349	$24,205

The Company’s Product revenues are generally recognized at a point in time, while Service revenues are generally recognized over time.

Revenue recognized during the nine months ended September 30, 2022 from deferred revenue balances as of December 31, 2021 was $2.0 million. Revenue recognized during the nine months ended September 30, 2021 from deferred revenue balances as of December 31, 2020 was $1.6 million.

7.	Stock-based Compensation

Stock-based compensation expense

Stock-based compensation expense included in the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2022 and 2021 are as follows (in thousands):

	Nine months ended September 30,
	2022	2021
Research and development	$248	$94
Sales and marketing	317	95
General and administrative	565	386

Total stock-based compensation	$1,130	$575

Equity incentive plan

In August 2009, the Company adopted an equity incentive plan (the “2009 Plan”), which is a broad-based, long-term program intended to attract, retain and motivate talented employees and align stockholder and employee interests. The 2009 Plan provides for the issuance of incentive stock options or nonqualified stock options, and restricted stock units, or RSUs to employees, officers, directors, and consultants of the Company.

Under the 2009 Plan, incentive stock options can be granted with an exercise price not less than the fair value of the stock at the date of grant as determined by the Board of Directors. For incentive stock options granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the per share exercise price must be no less than 110% of the fair value on the date of the grant as determined by the Board of Directors. All awards have ten-year terms and vest and generally become fully exercisable after five years of service from the date of grant.

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

The 2009 Plan also allows for the issuance of restricted common stock upon early exercise of nonvested stock options subject to the repurchase right of the Company. The repurchase right lapses in accordance with the vesting schedule of the original option. Shares of restricted stock were awarded to certain senior executives of the Company and 1,348,887 restricted stock units were issued and fully vested prior to 2018.

In September 2019, the board approved the 2019 Equity Incentive Plan (the “2019 Plan”) that increased the number of shares of Common Stock that are reserved and available for issuance under the 2019 Plan by 5,500,000 shares. The 2019 Plan increases the maximum number of shares that may be issued under the 2019 Plan pursuant to the exercise of “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended. Whereas, the Board has determined to (a) terminate the 2009 Equity Incentive Plan and (b) adopt the 2019 Plan in order to continue to provide equity incentives to attract, retain and motivate eligible service providers of the Company. Stock options previously granted under the 2009 Plan will remain outstanding until either exercised or cancelled. All the remaining available shares under the 2009 Plan will be allocated to the 2019 Plan. In January 2022, the board approved an increase to the number of shares of Common Stock that are reserved and available for issuance under the 2019 plan by 1,500,000 shares.

The Company records stock-based compensation awards based on fair value of the stock-based awards as of the grant date using the Black-Scholes option-pricing model. The Company recognizes such costs as compensation expense on a straight-line basis over the employee’s requisite service period, which is generally five years.

At September 30, 2022, there are 1,939,587 shares available for future grant under the 2009 and 2019 Equity Incentive Plans.

The following table summarizes the Company’s stock option activity under both plans for the nine months ended September 30, 2022:

		Weighted-Average Exercise Price
Outstanding - December 31, 2021	14,999,056	$0.73
Granted	1,855,000	$1.58
Exercised	(3,551,098)	$0.46
Cancelled	(944,964)	$0.79
Expired	(713,300)	$0.43

Balance outstanding at September 30, 2022	11,644,694	$1.04

Exercisable at September 30, 2022	5,553,929	$0.81

As of September 30, 2022, total compensation cost related to unvested stock-based awards granted to employees under the Company’s stock plan but not yet recognized were $3.6 million and is expected to be recognized on a straight-line basis over a weighted-average period of 2.49 years.

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

8.	Earnings per share

The following table sets forth the computation of the basic and diluted earnings per share attributable to common stockholders for the nine months ended September 30, 2022, and 2021 (in thousands except share and per share amounts):

	Nine Months Ended September 30,
	2022	2021
Numerator:
Net loss from continuing operations	$(18,651)	$(13,166)
Less: Net loss from continuing operations, attributable to noncontrolling interest	570	1,025
Deemed dividends from accretion of Series D-1 preferred stock	(2,007)	(1,881)

Loss from continuing operations attributable to common stockholders	(20,088)	(14,022)
Loss from discontinued operations, net of tax	—	(156)

Net loss attributable to common stockholders	$(20,088)	$(14,178)

Denominator:
Weighted-average ordinary shares outstanding, basic and diluted	10,794,364	9,094,264
Basic and diluted net income (loss) per share attributable to common stockholders:
Continuing operations	$(1.86)	$(1.54)
Discontinued operations	$—	$(0.02)
Net loss	$(1.86)	$(1.56)

Potentially dilutive securities that were not included in the diluted per share calculations as of September 30, 2022 and 2021 because they would be anti-dilutive were as follows:

	September 30,
	2022	2021
Convertible preferred stock	56,355,551	56,355,551
Outstanding stock options	11,644,694	14,243,196
Convertible notes(a)	1,305,428	—
Common stock warrants (1:1)	596,435	365,060
Preferred stock warrants (1:1)	50,000	50,000

Total	69,952,108	71,013,807

(a)	Assumes conversion at $4.79 per share.

9.	Leases

The Company has leased office spaces in many U.S. locations including San Jose and Los Angeles, California, and Nevada. Outside the U.S., leased sites include offices in Netherlands, Nova Scotia Canada, Shanghai, China, Taiwan and Hong Kong. Future minimum lease payments are under noncancelable operating leases that expire at various dates through year 2031. Rent expense is recognized using the straight-line method over the term of the lease.

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

In March 2020, the Company entered a new lease agreement with current lessor in the Netherlands. The new lease has an initial term 10 years and commenced in January 2021. The annual rent of the leased space is $0.6 million, exclusive of VAT. In conjunction with the execution of the new agreement, the Company terminated the existing lease agreements in respect of the existing building on March 31, 2021.

The aggregate future non-cancelable minimum rental payments for the Company’s operating leases, as of September 30, 2022, are as follows (in thousands):

Nine Months Ended September 30,
2022 (remainder)	$333
2023	958
2024	684
2025	511
2026	511
2027	511
Thereafter	1,660

Total minimum operating lease payments	$5,168
Less: Amounts representing interest	(1,904)

Present value of net minimum operating lease payments	3,264
Less: Current portion	(697)

Long-term portion of operating lease obligations	$2,567

The components of the right-of-use assets and lease liabilities were as follows (in thousands):

	Balance Sheet Classification	September 30, 2022	December 31, 2021
Right-of-use assets, net	Right-of-use assets, net	$3,264	$—
Current operating lease liabilities	Accrued expenses and other current liabilities	$(697)	$—
Non-current operating lease liabilities	Operating lease liabilities and other non-current liabilities	(2,567)	—

Total operating lease liabilities		$(3,264)	$—

Weighted average remaining lease term (in years)		6.0	n/a
Weighted-average discount rate		14%	n/a

The components of lease cost were as follows (in thousands):

	Nine Months Ended September 30,
	2022	2021
Operating lease costs included in operating costs and expenses:
Operating leases	$1,041	$866

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Supplemental cash flow information related to leases was as follows (in thousands):

	Nine Months Ended September 30,
	2022	2021
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash flows related to operating leases	$1,035	$970
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	$4,280	—

10.	Income Taxes

The Company’s income tax benefit was $0.1 million and $0.2 million for the nine months ended September 30, 2022 and 2021, respectively. The Company’s effective tax rate was less than 1% and 1% for the nine months ended September 30, 2022 and 2021, respectively. The income tax benefit consisted primarily of foreign income tax benefits at certain of the Company’s international entities. The Company’s income tax benefit is different than the expected benefit based on statutory rates primarily due to the full valuation allowances for the majority of the entities.

As of September 30, 2022, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $23.8 million and $15.3 million, respectively, which expire beginning in the year 2030 and 2029, respectively.

On March 11, 2021, Congress passed, and the President signed into law, the American Rescue Plan Act, 2021 (the “ARP”), which includes certain business tax provisions. The Company does not expect the ARP to have a material impact on the Company’s effective tax rate or income tax expense for the year ending December 31, 2022.

On October 28, 2021, the House Rules Committee, under the Biden Administration released new proposed tax legislation under the “Build Back Better Act” (“BBBA”) which contains potential reversals and revisions of key provisions of the 2017 Tax Cuts and Jobs Act. The BBBA, which was passed by the U.S. House of Representatives in November 2021, is proposed legislation that has not yet been enacted into law. Additionally, in late March 2022, the Biden administration proposed a 28% corporate income tax rate. The Company does not believe this will have a material impact on its effective tax rate, though it continues to monitor the Biden Administration’s proposals.

The United States enacted the Tax Cuts and Jobs Act in December 2017, which requires companies to capitalize all of their R&D costs, including software development costs, incurred in tax years beginning after December 31, 2021. The Company does not believe this will have a material impact on its effective tax rate as it had no material domestic research costs in 2022.

11.	Geographic Information and Concentrations of Risk

Concentrations of Risk

Concentration of credit risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains a substantial portion of its cash and cash

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

equivalents in checking and savings accounts with banks. Management believes that the banks that hold the Company’s cash are financially sound and, accordingly, are subject to minimal credit risk. Deposits held with banks may exceed the amount of insurance provided on such deposits. The Company generally does not require collateral or other security in support of accounts receivable. The Company periodically reviews the need for an allowance by considering factors such as historical experience, credit quality, the age of the account receivable balances and current economic conditions that may affect a customer’s ability to pay. As of September 30, 2022 and December 31, 2021, no customer represented 10% or more of the Company’s accounts receivable balance.

Concentration of customers

For each of the nine months ended September 30, 2022 and 2021, no customer represented 10% or more of the Company’s consolidated revenues.

Concentration of suppliers

For each of the nine months ended September 30, 2022 and 2021, one supplier represented 22% of the Company’s inventory purchases, accounting for $3.1 million and $4.1 million in total purchases, respectively.

Revenue concentrations

The Company’s revenues by geographical region is as follow (in thousands):

	Nine Months Ended September 30,
	2022	2021
United States	$8,145	6,252
China	4,534	3,490
Asia, other	5,281	4,212
Europe	8,569	8,494
Other	1,820	1,757

	$28,349	$24,205

12.	Related Party Transactions

As of September 30, 2022, the Company had one customer that was also an investor, owning 352,496 shares of Series C convertible preferred stock. Sales to this customer were zero and $0.3 million for the nine months ended September 30, 2022 and 2021, respectively. Amounts due from this customer were zero as of both September 30, 2022 and December 31, 2021, respectively.

In March 2022, the Company entered into convertible promissory note agreements with two of its existing preferred stock investors and received aggregate cash proceeds of $4.9 million. The Company exchanged an additional $1.1 million of convertible promissory notes to the sellers of Kinduct for extinguishment of $1.1 million of the deferred payout liability owed to them. The convertible note exchange was accounted for as a troubled debt restructuring pursuant to FASB ASC Topic 470-60, Troubled Debt Restructurings by Debtors. As the future undiscounted cash flows of the Convertible notes were greater than their carrying amount, the carrying amount was not adjusted and no gain was recognized as a result of the modification of terms. Of the $1.1 million in convertible notes issued in exchange to the sellers of Kinduct, $1.0 million were issued to a related party. The convertible promissory notes shall bear an interest rate of 6.0% per annum. For the nine months ended of September 30, 2022, the Company recorded $0.2 million of interest expense due to accretion of the convertible

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

notes and $0.2 million of interest expense for the non-cash amortization of debt discount related to the convertible notes on the condensed consolidated statements of operations. The outstanding principal amount and all accrued but unpaid interest on the notes shall be mandatorily converted into the Company’s common stock at a conversion price of $4.79 per share upon the earlier of i) maturity in September 2023 or ii) the occurrence of a capital markets transaction such as an initial public offering or acquisition by a special purpose acquisition company; or upon a change of control as defined in the convertible promissory note agreements, at the discretion of the noteholder, the notes would either convert into the Company’s common stock at a conversion price of $4.79 per share, or would be repayable at 1.5 times the outstanding principal amount plus all accrued and unpaid interest.

13.	Commitments and Contingencies

Litigation and Asserted Claims

The Company accrues for contingencies when it believes that a loss is probable and that it can reasonably estimate the amount of any such loss. Although the Company is not currently subject to any material litigation, and no material litigation is currently threatened against the Company, the Company may be subject to legal proceedings, claims and litigation, including intellectual property litigation, arising in the ordinary course of business. Such matters are subject to many uncertainties and outcomes and are not predictable with assurance. The Company accrues amounts that it believes are adequate to address any liabilities related to legal proceedings and other loss contingencies that it believes will result in a probable loss that is reasonably estimable.

In February 2020, Tactical Air Support (“TAS”) filed a lawsuit in the California State Court in Los Angeles against the Company’s wholly-owned subsidiary, Xsens North America, Inc. (“Xsens North America”). In the complaint, TAS alleged tort and contract-based causes of action arising from TAS purchases of allegedly defective Xsens North America inertial measurement unit devices (“IMUs”). TAS never deployed IMUs in its military aircraft. In response, Xsens North America removed the case to the California Federal District Court in Los Angeles based upon the party’s diversity of citizenship. The Company filed a Motion to dismiss each of TAS’ alleged non-contract-based claims and its prayers for damages in excess of the approximate $40,000 TAS paid for the IMUs on multiple grounds, prohibiting such claims and limiting TAS’ alleged damages to the purchase amount paid. The Motion to dismiss alleged non-contract-based claims was granted on September 3, 2020. Subsequent to September 30, 2022, the Company entered into mediation and agreed in principle to a settlement agreement in the amount of $0.3 million which has been accrued on the September 30, 2022 condensed consolidated balance sheet.

In April 2022, the Company received a demand letter concerning its alleged failure to make various payments to certain selling shareholders of Kinduct Technologies Inc. (“Kinduct Shareholders”) pursuant to the Amended and Restated Share Purchase Agreement dated as of September 10, 2020 (the “Purchase Agreement”). The Kinduct Shareholders alleged that the Issuer has breached the Purchase Agreement by failing to make certain payments by March 31, 2022. The remaining amount payable to the Kinduct Shareholders at issue in the matter is approximately $5.2 million that is recorded as a current liability in the accompanying condensed consolidated balance sheets and such amount is accruing interest at 12% per annum, pursuant to the Purchase Agreement. As of September 30, 2022, various letters and a draft complaint have been exchanged but no litigation has been commenced by either party and the parties are engaged in negotiating a resolution agreement.

Indemnification

The Company has entered into agreements with its current and former executives and directors indemnifying them against certain liabilities incurred in connection with the performance of their duties. The Company’s Certificate of Incorporation and Bylaws contain comparable indemnification obligations with respect to the Company’s current directors and employees.

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

In the normal course of business, the Company periodically enters into agreements that require the Company to indemnify and defend its customers for, among other things, claims alleging that the Company’s products infringe third-party patents or other intellectual property rights as well as personal injury or property damage. The Company’s maximum exposure under these indemnification provisions cannot be estimated but the Company does not believe that there are any matters individually or collectively that would have a material adverse effect on its condensed consolidated results of operations or financial condition.

14.	Subsequent Events

In preparing the condensed consolidated financial statements as of and for the nine months ended September 30, 2022, subsequent events were evaluated from the balance sheet date through December 14, 2022, the date these condensed consolidated financial statements were available to be issued.

On October 2, 2022 the Company modified 1,535,000 stock options that were granted in 2021 at an exercise price of $0.93 to a modified exercise price of $1.58 based on the results of an updated 409A valuation. As the result of the modification was a reduced fair value, the repricing was a Type 1 probable-to-probable modification and no change to the accounting for the original stock option issuance was recorded.

Business Combination Agreement

On October 3, 2022, the Company entered into an agreement and plan of merger (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Pathfinder Acquisition Corporation (“Pathfinder”), Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Pathfinder (“Merger Sub”), and Movella Inc. (“Movella”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of Movella, Pathfinder, and Merger Sub. The Business Combination Agreement provides for, among other things, the following transactions:

•

on the Closing Date, prior to the Effective Time and immediately prior to the Domestication, Pathfinder shall cause each Pathfinder ordinary share that a Pathfinder shareholder has timely and validly elected to redeem (pursuant to the exercise of such holder’s right to a redemption), to be redeemed, in each case, on the terms and subject to the conditions set forth in Pathfinder’s governing documents;

•

on the Closing Date, prior to the Effective Time, Pathfinder shall transfer by way of continuation and domestication from the Cayman Islands and Pathfinder shall domesticate as a corporation incorporated in the State of Delaware; (the “Domestication”); and

•

on the Closing Date, prior to the Effective Time, Movella shall cause the following transactions to occur (i) each share of preferred stock of Movella will be converted into and become a number of shares of Movella Common Stock set forth on the allocation schedule to be delivered in connection with Business Combination Agreement, in each case in accordance with the governing documents of Movella (including its shareholder agreements) and applicable law, and each such Movella preferred share shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, other than with respect to the Movella common shares into which such Movella preferred share has converted, (ii) each warrant to purchase shares of Movella Common Stock will be net exercised in exchange for a number of shares of Movella Common Stock determined in accordance with the terms of the warrant agreements under which such warrants were issued and (iii) each convertible note issued by Movella will be automatically and fully converted into a number of shares of Movella Common Stock in accordance with the terms of such notes (the “Pre-Closing Recapitalization”);

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

•

on the Closing Date, the parties to the Business Combination Agreement shall cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Movella, with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella will become a wholly owned subsidiary of New Movella. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time and, in each case set forth in clauses (i) and (ii) below, based on implied Movella pre-transaction equity value of $375,000,000, subject to adjustments which would add the aggregate exercise price that would be paid to Movella in respect of all vested Movella Options if all vested Movella Options were exercised in full immediately prior to the Effective Time (without giving effect to any net exercise or similar concept), (i) each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (including any outstanding equity interests converted into shares of Movella Common Stock in connection with the Pre-Closing Recapitalization, and excluding any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock, and (ii) each outstanding Movella Option (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

In connection with the Business Combination, certain related agreements have been entered into, including the Company Transaction Support Agreement; the Sponsor Letter Agreement, the Commitment Letter and the Shareholder Rights Agreement.

Transaction Support Agreements

Within 21 days following the execution of the Business Combination Agreement, (a) Pathfinder, Sponsor (Pathfinder Acquisition LLC, a Delaware limited liability company, which is a partnership among affiliates of HGGC and Industry Ventures, referred to as “Sponsor”), Movella and certain shareholders (“Supporting Shareholders”) are entering into a transaction support agreement (the “Company Transaction Support Agreement”), pursuant to which each Supporting Shareholder will agree to, among other things, (i) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto (including the Pre-Closing Recapitalization and the Merger), (ii) support and grant a proxy to Pathfinder (or its applicable designee) to vote in favor of the Business Combination Agreement, the Ancillary Documents to which Movella is or will be a party and the transactions contemplated thereby (including the Pre-Closing Recapitalization and the Merger), and (iii) take, or cause to be taken, any actions necessary or advisable to (A) cause certain agreements to be terminated effective as of the Closing and (B) not consent to any direct or indirect transfers of equity securities of Movella, in each case, on the terms and subject to the conditions set forth in the Company Transaction Support Agreement. If and to the extent that the required holders sufficient to provide approval of the transactions contemplated by the Business Combination Agreement and the termination of various related party transactions do not executed such Company Transaction Support Agreements within 21 days following the execution of the Business Combination Agreement, Pathfinder shall have the right to terminate the Business Combination Agreement.

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, Movella and each of its directors and officers entered into the Sponsor Letter Agreement, pursuant to which, among other things, (i) Sponsor and each of its directors and officers have agreed to vote the Pathfinder ordinary shares owned by him, her or it in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and to forego redemption rights, if any, in respect thereof, (ii) Sponsor and its independent directors have agreed to (a) waive, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, waive any adjustment to the conversion ratio set forth in the governing documents of Pathfinder and any other anti-dilution or similar protections with respect to the Class B ordinary shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise) and (b) not assert or perfect, subject to, and conditioned upon and effective as of immediately prior to the Effective Time, any rights to adjustment of the conversion ratio with respect to the Class B ordinary shares owned by him, her or it set forth in the governing documents of Pathfinder or any other anti-dilution or similar protection with respect to the Class B ordinary shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise), (c) Sponsor has, solely in the circumstances described in the Sponsor Letter Agreement, agreed to forfeit 50% of its Class B ordinary shares and (d) subject to, and conditioned upon, the occurrence of and effective as of, the Effective Time, the Sponsor and each of the Pathfinder Insiders have each agreed to terminate certain existing arrangements with Pathfinder, including existing registration rights and the existing lock-up obligations with respect to his, her or its Pathfinder ordinary shares.

Commitment Letter

In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, pursuant to which FP has committed to provide up to $75 million of financing to support the Business Combination through the Pre-Close Facility, Tender Offer and FP Private Placement (if applicable), and pursuant to which Movella will issue to FP at Closing the VLN Facility. The Commitment Letter also provides: (a) for the issuance of 1.0 million common shares by New Movella to FP at the Effective Time, subject to the Closing and the full deemed funding of the VLN Facility, and (b) that FP shall have the right, subject to approval of New Movella, to designate one independent director to the board of New Movella. The Pre-Close Facility, the Tender Offer, the FP Private Placement, the VLN Facility, the FP Voting Agreement (as defined below), and the issuance of New Movella shares to FP are collectively referred to herein as the “FP Transactions.”

Shareholder Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Pathfinder, Sponsor, Movella, and certain other equityholders of Movella (who will own New Movella Common Stock upon the consummation of the Pre-Closing Recapitalization) (collectively, the “Investors”) entered into a shareholder rights agreement (the “Shareholder Rights Agreement”) to be effective upon Closing pursuant to which, among other things, the Investors have been granted certain customary registration rights.

Pursuant to the Shareholder Rights Agreement, the Sponsor, FP and the Legacy Pathfinder Holders (as defined in the Shareholder Rights Agreement) have agreed that, subject to certain customary exceptions, they will not effect any sale or distribution of New Movella equity securities during the period commencing on the Closing Date and ending on the earlier of (a) the date that is three hundred and sixty five (365) days following the Closing Date and (b) (i) the first date on which the closing price of the New Movella Common Stock has been greater than or equal to $12.00 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

within a 30-trading day period commencing at least one hundred and fifty (150) days after the Closing Date or (ii) the date on which New Movella completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all New Movella’s shareholders having the right to exchange their New Movella Common Stock for cash, securities or other property. Each other Investor has agreed that, subject to certain customary exceptions, he, she, or it shall not effect any sale or distribution of Movella equity securities during the period commencing on the Closing Date and ending on the date that is one hundred and eighty (180) days following the Closing Date.

Pre-Merger Senior Secured Notes

On November 14, 2022, the Company and certain of its subsidiaries, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, and Credit Partners II AIV, L.P. and FP Credit Partners Phoenix II AIV, L.P., as purchasers (the “Purchasers”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) pursuant to which, (a) the Company issued and sold to the Purchasers, and the Purchasers purchased, senior secured notes of the Company in an aggregate original principal amount of $25 million (the “Pre-Close Facility”), and (b) subject to the fulfillment of certain conditions precedent (including the consummation of the Merger), the Company agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase, on the Closing Date, senior secured venture-linked notes in an aggregate original principal amount of $75 million (the “VLN Facility”), in each case, for the consideration (including via a deemed sale and purchase, as applicable), as set forth in the Note Purchase Agreement.

The obligations of the Company under the Note Purchase Agreement are guaranteed by certain of its subsidiaries and secured by substantially all of the Company’s and such subsidiaries’ assets. Upon consummation of the Merger, New Movella will also be required to become a secured guarantor of the obligations under the Note Purchase Agreement.

The commitment to provide the VLN Facility terminates upon the earliest to occur of (i) the termination of the Business Combination Agreement in accordance with its terms prior to the Closing Date and (ii) April 30, 2023, if the Merger has not been consummated on or prior to April 30, 2023 (the “VLN Termination Date”).

The proceeds of the Pre-Close Facility were used, in part, to refinance certain existing debt of the Company and its subsidiaries and to pay a portion of the transaction expenses associated with the financing arrangements contemplated by the Commitment Letter (the “FP Financing”), with the remaining proceeds available for growth and working capital and general corporate purposes. A portion of the proceeds of the VLN Facility will be used on the Closing Date to refinance the Pre-Close Facility and to pay transaction expenses associated with the FP Financing. After the Closing, the remaining proceeds of the VLN Facility will be available for growth and working capital and general corporate purposes.

The interest rate per annum applicable to notes under the Note Purchase Agreement is 9.25%; provided, however, if the VLN Termination Date occurs, interest on the notes evidencing the Pre-Close Facility will bear interest at the Company’s option, at either an alternate base rate plus an applicable margin initially of 8.25% per annum or a term SOFR rate, plus an applicable margin initially of 9.25% per annum. The applicable margin on the notes evidencing the Pre-Close Notes increases by 0.50% in each year on the November 14 anniversary of the entry into the Note Purchase Agreement. With respect to the notes evidencing the VLN Facility, interest is paid in kind on the last business day of each calendar quarter commencing with the calendar quarter ending immediately after the first to occur of the Closing Date and the VLN Termination Date. Interest is also payable in cash on the VLN Termination Date, the Closing Date and the date of any prepayment or repayment of notes (subject however, in certain cases, to the payment of a contractual return, if such contractual return is greater than the amount of all accrued and unpaid interest (other than default interest, if any)). Subject to certain exceptions in connection with

MOVELLA INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

certain qualified refinancing events and the repayment of the Pre-Close Facility on the Closing Date, on the date of any voluntary or mandatory prepayment or acceleration of the notes under the Note Purchase Agreement, a scheduled contractual return is required to be paid, if greater than the amount of all accrued and unpaid interest (other than default interest, if any). When such contractual return is paid, such contractual return will be deemed to constitute payment of all accrued and unpaid interest (other than default interest, if any) on the principal amount of notes so prepaid, repaid or accelerated, as applicable, including all interest on the notes that was previously paid in kind. After the Closing, New Movella will have the right, subject to certain exceptions, to cause the Grantees (or their permitted assignees) to sell all or a portion of the shares purchased by such entities in the Tender Offer and the Private Placement at any time in its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under of the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event.

If the VLN Termination Date occurs, the maturity of the Pre-Close Facility will be November 14, 2025. If the Closing occurs, the maturity of the VLN Facility will be five years after the Closing Date. There are no regularly scheduled amortization payments on either the Pre-Close Facility or the VLN Facility until the maturity date therefor, however, there are customary mandatory prepayment events in connection with the receipt of net proceeds from extraordinary receipts and dispositions (subject, in the case of dispositions, to certain customary exceptions and customary reinvestment rights), debt issuances and upon events specified in the Note Purchase Agreement to be a change of control, and the Pre-Close Facility is required to be refinanced in full on the Closing Date with a portion of the proceeds of the VLN Facility. The Pre-Close Facility and VLN Facility may be optionally prepaid in whole or in part. All such prepayments are required to be accompanied by accrued and unpaid interest on the amount prepaid or if greater (excluding default interest, if any), payment of the contractual return.

Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the unaudited condensed consolidated financial statements were available for issuance. Based upon this review, except as noted above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Annex A

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

PATHFINDER ACQUISITION CORPORATION,

MOVELLA INC.,

AND

MOTION MERGER SUB, INC.

DATED AS OF OCTOBER 3, 2022

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND IT WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION AND DELIVERY OF THIS DOCUMENT BY ALL SUCH PARTIES AND THE DELIVERY OF AN EXECUTED COPY OF THIS DOCUMENT BY ALL SUCH PARTIES TO ALL OTHER PARTIES. THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF WITH RESPECT TO THE SUBJECT MATTER HEREOF.

A-i

A-ii

ANNEXES AND EXHIBITS

Annex A	Definitions
Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of Company Shareholder Transaction Support Agreement
Exhibit C	Form of Debt Commitment Letter
Exhibit D	Form of Post-Closing Certificate of Incorporation
Exhibit E	Form of Post-Closing Bylaws
Exhibit F	Form of Post-Closing Incentive Equity Plan
Exhibit G	Form of Post-Closing Employee Stock Purchase Plan

A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of October 3, 2022, is made by and among Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability, Movella Inc., a Delaware corporation (the “Company”), and Motion Merger Sub, Inc., a Delaware corporation (“Motion Merger Sub”). Pathfinder, Motion Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Annex A.

WHEREAS, (a) Pathfinder is a blank check company incorporated as a Cayman Islands exempted company incorporated with limited liability on February 16, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, and (b) Motion Merger Sub is, as of the date of this Agreement, a wholly owned Subsidiary of Pathfinder that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of Pathfinder, Pathfinder is required to provide an opportunity for its shareholders to have their outstanding Pathfinder Class A Shares redeemed on the terms and subject to the conditions set forth therein, in connection with obtaining the Pathfinder Shareholder Approval;

WHEREAS, as of the date of this Agreement, (a) Pathfinder Acquisition LLC, a Delaware limited liability company (the “Pathfinder Sponsor”), and the Other Class B Shareholders collectively own 8,125,000 Pathfinder Class B Shares and (b) the Pathfinder Sponsor owns 4,250,000 Pathfinder Warrants;

WHEREAS, concurrently with the execution of this Agreement, the Pathfinder Sponsor, the Pathfinder Insiders (as such term is defined in the Sponsor Letter Agreement), Pathfinder and the Company are entering into the sponsor letter agreement, substantially in the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, (a) the Pathfinder Sponsor and each Pathfinder Insider have agreed to vote the Pathfinder Shares owned by him, her or it in favor of this Agreement and the transactions contemplated hereby (including the Merger) and to forego redemption rights, if any, in respect thereof, (b) the Pathfinder Sponsor and each Other Class B Shareholder have agreed to (i) waive, subject to, and conditioned upon and effective as of immediately prior to, the Effective Time, waive any adjustment to the conversion ratio set forth in the Governing Documents of Pathfinder and any other anti-dilution or similar protections with respect to the Pathfinder Class B Shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise) and (ii) not assert or perfect, subject to, and conditioned upon and effective as of immediately prior to, the Effective Time, any rights to adjustment of the conversion ratio with respect to the Pathfinder Class B Shares owned by him, her or it set forth in the Governing Documents of Pathfinder or any other anti-dilution or similar protection with respect to the Pathfinder Class B Shares owned by him, her or it (in each case, whether resulting from the transactions contemplated by this Agreement or otherwise), (c) the Pathfinder Sponsor has, subject to, and conditioned upon and effective as of immediately prior to, the Effective Time agreed to forfeit a number of the Pathfinder Class B Shares owned by it set forth therein and (d) the Pathfinder Sponsor and each Pathfinder Insider has agreed to, subject to, and conditioned upon and effective as of, the Effective Time, terminate certain existing agreements or arrangements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, as promptly as reasonably practicable (and in any event within twenty-one (21) days) following the date of this Agreement (the “Company Shareholder Transaction Support Agreement Deadline”), certain of the Company Shareholders (including certain of the Company Shareholders set forth on Schedule 1.1 of the Company Disclosure Schedules, such persons, the “Supporting Stockholders”) holding at least a number of Company Shares sufficient to provide the Requisite Shareholder Approvals (collectively, the “Requisite Supporting Stockholders”) will enter into a transaction support agreement with Pathfinder, the Pathfinder Sponsor and the Company, substantially in the form attached hereto as Exhibit B (the “Company Shareholder

Transaction Support Agreement”), pursuant to which the Requisite Supporting Stockholders will agree to, among other things, (a) be bound by and subject to certain covenants and agreements related to, or in furtherance of, the transactions contemplated by this Agreement and the Ancillary Documents (including the Merger and the Pre-Closing Recapitalization), (b) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization), (c) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing and (d) not transfer any of his, her or its Equity Securities of the Company, in each case, on the terms and subject to the conditions set forth in the Company Shareholder Transaction Support Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and FP Credit Partners, L.P. (together with its Affiliates who are commitment parties thereunder, collectively, “Francisco Partners”) are entering into a commitment letter, substantially in the form of Exhibit C attached hereto (the “Debt Commitment Letter”), pursuant to which, among other things, Francisco Partners has committed to provide financing in an aggregate amount of $75,000,000 to the Company in connection with the transactions contemplated by this Agreement (the “FP Financing”), to launch a tender offer for $75,000,000 of Pathfinder Class A Shares at $10.00 per share (the “Tender Offer” and the Pathfinder Class A Shares acquired by Francisco Partners in the Tender Offer, the “Tender Shares”), in each case on the terms and subject to the conditions set forth in the Debt Commitment Letter;

WHEREAS, if Francisco Partners acquires less than $75,000,000 of Pathfinder Class A Shares in the Tender Offer, Pathfinder shall enter into one or more private placement subscription agreements (collectively, the “PIPE Agreement”), in a form to be mutually agreed among Francisco Partners, Pathfinder and the Company (such agreement, in each case, not to be unreasonably withheld, conditioned or delayed) at or prior to the Closing, pursuant to which Francisco Partners will acquire in a private placement additional Pathfinder Post-Closing Common Shares (“PIPE Shares”) at $10.00 per share (the “PIPE”), such that immediately following the completion of the PIPE, subject to and conditioned upon the occurrence of the Effective Time, Francisco Partners would have acquired 7,500,000 Pathfinder Class A Shares in the Tender Offer and the PIPE, collectively;

WHEREAS, on the Closing Date, as consideration for the FP Financing, at and subject to the Effective Time and subject to the consummation of the FP Financing, Pathfinder will issue 1,000,000 Pathfinder Post-Closing Common Shares (the “Granted FP Shares”) to Francisco Partners pursuant to a grant agreement (the “Share Grant Agreement”), in a form to be mutually agreed among Francisco Partners, Pathfinder and the Company (such agreement, in each case, not to be unreasonably withheld, conditioned or delayed) at or prior to the Closing;

WHEREAS, as promptly as reasonably practicable (and in any event prior to the NPA Execution Date (as defined in the Debt Commitment Letter)), Francisco Partners will enter into a transaction support agreement with Pathfinder, the Pathfinder Sponsor and the Company (the “FP Transaction Support Agreement”), in a form to be mutually agreed among Francisco Partners, Pathfinder and the Company on the terms and subject to the conditions set forth in the Debt Commitment Letter as in effect as of the date hereof (such agreement, in each case, not to be unreasonably withheld, conditioned or delayed), pursuant to which Francisco Partners shall agree to, among other things, (a) vote all of its Pathfinder Shares in favor of this Agreement, the Ancillary Documents to which Pathfinder is or will be a party and the transactions contemplated hereby and thereby (including the Merger and any Pathfinder Extension), (b) to forego redemption rights, if any, in respect thereof prior to the termination of this Agreement and (c) not to transfer any of his, her or its Pathfinder Shares prior to the Closing (subject to certain exceptions), in each case, on the terms and subject to the conditions set forth in the FP Transaction Support Agreement;

WHEREAS, concurrently with the execution of this Agreement, Pathfinder, the Pathfinder Sponsor, the Other Class B Shareholders, Francisco Partners and certain Company Shareholders are entering into a registration and shareholder rights agreement (the “Shareholder Rights Agreement”), pursuant to which, among other things, subject to, and conditioned upon and effective as of, the Effective Time, the Persons party thereto that will be holders of Pathfinder Shares (a) will agree not to effect any sale or distribution of any Pathfinder Shares held by any of them during the lock-up period described therein, and (b) will be granted certain registration rights with respect to their respective Pathfinder Shares, in each case, on the terms and subject to the conditions set forth in the Shareholder Rights Agreement;

WHEREAS, on the Closing Date, prior to the Effective Time and subject to the satisfaction or waiver of the conditions of this Agreement, Pathfinder shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Act (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the Domestication, (a) Motion Merger Sub will merge with and into the Company, with the Company as the surviving company in the Merger and, as a result of the Merger, the Company will become a wholly owned Subsidiary of Pathfinder, and (b) each Company Share will be automatically converted as of the Effective Time into the right to receive a portion of the Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Pathfinder (the “Pathfinder Board”) has (a) approved this Agreement, the Ancillary Documents to which Pathfinder is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of Pathfinder Shares entitled to vote thereon;

WHEREAS, the board of directors of Motion Merger Sub has approved this Agreement, the Ancillary Documents to which Motion Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company Board has unanimously (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization) and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization) by the holders of Company Shares entitled to vote thereon at a meeting of the shareholders of the Company;

WHEREAS, Pathfinder, as the sole shareholder of Motion Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Motion Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company Shareholders holding a number of Company Shares sufficient to provide the Requisite Shareholder Approval will, as promptly as reasonably practicable (and in any event within five (5) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act, approve this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization) by executing and delivering the Company Shareholder Written Consent; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the Company, Pathfinder and Motion Merger Sub are to be parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder (clauses (a) through (c), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I

MERGER

Section 1.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 1.1:

(a) Company Pre-Closing Recapitalization; Redemption and Domestication.

(i) On the Closing Date, prior to the Effective Time (A) immediately prior to the Domestication, Pathfinder shall cause each Pathfinder Pre-Closing Share that a Pathfinder Shareholder has timely and validly elected to redeem (pursuant to the exercise of such holder’s right to a Pathfinder Shareholder Redemption), to be redeemed, in each case, on the terms and subject to the conditions set forth in Pathfinder’s Governing Documents and (B) Pathfinder shall cause the Domestication to occur in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (2021 Revision) (the “Cayman Act”), including by filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Pathfinder and the Company, together with the Post-Closing Certificate of Incorporation. In connection with (and as part of) the Domestication and, in the case of clauses (1), (3) and (4), in accordance with Pathfinder’s Governing Documents, Pathfinder shall cause (1) each Pathfinder Pre-Closing Share that is issued and outstanding immediately prior to the Domestication (and that is not otherwise redeemed in connection with a Pathfinder Shareholder Redemption immediately prior to the Domestication as set forth in clause (1) above) to be converted into one Pathfinder Share, (2) each Pathfinder Warrant that is outstanding immediately prior to the Domestication to be automatically converted into, from and after the Domestication, the right to purchase one Pathfinder Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder Warrant Agreement (each, a “Pathfinder Post-Closing Warrant”), (3) the Governing Documents of Pathfinder to become the certificate of incorporation, substantially in the form attached hereto as Exhibit D (from and after the Domestication, with such changes thereto as may be mutually agreed to by the Company and Pathfinder, the “Post-Closing Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit E (from and after the Domestication, with such changes thereto as may be mutually agreed to by the Company and Pathfinder, the “Post-Closing Bylaws”), and (4) Pathfinder’s name shall be changed to “Movella Holdings Inc.”, provided, however, that, in connection with clauses (1) and (2), each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Pathfinder Class A Shares and underlying Pathfinder Warrants prior to the Domestication shall, for the avoidance of doubt, from and after the Domestication, be canceled and will entitle the holder thereof to one Pathfinder Share and one-fifth of one Pathfinder Post-Closing Warrant. The Post-Closing Certificate of Incorporation and the Post-Closing Bylaws shall be the Governing Documents of Pathfinder from and after the effectiveness of the Domestication until such time that any such Governing Documents are amended, restated, supplemented or otherwise modified in accordance with the underlying terms thereof and applicable Law.

(ii) On the Closing Date, prior to the Effective Time, the Company shall cause (A) each Company Preferred Share that is issued and outstanding as of such time to be converted into and become a number of Company Common Shares set forth on the Allocation Schedule (the “Preferred Share Conversion”), in each case in accordance with the Governing Documents of the Company, the Company Shareholders Agreement and applicable Law and each such Company Preferred Share shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Common Shares into which such Company Preferred Share has converted, (B) the Company

Warrant Exercise to occur pursuant to Section 1.4(c) and (C) the Company Convertible Note Conversion to occur pursuant to Section 1.4(d), (clauses (A), (B) and (C), collectively, the “Pre-Closing Recapitalization”).

(b) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date promptly following the consummation of the Domestication, Motion Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Motion Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

(ii) On the Closing Date promptly following the consummation of the Domestication, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in the form required by, and otherwise in accordance with the relevant provisions of, the DGCL. The Merger shall become effective on the date and at the time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as may be agreed by the Company and Pathfinder in writing and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in Section 251 of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Motion Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Motion Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv) At the Effective Time, the Governing Documents of Motion Merger Sub shall be the Governing Documents of the Surviving Company, except that the name of the Surviving Company shall be changed to be the name of the Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Motion Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into one (1) share of common stock, par value $0.0001, of the Surviving Company.

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than any Dissenting Company Shares and the Company Shares canceled and extinguished pursuant to Section 1.1(b)(viii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive the applicable portion of the Transaction Share Consideration set forth on the Allocation Schedule. From and after the Effective Time, each Company Shareholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 1.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 7.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) or at such other place, date and/or time as Pathfinder and the Company may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Allocation Schedule. At least five (5) Business Days prior to the Closing, the Company shall deliver to Pathfinder an allocation schedule (the “Allocation Schedule”) setting forth (a) (i) the number and type of Company Shares held by each Company Shareholder (before and after giving effect to the Pre-Closing Recapitalization), (ii) the number and type of Company Shares subject to each Company Warrant held by each holder thereof and the number of Company Shares that will be held by each such holder after giving effect to the exercise of Company Warrants (or, in the case of the SVB Warrants, if applicable, any Company Common Shares subject to such SVB Warrants) pursuant to Section 1.4(c) (the “Company Warrant Exercise”), (iii) the number and type of Company Shares subject to each Company Option held by each holder thereof that is outstanding, (iv) the number and type of Company Shares that will be held by each holder of Company Convertible Notes after giving effect to the conversion of Company Convertible Notes pursuant to Section 1.4(d) (the “Company Convertible Note Conversion”), as well as, in each case, reasonably detailed calculations with respect to the components and subcomponents thereof (including any conversion, exchange (or similar) ratio on which such calculations are based) and (v) whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, (b) in the case of the Company Options and Company Warrants, the exercise (or similar) price and, if applicable, the exercise (or similar) date, (c) (i) the Adjusted Pre-Closing Equity Value, the Aggregate Company Vested Option Exercise Price, and the Transaction Share Consideration, (ii) the portion of the Transaction Share Consideration allocated to each Vested Company Option pursuant to Section 1.4(a), (ii) the number of Pathfinder Shares to which each Rollover Unvested Option will be subject at the Effective Time, and (iii) the portion of the Transaction Share Consideration allocated to each Company Share pursuant to Section 1.1(b)(vii) (including, for the avoidance of doubt, each Company Share that is issued in connection with the Pre-Closing Recapitalization and each Company Share subject to the SVB Warrants), as well as, in each case, reasonably detailed calculations with respect to the components and subcomponents thereof (including any conversion, exchange (or similar) ratio on which such calculations are based (including, for the avoidance of doubt, relating to the Pre-Closing Recapitalization)), (d) the exercise price of each Rollover Option at the Effective Time, which shall be based on the same exchange (or similar) ratio used for purposes of determining the number of Rollover Options for which such Company Option is exchanged in the preceding clause (c), (e) a list of each Company Shareholder that is a Dissenting Company Shareholder and the number of Company Shares held by such Company Shareholder that are Dissenting Company Shares, and (f) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (a) through (e) are, and will be, as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the Allocation Schedule Requirements. The Allocation Schedule (and the calculations and determinations contained therein) will be prepared in accordance with (i) the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Shareholder Agreements and applicable Laws, (ii) in the case of the Company Options, in accordance with the applicable Company Equity Plan and any applicable grant, award or similar agreement with respect to each such Company Option, (iii) in the case of any Company Warrants, any applicable warrant or similar agreement with respect to each such Company Warrant and (iv) in the case of the Company Convertible Notes, each such Company Convertible Note, (clauses (i) through (iv), collectively, the “Allocation Schedule Requirements”). The Company will review any comments to the Allocation Schedule provided by Pathfinder or any of its Representatives and consider in good faith the comments provided by Pathfinder or any of its Representatives and incorporate any reasonable comments proposed by Pathfinder or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, in no event shall the aggregate number of Pathfinder Shares set forth on the Allocation Schedule to be received or otherwise allocated to the holders of Equity Securities of the Company (and/or to be received or otherwise allocated in respect of any other vested Equity Securities of the Company prior to the Closing including, for the avoidance of doubt, in respect of the SVB Warrants, whether or not exercised) exceed (1) the Transaction Share Consideration minus (2) the portion of the Transaction Share Consideration that would be allocated to Company Shares pursuant to Section 1.1(b)(vii) but for such Company Shares being Dissenting Company Shares (it being further understood and agreed, for the avoidance of doubt, that in no event shall any portion of the Transaction Share Consideration described in this clause (2) be allocated to any other holder of Equity Securities of the Company and shall instead not be allocated at the Closing or otherwise, except solely in the circumstances described in Section 1.7) (i.e., the aggregate value of the Pathfinder Shares received by holders of any vested Equity Securities in the Company (including, for the avoidance of doubt, in respect of the SVB Warrants, whether or not exercised) shall not exceed (A) the Company Pre-Closing Equity Value (based on the Pathfinder Common Share Value), minus (B) the value of any Pathfinder Shares that would be allocated to Company Shares pursuant to Section 1.1(b)(vii) but for such Company Shares being Dissenting Company Shares (based on the Pathfinder Common Share Value)). For the avoidance of doubt, the Unvested Company Options shall not be included as part of the Transaction Share Consideration and shall, as provided in Section 1.4(b), be converted into Rollover Unvested Options and constitute awards issued under the Post-Closing Incentive Equity Plan. The Pathfinder Parties and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the holders of Equity Securities of the Company under this Agreement or under the Exchange Agent Agreement, as applicable.

Section 1.4 Treatment of Company Options, Warrants and Convertible Notes.

(a) At the Effective Time by virtue of the Merger, and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 1.4(f)), each Vested Company Option shall automatically cease to represent the right to purchase Company Common Shares and shall be canceled and extinguished in exchange for an option to purchase Pathfinder Shares under the Post-Closing Incentive Equity Plan (each, a “Rollover Vested Option”) with the number of Rollover Vested Options and exercise price thereof set forth on the Allocation Schedule. Each Rollover Vested Option shall be subject to the same terms and conditions (including applicable expiration and forfeiture provisions) that applied to the corresponding Vested Company Option immediately prior to the Effective Time, except for (i) terms (A) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that are subject to any such option) or (B) to the extent they conflict with the Post-Closing Incentive Equity Plan and (ii) such other immaterial administrative or ministerial changes as the Pathfinder Board (or the compensation committee of the Pathfinder Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Vested Options. Such conversion shall occur in a manner intended to comply with (x) the requirements of Section 409A of the Code and (y) in the case of any Rollover Vested Option that is an incentive stock option, the requirements of Section 424 of the Code.

(b) At the Effective Time by virtue of the Merger, and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 1.4(f)), each Unvested Company Option shall automatically cease to represent the right to purchase Company Common Shares and shall be canceled and extinguished in exchange for an option to purchase Pathfinder Shares under the Post-Closing Incentive Equity Plan (each, an “Rollover Unvested Option” and together with the Rollover Vested Options, the “Rollover Options”) with the number of Rollover Unvested Options and exercise price thereof set forth on the Allocation Schedule. Each Rollover Unvested Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Unvested Company Option immediately prior to the Effective Time, except for (i) terms (A) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that are subject to any such option) or (B) to the extent they conflict with the Post-Closing Incentive Equity Plan and (ii) such other immaterial administrative or ministerial changes as the Pathfinder Board (or the compensation committee of the Pathfinder Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Unvested Options. Such conversion shall occur in a manner intended to comply with (x) the requirements of Section 409A of the Code and (y) in the case of any Rollover Option that is an incentive stock option, the requirements of Section 424 of the Code.

(c) On the Closing Date prior to the Closing, each Company Warrant shall be “net” exercised in exchange for a number of Company Common Shares determined in accordance with the terms of the applicable warrant agreement and shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Common Shares into which the Company Warrants are exchanged.

(d) On the Closing Date prior to the Closing, the Company Convertible Notes shall be automatically and fully converted into the number of Company Common Shares set forth on the Allocation Schedule in accordance with the terms of such Company Convertible Notes and such Company Convertible Notes (including the outstanding principal amount of, and all accrued and unpaid interest on such Company Convertible Notes) shall be canceled, satisfied, extinguished, discharged and retired in connection with such conversion and shall be entitled only to the consideration set forth in Section 1.1(b)(vii) based upon the number of Company Common Shares into which such Company Convertible Notes were so automatically converted. Following such Company Convertible Notes Conversion, any notes evidencing such Company Convertible Notes shall no longer be outstanding and shall automatically be canceled, satisfied, extinguished, discharged and retired and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Common Shares into which the Company Convertible Notes are exchanged.

(e) At the Effective Time, all Company Equity Plans shall terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, the other Group Companies and Pathfinder) and all Company Equity Awards (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plans or any underlying grant, award, or similar agreement, except as otherwise expressly provided for in Section 1.4(a) or Section 1.4(b), as applicable.

(f) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans, with respect to the Company Warrants, with respect to the Company Convertible Notes, under the underlying grant, award, warrant or similar agreement and otherwise to give effect to the provisions of this Section 1.4 and cause Pathfinder and its Affiliates to have no Liability with respect thereto, except as expressly provided in this Agreement.

Section 1.5 Deliverables.

(a) At least three (3) Business Days prior to the Closing Date, Pathfinder shall enter into an exchange agent agreement (the “Exchange Agent Agreement”) with Continental as the exchange agent or such other person as Pathfinder and the Company mutually agree to appoint (such agreement not to be unreasonably withheld, conditioned or delayed by either Pathfinder or the Company) (the “Exchange Agent”) for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Share pursuant to Section 1.1(b)(vii) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall, and shall cause its Representatives to, reasonably cooperate with Pathfinder and the Exchange Agent and their respective Representatives in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as reasonably determined by Pathfinder, by also entering into the Exchange Agent Agreement in the form agreed to by Pathfinder and the Exchange Agent) and the covenants and agreements set forth in this Section 1.5 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as reasonably determined by Pathfinder, or otherwise required by the Exchange Agent Agreement or the Exchange Agent for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Persons that will be the Company Shareholders as of immediately prior to the Effective Time.

(c) At the Effective Time, Pathfinder shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 1.5 through the Exchange Agent, evidence of Pathfinder Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 1.1(b)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 1.1(b)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d) Each Company Shareholder whose Company Shares have been converted into the right to receive a portion of the Transaction Share Consideration pursuant to Section 1.1(b)(vii) shall be entitled to receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the Closing Date, upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) delivery of an “agent’s message” in the case of Company Shares held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message,” as applicable, and any other documents or agreements required by the Letter of Transmittal, is delivered to the Exchange Agent in accordance with Section 1.5(d) (i) at least two (2) Business Days prior to the Closing Date, then Pathfinder and the Company shall use commercially reasonable efforts to cause the applicable portion of the Transaction Share Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date, or (ii) less than two (2) Business Days prior to the Closing Date, then Pathfinder and the Company shall use commercially reasonable efforts to cause the applicable portion of the Transaction Share Consideration to be issued to the Company Shareholder in book-entry form within two (2) Business Days after such delivery.

(f) If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Transaction Share Consideration that, in addition to any other requirements set forth in the Letter of Transmittal or the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 1.5, each Company Share (other than, for the avoidance of doubt, any Dissenting Company Shares and the Company Shares canceled and extinguished pursuant to Section 1.1(b)(viii)) shall solely represent the right to receive a portion of the Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 1.1(b)(vii).

(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(i) Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to Pathfinder or as otherwise instructed by Pathfinder, and any Company Shareholder who has not exchanged his, her or its Company Shares for the applicable portion of the Transaction Share Consideration in accordance with this Section 1.5 prior to that time shall thereafter look only to Pathfinder for the issuance of the applicable portion of the Transaction Share Consideration, without any interest thereon. None of Pathfinder, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Pathfinder free and clear of any claims or interest of any Person previously entitled thereto.

Section 1.6 Fractional Shares. Notwithstanding the foregoing or anything to the contrary herein, no fractional Pathfinder Shares shall be issued in connection with the transactions contemplated hereby. All fractional Company Shares that each Person will have a right to receive shall be aggregated and, if a fractional share results from such aggregation, such fractional share shall be rounded down to the nearest whole share. All fractional Pathfinder Shares that each Person will have a right to receive in connection with the Merger shall be aggregated and, if a fractional share results from such aggregation, such fractional share shall be rounded down to the nearest whole share.

Section 1.7 Dissenting Company Shareholders. Notwithstanding anything to the contrary herein, any Company Share for which any Company Shareholder (such Company Shareholder, a “Dissenting Company Shareholder”) (a) has not voted in favor of the Merger or consented to it in writing, or has waived its rights of appraisal and (b) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Company Shares”) shall not be converted into the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 1.1(b)(vii). From and after the Effective Time, (i) the Dissenting Company Shares shall be canceled and extinguished and shall cease to exist and (ii) the Dissenting Company Shareholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Company or any of its Affiliates (including Pathfinder); provided, however, that if any Dissenting Company Shareholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Dissenting Company Shareholder (A) shall no longer be deemed to be Dissenting Company Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 1.1(b)(vii) upon delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal) and the surrender of the applicable documents and other deliverables set forth in Section 1.5(d). Each Dissenting Company Shareholder who becomes entitled to payment for his, her or its Dissenting Company Shares pursuant to the DGCL shall receive payment thereof from the Company in accordance with the DGCL. The Company shall give Pathfinder prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and Pathfinder shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Pathfinder (prior to the Closing) or the Pathfinder Sponsor (after the Closing), make any payment or deliver any consideration (including Pathfinder Shares) with respect to, settle or offer or agree to settle any such demands.

Section 1.8 Withholding. Pathfinder, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding), except with respect to compensatory amounts payable to current or former employees.

ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 7.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Pathfinder Parties as follows:

Section 2.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly incorporated, organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation, formation or organization (as applicable). Section 2.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of incorporation, formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company and each Company Shareholders Agreement have been made available to Pathfinder, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholder Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or any Company Shareholder Agreement.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 2.2 Capitalization of the Group Companies.

(a) Except for changes to the extent permitted by or resulting from the issuance, grant, transfer or disposition of Equity Securities of the Company in accordance with Section 4.1(b)(ii) or Section 4.1(b)(v), Section 2.2(a) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable vesting commencement date, (C) any applicable exercise (or similar) price, (D) the expiration date, (E) the number of vested and unvested Equity Securities as of the date of this Agreement, and (F) any applicable vesting schedule (including acceleration provisions), (iv) with respect to each Company Warrant (A) the date of grant, (B) any applicable exercise (or similar) price and (C) the expiration date and (v) with respect to each Company Convertible Note (A) the date of grant, (B) any applicable exercise, conversion (or similar) price and (C) the expiration date. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the Company Shares are fully paid and non-assessable and each Company Warrant and Vested Company Option outstanding immediately prior to the Effective Time will be an “in the money” Company Warrant or Company Option for purposes of Section 1.4 (i.e., the value of the Transaction Share Consideration allocated to each Vested Company Option or Company Warrant (determined by reference to, for the avoidance of doubt, the Pathfinder Common Share Value) is in excess of the exercise (or similar) price applicable to such Vested Company Option or Company Warrant), and, except for the Equity Securities set forth on Section 2.2(a) of the Company Disclosure Schedules or issued or granted as permitted by or in accordance with Section 4.1(b)(v), there are no other capital stock or other Equity Securities (including convertible notes) of the Company outstanding. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, or any other Contract to which the Company or any of their Affiliates is party or bound (including, for the avoidance of doubt, any Company Shareholders Agreement), (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and the Code. Except for the Company Warrants, Company Options and Company Convertible Notes set forth on Section 2.2(a) of the Company Disclosure Schedules or the Company Options either permitted by Section 4.1(b) or granted in accordance with Section 4.1(b), the Company does not have any outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, equity or equity-based rights, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company, or any obligation of the Company, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) Immediately prior to the Effective Time and after, for the avoidance of doubt, giving effect to the Pre-Closing Recapitalization, (i) the authorized capital stock of the Company will consist of 95,000,000 Company Common Shares and 66,971,605 Company Preferred Shares, (ii) other than as noted in clause (i) above, no shares of preferred stock or any other Equity Securities of the Company will be authorized, issued or outstanding (other than any Company Options), and (iii) all of the issued and outstanding Company Common Shares (A) will be duly authorized, validly issued, fully paid and nonassessable and (B) will not have been issued in breach or violation of (1) the Governing Documents of the Company, or (2) any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person or any Contract to which the Company or any of its Affiliates are a party or bound or (3) applicable Law and (C) will be free and clear of all Liens (other than transfer restrictions under this Agreement, under the applicable Ancillary Documents, under applicable Securities Law, under the Governing Documents of the Company and under any Company Shareholders Agreement).

(c) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under this Agreement, under the applicable Ancillary Documents, under applicable Securities Law, under the Governing Documents of the Company and under any Company Shareholders Agreement). Except for any Company Shareholders Agreement or as contemplated in connection with the Company Shareholder Transaction Support Agreements or the Debt Commitment Letter (or any definitive Debt Financing Agreements related thereto), there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Equity Securities of the Company.

(d) Section 2.2(d) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Securities of each Subsidiary of the Company (A) have been duly authorized and validly issued and, as applicable, are fully paid and non-assessable (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, (as applicable), or other applicable Law), (B) were not issued in violation of such Subsidiary’s Governing Documents, any Company Shareholders Agreement or any other Contract to which any Group Company is party or bound, (C) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of the any Group Company) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person, (D) have been offered, sold and issued in compliance in all material respects with applicable Law, including Securities Laws and the Code, and (E) are free and clear of all Liens (other than transfer restrictions under this Agreement, under the applicable Ancillary Documents, under applicable Securities Law, under the Governing Documents of the Company and under any Company Shareholders Agreement). There are no outstanding (1) equity appreciation, phantom equity, or profit participation rights or (2) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. Except as set forth on Section 2.2(d) of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(e) Except as set forth on Section 2.2(e) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(f) Section 2.2(f) of the Company Disclosure Schedules sets forth a list of all Indebtedness for borrowed money of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(g) Section 2.2(g) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 2.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company Shareholder Written Consent is the only vote or consent of the holders of any class or series of Equity Securities of the Company required to approve and adopt this Agreement, the Ancillary Documents to which the Company is or is contemplated to be a party, the performance of the obligations of the Company hereunder and thereunder and the consummation of the transactions contemplated hereby (including the Merger and the Pre-Closing Recapitalization).

Section 2.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Pathfinder a true and complete copy of the audited consolidated balance sheets of the Group Companies as of December 31, 2021 (the “Latest Balance Sheet”) and December 31, 2020, and the related audited consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Group Companies for each year then ended (collectively, the “Financial Statements”), each of which is attached as an annex to Section 2.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, where applicable), (B) fairly presents, in all material respects, the consolidated financial position of the Group Companies, the consolidated results of the Group Companies’ operations and comprehensive loss and statements of stockholders’ equity and cash flows of the Group Companies (on a consolidated basis) as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (C) in the case of the financing statements described in the definition “Financial Statements”, was audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(b) Each of the (i) the unaudited consolidated balance sheets of the Group Companies as of June 30, 2021 and June 30, 2022, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Group Companies for the six (6) month periods then ended (the financial statements described in this clause (i), the “Closing Company June Financial Statements”) and (ii) the other financial statements or similar reports of the Group Companies required to be included in the Registration Statement / Proxy Statement (including customary pro forma financial statements) or any other filings to be made by the Group Companies or Pathfinder with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document (collectively, the “Other Closing Company Financial Statements”, and collectively with the Financial Statements, the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 4.17, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the consolidated financial position of the Group Companies, the consolidated results of the Group Companies’ operations and comprehensive losses, statements of stockholders’ equity and cash flows of the Group Companies (on a consolidated basis) for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the respective dates of delivery, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for, or directly or indirectly related to, a breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) except as set forth in Section 2.4(c) of the Company Disclosure Schedule or (v) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP. No Group Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Group Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or an “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid any disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiaries in the Financial Statements or the Closing Company Financial Statements.

(d) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e) Except as set forth in Section 2.4(e) of the Company Disclosure Schedule, since the incorporation of the Company, no Group Company has determined or otherwise received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 2.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger, (iv) the approvals and consents to be obtained by the Company pursuant to Section 4.13, (v) compliance with the listing requirements of Nasdaq and such filings with and approvals of Nasdaq to permit the Pathfinder Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of any Group Company’s Governing Documents or any of the Company Shareholders Agreements, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject to or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 2.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms and (b) no written notice of revocation, cancellation, or termination of any Material Permit has been received by any Group Company.

Section 2.7 Material Contracts.

(a) Section 2.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on

Section 2.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 2.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement and the Contracts required to be set forth on Section 2.24(b) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract or similar Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $2,000,000 over the life of the Contract or that is otherwise material, individually or in the aggregate, to the Group Companies, taken as a whole;

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually or (B) $1,500,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $1,000,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix) any Contract required to be disclosed on Section 2.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company (or Pathfinder or any of its Affiliates following the Closing) may be required to pay royalties or other contingent payments based on any research, development, sale, distribution or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Owned Intellectual Property;

(xi) any Contract pursuant to which the Group Companies acquire or otherwise gain access to or the use of any material Company Data for an expenditure by the Group Companies in an amount in excess of (A) $500,000 annually or (B) $1,500,000 over the current term of the agreement;

(xii) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or consultant of a Group Company whose annual compensation is in excess of $300,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any material payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Pathfinder or any of its Affiliates following the Closing);

(xv) any Contract set forth or required to be set forth on Section 2.13(d) of the Company Disclosure Schedules;

(xvi) any collective bargaining agreement or other Contract with any Union;

(xvii) any Contract that is a consent-to-use, covenant-not-to-sue, coexistence, concurrent use, settlement agreement or similar agreement, in each case with respect to material Company Owned Intellectual Property or that materially affects the Group Company’s ability to use, enforce, or disclose any Intellectual Property Rights; and

(xviii) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $2,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to Pathfinder true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).

Section 2.8 Absence of Changes. During the period beginning on January 1, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Group Companies have conducted their respective business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Pathfinder if taken during the period from the date of this Agreement until the Closing pursuant to Section 4.1(b)(i), Section 4.1(b)(ii)(A), Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(b)(v), Section 4.1(b)(vii), Section 4.1(b)(xi), Section 4.1(b)(xii), Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xv)(A), (B) or (C) (to the extent related to any Material Contract of the type described in Section 2.7(a)(ix)), Section 4.1(b)(xv)(D) or Section 4.1(b)(xvi) (to the extent related to any of the foregoing).

Section 2.9 Litigation. There is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 2.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since the Lookback Date has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 2.11 Employee Plans.

(a) Section 2.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Group Companies have provided Pathfinder with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, as applicable: (i) all current plan documents governing such plan and all amendments thereto (or, to the extent unwritten, a summary of its material terms); (ii) the current summary plan description and any summaries of material modifications thereto; (iii) the most recent annual report filed with the IRS (Form 5500-series) including all schedules and attachments thereto; (iv) each current related trust agreement or other funding arrangement (including insurance policies and stop loss insurance policies); (v) the most recent determination, advisory, or opinion letter from the IRS; (vi) the most recent compliance testing results, including nondiscrimination testing; and (vii) all material, non-routine notices from or correspondence with any Governmental Entity relating to an Employee Benefit Plan received in the past three (3) years relating to any matter that has or could result in a material Liability to any Group Company.

(b) No Group Company has any Liability (including any Liability on behalf of any ERISA Affiliate) with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service and, to the Company’s knowledge, there is no fact or circumstance that would reasonably be expected to adversely affect such favorable determination. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened claims or Proceedings in writing with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan except as is not and would not reasonably be expected to result in a material Liability to any Group Company. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Employee Benefit Plan and in compliance in all material respects with the requirements of applicable Law.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase in any material respect the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iv) limit or restrict in any material respect the ability of Pathfinder or its Affiliates to merge, amend or terminate any Employee Benefit Plan, or (v) result in any payment that could constitute an “excess parachute payment” (within the meaning of Section 280G of the Code). The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedules, each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement, or has any material unfunded or underfunded Liabilities.

(g) Each Company Option was issued with a per share exercise price equal to or greater than the fair market value of the underlying Company Share on the date of grant.

Section 2.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential liability under, violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b) There is (and since the Lookback Date, or earlier to the extent unresolved, there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances that has given rise or would give rise to any Liability pursuant to Environmental Laws for any Group Company.

The Group Companies have made available to Pathfinder copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 2.13 Intellectual Property.

(a) Section 2.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all currently registered, issued or pending Company Registered Intellectual Property (excluding Internet domain names) as of the date of this Agreement. Section 2.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property, as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued, registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees, maintenance, filings and renewals with respect to any material Company Registered Intellectual Property have been timely paid and all necessary documents and certificates in connection therewith have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars as necessary to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies, in each case for any Intellectual Property

Rights, has been canceled, abandoned, allowed to lapse or not renewed, except where the applicable Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the material Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened in writing by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property used in and material to the business of each Group Company as currently conducted, free and clear of all Liens (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis.

(d) Section 2.13(d) of the Company Disclosure Schedules sets forth a list of all current material Contracts for Company Licensed Intellectual Property as of the date of this Agreement under which any Group Company has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any material Company Licensed Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) Contracts with ancillary licenses where the licensing of or granting of rights in Intellectual Property Rights is not the primary purpose of such Contract and (D) non-disclosure agreements and licenses or other Contracts with employees, individual consultants or individual contractors that do not materially differ from the Group Companies’ form therefor that has been made available to Pathfinder. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, constitutes (x) all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and (y) all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, is valid, subsisting and to the Company’s knowledge, enforceable, and all of the Group Companies’ rights in and to the Company Registered Intellectual Property and the Company Owned Intellectual Property are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since the Lookback Date (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Each Group Company’s past and present employees, consultants, advisors, collaboration partners and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company, or such Company Owned Intellectual Property has vested in a Group Company by operation of Law, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the Company’s knowledge, no Person is in violation of any such confidentiality or Intellectual Property Rights assignment agreement in any material respect.

(f) Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by such Group Company. Without limiting the foregoing, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure or such Person was bound under applicable Law to equivalent limitations. To the Company’s knowledge, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there has not been since the Lookback Date any violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of each Group Company, or violation of any written obligations with respect to such trade secrets, know-how or confidential information.

(g) None of the material Company Owned Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(h) Since the Lookback Date, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, neither the conduct of the business of the Group Companies nor any of the current Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product has infringed, constituted or resulted from an unauthorized use or misappropriation of or otherwise violated any valid Intellectual Property Rights of any other Person.

(i) Since the Lookback Date, there is no material Proceeding pending nor has any Group Company received any written charge, complaint, claim, demand, notice or other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) claiming that any Group Company must take a license under or refrain from using any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(j) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any material Company Owned Intellectual Property. Since the Lookback Date, no Group Company has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(k) Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(l) The Company IT Systems and Company Data are reasonably sufficient in all material respects for the needs of the Group Companies and Company Products, including as to capacity. Since the Lookback Date, there has been no failure, substandard performance, or any data loss involving any Company IT System that has caused a material disruption to the Group Companies or in any of the Company Products currently offered or under development by the Company that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions. To the Company’s knowledge, the Company IT Systems do not contain any malware or other processes or components intentionally designed to permit unauthorized access to, maliciously disable, encrypt or erase, or otherwise harm any Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Since the Lookback Date, the Group Companies have not received written notice of any audit in connection with any Material Contract pursuant to which they use any third-party IT system or Company Data.

(m) No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a Company Product or is otherwise considered Company Owned Intellectual Property and that is distributed to Persons outside of the Group Companies or its employees or contractors, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(n) Each item of Company Owned Intellectual Property or material Company Licensed Intellectual Property will be owned or available for use by an applicable Group Company immediately subsequent to the Closing on identical terms and conditions as such Company Owned Intellectual Property or Company Licensed Intellectual Property was owned or available for use by the Group Companies immediately prior to the Closing, except as is not and would not have a Company Material Adverse Effect.

Section 2.14 Labor Matters.

(a) None of the Group Companies has, or, since the Lookback Date has had, any material Liability for any past due wages or other compensation for services (including salaries, wage premiums or bonuses) to their current or former employees, directors, officers or other service providers, or any penalty, fine or other sum for failure to pay such compensation in a timely manner. Since the Lookback Date, (i) none of the Group Companies has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b) Since the Lookback Date, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) No Group Company is a party to or bound by any collective bargaining agreements or other Contracts or arrangements with any labor union, works council, labor organization or other employee representative (each, a

“Union”) nor, to the Company’s knowledge, is there any duty on the part of any Group Company to bargain or consult with, or provide notice to, any Union which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the transactions contemplated by this Agreement. No employee of any Group Company is represented by a Union with respect to his or her employment with such Group Company. Since the Lookback Date there has been no pending or, to the Company’s knowledge, threatened unfair labor practice charges in writing, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since the Lookback Date, there have been no pending or threatened labor organizing activities in writing with respect to any employees of any Group Company.

(d) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, work schedule change, reduction in hours or reduction in salary or wages affecting employees of the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related Liability with respect to, arising out of or as a result of COVID-19.

(e) To the Company’s knowledge, no executive, employee or group of employees with annualized compensation at or above $300,000 of any of the Group Companies has given notice of termination of employment with any of the Group Companies within the twelve (12) -month period following the Closing Date. To the Company’s knowledge, no executive, employee or group of employees with annualized compensation at or above $300,000 has been accused of any sexual harassment, sexual assault or other similar sexual misconduct or sexual discrimination in connection with his or her employment with the Group Companies during the last three (3) years. No Group Company reasonably expects any material Liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would bring the Group Companies into material disrepute.

Section 2.15 Insurance. Section 2.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Pathfinder. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 2.16 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) No Group Company has been a party to a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of a consolidated, combined, unitary or aggregate group of which a Group Company (or any predecessor thereof) was not the ultimate parent or (ii) has, to the Company’s knowledge, any actual unpaid liability for the material Taxes of any person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) as a transferee or successor, or by contract, in each case other than pursuant to or arising from (x) agreements entered into in the ordinary course of business and the primary purpose of each of which does not relate to Taxes and (y) a Group Company being a member of a consolidated, combined, unitary and/or aggregate group.

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file material Tax Returns that such Group Company is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that (i) is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes or (ii) in respect of Taxes that are not material) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Each Group Company is tax resident only in its country of formation.

(m) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger and the Domestication from qualifying for the Intended Tax Treatment. To the Company’s knowledge, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the date hereof of Pathfinder or any of its respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger and the Domestication from qualifying for the Intended Tax Treatment.

(o) The Company is, and has been at all times since its inception, classified as a C-corporation for U.S. federal income tax purposes and Schedule 2.16(o) lists the U.S. federal income tax classification of each Group Company and, unless otherwise noted thereon, each Group Company has properly had such classification at all times since its incorporation or formation, as applicable, except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 2.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 2.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 7.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 2.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 2.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Pathfinder. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 2.19 Transactions with Affiliates. Section 2.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including Employee Benefit Plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) the Ancillary Documents and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 4.1(b) or entered into in accordance with Section 4.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 4.1(b) or entered into in accordance with Section 4.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 2.19 are referred to herein as “Company Related Party Transactions”.

Section 2.20 Data Privacy and Security.

(a) Each Group Company involved in the collection or Processing of Personal Data has implemented and, where applicable, posted written privacy notices relating to the Processing of Personal Data to the extent required by applicable Privacy Laws (“Privacy and Data Security Policies”) and is, and since the Lookback Date, has been, in compliance in all material respects with such Privacy and Data Security Policies.

(b) To the Company’s knowledge, there are no pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity or (iv) any regulatory entity or self-regulatory entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any Privacy and Security Requirements. The Group Companies do not engage in the sale, as such term is defined by applicable law, of Personal Data.

(c) Since the Lookback Date, to the Company’s knowledge (i) there has been no unauthorized access, use, acquisition or disclosure of Personal Data, or confidential business information in the possession or control of any Group Company or, to the Company’s knowledge, any third-party service provider acting on behalf of any Group Company, and (ii) there have been no unauthorized intrusions into or Security Breaches of any Company IT Systems or other technology necessary for the operations of the Group Companies’ business, except in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect. The Group Companies have not experienced any material successful unauthorized access to, use or modification of, or interference with Company IT Systems since the Lookback Date and none of the Group Companies is aware of any written or, to the Company’s knowledge, oral notices or complaints from any Person regarding such a Security Breach or incident, except in each case as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (A) there is no unauthorized code in any of the Company Products and none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity regarding the Company IT Systems, any of the Group Companies’ Processing of Personal Data, or the Group Companies’ compliance with applicable Privacy and Security Requirements and (B) since the Lookback Date, none of the Group Companies have provided or have been obligated to provide notice under any Privacy and Security Requirements regarding any Security Breach or unauthorized access to or use of any Company IT System or Personal Data.

(d) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Group Companies have in place disaster recovery and security plans and procedures, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Group Companies have a sufficient number of license seats for all Software included in the Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies are and have been in compliance with all applicable Privacy and Security Requirements since the Lookback Date.

(f) The Group Companies have implemented reasonable physical, technical and administrative safeguards designed to protect the privacy, operation, confidentiality, integrity and security of all Company IT Systems and Personal Data in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the extent required by applicable Privacy Law, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies have taken commercially reasonable measures designed to ensure all third-party service providers, outsourcers, processors, or other third parties Processing Personal Data, in each case on behalf of the Group Companies, (i) use commercially reasonable measures designed to comply with applicable Privacy and Security Requirements; and (ii) use reasonable security measures with respect to Personal Data.

Section 2.21 Customers and Suppliers.

(a) Except as set forth on Section 2.21(a) of the Company Disclosure Schedule, the Group Companies have no outstanding material disputes concerning its products and/or services with any customer who was one of the twenty (20) largest customers of or to the Group Companies (i) in the year ended December 31, 2021 and (ii) in the six (6) months ended June 30, 2022 (each, a “Significant Customer”), and, to the Company’s knowledge, there is no material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Section 2.21(a) of the Company Disclosure Schedule. No Significant Customer has communicated in writing that it does not intend to continue as a customer of the applicable Group Company after the Closing or that it intends to terminate or materially modify existing Contracts with the applicable Group Company, nor does the Company have any knowledge of any Significant Customer’s intent to discontinue its relationship, reduce or materially modify existing Contracts.

(b) Except as set forth on Section 2.21(b) of the Company Disclosure Schedule, the Group Companies have no outstanding material disputes concerning products and/or services provided by any supplier or partner who either, (i) (A) in the year ended December 31, 2021 or (B) in the six (6) months ended June 30, 2022, was one of the ten (10) largest suppliers of products and/or services to or partner of the Company, based on amounts paid or payable with respect to such period (each, a “Significant Supplier”) or (ii) is a material data provider. Each Significant Supplier is listed on Section 2.21(b) of the Company Disclosure Schedule. The Group Companies have not received any information from any Significant Supplier that such supplier shall not continue as a supplier to the applicable Group Company after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the applicable Group Company.

Section 2.22 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, any of their respective officers, directors, or employees, or to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the Lookback Date, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is (or the government of which is) itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea, Venezuela, and Syria); (iii) an entity fifty percent (50%) or more-owned, directly or indirectly, or otherwise controlled by one (1) or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii), in each case in violation of applicable Sanctions and Export Control Laws or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”). The Company is not a “TID U.S. Business” as such term is defined at 31 C.F.R. 800.248.

(b) Neither the Group Companies nor, any of their respective officers, directors, or employees, or to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or any other Person for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment, in each case in violation of any applicable Anti-Corruption Laws.

Section 2.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Pathfinder Holders or at the time of the Pathfinder Shareholders Meeting or at the Effective Time and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Pathfinder Parties and (ii) it has been furnished with or given access to such documents and information about the Pathfinder Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Pathfinder Party, any Pathfinder Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party, none of the Pathfinder Parties, any Pathfinder Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 2.25 Financing. On or prior to the date hereof, the Company has delivered to Pathfinder a true and complete copy of the executed Debt Commitment Letter (including, for the avoidance of doubt, all related terms sheets and exhibits, schedules and annexes thereto) pursuant to which Francisco Partners has, on the terms and subject to the express conditions therein, committed to provide the FP Financing. As of the date hereof, (i) the Debt Commitment Letter has not been amended, restated or modified, and the commitments contained therein have not been terminated, reduced, rescinded or withdrawn and no such amendment, modification, termination, reduction, rescission or withdrawal thereof is contemplated by the Company or, to the knowledge of the Company, any other party thereto and (ii) the FP Financing is subject to no conditions precedent or other contractual contingencies other than those expressly set forth in the Debt Commitment Letter. The Debt Commitment Letter is in full force and effect and constitutes a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). As of the date hereof, except for the Debt Commitment Letter, there are no written agreements, side letters, understandings, contracts or arrangements of any kind relating to the matters contemplated by the Debt Commitment Letter (including in respect of the conditions precedent set forth therein) among the Company or any of its Affiliates or any other party thereto and any of its Affiliates (except for customary fee letters, non-disclosure agreements, non-reliance letters and similar written agreements, in each case which do not impact the conditionality, availability or amount, or other terms or conditions, of the FP Financing). As of the date hereof, assuming satisfaction or waiver of the conditions to Closing set forth in Article V by the parties hereto, the Company is not in violation, breach or default under any of the terms or conditions set forth in the Debt Commitment Letter and no event has occurred which would reasonably be expected to constitute the same, and the Company has no reason to believe that (i) any of the conditions to funding set forth in the Debt Commitment Letter will not be satisfied on a timely basis or (ii) Francisco Partners will not perform its obligations thereunder.

Section 2.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PATHFINDER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE II, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY PATHFINDER PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE

TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY PATHFINDER PARTY OR ANY PATHFINDER NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE II, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY PATHFINDER PARTY OR ANY PATHFINDER NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE PATHFINDER PARTIES

Subject to Section 7.8, (a) except as set forth on the Pathfinder Disclosure Schedules, or (b) except as set forth in any Pathfinder SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Pathfinder Party hereby represents and warrants to the Company as follows:

Section 3.1 Organization and Qualification. Each Pathfinder Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 3.2 Authority. Each Pathfinder Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and, subject to the receipt of, in the case of Pathfinder, the Pathfinder Shareholder Approval and, in the case of Motion Merger Sub, the approvals and consents to be obtained by Motion Merger Sub pursuant to Section 4.9 to consummate the transactions contemplated hereby and thereby. Subject to the receipt of, in the case of Pathfinder, the Pathfinder Shareholder Approval and, in the case of Motion Merger Sub, the approvals and consents to be obtained by Motion Merger Sub pursuant to Section 4.9, the execution and delivery of this Agreement, the Ancillary Documents to which a Pathfinder Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such Pathfinder Party. This Agreement has been and each Ancillary Document to which a Pathfinder Party is or will be a party has been or will be, upon execution thereof, duly and validly executed and delivered by such Pathfinder Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Pathfinder Party (assuming this Agreement has been and the Ancillary Documents to which such Pathfinder Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Pathfinder Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a Pathfinder Party with respect to such Pathfinder Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by such Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) compliance with the listing requirements of Nasdaq and such filings with and approvals of Nasdaq to permit the Pathfinder Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) any filings required under the Cayman Act or the DGCL in connection with the Domestication, (v) the filing of the Certificate of Merger, (vi) the Pathfinder Sponsor Consent, (vii) the approvals and consents to be obtained by Motion Merger Sub pursuant to Section 4.9, (viii) the Pathfinder Shareholder Approval, (ix) the filing of a Schedule 14D-9 or any amendments thereto and such other documents as may be required or advisable with the Tender Offer to be launched by Francisco Partners in connection with the FP Financing, or (x) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Pathfinder Material Adverse Effect.

(b) None of execution or delivery by a Pathfinder Party of this Agreement or any Ancillary Document to which a Pathfinder Party is or will be a party or the performance by the Pathfinder Parties of their obligations hereunder or thereunder or the consummation by a Pathfinder Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any violation or breach of any provision of the Governing Documents of a Pathfinder Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a Pathfinder Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Pathfinder Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a Pathfinder Party, except in the case of clauses (ii) through (iv) above, as would not have a Pathfinder Material Adverse Effect.

Section 3.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.4 of the Pathfinder Disclosure Schedules (which fees shall be the sole responsibility of the Pathfinder), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pathfinder for which Pathfinder has any obligation.

Section 3.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either Pathfinder Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Pathfinder Holders or at the time of the Pathfinder Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.6 Capitalization of the Pathfinder Parties.

(a) Except for changes as either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10 or in respect of Pathfinder Shareholder Redemptions or exercises of Pathfinder Warrants, Section 3.6(a) of the Pathfinder Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Pathfinder Shares and the Pathfinder Warrants prior to the consummation of the Domestication. All outstanding Equity Securities of Pathfinder (except to the extent such concepts are not applicable under the applicable Law of Pathfinder’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and, in the case of the Pathfinder Class A Shares and Pathfinder Class B Shares, are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Pathfinder and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Pathfinder or under this Agreement or the Ancillary Documents) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Pathfinder Shares and Pathfinder Warrants set forth on Section 3.6(a) of the Pathfinder Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Pathfinder Shares and the Pathfinder Warrants as a result of, or to give effect to, the Domestication and assuming no Pathfinder Warrants outstanding as of the date hereof are exercised) or as either permitted pursuant to Section 4.10 or issued, granted or entered into, as applicable, in accordance with Section 4.10, immediately prior to Closing and assuming that no Pathfinder Shareholder Redemptions are effected, there shall be no other Equity Securities of Pathfinder issued and outstanding.

(b) Immediately following the Effective Time, (i) the authorized share capital of Pathfinder will consist of 900,000,000 Pathfinder Shares and 20,000,000 shares of preferred stock, par value $0.00001 per share, and (ii) all of the issued and outstanding Pathfinder Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which Pathfinder is a party or bound in any material respect. Except for changes as either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10 or in respect of any Pathfinder Shareholder Redemptions, or exercises of Pathfinder Warrants, or separations of units of Pathfinder into Pathfinder Shares and Pathfinder Warrants, any forfeiture of Pathfinder Shares by the Pathfinder Sponsor, any issuance of PIPE Shares, or any changes undertaken to meet requirements of Nasdaq or applicable Law, (including, in each case in respect of any rounding, round-lot mechanics or exercises of rights related thereto), Section 3.6(b) of the Pathfinder Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Pathfinder Shares and the Pathfinder Warrants immediately after the consummation of the Domestication (and, for the avoidance of doubt, prior to the Effective Time).

(c) Except (i) as expressly contemplated by Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) as either permitted pursuant to Section 4.10 or issued, granted or entered into, as applicable, in accordance with Section 4.10, (iii) for the capital stock of Motion Merger Sub owned by Pathfinder and (iv) pursuant to the Pathfinder Warrants, there (A) are no outstanding (x) equity appreciation, phantom equity or profit participation rights of any Pathfinder Party or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Pathfinder Party to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Pathfinder, and (B) is no obligation of any Pathfinder Party to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Pathfinder.

(d) The Equity Securities of Motion Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Motion Merger Sub is a party or bound in any material respect. All of the outstanding Equity Securities of Motion Merger Sub are owned directly by Pathfinder free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

(e) Section 3.6(e) of the Pathfinder Disclosure Schedules sets forth as of the date of this Agreement a list of all Indebtedness for borrowed money of Pathfinder, including the principal amount of such Indebtedness, the outstanding balance, and the debtor and the creditor thereof.

Section 3.7 SEC Filings. Pathfinder has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Pathfinder SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement, including any Schedule 14D-9 in connection with the Tender Offer to be launched by Francisco Partners in connection with the FP Financing, with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Pathfinder SEC Reports”). Each of the Pathfinder SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Pathfinder SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Pathfinder SEC Reports or the Additional Pathfinder SEC Reports (for purposes of the Additional Pathfinder SEC Reports, assuming that the representation and warranty set forth in Section 2.23 is true and correct in all respects with respect to all information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement). As of their respective dates of filing, the Pathfinder SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Pathfinder SEC Reports, assuming that the representation and warranty set forth in Section 2.23 is true and correct in all respects with respect to all information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Pathfinder SEC Reports.

Section 3.8 Trust Account. As of the date of this Agreement, Pathfinder has an amount in cash in the Trust Account equal to at least $325,000,000. The funds held in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of one hundred eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. The funds held in the Trust Account are held in trust pursuant to that certain Investment Management Trust Agreement, dated as of February 16, 2021 (the “Trust Agreement”), between Pathfinder and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Pathfinder SEC Reports to be inaccurate in any material respect or, to Pathfinder’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Pathfinder Holders who shall have elected to redeem their Pathfinder Class A Shares pursuant to the Governing Documents of Pathfinder or (iii) if Pathfinder fails to complete a business combination within the allotted time period set forth in the Governing Documents of Pathfinder and liquidates the Trust Account, subject to the terms of the Trust Agreement, Pathfinder (in limited amounts to permit Pathfinder to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Pathfinder) and then the Pre-Closing Pathfinder Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Pathfinder and the Trust Agreement. As of the date of this Agreement, Pathfinder has performed all material obligations required to be performed by it to date hereunder, and is not in material default or delinquent in performance or any other respect (claimed or actual) in any material respect under the Trust Agreement, and, to the knowledge of Pathfinder, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since February 16, 2021, Pathfinder has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Pathfinder Holders who have elected to redeem their Pathfinder Class A Shares pursuant to the Governing Documents of Pathfinder, each in accordance with the terms of and as set forth in the Trust Agreement, Pathfinder shall have no further obligation under either the Trust Agreement or the Governing Documents of Pathfinder to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 3.9 Transactions with Affiliates. Section 3.9 of the Pathfinder Disclosure Schedules sets forth all Contracts between (a) Pathfinder, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Pathfinder Sponsor) or Affiliate of either Pathfinder or the Pathfinder Sponsor, on the other hand (each Person identified in this clause (b), an “Pathfinder Related Party”), other than (i) Contracts with respect to a Pathfinder Related Party’s employment with, or the provision of services to, Pathfinder entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts with respect to a Pre-Closing Pathfinder Holder’s or a holder of Pathfinder Warrants’ status as a holder of Pathfinder Shares or Pathfinder Warrants, as applicable, and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10. Except as set forth on Section 3.9 of the Pathfinder Disclosure Schedules or as either permitted pursuant to Section 4.10 or entered into in accordance with Section 4.10, no Pathfinder Related Party (A) owns any interest in any material asset used in the business of Pathfinder, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Pathfinder or (C) owes any material amount to, or is owed material any amount by, Pathfinder. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.9 are referred to herein as “Pathfinder Related Party Transactions”.

Section 3.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to Pathfinder’s knowledge, threatened against any Pathfinder Party that, if adversely decided or resolved, would be material to the Pathfinder Parties, taken as a whole. As of the date of this Agreement, none of the Pathfinder Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any Pathfinder Party pending against any other Person. There is no reasonable basis for the assertion of any material claim against any Pathfinder Party relating or attributable to (a) the transactions contemplated by that certain Business Combination Agreement, dated as of July 15, 2021, by and between Pathfinder, ServiceMax, Inc. and Stronghold Merger Sub, Inc., as amended (the “ServiceMax Business Combination Agreement”), and (b) the termination of the ServiceMax Business Combination Agreement.

Section 3.11 Compliance with Applicable Law. Pathfinder is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a Pathfinder Material Adverse Effect.

Section 3.12 Business Activities.

(a) Since its incorporation, Pathfinder has not conducted any business activities other than activities (a) in connection with or incidental or related to its incorporation or continuing corporate (or similar) existence or it being (or continuing to be) a public company listed on Nasdaq, (b) directed toward the accomplishment of a business combination, including those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in this Agreement, the Ancillary Documents or as set forth in Pathfinder’s Governing Documents, there is no Contract binding upon any Pathfinder Party or to which any Pathfinder Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Motion Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incidental or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 3.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Pathfinder’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Pathfinder has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Pathfinder’s financial reporting and the preparation of Pathfinder’s financial statements for external purposes in accordance with GAAP and (ii) Pathfinder has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Pathfinder is made known to Pathfinder’s principal executive officer and principal financial officer by others within Pathfinder.

(b) Pathfinder has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, Pathfinder has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Pathfinder Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Pathfinder, threatened in writing against Pathfinder by Nasdaq or the SEC with respect to any intention by such entity to deregister Pathfinder Class A Shares or prohibit or terminate the listing of Pathfinder Class A Shares on Nasdaq. Except as otherwise contemplated in connection with the Closing and the transactions contemplated by this Agreement and the Ancillary Documents, Pathfinder has not taken any action that is designed to terminate the registration of Pathfinder Class A Shares under the Exchange Act.

(d) The Pathfinder SEC Reports contain true and complete copies of the applicable Pathfinder Financial Statements. The Pathfinder Financial Statements (i) fairly present in all material respects the financial position of Pathfinder as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Pathfinder Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(e) Pathfinder has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Pathfinder’s and its Subsidiaries’ assets. Pathfinder maintains and, for all periods covered by the Pathfinder Financial Statements, has maintained books and records of Pathfinder in the ordinary course of business that are designed to provide reasonable assurance regarding the accuracy and completeness thereof and reflect the revenues, expenses, assets and liabilities of Pathfinder in all material respects.

(f) Since its incorporation, Pathfinder has not received any written complaint, allegation, assertion, claim or notification that there is (i) a “significant deficiency” in the internal controls over financial reporting of Pathfinder to Pathfinder’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Pathfinder to Pathfinder’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of Pathfinder who have a significant role in the internal controls over financial reporting of Pathfinder.

Section 3.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 3.14(a) of the Pathfinder Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 3.14 of the Pathfinder Disclosure Schedules), (c) that are incurred in connection with or are incidental or related to Pathfinder’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature or it being (or continuing to be) a public company listed on Nasdaq, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 4.10(d) or incurred in accordance with Section 4.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the Pathfinder Financial Statements included in the Pathfinder SEC Reports, Pathfinder does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP. Section 3.14(b) of the Pathfinder Disclosure Schedules sets forth a reasonable estimate of the aggregate ServiceMax Business Combination Agreement Expenses in all material respects.

Section 3.15 Tax Matters.

(a) Pathfinder has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Pathfinder has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Pathfinder has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) Pathfinder is not currently the subject of a Tax audit or examination with respect to material taxes. Pathfinder has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) Pathfinder has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Pathfinder which agreement or ruling would be effective after the Closing Date.

(f) None of the Pathfinder Parties is and none of the Pathfinder Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) Each Pathfinder Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(h) None of the Pathfinder Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of Pathfinder, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by any Group Company or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.16 CFIUS Foreign Person Status. Pathfinder is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Pathfinder is not controlled by a “foreign person,” as defined in the DPA. Pathfinder does not permit any foreign person affiliated with Pathfinder, whether affiliated as a stockholder or otherwise, to obtain through Pathfinder any of the following with respect to the Company: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (b) membership or observer rights on the Company Board; (c) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” of the Company (as defined in the DPA).

Section 3.17 Investigation; No Other Representations.

(a) Each Pathfinder Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Pathfinder Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article II and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each Pathfinder Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article II and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.18 Compliance with International Trade & Anti-Corruption Laws.

(a) Since the Lookback Date, neither Pathfinder nor, to Pathfinder’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea, and Syria); (iii) an entity fifty percent (50%) or more-owned, directly or indirectly, or otherwise controlled by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii), in each case in violation of applicable Sanctions and Export Control Laws.

(b) Since the Lookback Date, neither Pathfinder nor, to Pathfinder’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person; (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.19 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, NONE OF THE PATHFINDER PARTIES, ANY PATHFINDER NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH PATHFINDER PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF EACH PATHFINDER PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY PATHFINDER PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH PATHFINDER PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY PATHFINDER PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY PATHFINDER PARTY, ANY PATHFINDER NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of Business of the Group Companies.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 4.1(a) or Section 4.1(b) of the Company Disclosure Schedules, or as consented to in writing by Pathfinder (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 4.1(b) of the Company Disclosure Schedules or as consented to in writing by Pathfinder (such consent, other than in the case of Section 4.1(b)(i), Section 4.1(b)(ii)(A), Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(b)(vii), Section 4.1(b)(xi), Section 4.1(b)(xii), Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xv)(A), (B) or (C) (to the extent related to any Material Contract of the type described in Section 2.7(a)(ix)), Section 4.1(b)(xv)(D) or Section 4.1(b)(xvi) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, except, in each case, for acquisitions whose aggregate consideration (for all such acquisitions) is not greater than $1,000,000;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or any of the Company Shareholders Agreements;

(iv) (A) transfer, sell, assign, abandon, lease, license, permit to lapse or expire, or otherwise dispose of any material assets or material properties of any Group Company, other than grants by any Group Company of non-exclusive rights in Company Owned Intellectual Property, transactions with any other Group Company, or pursuant to contracts entered into in the ordinary course of business consistent with past practice, or (B) create, subject to or incur any Lien on any material assets or properties of any Group Company (other than Permitted Liens);

(v) transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, as applicable other than, prior to the delivery of the Allocation Schedule pursuant to Section 1.3, (x) the issuance of Company Common Shares upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with the terms of the Company Equity Plans and the underlying grant, award or similar agreement or (y) the issuance of Company Common Shares upon the exercise of any Company Warrants outstanding as of the date of this Agreement in accordance with the terms of the underlying warrant or similar agreement;

(vi) incur, create or assume any Indebtedness of the types set forth in clause (a), (b) or (g) (to the extent related thereto) of the definition thereof, other than, for the avoidance of doubt, ordinary course trade payables and any definitive Debt Financing Agreements related to the Debt Commitment Letter and entered into in accordance with Section 4.21, including the loans and other obligations in respect of the Pre-Close Facility;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans, guarantees or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii) except (x) as required under the terms of any Employee Benefit Plan that is set forth on the Section 2.11(a) of the Company Disclosure Schedules or (y) in the ordinary course of business consistent with past practice or as otherwise required by Law (it being understood and agreed, for the avoidance of doubt, that in no event shall the exceptions in this clause (y) be deemed or construed as permitting any Group Company to take any action that is prohibited by any other provision of this Section 4.1(b), (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement other than termination of any consulting or similar agreement with any individual independent contractor with annual compensation in excess of $300,000), (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) negotiate, enter into, amend or extend any collective bargaining agreement or other Contract with a Union or recognize or certify any Union as the bargaining representative for any employees of any Group Company, (F) hire or engage, furlough, temporarily lay off or terminate the employment or engagement of (other than for cause), any employee or individual independent contractor with annual compensation in excess of $300,000 other than for cause, or (G) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other actions that could implicate WARN;

(ix) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(x) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $500,000, in the aggregate (excluding existing accrued liabilities), or that imposes, or by its terms will impose at any point in the future any material, non-monetary obligations on any Group Company (or Pathfinder or any of its Affiliates following the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiv) make any Change of Control Payment that is not set forth on Section 2.2(g) of the Company Disclosure Schedules;

(xv) (A) amend, modify or terminate any Material Contract of the type described in Section 2.7(a)(ix) or Section 2.7(a)(xii)(B) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 2.7(a)(ix) or Section 2.7(a)(xii)(B), (C) enter into any Contract that would constitute a Material Contract of the type described in Section 2.7(a)(ix) or Section 2.7(a)(xii) or (D) consummate any other transaction or make (or agree to make) any other payments that, if reflected in a Contract and existing on the date of this Agreement, would be required to be disclosed on Section 2.19 of the Company Disclosure Schedules; or

(xvi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 4.1.

Notwithstanding anything in this Section 4.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Pathfinder, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 4.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Board reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 4.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give Pathfinder prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) and (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to Pathfinder promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 4.1(b)(i), Section 4.1(b)(ii), Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(b)(v), Section 4.1(b)(viii), Section 4.1(b)(ix), Section 4.1(b)(xi), Section 4.1(b)(xii), Section 4.1(b)(xiii), Section 4.1(b)(xiv), Section 4.1(b)(xv)(A), (B) or (C) (to the extent related to any Material Contract of the type described in Section 2.7(a)(ix)), Section 4.1(b)(xv)(D) or Section 4.1(b)(xvi) (to the extent related to any of the foregoing) and (d) the covenants and agreements set forth in this Section 4.1 shall be in addition to, and not affect or otherwise limit, any covenants or agreements of the Company Shareholders contained in any Company Shareholder Transaction Support Agreement.

Section 4.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article V and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) the Group Companies taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 4.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, Pathfinder)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Company, on the one hand, and Pathfinder, on the other, shall bear 50% of the costs incurred in connection with obtaining such Consents, including the HSR Act filing fees, and any filing (or similar) fees or other costs payable in connection the preparation, filing or mailing of the Registration

Statement / Proxy Statement; provided, however, that, subject to Section 7.6, each Party shall bear its own out-of-pocket costs and expenses of attorneys and other advisors incurred in connection with the preparation of any such Consents. Each Party shall (A) make any appropriate filings or take or cause to be taken, any required actions pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (B) as promptly as practicable, make a reasonable response to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Pathfinder shall promptly inform the Company of any communication between any Pathfinder Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Pathfinder of any communication between any Group Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and its respective legal counsel shall be given reasonable opportunity to review and comment on any filing or documentation delivered to any Governmental Entity and, further, without limiting the foregoing, (1) the Parties agree to request early termination of the applicable waiting period under the HSR Act, if available, and (2) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Pathfinder and the Company (which consent may not be unreasonably withheld, conditioned or delayed by either Pathfinder or the Company). Nothing in this Section 4.2 obligates any Party or any of its Affiliates to agree to (w) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (x) terminate, amend or assign existing relationships and contractual rights or obligations, (y) amend, assign or terminate existing licenses or other agreements, or (z) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with Pathfinder’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Pathfinder Parties, on the one hand, and any Group Company, on the other hand, shall, in each case to the extent permitted by applicable Law, each as promptly as reasonably practicable notify each other of any communication received from any Governmental Entity or Francisco Partners regarding the transactions contemplated by this Agreement or any Ancillary Document (including the FP Financing). From and after the date of this Agreement until the earlier of the Closing or a termination of this Agreement in accordance with its terms, each of the Group Companies and Pathfinder shall give counsel for the Company (in the case of any Pathfinder Party) or Pathfinder (in the case of any Group Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, (i) any proposed written communication to any such Person relating to the transactions contemplated by this Agreement or the Ancillary Documents or (ii) any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party to any Governmental Entity in connection with the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Pathfinder Party, the Company, or, in the case of the any Group Company, Pathfinder in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Pathfinder Party, the Company, or, in the case of any Group Company, Pathfinder, the opportunity to attend and participate in such meeting or discussion. If any Party receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement or the Ancillary Documents, then such Party will use its reasonable best efforts to make, or cause to be made, as expeditiously as possible and after consultation with the other Parties, an appropriate response to such request.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 4.2 conflicts with any other covenant or agreement in this Article IV that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Pathfinder, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Pathfinder, any of the Pathfinder Parties or any of their respective Representatives (in their capacity as a Representative of a Pathfinder Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a Representative of any Group Company). Pathfinder and each Group Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, in no event shall (x) any Pathfinder Party or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), or (y) any Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of Pathfinder (prior to the Effective Time) or the Pathfinder Sponsor (from and after the Effective Time) (in either case, such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that following the Closing Date, the prior written consent of the Pathfinder Sponsor shall not be required pursuant to this clause (y) if (A) none of the Pathfinder Sponsor, any of its Representatives or any officer, director or other Representative of Pathfinder prior to the Effective Time are the subject of (in whole or in part) such Transaction Litigation and (B) such settlement or compromise does not contain a claim of, admission, statement or other acknowledgement of wrongdoing or liability by the Pathfinder Sponsor, any of its Representatives or any officer, director or other Representative of Pathfinder.

Section 4.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference; provided that, notwithstanding anything to the contrary in the Confidentiality Agreement, each Party hereby acknowledges and agrees that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby or hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 4.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Pathfinder and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to Pathfinder or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any Pathfinder Party, any Pathfinder Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law or Order.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Pathfinder shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Pathfinder Parties (in a manner so as to not interfere with the normal business operations of the Pathfinder Parties). Notwithstanding the foregoing, Pathfinder shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Pathfinder Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Pathfinder Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Pathfinder Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), each Pathfinder Party shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a Pathfinder Party, the Pathfinder Sponsor or any of their respective Representatives, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Pathfinder shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, unless such written notice is prohibited by applicable Law or Order.

(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 4.4 Public Announcements.

(a) Subject to Section 4.4(b), Section 4.7 and Section 4.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Effective Time, the Company and Pathfinder or, from and after the Effective Time, the Company and the Pathfinder Sponsor; provided, however, that each Party, the Pathfinder Sponsor or any of their respective Representatives may issue or make, as applicable any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall use reasonable best efforts to consult with the Company, if the disclosing Person is a Pathfinder Party, the Pathfinder Sponsor or any of their respective Representatives, or Pathfinder and the Pathfinder Sponsor, if the disclosing Person is any Group Company or any of their respective Representatives to review such announcement or communication and provide such person with the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) following the Closing, the disclosing Person shall use reasonable best efforts to consult with the Company, if the disclosing Person is the Pathfinder Sponsor or any of its Representatives, or the Pathfinder Sponsor, if the disclosing party is the Company or any of its Representatives, and provide such Person with the opportunity to comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent any such press release, public announcement or other communication contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 4.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 4.4 or otherwise in this Agreement, the Parties agree that the Pathfinder Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities; provided that such recipients of such information are subject to confidentiality obligations with respect to such information prior to the receipt thereof.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Pathfinder prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof (or, if the date of execution of this Agreement is a not a Business Day, on the first (1st) Business Day following execution of this Agreement). Promptly after the execution of this Agreement, Pathfinder shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Pathfinder shall consider such comments in good faith. The Company, on the one hand, and Pathfinder, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Pathfinder and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly following the Closing (but in any event within four (4) Business Days following the Closing), Pathfinder shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Pathfinder prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and, in the case of the Company, its equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 4.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that this Agreement, the Merger and the Domestication qualify for the Intended Tax Treatment. Each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to so qualify; provided that, in order to so qualify, for the avoidance of doubt, the Parties shall not be required to amend this Agreement. The Parties shall file all Tax Returns consistent with, and take no initial position inconsistent with the Intended Tax Treatment described in this Section 4.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) Pathfinder and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger and the Domestication qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Pathfinder and the Company shall deliver to Pillsbury Winthrop Shaw Pittman LLP and Kirkland & Ellis, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the

Registration Statement / Proxy Statement, and, if such tax opinion is required by the SEC with respect to the Domestication, Pathfinder shall request Kirkland & Ellis LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Domestication, and if such tax opinion is required by the SEC with respect to the Merger, the Company shall request Pillsbury Winthrop Shaw Pittman LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Merger.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing Pathfinder Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Pathfinder’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c) Pathfinder Taxable Year. The Parties agree to treat the taxable year of Pathfinder as ending on the date of the Domestication for U.S. federal income tax purposes.

(d) Transfer Taxes. The Surviving Company shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Merger or the other transactions contemplated by this Agreement.

(e) Real Property Holding Company. Prior to the Closing Date, the Company shall deliver, or cause to be delivered to Pathfinder, an affidavit addressed to the Internal Revenue Service, executed by the Company under penalties of perjury, stating that the Company is not and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code and the Treasury Regulations thereunder, and shares of common stock of the Company do not constitute “U.S. real property interests” within the meaning of Section 897(c) of the Code and the Treasury Regulations thereunder, dated as of the Closing Date, together with a notice, in the form required by Treasury Regulation Section 1.897-2(h)(2) to be mailed to the Internal Revenue Service in accordance with such Treasury Regulation.

Section 4.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, accept, or negotiate, directly or indirectly, any inquiry, proposal or offer (whether formal or informal, written, oral or otherwise) with respect to a Company Acquisition Proposal; (ii) furnish or provide any non-public information or documents to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into, participate in or continue in any discussions or negotiations with any third party in connection with or related to, or approve, accept, or enter into any letter of intent, term sheet or Contract or other arrangement or understanding regarding, any Company Acquisition Proposal; (iv) prepare, submit, file or take any steps in connection with a public or other offering or sale of any Equity Securities of any Group Company (or any Affiliate, current or future parent entity or successor of any Group Company), including making any filings or confidential submissions to the SEC related there or filing or submitting a registration statement (or similar document) with the SEC or make any public statement, announcement or filing with respect to a potential or actual offering of securities, other than as expressly contemplated by this Agreement or any Ancillary Document; (v) consummate any Company Acquisition Proposal; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing; provided that clause (i), (ii) and (iii) shall not be applicable to any actions to the extent taken in furtherance of a potential sale of the Company’s stake in MEMSIC Semiconductor (Tianjin) Co. Ltd. or Hygealeo Technology Co., Ltd. The Company agrees to (A) terminate, and cause each of its parent entities, Affiliates and Subsidiaries, and its and their Representatives to terminate, any and all existing discussions or negotiations with any Person or group of Persons regarding a Company Acquisition Proposal, (B) notify Pathfinder promptly upon receipt of any Company Acquisition Proposal by any Group Company or Affiliate or any officer, director, equity holder, employee or other Representative, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and to provide a copy of any such Company Acquisition Proposal, if extended in writing, and (C) keep Pathfinder reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Pathfinder Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, accept, or negotiate, directly or indirectly, any inquiry, proposal or offer (whether formal or informal, written, oral or otherwise) with respect to a Pathfinder Acquisition Proposal; (ii) furnish or provide any non-public information or documents to any Person in connection with, or that could reasonably be expected to lead to, a Pathfinder Acquisition Proposal; (iii) enter into, participate in or continue any discussions or negotiations with any third party in connection with or related to, or approve, accept or enter into any letter of intent, term sheet or Contract or other arrangement or understanding regarding any Pathfinder Acquisition Proposal; (iv) prepare, submit, file or take any steps in connection with an offering of any securities of Pathfinder (or any controlled Affiliate or successor of Pathfinder), other than expressly contemplated by this Agreement or any Ancillary Document; (v) consummate any Pathfinder Acquisition Proposal; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Pathfinder agrees to (A) terminate, and cause its Representatives to terminate, any and all existing discussions or negotiations with any Person or group of Persons other than the Company regarding a Pathfinder Acquisition Proposal, (B) notify the Company promptly upon receipt of any Pathfinder Acquisition Proposal by any Pathfinder Party, and to describe the material terms and conditions of any such Pathfinder Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Pathfinder Acquisition Proposal) and to provide a copy of any such Pathfinder Acquisition Proposal, if extended in writing, and (C) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

(c) For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 4.6 shall not prohibit the Company, Pathfinder or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 4.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or Pathfinder Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 4.6.

Section 4.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, Pathfinder and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Pathfinder or the Company, as applicable), and Pathfinder shall file with the SEC, the Registration Statement / Proxy Statement (it being understood and agreed that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of Pathfinder which will be included therein and which will be used for the Pathfinder Shareholders Meeting to solicit the adoption and approval of the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the Pathfinder Shareholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Pathfinder’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of Pathfinder and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, in the case of the Company, using reasonable best efforts to provide the financial statements (audited and unaudited) of, and any other information with respect to, the Group Companies and pro forma financial statements for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments or requests from the SEC and to cause the Group Companies’ independent auditor to deliver the required audit opinions and consents); (b) promptly notify, in the case of the Company, Pathfinder or, in the case of Pathfinder, the Company upon receipt of, reasonably cooperate with each other Party with respect to and respond promptly to, any comments or requests of the SEC or its staff; (c) promptly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of Pathfinder or the Company, as applicable) any amendments or supplements to the Registration Statement / Proxy Statement in order to address comments or requests from the SEC or its staff (which amendments or supplements shall be promptly filed by the Company); (d) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (e) keep the Registration Statement / Proxy Statement effective through the Closing and as long as is necessary in order to permit the consummation of the transactions contemplated by this Agreement. Pathfinder, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 4.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of Pathfinder or the Company to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents or as may be required in order to comply with any applicable SEC or Nasdaq filing requirements, including following the Closing, providing any required financial statements or delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 4.5(a)(iii); provided, however, that neither Party shall use any such information for any purposes other than those contemplated by this Agreement or any Ancillary Document unless such Party obtains the prior written consent of the other Party. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Pathfinder Party, the Company, or, in the case of the Company, Pathfinder, thereof; (ii) the Company and Pathfinder shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Pathfinder shall as promptly as practicable file such mutually agreed upon amendment or supplement with the SEC; and (iv) if appropriate, the Parties shall use reasonable best efforts to cause the mailing of such amendment or supplement to the Pre-Closing Pathfinder Holders. Pathfinder shall as promptly as practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Pathfinder Shares for offering or sale in any jurisdiction, and Pathfinder and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Pathfinder and the Company shall use their respective reasonable best efforts to prepare the Schedule 14D-9 and any other tender offer related documents required or advisable in connection with the Tender Offer to be launched by Francisco Partners on the terms described in the Debt Commitment Letter (as in effect as of the date hereof), though Pathfinder shall not be required to provide any recommendation in any such Schedule 14D-9. Pathfinder shall provide the Company the opportunity to review all such documents within a reasonable time prior to filing and shall not file any such documents without the Company’s prior written consent, which consent shall not to be unreasonably withheld, conditioned or delayed.

Section 4.8 Pathfinder Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Pathfinder shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “Pathfinder Shareholders Meeting”) in each case, in accordance with the Governing Documents of Pathfinder, for the purposes of obtaining the Pathfinder Shareholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect a Pathfinder Shareholder Redemption. Except as otherwise required by applicable Law following an Intervening Event, Pathfinder shall, through unanimous approval of the Pathfinder Board, recommend to its shareholders (the “Pathfinder Board Recommendation”): (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication in accordance with applicable Law (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the Pathfinder Shares in connection with the transactions contemplated by this Agreement as required by the listing requirements of Nasdaq (the “Exchange Proposal”); (iv) the adoption and approval of the Post-Closing Certificate of Incorporation (the “Required Governing Document Proposal”); (v) the adoption and approval of certain differences between the Governing Documents of Pathfinder prior to the Closing and the proposed Post-Closing Certificate of Incorporation and the proposed Post-Closing Bylaws; (vi) the adoption and approval of the Post-Closing Incentive Equity Plan (the “Incentive Equity Plan Proposal”); (vii) the adoption and approval of the Post-Closing Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal”); (viii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (ix) the adoption and approval of each other proposal reasonably agreed to by Pathfinder and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (x) the adoption and approval of a proposal for the adjournment of the Pathfinder Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or otherwise (such proposals in (i) through (x) together, the “Transaction Proposals”); provided, that Pathfinder shall use reasonable best efforts to disseminate the final proxy statement and related materials to shareholders of record at least twenty (20) calendar days prior to the date of the Pathfinder Shareholders Meeting and that Pathfinder may adjourn the Pathfinder Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Pathfinder Shareholder Approval, (B) for the absence of a quorum or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pathfinder has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Pathfinder Holders prior to the Pathfinder Shareholders Meeting; provided that, without the consent of the Company, in no event shall Pathfinder adjourn the Pathfinder Shareholders Meeting on more than three occasions or for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Except as otherwise required by applicable Law following an Intervening Event, the Pathfinder Board Recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law following an Intervening Event, Pathfinder covenants that none of the Pathfinder Board nor any committee of the Pathfinder Board shall withdraw or modify, or propose publicly or by formal action of the Pathfinder Board or any committee of the Pathfinder Board to withdraw or modify, in a manner adverse to the Company, the Pathfinder Board Recommendation.

Section 4.9 Motion Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, Pathfinder, as the parent and sole shareholder of Motion Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Motion Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 4.10 Conduct of Business of Pathfinder. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Pathfinder shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or the FP Financing), as required by applicable Law, as set forth on Section 4.10 of the Pathfinder Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to, or waive any provisions of the Trust Agreement, Pathfinder Warrant Agreement or the Governing Documents of any Pathfinder Party or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Pathfinder or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Pathfinder or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Pathfinder or any of its Subsidiaries;

(f) issue any Equity Securities of Pathfinder or any of its Subsidiaries (other than the Granted FP Shares) or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Pathfinder or any of its Subsidiaries;

(g) enter into, renew, modify or revise any Pathfinder Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Pathfinder Related Party Transaction), other than (A) the entry into any Contract with a Pathfinder Related Party with respect to the incurrence of Indebtedness permitted by Section 4.10(d) or (B) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms;

(h) engage in any activities or business, other than activities or business (i) in connection with or that are otherwise incidental or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or it being (or continuing to be) a public company listed on Nasdaq, (ii) related to its ownership of Equity Securities of Motion Merger Sub, (iii) contemplated by, or incidental or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (iv) those that are administrative or ministerial and, in each case for purposes of this clause (iv), which are immaterial in nature or (v) those that are otherwise immaterial in nature;

(i) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 4.10.

Notwithstanding anything in this Section 4.10 or this Agreement to the contrary, (A) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any Pathfinder Party, (B) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Pathfinder Party from using the funds held by such Pathfinder Party outside the Trust Account to pay any Pathfinder Expenses or Liabilities of any Pathfinder Party or from otherwise distributing or paying over any funds held by any Pathfinder Party outside the Trust Account to the Pathfinder Sponsor or any of its Affiliates, in each case, prior to the Closing and (C) subject to clauses (A) and (B) of this sentence, Section 4.18 (and not this Section 4.10) shall govern and control Motion Merger Sub’s activities, businesses and other actions from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms and, if this Section 4.10 conflicts with Section 4.18, then Section 4.18 shall govern and control to the extent of such conflict.

Section 4.11 Stock Exchange Listing. Pathfinder shall use its reasonable best efforts to cause: (a) Pathfinder’s listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) Pathfinder to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Pathfinder Shares and Pathfinder Post-Closing Warrants issuable in accordance with this Agreement, including the Domestication and the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. Without limiting the generality of the foregoing, each Party shall use its reasonable best efforts to satisfy the listing requirements of Nasdaq (e.g., by effecting a reverse stock split to the extent necessary to satisfy a listing requirement of Nasdaq). From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company and Pathfinder shall notify the other Parties of any communications or correspondence received by such Party from Nasdaq with respect to the listing of the Pathfinder Shares or other securities of the Company, compliance with the rules and regulations of Nasdaq, and any potential suspension or delisting action contemplated or threatened in writing by Nasdaq.

Section 4.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article V and provision of notice thereof to the Trustee, (a) at the Closing, Pathfinder shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Pathfinder Shareholders pursuant to the Pathfinder Shareholder Redemption, (B) pay the amounts due to the underwriters of Pathfinder’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Pathfinder in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 4.13 Company Shareholder Approval.

(a) As promptly as reasonably practicable (and in any event within five (5) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to Pathfinder a true and correct copy of the Company Shareholder Approval by written consent in lieu of a meeting (in form and substance reasonably satisfactory to Pathfinder) (the “Company Shareholder Written Consent”) that is duly executed and delivered by the Company Shareholders that hold, in the aggregate, (i) at least a majority of the issued and outstanding Company Shares, (ii) at least a majority of the issued and outstanding Company Preferred Shares, (iii) at least a majority of the shares held by the Key Stockholders and (iv) at least a majority of the Series E Preferred, in each case, as is required for the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger, the Pre-Closing Recapitalization and the termination of any Company Shareholders Agreements and other Company Related Party Transactions set forth on Section 4.2(a) of the Company Disclosure Schedules), in each case, in accordance with the DGCL, the Company’s Governing Documents, and the Company Shareholders

Agreements (the “Requisite Shareholder Approval”). The Company, through the unanimous approval of the Company Board, shall recommend to the holders of Company Shares the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party, the transactions contemplated hereby and thereby (including the Merger, the Pre-Closing Recapitalization and the termination of the Company Shareholders Agreements) (the “Company Board Recommendation”).

(b) As promptly as reasonably practicable (and in any event prior to the Company Shareholder Transaction Support Agreement Deadline), the Company shall deliver Company Shareholder Transaction Support Agreements, executed and delivered by the Requisite Supporting Stockholders.

(c) Promptly following the receipt of the Company Shareholder Written Consent, the Company shall prepare and deliver to each Company Shareholder who has not executed and delivered the Company Shareholder Written Consent an information statement, in form and substance required under the DGCL in connection with the Merger and otherwise reasonably satisfactory to Pathfinder, which information statement shall include (i) copies of this Agreement and the Registration Statement / Proxy Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Shareholders available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) in accordance with the requirements of Section 228(e) of the DGCL, notice to any Company Shareholder who has not executed and delivered the Company Shareholder Written Consent of the corporate action by those Company Shareholders who did execute the Company Shareholder Written Consent. Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain a written consent from each Company Shareholder who has not previously delivered the Company Shareholder Written Consent in respect of such Company Shareholder’s approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party, the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization).

Section 4.14 Pathfinder Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Pathfinder Party, as provided in the applicable Pathfinder Party’s Governing Document or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Pathfinder will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Pathfinder shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable Pathfinder Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Pathfinder Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified at or after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Pathfinder Party (the “Pathfinder D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Pathfinder D&O Person was a director or officer of any Pathfinder Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) Pathfinder shall not have any obligation under this Section 4.14 to any Pathfinder D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Pathfinder D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Pathfinder shall purchase, or cause to be purchased, at or prior to the Effective Time and shall maintain or cause to be maintained in effect for a period of six (6) years after the Effective Time, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered (whether directly, via endorsement or otherwise) by any comparable insurance policies of the Pathfinder Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Pathfinder D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under Pathfinder’s directors’ and officers’ liability insurance policies as of the date of this Agreement (provided that any limitations or exclusions in, or provided under, the existing policies relating to a business combination transaction shall be removed therefrom and such policies shall, for the avoidance of doubt, be effective from and after the consummation of the transactions contemplated hereby); provided that none of the Company, Pathfinder or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of four hundred and fifty percent (450%) of the most recent annualized premium paid by Pathfinder prior to the date of this Agreement and, in such event, the Company, Pathfinder or one of their respective Affiliates shall purchase the maximum coverage available for four hundred and fifty percent (450%) of the most recent annualized premium paid by Pathfinder prior to the date of this Agreement.

(d) If Pathfinder or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pathfinder shall assume all of the obligations set forth in this Section 4.14.

(e) The Persons entitled to the indemnification, expense reimbursement, liability limitation, exculpation and/or insurance coverage set forth in this Section 4.14 are intended to be third-party beneficiaries of this Section 4.14. This Section 4.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pathfinder.

Section 4.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Pathfinder will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Pathfinder shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of the Group Companies shall have any obligation under this Section 4.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Pathfinder shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement (provided that, to the extent applicable, any limitations or exclusions in, or provided under, the existing policies relating to a business combination transaction shall be removed therefrom and such policies shall, for the avoidance of doubt, be effective from and after the consummation of the transactions contemplated hereby); provided that none of the Company, Pathfinder or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of four hundred and fifty percent (450%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, Pathfinder or one of their respective Affiliates shall purchase the maximum coverage available for four hundred and fifty percent (450%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If the Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pathfinder shall assume all of the obligations set forth in this Section 4.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and/or insurance set forth in this Section 4.15 are intended to be third-party beneficiaries of this Section 4.15. This Section 4.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pathfinder.

Section 4.16 Post-Closing Directors and Officers.

(a) Pathfinder shall take or cause to be taken all actions as may be necessary or reasonably appropriate such that effective immediately after the Effective Time: (i) the Pathfinder Board shall initially consist of up to 7 directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of 2 directors, Class II consisting of 3 directors and Class III consisting of up to 2 directors; (ii) the members of the Pathfinder Board are the individuals determined in accordance with Section 4.16(b); (iii) at least a majority of the directors and each member of the compensation committee, audit committee and nominating committee of the Pathfinder Board shall qualify as independent directors and otherwise meet the requirements as specified in the rules and regulations of the SEC and Nasdaq; and (iv) the officers of Pathfinder (the “Officers”) are the individuals determined in accordance with Section 4.16(c).

(b) Prior to the date that the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company, following consultation with Pathfinder, shall designate 6 individuals to be initial directors on the Pathfinder Board immediately after the Effective Time, with one individual being the initial independent director designated by Francisco Partners in accordance with the Debt Commitment Letter (each, a “Non-Pathfinder Designee”). One individual designated by Pathfinder prior to Closing shall be an initial director on the Pathfinder Board immediately after the Effective Time, with such individual being a Class II director (the “Pathfinder Designee”). Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by Pathfinder prior to the date that the Registration Statement / Proxy Statement is declared effective under the Securities Act, at least the required number of directors required to be “independent directors” immediately after the Effective Time under the listing rules of Nasdaq shall be Non-Pathfinder Designees.

(c) The individuals identified on Section 4.16(c) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time designated by the Company, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 4.16(c) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving Pathfinder and the Pathfinder Sponsor written notice, designate another individual to replace such individual to serve as such Officer; provided that following such written notice, the Company reasonably consults with Pathfinder and the Pathfinder Sponsor with respect to such proposed replacement Officer and takes into account in good faith their respective views, and, if following such consultation the Company determines to proceed with the proposed replacement, then Section 4.16(c) of the Company Disclosure Schedules shall be deemed amended automatically to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.

(d) At or prior to the Closing, Pathfinder will provide the Pathfinder Sponsor (on behalf of the Pathfinder Designee) with and, subject to the entry into the same by the Pathfinder Designee, will enter into a director indemnification agreement with the Pathfinder Designee, in a form and substance approved by the Pathfinder Board and reasonably acceptable to the Pathfinder Sponsor; provided, however, that in no event shall the terms and conditions of any such director indemnification agreement entered into by such Pathfinder Designee be less favorable to the underlying director than those (if any) entered into by Pathfinder with any other members of the Pathfinder Board following the Closing.

Section 4.17 PCAOB Financials.

(a) The Company shall deliver to Pathfinder, as promptly as reasonably practicable (i) following the date of this Agreement, the Closing Company June Financial Statements and (ii) following the date of the relevant financial statement or other applicable period, the Other Closing Company Financial Statements, in each case in a form that satisfies the requirements of Section 2.4 hereto. The Company will use reasonable best efforts to (A) in the case of the Closing Company June Financial Statements, promptly after the date hereof obtain the consents of its auditors with respect thereto, and (B) in the case of the Other Closing Company Financial Statements, promptly following the date of the relevant financial statement or other applicable period, obtain the consents of its auditors as may be required by applicable Law or requested by the SEC.

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, Pathfinder in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 4.18 Conduct of Business of Motion Merger Sub. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Motion Merger Sub shall not take any action, engage in any activities or business or incur any Liabilities or obligations, other than activities or business or the incurrence of any Liabilities or obligations (a) in connection with or that are otherwise incidental or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (b) related to the ownership of its Equity Securities by Pathfinder, (c) contemplated by, or incidental or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (d) those that are administrative or ministerial, in each case for purposes of this clause (d), which are immaterial in nature or (e) those that are consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.19 Pathfinder Equity Plans. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Pathfinder Board (a) shall approve and adopt the 2023 Omnibus Incentive Plan substantially in the forms attached hereto as Exhibit F with any changes or modifications thereto as the Company and Pathfinder may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable) (the “Post-Closing Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, reserving, in the aggregate, that number of Pathfinder Shares for issuance thereunder following the Effective Time set forth in Exhibit F (plus the Pathfinder Shares subject to Rollover Unvested Options), and (b) an employee stock purchase plan, substantially in the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and Pathfinder may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable) (the “Post-Closing Employee Stock Purchase Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, reserving, in the aggregate, that number of Pathfinder Shares for Pathfinder Shares of issuance thereunder following the Effective Time set forth in Exhibit G.

Section 4.20 Section 16 Matters. Prior to the Effective Time, Pathfinder shall take all such steps (to the extent permitted under applicable Law) as are reasonable necessary to cause any acquisition or disposition of Pathfinder Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement or the Ancillary Documents (including the FP Financing) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Pathfinder, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.21 FP Financing.

(a) Each of Pathfinder (solely in respect of clauses (i), (ii) and (iv) below) and the Company shall use (and shall cause their respective Subsidiaries to use), and shall use reasonable best efforts to cause their respective directors, officers, employees, agents and advisors to use, reasonable best efforts to obtain the FP Financing on a timely basis (and in any event at or prior to the Closing) and on the terms and subject only to the express conditions set forth in the Debt Commitment Letter, including by (i) satisfying and complying with its covenants, agreement and obligations under the Debt Commitment Letter (including the obligation to negotiate and enter into the Debt Financing Agreements (as defined below) in good faith as required thereunder), (ii) maintaining in effect the commitments under the Debt Commitment Letter in accordance with the terms and conditions thereof, (iii) satisfying on a timely basis (and in any event at or prior to the Closing) all of its conditions to the FP Financing that are within its control and using its reasonable best efforts (and causing each of its Representatives to do the same) to assist in satisfying any other applicable conditions to the FP Financing as set forth in the Debt Commitment Letter, (iv) doing all things necessary to facilitate consummation of the Tender Offer to be launched by Francisco Partners in connection with the FP Financing, including preparing and filing with the SEC any required documentation (and Pathfinder shall, and shall cause each of its Representatives to, use reasonable best efforts to assist with the same), and (v) fully enforcing the rights of the Company under the Debt Commitment Letter to the extent necessary to cause Francisco Partners to consummate the FP Financing on the terms and conditions set forth therein, but in no event later than the SPAC Expiration Date or Termination Date, as applicable.

(b) The Company shall (i) keep the Pathfinder promptly informed and in reasonable detail of the status of its efforts to obtain the FP Financing (including providing Pathfinder with copies of all definitive documents related to the FP Financing (the “Debt Financing Agreements”)) and of material developments concerning the timing of the closing of the FP Financing (including any events, occurrences or developments that would reasonably be expected to have an adverse impact on the Company’s ability to obtain all or any portion of the FP Financing at Closing as contemplated by the Debt Commitment Letter), (ii) reasonably consult with Pathfinder and its Representatives on the Debt Financing Agreements and otherwise in connection with arranging, obtaining and consummating the FP Financing and the other transactions contemplated by the Debt Financing Agreements and shall review and/or consider, as applicable, any comments related thereto and shall incorporate any such reasonable comments so proposed for review and (iii) without limiting the generality of clauses (i) and (ii), give Pathfinder and its Representatives prompt written notice (A) upon having knowledge of any violation, breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any violation, breach or default) by any party to any of the Debt Financing Agreements or any termination of any of the Debt Financing Agreements and (B) of the receipt of any notice or other communication from any Person with respect to any material dispute or disagreement between or among any parties to the Debt Financing Agreements.

(c) All of the Debt Financing Agreements shall be on terms and subject only to the express conditions set forth in the Debt Commitment Letter, and such other terms and conditions agreed to by the Company and Pathfinder as further detailed in clause (b) immediately above or, in respect of any Material Financing Amendments (as defined below) as agreed to by Pathfinder. The Company shall not, and shall cause the other Group Companies not to, directly or indirectly, replace, amend, restate, supplement, modify, assign or waive any provision of, or remedies under, the Debt Commitment Letter (or any definitive Debt Financing Agreements related thereto), terminate the Debt Commitment Letter (or any definitive Debt Financing Agreements related thereto) or otherwise assign or delegate any of its rights or obligations under any of the foregoing without the prior written consent of Pathfinder (such consent not to be unreasonably withheld, conditioned or delayed, unless such replacement, amendment, restatement, supplement, modification, assignment or waiver would (A) reasonably be expected to prevent, materially impede, or materially delay the consummation of the transactions contemplated by this Agreement, materially delay or impair the availability of all or any portion of the FP Financing or make the funding of the FP Financing at the Closing less likely to occur, (B) reduce the aggregate amount of the FP Financing, (C) contain additional or modified conditions precedent to the funding of the FP Financing relative to those set forth in the Debt Commitment Letter as in effect as of the date hereof, (D) amend, modify or waive any of the conditions or contingencies to the FP Financing, or affect in any way Pathfinder’s right to enforce the Company’s rights under the Debt Commitment Letter (whether direct or indirect, as a third-party beneficiary or otherwise, including as permitted under Section 7.17 hereof), in a manner adverse to Pathfinder, or (E) reasonably be expected to adversely impact the ability of the Company to enforce or cause the enforcement of its rights under the Debt Commitment Letter or the Debt Financing Agreements (collectively, the foregoing clauses (A) through (E), “Material Financing Amendments”)).

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 4.21 or elsewhere in this Agreement shall require, and in no event shall the “reasonable best efforts” of the Company or any of its affiliates be deemed or construed to require, the Company or any such affiliate to seek or accept the FP Financing on terms materially less favorable in the aggregate than the terms and conditions described in the Debt Commitment Letter.

(e) On and prior to the Closing, Pathfinder shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective directors, officers, employees, agents and advisors to, use reasonable best efforts to cooperate with the Company as necessary in connection with the obtaining and consummating of the FP Financing as may be customary and reasonably requested by the Company in writing (including, for the avoidance of doubt, any such customary and reasonably requested cooperation which is required for the Company to satisfy any relevant conditions precedent or other express obligations under the Debt Commitment Letter), including using reasonable best efforts to, upon such request of the Company:

(i) make appropriate officers or members of the management team (with appropriate seniority and expertise) available for participation at reasonable times in a reasonable number of meetings with Francisco Partners;

(ii) assist the Company and Francisco Partners in the preparation of SEC filings and related materials in connection with the FP Financing and Tender Offer;

(iii) assist in the preparation and negotiation and execution and delivery as of the Closing of any Debt Financing Agreements as may be reasonably requested by the Company;

(iv) cause the taking of corporate and other actions by Pathfinder and its Subsidiaries reasonably necessary to satisfy any of the conditions precedent to the FP Financing on the Closing Date;

(v) provide all material documentation and other information about Pathfinder as is reasonably requested by the Company to satisfy applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(vi) negotiate and enter into the PIPE Agreement, in a customary form (for clarity, including providing registration rights in the Shareholder Rights Agreement to Francisco Partners) to be mutually agreed among Francisco Partners, Pathfinder and the Company on the terms and subject to the conditions set forth in the Debt Commitment Letter as in effect as of the date hereof, (such agreement, in each case, not to be unreasonably withheld, conditioned or delayed) at or prior to the Closing, pursuant to which Francisco Partners will purchase from Pathfinder a number of PIPE Shares at a purchase price of $10.00 per share, such that immediately following the completion of the PIPE and prior to the Effective Time, Francisco Partners would have acquired at least 7,500,000 Pathfinder Class A Shares in the Tender Offer and the PIPE, collectively;

(vii) negotiate and enter into the Share Grant Agreement, in a form to be mutually agreed among Francisco Partners, Pathfinder and the Company (such agreement, in each case, not to be unreasonably withheld, conditioned or delayed) at or prior to the Closing and pursuant to which Pathfinder will issue, subject to the consummation of the FP Financing on the terms set forth in the Debt Commitment Letter and the Closing, the Granted FP Shares to Francisco Partners at the Effective Time; and

(viii) negotiate and enter into FP Transaction Support Agreement, in a form to be mutually agreed among Francisco Partners, Pathfinder and the Company on the terms and subject to the conditions set forth in the Debt Commitment Letter as in effect as of the date hereof (such agreement, in each case, not to be unreasonably withheld conditioned or delayed), pursuant to which Francisco Partners will agree to, among other things, (a) vote all of its Pathfinder Shares in favor of this Agreement, the Ancillary Documents to which Pathfinder is or will be a party and the transactions contemplated hereby and thereby (including the Merger and any Pathfinder Extension), (b) to forego redemption rights, if any, in respect thereof and (c) not transfer any of his, her or its Pathfinder Shares, in each case, on the terms and subject to the conditions set forth in such FP Transaction Support Agreement.

Section 4.22 Extension of Pathfinder’s Term. If Pathfinder and the Company together determine that the Closing is unlikely to be consummated on or before February 19, 2023, then Pathfinder shall use reasonable best efforts to obtain the approval of the Pathfinder Shareholders to extend the deadline for Pathfinder to consummate its initial business combination to a date after February 19. 2023 (such approval and extension, a “Pathfinder Extension”), in accordance with Pathfinder’s Governing Documents, unless the Company otherwise provides written consent to not seek any such Pathfinder Extension. The Parties shall reasonably cooperate with respect to taking any and all actions relating to a Pathfinder Extension, including in connection with the preparation, filing and mailing of any proxy materials to be sent to the Pathfinder Shareholders in connection with seeking the approval of the Pathfinder Shareholders of any such Pathfinder Extension.

ARTICLE V

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT

Section 5.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Shareholder Approval shall have been obtained;

(e) the Required Pathfinder Shareholder Approval shall have been obtained;

(f) Pathfinder’s listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, Pathfinder shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Pathfinder shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time, and the Pathfinder Shares (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the Pathfinder Shares to be issued pursuant to the Merger) shall have been approved for listing on Nasdaq subject to official notice of issuance thereof;

(g) after giving effect to the transactions contemplated hereby (including the FP Financing), Pathfinder shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; and

(h) the amounts required to be funded by Francisco Partners under the Debt Commitment Letter (i) to consummate the Tender Offer or, if applicable, to purchase the PIPE Shares and (ii) pursuant to the Pre-Close Facility (as defined in the Debt Commitment Letter) shall have been (and/or, will be, as applicable) funded prior to, at or substantially contemporaneous with the Closing.

Section 5.2 Other Conditions to the Obligations of Pathfinder. The obligations of the Pathfinder Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Pathfinder Parties of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representation and warranty of the Company set forth in Section 2.8(a)) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representation and warranty set forth in Section 2.8(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date and (iii) the representations and warranties of the Company set forth in Article II (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or taken as a whole, does not cause and would not constitute a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred and is continuing; and

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Pathfinder a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 5.2(a), Section 5.2(b) and Section 5.2(c) are satisfied, in a form and substance reasonably satisfactory to Pathfinder.

Section 5.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Pathfinder Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (ii) the representations and warranties of the Pathfinder Parties set forth in Article III of this Agreement (other than the Pathfinder Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Pathfinder Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Pathfinder Material Adverse Effect;

(b) Pathfinder shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing; and

(c) at or prior to the Closing, Pathfinder shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of Pathfinder, dated as of the Closing Date, to the effect that the conditions specified in Section 5.3(a) and Section 5.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company.

Section 5.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article V to be satisfied if such failure was, individually or in the aggregate, proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 4.2, or the Company’s breach of this Agreement. None of the Pathfinder Parties may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was proximately caused by such Pathfinder Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 4.2, or its breach of this Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Pathfinder and the Company;

(b) by Pathfinder, if any of the representations or warranties set forth in Article II shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the condition to Closing set forth in either Section 5.2(a) or Section 5.2(b), as applicable, would not (assuming the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Pathfinder, and (ii) the Termination Date; provided, however, that Pathfinder is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 5.3(a) or Section 5.3(b) from being satisfied (assuming the Closing occurred as of such date);

(c) by the Company, if any of the representations or warranties set forth in Article III shall not be true and correct or if Pathfinder has failed to perform any covenant or agreement on the part of it set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 5.3(a) or Section 5.3(b) would not (assuming the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Pathfinder by the Company and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement and none of the applicable Company Shareholders is then in breach of the Company Shareholder Transaction Support Agreement, as applicable, so as to prevent the conditions to Closing set forth in Section 5.1(d), Section 5.2(a) or Section 5.2(b) from being satisfied (assuming the Closing occurred as of such date);

(d) by either Pathfinder or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the SPAC Expiration Date (including, for the avoidance of doubt, to the extent such SPAC Expiration Date has been extended pursuant to one or more Pathfinder Extensions);

(e) by either Pathfinder or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to April 30, 2023 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 6.1(e) shall not be available to Pathfinder if Pathfinder’s breach of any of its covenants or agreements under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 6.1(e) shall not be available to the Company if the Company’s breach of its covenants or agreements under this Agreement, shall have, either individually or in the aggregate, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and such breach is curable;

(f) by either Pathfinder or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(g) by either Pathfinder or the Company if the Pathfinder Shareholders Meeting has been held (including any adjournment thereof), has concluded, Pathfinder’s shareholders have duly voted and the Required Pathfinder Shareholder Approval was not obtained;

(h) by Pathfinder, if the Company does not deliver, or cause to be delivered, to Pathfinder a Company Shareholder Written Consent sufficient to evidence that the Requisite Shareholder Approval has been obtained in accordance with in accordance with Section 4.13(a) on or prior to the Company Shareholder Written Consent Deadline; or

(i) by Pathfinder, if the Company does not deliver, or cause to be delivered, to Pathfinder on or prior to the Company Shareholder Transaction Support Agreement Deadline, Company Shareholder Transaction Support Agreements executed and delivered by Company Shareholders holding at least a number of Company Shares sufficient to provide the Requisite Shareholder Approval.

Section 6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 4.3(a), this Section 6.2, Article VII (other than Section 7.1) and Annex A (to the extent, with respect to Annex A, related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, but subject to Section 7.18 of this Agreement, the termination of this Agreement pursuant to Section 6.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Debt Financing Agreement, the Debt Commitment Letter, the Confidentiality Agreement, any Company

Shareholder Transaction Support Agreements or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Non-Survival. Other than those representations, warranties, covenants and agreements set forth in Sections 1.1, 2.24, 2.26, 3.17 and 3.19, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 7.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any Pathfinder Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms. For the avoidance of doubt, any covenant, agreement or other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 7.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Pathfinder and the Company prior to the Effective Time and (b) the Company and the Pathfinder Sponsor from and after the Effective Time until the first (1st) anniversary of the Effective Time. Any attempted assignment of this Agreement not in accordance with the terms of this Section 7.2 shall be void.

Section 7.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Pathfinder and the Company, prior to the Effective Time and (b) the Company and the Pathfinder Sponsor, from and after the Effective Time. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 7.3 shall be void, ab initio. Notwithstanding anything herein to the contrary, this Section 7.3, Section 7.5, Section 7.9, Section 7.13, Section 7.15, Section 7.16 and Section 7.17 (and any other provision of this Agreement to the extent the amendment, supplement, waiver or other modification of such provision at issue would modify the substance of such Sections) may not be amended, supplement, waived or otherwise modified in any manner that is adverse in any respect to Francisco Partners without the prior written consent of Francisco Partners.

Section 7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any Pathfinder Party (prior to the Effective Time) or the Pathfinder Sponsor, to:

c/o Pathfinder Acquisition LLC

1950 University Avenue, Suite 350

Palo Alto, CA 94303

Attention: David Chung

Email: dchung@hggc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY, 10022

Attention:     Travis Lee Nelson P.C.;

                     Ryan Brissette; and

                     Patrick Salvo

Email:          tnelson@kirkland.com;

                      ryan.brissette@kirkland.com; and

                      patrick.salvo@kirkland.com

(b) If to the Company or to Pathfinder (from and after the Effective Time), to:

Movella Inc.

2570 N First Street #300

San Jose, CA 95131

Attention:     Dennis Calderon

Email:          dennis.calderon@movella.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

Attention:     Allison M. Leopold Tilley;

                     Drew Simon-Rooke

Email:          allison@pillsburylaw.com;

                      drew.simonrooke@pillsburylaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, or in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except that the laws of the Cayman Islands, inclusive of the Cayman Act, shall also apply to the Domestication. Notwithstanding the foregoing, the Parties hereby agree that any claim, controversy or dispute of any kind or nature (whether based on contract, tort or otherwise) involving Francisco Partners as a party that is in any way related to this Agreement, the Transactions, the Debt Commitment Letter, the Debt Financing Agreements, the FP Financing or any other transaction contemplated by any of the foregoing (other than any determinations thereunder as to

(x) the accuracy of any representations and warranties made by or on behalf of the Company in this Agreement, (y) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement and (z) the interpretation of the definition of “Company Material Adverse Effect” and whether a Company Material Adverse Effect has occurred; each of (x) through (z) shall be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except that the laws of the Cayman Islands, inclusive of the Cayman Act, shall also apply to the Domestication), shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Pathfinder shall pay, or cause to be paid, all Unpaid Pathfinder Expenses and (b) if the Closing occurs, then Pathfinder shall pay, or cause to be paid, all Unpaid Expenses.

Section 7.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) references from or through any date mean from and including or through and including such date, respectively; (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (l) the words “provided”, “delivered” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Pathfinder, any documents or other materials posted to the electronic data room located at Venue (https://www.dfsvenue.com) under the project name “Project Motion” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (o) the phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 7.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Pathfinder Disclosure Schedules corresponding to any Section or subsection of Article II (in the case of the Company Disclosure Schedules) or Article III (in the case of the Pathfinder Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article II (in the case of the Company Disclosure Schedules) or Article III (in the case of the Pathfinder Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure (including to the extent that such Section or subsection does not include a reference to the Company Disclosure Schedules or Pathfinder Disclosure Schedules, as applicable). The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article II or Article III may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 7.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 4.14, Section 4.15 and the two subsequent sentences of this Section 7.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Pathfinder Sponsor shall be an express third-party beneficiary of Section 1.3, Section 4.16(b), Section 7.2, Section 7.3, Section 7.14, Section 7.17 and this Section 7.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 7.13 and this Section 7.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 7.13 and this Section 7.9 (to the extent related to the foregoing). Francisco Partners shall be an express third-party beneficiary of Section 7.3, Section 7.5, this Section 7.9, Section 7.13 Section 7.15, Section 7.16 and Section 7.17, and Francisco Partners shall be entitled to rely on and enforce the provisions of such Sections.

Section 7.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by email, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 7.12 Knowledge of Company; Knowledge of Pathfinder. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 7.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to Pathfinder’s knowledge” and “to the knowledge of Pathfinder” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 7.12(b) of the Pathfinder Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, other than for Fraud, none of the individuals set forth on Section 7.12(a) of the Company Disclosure Schedules or Section 7.12(b) of the Pathfinder Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 7.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any Pathfinder Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Pathfinder Non-Party Affiliates, in the case of Pathfinder, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Pathfinder or any Non-Party Affiliate concerning any Group Company, any Pathfinder Party, this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, each Pathfinder Non-Party Affiliate hereby waives any rights or claims against Francisco Partners in connection with this Agreement, the FP Financing or the transactions contemplated hereby or thereby, and Francisco Partners shall not have any rights or claims against any Non-Party Affiliate in connection with this Agreement, the FP Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, the foregoing will not limit the rights and obligations of the parties to the FP Financing under the Debt Commitment Letter (including any enforcement right thereunder).

Section 7.14 Extension; Waiver. The Company (prior to the Effective Time) and the Pathfinder Sponsor (from and after the Effective Time) may (a) extend the time for the performance of any of the obligations or other acts of any Pathfinder Party set forth herein, (b) waive any inaccuracies in the representations and warranties of any Pathfinder Party set forth herein or (c) waive compliance by any Pathfinder Party with any of the agreements or conditions set forth herein. Pathfinder (prior to the Effective Time) and the Pathfinder Sponsor (from and after the Effective Time) may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements, covenants or conditions set forth herein. Any agreement on the part of any such Person to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Person. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement or the Ancillary Documents. The failure of any such Person to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 7.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, THE DEBT COMMITMENT LETTER, THE DEBT FINANCING DOCUMENTS OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, THE TENDER OFFER, THE FP FINANCING OR ANY OTHER FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST FRANCISCO PARTNERS. IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH

PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15.

Section 7.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 7.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 7.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action. Notwithstanding anything herein to the contrary, each Party, on its own behalf and on behalf of the Company Related Parties or the Pathfinder Related Parties (as applicable) (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against Francisco Partners as a party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the FP Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 7.4 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (f) agrees that it will not be entitled to seek any injunction or the remedy of specific performance of this Agreement against Francisco Partners in any capacity.

Section 7.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. In respect of the FP Financing, Pathfinder shall be entitled to seek an injunction and/or specific performance as applicable, to cause the Company to do (or refrain from doing) and perform all necessary actions to comply with any conditions precedent set forth in the Debt Commitment Letter and any subsequent conditions precedent to any funding or other transactions contemplated by the Debt Financing Agreements, provided, however, that such right shall not be available to Pathfinder if Pathfinder is then in breach of any of its covenants or agreements under this Agreement such that the condition set forth in Section 5.3(b) would not be satisfied at Closing (assuming the Closing occurred as of such time). Notwithstanding anything herein to the contrary, in no event shall Francisco Partners be subject to any special, consequential, punitive or indirect damages (including, without limitation, any loss of profits, business or anticipated savings).

Section 7.18 Trust Account Waiver. Reference is made to the final prospectus of Pathfinder, filed with the SEC (File No. 333-252498) on February 16, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that Pathfinder has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of the public shareholders of Pathfinder’s Class A Shares (the “Pathfinder Shareholders”), and Pathfinder may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Pathfinder entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Pathfinder or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Pathfinder or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Pathfinder or its Affiliates). Notwithstanding anything to the contrary contained herein, in no event shall the Company’s aggregate liability, following a valid termination of the Agreement, arising out of or related to this Agreement exceed $167,810, whether such liability arises as a result of, in connection with or relating in any way to, this Agreement or any the negotiation, pursuit, consummation or implementation of the proposed or actual business relationship between the Company or any of its Representatives, on the one hand, and Pathfinder or any of its Representatives (other than the Pathfinder Sponsor), on the other hand pursuant thereto, or any other similar matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. For the avoidance of doubt, such limitation of liability shall not apply or in any way limit the Company’s obligations or Liabilities to relating to any requirement of the Company to pay fees, costs or expenses prior to the valid termination of this Agreement or otherwise under this Agreement, or limit or otherwise modify the obligations of the Company to provide indemnification or advancement of expenses to any directors or officers of the Company or Pathfinder under this Agreement, the Governing Documents of the Company or Pathfinder or any other similar arrangements or agreements.

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PATHFINDER ACQUISITION CORPORATION

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

MOTION MERGER SUB, INC.

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

MOVELLA INC.

By:	/s/ Ben Lee
Name:	Ben Lee
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A

Certain Definitions

For the purposes of this Agreement, the following terms have the respective meanings set forth below:

“Additional Pathfinder SEC Reports” has the meaning set forth in Section 3.7.

“Adjusted Pre-Closing Equity Value” means (a) the Company Pre-Closing Equity Value, plus (b) the Aggregate Company Vested Option Exercise Price.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Company Vested Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Vested Company Options if all Vested Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 1.3.

“Allocation Schedule Requirements” has the meaning set forth in Section 1.3.

“Ancillary Documents” means the Shareholder Rights Agreement, Sponsor Letter Agreement, the Debt Financing Agreements, the Debt Commitment Letter, the Company Shareholder Transaction Support Agreements, the FP Transaction Support Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Business Combination Proposal” has the meaning set forth in Section 4.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in San Francisco, California are open for the general transaction of business; and, solely to the extent related to any covenant, agreement or other action hereunder or under any applicable Ancillary Document that requires any applicable Governmental Entity in the Cayman Islands to be open, any applicable Governmental Entity in the Cayman Islands are open for the specific purposes of any such covenant, agreement or other action; provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed on August 8, 2020.

“Cayman Act” has the meaning set forth in Section 1.1(a)(i).

“Certificate of Merger” has the meaning set forth in Section 1.1(b)(ii).

“Certificates” has the meaning set forth in Section 1.1(b)(vii).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Change of Control Transaction” means (a) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which all or a material portion of the Company Common Shares are, directly or indirectly, converted into cash, securities or other property or non-cash consideration of or paid by an unrelated Person or entity, including parties acting as a “group” as defined in Section 13(d)(3) of the Exchange Act (other than, in the case of this clause (a), any transaction in which the holders of the Company Common Shares as of immediately prior to the consummation of such transaction continue to own all or substantially all of the Equity Securities of the Company (or any successor or parent entity of the Company) immediately following the consummation of such transaction), (b) a direct or indirect sale, lease, exchange or other Transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Company’s assets, as determined on a consolidated basis, to an unrelated Person or entity, including parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (c) any transaction or series of related transactions that results, directly or indirectly, in the shareholders of the Company as of immediately prior to such transactions holding, in the aggregate, less than fifty percent (50%) of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction or fifty percent (50%) of the Equity Securities of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction (whether voting or non-voting) immediately after the consummation thereof (in the case of each of clause (a), (b) or (c), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or Transfer of Equity Securities or assets or otherwise).

“Closing” has the meaning set forth in Section 1.2.

“Closing Company Financial Statements” has the meaning set forth in Section 2.4(b).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Filing” has the meaning set forth in Section 4.4(b).

“Closing Press Release” has the meaning set forth in Section 4.4(b).

“COBRA” means Part 5 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble. Any reference to the Company in this Agreement or any Ancillary Document shall be deemed to refer to the Surviving Company, as the context so requires.

“Company Acquisition Proposal” means any inquiry, proposal or offer concerning (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or a majority of the voting power or Equity Securities of the Company or any of its controlled Affiliates or (ii) acquires, is granted, leased or licensed or otherwise purchases all or a material portion of assets, properties or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, purchase of assets, share exchange, business combination, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any issuance, sale or acquisition of any portion of the Equity Securities or voting power or similar investment in the Company or any of its Affiliates (other than the issuance of Company Options in accordance with the terms of the Company Equity Plan prior to the Closing). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or any other transaction with Pathfinder and its Affiliates shall constitute a Company Acquisition Proposal.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 4.13(a).

“Company Common Holders Approval” means, collectively, (a) the approval by an affirmative vote of a majority of the holders of the requisite number of Company Common Shares and Company Preferred Shares, voting together as a single class and (b) the approval by an affirmative vote of a majority of the Key Holders of the requisite number of Company Shares, approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization).

“Company Common Shares” means shares of common stock, par value $0.0001 per share, of the Company.

“Company Convertible Notes” means, those unsecured convertible promissory notes listed on Section 1.4(d) of the Company Disclosure Schedules.

“Company Convertible Note Conversion” has the meaning set forth in Section 1.3.

“Company D&O Persons” has the meaning set forth in Section 4.15(a).

“Company D&O Tail Policy” has the meaning set forth in Section 4.15(c).

“Company Data” means all databases, data compilations, information and other data, including retail measurements, consumer panels, product descriptors, classifications, features, and identifiers, order, sales, transactions, inventories, purchasing, preference and consumption data, market segmentation, performance and channel data, and supplier, vendor, distributor and customer lists and market research and studies, in each case that is utilized in connection with or incorporated into the creation or distribution of any Company Product, whether in hard copy or electronic or other format, and whether or not de-identified, aggregated, anonymized, compiled or structured.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Pathfinder by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plans” means, collectively, any plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive (a) any Equity Securities of any Group Company or (b) benefits measured in whole or in part by reference to Equity Securities of any Group Company. For the avoidance of doubt, each plan, Contract or agreement pursuant to which a Company Option was granted shall be deemed to be a Company Equity Plan for all purposes.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) the aggregate amount of Change of Control Payments that are payable as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement that when paid constitute compensation to the recipient, transaction or similar bonuses, stay bonuses, retention payments and any other similar payments (including, in each case, the employer portion of any unemployment, social security or payroll Taxes thereon without regard to any ability to defer such Taxes under the CARES Act) that are created, accelerated, accrued, become payable to, or in respect of any current or former employee or other individual service provider, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, but excluding any “double trigger” payments and any payment due as a result of an action taken by Pathfinder prior to the Effective Time, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Pathfinder Expenses or any other fees, expenses, commissions or other amounts that are expressly allocated to any other Person pursuant to this Agreement or any Ancillary Document.

“Company Fundamental Representations” means the representations and warranties set forth in Section 2.1(a) and Section 2.1(b) (Organization and Qualification), Section 2.2(a), Section 2.2(b), Section 2.2(c), Section 2.2(d) and Section 2.2(g) (Capitalization of the Group Companies), Section 2.3 (Authority), Section 2.8(a) (No Company Material Adverse Effect) and Section 2.17 (Brokers).

“Company IT Systems” means all networks, servers, endpoints, computer systems, platforms, Software, computer hardware, firmware, middleware, data communication lines, routers, hubs, storage, switches and all other information technology systems, Databases, servers, network equipment, including all electronic connections between and among them, and related documentation, in each case, owned, licensed, leased or held for use by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that are licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) has a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement to occur on or prior to the Closing Date (including the Merger and the Pre-Closing Recapitalization) in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any strike, riot, cyberattack, protests, and any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of this Agreement or the taking of any action expressly required by this Agreement or with the prior written consent of Pathfinder (provided that the exceptions in clause (vi) and (vii) shall not apply to the representations and warranties set forth in Section 2.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 5.2(a) to the extent it relates to such representations and warranties), (viii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Group Companies).

“Company Options” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Pre-Closing Equity Value” means $375,000,000.

“Company Preferred Conversion” has the meaning set forth in Section 1.1(a)(ii).

“Company Preferred Holders Approval” means, collectively, (a) the approval by an affirmative vote of a majority of the holders of the requisite number of shares of Company Preferred Shares, voting together as a single class, and (b) the approval by an affirmative vote of a majority of the holders of the requisite number of shares of the Series E Preferred, voting as a separate class, in each case, approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Pre-Closing Recapitalization).

“Company Preferred Shares” means, collectively, each share of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred”), Series B Preferred Stock, par value $0.0001 per share (the “Series B

Preferred”), Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred”), Series D Preferred Stock, par value $0.0001 per share (the “Series D Preferred”), Series D-1 Preferred Stock, par value $0.0001 per share (the “Series D-1 Preferred”) and Series E Preferred Stock, par value $0.0001 per share (the “Series E Preferred”).

“Company Product” means all Software products and services (including products and services under development) that are being developed, marketed, offered, sold, licensed, provided or distributed by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 2.19.

“Company Related Party Transactions” has the meaning set forth in Section 2.19.

“Company Shareholder Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Shareholder Transaction Support Agreement Deadline” has the meaning set forth in the recitals to this Agreement.

“Company Shareholders” means, collectively, the holders of Company Common Shares and Company Preferred Shares as of any determination time at or prior to the Effective Time.

“Company Shareholders Agreements” mean, collectively, (a) that certain Amended and Restated Voting Agreement made and entered into as of September 8, 2020, by and among the Company, the holders of Company Preferred Shares listed on the schedules A-F attached thereto, and certain Company Shareholders and holders of Company Options listed on the schedule G attached thereto, (b) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement made and entered into as of September 8, 2020, by and among the Company, the holders of Company Preferred Shares listed on the schedules A-F attached thereto, and certain Company Shareholders and holders of Company Options listed on the schedule G attached thereto, (c) that certain Amended and Restated Investor Rights Agreement made and entered into as of September 8, 2020, by and among the holders of Company Preferred Shares listed on the schedule A attached thereto, certain Company Shareholders and holders of Company Options listed on the schedule B attached thereto and the holders of the Series E Preferred, (d) Registration Rights Agreement made and entered into as of September 8, 2020, by and among the Company and the holders of the Series E Preferred and (e) any other stockholders, equityholders, voting agreement, investor rights agreement, registration rights agreement or any other similar document or agreement (whether or not any Group Company is a party or bound).

“Company Shareholder Approval” means, collectively, each of the Company Common Holders Approval and the Company Preferred Holders Approval.

“Company Shareholder Written Consent” has the meaning set forth in Section 4.13(a).

“Company Shareholder Written Consent Deadline” has the meaning set forth in Section 4.13(a).

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares.

“Company Warrant Exercise” has the meaning set forth in Section 1.3.

“Company Warrants” means, those warrants listed on Section 1.4(c) of the Company Disclosure Schedules.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 15, 2022, by and between the Company and Pathfinder.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 2.13(e).

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“Debt Commitment Letter” has the meaning set forth in the recitals to this Agreement.

“Debt Financing Agreements” has the meaning set forth in Section 4.21(b).

“DGCL” has the meaning set forth in Section 1.1(a)(i).

“Dissenting Company Shareholder” has the meaning set forth in Section 1.7.

“Dissenting Company Shares” has the meaning set forth in Section 1.7.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 4.8.

“DPA” has the meaning set forth in Section 3.16.

“Effective Time” has the meaning set forth in Section 1.1(b)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other incentive, bonus, commission, profit-sharing, stock option, stock purchase, stock ownership, other equity or equity-based compensation, employment, individual independent contractor, individual consulting, compensation (other than base salary or base wage rate), vacation or other leave, change in control, retention, transaction, supplemental retirement, severance, health, medical, disability, life insurance, welfare, retirement, pension, deferred compensation, fringe benefit, employee loan (but excluding loans under a qualified 401(k) plan) or other benefit or compensatory plan, program, policy, practice, scheme, Contract or other arrangement that any Group Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Employee Stock Purchase Plan Proposal” has the meaning set forth in Section 4.8.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 1.5(a).

“Exchange Agent Agreement” has the meaning set forth in Section 1.5(a).

“Exchange Proposal” has the meaning set forth in Section 4.8.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 2.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“FP Financing” has the meaning set forth in the recitals to this Agreement.

“FP Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Francisco Partners” has the meaning set forth in the recitals to this Agreement.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing

Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, provincial, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, governmental commission, branch, department, official, board, bureau, instrumentality or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal, arbitrator or mediator (public or private).

“Granted FP Shares” has the meaning set forth in the recitals to this Agreement.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substances” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Equity Plan Proposal” has the meaning set forth in Section 4.8.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related proprietary rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) database rights, including rights under the European Union Directive 96/9/EC and all other similar rights throughout the world, whether or not arising by statute, even when not a creative work of authorship or non-public; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Intervening Event” means any material change, event, effect, or occurrence (a) that was not known or reasonably foreseeable to the Pathfinder Board as of the date of this Agreement and that becomes known to the Pathfinder Board after the date of this Agreement and prior to the receipt of the Pathfinder Shareholder Approval and (b) that does not relate to a Pathfinder Acquisition Proposal; provided, however, that (i) any change in the price or trading volume of Pathfinder Shares or Pathfinder Warrants shall not, in and of itself, constitute an Intervening Event and (ii) any change, event, effect or occurrence to the extent excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iii) and (viii) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Company Material Adverse Effect) shall not, in and of itself, constitute an Intervening Event.

“Investment Company Act” means the Investment Company Act of 1940.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Holders” means, collectively, each of Charles Yang, Ben Lee and Ray Farnham.

“Latest Balance Sheet” has the meaning set forth in Section 2.4(a).

“Law” means any federal, national, state, local, foreign, national, multi-national or supranational statute, law (including common law and, if applicable, fiduciary or similar duties), act, statute, ordinance, treaty, order, decree, approval, rule, judgment, code, regulation or other binding directive, decision or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 2.18(b).

“Letter of Transmittal” means the letter of transmittal, in such form as is reasonably satisfactory each of the Exchange Agent, Pathfinder and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pathfinder, as applicable).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lookback Date” means the date which is three (3) years prior to the date of this Agreement.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 2.7(a).

“Material Permits” has the meaning set forth in Section 2.6.

“Merger” has the meaning set forth in Section 1.1(b)(i).

“Motion Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Non-Party Affiliate” has the meaning set forth in Section 7.13.

“Non-Pathfinder Designee” has the meaning set forth in Section 4.16(b).

“Officers” has the meaning set forth in Section 4.16(a).

“Off-the-Shelf Software” means any Software or Database that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $150,000 per agreement or an ongoing licensee fee of less than $150,000 per year.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Shareholders” means each of Steve Walske and Paul Weiskopf and Omar Johnson, each of whom is a holder of Pathfinder Class B Shares as of the date hereof.

“Other Closing Company Financial Statements” has the meaning set forth in Section 2.4(b).

“Other Pathfinder Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Pathfinder Shares entitled to vote thereon, whether in person or by proxy at the Pathfinder Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Pathfinder and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Pathfinder” means (a) prior to the consummation of the Domestication, Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability, and (b) from and after the consummation of the Domestication, Pathfinder Acquisition Corporation as domesticated in Delaware, and anticipated to be named “Movella Holdings Inc.” Any reference to Pathfinder in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or (b), as the context so requires.

“Pathfinder Acquisition Proposal” means (a) any transaction or series of related transactions under which Pathfinder or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a “business combination” (as defined in the Governing Documents of Pathfinder) with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (b) except as otherwise permitted by, or entered into in accordance with, Section 4.10, any material equity or similar investment in Pathfinder or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or any transaction with the Company or its Affiliates shall constitute a Pathfinder Acquisition Proposal.

“Pathfinder Board” has the meaning set forth in the recitals to this Agreement.

“Pathfinder Board Recommendation” has the meaning set forth in Section 4.8.

“Pathfinder Class A Shares” means, prior to the Domestication, Pathfinder’s Class A ordinary shares with a nominal or par value of US$0.0001 each per share.

“Pathfinder Class B Shares” means, prior to the Domestication, Pathfinder’s Class B ordinary shares with a nominal or par value of US$0.0001 each per share.

“Pathfinder Common Share Value” means $10.00.

“Pathfinder D&O Persons” has the meaning set forth in Section 4.14(a).

“Pathfinder Designee” has the meaning set forth in Section 4.16(b).

“Pathfinder Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Pathfinder on the date of this Agreement.

“Pathfinder Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by, any Pathfinder Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Pathfinder and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Pathfinder pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Pathfinder Expenses shall not include any Company Expenses or any other fees, expenses, commissions or other amounts that are expressly allocated to any other Person pursuant to this Agreement or any Ancillary Document.

“Pathfinder Extension” has the meaning set forth in Section 4.22.

“Pathfinder Financial Statements” means all of the financial statements of Pathfinder included in the Pathfinder SEC Reports.

“Pathfinder Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Brokers) and Section 3.6 (Capitalization of Pathfinder).

“Pathfinder Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Pathfinder Parties, taken as a whole, or (b) has a material adverse effect on the ability of any Pathfinder Party to consummate the transactions contemplated by this Agreement to occur on or prior to the Closing Date (including the Merger) in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Pathfinder Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any strike, riot, cyberattack, protests, and any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Pathfinder Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Pathfinder Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of this Agreement or the taking of any action expressly required by this Agreement or with the prior written consent of Pathfinder (provided that the exceptions in clauses (vi) and (vii) shall not apply to the representations and warranties set forth in Section 3.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 5.3(a) to the extent it relates to such representations and warranties), (viii) any failure by any Pathfinder Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing;, or (x) any change, event, development effect or occurrence that is generally applicable to “SPACs”; provided, however, that (A) any change, event, development, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), clause (ix) or clause (x) may be taken into account in determining whether a Pathfinder Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, development, effect or occurrence has or has had or would reasonably be expected to have a disproportionate adverse effect on Pathfinder relative to other “SPACs,” and (B) in no event shall (x) any change, event, development, effect or occurrence to the extent relating to any of the Group Companies, (y) any Pathfinder Shareholder Redemption, in and of itself, or (z) any failure, in and of itself, by Francisco Partners to fulfill its obligations under the Debt Commitment Letter or any other Debt Financing Agreement (including Francisco Partners’ obligations to fund its commitments thereunder when required), constitute a Pathfinder Material Adverse Effect.

“Pathfinder Non-Party Affiliates” means, collectively, each Pathfinder Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Pathfinder Related Party (other than, for the avoidance of doubt, Pathfinder).

“Pathfinder Parties” means, collectively, Pathfinder and Motion Merger Sub.

“Pathfinder Post-Closing Common Shares” means, from and after the Domestication, the shares of common stock of Pathfinder, par value $0.00001 per share.

“Pathfinder Post-Closing Warrant” has the meaning set forth in Section 1.1(a)(i).

“Pathfinder Pre-Closing Shares” means, collectively, the Pathfinder Class A Shares and the Pathfinder Class B Shares.

“Pathfinder Related Party” has the meaning set forth in Section 3.9.

“Pathfinder Related Party Transactions” has the meaning set forth in Section 3.9.

“Pathfinder SEC Reports” has the meaning set forth in Section 3.7.

“Pathfinder Shareholder Approval” means, collectively, the Required Pathfinder Shareholder Approval and the Other Pathfinder Shareholder Approval.

“Pathfinder Shareholder Redemption” means the right of the holders of Pathfinder Class A Shares to redeem all or a portion of their Pathfinder Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Pathfinder.

“Pathfinder Shareholders” has the meaning set forth in Section 7.18.

“Pathfinder Shareholders Meeting” has the meaning set forth in Section 4.8.

“Pathfinder Shares” means (a) prior to the consummation of the Domestication, the Pathfinder Pre-Closing Shares and (b) from and after the consummation of the Domestication, the Pathfinder Post-Closing Common Shares. Any reference to the Pathfinder Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Pathfinder Sponsor” has the meaning set forth in the recitals to this Agreement.

“Pathfinder Sponsor Consent” means the prior consent of the Pathfinder Sponsor with respect to the entry by Pathfinder into this Agreement, as required pursuant to the letter agreement, dated February 16, 2021, by and among Pathfinder, Pathfinder Sponsor and the other Persons party thereto.

“Pathfinder Warrant Agreement” means the Warrant Agreement, dated February 16, 2021, between Pathfinder and the Trustee, as warrant agent.

“Pathfinder Warrants” means, prior to the Domestication, each warrant (or fraction of a warrant) to purchase one Pathfinder Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Pathfinder Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Pathfinder Sponsor or any Other Class B Shareholder).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, business trust, trust, Governmental Entity or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information that identifies or is reasonably capable of being associated with an identified natural person and that is regulated by applicable Privacy Laws.

“PIPE” has the meaning set forth in the recitals to this Agreement.

“PIPE Shares” has the meaning set forth in the recitals to this Agreement.

“Post-Closing Bylaws” has the meaning set forth in Section 1.1(a)(i).

“Post-Closing Certificate of Incorporation” has the meaning set forth in Section 1.1(a)(i).

“Post-Closing Employee Stock Purchase Plan” has the meaning set forth in Section 4.19.

“Post-Closing Incentive Equity Plans” has the meaning set forth in Section 4.19.

“Pre-Closing Pathfinder Holders” means the holders of Pathfinder Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 2.20(a).

“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing by or on behalf of the Group Companies or otherwise relating to privacy, data and cyber security, or security breach notification requirements and applicable to the Group Companies, to the conduct of their respective businesses, or to any of the Company IT Systems: (a) all applicable Privacy Laws, (b) provisions relating to Processing of Personal Data in all applicable Privacy Contracts, (c) all applicable Privacy and Data Security Policies and (d) to the extent applicable to the Group Companies, the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Privacy Contracts” means all Contracts between any Group Company and any Person that govern the Processing of Personal Data.

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data and that apply to the Group Companies.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, inquiry, proceeding, suit, mediation, or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” or “Processing” or “Processes” means the collection, compilation, receipt, access, acquisition, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), destruction, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 7.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement of Pathfinder.

“Representatives” means with respect to any Person, such Person’s Affiliates, equityholders and its and such Affiliates’ and equityholders’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Requisite Shareholder Approval” has the meaning set forth in Section 4.13(a).

“Requisite Supporting Stockholders” has the meaning set forth in the recitals to this Agreement.

“Required Governing Document Proposal” has the meaning set forth in Section 4.8.

“Required Pathfinder Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Pathfinder Shares entitled to vote thereon, whether in person or by proxy at the Pathfinder Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Pathfinder and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Exchange Proposal and the Required Governing Document Proposal.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Pathfinder Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Breach” means any (i) unauthorized acquisition of, access to, or loss of, or misuse (by any means) of, Personal Data; (ii) unauthorized or unlawful Processing, sale or rental of Personal Data; or (iii) other act or omission that compromises the security, integrity, availability or confidentiality of Personal Data.

“ServiceMax Business Combination Agreement” has the meaning set forth in Section 3.10.

“ServiceMax Business Combination Agreement Expenses” means, as of the date of this Agreement, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by, Pathfinder in connection with the negotiation, preparation, execution or termination of the ServiceMax Business Combination Agreement, including any amendments and ancillary documents thereto (collectively, the “ServiceMax Transaction Documents”), the performance of its covenants or agreements in any ServiceMax Transaction Document or the consummation of the transactions contemplated thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Pathfinder and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Pathfinder pursuant to the ServiceMax Transaction Documents.

“Share Grant Agreement” has the meaning set forth in the recitals to this Agreement.

“Shareholder Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Significant Customer” has the meaning set forth in Section 2.21(a).

“Significant Supplier” has the meaning set forth in Section 2.21(b).

“Signing Filing” has the meaning set forth in Section 4.4(b).

“Signing Press Release” has the meaning set forth in Section 4.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPAC Expiration Date” means the later of (a) February 19, 2023 or (b) the date (or latest date, in the event of multiple Pathfinder Extensions) set as the deadline for Pathfinder to consummate its initial business combination following one or more Pathfinder Extensions.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Stockholders” has the meaning set forth in the recitals to this Agreement

“Surviving Company” has the meaning set forth in Section 1.1(b)(i).

“SVB Warrants” means, collectively, each of (a) that certain warrant issued to Silicon Valley Bank, dated November 25, 2015, and (b) that certain warrant issued to Silicon Valley Bank, dated February 25, 2022.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Tender Offer” has the meaning set forth in the recitals to this Agreement.

“Tender Shares” has the meaning set forth in the recitals to this Agreement.

“Termination Date” has the meaning set forth in Section 6.1(d).

“Trade Control Laws” has the meaning set forth in Section 2.22(a).

“Transaction Litigation” has the meaning set forth in Section 4.2(d).

“Transaction Proposals” has the meaning set forth in Section 4.8.

“Transaction Share Consideration” means an aggregate number of Pathfinder Shares (including Pathfinder Shares subject to Rollover Vested Options) equal to (a) the Adjusted Pre-Closing Equity Value, divided by (b) the Pathfinder Common Share Value.

“Transactions” means the transactions contemplated hereby, including the FP Financing.

“Transfer” means any direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

“Trust Account” has the meaning set forth in Section 7.18.

“Trust Account Released Claims” has the meaning set forth in Section 7.18.

“Trust Agreement” has the meaning set forth in Section 3.8.

“Trustee” has the meaning set forth in Section 3.8.

“Union” has the meaning set forth in Section 2.14(c).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Effective Time.

“Unpaid Expenses” means all Unpaid Company Expenses and all Unpaid Pathfinder Expenses.

“Unpaid Pathfinder Expenses” means the Pathfinder Expenses that are unpaid as of immediately prior to the Effective Time.

“Unvested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is vested as of such time or will vest in connection with the consummation of, or after taking into account the effect of, the transactions contemplated hereby.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable state or local Laws.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Exhibit D

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MOVELLA HOLDINGS INC.

Movella Holdings Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Movella Holdings Inc.

SECOND: The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on                 , 2022 and most recently amended and restated pursuant to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on                 , 2022, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on                 , 2022 and the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on                 , 2022 (as so amended, the “Existing Certificate”).

THIRD: Pursuant to Section 388 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the Existing Certificate.

FOURTH: The Existing Certificate shall be amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is Movella Holdings Inc. (the “Corporation”).

ARTICLE II

The registered agent and the address of the registered offices in the State of Delaware are:

The Corporation Trust Company

c/o Corporation Trust Center

1209 Orange Street

Wilmington, New Castle County, Delaware 19801

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is                 Million (                 ), of which                 Million (                 ) shares shall be Common Stock, $                 par value per share (the “Common Stock”), and of which                 Million (                 ) shares shall be Preferred Stock, $                 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the board of directors of the Corporation (the “Board”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in the certificate of incorporation of the Corporation, as amended from time to time (this “Certificate” or “Certificate of Incorporation”), the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board. The Board is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue (each, a “Preferred Stock Designation”), to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences, and relative participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof. The Board is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the Preferred Stock Designation otherwise provides, in case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Unless the Board provides to the contrary in the Preferred Stock Designation and to the fullest extent permitted by law, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative participating, optional, or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Certificate, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation. No holder of shares of Common Stock shall have the right to cumulative votes.

3. Dividends. Subject to the preferential rights of the Preferred Stock and except as otherwise required by law or this Certificate, the holders of shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board, out of the assets of the Corporation which are by law available therefor.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:

A. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. Election of Directors. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Action by Stockholders. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by a majority of the Whole Board or by the Chairman of the Board, the Chief Executive Officer, or the President of the Corporation. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

E. Annual Meeting of Stockholders. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such date and time as the Board (or its designees) shall fix.

ARTICLE VI

A. Number and Terms of Directors. Subject, in respect of the initially appointed directors at the Effective Time (as defined below), to Section 4.16 of the Business Combination Agreement, dated as of                 , 2022 (the “Business Combination Agreement”), and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the term for which they severally hold office, into three classes, with the term of office of the first class to expire at the Corporation’s first annual meeting of stockholders following the effectiveness of the filing of this Article VI (the “Effective Time”), the term of office of the second class to expire at the Corporation’s second annual meeting of stockholders following the Effective Time, and the term of office of the third class to expire at the Corporation’s third annual meeting of stockholders following the Effective Time, with each director to hold office until his or her successor shall have been duly elected and qualified. Subject to Section 4.16 of the Business Combination Agreement, the Board is authorized to assign members of the Board already in office at the Effective Time to such classes as it determines. At each annual meeting of stockholders, (i) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, or until their earlier resignation, death or removal; and (ii) if authorized by a resolution of the Board, directors may be elected to fill any vacancy on the Board, regardless of how such vacancy shall have been created.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, either separately or together with the holders of one or more other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

B. Quorum. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

C. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding and Section 4.16 of the Business Combination Agreement, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office, or other cause shall, unless otherwise required by law or determined by the Board, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D. Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

E. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.

ARTICLE VII

The Board is expressly empowered to adopt, amend, or repeal bylaws of the Corporation. Any adoption, amendment, or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend, or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend, or repeal any provision of the Bylaws.

ARTICLE VIII

A. Limitation on Liability. To the fullest extent permitted by law, including the DGCL, as the same exists or as may hereafter be amended (including, but not limited to Section 102(b)(7) of the DGCL), a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as the case may be. If the DGCL hereafter is amended to further eliminate or limit the liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated, limited to the fullest extent permitted by the amended DGCL, to the extent so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

B. Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise.

C. Repeal and Modification. Any amendment, recission, termination, repeal or modification of the foregoing provisions of this Article VIII including by either of (a) the stockholders of the Corporation or (b) an amendment to the DGCL shall not adversely affect any limitation of personal liability or other right or protection existing hereunder immediately prior to such amendment, recission, termination, repeal or modification.

ARTICLE IX

A. Exclusive Forum; Delaware Court of Chancery. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware), shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action or proceeding asserting a claim for breach of any fiduciary duty owed by any director, officer, employee, agent, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL or any provision of this Certificate, any Preferred Stock Designation or the Bylaws, (d) any action to interpret, apply, enforce, or determine the validity of the certificate of incorporation or these bylaws, or (e) any action or proceeding asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

If any action the subject matter of which is within the scope of this section is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, that stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this section (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Exclusive Forum; Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

C. Remedies. Failure to enforce the provisions contained in this Article IX would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE X

Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend in any respect or repeal this Article X or any of Articles V, VI, VII, VIII, or IX.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this     th day of                 , 2022.

MOVELLA HOLDINGS INC.

By:	/s/
, Chief Executive Officer

EXHIBIT E

FORM OF

AMENDED AND RESTATED

B Y L A W S

OF

MOVELLA HOLDINGS INC.

(a Delaware corporation)

(continued)

AMENDED AND RESTATED

B Y L A W S

OF

MOVELLA HOLDINGS INC.

(a Delaware corporation)

ARTICLE 1

Offices

1.1 Registered Office. The registered office of Movella Holdings Inc. shall be set forth in the certificate of incorporation of the corporation.

1.2 Other Offices. The corporation may also have offices at such other places, either within or without the State of Delaware, as the board of directors of the corporation (the “Board of Directors”) may from time to time designate, or the business of the corporation may require.

ARTICLE 2

Meeting of Stockholders

2.1 Place of Meeting. Meetings of stockholders may be held at such place, either within or without the State of Delaware, as may be designated by or in the manner provided in these bylaws, or, if not so designated, at the principal executive offices of the corporation. The Board of Directors may, in its sole discretion, (a) determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication, or (b) permit participation by stockholders at such meeting by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”).

2.2 Annual Meeting.

(a) Annual meetings of stockholders shall be held each year on such date and at such time as shall be designated from time to time by or in the manner determined by the Board of Directors and stated in the notice of the meeting. Except as otherwise provided in the certificate of incorporation, at each such annual meeting, the stockholders shall elect the number of directors equal to the number of directors of the class whose term expires at such meeting (or, if fewer, the number of directors properly nominated and qualified for election) to hold office until the third succeeding annual meeting of stockholders after their election. The stockholders shall also transact such other business as may properly be brought before the meeting. Except as otherwise restricted by the certificate of incorporation of the corporation or applicable law, the Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders.

2.3 Advance Notice of Business to be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before the annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder of record. A motion related to business proposed to be brought before any stockholders’ meeting may be made by any stockholder entitled to vote if the business proposed is otherwise proper to be brought before the meeting. However, any such stockholder may propose business to be brought before a meeting only if such stockholder has given timely notice to the Secretary of the corporation in proper written form of the stockholder’s intent to propose such business.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the corporation and (ii) provide any updates or supplements to such notice at the time and in the forms required by this Section 2.3. To be timely, the stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the anniversary of the date of the corporation’s proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the Secretary of the corporation not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods, “Timely Notice”). For the purposes of these bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) To be in proper form for purposes of this Section 2.3, a stockholder’s notice to the Secretary of the corporation shall set forth:

(i) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appears on the corporation’s books and records); and (2) the number of shares of each class or series of stock of the corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing

Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of stock of the corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the corporation or any of its officers or directors, or any affiliate of the corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the corporation or any affiliate of the corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the corporation or any affiliate of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or person(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of stock of the corporation or other person or entity (including the names of such other holder(s), person(s) or entity(ies)) in connection with the proposal of such business by such stockholder and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.3(c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(d) For purposes of this Section 2.3, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e) A Proposing Person shall update and supplement its notice to the corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.3 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(f) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.3. The presiding person of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.3, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g) This Section 2.3 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the corporation’s proxy statement. In addition to the requirements of this Section 2.3 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.3 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

2.4 Advance Notice of Nominations for Election of Directors at a Meeting.

(a) Subject to the rights, if any, of holders of preferred stock to vote separately to elect directors, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but, in the case of a special meeting, only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (ii) by a stockholder present in person who (A) was a stockholder of record of the corporation (and with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the corporation) both at the time of giving the notice provided for in Section 2.4(b) and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.4 and Section 2.5 as to such notice and nomination. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board of Directors at any annual meeting or special meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or, subject to the limitations set forth in these bylaws, at a special meeting of the stockholders, the stockholder must (i) provide Timely Notice (as defined in Section 2.3(b) of these bylaws) thereof in writing and in proper form to the Secretary of the corporation, (ii) have acted in accordance with the representations set forth in the Solicitation Statement required by these bylaws; (iii) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.4 and Section 2.5, and (iv) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4 and Section 2.5. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the corporation at least 10 days before the last day a Nominating Person may deliver a Timely Notice, a Nominating Person’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(c) In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(d) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.3(c)(i), except that for purposes of this Section 2.4, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.3(c)(ii), except that for purposes of this Section 2.4, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(ii), and the disclosure with respect to the business to be brought before the meeting in Section 2.3(c)(ii) shall be made with respect to nomination of each person for election as a director at the meeting) and a statement whether or not each such Nominating Person will deliver a proxy statement and form of proxy to holders of at least 67% of the voting power of shares entitled to vote on the election of directors and file a definitive proxy statement with the U.S. Securities and Exchange Commission in accordance with the requirements of the Exchange Act (such statement, a “Solicitation Statement”); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.4 and Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(a).

(e) For purposes of this Section 2.4, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (iii) any other participant in such solicitation.

(f) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(g) In addition to the requirements of this Section 2.4 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.5 Additional Requirements for Valid Nomination of Candidates to Serve as Directors and, if Elected, to be Seated as Directors.

(a) To be eligible to be a candidate for election as a director of the corporation at an annual meeting, a candidate must be nominated in the manner prescribed in Section 2.4 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the corporation, (i) a completed written questionnaire (in the form provided by the corporation upon written request therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in the form provided by the corporation upon written request therefor) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”), or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the corporation that has not been disclosed therein, and (C) if elected as a director of the corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(b) The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the corporation.

(c) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (or any other office specified by the corporation in any public announcement) (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder or information provided by a candidate, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(d) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i) No candidate shall be eligible for nomination as a director of the corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.4 and this Section 2.5, as applicable. For any nomination to be properly brought before a meeting, the information provided by any Nominating Person or candidate, including the information contained in any questionnaire, shall not contain any false or misleading information or omit any material information that has been requested. In the event of a failure to meet the requirements of Section 2.4 and Section 2.5, (1) the corporation may omit or, to the extent feasible, remove the information concerning the nomination from its proxy materials and/or otherwise communicate to its stockholders that the nominee is not eligible for election at the annual meeting, (2) the corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the party and (3) the presiding person of the meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation. The presiding person at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.4 or this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the votes cast for the nominee in question) shall be void and of no force or effect.

(e) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination by a Nominating Person shall be eligible to be seated as a director of the corporation unless nominated and elected in accordance with Section 2.4 and this Section 2.5.

2.6 Special Meetings. Special meetings of stockholders of the corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board or by the Chairman of the Board of Directors, the Chief Executive Officer, or the President of the corporation. For purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to the matters relating to the purpose or purposes stated in the notice of meeting. Except as otherwise restricted by the certificate of incorporation or applicable law, the Board of Directors may postpone, reschedule or cancel any special meeting of stockholders.

2.7 Notice of Meetings. Except as otherwise provided by law, the certificate of incorporation or these bylaws, written or electronic notice of each meeting of stockholders, annual or special, stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which such special meeting is called, shall be given in accordance with Section 232 of the DGCL not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.8 List of Stockholders. The corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation.

2.9 Organization and Conduct of Business. Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board of Directors or, in his or her absence, the Chief Executive Officer of the corporation or, in his or her absence, the President of the corporation, or in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall serve as chairman of the meeting and call to order any meeting of the stockholders and act as chairman of the meeting. The Secretary of the corporation shall act as the secretary of any meeting of the stockholders, or, in the absence of the Secretary of the corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her in order.

2.10 Quorum. Except where otherwise required by law, the rules of any stock exchange upon which the corporation’s securities are listed, the certificate of incorporation of the corporation or these bylaws, the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

2.11 Adjournments. The chairperson of the meeting or the stockholders, by the affirmative vote of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote, though less than a quorum, or any officer entitled to preside at such meeting, shall be entitled to adjourn such meeting from time to time, without notice other than announcement at the meeting. When a meeting is adjourned to another place, date or time, notice need not be given of the adjourned meeting if the place, if any, date and time thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication, or (iii) set forth in the notice of meeting given in accordance with Section 2.7 of these bylaws; provided, however, that if the adjournment is for more than thirty (30) days, notice of the place, if any, date, time and means of remote communications, if any, of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 2.14 of these bylaws and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

2.12 Voting Rights. Unless otherwise required by the DGCL, the rules or regulations of any stock exchange upon which the corporation’s securities are listed, or the certificate of incorporation of the corporation or as otherwise provided in these bylaws, each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of the capital stock having voting power held by such stockholder. No holder of shares of the corporation’s common stock shall have the right to cumulative votes.

2.13 Majority Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the votes cast affirmatively or negatively shall decide any question brought before such meeting, unless the question is one upon which by express provision of an applicable statute or of the certificate of incorporation of the corporation or of these bylaws, including Section 3.2 hereof, or of the rules of any a stock exchange upon which the corporation’s securities are listed, a different vote is required, in which case such express provision shall govern and control the decision of such question.

2.14 Record Date for Stockholder Notice and Voting. For purposes of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any right in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any other action to which the record date relates. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting in accordance with the foregoing provisions. If the Board of Directors does not fix a record date as described in the first two sentences of this paragraph, (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held, and (b) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

2.15 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting.

2.16 Inspectors of Election. The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The corporation may designate one or more persons to act as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

2.17 No Action Without a Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by these bylaws. The stockholders may not in any circumstance take action by written consent.

ARTICLE 3

Directors

3.1 Number, Election, Tenure and Qualifications. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the corporation’s first annual meeting of stockholders following the effectiveness of the filing of the certificate of incorporation first containing a classified board provision (the “Effective Time”), the term of office of the second class to expire at the corporation’s second annual meeting of stockholders following the Effective Time, and the term of office of the third class to expire at the corporation’s third annual meeting of stockholders following the Effective Time, with each director to hold office until his or her successor shall have been duly elected and qualified. The Board of Directors is authorized to assign members of the Board of Directors already in office at the Effective Time to such classes as it determines. At each annual meeting of stockholders, (a) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified; and (b) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

3.2 Director Nominations. At each annual meeting of the stockholders, directors shall be elected by a plurality of votes cast, except as otherwise provided in this Section 3.2, and each director so elected shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal or death.

Notwithstanding the previous sentence, to the fullest extent permitted by law, if a majority of the votes cast with respect to the election of a director are marked “against” or “withheld” in an uncontested election, the director shall promptly tender his or her irrevocable resignation for the Board of Directors’ or the Nominating and Governance Committee’s consideration. If such director’s resignation is accepted by the Board of Directors or the Nominating and Governance Committee, then the Board of Directors or the Nominating and Governance Committee, in its sole discretion, may fill the resulting vacancy or may decrease the size of the Board of Directors.

3.3 Enlargement and Vacancies. Except as otherwise provided by the certificate of incorporation, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or determined by the Board of Directors, be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until the next annual election at which the term of the class to which he or she has been elected expires and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, or by the certificate of incorporation of the corporation or these bylaws, may exercise the powers of the full Board of Directors until the vacancy is filled.

3.4 Resignation. Any director may resign at any time upon written or electronic notice to the corporation addressed to the attention of the Chief Executive Officer, the Secretary, the Chairman of the Board of Directors or the Chair of the Nominating and Corporate Governance Committee of the Board of Directors, who shall in turn notify the full Board of Directors (although failure to provide such notification to the full Board of Directors shall not impact the effectiveness of such resignation). Such resignation shall be effective upon receipt of such notice by one of the individuals designated above unless the notice specifies such resignation to be effective at some other time or upon the happening of some other event.

3.5 Powers. The business of the corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation of the corporation or by these bylaws directed or required to be exercised or done by the stockholders.

3.6 Chairman of the Board of Directors. The directors shall elect a Chairman of the Board of Directors and may elect a Vice Chair of the Board, each to hold such office until their successor is elected and qualified or until their earlier resignation or removal. In the absence or disability of the Chairman of the Board of Directors, the Vice Chair of the Board, if one has been elected, or another director designated by the Board of Directors, shall perform the duties and exercise the powers of the Chairman of the Board of Directors. The Chairman of the Board of Directors of the corporation may preside at all meetings of the stockholders and the Board of Directors and shall have such other duties as may be vested in the Chairman of the Board of Directors by the Board of Directors. The Vice Chair of the Board of the corporation shall have such duties as may be vested in the Vice Chair of the Board by the Board of Directors.

3.7 Place of Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.

3.8 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as may be determined from time to time by the Board of Directors; provided, however, that any director who is absent when such a determination is made shall be given prompt notice of such determination.

3.9 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Chief Executive Officer, or by the written request of a majority of the directors then in office. Notice of the time and place, if any, of special meetings shall be delivered personally or by telephone to each director, or sent by first-class mail or commercial delivery service, facsimile transmission, or by electronic mail or other electronic means, charges prepaid, sent to such director’s business or home address or email address, as applicable, as they appear upon the records of the corporation. In case such notice is mailed, it shall be deposited in the United States mail at least three (3) days prior to the time of holding of the meeting. In case such notice is delivered personally or by telephone or by commercial delivery service, facsimile transmission, or electronic mail or other electronic means, it shall be so delivered at least twenty-four (24) hours prior to the time of the holding of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

3.10 Quorum, Action at Meeting, Adjournments. At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, or by the certificate of incorporation of the corporation or these bylaws. If a quorum shall not be present at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.11 Action Without Meeting. Unless otherwise restricted by the certificate of incorporation of the corporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. After such action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the minutes of proceedings of the Board of Directors or committee.

3.12 Telephone Meetings. Unless otherwise restricted by the certificate of incorporation of the corporation or these bylaws, any member of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or of any committee, as the case may be, by means of conference telephone or by any form of communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.13 Committees. The Board of Directors may, by resolution, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not the member or members present constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the lawfully delegated powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these bylaws for the conduct of its business by the Board of Directors. Except as otherwise provided in the certificate of incorporation of the corporation, these bylaws, or the resolution of the Board of Directors designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

3.14 Fees and Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors.

ARTICLE 4

Officers

4.1 Officers Designated. The officers of the corporation shall be chosen by or in the manner determined by the Board of Directors and shall be a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. The Board of Directors may also choose a Treasurer, one or more Vice Presidents, and one or more assistant Secretaries or assistant Treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation of the corporation or these bylaws otherwise provide.

4.2 Election. The Board of Directors shall choose a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. Other officers may be appointed by the Board of Directors or may be appointed pursuant to a delegation of authority from the Board of Directors.

4.3 Tenure. Each officer of the corporation shall hold office until such officer’s successor is appointed and qualified, unless a different term is specified at the appointment of such officer, or until such officer’s earlier death, resignation, removal or incapacity. Any officer may be removed with or without cause at any time by the Board of Directors or a committee duly authorized to do so (or in the manner determined by the Board of Directors). Any vacancy occurring in any office of the corporation may be filled by or in the manner determined by the Board of Directors, at its discretion. Any officer may resign by delivering such officer’s written or electronic resignation to the corporation to the attention of the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

4.4 The Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board of Directors, in the absence of the Chairman of the Board of Directors, the Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be delegated by the Board of Directors to some other officer or agent of the corporation.

4.5 The President. The President shall, in the event there is no Chief Executive Officer or in the absence of the Chief Executive Officer or in the event of his or her disability, perform the duties of the Chief Executive Officer, and when so acting, shall have the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall perform such other duties and have such other powers as may from time to time be prescribed for such person by the Board of Directors, the Chief Executive Officer, or these bylaws.

4.6 The Vice President. The Vice President, if any (or in the event there be more than one, the Vice Presidents in the order designated by the directors, or in the absence of any designation, in the order of their election), shall, in the absence of the President or in the event of his or her disability or refusal to act, perform the duties of the President, and when so acting, shall have the powers of and be subject to all the restrictions upon the President. The Vice President(s) shall perform such other duties and have such other powers as may from time to time be prescribed for them by the Board of Directors, the Chief Executive Officer, the President, or these bylaws.

4.7 The Secretary. The Secretary shall attend all meetings of the Board of Directors and the stockholders and record all votes and the proceedings of the meetings in a book to be kept for that purpose and shall perform like duties for the standing committees, when required. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the Board of Directors, and shall perform such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer, under whose supervision he or she shall act. The Secretary shall sign such instruments on behalf of the corporation as the Secretary may be authorized to sign by the Board of Directors or by law and shall countersign, attest and affix the corporate seal to all certificates and instruments where such countersigning or such sealing and attesting are necessary to their true and proper execution.

4.8 The Assistant Secretary. The Assistant Secretary, or if there be more than one, any Assistant Secretaries in the order designated by the Board of Directors (or in the absence of any designation, in the order of their election) shall assist the Secretary in the performance of his or her duties and, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Directors.

4.9 The Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer in charge of the general accounting books, accounting and cost records and forms. The Chief Financial Officer may also serve as the principal accounting officer and shall perform such other duties and have other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer.

4.10 The Treasurer and Assistant Treasurers. The Treasurer (if one is appointed) shall have such duties as may be specified by the Chief Financial Officer to assist the Chief Financial Officer in the performance of his or her duties and to perform such other duties and have other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer. It shall be the duty of any Assistant Treasurers to assist the Treasurer in the performance of his or her duties and to perform such other duties and have other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer.

4.11 Bond. If required by the Board of Directors, any officer shall give the corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board of Directors, including without limitation a bond for the faithful performance of the duties of such officer’s office and for the restoration to the corporation of all books, papers, vouchers, money and other property of whatever kind in such officer’s possession or under such officer’s control and belonging to the corporation.

4.12 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE 5

Notices

5.1 Delivery. Whenever, under the provisions of law, or of the certificate of incorporation of the corporation or these bylaws, written notice is required to be given to any stockholder, such notice may be given (a) by mail, addressed to such stockholder, at such person’s address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail or (b) by nationally recognized courier service, and such notice shall be deemed to be given at the earlier of when the notice is received or left at such stockholder’s address. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

5.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of law or of the certificate of incorporation of the corporation or of these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE 6

Indemnification of Directors and Officers

6.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or trustee or in any other capacity while serving as a director, officer, or trustee, shall be indemnified and held harmless by the corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 6.3 of this Article 6 with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

6.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 6.1 of this Article 6, an indemnitee shall also have the right to be paid by the corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 6.2 or otherwise.

6.3 Right of Indemnitee to Bring Suit. If a claim under Section 6.1 or 6.2 of this Article 6 is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 6 or otherwise shall be on the corporation.

6.4 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article 6 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation’s certificate of incorporation, bylaws, agreement, vote of stockholders or directors, or otherwise.

6.5 Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

6.6 Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

6.7 Nature of Rights. The rights conferred upon indemnitees in this Article 6 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, or trustee and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Any amendment, alteration, or repeal of this Article 6 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

6.8 Severability. If any word, clause, provision or provisions of this Article 6 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article 6 (including, without limitation, each portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article 6 (including, without limitation, each such portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE 7

Capital Stock

7.1 Certificates for Shares. The shares of the corporation shall be (a) represented by certificates or (b) uncertificated and evidenced by a book-entry system maintained by or through the corporation’s transfer agent or registrar. Certificates shall be signed by, or in the name of the corporation by, any two authorized officers of the corporation, including the Chief Executive Officer, the President, the Secretary, or the Chief Financial Officer.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send or cause to be sent to the registered owner thereof a written notice or electronic transmission containing the information required by Section 151(f) of the DGCL or a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.2 Signatures on Certificates. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

7.3 Transfer of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate of shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, and proper evidence of compliance of other conditions to rightful transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions and proper evidence of compliance of other conditions to rightful transfer from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.

7.4 Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of Delaware.

7.5 Lost, Stolen or Destroyed Certificates. The corporation may direct that a new certificate or certificates be issued to replace any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed and on such terms and conditions as the corporation may require. When authorizing the issue of a new certificate or certificates, the corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require, to indemnify the corporation in such manner as it may require, and/or to give the corporation a bond or other adequate security in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 8

General Provisions

8.1 Dividends. Dividends upon the capital stock of the corporation, subject to any restrictions contained in the DGCL or the provisions of the certificate of incorporation of the corporation, if any, may be declared by the Board of Directors at any regular or special meeting or by unanimous written consent. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the certificate of incorporation of the corporation.

8.2 Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors or its designees may from time to time designate.

8.3 Corporate Seal. The Board of Directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced. The seal may be altered from time to time by the Board of Directors.

8.4 Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances.

8.5 Representation of Shares or Interests of Other Entities. The Chief Executive Officer, the President or any Vice President, the Chief Financial Officer or the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary of the corporation is authorized to vote, represent and exercise on behalf of the corporation all rights incident to any and all shares of any corporation or corporations or similar ownership interests of other business entities standing in the name of the corporation. The authority herein granted to said officers to vote or represent on behalf of the corporation any and all shares or similar ownership interests held by the corporation in any other corporation or corporations or other business entities may be exercised either by such officers in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officers.

ARTICLE 9

Forum for Adjudication of Disputes

9.1 Exclusive Forum; Delaware Court of Chancery(f) . To the fullest extent permitted by law, and unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of

Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware), shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the corporation or on its behalf, (b) any action or proceeding asserting a claim for breach of any fiduciary duty owed by any director, officer, employee, agent, or stockholder of the corporation to the corporation or the corporation’s stockholders, (c) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL or any provision of the certificate of incorporation, any Preferred Stock Designation (as that term is defined in the certificate of incorporation of the corporation) or these bylaws or (d) any action to interpret, apply, enforce, or determine the validity of the certificate of incorporation or these bylaws, or (e) any action or proceeding asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 9.1.

If any action the subject matter of which is within the scope of this Section 9.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, that stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this section (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

9.2 Exclusive Forum; Federal District Courts. Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 9.2.

9.3 Remedies. Failure to enforce the provisions contained in this Article 9 would cause the corporation irreparable harm, and the corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE 10

Amendments

Subject to the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation, without any action on the part of the stockholders, by the affirmative vote of a majority of the Whole Board. In addition to any vote of the holders of any class or series of stock of the corporation required by law, by the certificate of incorporation of the corporation, or by any Preferred Stock Designation, the bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote thereon, voting as a single class.

CERTIFICATE OF SECRETARY

I, the undersigned, hereby certify:

(i) that I am a duly elected, acting and qualified Secretary of Movella Holdings Inc., a Delaware corporation; and

(ii) that the foregoing bylaws, comprising 23 pages, constitute the bylaws of such corporation as duly adopted by the Board of Directors of such corporation on                 , 2022, which bylaws became effective , 2022.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the                  day of                 , 2022.

, Secretary

Exhibit F

FINAL BCA FORM

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(Adopted by the Board of Directors on [                ])

(Approved by the Stockholders on [                ])

Effective Date: [                ]

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(continued)

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(continued)

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(continued)

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SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan is effective on the date on which the registration statement covering the initial public offering of the Shares is declared effective by the United States Securities and Exchange Commission (the “Effective Date”). The Plan’s purpose is to enhance the Company’s ability to attract, retain, incent, reward, and motivate persons who make (or are expected to make) important contributions to the Company and/or its Subsidiaries and Affiliates by providing Participants with equity ownership and other incentive opportunities.

SECTION 2. DEFINITIONS.

(a) “2009 Plan” means the mCube, Inc. 2009 Equity Incentive Plan.

(b) “2019 Plan” means the mCube, Inc. 2019 Equity Incentive Plan.

(c) “Affiliate” means any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under the common control with, the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

(d) “Award” means any award under the Plan of an Option, a SAR, a Restricted Share, a Stock Unit, a Stock-Based Award, or a Cash-Based Award.

(e) “Award Agreement” means the written agreement between the Company and the recipient of an Award, which contains the terms, conditions, and restrictions pertaining to such Award.

(f) “Board of Directors” or “Board” means the Board of Directors of the Company, as constituted from time to time.

(g) “Cash-Based Award” means an Award that entitles the Participant to receive a cash-denominated payment.

(h) “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s termination of Service, the following: (a) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such agreement in effect but it does not define “cause” (or words of like import)), the Participant’s (i) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) substantial and repeated failure to perform duties as reasonably directed by the person to whom the Participant reports; (iii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iv) gross negligence or willful misconduct with respect to the Company or an Affiliate; (v) material violation of the Company’s policies or codes of conduct, including policies related to discrimination, harassment, performance of illegal or unethical

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activities, or ethical misconduct; or (vi) any breach of any non-competition, non-solicitation, no-hire, confidentiality or other restrictive covenant between the Participant and the Company or an Affiliate; or (b) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control (as defined in such agreement) actually takes place and then only with regard to a termination thereafter.

(i) “Change in Control” means the occurrence of any of the following events:

(i)	A change in the composition of the Board occurs as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)

Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(ii)

Any Person who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such Person’s beneficial ownership of any securities of the Company;

(iii)

The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if Persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

(iv)	The sale, transfer, or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (f)(i) above, the term “look-back” date means the later of (1) the Effective Date and (2) the date that is 24 months prior to the date of the event that may constitute a Change in Control.

Any other provision of this Section 2(f) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company

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that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public or on account of any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. The Committee will determine in its sole discretion whether a Change in Control has occurred.

(j) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(k) “Committee” means the Compensation Committee as designated by the Board, which is authorized to administer the Plan as described in Section 3 hereof.

(l) “Company” means Movella Holdings Inc., a Delaware corporation, including any successor thereto.

(m) “Consultant” means an individual who is an active or prospective consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary, or an Affiliate as an independent contractor (not including service as a member of the Board) or an active or prospective member of the board of directors of a Parent or a Subsidiary, in each case, who is not an Employee.

(n) “Disability” means any permanent and total disability as defined by Section 22(e)(3) of the Code, or in the case of a Participant outside the United States, such other definition as determined by the Committee for purposes of the Plan taking into consideration the provisions of applicable law.

(o) “Employee” means any individual who is a common-law, active, or prospective employee of the Company, a Parent, a Subsidiary, or an Affiliate (but not including any Outside Director).

(p) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(q) “Exercise Price” means, (i) in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Option Award Agreement, and, (ii) in the case of a SAR, an amount, as specified in the applicable SAR Award Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(r) “Fair Market Value” with respect to a Share means the market price of one Share determined by the Committee as follows:

(i)

If the Stock was traded over-the-counter on the date of determination, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii)

If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market, or The Nasdaq Global Select Market) or national market system on the date of determination, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading with respect to the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

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(iii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems reasonable and appropriate.

The determination of fair market value for purposes of tax withholding may be made in the Committee’s discretion subject to applicable law and is not required to be consistent with the determination of Fair Market Value for other purposes.

For any date that is not a trading day, the Fair Market Value of a Share for such date shall be determined under clauses (i) and (ii) above with reference to the immediately preceding trading day. In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons and shall be consistent with the rules of Section 409A and Section 422 of the Code to the extent applicable.

(s) “ISO” means an Option intended to be an “incentive stock option” described in Section 422 of the Code. Each Option granted pursuant to the Plan will be treated as an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award Agreement; provided, however, that each Option designated as an ISO that fails to qualify as such pursuant to Section 422 of the Code shall be treated as an NSO.

(t) “Nonstatutory Option” or “NSO” means an Option that is not an ISO.

(u) “Option” means an option entitling the holder to acquire Shares upon payment of the exercise price and satisfaction of all vesting conditions.

(v) “Outside Director” means a current or prospective member of the Board who is not a common-law employee of, or paid consultant to, the Company, a Parent, or a Subsidiary.

(w) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Effective Date shall be a Parent commencing as of such date.

(x) “Participant” means a person who holds an Award.

(y) “Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act. Notwithstanding the foregoing, for purposes of clause (ii) of the definition of Change in Control, Person but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company, a Parent, or Subsidiary, (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock, and (iii) the Company or any Subsidiary of the Company.

(z) “Plan” means this 2022 Stock Incentive Plan of Movella Holdings Inc., as amended, restated, modified, or otherwise supplemented from time to time.

(aa) “Predecessor Plans” means the 2019 Plan and the 2009 Plan.

(bb) “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option or SAR), as specified by the Committee.

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(cc)“Restricted Share” means a Share subject to restrictions requiring that it be forfeited, redelivered, or offered for sale to the Company if specified performance or other vesting conditions are not satisfied awarded under the Plan.

(dd) “Returning Shares” means Shares subject to outstanding stock-based awards granted under the Predecessor Plans that are canceled and extinguished in exchange for an Option under the Plan and that following the Effective Date: (i) are not issued because such award or portion thereof is forfeited or terminated for any reason before being exercised or settled; (ii) are not issued because such stock award or any portion thereof is settled in cash; (iii) are subject to vesting restrictions and are subsequently forfeited; (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (v) are withheld or reacquired to satisfy a tax withholding obligation.

(ee)“SAR” means a right entitling the holder upon exercise to receive an amount (payable in cash or in Stock of equivalent value) equal to the excess of the Fair Market Value of the Stock subject to the right over the Exercise Price from which appreciation under the SAR is to be measured.

(ff) “Section 409A” means Section 409A of the Code, including any regulations and guidance promulgated thereunder.

(gg) “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(hh) “Service” means service as an Employee, Consultant, or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service terminates three months after an Employee goes on a bona fide leave of absence that was approved by the Company in writing, except where the terms of the approved leave provide otherwise, or when continued Service crediting is required by applicable law. For purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan (including with respect to all determinations upon a Participant’s change in status from a full-time Employee to a part-time Employee or to a Consultant or Outside Director). Unless a different treatment is approved by the Company, vesting will be adjusted pro rata for any approved reductions in work hours (for example, from full-time to part-time) other than due to an approved leave of absence as discussed in the prior sentence (i.e., the portion of the award vesting on each vesting date is reduced pro rata based on the reduction in hours worked). Any reference to “termination of Service” or “termination” of a Participant’s Service, means the termination of the applicable Participant’s Service with the Company and its Affiliates.

(ii) “Share” means one share of Stock as adjusted in accordance with Section 12 (if applicable).

(jj) “Stock” means the common stock, par value $0.0001 per Share, of the Company.

(kk) “Stock-Based Award” means an Award denominated in, convertible into, or otherwise based on Shares, other than an Option, a SAR, a Restricted Share, or a Stock Unit.

(ll) “Stock Unit” means a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash measured by the value of a Share on a future date) and may be subject to the satisfaction of performance, time, and/or other vesting conditions.

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(mm) “Subsidiary” means any corporation, if the Company owns and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date. The determination of whether an entity is a “Subsidiary” shall be made in accordance with Section 424(f) of the Code.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by a Committee appointed by the Board, or by the Board acting as the Committee. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy such requirements of the New York Stock Exchange or the Nasdaq Stock Market, as applicable, and as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

(b) Committee Appointment. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan, grant Awards under the Plan, and determine all terms of such grants, in each case, with respect to all Employees, Consultants, and Outside Directors (except such as may be on such committee), provided that such committee or committees may perform these functions only with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board or the Committee may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards, and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board or the Committee shall specify the total number of Awards that such officers may so award.

(c) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	to interpret the Plan and to apply its provisions;

(ii)	to adopt, amend, or rescind rules, procedures, and forms relating to the Plan;

(iii)	to adopt, amend, or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iv)	to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)	to determine when Awards are to be granted under the Plan;

(vi)	to select the Participants to whom Awards are to be granted;

(vii)	to determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

(viii)

to prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and the Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), whether an Option is to be classified as an ISO or as an NSO, and the provisions of the agreement relating to such Award;

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(ix)	to amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x)	to prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)	to determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)	to determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii)	to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)

to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting (or acceleration thereof), and/or ability to retain any Award; and

(xv)	to take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations, and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that such member of the Committee has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.

SECTION 4. ELIGIBILITY.

(a) General Rule. The Committee will select Participants from among Employees, Consultants, and Outside Directors. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 4(a) who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 4(a) who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the United States Treasury Regulations.

(b) Ten Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent, or a Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(c) Attribution Rules. For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors, and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be deemed to be owned proportionately by or for its stockholders, partners, or beneficiaries.

(d) Outstanding Stock. For purposes of Section 4(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include Shares authorized for issuance under outstanding Options held by the Employee or by any other Person.

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SECTION 5. STOCK SUBJECT TO PLAN; OUTSIDE DIRECTOR COMPENSATION LIMIT.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued shares or treasury shares. The maximum aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed the sum of (i) [                1] Shares, plus (ii) any Returning Shares that become available from time to time, plus (iii) any Shares that, but for the termination of the Predecessor Plans (as applicable) immediately prior to the Effective Date, were at such time reserved and available for issuance under the Predecessor Plans but not issued or subject to outstanding awards; provided that such number of Shares shall increase on the first day of each calendar year for a period of not more than ten years beginning on January 1, 2023 and ending on (and including) January 1, 2032 in an amount equal to the lesser of (A) 5% of the total number of Shares outstanding on the last day of the immediately preceding calendar year and (B) such lesser amount of Shares (including zero), as determined by the Committee or Board prior to such calendar year (such annual increase, the “Annual Increase” and such overall limit, the “Share Limit”). Notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed five times the number of Shares provided under clause (i) above plus; to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 5(b), but nothing in this Section 5 will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares that then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b) Additional Shares. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options, or SARs are forfeited, expire, or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units or SARs are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units or SARs shall reduce the number available in Section 5(a) and the balance (including any Shares withheld to satisfy tax withholding obligations) shall again become available for Awards under the Plan. Any Shares withheld to satisfy the Exercise Price or tax withholding obligation pursuant to any Award of Options or SARs shall be added back to the Shares available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan, except for Shares that are forfeited and do not become vested.

(c) Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution, or replacement of stock options, stock appreciation rights, stock units, or similar awards granted by another entity (including a Parent or a Subsidiary), if such assumption, substitution, or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation, or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its Affiliate). The terms of such assumed, substituted, or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan. Any Shares subject to substitute or assumed Awards other than Returning Shares shall not count against the Share Limit (nor shall Shares subject to such Awards, other than Returning Shares, be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.

[1]	To equal 12% of outstanding equity on an as-converted basis.

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(d) Outside Director Compensation Limit. The maximum number of Shares subject to Awards granted under the Plan during any one calendar year to any Outside Director, taken together with any cash fees paid by the Company to such Outside Director during such calendar year for service on the Board (other than the calendar year in which an Outside Director commences service on the Board), will not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), or, with respect to the calendar year in which an Outside Director is first appointed or elected to the Board, $1,000,000.

SECTION 6. RESTRICTED SHARES.

(a) Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services, and future services.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. A holder of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other stockholders, except that in the case of any unvested Restricted Shares, the holder shall not be entitled to any dividends or other distributions paid or distributed by the Company in respect of outstanding Shares. Notwithstanding the foregoing, at the Committee’s discretion, the holder of unvested Restricted Shares may be credited with such dividends and other distributions, provided that such dividends and other distributions shall be paid or distributed to the holder only if, when and to the extent such unvested Restricted Shares vest. The value of dividends and other distributions payable or distributable with respect to any unvested Restricted Shares that do not vest shall be forfeited. At the Committee’s discretion, the Restricted Share Award Agreement may require that the holder of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions as the Award with respect to which the dividend was paid. For the avoidance of doubt, other than with respect to the right to receive dividends and other distributions, the holders of unvested Restricted Shares shall have the same voting rights and other rights as the Company’s other stockholders in respect of such unvested Restricted Shares.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal, or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

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SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Option Award Agreement. Each grant of an Option under the Plan shall be evidenced by an Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in an Option Award Agreement. The Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Option Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant 110% for ISOs granted to Employees described in Section 4(b)), and the Exercise Price of an NSO shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local, or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Option Award Agreement shall also specify the term of the Option; provided that the term of an option shall in no event exceed 10 years from the date of grant (five years for ISOs granted to Employees described in Section 4(b)). An Option Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

(h) No Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Shares covered by an Option or other Award until the date of the issuance of a stock certificate or other evidence

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of ownership for such Shares or until the Participant’s ownership of such Shares shall have been entered into the books of the registrar in the case of uncertificated stock. No adjustments shall be made, except as provided in Section 12.

(i) Modification, Extension, and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend, or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or for cash. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair the Participant’s rights or obligations under such Option; provided, however, that an amendment or modification that may cause an ISO to become an NSO, and any amendment or modification that is required to comply with the rules applicable to ISOs, shall not be treated as materially impairing the rights or obligations of the Participant.

(j) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal, and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(k) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (ii) authorize a Participant to elect to cash out an Option previously granted, in either case, at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8. PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below.

(b) Surrender of Stock. To the extent that an Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or the Participant’s representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that an Option Award Agreement so provides, if the Stock is traded on an established securities market, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that an Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

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(f) Net Exercise. To the extent that an Option Award Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or any other form of payment permitted under the Option Award Agreement.

(g) Promissory Note. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(h) Other Forms of Payment. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations, and rules.

(i) Limitations under Applicable Law. Notwithstanding anything herein or in an Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a) SAR Award Agreement. Each grant of an SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d) Exercisability and Term. Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR provided that the term of the SAR shall in no event exceed 10 years from the date of grant. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

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(f) Exercise of SARs. Upon exercise of a SAR, the Participant (or any Person having the right to exercise the SAR after the Participant’s death) shall receive from the Company (i) Shares, (ii) cash, or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g) Modification, Extension, or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend, or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or cash. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair the Participant’s rights or obligations under such SAR.

(h) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (ii) authorize a Participant to elect to cash out a SAR previously granted, in either case, at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 10. STOCK UNITS.

(a) Stock Unit Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award Agreement. A Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement, or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right, if awarded, entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents may also be converted into additional Stock Units at the Committee’s discretion. Dividend equivalents shall not be distributed prior to settlement of the Stock Unit to which the dividend equivalents pertain. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach. The value of dividend equivalents payable or distributable with respect to any unvested Stock Units that do not vest shall be forfeited. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A to the extent applicable to the Participant.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares, or (iii) any combination of both, as determined by the Committee. The actual number of

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Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a number of trading days. A Stock Unit Award Agreement may provide that vested Stock Units may be settled in a lump sum or in installments. A Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A, to the extent applicable to the Participant. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.

(f) Death of Participant. Any Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries, provided the Committee has permitted the designation of a beneficiary and such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Committee. Each recipient of a Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company, provided the Committee has permitted the designation of beneficiaries. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If the Committee has not permitted the designation of a beneficiary, if no beneficiary was designated or if no designated beneficiary survives the Participant, then any Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company subject to the terms and conditions of the applicable Stock Unit Award Agreement.

SECTION 11. CASH-BASED AWARDS AND STOCK-BASED AWARDS.

The Committee may, in its sole discretion, grant Cash-Based Awards and Stock-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award or Stock-Based Awards, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award or Stock-Based Awards shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula, or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award or Stock-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Committee determines.

SECTION 12. ADJUSTMENT OF SHARES.

(a) Adjustments.

(i)

Recapitalization Transactions. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off, or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(A)	the class(es) and number of securities available for future Awards and the limitations set forth under Section 5;

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(B)	the class(es) and number of securities covered by each outstanding Award; and/or

(C)	the Exercise Price under each outstanding Option and SAR.

(ii)

Other Adjustments. In the event of other transactions, the Committee may make such changes as provided in subsection (a)(i) herein, as it determines are necessary or appropriate to avoid distortion in the operation of the Plan.

(iii)	Committee’s Authority. The Committee’s determinations will be final, binding, and conclusive on all Persons.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A, to the extent applicable, such agreement may provide for, without limitation, one or more of the following:

(i)	the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)	the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)	the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)	immediate vesting, exercisability, or settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction;

(v)

cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the Committee, in its sole discretion, may consider appropriate; or

(vi)

settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), provided that any such amount may be delayed to the same extent that payment of consideration to the holders of Stock in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks, or other contingencies;

in each case without the Participant’s consent or prior notice. Any acceleration of payment of an amount that is subject to Section 409A will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A. Any actions hereunder will comply with, or be exempt from, Section 409A to the extent determined by the Committee to be reasonably practicable.

The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

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(d) Reservation of Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of Shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of Shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets. In the event of any potential change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to the occurrence of such event.

SECTION 13. DEFERRAL OF AWARDS.

(a) Committee Powers. Subject to compliance with Section 409A (or an exemption therefrom), the Committee (in its sole discretion) may permit or require a Participant to:

(i)

have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)	have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(iii)

have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books.

Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b) General Rules. A deferred compensation account established under this Section 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures, and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 13.

SECTION 14. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs; provided, however, that the Company may not grant any award under the Predecessor Plans on or after the Effective Date. Such awards may be settled in the form of Shares issued under the Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

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SECTION 15. PAYMENT OF DIRECTORS’ FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 15 shall be effective unless and until the Board has determined to implement such provision.

(b) Elections to Receive NSOs, SARs, Restricted Shares, or Stock Units. An Outside Director may elect to receive the Outside Director’s annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares, Stock Units, or a combination thereof, as determined by the Board. Alternatively, the Board may mandate payment in any of such alternative forms. Such NSOs, SARs, Restricted Shares, and Stock Units shall be issued under the Plan. An election under this Section 15 shall be filed with the Company on the prescribed form.

(c) Number and Terms of NSOs, SARs, Restricted Shares or Stock Units. The number of NSOs, SARs, Restricted Shares, or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, SARs, Restricted Shares, or Stock Units shall also be determined by the Board.

SECTION 16. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, United States state securities laws and regulations, the regulations of any stock exchange on which the Company’s securities may then be listed, and any foreign securities, exchange control, or other applicable laws, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 17. TAXES.

(a) Withholding Taxes. To the extent required by applicable federal, state, local, or foreign law, a Participant or the Participant’s successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of the Participant’s withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that the Participant previously acquired. Such Shares shall be valued at their fair market value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to such Participant in excess of the number necessary to satisfy the maximum applicable tax withholding.

(c) Section 409A. Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A (and shall be interpreted and construed to comply with Section 409A). If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay

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is necessary to prevent such payment from being subject to interest, penalties, and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 18. TRANSFERABILITY.

Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated, or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer, or encumbrance in violation of this Section 18 shall be void and unenforceable against the Company.

SECTION 19. PERFORMANCE-BASED AWARDS.

The number of Shares or other benefits granted, issued, retained, and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

SECTION 20. RECOUPMENT.

In the event that the Company is required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, the Committee shall have the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the Company of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during a fixed period, determined by the Committee, preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target. The Company will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act. Any right of recoupment under this provision will be in addition to, and not in lieu of, any other rights of recoupment that may be available to the Company. No recovery of compensation under any clawback policy or this Section 20 will constitute an event giving rise to a Participant’s right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Subsidiaries or Affiliates.

SECTION 21. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee, Outside Director or Consultant. The Company and/or its Subsidiaries, as applicable, reserve the right to terminate any person’s Service at any time and for any or no reason, with or without notice.

SECTION 22. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall come into existence on the date of its adoption by the Board; provided, however, that no Award may be granted hereunder prior to the Effective Date. The Board may suspend or terminate the Plan at any time. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board or (ii) the date the Plan is approved the stockholders of the Company.

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(b) Right to Amend the Plan. The Board may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations, or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

SECTION 23. AWARDS TO PARTICIPANTS OUTSIDE THE UNITED STATES.

Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Subsidiaries and Affiliates operate or in which Participants work or reside, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Participants outside the United States will be eligible to participate in the Plan; (b) modify the terms and conditions of any Award granted to Participants outside the United States; (c) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures, or sub-plans applicable to particular Subsidiaries and Affiliates or Participants in particular locations; provided that no such sub-plans and/or modifications shall take precedence over Section 3 or otherwise require stockholder approval; (d) take any action, before or after an Award is granted, that it deems advisable to obtain approval or to facilitate compliance with any necessary local governmental regulatory exemptions or approvals; and (e) impose conditions on the exercise, vesting, or settlement of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures, and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, Disability, retirement, or other termination of employment, available methods of exercise or settlement of an Award, payment of income tax, social insurance contributions, and payroll taxes, the shifting of employer tax or social insurance contribution liability to a Participant, the withholding procedures and handling of any Stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Board will only take action and grant Awards that comply with applicable laws.

SECTION 24. GOVERNING LAW; WAIVER OF JURY TRIAL.

The Plan and each Award Agreement and all disputes or controversies arising out of or relating thereto shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without application of the conflicts of law principles thereof. EACH PARTICIPANT WAIVES ANY RIGHT SUCH PARTICIPANT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE PLAN AND ANY AWARD THEREUNDER.

SECTION 25. SUCCESSORS AND ASSIGNS.

The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

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SECTION 26. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

MOVELLA HOLDINGS INC.

By:
Name:
Title:

Date:

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Exhibit G

FINAL BCA FORM

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2022 EMPLOYEE STOCK PURCHASE PLAN

(Adopted by the Board of Directors on [            ])

(Approved by the Stockholders on [            ])

Effective Date: [                ]

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2022 EMPLOYEE STOCK PURCHASE PLAN

(continued)

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SECTION 1. PURPOSE OF THE PLAN.

The Plan is effective on the date on which the registration statement covering the initial public offering of the Stock is declared effective by the United States Securities and Exchange Commission (the “Effective Date”). The purpose of the Plan is to provide a broad-based employee benefit to attract the services of new Eligible Employees, to retain the services of existing Eligible Employees, and to provide incentives for such individuals to exert maximum efforts toward the Company’s success by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions.

The Company intends to make two types of offerings under the Plan: offerings that are intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and to be exempt from the application and requirements of Section 409A of the Code, and to be construed accordingly (each, a “Section 423 Offering”) and offerings that are not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Non-423 Offering”). The Section 423 Offerings will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. An option to purchase shares of Stock under the Non-423 Offering will be granted pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted by the Committee designed to achieve tax, securities laws, or any other objectives. Except as otherwise provided herein, the Non-423 Offering will operate and be administered in the same manner as the Section 423 Offering.

SECTION 2. DEFINITIONS.

(a) “Affiliate” means any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under the common control with, the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(d) “Committee” means the Compensation Committee of the Board or such other committee, comprised exclusively of one or more directors of the Company, as may be appointed by the Board from time to time to administer the Plan. To the extent a such a committee is not appointed by the Board to administer the Plan, references to “Committee” in the Plan shall refer to the Board.

(e) “Company” means Movella Holdings Inc., a Delaware corporation, including any successor thereto.

(f) “Compensation” means, unless provided otherwise by the Committee in the terms and conditions of an Offering, base salary and wages paid in cash to a Participant by a Participating Company, without reduction for any pre-tax contributions made by the Participant under Sections 401(k) or 125 of the Code. “Compensation” shall, unless provided otherwise by the Committee in the terms and conditions of an Offering, exclude variable

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compensation (including commissions, bonuses, incentive compensation, overtime pay, and shift premiums), all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions, or benefits received under employee benefit plans, income attributable to the exercise of stock options or any other equity awards, and similar items. The Committee shall determine whether a particular item is included in Compensation. Further, the Committee shall have the discretion to determine the application of this definition to Participants outside the United States.

(g) “Corporate Reorganization” means:

(i)	the consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

(ii)	the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(h) “Eligible Employee” means any Employee of a Participating Company who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if such individual’s participation in the Plan is prohibited by the law of any country that has jurisdiction over the employee.

(i) “Employee” means any person who is “employed” for purposes of Section 423(b)(4) of the Code by a Participating Company. However, service solely as a director, or payment of a fee for such services, will not cause a director to be considered an “Employee” for purposes of the Plan.

(j) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k) “Fair Market Value” means the fair market value of a share of Stock, determined as follows:

(i)

if Stock was traded on any established national securities exchange, including the New York Stock Exchange or The Nasdaq Stock Market, on the date of determination, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading with respect to the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

(ii)	if the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems reasonable and appropriate.

The determination of fair market value for purposes of tax withholding may be made in the Committee’s discretion subject to applicable law and is not required to be consistent with the determination of Fair Market Value for other purposes.

For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Determination of the Fair Market Value pursuant to the foregoing provisions shall be conclusive and binding on all persons.

(l) “Offering” means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.

(m)“Offering Date” means the first day of an Offering.

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(n)“Offering Period” means a period during which any Offering will be effective, as determined pursuant to Section 4(a).

(o)“Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

(p)“Participating Company” means (i) the Company and (ii) each present or future Subsidiary or Affiliate designated by the Committee as a Participating Company. The Committee may so designate any Subsidiary or Affiliate, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders, and may further designate such companies or Participants as participating in the 423 Component or the Non-423 Component. The Committee may also determine which Affiliates or Eligible Employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under a Non-423 Offering, and determine which Participating Company or Companies will participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of Section 423 Offerings, only the Company and its Subsidiaries may be Participating Companies; provided, however, that at any given time, a Subsidiary that is a Participating Company in a Section 423 Offering will not be a Participating Company in a Non-423 Offering.

(q) “Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(r) “Plan” means this Movella Holdings Inc. 2022 Employee Stock Purchase Plan, as it may be amended, restated, modified, or otherwise supplemented from time to time.

(s) “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(t) “Purchase Date” means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering.

(u)“Purchase Period” means one or more successive periods during an Offering, beginning on the Offering Date or on the day after a Purchase Date, and ending on the next succeeding Purchase Date.

(v) “Purchase Price” means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).

(w) “Stock” means the common stock, par value $0.0001 per share, of the Company.

(x) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(y) “Trading Day” means a day on which the national stock exchange on which the Stock is traded is open for trading.

SECTION 3. ADMINISTRATION OF THE PLAN.

(a) Administrative Powers and Responsibilities. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and

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2022 EMPLOYEE STOCK PURCHASE PLAN

supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee’s determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination, or interpretation. The Committee may adopt such rules, guidelines, and forms as it deems appropriate to implement the Plan. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate. All decisions, interpretations, and other actions of the Committee shall be final and binding on all Participants and all Persons deriving any rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

(b) International Administration. The Committee may establish sub-plans (which need not qualify under Section 423 of the Code) and initiate separate Offerings for the purpose of (i) facilitating participation in the Plan by non-U.S. employees in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under Section 423 of the Code or (ii) qualifying the Plan for preferred tax treatment under foreign tax laws (which sub-plans, at the Committee’s discretion, may provide for allocations of the authorized shares reserved for issue under the Plan as set forth in Section 14(a)). The rules, guidelines, and forms of such sub-plans (or the Offerings thereunder) may take precedence over other provisions of the Plan, with the exception of Section 4(a)(i), Section 5(b), Section 8(b), and Section 14(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to employees resident in the United States, subject to compliance with Section 423 of the Code.

SECTION 4. ENROLLMENT AND PARTICIPATION.

(a) Offering Periods. While the Plan is in effect, the Committee may from time to time grant options to purchase shares of Stock pursuant to the Plan to Eligible Employees during a specified Offering Period. Each such Offering shall be in such form and shall contain such terms and conditions as the Committee shall determine, subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and, as applicable, the requirements of Section 423 of the Code, including the requirement that all Eligible Employees participating in each Section 423 Offering have the same rights and privileges. The Committee shall specify prior to the commencement of each Offering (i) the period during which the Offering shall be effective, which may not exceed 27 months from the Offering Date and may include one or more successive Purchase Periods within the Offering, (ii) the Purchase Dates and Purchase Price for shares of Stock which may be purchased pursuant to the Offering, and (iii) if applicable, any limits on the number of shares purchasable by a Participant, or by all Participants in the aggregate, during any Offering Period or, if applicable, Purchase Period, in each case consistent with the limitations of the Plan. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that

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commences immediately after such Purchase Date. The terms and conditions of each Offering need not be identical, and shall be deemed incorporated by reference and made a part of the Plan.

(b) Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed and communicated for this purpose from time to time by the Company to Eligible Employees.

(c) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until the Participant ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdraws from the Plan under Section 6(a) may again become a Participant, if the Participant then is an Eligible Employee, by following the procedure described in Section 4(b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if the Participant then is an Eligible Employee. Except as otherwise provided in the terms and conditions of an Offering, when a Participant reaches the end of an Offering Period but the Participant’s participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5. EMPLOYEE CONTRIBUTIONS.

(a) Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions; provided, however, that to the extent provided in the terms and conditions of an Offering, a Participant may also make contributions through payment by cash or check prior to one or more Purchase Dates during the Offering. Payroll deductions, subject to the provisions of Section 5(b) below or as otherwise provided under the terms and conditions of an Offering, shall occur on each payday during participation in the Plan.

(b) Amount of Payroll Deductions. An Eligible Employee shall designate during the enrollment process the portion of the Eligible Employee’s Compensation that the Eligible Employee elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15% (or such lower rate of Compensation specified as the limit in the terms and conditions of the applicable Offering).

(c) Changing Deduction Rate. Unless otherwise provided under the terms and conditions of an Offering, (i) a Participant may not increase the rate of payroll deductions during the Offering Period, and (ii) a Participant may discontinue or decrease the rate of payroll deductions during the Offering Period to a whole percentage of the Participant’s Compensation (including a reduction to zero) in accordance with such procedures and subject to such limitations as the Company may establish for all Participants. A Participant may also increase or decrease the rate of payroll deductions effective for a new Offering Period by submitting an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The new deduction rate shall be a whole percentage of the Eligible Employee’s Compensation consistent with Section 5(b) above.

(d) Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, the Participant may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).

SECTION 6. WITHDRAWAL FROM THE PLAN.

(a) Withdrawal. A Participant may elect to withdraw from the Plan by giving notice pursuant to the process prescribed and communicated by the Company from time to time. Such withdrawal may be elected at any time

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before the last day of an Offering Period, except as otherwise provided in the Offering. In addition, if payment by cash or check is permitted under the terms and conditions of an Offering, Participants may be deemed to withdraw from the Plan by declining or failing to remit timely payment to the Company for the shares of Stock. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest, except as may be required by applicable law. No partial withdrawals shall be permitted.

(b) Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until the Participant re-enrolls in the Plan under Section 4(b). Re-enrollment will become effective only at the commencement of the next Offering Period.

SECTION 7. CHANGE IN EMPLOYMENT STATUS.

(a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate three months after the Participant goes on a leave, unless a contract or statute guarantees the Participant’s right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death. In the event of the Participant’s death, the amount credited to the Participant’s Plan Account shall be paid to the Participant’s estate.

SECTION 8. PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes, except where applicable law requires that amounts credited to Plan Accounts be held separately or deposited with a third party. No interest shall be credited to Plan Accounts, except as may be required by applicable law.

(b) Purchase Price. The Purchase Price for each share of Stock purchased during an Offering Period shall be the lesser of:

(i)	85% of the Fair Market Value of such share on the Purchase Date; or

(ii)	85% of the Fair Market Value of such share on the Offering Date.

The Committee may specify an alternate Purchase Price amount or formula in the terms and conditions of an Offering, but in no event may such amount or formula result in a Purchase Price less than that calculated pursuant to the immediately preceding formula.

(c) Number of Shares Purchased. As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Section 8(c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in

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2022 EMPLOYEE STOCK PURCHASE PLAN

the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account (rounded down to the nearest whole share, unless otherwise set forth in the terms and conditions of an Offering). Unless provided otherwise by the Committee prior to the commencement of an Offering, the maximum number of shares of Stock which may be purchased by an individual Participant during such Offering is 5,000 shares. The foregoing notwithstanding, no Participant shall purchase more than such number of shares of Stock as may be determined by the Committee with respect to the Offering Period, or Purchase Period, if applicable, nor more than the amount of Stock set forth in Sections 9(b) and 14(a). For each Offering Period and, if applicable, Purchase Period, the Committee shall have the authority to establish additional limits on the number of shares purchasable by all Participants in the aggregate.

(d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(e) Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued the Participant as soon as reasonably practicable after the applicable Purchase Date, except that the Company may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Company. Shares may be registered in the name of the Participant or jointly in the name of the Participant and the Participant’s spouse as joint tenants with right of survivorship or as community property.

(f) Unused Cash Balances. Unless otherwise set forth in the terms and conditions of an Offering, an amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or refunded to the Participant in cash at the end of the Offering Period, without interest (except as may be required by applicable law), if the Participant’s participation is not continued. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Sections 8(c) or 8(d) above, Section 9(b), or Section 14(a) shall be refunded to the Participant in cash, without interest (except to the extent required by applicable law).

(g) Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within 12 months after the date the Plan is adopted by the Board. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9. LIMITATIONS ON STOCK OWNERSHIP.

(a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after the Participant’s election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Section 9(a), the following rules shall apply:

(i)	Ownership of stock shall be determined after applying the attribution rules of Section 424(d) of the Code;

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2022 EMPLOYEE STOCK PURCHASE PLAN

(ii)	Each Participant shall be deemed to own any stock that the Participant has a right or option to purchase under this or any other plan; and

(iii)

Each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under the Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.

(b) Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds $25,000 of Fair Market Value of such Stock per calendar year (under the Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of Section 423(b)(8) of the Code and applicable United States Treasury Regulations promulgated thereunder.

For purposes of this Section 9(b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Section 9(b) from purchasing additional Stock under the Plan, then the Participant’s employee contributions shall automatically be discontinued.

SECTION 10. RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which the Participant may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign, or otherwise encumber the Participant’s rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11. NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s at-will employment at any time and for any or no reason, with or without cause.

SECTION 12. NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that the Participant may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date and such Participant’s ownership of such Stock shall have been entered into the books of the registrar or the Participant is issued a stock certificate, as applicable.

SECTION 13. SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state or non-U.S. securities laws and regulations, the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded, and any foreign securities, exchange control or other applicable laws of any country which has jurisdiction over the applicable Participant.

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SECTION 14. STOCK OFFERED UNDER THE PLAN.

(a) Authorized Shares. The maximum aggregate number of shares of Stock available for purchase under the Plan is [                1] shares, plus an annual increase to be added on the first day of each of the Company’s fiscal years for a period of up to ten years, beginning with the fiscal year that begins January 1, 2023, equal to the least of (i) 1% of the outstanding shares of Stock on such date, (ii) [                2] shares, or (iii) a lesser amount (which may be zero) determined by the Committee or Board. The aggregate number of shares available for purchase under the Plan (and the limit in clause (ii) to the annual increase thereto) shall at all times be subject to adjustment pursuant to Section 14(b).

(b) Antidilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Stock) by reason of any forward or reverse share split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property), in any case, in a manner that complies with Section 423 of the Code.

(c) Reorganizations. Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization in which the Plan is not assumed by the surviving corporation or its parent corporation pursuant to the applicable plan of merger or consolidation, the Offering Period then in progress shall terminate immediately prior to the effective time of such Corporate Reorganization and either shares shall be purchased pursuant to Section 8 or, if so determined by the Board or Committee, all amounts in all Participant Accounts shall be refunded pursuant to Section 15 without any purchase of shares. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation, or other reorganization.

SECTION 15. AMENDMENT OR DISCONTINUANCE.

The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code will have no force or effect unless approved by the stockholders of the Company within 12 months before or after its adoption. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board or Committee may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. The Plan shall continue until the earlier to occur of (a) termination of the Plan pursuant to this Section 15 or (b) issuance of all the shares of Stock reserved for issuance under the Plan.

[1]	To equal 2% of outstanding equity on an as-converted basis.
[2]	To equal 1% of outstanding equity on an as-converted basis

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SECTION 16. LIMITATION ON LIABILITY.

Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its Subsidiaries, nor the Committee, nor any person acting on behalf of the Company, any of its Subsidiaries, or the Committee, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest, or other liability asserted by reason of the failure of the Plan or any option to purchase shares of Stock to satisfy the requirements of Section 423, or otherwise asserted with respect to the Plan or any option to purchase shares of Stock.

SECTION 17. UNFUNDED PLAN.

The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any option to purchase shares of Stock. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

SECTION 18. OFFER TO PARTICIPANTS OUTSIDE THE UNITED STATES.

Notwithstanding any provision of the Plan to the contrary, to comply with applicable law in countries outside the United States in which the Company and its Subsidiaries and Affiliates operate or in which Participants work or reside, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Employees outside the United States will be Eligible Employees under the Plan; (b) modify the terms and conditions of any Offering to Eligible Employees outside the United States; (c) establish sub-plans and modify terms, procedures, and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures, or sub-plans applicable to particular Subsidiaries and Affiliates or Participants in particular locations; provided that no such sub-plans and/or modifications shall take precedence over Section 3 or otherwise require stockholder approval; (d) take any action, before or after options to purchase shares of Stock are granted, that it deems advisable to obtain approval or to facilitate compliance with any necessary local governmental regulatory exemptions or approvals; and (e) impose conditions on participation in the Plan and/or the purchase of shares of Stock in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures, and sub-plans with provisions that limit or modify rights on eligibility to participate in an Offering, on termination of employment, available methods of contribution, payment of income tax, social insurance contributions, and payroll taxes, the shifting of employer tax or social insurance contribution liability to a Participant, the withholding procedures, and handling of any Stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Board will only take action and grant options to purchase shares of Stock that comply with applicable laws.

SECTION 19. GOVERNING LAW; WAIVER OF JURY TRIAL.

The Plan and all disputes or controversies arising out of or relating thereto shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without application of the conflicts of law principles thereof. EACH PARTICIPANT WAIVES ANY RIGHT SUCH PARTICIPANT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE PLAN AND ANY AWARD THEREUNDER.

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SECTION 20. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

MOVELLA HOLDINGS INC.
By:
Name:
Title:
Date:

MOVELLA HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

ANNEX B

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MOVELLA HOLDINGS INC.

Movella Holdings Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Movella Holdings Inc.

SECOND: The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on                 , 2022 and most recently amended and restated pursuant to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on                 , 2022, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on                 , 2022 and the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on                 , 2022 (as so amended, the “Existing Certificate”).

THIRD: Pursuant to Section 388 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the Existing Certificate.

FOURTH: The Existing Certificate shall be amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is Movella Holdings Inc. (the “Corporation”).

ARTICLE II

The registered agent and the address of the registered offices in the State of Delaware are:

The Corporation Trust Company

c/o Corporation Trust Center

1209 Orange Street

Wilmington, New Castle County, Delaware 19801

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is                Million (                ), of which                Million (                ) shares shall be

Common Stock, $                par value per share (the “Common Stock”), and of which                Million (                ) shares shall be Preferred Stock, $                par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then-outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the board of directors of the Corporation (the “Board”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in the certificate of incorporation of the Corporation, as amended from time to time (this “Certificate” or “Certificate of Incorporation”), the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board. The Board is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue (each, a “Preferred Stock Designation”), to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences, and relative participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof. The Board is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the Preferred Stock Designation otherwise provides, in case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Unless the Board provides to the contrary in the Preferred Stock Designation and to the fullest extent permitted by law, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative participating, optional, or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Certificate, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation. No holder of shares of Common Stock shall have the right to cumulative votes.

3. Dividends. Subject to the preferential rights of the Preferred Stock and except as otherwise required by law or this Certificate, the holders of shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board, out of the assets of the Corporation which are by law available therefor.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:

A. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. Election of Directors. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Action by Stockholders. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by a majority of the Whole Board or by the Chairman of the Board, the Chief Executive Officer, or the President of the Corporation. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

E. Annual Meeting of Stockholders. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such date and time as the Board (or its designees) shall fix.

ARTICLE VI

A. Number and Terms of Directors. Subject, in respect of the initially appointed directors at the Effective Time (as defined below), to Section 4.16 of the Business Combination Agreement, dated as of                , 2022 (the “Business Combination Agreement”), and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the term for which they severally hold office, into three classes, with the term of office of the first class to expire at the Corporation’s first annual meeting of stockholders following the effectiveness of the filing of this Article VI (the “Effective Time”), the term of office of the second class to expire at the Corporation’s second annual meeting of stockholders following the Effective Time, and the term of office of the third class to expire at the Corporation’s third annual meeting of stockholders following the Effective Time, with each director to hold office until his or her successor shall have been duly elected and qualified. Subject to Section 4.16 of the Business Combination Agreement, the Board is authorized to assign members of the Board already in office at the Effective Time to such classes as it determines. At each annual meeting of stockholders, (i) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, or until their earlier resignation, death or removal and (ii) if authorized by a resolution of the Board, directors may be elected to fill any vacancy on the Board, regardless of how such vacancy shall have been created. Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, either separately or together with the holders of one or more other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

B. Quorum. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

C. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding and Section 4.16 of the Business Combination Agreement, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office, or other cause shall, unless otherwise required by law or determined by the Board, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D. Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

E. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.

ARTICLE VII

The Board is expressly empowered to adopt, amend, or repeal bylaws of the Corporation. Any adoption, amendment, or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend, or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend, or repeal any provision of the Bylaws.

ARTICLE VIII

A. Limitation on Liability. To the fullest extent permitted by law, including the DGCL, as the same exists or as may hereafter be amended (including, but not limited to Section 102(b)(7) of the DGCL), a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as the case may be. If the DGCL hereafter is amended to further eliminate or limit the liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated, limited to the fullest extent permitted by the amended DGCL, to the extent so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

B. Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise.

C. Repeal and Modification. Any amendment, recission, termination, repeal or modification of the foregoing provisions of this Article VIII, including by either of (a) the stockholders of the Corporation or (b) an amendment to the DGCL, shall not adversely affect any limitation of personal liability or other right or protection existing hereunder immediately prior to such amendment, recission, termination, repeal or modification.

ARTICLE IX

A. Exclusive Forum; Delaware Court of Chancery. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware), shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action or proceeding asserting a claim for breach of any fiduciary duty owed by any director, officer, employee, agent, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL or any provision of this Certificate, any Preferred Stock Designation or the Bylaws, (d) any action to interpret, apply, enforce, or determine the validity of the certificate of incorporation or these bylaws, or (e) any action or proceeding asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

If any action the subject matter of which is within the scope of this section is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, that stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this section (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Exclusive Forum; Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

C. Remedies. Failure to enforce the provisions contained in this Article IX would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE X

Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend in any respect or repeal this Article X or any of Articles V, VI, VII, VIII, or IX.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this     th day of                , 2022.

MOVELLA HOLDINGS INC.

By:	/s/
Chief Executive Officer

ANNEX C

FORM OF

AMENDED AND RESTATED

BYLAWS

OF

MOVELLA HOLDINGS INC.

(a Delaware corporation)

C-i

(Continued)

C-ii

AMENDED AND RESTATED

BY LAWS

OF

MOVELLA HOLDINGS INC.

(a Delaware corporation)

ARTICLE 1

Offices

1.1 Registered Office. The registered office of Movella Holdings Inc. shall be set forth in the certificate of incorporation of the corporation.

1.2 Other Offices. The corporation may also have offices at such other places, either within or without the State of Delaware, as the board of directors of the corporation (the “Board of Directors”) may from time to time designate, or the business of the corporation may require.

ARTICLE 2

Meeting of Stockholders

2.1 Place of Meeting. Meetings of stockholders may be held at such place, either within or without the State of Delaware, as may be designated by or in the manner provided in these bylaws, or, if not so designated, at the principal executive offices of the corporation. The Board of Directors may, in its sole discretion, (a) determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication, or (b) permit participation by stockholders at such meeting by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”).

2.2 Annual Meeting.

(a) Annual meetings of stockholders shall be held each year on such date and at such time as shall be designated from time to time by or in the manner determined by the Board of Directors and stated in the notice of the meeting. Except as otherwise provided in the certificate of incorporation, at each such annual meeting, the stockholders shall elect the number of directors equal to the number of directors of the class whose term expires at such meeting (or, if fewer, the number of directors properly nominated and qualified for election) to hold office until the third succeeding annual meeting of stockholders after their election. The stockholders shall also transact such other business as may properly be brought before the meeting. Except as otherwise restricted by the certificate of incorporation of the corporation or applicable law, the Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders.

2.3 Advance Notice of Business to Be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before the annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder of record. A motion related to business proposed to be brought before any stockholders’ meeting may be made by any stockholder entitled to vote if the business proposed is otherwise proper to be brought before the meeting. However, any such stockholder may propose business to be brought before a meeting only if such stockholder has given timely notice to the Secretary of the corporation in proper written form of the stockholder’s intent to propose such business.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the corporation and (ii) provide any updates or supplements to such notice at the time and in the forms required by this Section 2.3. To be timely, the stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the anniversary of the date of the corporation’s proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the Secretary of the corporation not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods, “Timely Notice”). For the purposes of these bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) To be in proper form for purposes of this Section 2.3, a stockholder’s notice to the Secretary of the corporation shall set forth:

(i) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appears on the corporation’s books and records); and (2) the number of shares of each class or series of stock of the corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of stock of the corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the corporation or any of its officers or directors, or any affiliate of the corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the corporation or any affiliate of the corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the corporation or any affiliate of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or person(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of stock of the corporation or other person or entity (including the names of such other holder(s), person(s) or entity(ies)) in connection with the proposal of such business by such stockholder and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.3(c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(d) For purposes of this Section 2.3, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e) A Proposing Person shall update and supplement its notice to the corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.3 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(f) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.3. The presiding person of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.3, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g) This Section 2.3 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the corporation’s proxy statement. In addition to the requirements of this Section 2.3 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.3 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

2.4 Advance Notice of Nominations for Election of Directors at a Meeting.

(a) Subject to the rights, if any, of holders of preferred stock to vote separately to elect directors, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but, in the case of a special meeting, only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (ii) by a stockholder present in person who (A) was a stockholder of record of the corporation (and with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the corporation) both at the time of giving the notice provided for in Section 2.4(b) and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.4 and Section 2.5 as to such notice and nomination. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board of Directors at any annual meeting or special meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or, subject to the limitations set forth in these bylaws, at a special meeting of the stockholders, the stockholder must (i) provide Timely Notice (as defined in Section 2.3(b) of these bylaws) thereof in writing and in proper form to the Secretary of the corporation, (ii) have acted in accordance with the representations set forth in the Solicitation Statement required by these bylaws; (iii) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.4 and Section 2.5, and (iv) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4 and Section 2.5. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the corporation at least 10 days before the last day a Nominating Person may deliver a Timely Notice, a Nominating Person’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(c) In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(d) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.3(c)(i), except that for purposes of this Section 2.4, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.3(c)(ii), except that for purposes of this Section 2.4, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(ii), and the disclosure with respect to the business to be brought before the meeting in Section 2.3(c)(ii) shall be made with respect to nomination of each person for election as a director at the meeting) and a statement whether or not each such Nominating Person will deliver a proxy statement and form of proxy to holders of at least 67% of the voting power of shares entitled to vote on the election of directors and file a definitive proxy statement with the U.S. Securities and Exchange Commission in accordance with the requirements of the Exchange Act (such statement, a “Solicitation Statement”); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.4 and Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(a).

(e) For purposes of this Section 2.4, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (iii) any other participant in such solicitation.

(f) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(g) In addition to the requirements of this Section 2.4 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.5 Additional Requirements for Valid Nomination of Candidates to Serve as Directors and, if Elected, to Be Seated as Directors.

(a) To be eligible to be a candidate for election as a director of the corporation at an annual meeting, a candidate must be nominated in the manner prescribed in Section 2.4 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the corporation, (i) a completed written questionnaire (in the form provided by the corporation upon written request therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in the form provided by the corporation upon written request therefor) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”), or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the corporation that has not been disclosed therein, and (C) if elected as a director of the corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(b) The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the corporation.

(c) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (or any other office specified by the corporation in any public announcement) (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder or information provided by a candidate, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(d) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i) No candidate shall be eligible for nomination as a director of the corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.4 and this Section 2.5, as applicable. For any nomination to be properly brought before a meeting, the information provided by any Nominating Person or candidate, including the information contained in any questionnaire, shall not contain any false or misleading information or omit any material information that has been requested. In the event of a failure to meet the requirements of Section 2.4 and Section 2.5, (1) the corporation may omit or, to the extent feasible, remove the information concerning the nomination from its proxy materials and/or otherwise communicate to its stockholders that the nominee is not eligible for election at the annual meeting, (2) the corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the party and (3) the presiding person of the meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation. The presiding person at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.4 or this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the votes cast for the nominee in question) shall be void and of no force or effect.

(e) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination by a Nominating Person shall be eligible to be seated as a director of the corporation unless nominated and elected in accordance with Section 2.4 and this Section 2.5.

2.6 Special Meetings. Special meetings of stockholders of the corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board or by the Chairman of the Board of Directors, the Chief Executive Officer, or the President of the corporation. For purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to the matters relating to the purpose or purposes stated in the notice of meeting. Except as otherwise restricted by the certificate of incorporation or applicable law, the Board of Directors may postpone, reschedule or cancel any special meeting of stockholders.

2.7 Notice of Meetings. Except as otherwise provided by law, the certificate of incorporation or these bylaws, written or electronic notice of each meeting of stockholders, annual or special, stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which such special meeting is called, shall be given in accordance with Section 232 of the DGCL not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.8 List of Stockholders. The corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation.

2.9 Organization and Conduct of Business. Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board of Directors or, in his or her absence, the Chief Executive Officer of the corporation or, in his or her absence, the President of the corporation, or in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall serve as chairman of the meeting and call to order any meeting of the stockholders and act as chairman of the meeting. The Secretary of the corporation shall act as the secretary of any meeting of the stockholders, or, in the absence of the Secretary of the corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her in order.

2.10 Quorum. Except where otherwise required by law, the rules of any stock exchange upon which the corporation’s securities are listed, the certificate of incorporation of the corporation or these bylaws, the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

2.11 Adjournments. The chairperson of the meeting or the stockholders, by the affirmative vote of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote, though less than a quorum, or any officer entitled to preside at such meeting, shall be entitled to adjourn such meeting from time to time, without notice other than announcement at the meeting. When a meeting is adjourned to another place, date or time, notice need not be given of the adjourned meeting if the place, if any, date and time thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication, or (iii) set forth in the notice of meeting given in accordance with Section 2.7 of these bylaws; provided, however, that if the adjournment is for more than thirty (30) days, notice of the place, if any, date, time and means of remote communications, if any, of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 2.14 of these bylaws and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

2.12 Voting Rights. Unless otherwise required by the DGCL, the rules or regulations of any stock exchange upon which the corporation’s securities are listed, or the certificate of incorporation of the corporation or as otherwise provided in these bylaws, each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of the capital stock having voting power held by such stockholder. No holder of shares of the corporation’s common stock shall have the right to cumulative votes.

2.13 Majority Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the votes cast affirmatively or negatively shall decide any question brought before such meeting, unless the question is one upon which by express provision of an applicable statute or of the certificate of incorporation of the corporation or of these bylaws, including Section 3.2 hereof, or of the rules of any a stock exchange upon which the corporation’s securities are listed, a different vote is required, in which case such express provision shall govern and control the decision of such question.

2.14 Record Date for Stockholder Notice and Voting. For purposes of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any right in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any other action to which the record date relates. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting in accordance with the foregoing provisions. If the Board of Directors does not fix a record date as described in the first two sentences of this paragraph, (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held, and (b) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

2.15 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting.

2.16 Inspectors of Election. The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The corporation may designate one or more persons to act as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

2.17 No Action without a Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by these bylaws. The stockholders may not in any circumstance take action by written consent.

ARTICLE 3

Directors

3.1 Number, Election, Tenure and Qualifications. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the corporation’s first annual meeting of stockholders following the effectiveness of the filing of the certificate of incorporation first containing a classified board provision (the “Effective Time”), the term of office of the second class to expire at the corporation’s second annual meeting of stockholders following the Effective Time, and the term of office of the third class to expire at the corporation’s third annual meeting of stockholders following the Effective Time, with each director to hold office until his or her successor shall have been duly elected and qualified. The Board of Directors is authorized to assign members of the Board of Directors already in office at the Effective Time to such classes as it determines. At each annual meeting of stockholders, (a) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified; and (b) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

3.2 Director Nominations. At each annual meeting of the stockholders, directors shall be elected by a plurality of votes cast, except as otherwise provided in this Section 3.2, and each director so elected shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal or death.

Notwithstanding the previous sentence, to the fullest extent permitted by law, if a majority of the votes cast with respect to the election of a director are marked “against” or “withheld” in an uncontested election, the director shall promptly tender his or her irrevocable resignation for the Board of Directors’ or the Nominating and Governance Committee’s consideration. If such director’s resignation is accepted by the Board of Directors or the Nominating and Governance Committee, then the Board of Directors or the Nominating and Governance Committee, in its sole discretion, may fill the resulting vacancy or may decrease the size of the Board of Directors.

3.3 Enlargement and Vacancies. Except as otherwise provided by the certificate of incorporation, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or determined by the Board of Directors, be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until the next annual election at which the term of the class to which he or she has been elected expires and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, or by the certificate of incorporation of the corporation or these bylaws, may exercise the powers of the full Board of Directors until the vacancy is filled.

3.4 Resignation. Any director may resign at any time upon written or electronic notice to the corporation addressed to the attention of the Chief Executive Officer, the Secretary, the Chairman of the Board of Directors or the Chair of the Nominating and Corporate Governance Committee of the Board of Directors, who shall in turn notify the full Board of Directors (although failure to provide such notification to the full Board of Directors shall not impact the effectiveness of such resignation). Such resignation shall be effective upon receipt of such notice by one of the individuals designated above unless the notice specifies such resignation to be effective at some other time or upon the happening of some other event.

3.5 Powers. The business of the corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation of the corporation or by these bylaws directed or required to be exercised or done by the stockholders.

3.6 Chairman of the Board of Directors. The directors shall elect a Chairman of the Board of Directors and may elect a Vice Chair of the Board, each to hold such office until their successor is elected and qualified or until their earlier resignation or removal. In the absence or disability of the Chairman of the Board of Directors, the Vice Chair of the Board, if one has been elected, or another director designated by the Board of Directors, shall perform the duties and exercise the powers of the Chairman of the Board of Directors. The Chairman of the Board of Directors of the corporation may preside at all meetings of the stockholders and the Board of Directors and shall have such other duties as may be vested in the Chairman of the Board of Directors by the Board of Directors. The Vice Chair of the Board of the corporation shall have such duties as may be vested in the Vice Chair of the Board by the Board of Directors.

3.7 Place of Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.

3.8 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as may be determined from time to time by the Board of Directors; provided, however, that any director who is absent when such a determination is made shall be given prompt notice of such determination.

3.9 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Chief Executive Officer, or by the written request of a majority of the directors then in office. Notice of the time and place, if any, of special meetings shall be delivered personally or by telephone to each director, or sent by first-class mail or commercial delivery service, facsimile transmission, or by electronic mail or other electronic means, charges prepaid, sent to such director’s business or home address or email address, as applicable, as they appear upon the records of the corporation. In case such notice is mailed, it shall be deposited in the United States mail at least three (3) days prior to the time of holding of the meeting. In case such notice is delivered personally or by telephone or by commercial delivery service, facsimile transmission, or electronic mail or other electronic means, it shall be so delivered at least twenty-four (24) hours prior to the time of the holding of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

3.10 Quorum, Action at Meeting, Adjournments. At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, or by the certificate of incorporation of the corporation or these bylaws. If a quorum shall not be present at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.11 Action without Meeting. Unless otherwise restricted by the certificate of incorporation of the corporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. After such action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the minutes of proceedings of the Board of Directors or committee.

3.12 Telephone Meetings. Unless otherwise restricted by the certificate of incorporation of the corporation or these bylaws, any member of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or of any committee, as the case may be, by means of conference telephone or by any form of communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.13 Committees. The Board of Directors may, by resolution, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not the member or members present constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the lawfully delegated powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these bylaws for the conduct of its business by the Board of Directors. Except as otherwise provided in the certificate of incorporation of the corporation, these bylaws, or the resolution of the Board of Directors designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

3.14 Fees and Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors.

ARTICLE 4

Officers

4.1 Officers Designated. The officers of the corporation shall be chosen by or in the manner determined by the Board of Directors and shall be a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. The Board of Directors may also choose a Treasurer, one or more Vice Presidents, and one or more assistant Secretaries or assistant Treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation of the corporation or these bylaws otherwise provide.

4.2 Election. The Board of Directors shall choose a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. Other officers may be appointed by the Board of Directors or may be appointed pursuant to a delegation of authority from the Board of Directors.

4.3 Tenure. Each officer of the corporation shall hold office until such officer’s successor is appointed and qualified, unless a different term is specified at the appointment of such officer, or until such officer’s earlier death, resignation, removal or incapacity. Any officer may be removed with or without cause at any time by the Board of Directors or a committee duly authorized to do so (or in the manner determined by the Board of Directors). Any vacancy occurring in any office of the corporation may be filled by or in the manner determined by the Board of Directors, at its discretion. Any officer may resign by delivering such officer’s written or electronic resignation to the corporation to the attention of the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

4.4 The Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board of Directors, in the absence of the Chairman of the Board of Directors, the Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be delegated by the Board of Directors to some other officer or agent of the corporation.

4.5 The President. The President shall, in the event there is no Chief Executive Officer or in the absence of the Chief Executive Officer or in the event of his or her disability, perform the duties of the Chief Executive Officer, and when so acting, shall have the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall perform such other duties and have such other powers as may from time to time be prescribed for such person by the Board of Directors, the Chief Executive Officer, or these bylaws.

4.6 The Vice President. The Vice President, if any (or in the event there be more than one, the Vice Presidents in the order designated by the directors, or in the absence of any designation, in the order of their election), shall, in the absence of the President or in the event of his or her disability or refusal to act, perform the duties of the President, and when so acting, shall have the powers of and be subject to all the restrictions upon the President. The Vice President(s) shall perform such other duties and have such other powers as may from time to time be prescribed for them by the Board of Directors, the Chief Executive Officer, the President, or these bylaws.

4.7 The Secretary. The Secretary shall attend all meetings of the Board of Directors and the stockholders and record all votes and the proceedings of the meetings in a book to be kept for that purpose and shall perform like duties for the standing committees, when required. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the Board of Directors, and shall perform such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer, under whose supervision he or she shall act. The Secretary shall sign such instruments on behalf of the corporation as the Secretary may be authorized to sign by the Board of Directors or by law and shall countersign, attest and affix the corporate seal to all certificates and instruments where such countersigning or such sealing and attesting are necessary to their true and proper execution.

4.8 The Assistant Secretary. The Assistant Secretary, or if there be more than one, any Assistant Secretaries in the order designated by the Board of Directors (or in the absence of any designation, in the order of their election) shall assist the Secretary in the performance of his or her duties and, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Directors.

4.9 The Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer in charge of the general accounting books, accounting and cost records and forms. The Chief Financial Officer may also serve as the principal accounting officer and shall perform such other duties and have other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer.

4.10 The Treasurer and Assistant Treasurers. The Treasurer (if one is appointed) shall have such duties as may be specified by the Chief Financial Officer to assist the Chief Financial Officer in the performance of his or her duties and to perform such other duties and have other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer. It shall be the duty of any Assistant Treasurers to assist the Treasurer in the performance of his or her duties and to perform such other duties and have other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer.

4.11 Bond. If required by the Board of Directors, any officer shall give the corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board of Directors, including without limitation a bond for the faithful performance of the duties of such officer’s office and for the restoration to the corporation of all books, papers, vouchers, money and other property of whatever kind in such officer’s possession or under such officer’s control and belonging to the corporation.

4.12 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE 5

Notices

5.1 Delivery. Whenever, under the provisions of law, or of the certificate of incorporation of the corporation or these bylaws, written notice is required to be given to any stockholder, such notice may be given (a) by mail, addressed to such stockholder, at such person’s address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail or (b) by nationally recognized courier service, and such notice shall be deemed to be given at the earlier of when the notice is received or left at such stockholder’s address. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

5.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of law or of the certificate of incorporation of the corporation or of these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE 6

Indemnification of Directors and Officers

6.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or trustee or in any other capacity while serving as a director, officer, or trustee, shall be indemnified and held harmless by the corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 6.3 of this Article 6 with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

6.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 6.1 of this Article 6, an indemnitee shall also have the right to be paid by the corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 6.2 or otherwise.

6.3 Right of Indemnitee to Bring Suit. If a claim under Section 6.1 or 6.2 of this Article 6 is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 6 or otherwise shall be on the corporation.

6.4 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article 6 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation’s certificate of incorporation, bylaws, agreement, vote of stockholders or directors, or otherwise.

6.5 Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

6.6 Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

6.7 Nature of Rights. The rights conferred upon indemnitees in this Article 6 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, or trustee and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Any amendment, alteration, or repeal of this Article 6 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

6.8 Severability. If any word, clause, provision or provisions of this Article 6 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article 6 (including, without limitation, each portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article 6 (including, without limitation, each such portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE 7

Capital Stock

7.1 Certificates for Shares. The shares of the corporation shall be (a) represented by certificates or (b) uncertificated and evidenced by a book-entry system maintained by or through the corporation’s transfer agent or registrar. Certificates shall be signed by, or in the name of the corporation by, any two authorized officers of the corporation, including the Chief Executive Officer, the President, the Secretary, or the Chief Financial Officer.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send or cause to be sent to the registered owner thereof a written notice or electronic transmission containing the information required by Section 151(f) of the DGCL or a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.2 Signatures on Certificates. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

7.3 Transfer of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate of shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, and proper evidence of compliance of other conditions to rightful transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions and proper evidence of compliance of other conditions to rightful transfer from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.

7.4 Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of Delaware.

7.5 Lost, Stolen or Destroyed Certificates. The corporation may direct that a new certificate or certificates be issued to replace any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed and on such terms and conditions as the corporation may require. When authorizing the issue of a new certificate or certificates, the corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require, to indemnify the corporation in such manner as it may require, and/or to give the corporation a bond or other adequate security in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 8

General Provisions

8.1 Dividends. Dividends upon the capital stock of the corporation, subject to any restrictions contained in the DGCL or the provisions of the certificate of incorporation of the corporation, if any, may be declared by the Board of Directors at any regular or special meeting or by unanimous written consent. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the certificate of incorporation of the corporation.

8.2 Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors or its designees may from time to time designate.

8.3 Corporate Seal. The Board of Directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced. The seal may be altered from time to time by the Board of Directors.

8.4 Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances.

8.5 Representation of Shares or Interests of Other Entities. The Chief Executive Officer, the President or any Vice President, the Chief Financial Officer or the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary of the corporation is authorized to vote, represent and exercise on behalf of the corporation all rights incident to any and all shares of any corporation or corporations or similar ownership interests of other business entities standing in the name of the corporation. The authority herein granted to said officers to vote or represent on behalf of the corporation any and all shares or similar ownership interests held by the corporation in any other corporation or corporations or other business entities may be exercised either by such officers in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officers.

ARTICLE 9

Forum for Adjudication of Disputes

9.1 Exclusive Forum; Delaware Court of Chancery. To the fullest extent permitted by law, and unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of

Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware), shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the corporation or on its behalf, (b) any action or proceeding asserting a claim for breach of any fiduciary duty owed by any director, officer, employee, agent, or stockholder of the corporation to the corporation or the corporation’s stockholders, (c) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL or any provision of the certificate of incorporation, any Preferred Stock Designation (as that term is defined in the certificate of incorporation of the corporation) or these bylaws, (d) any action to interpret, apply, enforce, or determine the validity of the certificate of incorporation or these bylaws, or (e) any action or proceeding asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 9.1.

If any action the subject matter of which is within the scope of this Section 9.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, that stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this section (an “Enforcement Action”) and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

9.2 Exclusive Forum; Federal District Courts. Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 9.2.

9.3 Remedies. Failure to enforce the provisions contained in this Article 9 would cause the corporation irreparable harm, and the corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE 10

Amendments

Subject to the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation, without any action on the part of the stockholders, by the affirmative vote of a majority of the Whole Board. In addition to any vote of the holders of any class or series of stock of the corporation required by law, by the certificate of incorporation of the corporation, or by any Preferred Stock Designation, the bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote thereon, voting as a single class.

CERTIFICATE OF SECRETARY

I, the undersigned, hereby certify:

(i) that I am a duly elected, acting and qualified Secretary of Movella Holdings Inc., a Delaware corporation; and

(ii) that the foregoing bylaws, comprising 23 pages, constitute the bylaws of such corporation as duly adopted by the Board of Directors of such corporation on                 , 2022, which bylaws became effective                 , 2022.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the         day of                 , 2022.

Secretary

ANNEX D

FINAL BCA FORM

MOVELLA HOLDINGS INC.

2022 STOCK INCENTIVE PLAN

(Adopted by the Board of Directors on [                ])

(Approved by the Stockholders on [                ])

Effective Date: [                ]

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2022 STOCK INCENTIVE PLAN

D-i

(d)	Cashless Exercise	D-11
(e)	Exercise/Pledge	D-11
(f)	Net Exercise	D-11
(g)	Promissory Note	D-12
(h)	Other Forms of Payment	D-12
(i)	Limitations under Applicable Law	D-12

SECTION 9. STOCK APPRECIATION RIGHTS.		D-12

(a)	SAR Award Agreement	D-12
(b)	Number of Shares	D-12
(c)	Exercise Price	D-12
(d)	Exercisability and Term	D-12
(e)	Effect of Change in Control	D-12
(f)	Exercise of SARs	D-13
(g)	Modification, Extension, or Assumption of SARs	D-13
(h)	Buyout Provisions	D-13

SECTION 10. STOCK UNITS.		D-13

(a)	Stock Unit Award Agreement	D-13
(b)	Payment for Awards	D-13
(c)	Vesting Conditions	D-13
(d)	Voting and Dividend Rights	D-13
(e)	Form and Time of Settlement of Stock Units	D-13
(f)	Death of Participant	D-14
(g)	Creditors’ Rights	D-14

SECTION 11. CASH-BASED AWARDS AND STOCK-BASED AWARDS.		D-14

SECTION 12. ADJUSTMENT OF SHARES.		D-14

(a)	Adjustments	D-14
(b)	Dissolution or Liquidation	D-15
(c)	Merger or Reorganization	D-15
(d)	Reservation of Rights	D-16

SECTION 13. DEFERRAL OF AWARDS.		D-16

(a)	Committee Powers	D-16
(b)	General Rules	D-16

SECTION 14. AWARDS UNDER OTHER PLANS.		D-16

SECTION 15. PAYMENT OF DIRECTORS’ FEES IN SECURITIES.		D-17

(a)	Effective Date	D-17
(b)	Elections to Receive NSOs, SARs, Restricted Shares, or Stock Units	D-17
(c)	Number and Terms of NSOs, SARs, Restricted Shares, or Stock Units	D-17

SECTION 16. LEGAL AND REGULATORY REQUIREMENTS.		D-17

SECTION 17. TAXES.		D-17

(a)	Withholding Taxes	D-17
(b)	Share Withholding	D-17
(c)	Section 409A	D-17

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2022 STOCK INCENTIVE PLAN

D-ii

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2022 STOCK INCENTIVE PLAN

D-iii

MOVELLA HOLDINGS INC.

2022 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan is effective on the date on which the registration statement covering the initial public offering of the Shares is declared effective by the United States Securities and Exchange Commission (the “Effective Date”). The Plan’s purpose is to enhance the Company’s ability to attract, retain, incent, reward, and motivate persons who make (or are expected to make) important contributions to the Company and/or its Subsidiaries and Affiliates by providing Participants with equity ownership and other incentive opportunities.

SECTION 2. DEFINITIONS.

(a) “2009 Plan” means the mCube, Inc. 2009 Equity Incentive Plan.

(b) “2019 Plan” means the mCube, Inc. 2019 Equity Incentive Plan.

(c) “Affiliate” means any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under the common control with, the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

(d) “Award” means any award under the Plan of an Option, a SAR, a Restricted Share, a Stock Unit, a Stock-Based Award, or a Cash-Based Award.

(e) “Award Agreement” means the written agreement between the Company and the recipient of an Award, which contains the terms, conditions, and restrictions pertaining to such Award.

(f) “Board of Directors” or “Board” means the Board of Directors of the Company, as constituted from time to time.

(g) “Cash-Based Award” means an Award that entitles the Participant to receive a cash-denominated payment.

(h) “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s termination of Service, the following: (a) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such agreement in effect but it does not define “cause” (or words of like import)), the Participant’s (i) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) substantial and repeated failure to perform duties as reasonably directed by the person to whom the Participant reports; (iii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iv) gross negligence or willful misconduct with respect to the Company or an Affiliate; (v) material violation of the Company’s policies or codes of conduct, including policies related to discrimination, harassment, performance of illegal or unethical

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2022 STOCK INCENTIVE PLAN

activities, or ethical misconduct; or (vi) any breach of any non-competition, non-solicitation, no-hire, confidentiality or other restrictive covenant between the Participant and the Company or an Affiliate; or (b) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control (as defined in such agreement) actually takes place and then only with regard to a termination thereafter.

(i) “Change in Control” means the occurrence of any of the following events:

(i)	A change in the composition of the Board occurs as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)

Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(ii)

Any Person who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such Person’s beneficial ownership of any securities of the Company;

(iii)

The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if Persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

(iv)	The sale, transfer, or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (f)(i) above, the term “look-back” date means the later of (1) the Effective Date and (2) the date that is 24 months prior to the date of the event that may constitute a Change in Control.

Any other provision of this Section 2(f) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company

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2022 STOCK INCENTIVE PLAN

that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public or on account of any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. The Committee will determine in its sole discretion whether a Change in Control has occurred.

(j) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(k) “Committee” means the Compensation Committee as designated by the Board, which is authorized to administer the Plan as described in Section 3 hereof.

(l) “Company” means Movella Holdings Inc., a Delaware corporation, including any successor thereto.

(m) “Consultant” means an individual who is an active or prospective consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary, or an Affiliate as an independent contractor (not including service as a member of the Board) or an active or prospective member of the board of directors of a Parent or a Subsidiary, in each case, who is not an Employee.

(n) “Disability” means any permanent and total disability as defined by Section 22(e)(3) of the Code, or in the case of a Participant outside the United States, such other definition as determined by the Committee for purposes of the Plan taking into consideration the provisions of applicable law.

(o) “Employee” means any individual who is a common-law, active, or prospective employee of the Company, a Parent, a Subsidiary, or an Affiliate (but not including any Outside Director).

(p) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(q) “Exercise Price” means, (i) in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Option Award Agreement, and, (ii) in the case of a SAR, an amount, as specified in the applicable SAR Award Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(r) “Fair Market Value” with respect to a Share means the market price of one Share determined by the Committee as follows:

(i)

If the Stock was traded over-the-counter on the date of determination, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii)

If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market, or The Nasdaq Global Select Market) or national market system on the date of determination, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading with respect to the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

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2022 STOCK INCENTIVE PLAN

(iii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems reasonable and appropriate.

The determination of fair market value for purposes of tax withholding may be made in the Committee’s discretion subject to applicable law and is not required to be consistent with the determination of Fair Market Value for other purposes.

For any date that is not a trading day, the Fair Market Value of a Share for such date shall be determined under clauses (i) and (ii) above with reference to the immediately preceding trading day. In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons and shall be consistent with the rules of Section 409A and Section 422 of the Code to the extent applicable.

(s) “ISO” means an Option intended to be an “incentive stock option” described in Section 422 of the Code. Each Option granted pursuant to the Plan will be treated as an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award Agreement; provided, however, that each Option designated as an ISO that fails to qualify as such pursuant to Section 422 of the Code shall be treated as an NSO.

(t) “Nonstatutory Option” or “NSO” means an Option that is not an ISO.

(u) “Option” means an option entitling the holder to acquire Shares upon payment of the exercise price and satisfaction of all vesting conditions.

(v) “Outside Director” means a current or prospective member of the Board who is not a common-law employee of, or paid consultant to, the Company, a Parent, or a Subsidiary.

(w) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Effective Date shall be a Parent commencing as of such date.

(x) “Participant” means a person who holds an Award.

(y) “Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act. Notwithstanding the foregoing, for purposes of clause (ii) of the definition of Change in Control, Person but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company, a Parent, or Subsidiary, (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock, and (iii) the Company or any Subsidiary of the Company.

(z) “Plan” means this 2022 Stock Incentive Plan of Movella Holdings Inc., as amended, restated, modified, or otherwise supplemented from time to time.

(aa) “Predecessor Plans” means the 2019 Plan and the 2009 Plan.

(bb) “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option or SAR), as specified by the Committee.

(cc) “Restricted Share” means a Share subject to restrictions requiring that it be forfeited, redelivered, or offered for sale to the Company if specified performance or other vesting conditions are not satisfied awarded under the Plan.

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2022 STOCK INCENTIVE PLAN

(dd) “Returning Shares” means Shares subject to outstanding stock-based awards granted under the Predecessor Plans that are canceled and extinguished in exchange for an Option under the Plan and that following the Effective Date: (i) are not issued because such award or portion thereof is forfeited or terminated for any reason before being exercised or settled; (ii) are not issued because such stock award or any portion thereof is settled in cash; (iii) are subject to vesting restrictions and are subsequently forfeited; (iv) are withheld or reacquired to satisfy the exercise, strike, or purchase price; or (v) are withheld or reacquired to satisfy a tax withholding obligation.

(ee) “SAR” means a right entitling the holder upon exercise to receive an amount (payable in cash or in Stock of equivalent value) equal to the excess of the Fair Market Value of the Stock subject to the right over the Exercise Price from which appreciation under the SAR is to be measured.

(ff) “Section 409A” means Section 409A of the Code, including any regulations and guidance promulgated thereunder.

(gg) “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(hh) “Service” means service as an Employee, Consultant, or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service terminates three months after an Employee goes on a bona fide leave of absence that was approved by the Company in writing, except where the terms of the approved leave provide otherwise, or when continued Service crediting is required by applicable law. For purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan (including with respect to all determinations upon a Participant’s change in status from a full-time Employee to a part-time Employee or to a Consultant or Outside Director).

Unless a different treatment is approved by the Company, vesting will be adjusted pro rata for any approved reductions in work hours (for example, from full-time to part-time) other than due to an approved leave of absence as discussed in the prior sentence (i.e., the portion of the award vesting on each vesting date is reduced pro rata based on the reduction in hours worked). Any reference to “termination of Service” or “termination” of a Participant’s Service, means the termination of the applicable Participant’s Service with the Company and its Affiliates.

(ii) “Share” means one share of Stock as adjusted in accordance with Section 12 (if applicable).

(jj) “Stock” means the common stock, par value $0.0001 per Share, of the Company.

(kk) “Stock-Based Award” means an Award denominated in, convertible into, or otherwise based on Shares, other than an Option, a SAR, a Restricted Share, or a Stock Unit.

(ll) “Stock Unit” means a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash measured by the value of a Share on a future date) and may be subject to the satisfaction of performance, time, and/or other vesting conditions.

(mm) “Subsidiary” means any corporation, if the Company owns and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation.

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A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date. The determination of whether an entity is a “Subsidiary” shall be made in accordance with Section 424(f) of the Code.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by a Committee appointed by the Board, or by the Board acting as the Committee. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy such requirements of the New York Stock Exchange or the Nasdaq Stock Market, as applicable, and as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

(b) Committee Appointment. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan, grant Awards under the Plan, and determine all terms of such grants, in each case, with respect to all Employees, Consultants, and Outside Directors (except such as may be on such committee), provided that such committee or committees may perform these functions only with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board or the Committee may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards, and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board or the Committee shall specify the total number of Awards that such officers may so award.

(c) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	to interpret the Plan and to apply its provisions;

(ii)	to adopt, amend, or rescind rules, procedures, and forms relating to the Plan;

(iii)	to adopt, amend, or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iv)	to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)	to determine when Awards are to be granted under the Plan;

(vi)	to select the Participants to whom Awards are to be granted;

(vii)	to determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

(viii)

to prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and the Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), whether an Option is to be classified as an ISO or as an NSO, and the provisions of the agreement relating to such Award;

(ix)	to amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

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(x)	to prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)	to determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)	to determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii)	to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)

to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting (or acceleration thereof), and/or ability to retain any Award; and

(xv)	to take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations, and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that such member of the Committee has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.

SECTION 4. ELIGIBILITY.

(a) General Rule. The Committee will select Participants from among Employees, Consultants, and Outside Directors. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 4(a) who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 4(a) who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the United States Treasury Regulations.

(b) Ten Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent, or a Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(c) Attribution Rules. For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors, and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be deemed to be owned proportionately by or for its stockholders, partners, or beneficiaries.

(d) Outstanding Stock. For purposes of Section 4(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include Shares authorized for issuance under outstanding Options held by the Employee or by any other Person.

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SECTION 5. STOCK SUBJECT TO PLAN; OUTSIDE DIRECTOR COMPENSATION LIMIT.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued shares or treasury shares. The maximum aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed the sum of (i) [ 1] Shares, plus (ii) any Returning Shares that become available from time to time, plus (iii) any Shares that, but for the termination of the Predecessor Plans (as applicable) immediately prior to the Effective Date, were at such time reserved and available for issuance under the Predecessor Plans but not issued or subject to outstanding awards; provided that such number of Shares shall increase on the first day of each calendar year for a period of not more than ten years beginning on January 1, 2023 and ending on (and including) January 1, 2032 in an amount equal to the lesser of (A) 5% of the total number of Shares outstanding on the last day of the immediately preceding calendar year and (B) such lesser amount of Shares (including zero), as determined by the Committee or Board prior to such calendar year (such annual increase, the “Annual Increase” and such overall limit, the “Share Limit”). Notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed five times the number of Shares provided under clause (i) above plus; to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 5(b), but nothing in this Section 5 will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares that then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b) Additional Shares. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options, or SARs are forfeited, expire, or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units or SARs are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units or SARs shall reduce the number available in Section 5(a) and the balance (including any Shares withheld to satisfy tax withholding obligations) shall again become available for Awards under the Plan. Any Shares withheld to satisfy the Exercise Price or tax withholding obligation pursuant to any Award of Options or SARs shall be added back to the Shares available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan, except for Shares that are forfeited and do not become vested.

(c) Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution, or replacement of stock options, stock appreciation rights, stock units, or similar awards granted by another entity (including a Parent or a Subsidiary), if such assumption, substitution, or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation, or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its Affiliate). The terms of such assumed, substituted, or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan. Any Shares subject to substitute or assumed Awards (including Awards granted in substitution for stock-based awards granted under the Predecessor Plans) shall not count against the Share Limit (nor shall Shares subject to such Awards, other than Returning Shares, be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.

[1]	To equal 12% of outstanding equity on an as-converted basis.

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(d) Outside Director Compensation Limit. The maximum number of Shares subject to Awards granted under the Plan during any one calendar year to any Outside Director, taken together with any cash fees paid by the Company to such Outside Director during such calendar year for service on the Board (other than the calendar year in which an Outside Director commences service on the Board), will not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), or, with respect to the calendar year in which an Outside Director is first appointed or elected to the Board, $1,000,000.

SECTION 6. RESTRICTED SHARES.

(a) Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services, and future services.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement, or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. A holder of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other stockholders, except that in the case of any unvested Restricted Shares, the holder shall not be entitled to any dividends or other distributions paid or distributed by the Company in respect of outstanding Shares. Notwithstanding the foregoing, at the Committee’s discretion, the holder of unvested Restricted Shares may be credited with such dividends and other distributions; provided, that such dividends and other distributions shall be paid or distributed to the holder only if, when, and to the extent such unvested Restricted Shares vest. The value of dividends and other distributions payable or distributable with respect to any unvested Restricted Shares that do not vest shall be forfeited. At the Committee’s discretion, the Restricted Share Award Agreement may require that the holder of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions as the Award with respect to which the dividend was paid. For the avoidance of doubt, other than with respect to the right to receive dividends and other distributions, the holders of unvested Restricted Shares shall have the same voting rights and other rights as the Company’s other stockholders in respect of such unvested Restricted Shares.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal, or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Option Award Agreement. Each grant of an Option under the Plan shall be evidenced by an Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms

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and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in an Option Award Agreement. The Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Option Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant 110% for ISOs granted to Employees described in Section 4(b)), and the Exercise Price of an NSO shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local, or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Option Award Agreement shall also specify the term of the Option; provided, that the term of an option shall in no event exceed 10 years from the date of grant (five years for ISOs granted to Employees described in Section 4(b)). An Option Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

(h) No Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Shares covered by an Option or other Award until the date of the issuance of a stock certificate or other evidence of ownership for such Shares or until the Participant’s ownership of such Shares shall have been entered into the books of the registrar in the case of uncertificated stock. No adjustments shall be made, except as provided in Section 12.

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(i) Modification, Extension, and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend, or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or for cash. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair the Participant’s rights or obligations under such Option; provided, however, that an amendment or modification that may cause an ISO to become an NSO, and any amendment or modification that is required to comply with the rules applicable to ISOs, shall not be treated as materially impairing the rights or obligations of the Participant.

(j) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal, and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(k) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (ii) authorize a Participant to elect to cash out an Option previously granted, in either case, at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8. PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below.

(b) Surrender of Stock. To the extent that an Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or the Participant’s representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that an Option Award Agreement so provides, if the Stock is traded on an established securities market, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that an Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f) Net Exercise. To the extent that an Option Award Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the

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largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or any other form of payment permitted under the Option Award Agreement.

(g) Promissory Note. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(h) Other Forms of Payment. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations, and rules.

(i) Limitations under Applicable Law. Notwithstanding anything herein or in an Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a) SAR Award Agreement. Each grant of an SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d) Exercisability and Term. Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR provided that the term of the SAR shall in no event exceed 10 years from the date of grant. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

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(f) Exercise of SARs. Upon exercise of a SAR, the Participant (or any Person having the right to exercise the SAR after the Participant’s death) shall receive from the Company (i) Shares, (ii) cash, or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g) Modification, Extension, or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend, or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or cash. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair the Participant’s rights or obligations under such SAR.

(h) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (ii) authorize a Participant to elect to cash out a SAR previously granted, in either case, at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 10. STOCK UNITS.

(a) Stock Unit Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award Agreement. A Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement, or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right, if awarded, entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents may also be converted into additional Stock Units at the Committee’s discretion. Dividend equivalents shall not be distributed prior to settlement of the Stock Unit to which the dividend equivalents pertain. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach. The value of dividend equivalents payable or distributable with respect to any unvested Stock Units that do not vest shall be forfeited. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A to the extent applicable to the Participant.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares, or (iii) any combination of both, as determined by the Committee. The actual number of

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Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a number of trading days. A Stock Unit Award Agreement may provide that vested Stock Units may be settled in a lump sum or in installments. A Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A, to the extent applicable to the Participant. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.

(f) Death of Participant. Any Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries, provided the Committee has permitted the designation of a beneficiary and such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Committee. Each recipient of a Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company, provided the Committee has permitted the designation of beneficiaries. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If the Committee has not permitted the designation of a beneficiary, if no beneficiary was designated or if no designated beneficiary survives the Participant, then any Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company subject to the terms and conditions of the applicable Stock Unit Award Agreement.

SECTION 11. CASH-BASED AWARDS AND STOCK-BASED AWARDS.

The Committee may, in its sole discretion, grant Cash-Based Awards and Stock-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award or Stock-Based Awards, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award or Stock-Based Awards shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula, or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award or Stock-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Committee determines.

SECTION 12. ADJUSTMENT OF SHARES.

(a) Adjustments.

(i)

Recapitalization Transactions. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off, or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(A)	the class(es) and number of securities available for future Awards and the limitations set forth under Section 5;

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(B)	the class(es) and number of securities covered by each outstanding Award; and/or

(C)	the Exercise Price under each outstanding Option and SAR.

(ii)

Other Adjustments. In the event of other transactions, the Committee may make such changes as provided in subsection (a)(i) herein, as it determines are necessary or appropriate to avoid distortion in the operation of the Plan.

(iii)	Committee’s Authority. The Committee’s determinations will be final, binding, and conclusive on all Persons.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A, to the extent applicable, such agreement may provide for, without limitation, one or more of the following:

(i)	the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)	the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)	the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)	immediate vesting, exercisability, or settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction;

(v)

cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the Committee, in its sole discretion, may consider appropriate; or

(vi)

settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), provided that any such amount may be delayed to the same extent that payment of consideration to the holders of Stock in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks, or other contingencies;

in each case without the Participant’s consent or prior notice. Any acceleration of payment of an amount that is subject to Section 409A will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A. Any actions hereunder will comply with, or be exempt from, Section 409A to the extent determined by the Committee to be reasonably practicable.

The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

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(d) Reservation of Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of Shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of Shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets. In the event of any potential change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to the occurrence of such event.

SECTION 13. DEFERRAL OF AWARDS.

(a) Committee Powers. Subject to compliance with Section 409A (or an exemption therefrom), the Committee (in its sole discretion) may permit or require a Participant to:

(i)

have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)	have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(iii)

have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books.

Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b) General Rules. A deferred compensation account established under this Section 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures, and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 13.

SECTION 14. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs; provided, however, that the Company may not grant any award under the Predecessor Plans on or after the Effective Date. Such awards may be settled in the form of Shares issued under the Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

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SECTION 15. PAYMENT OF DIRECTORS’ FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 15 shall be effective unless and until the Board has determined to implement such provision.

(b) Elections to Receive NSOs, SARs, Restricted Shares, or Stock Units. An Outside Director may elect to receive the Outside Director’s annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares, Stock Units, or a combination thereof, as determined by the Board. Alternatively, the Board may mandate payment in any of such alternative forms. Such NSOs, SARs, Restricted Shares, and Stock Units shall be issued under the Plan. An election under this Section 15 shall be filed with the Company on the prescribed form.

(c) Number and Terms of NSOs, SARs, Restricted Shares, or Stock Units. The number of NSOs, SARs, Restricted Shares, or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, SARs, Restricted Shares, or Stock Units shall also be determined by the Board.

SECTION 16. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, United States state securities laws and regulations, the regulations of any stock exchange on which the Company’s securities may then be listed, and any foreign securities, exchange control, or other applicable laws, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 17. TAXES.

(a) Withholding Taxes. To the extent required by applicable federal, state, local, or foreign law, a Participant or the Participant’s successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of the Participant’s withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that the Participant previously acquired. Such Shares shall be valued at their fair market value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to such Participant in excess of the number necessary to satisfy the maximum applicable tax withholding.

(c) Section 409A. Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A (and shall be interpreted and construed to comply with Section 409A). If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of

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2022 STOCK INCENTIVE PLAN

Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties, and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 18. TRANSFERABILITY.

Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated, or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer, or encumbrance in violation of this Section 18 shall be void and unenforceable against the Company.

SECTION 19. PERFORMANCE-BASED AWARDS.

The number of Shares or other benefits granted, issued, retained, and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

SECTION 20. RECOUPMENT.

In the event that the Company is required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, the Committee shall have the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the Company of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during a fixed period, determined by the Committee, preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target. The Company will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations, and listing standards that may be issued under that act. Any right of recoupment under this provision will be in addition to, and not in lieu of, any other rights of recoupment that may be available to the Company. No recovery of compensation under any clawback policy or this Section 20 will constitute an event giving rise to a Participant’s right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Subsidiaries or Affiliates.

SECTION 21. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee, Outside Director or Consultant. The Company and/or its Subsidiaries, as applicable, reserve the right to terminate any person’s Service at any time and for any or no reason, with or without notice.

SECTION 22. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall come into existence on the date of its adoption by the Board; provided, however, that no Award may be granted hereunder prior to the Effective Date. The Board

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2022 STOCK INCENTIVE PLAN

may suspend or terminate the Plan at any time. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board or (ii) the date the Plan is approved the stockholders of the Company.

(b) Right to Amend the Plan. The Board may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations, or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

SECTION 23. AWARDS TO PARTICIPANTS OUTSIDE THE UNITED STATES.

Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Subsidiaries and Affiliates operate or in which Participants work or reside, the Committee, in its sole discretion, will have the power and authority to (a) determine which Participants outside the United States will be eligible to participate in the Plan; (b) modify the terms and conditions of any Award granted to Participants outside the United States; (c) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures, or sub-plans applicable to particular Subsidiaries and Affiliates or Participants in particular locations; provided that no such sub-plans and/or modifications shall take precedence over Section 3 or otherwise require stockholder approval; (d) take any action, before or after an Award is granted, that it deems advisable to obtain approval or to facilitate compliance with any necessary local governmental regulatory exemptions or approvals; and (e) impose conditions on the exercise, vesting, or settlement of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures, and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, Disability, retirement, or other termination of employment, available methods of exercise or settlement of an Award, payment of income tax, social insurance contributions, and payroll taxes, the shifting of employer tax or social insurance contribution liability to a Participant, the withholding procedures and handling of any Stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Board will only take action and grant Awards that comply with applicable laws.

SECTION 24. GOVERNING LAW; WAIVER OF JURY TRIAL.

The Plan and each Award Agreement and all disputes or controversies arising out of or relating thereto shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without application of the conflicts of law principles thereof. EACH PARTICIPANT WAIVES ANY RIGHT SUCH PARTICIPANT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE PLAN AND ANY AWARD THEREUNDER.

SECTION 25. SUCCESSORS AND ASSIGNS.

The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

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SECTION 26. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

MOVELLA HOLDINGS INC.

By:
Name:
Title:

Date:

MOVELLA HOLDINGS INC.

2022 STOCK INCENTIVE PLAN

Annex [●]

Form of Stock Option Agreement

MOVELLA HOLDINGS, INC.

2022 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following Option (this “Option” or this “Award”) to purchase shares of Common Stock (“Stock”) of Movella Holdings, Inc. (the “Company”) under the Movella Holdings, Inc. 2022 Stock Incentive Plan (as may be amended from time to time, the “Plan”):

Name of Optionee:	[Name of Optionee]

Grant Date:	[Date of Grant]

Total Number of Shares Subject to Option:	[Total Shares]

Type of Option:	☐ Incentive Stock Option ☐ Nonstatutory Stock Option

Exercise Price Per Share:	$[Exercise Price]

Vesting Commencement Date:	[Vesting Commencement Date]

Vesting Schedule:	[This Option becomes exercisable when you complete [ ] months of continuous Service as an Employee or a Consultant from the Vesting Commencement Date. Actual vesting schedule to be inserted.]

Expiration Date:	[Expiration Date] This Option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, this Notice of Option Grant and the Stock Option Agreement, including any special terms for Participants outside the United States (collectively, this “Agreement”), each of which are attached to and made a part of this document.

By your written signature below (or your electronic acceptance), you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

You acknowledge and agree that (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Notice of Stock Option Grant, the attached Stock Option Agreement and the Plan and (ii) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this Option prior to signing (or electronically accepting) this Notice of Stock Option Grant and that you have either consulted such counsel or voluntarily declined to consult such counsel.

OPTIONEE	MOVELLA HOLDINGS, INC.

By:
Optionee’s Signature	Name:
Title:
Optionee’s Printed Name

MOVELLA HOLDINGS, INC.

2022 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

The Plan and Other Agreements

The Option that you are receiving is granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan.

The attached Notice of Stock Option Grant, this Agreement, including any additional terms for Participants outside of the United States (“U.S.”) set forth in the addendum hereto, and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Option are superseded with the exception of (1) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (2) any written employment or severance arrangement that would provide for vesting acceleration of this Option upon the terms and conditions set forth therein. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Tax Treatment	This Option is intended to be an incentive stock option under Section 422 of the Code or a nonstatutory option, as provided in the Notice of Stock Option Grant. Even if this Option is designated as an incentive stock option, it will be deemed to be a nonstatutory option to the extent required by the $100,000 annual limitation under Section 422(d) of the Code.

Vesting	This Option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. This Option will in no event become exercisable for additional Shares after your Service as an Employee, an Outside Director or a Consultant has terminated for any reason.

Term	This Option expires in any event at the close of business at the Company’s headquarters on the day before the tenth (10th) anniversary of the Grant Date, as shown on the Notice of Stock Option Grant (fifth (5th) anniversary for a more than ten percent (10%) shareholder as provided under the Plan if this is an incentive stock option). This Option may expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason except due to your death or Disability, then this Option will expire at the close of business at the Company’s headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date). The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Death	If your Service terminates because of your death, then this Option will expire at the close of business at the Company’s headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date). During that period of up to twelve (12) months, your estate or heirs may exercise this Option.

Disability	If your Service terminates because of your Disability, then this Option will expire at the close of business at the Company’s headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date).

Leaves of Absence

For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If your work schedule changes (i.e., your work hours are increased or reduced), then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Stock pursuant to this Option will relieve the Company of any liability with respect to the non-issuance or sale of the Stock as to which such approval will not have been obtained.

Notice of Exercise	When you wish to exercise this Option you must provide a written or electronic notice of exercise form (substantially in the form attached to this Agreement as Exhibit A) in accordance with such procedures as are established by the Company and communicated to you from time to time. Any notice of exercise must specify how many Shares you wish to purchase and how your Shares should be registered. The notice of exercise will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the Option exercise price for the Shares you are purchasing. Payment may be made in the following form(s):

•   Your personal check, a cashier’s check, a money order or a wire transfer.

•   Certificates for Shares that you own, along with any forms needed to effect a transfer of those Shares to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. If approved by the Company, instead of surrendering Shares, you may attest to the ownership of those Shares on a form provided by the Company and have the same number of Shares subtracted from the Shares issued to you upon exercise of this Option. However, you may not surrender or attest to the ownership of Shares in payment of the exercise price if your action would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.

•   By delivery on a form approved by the Company of an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares that are issued to you when you exercise this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by providing a notice of exercise form approved by the Company.

•   By delivery on a form approved by the Company of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares that are issued to you when you exercise this Option as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The directions must be given by providing a notice of exercise form approved by the Company.

•   If permitted by the Committee, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option will be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued will be paid by you in cash or other form of payment permitted under this Option. The directions must be given by providing a notice of exercise form approved by the Company.

•   Any other form permitted by the Committee in its sole discretion.

Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

Withholding Taxes and Stock Withholding

Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (your “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and your Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction

Prior to exercise of this Option, you will pay or make adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholdings and payments on account obligations of the Company and/or your Employer. In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when you exercise this Option, provided that the Company only withholds the amount of Shares necessary to satisfy the maximum applicable tax withholding rate, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Committee. The Fair Market Value of the Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the withholding taxes. The Company and your Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

In general, only you can exercise this Option prior to your death. You may not sell, transfer, assign, pledge or otherwise dispose of this Option, other than as designated by you, by will or by the laws of descent and distribution, except as provided below. For instance, you may not use this Option as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in this Option in any other way.

However, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than fifty percent (50%) of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than fifty percent (50%) of the voting interest.

In addition, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this Option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.

The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

Stockholder Rights	This Option carries neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a shareholder of the Company unless and until you have exercised this Option by giving the required notice to the Company and paying the exercise price. No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

No Retention Rights	Neither this Option nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

You understand and acknowledge that the vesting of this Option pursuant to the vesting schedule hereof is earned only by your continued Service, or the satisfaction of any other conditions set forth herein, in each case at the will of the Company (not through the act of being hired or being granted this Option). As such, this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your continued Service at any time, with or without cause.

Adjustments	The number of Shares covered by this Option and the exercise price per Share will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Company Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional stock options or securities to which you are entitled by reason of this Award.

Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice

Any notice required or permitted under this Agreement will be given in writing, including electronically, and will be deemed effectively given upon the earliest of personal delivery, electronic delivery to the email address assigned to you by the Company or provided by you to the Company, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

The Company may, in its sole discretion, deliver any documents related to your current or future participation in the Plan by electronic means. By accepting this Award, you hereby: (1) consent to receive such documents by electronic means; (2) consent to the use of electronic signatures; and (3) agree to participate in the Plan and/or receive any such documents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

Section 409A of the Code	To the extent this Agreement is subject to, and not exempt from, Section 409A of the Code, this Agreement is intended to comply with Section 409A, and its provisions will be interpreted in a manner consistent with such intent. You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A.

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware without application of the conflicts of law principles thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that any such litigation will be conducted only in the courts of California, or the federal courts of the United States located in California and no other courts.

Governing Document	This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations,

amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of this Agreement, the Notice of Stock Option Grant, and those of the Plan, the provisions of the Plan will control.

Notwithstanding provisions in this Agreement, the Award shall be subject to additional terms and conditions for Participants outside the U.S. set forth in an addendum to this Agreement, including any additional terms and conditions for your country. Moreover, if you relocate to another country, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Any addendum to this Agreement constitutes part of this Agreement.

Severability	In the event that all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

Recoupment	This Option is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Option and repayment or forfeiture of any Stock or other cash or property received with respect to the Option (including any value received from a disposition of the Stock acquired upon exercise of the Option).

No Tax, Legal or Investment Advice	The Company and your Employer are not providing any tax, legal or financial advice, nor is the Company or your Employer making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Stock. You understand and agree that you should consult with your own personal tax, financial and/or legal advisors regarding the Award and Tax-Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

Miscellaneous

You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount and no inference shall be drawn from the grant of this Option with respect to the quality of your service to, or standing with, the Company and (4) all determinations with respect to any additional grants, including (without limitation) the times when options will be granted, the number of shares of Stock subject to options, the exercise price and the vesting schedule, will be at the sole discretion of the Company.

The value of this Option will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your Employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your Employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company and details of all options or any other entitlements to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”). You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit shares of Stock acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on your behalf. You may, at any time, view Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

You acknowledge and agree that you have reviewed the documents provided to you in relation to the Option in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Option, and fully understand all provisions of such documents. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option.

BY SIGNING THE NOTICE OF STOCK OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

Annex [●]

Form of Restricted Stock Unit Agreement

MOVELLA CORPORATION

2022 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted the following Restricted Stock Units (the “Restricted Stock Units”, “RSUs” or this “Award”) representing shares of Common Stock of Movella Corporation (the “Company”) under the Movella Corporation 2022 Stock Incentive Plan (as may be amended from time to time, the “Plan”):

Name of Recipient:	[Name of Recipient]

Grant Date:	[Date of Grant]

Total Number of Shares Subject to Restricted Stock Units:	[Total Shares]

Vesting Commencement Date:	[Vesting Commencement Date]

Vesting Schedule:	[The RSUs vest when you complete [___] months of continuous Service as an Employee or a Consultant from the Vesting Commencement Date. Actual vesting schedule to be inserted.]

By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan, this Notice of Restricted Stock Unit Grant and the Restricted Stock Unit Agreement, including any special terms for Participants outside of the United States (“U.S.”) (collectively, this “Agreement”), each of which are attached to and made a part of this document.

By your written signature below (or your electronic acceptance), you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

You acknowledge and agree that (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Notice of Restricted Stock Unit Award, the attached Restricted Stock Unit Agreement and the Plan and (ii) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to these RSUs prior to signing (or electronically accepting) this Notice of Restricted Stock Unit Award and that you have either consulted such counsel or voluntarily declined to consult such counsel.

RECIPIENT	MOVELLA CORPORATION

By:
Recipient’s Signature	Name:
Title:
Recipient’s Printed Name

MOVELLA CORPORATION

2022 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

The Plan and Other Agreements

The RSUs that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan.

The attached Notice of Restricted Stock Unit Award, this Agreement, including any additional terms for Participants outside of the United States (“U.S.”) set forth in the addendum hereto, and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded, with the exception of (1) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (2) any written employment or severance arrangement that would provide for vesting acceleration of the RSUs upon the terms and conditions set forth therein. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Payment for RSUs	No cash payment is required for the RSUs you receive. You are receiving the RSUs in consideration for Services rendered by you.

Vesting	The RSUs that you are receiving will vest as shown in the Notice of Restricted Stock Unit Award. No additional RSUs vest after your Service as an Employee, an Outside Director or a Consultant has terminated for any reason.

Forfeiture	If your Service terminates for any reason, then this Award expires immediately as to the number of RSUs that have not vested before the termination date and do not vest as a result of termination. Your Service will not be extended by any notice period. This means that the unvested RSUs will immediately be cancelled. You will receive no payment for RSUs that are forfeited. The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves of Absence	For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If your work schedule changes (i.e., your work hours are increased or reduced), then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of RSUs	Your RSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of RSUs, you have no rights other than the rights of a general unsecured creditor of the Company.

No Voting Rights or Dividends	Your RSUs carry neither voting rights nor rights to dividends. Neither you, nor your estate or heirs, have any rights as a stockholder of the Company in respect of the RSUs, unless and until your RSUs are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued, except as described in the Plan.

RSUs Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any RSUs. For instance, you may not use your RSUs as security for a loan. If you attempt to do any of these things, your RSUs will immediately become invalid.

Settlement of RSUs

Each of your vested RSUs will be settled when it vests; provided, however, that if the Committee requires you to pay withholding taxes through a sale of Shares, settlement of each RSU may be deferred to the first permissible trading day for the Shares, if later than the applicable vesting date.

Under no circumstances may your RSUs be settled later than two and one-half (2-1/2) months following the calendar year in which the applicable vesting date occurs.

For purposes of this Agreement, “permissible trading day” means a day that satisfies all of the following requirements: (1) the exchange on which the Shares are traded is open for trading on that day; (2) you are permitted to sell Shares on that day without incurring liability under Section 16(b) of the Exchange Act; (3) either (a) you are not in possession of material non-public information that would make it illegal for you to sell Shares on that day under Rule 10b-5 under the Exchange Act or (b) Rule 10b5-1 under the Exchange Act would apply to the sale;

(4) you are permitted to sell Shares on that day under such written insider trading policy as may have been adopted by the Company; and (5) you are not prohibited from selling Shares on that day by a written agreement between you and the Company or a third party.

At the time of settlement, you will receive one Share for each vested RSU; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares does not violate any law or regulation.

Withholding Taxes and Stock Withholding

Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (your “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the award, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and your Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the settlement of the RSUs, you shall pay or make adequate arrangements satisfactory to the Company and your Employer to satisfy all withholdings and payments on account obligations of the Company and/or your Employer. In this regard, you authorize the Company and your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer.

Unless an alternative arrangement satisfactory to the Committee has been provided prior to the vesting date, the default method for paying withholding taxes is withholding Shares that otherwise would be issued to you when the RSUs are settled, provided that the Company only withholds a number of whole Shares having a Fair Market Value equal to the amount necessary to satisfy the maximum applicable tax withholding rate. Notwithstanding the foregoing, if you are classified as a Section 16 officer of the Company under the Exchange Act when the

RSUs are settled, you shall be restricted to satisfying your obligation for Tax-Related Items by withholding in fully vested Shares that otherwise would be issued to you when the RSUs are settled, unless this withholding method is not permissible under applicable laws, or the Company has authorized an alternative method for the relevant taxable event.

If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

The Committee may also require the withholding of taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or any other arrangement approved by the Committee.

The Fair Market Value of the Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. The Company or your Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including maximum applicable tax withholding rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, and your rights to the Shares will be forfeited if you do not comply with such obligations on or before the date that is two and one-half (2-1/2) months following the calendar year in which the applicable vesting date for the RSUs occurs.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Neither this Award nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

You understand and acknowledge that the vesting of your Award pursuant to the vesting schedule hereof is earned only by your continued Service, or the satisfaction of any other conditions set forth herein, in each case at the will of the Company (not through the act of being hired or being granted this Award). As such, this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your continued Service at any time, with or without cause.

Adjustments	The number of RSUs covered by this Award will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional restricted stock units or securities to which you are entitled by reason of this Award.

Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice	Any notice required or permitted under this Agreement will be given in writing, including electronically, and will be deemed effectively given upon the earliest of personal delivery, electronic delivery to the email address assigned to you by the Company or provided by you to the Company, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. The Company may, in its sole discretion, deliver any documents related to your current or future participation in the Plan by electronic means. By accepting this Award, you hereby: (1) consent to receive such documents by electronic means; (2) consent to the use of electronic signatures; and (3) agree to participate in the Plan and/or receive any such documents through an online or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

Section 409A of the Code	This Agreement and the RSUs are intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, to the extent this Agreement and the RSUs are subject to, and not exempt from, Section 409A of the Code, this Agreement and the RSUs are intended to comply with Section 409A, and its provisions will be interpreted in a manner consistent with such intent. You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A. If it is determined that the RSUs are deferred compensation subject to Section 409A of the Code and you are a “specified employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined in Section 409A of the Code), then the issuance of any Shares that would otherwise be made upon the date of your separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, with the balance of the Shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the Shares is necessary to avoid the imposition of adverse taxation on you in respect of the Shares under Section 409A of the Code. Each installment of Shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware without application of the conflicts of law principles thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that any such litigation will be conducted only in the courts of California, or the federal courts of the United States located in California and no other courts.

Governing Document	This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of this Agreement, the Notice of Restricted Stock Unit Award, and those of the Plan, the provisions of the Plan will control.
Notwithstanding provisions in this Agreement, the Award shall be subject to additional terms and conditions for Participants outside the U.S. set forth in an addendum to this Agreement, including any additional terms and conditions for your country. Moreover, if you relocate to another country, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Any addendum to this Agreement constitutes part of this Agreement.

Severability	In the event that all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

No Tax, Legal or Investment Advice	The Company and your Employer are not providing any tax, legal or financial advice, nor is the Company or your Employer making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, financial and/or legal advisors regarding the Award and Tax-Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

Miscellaneous

You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and no inference shall be drawn from the grant of this Award with respect to the quality of your service to, or standing with, the Company and (4) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of RSUs subject to awards and the vesting schedule, will be at the sole discretion of the Company.

The value of this Award will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your Employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your Employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to RSUs or Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

You acknowledge and agree that you have reviewed the documents provided to you in relation to the Award in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understand all provisions of such documents. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

BY SIGNING THE NOTICE OF RESTRICTED STOCK UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

Annex [●]

Form of Restricted Stock Agreement

MOVELLA HOLDINGS, INC.

2022 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

You have been granted the following restricted shares of Common Stock (the “Restricted Shares” or this “Award”) of Movella Holdings, Inc. (the “Company”) under the Movella Holdings, Inc. 2022 Stock Incentive Plan (as may be amended from time to time, the “Plan”):

Name of Recipient:	[Name of Recipient]

Grant Date:	[Date of Grant]

Total Number of Shares Granted:	[Total Shares]

Vesting Commencement Date:	[Vesting Commencement Date]

Vesting Schedule:	[The Restricted Shares vest when you complete [ ] months of continuous Service as an Employee or a Consultant from the Vesting Commencement Date. Actual vesting schedule to be inserted.]

By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that the Restricted Shares are granted under and governed by the terms and conditions of the Plan, this Notice of Restricted Stock Award and the Restricted Stock Agreement (collectively, this “Agreement”), both of which are attached to and made a part of this document.

By your written signature below (or your electronic acceptance), you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

You acknowledge and agree that (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Notice of Restricted Stock Award, the attached Restricted Stock Agreement and the Plan and (ii) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this Award prior to signing (or electronically accepting) this Notice of Restricted Stock Award and that you have either consulted such counsel or voluntarily declined to consult such counsel.

RECIPIENT		MOVELLA HOLDINGS, INC.

By:
Recipient’s Signature

Name:

Recipient’s Printed Name	Title:

MOVELLA HOLDINGS, INC.

2022 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

The Plan and Other Agreements

The Restricted Shares that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan.

The attached Notice of Restricted Stock Award, this Agreement, including any additional terms for Participants outside of the United States (“U.S.”) set forth in the addendum hereto, and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded with the exception of (1) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (2) any written employment or severance arrangement that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Payment For Shares	No cash payment is required for the Shares you receive. You are receiving the Shares in consideration for Services rendered by you.

Vesting	The Shares that you are receiving will vest as shown in the Notice of Restricted Stock Award. No additional Shares will vest after your Service as an Employee, an Outside Director or a Consultant has terminated for any reason.

Shares Restricted	Unvested Shares will be considered “Restricted Shares.” Except to the extent permitted by the Committee, you may not sell, transfer, assign, pledge or otherwise dispose of Restricted Shares.

Forfeiture	If your Service terminates for any reason, then your Shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination. This means that the Restricted Shares will immediately revert to the Company. You will receive no payment for Restricted Shares that are forfeited. The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.
Leaves of Absence

For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If your work schedule changes (i.e., your work hours are increased or reduced), then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Stock Certificates or Book Entry Form	The Restricted Shares will be evidenced by either stock certificates or book entries on the Company’s stock transfer records pending expiration of the restrictions thereon. If you are issued certificates for the Restricted Shares, the certificates will have stamped on them a special legend referring to the forfeiture restrictions. In addition to or in lieu of imposing the legend, the Company may hold the certificates in escrow. As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you a non-legended certificate for your vested Shares.

Stockholder Rights	During the period of time between the Grant Date and the date the Restricted Shares become vested, you will have all the rights of a shareholder with respect to the Restricted Shares except for the right to transfer the Restricted Shares, as set forth above, and except in the case of any unvested Restricted Shares, you will not be entitled to any dividends or other distributions paid or distributed by the Company in respect of outstanding Shares. Accordingly, you will have the right to vote the Restricted Shares and to receive any cash dividends paid with respect to the vested Restricted Shares.

Withholding Taxes and Stock Withholding

Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Shares received under this Award, including the award or vesting of such Shares, the subsequent sale of Shares under this Award and the receipt of any dividends; and (2) do not commit to structure the terms of the award to reduce or eliminate your liability for Tax-Related Items. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and your Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

No stock certificates will be released to you or no notations on any Restricted Shares issued in book-entry form will be removed, as applicable, unless you have paid or made adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholdings and payments on account obligations of the Company and/or your Employer. In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be delivered to you when they vest having a Fair Market Value equal to the amount necessary to satisfy the maximum applicable tax withholding rate, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Committee. The Fair Market Value of the Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Neither this Award nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

You understand and acknowledge that the vesting of your Award pursuant to the vesting schedule hereof is earned only by your continued Service, or the satisfaction of any other conditions set forth herein, in each case at the will of the Company (not through the act of being hired or being granted this Award). As such, this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your continued Service at any time, with or without cause.

Adjustments	The number of Restricted Shares covered by this Award will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional restricted shares or securities to which you are entitled by reason of this Award.

Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Governing Plan Document	This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of this Agreement, the Notice of Restricted Award, and those of the Plan, the provisions of the Plan will control.

Severability	In the event that all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.
Recoupment	This Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Award and repayment or forfeiture of any Shares or other cash or property received with respect to the Award (including any value received from a disposition of the Shares).

No Tax, Legal or Investment Advice	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, financial and/or legal advisors regarding the Award and Tax-Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

Notice	Any notice required or permitted under this Agreement will be given in writing, including electronically, and will be deemed effectively given upon the earliest of personal delivery, electronic delivery to the email address assigned to you by the Company or provided by you to the Company, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. The Company may, in its sole discretion, deliver any documents related to your current or future participation in the Plan by electronic means. By accepting this Award, you hereby: (1) consent to receive such documents by electronic means; (2) consent to the use of electronic signatures; and (3) agree to participate in the Plan and/or receive any such documents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware without application of the conflicts of law principles thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that any such litigation will be conducted only in the courts of California, or the federal courts of the United States located in California and no other courts.

Miscellaneous

You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and no inference shall be drawn from the grant of this Award with respect to the quality of your service to, or standing with, the Company and (4) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of Shares subject to awards, the purchase price and the vesting schedule, will be at the sole discretion of the Company.

The value of this Award will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your Employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your Employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”). You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

You acknowledge and agree that you have reviewed the documents provided to you in relation to the Award in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understand all provisions of such documents. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

BY SIGNING THE NOTICE OF RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

ANNEX E

FINAL BCA FORM

MOVELLA HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

(Adopted by the Board of Directors on [            ])

(Approved by the Stockholders on [            ])

Effective Date: [            ]

MOVELLA HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

E-i

MOVELLA HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

E-ii

MOVELLA HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE OF THE PLAN.

The Plan is effective on the date on which the registration statement covering the initial public offering of the Stock is declared effective by the United States Securities and Exchange Commission (the “Effective Date”). The purpose of the Plan is to provide a broad-based employee benefit to attract the services of new Eligible Employees, to retain the services of existing Eligible Employees, and to provide incentives for such individuals to exert maximum efforts toward the Company’s success by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions.

The Company intends to make two types of offerings under the Plan: offerings that are intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and to be exempt from the application and requirements of Section 409A of the Code, and to be construed accordingly (each, a “Section 423 Offering”) and offerings that are not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Non-423 Offering”). The Section 423 Offerings will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. An option to purchase shares of Stock under the Non-423 Offering will be granted pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted by the Committee designed to achieve tax, securities laws, or any other objectives. Except as otherwise provided herein, the Non-423 Offering will operate and be administered in the same manner as the Section 423 Offering.

SECTION 2. DEFINITIONS.

(a) “Affiliate” means any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under the common control with, the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(d) “Committee” means the Compensation Committee of the Board or such other committee, comprised exclusively of one or more directors of the Company, as may be appointed by the Board from time to time to administer the Plan. To the extent a such a committee is not appointed by the Board to administer the Plan, references to “Committee” in the Plan shall refer to the Board.

(e) “Company” means Movella Holdings Inc., a Delaware corporation, including any successor thereto.

(f) “Compensation” means, unless provided otherwise by the Committee in the terms and conditions of an Offering, base salary and wages paid in cash to a Participant by a Participating Company, without reduction for any pre-tax contributions made by the Participant under Section 401(k) or 125 of the Code. “Compensation” shall, unless provided otherwise by the Committee in the terms and conditions of an Offering, exclude variable

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2022 EMPLOYEE STOCK PURCHASE PLAN

compensation (including commissions, bonuses, incentive compensation, overtime pay, and shift premiums), all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions, or benefits received under employee benefit plans, income attributable to the exercise of stock options or any other equity awards, and similar items. The Committee shall determine whether a particular item is included in Compensation. Further, the Committee shall have the discretion to determine the application of this definition to Participants outside the United States.

(g) “Corporate Reorganization” means the following:

(i)	the consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

(ii)	the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(h) “Eligible Employee” means any Employee of a Participating Company who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if such individual’s participation in the Plan is prohibited by the law of any country that has jurisdiction over the employee.

(i) “Employee” means any person who is “employed” for purposes of Section 423(b)(4) of the Code by a Participating Company. However, service solely as a director, or payment of a fee for such services, will not cause a director to be considered an “Employee” for purposes of the Plan.

(j) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k) “Fair Market Value” means the fair market value of a share of Stock, determined as follows:

(i)

if Stock was traded on any established national securities exchange, including the New York Stock Exchange or The Nasdaq Stock Market, on the date of determination, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading with respect to the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

(ii)	if the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems reasonable and appropriate.

The determination of fair market value for purposes of tax withholding may be made in the Committee’s discretion subject to applicable law and is not required to be consistent with the determination of Fair Market Value for other purposes.

For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Determination of the Fair Market Value pursuant to the foregoing provisions shall be conclusive and binding on all persons.

(l) “Offering” means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.

(m) “Offering Date” means the first day of an Offering.

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2022 EMPLOYEE STOCK PURCHASE PLAN

(n) “Offering Period” means a period during which any Offering will be effective, as determined pursuant to Section 4(a).

(o) “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

(p) “Participating Company” means (i) the Company and (ii) each present or future Subsidiary or Affiliate designated by the Committee as a Participating Company. The Committee may so designate any Subsidiary or Affiliate, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders, and may further designate such companies or Participants as participating in the 423 Component or the Non-423 Component. The Committee may also determine which Affiliates or Eligible Employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under a Non-423 Offering, and determine which Participating Company or Companies will participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of Section 423 Offerings, only the Company and its Subsidiaries may be Participating Companies; provided, however, that at any given time, a Subsidiary that is a Participating Company in a Section 423 Offering will not be a Participating Company in a Non-423 Offering.

(q) “Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(r) “Plan” means this Movella Holdings Inc. 2022 Employee Stock Purchase Plan, as it may be amended, restated, modified, or otherwise supplemented from time to time.

(s) “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(t) “Purchase Date” means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering.

(u) “Purchase Period” means one or more successive periods during an Offering, beginning on the Offering Date or on the day after a Purchase Date, and ending on the next succeeding Purchase Date.

(v) “Purchase Price” means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).

(w) “Stock” means the common stock, par value $0.0001 per share, of the Company.

(x) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(y) “Trading Day” means a day on which the national stock exchange on which the Stock is traded is open for trading.

SECTION 3. ADMINISTRATION OF THE PLAN.

(a) Administrative Powers and Responsibilities. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and

MOVELLA HOLDINGS INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee’s determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination, or interpretation. The Committee may adopt such rules, guidelines, and forms as it deems appropriate to implement the Plan. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate. All decisions, interpretations, and other actions of the Committee shall be final and binding on all Participants and all Persons deriving any rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

(b) International Administration. The Committee may establish sub-plans (which need not qualify under Section 423 of the Code) and initiate separate Offerings for the purpose of (i) facilitating participation in the Plan by non-U.S. employees in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under Section 423 of the Code or (ii) qualifying the Plan for preferred tax treatment under foreign tax laws (which sub-plans, at the Committee’s discretion, may provide for allocations of the authorized shares reserved for issue under the Plan as set forth in Section 14(a)). The rules, guidelines, and forms of such sub-plans (or the Offerings thereunder) may take precedence over other provisions of the Plan, with the exception of Section 4(a)(i), Section 5(b), Section 8(b), and Section 14(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to employees resident in the United States, subject to compliance with Section 423 of the Code.

SECTION 4. ENROLLMENT AND PARTICIPATION.

(a) Offering Periods. While the Plan is in effect, the Committee may from time to time grant options to purchase shares of Stock pursuant to the Plan to Eligible Employees during a specified Offering Period. Each such Offering shall be in such form and shall contain such terms and conditions as the Committee shall determine, subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and, as applicable, the requirements of Section 423 of the Code, including the requirement that all Eligible Employees participating in each Section 423 Offering have the same rights and privileges. The Committee shall specify prior to the commencement of each Offering (i) the period during which the Offering shall be effective, which may not exceed 27 months from the Offering Date and may include one or more successive Purchase Periods within the Offering, (ii) the Purchase Dates and Purchase Price for shares of Stock which may be purchased pursuant to the Offering, and (iii) if applicable, any limits on the number of shares purchasable by a Participant, or by all Participants in the aggregate, during any Offering Period or, if applicable, Purchase Period, in each case consistent with the limitations of the Plan. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that

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2022 EMPLOYEE STOCK PURCHASE PLAN

commences immediately after such Purchase Date. The terms and conditions of each Offering need not be identical, and shall be deemed incorporated by reference and made a part of the Plan.

(b) Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed and communicated for this purpose from time to time by the Company to Eligible Employees.

(c) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until the Participant ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdraws from the Plan under Section 6(a) may again become a Participant, if the Participant then is an Eligible Employee, by following the procedure described in Section 4(b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if the Participant then is an Eligible Employee. Except as otherwise provided in the terms and conditions of an Offering, when a Participant reaches the end of an Offering Period but the Participant’s participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5. EMPLOYEE CONTRIBUTIONS.

(a) Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions; provided, however, that to the extent provided in the terms and conditions of an Offering, a Participant may also make contributions through payment by cash or check prior to one or more Purchase Dates during the Offering. Payroll deductions, subject to the provisions of Section 5(b) below or as otherwise provided under the terms and conditions of an Offering, shall occur on each payday during participation in the Plan.

(b) Amount of Payroll Deductions. An Eligible Employee shall designate during the enrollment process the portion of the Eligible Employee’s Compensation that the Eligible Employee elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15% (or such lower rate of Compensation specified as the limit in the terms and conditions of the applicable Offering).

(c) Changing Deduction Rate. Unless otherwise provided under the terms and conditions of an Offering, (i) a Participant may not increase the rate of payroll deductions during the Offering Period, and (ii) a Participant may discontinue or decrease the rate of payroll deductions during the Offering Period to a whole percentage of the Participant’s Compensation (including a reduction to zero) in accordance with such procedures and subject to such limitations as the Company may establish for all Participants. A Participant may also increase or decrease the rate of payroll deductions effective for a new Offering Period by submitting an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The new deduction rate shall be a whole percentage of the Eligible Employee’s Compensation consistent with Section 5(b) above.

(d) Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, the Participant may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).

SECTION 6. WITHDRAWAL FROM THE PLAN.

(a) Withdrawal. A Participant may elect to withdraw from the Plan by giving notice pursuant to the process prescribed and communicated by the Company from time to time. Such withdrawal may be elected at any time

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before the last day of an Offering Period, except as otherwise provided in the Offering. In addition, if payment by cash or check is permitted under the terms and conditions of an Offering, Participants may be deemed to withdraw from the Plan by declining or failing to remit timely payment to the Company for the shares of Stock. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest, except as may be required by applicable law. No partial withdrawals shall be permitted.

(b) Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until the Participant re-enrolls in the Plan under Section 4(b). Re-enrollment will become effective only at the commencement of the next Offering Period.

SECTION 7. CHANGE IN EMPLOYMENT STATUS.

(a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate three months after the Participant goes on a leave, unless a contract or statute guarantees the Participant’s right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death. In the event of the Participant’s death, the amount credited to the Participant’s Plan Account shall be paid to the Participant’s estate.

SECTION 8. PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes, except where applicable law requires that amounts credited to Plan Accounts be held separately or deposited with a third party. No interest shall be credited to Plan Accounts, except as may be required by applicable law.

(b) Purchase Price. The Purchase Price for each share of Stock purchased during an Offering Period shall be the lesser of:

(i)	85% of the Fair Market Value of such share on the Purchase Date; or

(ii)	85% of the Fair Market Value of such share on the Offering Date.

The Committee may specify an alternate Purchase Price amount or formula in the terms and conditions of an Offering, but in no event may such amount or formula result in a Purchase Price less than that calculated pursuant to the immediately preceding formula.

(c) Number of Shares Purchased. As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Section 8(c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in

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2022 EMPLOYEE STOCK PURCHASE PLAN

the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account (rounded down to the nearest whole share, unless otherwise set forth in the terms and conditions of an Offering). Unless provided otherwise by the Committee prior to the commencement of an Offering, the maximum number of shares of Stock which may be purchased by an individual Participant during such Offering is 5,000 shares. The foregoing notwithstanding, no Participant shall purchase more than such number of shares of Stock as may be determined by the Committee with respect to the Offering Period, or Purchase Period, if applicable, nor more than the amount of Stock set forth in Sections 9(b) and 14(a). For each Offering Period and, if applicable, Purchase Period, the Committee shall have the authority to establish additional limits on the number of shares purchasable by all Participants in the aggregate.

(d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(e) Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued the Participant as soon as reasonably practicable after the applicable Purchase Date, except that the Company may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Company. Shares may be registered in the name of the Participant or jointly in the name of the Participant and the Participant’s spouse as joint tenants with right of survivorship or as community property.

(f) Unused Cash Balances. Unless otherwise set forth in the terms and conditions of an Offering, an amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or refunded to the Participant in cash at the end of the Offering Period, without interest (except as may be required by applicable law), if the Participant’s participation is not continued. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Section 8(c) or 8(d) above, Section 9(b), or Section 14(a) shall be refunded to the Participant in cash, without interest (except to the extent required by applicable law).

(g) Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within 12 months after the date the Plan is adopted by the Board. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9. LIMITATIONS ON STOCK OWNERSHIP.

(a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after the Participant’s election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Section 9(a), the following rules shall apply:

(i)	ownership of stock shall be determined after applying the attribution rules of Section 424(d) of the Code;

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2022 EMPLOYEE STOCK PURCHASE PLAN

(ii)	each Participant shall be deemed to own any stock that the Participant has a right or option to purchase under this or any other plan; and

(iii)

each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under the Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.

(b) Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds $25,000 of Fair Market Value of such Stock per calendar year (under the Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of Section 423(b)(8) of the Code and applicable United States Treasury Regulations promulgated thereunder.

For purposes of this Section 9(b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Section 9(b) from purchasing additional Stock under the Plan, then the Participant’s employee contributions shall automatically be discontinued.

SECTION 10. RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which the Participant may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign, or otherwise encumber the Participant’s rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11. NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s at-will employment at any time and for any or no reason, with or without cause.

SECTION 12. NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that the Participant may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date and such Participant’s ownership of such Stock shall have been entered into the books of the registrar or the Participant is issued a stock certificate, as applicable.

SECTION 13. SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state or non-U.S. securities laws and regulations, the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded, and any foreign securities, exchange control or other applicable laws of any country which has jurisdiction over the applicable Participant.

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2022 EMPLOYEE STOCK PURCHASE PLAN

SECTION 14. STOCK OFFERED UNDER THE PLAN.

(a) Authorized Shares. The maximum aggregate number of shares of Stock available for purchase under the Plan is [                1] shares, plus an annual increase to be added on the first day of each of the Company’s fiscal years for a period of up to ten years, beginning with the fiscal year that begins January 1, 2023, equal to the least of (i) 1% of the outstanding shares of Stock on such date, (ii) [                2] shares, or (iii) a lesser amount (which may be zero) determined by the Committee or Board. The aggregate number of shares available for purchase under the Plan (and the limit in clause (ii) to the annual increase thereto) shall at all times be subject to adjustment pursuant to Section 14(b).

(b) Antidilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Stock) by reason of any forward or reverse share split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property), in any case, in a manner that complies with Section 423 of the Code.

(c) Reorganizations. Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization in which the Plan is not assumed by the surviving corporation or its parent corporation pursuant to the applicable plan of merger or consolidation, the Offering Period then in progress shall terminate immediately prior to the effective time of such Corporate Reorganization and either shares shall be purchased pursuant to Section 8 or, if so determined by the Board or Committee, all amounts in all Participant Accounts shall be refunded pursuant to Section 15 without any purchase of shares. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation, or other reorganization.

SECTION 15. AMENDMENT OR DISCONTINUANCE.

The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code will have no force or effect unless approved by the stockholders of the Company within 12 months before or after its adoption. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board or Committee may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. The Plan shall continue until the earlier to occur of (a) termination of the Plan pursuant to this Section 15 or (b) issuance of all the shares of Stock reserved for issuance under the Plan.

[1]	To equal 2% of outstanding equity on an as-converted basis.
[2]	To equal 1% of outstanding equity on an as-converted basis.

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2022 EMPLOYEE STOCK PURCHASE PLAN

SECTION 16. LIMITATION ON LIABILITY.

Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its Subsidiaries, nor the Committee, nor any person acting on behalf of the Company, any of its Subsidiaries, or the Committee, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest, or other liability asserted by reason of the failure of the Plan or any option to purchase shares of Stock to satisfy the requirements of Section 423, or otherwise asserted with respect to the Plan or any option to purchase shares of Stock.

SECTION 17. UNFUNDED PLAN.

The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any option to purchase shares of Stock. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

SECTION 18. OFFER TO PARTICIPANTS OUTSIDE THE UNITED STATES.

Notwithstanding any provision of the Plan to the contrary, to comply with applicable law in countries outside the United States in which the Company and its Subsidiaries and Affiliates operate or in which Participants work or reside, the Committee, in its sole discretion, shall have the power and authority to (a) determine which Employees outside the United States will be Eligible Employees under the Plan; (b) modify the terms and conditions of any Offering to Eligible Employees outside the United States; (c) establish sub-plans and modify terms, procedures, and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures, or sub-plans applicable to particular Subsidiaries and Affiliates or Participants in particular locations; provided, that no such sub-plans and/or modifications shall take precedence over Section 3 or otherwise require stockholder approval; (d) take any action, before or after options to purchase shares of Stock are granted, that it deems advisable to obtain approval or to facilitate compliance with any necessary local governmental regulatory exemptions or approvals; and (e) impose conditions on participation in the Plan and/or the purchase of shares of Stock in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures, and sub-plans with provisions that limit or modify rights on eligibility to participate in an Offering, on termination of employment, available methods of contribution, payment of income tax, social insurance contributions, and payroll taxes, the shifting of employer tax or social insurance contribution liability to a Participant, the withholding procedures, and handling of any Stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Board will only take action and grant options to purchase shares of Stock that comply with applicable laws.

SECTION 19. GOVERNING LAW; WAIVER OF JURY TRIAL.

The Plan and all disputes or controversies arising out of or relating thereto shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without application of the conflicts of law principles thereof. EACH PARTICIPANT WAIVES ANY RIGHT SUCH PARTICIPANT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE PLAN AND ANY AWARD THEREUNDER.

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SECTION 20. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

MOVELLA HOLDINGS INC.

By:
Name:
Title:

Date:

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2022 EMPLOYEE STOCK PURCHASE PLAN

Annex F

Confidential

COMPANY SHAREHOLDER TRANSACTION SUPPORT AGREEMENT

This COMPANY SHAREHOLDER TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of [●], 2022, by and among Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (“Pathfinder”), Movella Inc., a Delaware corporation (the “Company”), Pathfinder Acquisition LLC (“Pathfinder Sponsor”) and [●] (the “Shareholder”). Each of Pathfinder, the Company, Pathfinder Sponsor and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Pathfinder, the Company and Motion Merger Sub, Inc. (“Motion Merger Sub”), a Delaware corporation and wholly owned Subsidiary of Pathfinder, are entering into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, (a) on the Closing Date, prior to the Effective Time, Pathfinder will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and (b) on the Closing Date, following the consummation of the Domestication, Motion Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger (the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, collectively, the “Transactions”);

WHEREAS, the Shareholder is the record and beneficial owner of the number and class or series (as applicable) of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Shareholder acquires record or beneficial ownership of after the date hereof, the “Subject Securities”);

WHEREAS, in consideration for the benefits to be directly or indirectly received by the Shareholder in connection with the Transactions and as a material inducement to (a) Pathfinder agreeing to enter into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party and to consummate the Transactions, (b) Pathfinder Sponsor consenting to Pathfinder so entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party and to consummate the Transactions and (c) Pathfinder Sponsor agreeing to enter into the Ancillary Documents to which it is or will be a party and to consummate the Transactions, the Shareholder agrees to enter into this Agreement and to be bound by the representations, warranties, agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Shareholder acknowledges and agrees that (a) Pathfinder would not have entered into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party or agreed to consummate the Transactions, (b) Pathfinder Sponsor would not have consented to Pathfinder entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party and consummating the Transactions and (c) Pathfinder Sponsor would not have agreed to enter into the Ancillary Documents to which it is or will be a party and to consummate the Transactions in each case, without the Shareholder entering into this Agreement and agreeing to be bound by the representations, warranties, agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Consent to Transactions and Related Matters.

(a) The Shareholder irrevocably and unconditionally agrees to promptly (and in any event, at or prior to the times required under the Business Combination Agreement) execute and deliver (or cause to be executed and delivered, as applicable) the Company Shareholder Written Consent, in a form to be mutually agreed between Pathfinder and the Company (such agreement not to be unreasonably withheld, conditioned or delayed), pursuant to which the Shareholder shall approve the Business Combination Agreement, the Ancillary Documents to which the Company is a party and the Transactions (including, for the avoidance of doubt, the Merger). Without limiting the generality of the foregoing, prior to the Closing, (i) to the extent that it is necessary or advisable, in each case, as reasonably determined by Pathfinder and the Company, for any matters, actions or proposals to be approved by the Shareholder in furtherance of the Transactions as contemplated in the Business Combination Agreement and/or the Ancillary Documents, the Shareholder shall vote (and cause to be voted) the Subject Securities in favor of and/or consent to, as applicable, approve any such matters, actions or proposals promptly following written request thereof from Pathfinder or the Company, as applicable, and (ii) the Shareholder shall vote (and cause to be voted) the Subject Securities against and withhold consent or approval with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that, to the Shareholder’s knowledge, would reasonably be expected to result in (1) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (2) any of the conditions to the Closing set forth in Article 5 of the Business Combination Agreement not being satisfied.

(b) Without limiting any other rights or remedies of Pathfinder, the Shareholder hereby irrevocably appoints Pathfinder or any individual designated by Pathfinder as the Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Shareholder, to attend on behalf of the Shareholder any meeting of the Company Shareholders with respect to the matters described in Section 1(a), to include the Subject Securities in any computation for purposes of establishing a quorum at any such meeting of the Company Shareholders, to vote (or cause to be voted, as applicable) the Subject Securities or consent or approve (or withhold consent or approval, as applicable) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Shareholders, any action by written consent or any other approval by the Company Shareholders, in each case, in the event that (i) the Shareholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a), (ii) any Proceeding is pending or threatened by or on behalf of the Shareholder or the Company that challenges or could impair the enforceability or validity of the covenants, agreements or obligations set forth in this Agreement or (iii) Pathfinder notifies the Shareholder of its intent to exercise the proxy set forth in this Section 1(b).

(c) The proxy granted by the Shareholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for Pathfinder entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Shareholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Shareholder and shall revoke any and all prior proxies granted by the Shareholder with respect to the Subject Securities. The vote, consent or approval by the proxyholder with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote, consent or approval (or withholding of consent or approval, as applicable) by the proxyholder of the Subject Securities and a vote, consent or approval (or withholding of consent or approval, as applicable) by the Shareholder of the Subject Securities (or any other Person with the power to vote or provide consent or approval (or withhold consent or approval, as applicable) with respect to the Subject Securities) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a).

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2. Other Covenants and Agreements.

(a) The Shareholder and the Company each hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto, shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including the other Group Companies and, from and after the Effective Time, Pathfinder) shall have any further obligations or Liabilities with respect to each such agreements.

(b) The Shareholder hereby agrees to be bound by and subject to (i) Sections 4.3(a) (Confidentiality) and 4.4(a) (Public Announcements), the first sentence of Section 4.6(a) (Exclusive Dealing) and Section 7.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if such Shareholder is directly party thereto.

(c) The Shareholder acknowledges and agrees that Pathfinder is entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party, and Pathfinder Sponsor is consenting to Pathfinder entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party, in reliance upon the Shareholder entering into this Agreement and the Ancillary Documents to which it is or will be a party, and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the representations, warranties, agreements, covenants and obligations contained in this Agreement and the Ancillary Documents to which it is or will be a party and that, but for the Shareholder entering into this Agreement and the Ancillary Documents to which it is or will be a party, and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the representations, warranties, agreements, covenants and obligations contained in this Agreement and the Ancillary Documents to which it is or will be a party (i) Pathfinder would not have agreed to enter into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party and to consummate the Transactions, (ii) Pathfinder Sponsor would not have consented to Pathfinder so entering into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party or consummating the Transactions and (iii) Pathfinder Sponsor would not have entered into or agreed to enter into the Business Combination Agreement and the Ancillary Documents to which it is or will be a party and to consummate the Transactions.

(d) The Shareholder, on her, his or its own behalf and on behalf of her, his or its Representatives, acknowledges, represents, warrants and agrees that (i) she, he or it and her, his or its Representatives have conducted their own independent review and analysis of, and, based thereon, have formed an independent judgment concerning, the business, assets, condition, operations and prospects of, Pathfinder and the Transactions and (ii) she, he or it and her, his or its Representatives have been furnished with or given access to such documents and information about Pathfinder and Pathfinder’s businesses and operations as she, he or it and her, his or its Representatives have deemed necessary to enable her, him or it to make informed decisions with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which she, he or it is or will be a party and the transactions contemplated hereby and thereby.

(e) In entering into this Agreement and the other Ancillary Documents to which she, he or it is or will be a party, the Shareholder has relied solely on her, his or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which she, he or it is or will be a party and no other representations or warranties of Pathfinder (including, for the avoidance of doubt, none of the representations or warranties of Pathfinder set forth in the Business Combination Agreement or any other Ancillary Document) or any other Person, either express or implied, and the Shareholder, on her, his or its own behalf and on behalf of such Shareholder’s Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which the Shareholder is or will be a party, none of Pathfinder or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement,

F-3

the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

3. Shareholder Representations and Warranties. The Shareholder represents and warrants to Pathfinder and Pathfinder Sponsor as follows:

(a) If the Shareholder is not an individual, the Shareholder is a corporation, limited liability company, limited partnership or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) If the Shareholder is not an individual, the Shareholder has the requisite corporate, limited liability company, limited partnership or other similar power and authority and, if the Shareholder is an individual, the Shareholder has the legal capacity to execute and deliver this Agreement, to perform her, his or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other) action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by Pathfinder), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of her, his or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby or the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Shareholder is not an individual, result in any breach of any provision of the Shareholder’s Governing Documents, if any, or any shareholders, equityholders or other Contract relating to or affecting the ownership, voting, transfer or purchase of the Subject Securities (collectively, the “Company Equityholder Agreements”), (ii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of her, his or its properties or assets are bound or (iii) result in the creation of any Lien upon the Subject Securities, except, in the case of clause (ii) above, as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) The Shareholder is the record and beneficial owner of the Subject Securities and has valid, good and marketable title to the Subject Securities, free and clear of all Liens (other than transfer restrictions under applicable Securities Laws or as set forth in the Governing Documents of the Company, any Company Shareholders Agreement or the Shareholder Rights Agreement). Except for the Subject Securities set forth on Schedule A, together with any other Equity Securities of the Company that the Shareholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to or acquired in accordance with Section 4.1(b) of the Business Combination Agreement, the Shareholder does not own, beneficially or of record, any Equity Securities of any Group Company or have the right to acquire any Equity Securities of any Group Company. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Securities and, except for this Agreement, the Business Combination Agreement, any Company Shareholders Agreements and the Shareholder Rights Agreement, as applicable, the Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer any of the Subject Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Securities.

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(e) As of the date of this Agreement, there is no Proceeding pending or, to the Shareholder’s knowledge, threatened against or involving the Shareholder or any of her, his or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of her his or its covenants, agreements or obligations under this Agreement in any material respect and the Company to perform, or otherwise comply with, any of its covenants, agreements or obligations under the Business Combination Agreement in any material respect.

4. Transfer of Subject Securities.

(a) Except as expressly contemplated by the Business Combination Agreement, any Ancillary Document or with the prior written consent of each of Pathfinder and Pathfinder Sponsor from and after the date of this Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms the Shareholder agrees (a) not to (i) Transfer (A) any of the Subject Securities or (B) rights of such Shareholder under any Company Shareholders Agreement, the Shareholders Rights Agreement or the Company Equityholder Agreements or (ii) consent to or approve any Transfer of any Equity Securities of Company by any other holder thereof, (iii) enter into (A) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer the Subject Securities or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Securities, (iv) consent to or approve the issuance or grant of any Equity Securities of the Company, (v) enter into any voting trust, proxy or other Contract with respect to the voting or Transfer of the Equity Securities of the Company, (vi) amend, supplement, restate or otherwise modify, or waive any provision under, any of the Governing Documents of the Company, any Company Shareholders Agreement or Company Equityholder Agreements (vii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company or (b) not to take, or cause to be taken, any actions that are in contravention of clause (a). Notwithstanding the foregoing or anything to the contrary herein, the foregoing restrictions shall not apply to any Transfer (i) to a Permitted Transferee, or (ii) if the Shareholder is an individual or a trust, (A) by virtue of laws of descent and distribution upon death of the individual, or (B) pursuant to a qualified domestic relations order; provided, however, that (x) the Shareholder shall, and shall cause any such transferee of his, her or its Subject Securities, to enter into a written agreement, in form and substance reasonably satisfactory to Pathfinder and the Company, agreeing to be bound by this Agreement (including, for the avoidance of doubt, all of the covenants, agreements and obligations of the Shareholder hereunder and which agreement will include, for the avoidance of doubt, the making of all of the representations and warranties of the Shareholder set forth in Section 3 with respect to such transferee and his, her or its Subject Securities received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer, and (y) no such Transfer will relieve the Shareholder of any of its covenants, agreements or obligations hereunder with respect to the Subject Securities so transferred, unless and to the extent actually performed, or will otherwise affect any of the provisions of this Agreement (including any of the representations and warranties of the Shareholder hereunder). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). For purposes of this Section 4, “Permitted Transferee” means, with respect to any Person, (A) to any of its Affiliates, (B) such Person’s immediate family or family member of any of such Person’s officers or directors, (C) any trust for the direct or indirect benefit of such Person or the immediate family of such Person or (D) if such Person is a trust, to the trustee or beneficiary(ies) of such trust or to the estate of a beneficiary of such trust.

5. Termination.

(a) This Agreement shall automatically terminate without any notice or other action by any Party, upon the earlier of (i) the Effective Time and (ii) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement.

F-5

(b) Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(a)(ii) shall not affect any Liability on the part of any Party for Fraud or for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) Section 2(b)(i) (solely to the extent that it relates to Section 4.3(a) (Confidentiality) of the Business Combination Agreement), this Section 5 and the representations and warranties set forth in Sections 2(d) and (e) shall each survive any termination of this Agreement or the occurrence of the Effective Time, as applicable, and shall remain valid and binding obligations of the Parties, (iii) Section 2(b)(i) (solely to the extent that it relates to Section 4.4(a) (Public Announcements) of the Business Combination Agreement), Section 2(a) and Section 2(c) shall survive the termination of this Agreement pursuant to Section 5(a), (iv), Section 2(b) (ii) (solely to the extent that it relates to Section 7.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a)(ii) and (v) Sections 6 through 14 (in each case, to the extent related to any of the provisions that survive the termination of this Agreement) shall survive any termination of this Agreement or the occurrence of the Effective Time, as applicable, and shall remain valid and binding obligations of the Parties.

(c) As used in this Agreement (i) “Fraud” means an act or omission committed by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness and (ii) “Willful Breach” means a material breach of this Agreement that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder does not make any agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of its Subject Securities, and not in such Shareholder’s capacity as a director, officer or employee of any Group Company or in such Shareholder’s capacity as a trustee or fiduciary of any Company Equity Plan, and (b) nothing herein will be construed to limit or affect any action or inaction by such Shareholder or any representative of such Shareholder serving as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company.

7. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any Company Non-Party Affiliate (other than the Company pursuant to the Business Combination Agreement or any Ancillary Document to which it is or will be a party and the Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein and therein), and (b) none of the Company or any Company Non-Party Affiliates (other than any Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein.

F-6

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to Pathfinder prior to the Effective Time or to Pathfinder Sponsor, to:

c/o Pathfinder Acquisition LLC 1950 University Avenue, Suite 350
Palo Alto, CA 94303
Attention:	David Chung
Email:	dchung@hggc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue
New York, NY, 10022
Attention:	Travis Lee Nelson, P.C.;
Ryan Brissette; and
Patrick Salvo
Email:	travis.nelson@kirkland.com; ryan.brissette@kirkland.com; and patrick.salvo@kirkland.com

If to the Shareholder, to the address listed on the Shareholder’s signature page hereto.

with a copy (which shall not constitute notice) to:

Movella Inc.
2570 N First Street #300
San Jose, CA 95131
Attention:	Dennis Calderon
Email:	dennis.calderon@movella.com

If to Pathfinder following the Effective Time or to the Company, to:

Movella Inc.
2570 N First Street #300
San Jose, CA 95131
Attention:	Dennis Calderon
Email:	dennis.calderon@movella.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Attention:	Allison M. Leopold Tilley; Drew Simon-Rooke
Email:	allison@pillsburylaw.com; drew.simonrooke@pillsburylaw.com

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or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement.

10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder, Pathfinder Sponsor and Pathfinder. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder or the Company without the prior written consent of Pathfinder Sponsor, and prior to the Effective Time, Pathfinder, (to be withheld or given in such party’s sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 10 shall be void.

11. Fees and Expenses. Except, in the case of Pathfinder, as otherwise set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, any such fees and expenses incurred by Pathfinder Sponsor or its Affiliates on or prior to the Effective Time shall, in the sole discretion of Pathfinder Sponsor, be deemed to be fees and expenses of Pathfinder; provided further that, for the avoidance of doubt, (a) if the Business Combination Agreement is terminated in accordance with its terms, Pathfinder shall pay, or cause to be paid, all Unpaid Pathfinder Expenses and (b) if the Closing occurs, then Pathfinder shall pay, or cause to be paid, all Unpaid Expenses.

12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

13. [Spouses and Community Property Matters. The Shareholder’s spouse (if applicable) hereby represents, warrants and covenants to Pathfinder, Pathfinder Sponsor and the Company that such spouse shall not assert or enforce, and does hereby waive, any rights granted under any community property statute with respect to the Subject Securities held by the Shareholder that would reasonably be expected to adversely affect the ability of him or her to perform, or otherwise comply with, any of his or her covenants, agreements or obligations under this Agreement in any material respect.]

14. Miscellaneous. Sections 7.1 (Non-Survival), 7.5 (Governing Law), 7.7 (Construction; Interpretation), 7.10 (Severability), 7.11 (Counterparts; Electronic Signatures), 7.15 (Waiver of Jury Trial), 7.16 (Submission to Jurisdiction) and 7.17 (Remedies) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

F-8

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

PATHFINDER ACQUISITION CORPORATION

By:
Name:
Title:

PATHFINDER ACQUISITION LLC

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

MOVELLA INC.

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

[SHAREHOLDER]

By:
Name:
[Title:]
Address:
Email:
Attention:

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series of Securities	Number of Securities
Common Stock	[●]
Series A Preferred Stock
Series B Preferred Stock
Series C Preferred Stock
Series D Preferred Stock
Series D-1 Preferred Stock
Series E Preferred Stock
[Warrants]
[Options]

[Schedule A to Transaction Support Agreement]

SCHEDULE B

Series E Preferred Stock Purchase Agreement made and entered into as of September 8, 2020, by and among the Company and the investors listed on Exhibit A attached thereto.

Amended and Restated Voting Agreement made and entered into as of September 8, 2020, by and among the Company, the holders of Company Preferred Shares listed on the schedules A-F attached thereto, and certain Company Shareholders and holders of Company Options listed on the schedule G attached thereto.

Amended and Restated Right of First Refusal and Co-Sale Agreement made and entered into as of September 8, 2020, by and among the Company, the holders of Company Preferred Shares listed on the schedules A-F attached thereto, and certain Company Shareholders and holders of Company Options listed on the schedule G attached thereto.

Amended and Restated Investor Rights Agreement made and entered into as of September 8, 2020, by and among the holders of Company Preferred Shares listed on the schedule A attached thereto, certain Company Shareholders and holders of Company Options listed on the schedule B attached thereto and the holders of the Series E Preferred.

Registration Rights Agreement made and entered into as of September 8, 2020, by and among the Company and the holders of the Series E Preferred.

[Schedule B to Transaction Support Agreement]

Annex G

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”) is entered into as of October 3, 2022, by and among Movella Inc., a Delaware corporation (the “Company”), Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (“Pathfinder”), Pathfinder Acquisition LLC, a Delaware limited liability company (the “Sponsor”), and, solely for purposes of Sections 2(b) and (c), Section 5 through Section 7 (solely in respect of his or her respective representations, warranties and covenants contained therein), and Section 10 through Section 21, each of Richard Lawson, David Chung, Lindsay Sharma, Jon Steven Young, Hans Swildens, Steven Walske, Lance Taylor, Omar Johnson and Paul Weiskopf (each, a “Pathfinder Insider” and, collectively, the “Pathfinder Insiders”). Each of the Sponsor and each of the Pathfinder Insiders are sometimes referred to herein individually as a “Pathfinder Person” and collectively as the “Pathfinder Persons”, and each of the Company, Pathfinder, the Sponsor and the Pathfinder Insiders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Except as otherwise specified herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Pathfinder, the Company and Motion Merger Sub, Inc. (“Motion Merger Sub”), a Delaware corporation and wholly owned Subsidiary of Pathfinder, are entering into that certain Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, (a) on the Closing Date, prior to the Effective Time, Pathfinder will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and (b) on the Closing Date, following the consummation of the Domestication and Pre-Closing Reorganization, at the Effective Time, Motion Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger (the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, collectively, the “Transactions”);

WHEREAS, reference is made to (a) the Letter Agreement, dated February 16, 2021 (the “Sponsor Letter”), delivered by the Pathfinder Persons to Pathfinder, (b) the Registration and Shareholder Rights Agreement, dated February 16, 2021 (the “Pathfinder Registration Rights Agreement”), by and among Pathfinder, the Sponsor and each of the other Holders (as such term is defined therein) and (c) the Amended and Restated Registration and Shareholder Rights Agreement, dated as of the date hereof (the “Shareholder Rights Agreement”), by and among the Company, the Sponsor, certain other Pathfinder Persons, and certain of the Company stockholders;

WHEREAS, as of the date hereof, each Pathfinder Person, in its capacity as a holder of Pathfinder Shares and/or Pathfinder Warrants, was the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (a) the number of Pathfinder Warrants and/or (b) the number of Pathfinder Class B Shares, in each case, set forth on Exhibit A attached hereto opposite such Pathfinder Person’s name on such Exhibit (collectively, with respect to each Pathfinder Person, the “Subject Pathfinder Securities”);

WHEREAS, in connection with (and as part of) the Domestication, (a) each Pathfinder Pre-Closing Share will be converted into one Pathfinder Share, (b) each Pathfinder Warrant that is outstanding immediately prior to the Domestication will be automatically converted into, from and after the Domestication, a Pathfinder Post-Closing Warrant, (c) the Governing Documents of Pathfinder shall be amended and restated to be the Post-Closing Certificate of Incorporation and the Post-Closing Bylaws, and (d) Pathfinder’s name will be changed to “Movella Holdings, Inc.,” or such other name mutually agreed to by Pathfinder and the Company prior to the Closing Date, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, in consideration for the benefits to be received by the Sponsor and each of the Pathfinder Insiders under the terms of the Business Combination Agreement and as a material inducement to the Company and Pathfinder agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Sponsor and each of the Pathfinder Insiders agrees to enter into this Agreement and to be bound by certain of the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Company and Pathfinder would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without each of the Pathfinder Persons entering into this Agreement and agreeing to be bound by the applicable agreements, covenants and obligations contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree that the Amended and Restated Sponsor Letter Agreement is hereby amended and restated in its entirety by this Agreement, and further agree as follows:

1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Forfeiture” has the meaning set forth in Section 3 to this Agreement.

“Forfeiture Effective Time” has the meaning set forth in Section 3 to this Agreement.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“immediate family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) and his or her spouses and siblings.

“Parties” has the meaning set forth in the Recitals to this Agreement.

“Pathfinder Forfeited Equity Securities” means that number of Pathfinder Sponsor Shares equal to fifty percent (50%) of all Pathfinder Sponsor Shares held by Sponsor as of the date hereof.

“Pathfinder Insider” has the meaning set forth in the Recitals to this Agreement.

“Pathfinder Person” has the meaning set forth in the Recitals to this Agreement.

“Pathfinder Registration Rights Agreement” has the meaning set forth in the Recitals to this Agreement.

“Pathfinder Sponsor Shares” means (a) prior to the consummation of the Domestication, the Pathfinder Class B Shares held by the Sponsor, and (b) from and after the consummation of the Domestication, the Pathfinder Post-Closing Common Shares that are received by the Sponsor in connection with the conversion of its Pathfinder Class B Shares. Any reference to the Pathfinder Sponsor Shares shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Permitted Transferee” means, with respect to any Person (a) to Pathfinder’s officers or directors, any affiliate or family member of any of Pathfinder’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; or (e) by private sales or transfers made in connection with the consummation of the Transactions at prices no greater than the price at which the Subject Pathfinder Securities, as applicable, were originally purchased.

“Pre-Closing Pathfinder Party” means each of the Sponsor and, prior to the Effective Time, Merger Sub and Pathfinder.

“Sponsor” has the meaning set forth in the Recitals to this Agreement.

“Sponsor Letter” has the meaning set forth in the Recitals to this Agreement

“Subject Pathfinder Securities” has the meaning set forth in the Recitals to this Agreement.

“Transactions” has the meaning set forth in the Recitals to this Agreement.

“Transfer” means any sale, transfer, assignment or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

“Willful Breach” means a material breach of this Agreement that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

2. Sponsor Letter. The Company, Pathfinder, and the Pathfinder Persons hereby agree as follows:

(a) The Sponsor Letter provides in Section 3 thereof that Pathfinder shall not enter into a definitive agreement regarding a proposed Business Combination (as defined therein) without the prior written consent of the Sponsor. The Transactions constitute a Business Combination (as defined in the Sponsor Letter) for purposes of the Sponsor Letter and the Sponsor hereby consents to entry into the Business Combination Agreement.

(b) The Sponsor Letter provides in Section 3 thereof for certain obligations in respect of voting all Founder Shares (as defined therein) and Public Shares (as defined therein) beneficially owned by the Sponsor and by the Pathfinder Insiders, as applicable, in favor of such Business Combinations (as defined therein) and forgoing redemption rights in respect thereof. The Transactions constitute a Business Combination (as defined in the Sponsor Letter) for purposes of the Sponsor Letter and the Sponsor and each Pathfinder Insider will comply with its, his or her respective obligations under Section 3 of the Sponsor Letter, it being understood that, for the avoidance of doubt, nothing set forth in this Section 2(b) shall conflict with or create any obligations inconsistent with Section 12.

(c) Subject to, and conditioned upon the occurrence and effective as of, the Effective Time, Section 5 of the Sponsor Letter shall be amended and restated to provide in its entirety as follows: “[Reserved].”

3. Pathfinder Sponsor Share Forfeiture. Subject to, and conditioned upon the occurrence and effective as of following the Domestication and immediately prior to, the Effective Time (the “Forfeiture Effective Time”), the Sponsor shall automatically be deemed to irrevocably forfeit, surrender and transfer to Pathfinder for no consideration that number of Pathfinder Sponsor Shares held by the Sponsor immediately prior to the Effective Time, equal to the Pathfinder Forfeited Equity Securities. From and after the time that the Pathfinder Forfeited

Equity Securities are forfeited, surrendered and transferred to Pathfinder as provided in this Section 3, such Pathfinder Forfeited Equity Securities shall be deemed to be cancelled and no longer outstanding (the “Forfeiture”). For the avoidance of doubt, after the Forfeiture, the Sponsor will hold fifty percent (50%) of all Pathfinder Sponsor Shares held by Sponsor as of the date hereof.

4. Pathfinder Registration Rights Agreement. Subject to, and conditioned upon the occurrence, and effective as of the Effective Time, Pathfinder, the Sponsor and each of the other Pathfinder Persons who are party to the Pathfinder Registration Rights Agreement agree that the Pathfinder Registration Rights Agreement is hereby terminated in its entirety, and shall be of no further force or effect from and after such time.

5. Anti-Dilution Adjustment Waiver. Each Pathfinder Person that holds Pathfinder Class B Shares hereby (a) waives, subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the Effective Time, any rights to adjustment of the conversion ratio with respect to the Pathfinder Class B Shares held by such Pathfinder Person set forth in the Governing Documents of Pathfinder or any other anti-dilution or similar protection with respect to the Pathfinder Class B Shares held by such Pathfinder Person (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise) and (b) agrees not to assert or perfect any rights to adjustment of the conversion ratio with respect to the Pathfinder Class B Shares held by such Pathfinder Person set forth in the Governing Documents of Pathfinder or any other anti-dilution or similar protection with respect to the Pathfinder Class B Shares held by such Pathfinder Person (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise). For clarity, each Pathfinder Person hereby waives, subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the Effective Time, any rights granted pursuant to Article 15 of the Second Amended and Restated Articles of Association of Pathfinder Acquisition Corporation, dated as of February 16, 2021.

6. Representations and Warranties of Pathfinder Persons. Each Pathfinder Person represents and warrants, as of the date hereof, solely with respect to himself, herself or itself, and not on behalf of any other Person, to the Company as follows:

(a) If such Pathfinder Person is not an individual, such Pathfinder Person is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) Such Pathfinder Person (if not an individual) has the requisite corporate, limited liability company or other similar power and authority and, if such Pathfinder Person is an individual, legal capacity to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of such Pathfinder Person, if such Pathfinder Person is not an individual. This Agreement has been duly and validly executed and delivered by such Pathfinder Person and constitutes a valid, legal and binding agreement of such Pathfinder Person (assuming that this Agreement is duly authorized, executed and delivered by the other Parties), enforceable against such Pathfinder Person in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) None of the execution or delivery of this Agreement by such Pathfinder Person, the performance by such Pathfinder Person of any of his, her or its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if such Pathfinder Person is not an individual, result in any breach of any provision of such Pathfinder Person’s Governing Documents, (ii) violate, or constitute a breach under, any Order or applicable Law to which such Pathfinder Person or any of his, her or its properties or assets are bound or

(iii) other than the restrictions contemplated by this Agreement, the Business Combination Agreement or any other Ancillary Document, result in the creation of any Lien upon the Subject Pathfinder Securities owned by him, her or it (if any) (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) above, as would not to adversely affect the ability of such Pathfinder Person to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) Such Pathfinder Person is, as of the date hereof, the record and/or beneficial owner of the Subject Pathfinder Securities owned by him, her or it (if any) as set forth on Exhibit A hereto free and clear of all Liens, other than Liens pursuant to applicable securities laws or as set forth in the Business Combination Agreement, the other Ancillary Documents, the Governing Documents of Pathfinder or those Contracts or other arrangements set forth in the Pathfinder SEC Reports (including, for the avoidance of doubt, the Sponsor Letter and the Pathfinder Registration Rights Agreement). Such Pathfinder Person does not own, of record or beneficially, any other Equity Securities of Pathfinder other than the applicable Subject Pathfinder Securities owned by him, her or it (if any) set forth opposite his, her or its name on Exhibit A hereto. Such Pathfinder Person has the sole right to vote (and provide consent in respect of, as applicable) the Subject Pathfinder Securities owned by him, her or it (if any) as set forth on Exhibit A hereto as of the date hereof. Except for this Agreement, the Business Combination Agreement, the other Ancillary Documents, the Governing Documents of Pathfinder, those Contracts or other arrangements set forth in the Pathfinder SEC Reports (including, for the avoidance of doubt, the Sponsor Letter and the Pathfinder Registration Rights Agreement), or any proxy given for purposes of voting in favor of the Transaction Proposals, such Pathfinder Person is not party to or bound by (i) any option, warrant, purchase right or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Pathfinder Person to Transfer any of the Subject Pathfinder Securities owned by him, her or it (if any) or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Pathfinder Securities owned by him, her or it (if any) in a manner inconsistent with the requirements of this Agreement, in the case of either clause (i) or (ii), that would adversely affect the ability of such Pathfinder Person to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) As of the date hereof, there is no Proceeding pending or, to such Pathfinder Person’s knowledge, threatened against or involving him, her, it or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of him, her or it to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations under this Agreement in any material respect.

(f) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, such Pathfinder Person has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in this Agreement and the other Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of Pathfinder, the Company or any other Person, either express or implied, and such Pathfinder Person, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of Pathfinder, the Company or any other Person makes or has made any representation or warranty, either express or implied, to it, him or her in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

7. Representations and Warranties of the Company. The Company represents and warrants, as of the date hereof, to each of the Pathfinder Persons as follows:

(a) The Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Company has the requisite corporate, limited liability company or other similar power and authority to perform its covenants, agreements and obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that this Agreement is duly authorized, executed and delivered by the other Parties), enforceable against such Person in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to its execution, delivery or performance of its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, if applicable, or under any applicable antitrust or competition Laws of any non-U.S. jurisdiction or any other merger control or investment Laws or Laws that provide for review of national security or defense matters, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby related, or (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Company to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Company, the performance by the Company of any of its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are bound or (iii) other than the restrictions contemplated by this Agreement, the Business Combination Agreement or any other Ancillary Document, result in the creation of any Lien upon the Pathfinder Shares (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) above, as would not to adversely affect the ability of the Company to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) In entering into this Agreement, the Company has relied solely on its own investigation and analysis and the representations and warranties of the Pathfinder Persons expressly set forth in this Agreement and no other representations or warranties of the Pathfinder Persons or any other person, either express or implied, and the Company, on its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties of the Pathfinder Persons expressly set forth in this Agreement and the representations and warranties of the other Persons expressly set forth in the Business Combination Agreement and the other Ancillary Documents, none of the Pathfinder Persons or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

8. Representations and Warranties of Pathfinder. Pathfinder represents and warrants to each of the Pathfinder Persons as follows:

(a) Pathfinder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) Pathfinder has the requisite corporate, limited liability company or other similar power and authority to perform its covenants, agreements and obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of Pathfinder. This Agreement has been duly and validly executed and delivered by Pathfinder and constitutes a valid, legal and binding agreement of the Pathfinder (assuming that this Agreement is duly authorized, executed and delivered by the other Parties), enforceable against such Person in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Pathfinder with respect to its execution, delivery or performance of its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, if applicable, or under any applicable antitrust or competition Laws of any non-U.S. jurisdiction or any other merger control or investment Laws or Laws that provide for review of national security or defense matters, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby related, (iii) any filings required under the Cayman Act in connection with the Domestication, (iv) the filing of the Certificate of Merger, (v) the Pathfinder Sponsor Consent, (vi) the approvals and consents to be obtained by Pathfinder Merger Sub pursuant to the Business Combination Agreement, (viii) the Pathfinder Shareholder Approval or (ix) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Company to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by Pathfinder, the performance by Pathfinder of any of its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of Pathfinder’s Governing Documents, (ii) violate, or constitute a breach under, any Order or applicable Law to which Pathfinder or any of its properties or assets are bound or (iii) other than the restrictions contemplated by this Agreement, the Business Combination Agreement or any other Ancillary Document, result in the creation of any Lien upon the Pathfinder Shares (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) above, as would not to adversely affect the ability of Pathfinder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) In entering into this Agreement, Pathfinder has relied solely on its own investigation and analysis and the representations and warranties of the Pathfinder Persons expressly set forth in this Agreement and no other representations or warranties of the Pathfinder Persons or any other Person, either express or implied, and Pathfinder, on its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties of the Pathfinder Persons expressly set forth in this Agreement and the representations and warranties of the other Persons expressly set forth in the Business Combination Agreement and the other Ancillary Documents, none of the Pathfinder Persons or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

9. Transfer of Subject Pathfinder Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of the Company, from and after the date hereof and until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Effective Time, each Pathfinder Person agrees that he, she or it shall not (i) Transfer any of his, her or its Subject Pathfinder Securities, (ii) enter into (A) any option, warrant, purchase right, or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require such Pathfinder Person to Transfer his, her or its Subject Pathfinder Securities or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of his, her or its Subject Pathfinder Securities, or (iii) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (i) or (ii); provided, however, that the foregoing shall not apply to any Transfer (1) to any Permitted Transferee, (2) pursuant to a bona fide gift or charitable contribution, (3) in the case of an individual, by virtue of wills and laws of descent and distribution upon death of the individual or (4) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or other qualified domestic relations order; provided, that the transferring Pathfinder Person shall, and shall direct any transferee of his, her or its Subject Pathfinder Securities of the type set forth in clauses (1) through (4), to enter into a written agreement in form and substance reasonably satisfactory to the Company, agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, an agreement to be bound by all of the covenants, agreements and obligations of the transferring Pathfinder Person hereunder and the making of all applicable representations and warranties of the transferring Pathfinder Person set forth in Section 6 with respect to such transferee and his, her or its Subject Pathfinder Securities received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer.

10. Termination; Non-Survival.

(a) (i) This Agreement shall automatically terminate without any notice or other action by any Party upon the termination of the Business Combination Agreement in accordance with its terms and (ii) the representations, warranties, agreements and covenants in this Agreement shall automatically terminate, without any notice or other action by any Party, upon the occurrence of the Effective Time, except (A) for the covenants and agreements in this Agreement that, by their terms, contemplate performance after the Effective Time, which shall so survive the Effective Time in accordance with their respective terms or (B) otherwise expressly provided in the last sentence of this Section 10. Upon termination of this Agreement or the representations, warranties, agreements and covenants in this Agreement, as applicable, as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement or such representations, warranties, agreements or covenants in this Agreement.

(b) Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to clause (i) of Section 10(a) shall not affect any liability on the part of any Party for Fraud or for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) this Section 10 and the representations and warranties set forth in Sections 6(f) and 7(e) and 8(e) shall each survive termination of this Agreement or the occurrence of the Effective Time, as applicable and shall remain valid and binding obligations of the Parties, (iii) Sections 11 through 20 shall survive any termination of this Agreement or the occurrence of the Effective Time, as applicable, and shall remain valid and binding obligations of the Parties and (iv) for the avoidance of doubt, Section 1 shall survive any termination of this Agreement or the occurrence of the Effective Time to the extent related to any provisions that survive the termination of this Agreement or the occurrence of the Effective Time, as applicable.

11. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary (but also without limiting the obligations of Pathfinder under the Business Combination Agreement), (a) no Pathfinder Person makes any agreement or understanding herein in any capacity other than in such Pathfinder Person’s capacity as a record holder and beneficial owner of the Subject Pathfinder Securities (i.e., if such Pathfinder Person is an individual, not in such Pathfinder Person’s capacity as a director, officer or employee of Pathfinder), and (b) nothing herein will be construed to limit or affect any action or inaction by such Pathfinder Person if such Pathfinder Person is an individual, or, if such Pathfinder Person is not an individual, any representative of such Pathfinder Person serving as a member of the board of directors of Pathfinder or as an officer, employee or fiduciary of Pathfinder, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of Pathfinder.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to Pathfinder (prior to the Effective Time) or the Sponsor, to:

c/o Pathfinder Acquisition LLC

1950 University Avenue, Suite 350

Palo Alto, CA 94303

Attention:	Lance Taylor
Email:	ltaylor@hggc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Travis Lee Nelson, P.C.; Ryan Brissette; and
Patrick Salvo
Email:	travis.nelson@kirkland.com; ryan.brissette@kirkland.com;
patrick.salvo@kirkland.com

If to the Company (or Pathfinder, following the Effective Time), to:

Movella Inc.

2570 N First Street #300

San Jose, CA 95131

Attention:	Dennis Calderon
Email:	Dennis.calderon@movella.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention:	Allison M. Leopold Tilley; Drew Simon-Rooke
Email:	allison@pillsburylaw.com; drew.simonrooke@pillsburylaw.com

if to a Pathfinder Person other than the Sponsor, to the address on the Pathfinder Person’s signature page hereto;

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

13. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein (including the Ancillary Documents) constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Document, this Agreement shall control with respect to the subject matter thereof.

14. Amendments and Waivers; Assignment. Any provision of this Agreement, including in respect of any amendments of the Sponsor Letter hereby, may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Pathfinder Persons, the Company and Pathfinder. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Subject to Section 1 and Section 9, none of this Agreement or any of the rights, interests or obligations hereunder shall be assignable by (a) a Pathfinder Person without the prior written consent of the Company, prior to the Effective Time and, following the Effective Time, Pathfinder, (b) the Company without the prior written consent of the Sponsor and, prior to the Effective Time, Pathfinder or (c) Pathfinder without the prior written consent of the Sponsor and, prior to the Effective Time, the Company. Any attempted assignment of this Agreement not in accordance with the terms of this Section 14 shall be null and void ab initio.

15. Fees and Expenses. Except, in the case of Pathfinder and the Company, as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, any such fees and expenses incurred by the Pathfinder Persons on or prior to the Closing shall, in the sole discretion of the Sponsor, be deemed to be fees and expenses of Pathfinder.

16. No Third Party Beneficiaries. Except as set forth in Section 1, Section 9 and Section 10, this Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.

17. Miscellaneous. Sections 7.2 (No Survival) 7.5 (Governing Law), 7.7 (Construction; Interpretation), 7.10 (Severability), 7.11 (Counterparts; Electronic Signatures), 7.15 (Waiver of Jury Trial), 7.16 (Submission to Jurisdiction) and 7.17 (Remedies) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

18. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company, Pathfinder or any of their respective Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Subject Pathfinder Securities. All rights, ownership and economic benefits of and relating to the Subject Pathfinder Securities shall remain vested in and belong to each applicable Pathfinder Person, and the Company and Pathfinder (and each of their respective Affiliates) shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or Pathfinder or exercise any power or authority to direct any Pathfinder Person in the voting of any of the Subject Pathfinder Securities owned by him, her or it (if any), except as otherwise expressly provided herein with respect to the Subject Pathfinder Securities owned by him, her or it (if any). Except as otherwise set forth in Section 2(b), no Pathfinder Person shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the shareholders of Pathfinder.

19. Spouses and Community Property Matters. Each Pathfinder Insider’s spouse (if applicable) hereby represents, warrants and covenants to Pathfinder and the Company that such spouse shall not assert or enforce, and does hereby waive, any rights granted under any community property statue with respect to the Subject Pathfinder Securities held by such Pathfinder Insider that would reasonably be expected to adversely affect the ability of him or her to perform, or otherwise comply with, any of his or her covenants, agreements or obligations under this Agreement in any material respect.

20. No Recourse. Except for claims pursuant to the Business Combination Agreement or any Ancillary Document by any party(ies) thereto against any other party(ies) on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Person that is not a Party, and (b) without limiting the generality of the foregoing, no Person that is not a Party shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Pathfinder Person have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warranties of any other Pathfinder Person under this Agreement (including related to or arising out of the breach of any such covenant, agreement, obligation, representation or warranty by any other Pathfinder Person), and (ii) in no event shall any Pre-Closing Pathfinder Party have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warranties of any Pathfinder Person or an under this Agreement (including related to or arising out of any breach of any such covenant, agreement, obligation, representation or warranty by any such Pathfinder Person).

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

MOVELLA INC.

By:	/s/ Ben Lee
Name:	Ben Lee
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

PATHFINDER ACQUISITION CORPORATION

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

PATHFINDER ACQUISITION LLC

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Richard Lawson
Name:	Richard Lawson
Address:

Email:

Spouse (if any):

By:	/s/ Holly Lawson
Name:	Holly Lawson

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ David Chung
Name:	David Chung
Address:
Email:

Spouse (if any):

By:	/s/ Kate Chung
Name:	Kate Chung

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Lindsay Sharma
Name:	Lindsay Sharma
Address:
Email:

Spouse (if any):

By:	/s/ Anurag Sharma
Name:	Anurag Sharma

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Jon Steven Young
Name:	Jon Steven Young
Address:

Email:

Spouse (if any):

By:
Name:

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Hans Swildens
Name:	Hans Swildens
Address:

Email:

Spouse (if any):

By:	/s/ Christy Swildens
Name:	Christy Swildens

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Steve Walske
Name:	Steve Walske
Address:

Email:

Spouse (if any):

By:	/s/ Jennifer M. Walske
Name	Jennifer M. Walske

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Lance Taylor
Name:	Lance Taylor
Address:

Email:

Spouse (if any):

By:	/s/ Robyn Taylor
Name:	Robyn Taylor

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Omar Johnson
Name:	Omar Johnson
Address:

Email:

Spouse (if any):

By:	/s/ Lisa Goldson
Name:	Lisa Goldson

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

By:	/s/ Paul Weiskopf
Name:	Paul Weiskopf
Address:

Email:

Spouse (if any):

By:	/s/ Nicola Weiskopf
Name:	Nicola Weiskopf

[Signature Page to Sponsor Letter Agreement]

EXHIBIT A

PATHFINDER SHARES

Pathfinder Person	Number of Pathfinder Class B Shares Held	Number of Pathfinder Class A Shares Held
Pathfinder Acquisition LLC	8,050,000	0
Steve Walske	25,000	0
Omar Johnson	25,000	0
Paul Weiskopf	25,000	0

PATHFINDER WARRANTS

Pathfinder Person	Number of Pathfinder Warrants Held
Pathfinder Acquisition LLC	4,250,000

Annex H

Francisco Partners

1114 Avenue of the Americas, 15th Floor

New York, NY 10036

CONFIDENTIAL

October 3, 2022

Movella Inc.

2570 North First Street, Suite 300

San Jose, CA 95131

Attention: Steve Smith, Chief Financial Officer

Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Company”) have advised FP Credit Partners, L.P., on behalf of certain of its managed funds, affiliates, financing parties or investment vehicles (collectively, “FPCP”, the “Commitment Parties”, “we” or “us”), that you intend to enter into that certain Business Combination Agreement, dated as of October 3, 2022 (the “BCA”), with Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (“PFDR”) and Motion Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of PFDR (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving entity, and the parties thereto shall consummate the other Transactions (as defined in the BCA) (the “Public Merger”, and the date and time of consummation of the Public Merger, the “Public Merger Date”).

You have requested FPCP to provide a senior secured notes facility in an aggregate principal amount of $75,000,000, consisting of (a) a senior secured note in the aggregate principal amount of $25,000,000 (subject to prepayment on the Public Merger Date as set forth in Exhibit A hereto) (the “Pre-Close Facility”), the proceeds of which will be used by the Company (i) for working capital, to refinance existing debt and other general corporate purposes and (ii) to pay transaction costs, fees and expenses in connection with the Total Facility (as defined below) and (b) a $75,000,000 venture-linked secured note, which will be deemed advanced to and drawn by the Company on, and subject to the occurrence of, the Public Merger Date (the “VLN Facility” and, together with the Pre-Close Facility, the “Total Facility”, and the Total Facility, collectively with the Public Merger, the Tender Offer (as defined below), and the Private Placement (as defined below), the “Transactions”). Capitalized terms used but not defined herein have the respective meanings assigned to them in the Summary of Terms and Conditions attached hereto as Exhibit A, Exhibit B and Exhibit C (collectively, the “Term Sheets”, together with this letter agreement, the “Commitment Letter”) and capitalized terms used but not defined in the Term Sheets have the respective meanings assigned to them herein.

1.    Commitments.

In connection with the Transactions, (a) FPCP (in such capacity, the “Initial Pre-Close Holder”) hereby commits to purchase 100.0% of the aggregate principal amount of the Pre-Close Facility, (b) FPCP (in such capacity, the “Initial VLN Holder”; the Initial Pre-Close Holder together with the Initial VLN Holder, the “Initial Holders”; the banks, financial institutions or other institutional lenders and investors becoming parties to the definitive documentation for the Total Facility (the “Facilities Documentation”), together with the Initial Holders, the “Holders”) hereby commits to provide 100.0% of the aggregate principal amount of the Total Facility, (c) FPCP commits to launch the Tender Offer, and (d) in the event of a Shortfall (as defined in Exhibit A), FPCP commits to purchase the Private Placement Shares (as defined below), in each case of the foregoing clauses (a) through (d), upon the respective terms and conditions expressly set forth in this Commitment Letter and the Fee Letter.

2.    Titles and Roles.

It is agreed that FPCP (in such capacity, the “Lead Arranger”) will act as the sole lead arranger and bookrunner in respect of the Total Facility and that FPCP shall appear on all marketing and other materials in connection with the Transactions and will have the rights and responsibilities customarily associated with such name placement. It is further agreed that a third party agent to be appointed by FPCP, subject to your consent (which consent shall not be unreasonably withheld, delayed or conditioned) will act as administrative agent and collateral agent in respect of the Total Facility (in such capacities, the “Administrative Agent”). You agree that no other arrangers, bookrunners, managers, agents or co-agents will be appointed and no Holder will receive compensation with respect to any of the Total Facility outside the terms contained herein unless you and we so agree. For the avoidance of doubt, your obligations under this paragraph shall automatically terminate upon the date on which this Commitment Letter terminates pursuant to the penultimate paragraph of Section 10.

3.    Information.

You hereby represent and warrant (and prior to the Public Merger Date, to your knowledge with respect to PFDR and its subsidiaries) that, (a) all written information concerning PFDR and its subsidiaries, the Company and its subsidiaries and the businesses of the foregoing (other than the projections of and other forward-looking information with respect to the foregoing entities (the “Projections”), estimates, forecasts and budgets and other forward-looking information and information of a general economic or industry nature) that has been or will be made available by you (or on your behalf at your request) to any Commitment Party in connection with the Transactions (the “Information”), when furnished and taken as a whole, does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, in each case, after giving effect to all supplements and updates thereto from time to time, and (b) the Projections will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of delivery thereof; it being understood by us that such Projections (i) are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and (ii) are not a guarantee of performance. If at any time prior to Public Merger Date, the Company becomes aware that any of the representations and warranties in the preceding sentence are incorrect in any material respect, the Company agrees to supplement the Information and the Projections from time to time until the Public Merger Date, such that the representations and warranties in the preceding sentence remain true (after giving effect to any such supplement) in all material respects.

4.    Conditions.

The Initial Pre-Close Holders’ commitments hereunder to fund the Pre-Close Facility on the NPA Execution Date (as defined below) and the deemed funding of the VLN Facility on the Public Merger Date, respectively, are subject, in the case of the Pre-Close Facility, only to the conditions expressly set forth in Exhibit A under the heading “Conditions Precedent to the NPA Execution Date” and, in the case of the VLN Facility, only to the conditions expressly set forth in Exhibit A under the heading “Conditions Precedent to the VLN Facility”, and, upon the satisfaction (or waiver by the applicable Initial Holders) of such conditions, the funding of the Pre-Close Notes on the NPA Execution Date and the deemed funding of the VLN Notes on the Public Merger Date, as applicable, under the VLN Facility shall occur (it being agreed and understood that, upon the deemed funding of the VLN Notes on the Public Merger Date, the Pre-Close Notes shall be prepaid in full as set forth in Exhibit A, and the VLN Notes shall be treated as a single, fungible tranche of indebtedness for all purposes under the VLN Facility). As used in this Commitment Letter, “NPA Execution Date” shall mean the date of effectiveness of, and initial funding under, the Pre-Close Facility.

FPCP’s commitments hereunder to launch the Tender Offer are subject only to the conditions expressly set forth in Exhibit B under the heading “Conditions Precedent”. In the event of a Shortfall, FPCP’s commitments hereunder to purchase the Private Placement Shares are subject only to the conditions expressly set forth in Exhibit C under the heading “Conditions Precedent”.

5.    Fees.

As consideration for the Initial Holders’ having funded the Pre-Close Facility on the NPA Execution Date and the deemed funding of the VLN Facility on the Public Merger Date, you agree to pay (or to cause to be paid) the fees set forth in Exhibit A and the fee letter dated the date hereof by and among the Commitment Parties and you (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.    Indemnity; Costs and Expenses, Limitation of Liability, Settlement.

(a)    Indemnity

You and, prior to the Public Merger Date, PFDR each agree to indemnify and hold harmless each Commitment Party, its affiliates and their respective officers, directors, employees, members, partners, agents, advisors, other representatives and controlling persons involved in the Transactions (each, a “Related Party” and collectively the “Indemnified Persons” and each individually an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter or the Transactions, or any claim, litigation, investigation or proceeding related to the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, and to reimburse each such Indemnified Person within 30 days after receipt of a written request (together with reasonably detailed backup documentation supporting such reimbursement request) for the reasonable and documented out-of-pocket fees and expenses of one primary counsel for all Indemnified Persons (taken as a whole) (and, solely in the case of an actual or perceived conflict of interest, one additional counsel as necessary to the Indemnified Persons affected by such conflict taken as a whole) and to the extent reasonably necessary, one local counsel for all Indemnified Persons (taken as a whole) in each relevant material jurisdiction (and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each such jurisdiction as necessary to the Indemnified Persons affected by such conflict taken as a whole), and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (in each case, excluding allocated costs of in-house counsel); provided that, the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they resulted from (A) the willful misconduct, bad faith or gross negligence of such Indemnified Person or their respective Related Parties (as defined below) (as determined in a final non-appealable judgment in a court of competent jurisdiction), (B) any material breach of the obligations of such Indemnified Person or any of their Related Parties under this Commitment Letter or the Fee Letter (as determined in a final non-appealable judgment in a court of competent jurisdiction) or (C) any dispute or Proceeding among Indemnified Persons (or their Related Parties) that does not involve an act or omission by you or any of your subsidiaries (other than any claims against the Administrative Agent or a Lead Arranger in their respective capacity as such but subject to clauses (i)(A) and (B) above) or (ii) they have resulted from any agreement governing any settlement referred to below by such Indemnified Person that is effected without your prior written consent (which consent shall not be unreasonably withheld or delayed); and provided further that, to the extent any otherwise indemnifiable claim by an Indemnified Person arises in connection with a Proceeding relating to the Tender Offer (as defined in Exhibit A), the Company’s and PFDR’s indemnification obligations hereunder shall be limited solely to Proceedings related to material inaccuracies or omissions concerning information supplied by, and that is concerning, the Company, PFDR and their respective businesses, to the extent such information is either included in the S-4 filed by PFDR in connection with the Public Merger, or is provided to us by the Company or PFDR for purposes of inclusion of offering materials used in the Tender Offer.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of such Proceeding; provided, however, that the failure to so notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 6. Notwithstanding the above, following such notification, you may elect in writing to assume the defense of such Proceeding, and, upon such election, you will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) you have failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) counsel provided by you reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest, or (iii) such Indemnified Person reasonably determines that there are conflicts of interest between you and such Indemnified Person, including situations in which there may be legal defenses available to it which are different from or in addition to those available to you. In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one law firm for all Indemnified Persons plus additional conflicts and local counsel to the extent provided herein.

Reference is made to the final prospectus of PFDR, filed with the SEC (File No. 333-252498) on February 16, 2021 (the “Prospectus”). FPCP acknowledges and agrees and understands that PFDR has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of the public shareholders of PFDR’s Class A Shares (the “Pathfinder Shareholders”), and PFDR may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of PFDR entering into this Commitment Letter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, FPCP hereby agrees that, notwithstanding the foregoing or anything to the contrary in this Agreement, FPCP does not now nor shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Commitment Letter or any proposed or actual business relationship between PFDR, on the one hand, and FPCP, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). FPCP hereby irrevocably waives any Trust Account Released Claims that it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or contracts with PFDR and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with PFDR or its affiliates).

(b)    Fees, Costs and Expenses

You hereby agree to reimburse the Commitment Parties on the terms set forth in the Term Sheets under the heading “Fees, Costs and Expenses” and the Fee Letter.

(c)    Limitation of Liability

Notwithstanding any other provision of this Commitment Letter or the Fee Letter, you agree that (i) in no event shall any Commitment Party, its affiliates and their respective officers, directors, employees, members, partners, agents, advisors, other representatives and controlling persons (each, and including, without limitation, the Commitment Parties, a “CP-Related Person”) have any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such CP-Related Person or any of its affiliates or Related Parties, as determined in a final, non-appealable judgment of a court of competent jurisdiction, and (ii) no party hereto nor any CP-Related Person shall have any Liabilities for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) arising out of or in connection with this Commitment Letter or the Fee Letter (provided that this clause (ii) shall not limit your indemnity or reimbursement obligations to the extent set forth in this Section 6 in respect of any actual losses, claims, damages, liabilities and expenses incurred or paid by an Indemnified Person to a third party unaffiliated with the Commitment Parties that are otherwise required to be indemnified in accordance with this Section 6). Each party agrees, to the extent permitted by applicable law, to not assert any claims against any other party hereto with respect to the foregoing matters set forth in this Section 6(c). As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

(d)    Settlement

You shall not be liable for any settlement of any Proceedings (or any expenses related thereto) effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent or if there is a final non-appealable judgment against an Indemnified Person in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses incurred or suffered by reason of such settlement or judgment in accordance with the second preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

7.    Confidentiality.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests. None of the Commitment Parties or their respective affiliates will use information obtained from you or any of your affiliates by virtue of the transactions contemplated by this Commitment Letter or the Fee Letter in connection with the performance by them and their respective affiliates of services for other persons or entities, and none of the Commitment Parties or their respective affiliates will furnish any such information to such other persons or entities. You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter or the Fee Letter, or to furnish to you or your respective subsidiaries, confidential information obtained by the Commitment Parties and their respective affiliates from other persons or entities. This Commitment Letter and the Fee Letter is not intended to create a fiduciary relationship among the parties hereto or thereto.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the debt or equity transactions contemplated by this Commitment Letter or the Fee Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (c) you are capable of and responsible for evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letter and (d) you have been advised that the Commitment Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties and their respective affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship.

You further acknowledge that each of the Commitment Parties (or an affiliate thereof) may be a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each such person may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by such person or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion in accordance with applicable law (to the extent not in derogation of the Commitment Parties’ and/or their respective affiliates’ obligations under any relevant transaction support or similar agreement entered into in connection with the Transactions). To the fullest extent permitted by law, you hereby waive and release any claims that you may have against each such Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with the Transactions, this Commitment Letter and the Fee Letter.

You agree that you will not disclose this Commitment Letter, the Fee Letter or the contents of the foregoing to any person without our prior written approval (which may include through electronic means) (not to be unreasonably withheld, conditioned, delayed or denied), except that you may disclose (a) this Commitment Letter, the Fee Letter and the contents hereof and thereof (i) to actual and potential investors (including, without limitation, PFDR and the sponsor of PFDR) and to your and such investors’ respective officers, directors, agents, employees, affiliates, members, partners, stockholders, equityholders, controlling persons, agents, attorneys, accountants and advisors on a confidential basis and (ii) as required by applicable law, compulsory legal process, pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or to the extent required by governmental and/or regulatory authorities (in which case you agree to use commercially reasonable efforts to inform us promptly thereof to the extent lawfully permitted to do so), (b) this Commitment Letter and the contents hereof to the extent customary or required in offering and proxy materials or in any public filing relating to the Public Merger or the Tender Offer (with customary redactions as shall be reasonably agreed to by FPCP); provided however, the aggregate cash fee amounts contained in the Term Sheets shall only be so disclosed pursuant to this clause (b) as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Public Merger unless required by applicable law, (c) this Commitment Letter, the Fee Letter and the contents hereof and thereof in connection with protecting or enforcing any right under this Commitment Letter or the Fee Letter or to defend any claim or exercise any remedies related to this Commitment Letter or the Fee Letter, (d) this Commitment Letter, the Fee Letter and the contents hereof to the extent it becomes publicly available other than as a result of a breach of this Commitment Letter or the Fee Letter by you or breach of another confidentiality obligation owed to a Commitment Party by you or your affiliates, and (e) on a confidential basis to persons performing customary accounting functions, including accounting for deferred financing costs; provided that, the foregoing restrictions shall cease to apply (other than in respect of the fees set forth in the Term Sheets or the Fee Letter) on the earlier of (i) two years after the date of this Commitment Letter and (ii) the date the Facilities Documentation shall have been executed and delivered by the parties thereto.

Each Commitment Party agrees to keep confidential, and not to publish, disclose or otherwise divulge, information with respect to the Transactions or obtained from or on behalf of you or your affiliates in the course of the transactions contemplated hereby, except that the Commitment Parties shall be permitted to disclose such confidential information (a) to their respective affiliates and to their and their affiliates’ respective directors, officers, agents, employees, attorneys, accountants and advisors, in each case, involved in the Transactions on a “need to know” basis and who are made aware of and agree to comply with the provisions of this paragraph, in each case on a confidential basis (with the Commitment Party responsible for such persons’ compliance with this Section 7), (b) to potential or prospective Holders, participants or swap counterparties (in each case, other than a Disqualified Institution (as defined below)), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any prospective Holder, participant or swap counterparty referred to above shall be made (x) subject to the acknowledgment and acceptance by such prospective Holder, participant or swap counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties) and (y) in the case of any such disclosure to any person or other entity that is not an affiliate of FPCP, solely with your express prior written consent, (c) as required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process (in which case we agree to use commercially reasonable efforts to notify you promptly thereof to the extent lawfully permitted to do so (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (d) to the extent requested by any bank regulatory authority having jurisdiction over a Commitment Party (including in any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (e) to the extent such information: (i) becomes publicly available other than as a result of a breach of this Commitment Letter, the Fee Letter or other confidentiality or fiduciary obligation owed by such Commitment Party to you or your subsidiaries or (ii) becomes available to the Commitment Parties on a non-confidential basis from a source other than you that, to such Commitment Party’s knowledge, is not in violation of any confidentiality or fiduciary obligation owed to you or your subsidiaries, (f) to the extent you shall have expressly consented in advance to such disclosure in writing (which may include through electronic means), (g) as is necessary in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter, the Fee Letter or to defend any claim or exercise any remedies related to this Commitment Letter or the Fee Letter, (h) for purposes of establishing any defense available under securities laws, including, without limitation, establishing a “due diligence” defense or (i) to the extent independently developed by such Commitment Party without reliance on confidential information. The Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically to the extent superseded by the confidentiality provision in the Facilities Documentation upon the effectiveness thereof and, in any event, will terminate two years from the date hereof. Any Commitment Party may place customary advertisements in financial and other newspapers and periodicals, its customary marketing materials, or on a home page, website or similar place for dissemination of customary information on the internet, in each case, after the NPA Execution Date, in the form of a “tombstone” advertisement or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Commitment Party.

8.    Patriot Act.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Holders may be required to obtain, verify and record information that identifies the Company and each Guarantor, which information may include its name and address and other information that will allow each of us and the Holders to identify the Company and each of its subsidiaries that are parties to the Facilities Documentation in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each of us and the Holders.

9.    Assignment.

This Commitment Letter, the Fee Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each of the other parties hereto, and any attempted assignment without such consent shall be void; provided that, FPCP may assign its commitments hereunder, in whole or in part, (including its commitment to provide the Total Facility), to any of its relevant affiliates. Upon an assignment by FPCP complying with the terms of the foregoing sentence, such party shall be released from the portion of our commitment hereunder that has been assigned. Neither this Commitment Letter or the Fee Letter may be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you and then only in the specific instance and for the specific purpose for which given.

For purposes hereof, “Disqualified Institutions” means (i) those banks, financial institutions or other entities separately identified in writing by you to us on or prior to the date hereof (provided, that such list may be updated by the Company from time to time to include any other person reasonably acceptable to the Administrative Agent), or to any affiliates of such banks, financial institutions or other entities that are reasonably identifiable as affiliates by virtue of their names or that are identified to us in writing by you from time to time; provided, that no such identification after the NPA Execution Date pursuant to this clause (i) shall apply retroactively to disqualify any person that has previously acquired a valid assignment or participation of an interest in any of the Total Facility with respect to amounts previously acquired and (ii) competitors of you or any of your subsidiaries identified in writing by you from time to time (and affiliates of such entities that are reasonably identifiable as affiliates of such entities by virtue of their names or that are identified to us in writing by you from time to time (other than bona fide fixed income investors or debt funds primarily investing in loans and/or notes)).

10.    Governing Law, Etc.

This Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter or the Fee Letter by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter (i) sets forth the entire understanding of the parties hereto with respect to the Transactions and (ii) supersedes all prior understandings with respect to the matters referred to and contemplated therein and thereby. This Commitment Letter and the Fee Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Indemnified Persons and, if any of this Commitment Letter, the Fee Letter or any commitment hereunder is assigned in accordance with the first sentence of this Section 9 above, the applicable permitted assignee or assignees. The Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates.

This Commitment Letter, the Fee Letter and any claim, controversy or dispute arising under or related to this Commitment Letter or the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” and whether or not a “Company Material Adverse Effect” has occurred, (b) the determination of the accuracy of any Specified BCA Representation, and (c) whether the Public Merger Date has occurred based on whether the Public Merger has been consummated in accordance with the terms of the BCA shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except that the laws of the Cayman Islands, inclusive of the Cayman Act (as defined in the BCA), shall also apply to the Domestication (as defined in the BCA).

Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York, and, in each case, any appellate court thereof, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the performance of services hereunder or thereunder, whether in contract, tort or otherwise, and irrevocably and unconditionally agrees that it will not commence any such suit, action or proceeding against any of the other parties hereto arising out of or in any way relating to this Commitment Letter, the Fee Letter or the performance of services hereunder or thereunder in any forum other than such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such party at its address set forth above shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto hereby irrevocably and unconditionally waives (to the extent permitted by applicable law) any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum and agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Each of the parties hereto agrees that, if accepted by you, this Commitment Letter and the Fee Letter constitutes a binding and enforceable agreement with respect to the subject matter herein and therein. Reasonably promptly after the execution by you of this Commitment Letter and the Fee Letter, the parties hereto shall proceed with the negotiation in good faith of the Facilities Documentation and the definitive documentation for the Tender Offer and the Private Placement in a manner consistent with this Commitment Letter and the Fee Letter for the purpose of executing and delivering the Facilities Documentation and consummating the Tender Offer and the Private Placement.

The costs and expenses, indemnification, settlement, limitation of liability, jurisdiction, waiver of jury trial, service of process, venue, governing law, absence of fiduciary duty and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter, the Fee Letter or FPCP’s commitments hereunder and thereunder; provided that your obligations under this Commitment Letter and the Fee Letter, other than your obligations relating to confidentiality to the extent set forth herein, shall automatically terminate and be superseded to the extent expressly provided for therein by the provisions of the Facilities Documentation upon the execution and delivery thereof, and you shall automatically be released from all liability in connection therewith at such time.

Please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to the Commitment Parties the enclosed duplicate originals (or facsimiles or electronic copies) of this Commitment Letter and the Fee Letter, not later than 11:59 p.m., New York City time, on October 3, 2022, failing which FPCP’s commitments hereunder will expire at such time. This Commitment Letter, the Fee Letter and the commitments hereunder shall automatically terminate on the earliest of (x) the termination of the BCA in accordance with its terms prior to the closing of the Public Merger, and (y) April 30, 2023, unless the Commitment Parties and the Company mutually agree to an extension in writing (including by email). The termination of any commitment shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter or the Fee Letter.

The words” execution,” “signed,” “signature” and words of like import in this Commitment Letter or the Fee Letter relating to the execution and delivery of this Commitment Letter or the Fee Letter shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

FP CREDIT PARTNERS, L.P.

By: FP Credit Partners GP, L.P.
Its: General Partner

By: FP Credit Partners GP Management, LLC
Its: General Partner

By:	/s/ Scott Eisenberg
Name:	Scott Eisenberg
Title:	Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above:

MOVELLA INC.

By	/s/ Ben Lee
Name: Ben Lee
Title: Chief Executive Officer

Acknowledged and agreed to as of the date first written above:

PATHFINDER ACQUISITION CORPORATION

By	/s/ David Chung
Name: David Chung
Title: Chief Executive Officer

MOTION MERGER SUB, INC.

By	/s/ David Chung
Name: David Chung
Title: Chief Executive Officer

[Signature Page to Commitment Letter]

Annex I

SHAREHOLDER RIGHTS AGREEMENT

THIS SHAREHOLDER RIGHTS AGREEMENT (this “Agreement”), dated as of October 3, 2022, is made and entered into by and among Pathfinder Acquisition Corporation (the “Company”), Pathfinder Acquisition, LLC, a Delaware limited liability company (the “Sponsor”), FP Credit Partners, L.P. (together with its affiliates who are commitment parties thereunder, collectively, “Francisco Partners”), and Movella Inc., a Delaware corporation (the “Target” and, collectively with the Sponsor, the Business Combination Holders (as defined below) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company has entered into a Business Combination Agreement, dated as of October 3, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Motion Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Target, pursuant to which, among other things, on the Effective Date, Merger Sub will merge (the “Merger”) with and into Target, with the Target as the surviving company in the merger and a wholly owned subsidiary of the Company (the “Business Combination”);

WHEREAS, the Target and certain directors or option holders of the Target set forth on Schedule 1 hereto (such directors and shareholders, the “Target Holders”) are parties to that certain Registration Rights Agreement, dated as of September 8, 2020 (the “Prior Agreement”);

WHEREAS, the Company, the Sponsor and certain holders of Class B ordinary shares set forth on Schedule 1 hereto (the “Legacy Pathfinder Holders”) of the Company prior to the Company’s Domestication are party to that certain Registration Rights Agreement, dated as of February 16, 2021 (the “Original RRA”);

WHEREAS, on or about the date of the closing of the Business Combination Agreement, certain of the Business Combination Holders will receive shares of the Company’s Common Stock;

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement to provide for certain rights and obligations included herein;

WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Legacy Pathfinder Holders are the Holders of at least a majority in interest of the Registrable Securities as of the date hereof;

WHEREAS, the Company and the Target desire for the Business Combination Holders to become a party to this Agreement prior to the closing of the Business Combination;

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which, when the Business Combination Holders become a party to this Agreement, the Company shall grant the Business Combination Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement, pursuant to which the parties are agreeing to certain rights and obligations, contingent on the closing of the Business Combination, including certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, contingent on the closing of the Business Combination Agreement, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this ARTICLE I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

“Additional Holder Common Stock” shall have the meaning given in Section 6.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.5.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Combination Holders” shall mean Francisco Partners, Target Holders and Legacy Pathfinder Holders (to the extent such Legacy Pathfinder Holders are listed on Schedule 1 hereto), whether becoming a party to this Agreement at the date of this Agreement or thereafter pursuant to Section 6.10 of this Agreement.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the common stock of the Company (which, for the avoidance of doubt, will be shares of common stock in a Delaware corporation as a result of the Domestication of Pathfinder Acquisition Corporation and not ordinary shares in a Cayman Islands exempted company).

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Equity Awards” shall mean those options and/or awards, exercisable into Common Stock, granted to certain Business Combination Holders under the Incentive Equity Plans (each as defined in the Business Combination Agreement).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Francisco Partners Tender Offer Shares” shall mean the shares of Common Stock acquired pursuant to the tender offer for equity of Pathfinder Acquisition Corp. and the PIPE Shares (as defined in the Business Combination Agreement).

“Francisco Partners Shares” shall mean (i) the Francisco Partners Tender Offer Shares and (ii) the 1,000,000 shares of Common Stock to be issued to Francisco Partners (as defined in the Business Combination Agreement) in connection with the FP Financing (as defined in the Business Combination Agreement).

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean, as applicable, the Sponsor, the Business Combination Holders, and their respective Permitted Transferees.

“Lock-up Period” shall mean:

(A)	with respect to the Business Combination Holders other than the Legacy Pathfinder Holders, the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date; and

(B)

with respect to the Sponsor and the Legacy Pathfinder Holders in respect of Lock-up Shares, the period beginning on the Closing Date and ending on the earlier of (i) 365 days after the Closing Date and (ii) (x) if the closing price of a share of Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property.

“Lock-up Shares” shall mean, other than the Francisco Partners Tender Offer Shares, (i) the Common Stock and any other equity securities convertible into or exercisable or exchangeable for the Common Stock (including any Private Placement Warrants) held by the Sponsor or Business Combination Holders immediately following the Closing, (ii) Common Stock issued with respect to or in exchange for Equity Awards on or after the Closing as permitted by this Agreement (other than Common Stock acquired in the public market), and (iii) the Francisco Partners Shares.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Other Coordinated Offering” shall have the meaning given in Section 2.5.1.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean (a) with respect to the Business Combination Holders and Sponsor and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall mean the private placement warrants held by the Sponsor that were purchased by the Sponsor in the private placement that occurred concurrently with the closing of the SPAC’s initial public offering.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Common Stock and any other equity security (including the Private Placement Warrants and any other warrants to purchase Common Stock and Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement), (b) any Additional Holder Common Stock, (c) any Francisco Partners Shares and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the

Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	printing, messenger, telephone and delivery expenses;

(D)	reasonable fees and disbursements of counsel for the Company;

(E)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)

in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses not to exceed $150,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“VLN” shall mean that certain Venture Linked Secured Note, to be issued by the Company and payable to Francisco Partners, pursuant to a note purchase agreement to be executed prior to the Closing Date.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1.	Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof (or the one hundred and twentieth (120th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement) and (b) the tenth (10th) business day after the date the Company is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer at the time of filing (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form at the time of filing. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Sponsor and the Business Combination Holders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, Francisco Partners, or a majority-in-interest of the Business Combination Holders (any of the Sponsor, Francisco Partners or a Business Combination Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price of at least $30 million in the aggregate (the “Minimum Takedown Threshold”); provided further that the Company shall not be required to effect an Underwritten Shelf Takedown if the Company is selling or planning to launch an Underwritten Offering within twenty-one (21) days of the Underwritten Shelf Takedown.. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown; provided further that the Company shall only be obligated to effect an Underwritten Shelf Takedown for any Francisco Partners Tender Offer Shares pursuant to this Section 2.1.4 upon the earlier of (i) the fifth anniversary of the Closing Date, (ii) the VLN having been accelerated after an event of default, (iii) the VLN has been fully repaid or otherwise satisfied and the Company has received a payoff letter reasonably acceptable to it acknowledging satisfaction in full of the VLN or (iv) at any other time in the event that Francisco Partners becomes entitled to sell Francisco Partners Tender Offer Shares pursuant to any written agreement between Francisco Partners and the Company. Subject to Section 2.5.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor may demand not more than two (2) Underwritten Shelf Takedown and the Business Combination Holders may not demand more than two (2) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period (in each case, a “Demand”); provided that, Francisco Partners may demand one (1) additional Underwritten Shelf Takedown pursuant to this Section 2.1.4 in any twelve (12) month period to the extent that Francisco Partners does not participate in any Underwritten Shelf Takedowns effected at the request of a majority-in-interest of the Business Combination Holders during such twelve (12) month period. For the avoidance of doubt, a request by a Demanding Holder to effect an Underwritten Shelf Takedown shall constitute a Demand notwithstanding the refusal, or the inability, as the case may be, of the Underwriters to effect such offering provided, that, such refusal or inability, as applicable, occurs following the filing of the “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and all other Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, to the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Business Combination Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor or the Business Combination Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or a Business Combination Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Business Combination Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6. For the avoidance of doubt, this Section 2.1.6 shall not apply after the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown.

2.1.7 Registration of Francisco Partners Tender Offer Shares. Notwithstanding anything to the contrary in this Agreement, the Company shall be permitted to register the Francisco Partners Tender Offer Shares, or a portion thereof, under any Registration Statement filed pursuant to this Agreement.

2.2	[Reserved.]

2.3.	Piggyback Registration

2.3.1 Piggyback Rights. Subject to Section 2.5.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade, or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.3.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Stock or other equity securities that the Company desires to sell, taken together with (i) Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)

if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, Francisco Partners Shares to be sold at the direction of the Company or other Common Stock that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)

if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, Francisco Partners Shares to be sold at the direction of the Company or other Common Stock that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), (C) and (D), the Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)

if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.3 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.4 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company, including with respect to the sale of Francisco Partners Tender Offer Shares (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder participating in such Underwritten Offering agrees that it shall not Transfer any Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.5.	Block Trades; Other Coordinated Offerings.

2.5.1. Notwithstanding any other provision of this ARTICLE II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price of at least $30 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering; provided further that the Company shall not be required to effect a Block Trade or Other Coordinated Offering if any Francisco Partners Tender Offer Shares are planned to be sold at the direction of the Company within twenty-one (21) days of any such Block Trade or Other Coordinated Offering, as applicable.

2.5.2. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.5.2.

2.5.3. Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.5.4. The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.5.5. A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.5 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.5 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1. prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2. prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3. prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4. prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5. cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6. provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7. advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8. at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9. notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10. in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11. obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12. in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13. in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14. make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15. with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16. otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2. Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3. Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4.	Delay of Submission, Filing, Effectiveness or Use; Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1. Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until (x) in the case of (a) or (b), it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed, or (y) in the case of (c), until the restriction on the ability of “insiders” to transact in the Company’s securities is removed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

3.4.2. Subject to Section 3.4.4, if the submission, filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the Company to update the financial statements included in the Registration Statement in order to comply with Regulation S-X age of financial statement requirements, (c) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (d) in the good faith judgment of the majority of the Board such Registration, be detrimental to the Company and the majority of the Board concludes as a result that it is advisable to defer such submission, filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the submission, filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose notwithstanding the requirements of any other provision contained herein, including, without limitation, Section 2.1. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3. Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an

Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or Section 2.1.5.

3.4.4. The right to delay or suspend any submission, filing, initial effectiveness or continued use of a Registration Statement pursuant to clause (a) or (d) of Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5. Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1.	Indemnification.

4.1.1. The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3. Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5. If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1. Lock-Up. Subject to Section 5.2 and Section 5.3, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of, in respect of such Lock-up Party, the applicable Lock-up Period (the “Lock-up”).

5.2. Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (x) transfers to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned, and (y) distributions of Common Stock to its partners, limited liability company members, equity holders or shareholders of the undersigned or (iv) any other Lock-up Party or any direct partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party, (g) bona fide pledges of Common Stock as security or collateral in connection with any bona fide borrowing or incurrence of any indebtedness by any Holder or any member of its group; provided, that any Holder who is subject to any pre-clearance and trading policies of the Company must also comply with any additional restrictions on the pledging of Common Stock imposed on such Holder by the Company’s policies, (h) to the Company, or (i) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.

ARTICLE VI

MISCELLANEOUS

6.1. Notices. Any notice or communication under this Agreement must be in writing and given by (i) recorded mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Movella Inc., 2570 N First Street #300, San Jose, CA 95131, Attention: Dennis Calderon or by email: dennis.calderon@movella.com, and, if to any Holder, at such Holder’s address, electronic mail address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2.	Assignment; No Third Party Beneficiaries.

6.2.1. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2. Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Sponsor and the Business Combination Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) the Sponsor shall be permitted to transfer its rights hereunder to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to Sponsor Members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees) and (ii) Francisco Partners shall be permitted to transfer its rights hereunder to one or more affiliates or any direct or indirect partners, members or equity holders of Francisco Partners, which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Francisco Partners to such transferees (it being understood that no such transfer shall reduce or multiply any rights of Francisco Partners or such transferees).

6.2.3. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4. This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3. Counterparts. This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4. Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF

NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

6.5. Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6. Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities in number of Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor for so long as Sponsor and its affiliates and its Permitted Transferees hold, in the aggregate, at least five percent (5%) of the outstanding Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Business Combination Holder so long as such Business Combination Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding Common Stock; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7. Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of the Sponsor for so long as the Sponsor and its affiliates and its Permitted Transferees hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding Common Stock, and the prior written consent of each other Holder, for so long as such Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding Common Stock, or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8. Term. This Agreement shall terminate on the earlier of (a) the fifth anniversary of the date of this Agreement;(b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities or (c) such time as such Holder can sell all Registrable Securities pursuant to Rule 144 promulgated under the Securities Act without regard to holding period, manner of sale or notice requirements, or volume limitations. The provisions of Section 3.5 and ARTICLE IV shall survive any termination.

6.9. Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10. Additional Holders; Joinder. In addition to the persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each Holder (so long as such Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding Common Stock), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock. For clarity, any Business Combination Holder who executes a Joinder on or after the date hereof shall be a party to this Agreement.

6.11. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12. Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

6.13. Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

6.14. Effectiveness of this Agreement. The rights and obligations of the parties to this agreement are conditioned upon the Closing of the Business Combination Agreement. In the event the Closing does not occur, this agreement shall be void and have no force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

PATHFINDER ACQUISITION CORPORATION

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

SPONSOR:

PATHFINDER ACQUISITION LLC

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer

FRANCISCO PARTNERS:

FP CREDIT PARTNERS, L.P.

By:	FP Credit Partners GP, L.P., its General Partner

By:	FP Credit Partners GP Management, LLC, its General Partner

By:	/s/ Scott Eisenberg
Name:	Scott Eisenberg
Title:	Managing Director

TARGET:

Movella Inc.

By:	/s/ Ben Lee
Name:	Ben Lee
Title:	Chief Executive Officer

HOLDERS:

By:	/s/ Paul Weiskopf
Name:	Paul Weiskopf

By:	/s/ Steven Walske
Name:	Steven Walske

By:	/s/ Omar Johnson
Name:	Omar Johnson

Schedule 1

Target Holders

•	KPCB Holdings, Inc., as nominee

•	Axess II Holdings

•	Ben Lee

•	Steve Smith

•	Dennis Calderon

•	Other directors and officers of Target or the Company designated by Target prior to Closing or the Company following the Closing

Legacy Pathfinder Holders

•	Steve Walske

•	Paul Weiskopf

•	Omar Johnson

Exhibit A

SHAREHOLDER RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Shareholder Rights Agreement, dated as of , 2022 (as the same may hereafter be amended, the “Shareholder Rights Agreement”), among Movella Inc. (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Shareholder Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Shareholder Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Shareholder Rights Agreement, and the undersigned’s Common Stock shall be included as Registrable Securities under the Shareholder Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the day of                 , 2[●] .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of

                , 2[●]

Movella Inc.

By:

Annex J

October 2, 2022

Board of Directors

Pathfinder Acquisition Corporation

1950 University Avenue, Suite 350

Palo Alto, CA 94303

Dear Members of the Board of Directors:

Pathfinder Acquisition Corporation, a Cayman Islands exempted company with limited liability (“Pathfinder”), has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to provide the Board of Directors (the “Board of Directors”) of Pathfinder (solely in their capacity as members of the Board of Directors) with a written opinion (the “Opinion”) addressed to the Board of Directors as to whether, as of the date hereof, the consideration to be paid by Pathfinder (in the form of Pathfinder Shares (as defined in the Business Combination Agreement) (the “Consideration”) to the holders of capital stock of Movella Inc., a Delaware corporation (“Movella”), in connection with the Initial Business Combination (as defined below) is fair, from a financial point of view, to the unaffiliated public shareholders of Pathfinder (without giving effect to any impact on the Initial Business Combination on any particular shareholder other than in its capacity as a shareholder). Pursuant to a Business Combination Agreement (the “Business Combination Agreement,” and together with the other agreements and transactions contemplated by the Business Combination Agreement, the “Initial Business Combination”) by and among Pathfinder, Motion Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pathfinder (“Merger Sub”), and Movella, a business combination between Pathfinder and Movella will be effected through the merger of Merger Sub with and into Movella, with Movella surviving the merger as a wholly-owned subsidiary of Pathfinder (the “Merger”). The combined company after the Initial Business Combination is referred to herein as “New Movella.”

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances to enable it to render this Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Business Combination Agreement;

b.	The Commitment Letter for senior credit facilities (the “Facilities”) draft dated September 29, 2022 by and between Movella and FP Credit Partners, L.P. (“Francisco Partners”);

c.

Audited financial information for Movella for the years ended December 31, 2019, December 31, 2020, and December 31, 2021 and unaudited financial information for the year-to-date periods ended June 30, 2021 and June 30, 2022;

Pathfinder Acquisition Corporation

October 2, 2022

d.	Pathfinder’s S-1 dated January 28, 2021;
e.	Pathfinder’s audited financial statements for the year ended December 31, 2021 filed on Form 10-K and unaudited financial statements for the six months ended June 30, 2022 filed on Form 10-Q;

f.

Financial projections for Movella for the calendar years 2022 through 2024, provided to us by the management of Movella, approved for our use by management of Pathfinder and to be included in the Pathfinder S-4 (the “Financial Projections”); and

g.	The Movella Management Presentation dated Fall 2022;

2.

Discussed the information referred to above and the background and other elements of the Initial Business Combination with the management of Pathfinder and certain members of the Board of Directors of Pathfinder (in their capacity as members of the Board of Directors);

3.	Discussed with Pathfinder and Movella management the plans and intentions with respect to the management and operation of New Movella following the completion of the Initial Business Combination;

4.

Discussed with Pathfinder management and certain members of the Board of Directors of Pathfinder (in their capacity as members of the Board of Directors) their assessment of the strategic rationale for, and the potential benefits of, the Initial Business Combination;

5.

Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis and an analysis of selected public companies that Duff & Phelps deemed relevant for comparison to New Movella; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Initial Business Combination, Duff & Phelps, with Pathfinder’s consent:

1.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Pathfinder and Movella and their respective management, including all financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and did not independently verify such information;

2.

Relied upon the fact that the Board of Directors and Pathfinder have been advised by counsel as to all legal matters with respect to the Initial Business Combination, including whether all procedures required by law to be taken in connection with the Initial Business Combination have been duly, validly and timely taken;

3.

Assumed that any estimates, evaluations, forecasts and projections and other pro forma information, including the Financial Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best then-currently available information and good faith judgment of the person(s) furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts and projections and other pro forma information or any underlying assumptions;

4.

Assumed that information supplied by and representations made by Pathfinder and Movella and their respective management are substantially accurate regarding Pathfinder, Movella, New Movella, and the Initial Business Combination in all material respects;

5.	Assumed that the representations and warranties made in the Business Combination Agreement are substantially accurate;

Pathfinder Acquisition Corporation

October 2, 2022

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed by Duff & Phelps;

7.	Assumed that the Facilities will be completed as contemplated by the draft documents reviewed by Duff & Phelps and as described by management of Movella and Pathfinder;

8.

Assumed that there has been no material adverse change in the assets, liabilities, financial condition, results of operations, business, or prospects of Pathfinder or Movella since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps materially misleading;

9.

Assumed that all of the conditions required to implement the Initial Business Combination will be satisfied and that the Initial Business Combination will be completed in a timely manner in accordance with the Business Combination Agreement in all material respects without any material amendments thereto or any material waivers of any terms or conditions thereof that would have any adverse effect on Pathfinder; and

10.

Assumed that the consummation of the Initial Business Combination will comply in all respects with all applicable foreign, federal, state and local statutes, rules and regulations and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Initial Business Combination will be obtained without any adverse effect, that would be material to Duff & Phelps’ analysis, on Pathfinder, Movella, New Movella, or the contemplated benefits expected to be derived in the Initial Business Combination.

Given Pathfinder’s nature as a special purpose acquisition company, for purposes of this Opinion and its analysis and with Pathfinder’s consent, Duff & Phelps has assumed a value of $10.00 per share for Pathfinder Shares, with such $10.00 value being based on Pathfinder’s initial public offering and Pathfinder’s approximate cash per outstanding Pathfinder Share (excluding, for the avoidance of doubt, the dilutive impact of founder shares or any public warrants, private warrants, or other rights to acquire Pathfinder Shares). Further, for purposes of this Opinion and its analysis and with Pathfinder’s consent, Duff & Phelps has assumed the accuracy and completeness of the capitalization information for New Movella prepared by Pathfinder, pro forma for the Initial Business Combination and the Facilities, and has made certain judgments and assumptions regarding the same.

To the extent that any of the foregoing assumptions, representations or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Initial Business Combination.

Qualifications

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the solvency of Pathfinder, Movella, or New Movella or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent, derivative, off-balance sheet or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Initial Business Combination, the assets, businesses or operations of Pathfinder or any alternatives to the Initial Business Combination, (ii) negotiate the terms of the

Pathfinder Acquisition Corporation

October 2, 2022

Initial Business Combination, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Initial Business Combination.

Duff & Phelps has assumed that the Merger will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Duff & Phelps is not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Pathfinder, Movella, New Movella or their respective shareholders.

Duff & Phelps is not expressing any opinion as to the market price or value of the Pathfinder Shares or the equity of Movella or New Movella (or anything else) either before or after the consummation of the Initial Business Combination or how any such Pathfinder Shares may trade at any time. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of Pathfinder’s, Movella’s, or New Movella’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of Pathfinder’s or Movella’s officers, directors, or employees, or any class of such persons, relative to the Consideration, or with respect to the fairness of any such compensation.

Limiting Conditions

This Opinion is furnished for the use and benefit of the Board of Directors in connection with the Initial Business Combination. Duff & Phelps has consented to the inclusion of the Opinion in its entirety and the description hereof in the proxy statement/prospectus and any other filing Pathfinder is required to make with the Securities and Exchange Commission in connection with the Initial Business Combination if such inclusion is required by the applicable law.

This Opinion (i) does not address the merits of the underlying business decision to enter into the Initial Business Combination versus any alternative strategy or transaction; (ii) does not address or express any view on any transaction related to the Initial Business Combination, including the Facilities; (iii) is not a recommendation as to how the Board of Directors or any stockholder of Pathfinder or Movella should vote or act with respect to any matters relating to the Initial Business Combination, or whether to proceed with the Initial Business Combination or any related transaction, and (iv) does not indicate that the Consideration is the best possibly attainable by Pathfinder under any circumstances; instead, it merely states whether the Consideration is within a range suggested by certain financial analyses on which this Opinion is based. The decision as to whether to proceed with the Initial Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Except for the Opinion expressed herein, Duff & Phelps does not express any view or opinion as to (i) any other term, aspect or implication of (a) the Initial Business Combination (including, without limitation, the form or structure of the Initial Business Combination) or the Business Combination Agreement or (b) any other agreement, transaction document or instrument contemplated by the Business Combination Agreement or to be entered into or amended in connection with the Initial Business Combination, including the Facilities, or (ii) the fairness, financial or otherwise, of the Initial Business Combination to, or of any consideration to be paid to or received by, the holders of any class of securities of Pathfinder’s sponsors and their affiliates or Movella (including, without limitation, the fairness or the potential dilutive or other effects of the Initial Business Combination).

Pathfinder Acquisition Corporation

October 2, 2022

This Opinion does not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of Pathfinder or any other party). Duff & Phelps also does not address, or express a view with respect to, any acquisition of control or effective control of New Movella by any stockholder or group of stockholders of Movella (including, without limitation, any voting, control, consent rights or similar rights, preferences or privileges as among or in comparison to any classes or groups of security holders or other constituents of Pathfinder, Movella, New Movella or any other party).

This Opinion does not in any way address the appropriate capital structure of New Movella, whether New Movella should be issuing debt or equity securities (or a combination of both) in the Initial Business Combination, or the form, structure or any aspect or terms of any debt or equity financing for the Initial Business Combination (including, without limitation, the Facilities) or the likelihood of obtaining such financing, or whether or not Movella, Pathfinder, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Initial Business Combination.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and Pathfinder, dated September 15, 2022 (the “Engagement Letter”). The use and disclosure of this Opinion is strictly limited in accordance with the terms set forth in the Engagement Letter; provided that nothing therein or herein shall prevent the disclosure of this opinion to the extent required by applicable Law or securities regulations, including the rules of any national securities exchange.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, a portion of such fee is payable upon delivery of the Opinion and a portion is payable upon and subject to the closing of the Initial Business Combination. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Initial Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated

Duff & Phelps may seek to provide Pathfinder, Movella, New Movella and their respective affiliates and equity holders with financial advisory and other services unrelated to the Initial Business Combination in the future, for which services Duff & Phelps would expect to receive compensation.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that, as of the date hereof, the Consideration to be paid by Pathfinder to the holders of capital stock of Movella pursuant to the Business Combination Agreement is fair, from a financial point of view, to the unaffiliated public shareholders of Pathfinder (without giving effect to any impact on the Initial Business Combination on any particular shareholder other than in its capacity as a shareholder).

Pathfinder Acquisition Corporation

October 2, 2022

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps

Duff & Phelps Opinions Practice

Kroll, LLC

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE Vote by - Internet 24 Hours — a QUICK Day, 7 Days a Week EASY or by Mail PATHFINDER CORPORATION ACQUISITION to Your vote Internet your shares vote authorizes in the same the manner named as proxies if you marked, Votes submitted signed and electronically returned your over proxy the Internet card. must on February be received 7, 2023 by . 11:59 p.m., Eastern Time, INTERNET www.cstproxyvote – .com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual online extraordinary general meeting, you will need your 12 digit control number to vote electronically at the extraordinary general meeting https://www . To attend: .cstproxy .com/ pathfinderacquisition/2023 MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY CARD FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF PATHFINDER ACQUISITION CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO THE SHAREHOLDERS OF PATHFINDER ACQUISITION CORPORATION: NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Pathfinder Acquisition Corporation, a Cayman Islands exempted company (“Pathfinder”), will be held at 10:00 a.m., Eastern Time, on February 8, 2023, at the offices of Kirkland & Ellis LLP at 609 Main Street, Suite 4700, Houston, Texas 77002, and virtually via live webcast at https://www.cstproxy.com/pathfinderacquisition/2023, or on such other date and at such other place to which the meeting may be postponed or adjourned. As part of our precautions regarding COVID-19, we are planning for the meeting to be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes: Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Stock Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are more fully described in the accompanying proxy statement. Please take the time to read carefully each of the proposals in the accompanying proxy statement before you vote. (Continued and to be marked, dated and signed on reverse side)

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting of Shareholders to be held on February 8, 2023 This notice of meeting and the accompanying proxy statement are available at https://www.cstproxy.com/pathfinderacquisition/2023 Please mark your votes like this THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 (INCLUDING PROPOSALS A, B, C AND D), 5, 6, 7 AND 8. FOR AGAINST ABSTAIN Proposal No. 1 — The Business Combination Proposal — RESOLVED, as an ordinary resolution, that Pathfinder’s entry into the Business Combination Agreement, dated as of October 3, 2022 (as may be amended, supplemented, or otherwise modified from time to time) (the “Business Combination Agreement”), by and among Pathfinder, Motion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Pathfinder (“Merger Sub”), and Movella Inc., a Delaware corporation (“Movella”), a copy of which is attached to the proxy statement/prospectus as Annex A, be approved, pursuant to which, among other things, Pathfinder shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation, on the terms and subject to the conditions of the Business Combination Agreement, including by filing a certificate of domestication and deregistering as a Cayman Island exempt company, adopting the name “Movella Holdings Inc.” (hereinafter referred to as “New Movella”), (a) on the date of the closing of the domestication of Pathfinder as a Delaware corporation (the “Domestication”) and the remaining transactions contemplated by the Business Combination Agreement (the “Business Combination”), promptly following the Pre-Closing Recapitalization (as defined in the accompanying proxy statement/prospectus) of Movella and the Domestication, Merger Sub will merge with and into Movella (the “Merger”), with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella will be a wholly owned subsidiary of New Movella and (b) at the effective time of the Merger (the “Effective Time”), each share of capital stock of Movella outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of common stock of Movella who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be automatically cancelled and extinguished and converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of New Movella (“New Movella Common Stock”) and outstanding options to purchase shares of the common stock, par value $0.01 per share, of Movella (“Movella Options”) (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments. Proposal No. 2 — The Domestication Proposal — RESOLVED, as a special resolution, that Pathfinder be transferred by way of continuation to Delaware pursuant to Part XII of the Cayman Islands Companies Act and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Pathfinder be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of Pathfinder as a corporation in the State of Delaware, the name of Pathfinder be changed from “Pathfinder Acquisition Corporation” to “Movella Holdings Inc.” Proposal No. 3 — The Charter Amendment Proposal — RESOLVED, as a special resolution, that the certificate of incorporation and bylaws of New Movella, copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively, be approved as the certificate of incorporation and bylaws of New Movella, conditional upon, and with effect from the effectiveness of the Domestication. Proposal No. 4 — Advisory Governing Documents Proposals — to consider and vote upon the following four (4) separate resolutions, each as an ordinary resolution and on a non-binding advisory basis, to approve the following material differences between the amended and restated memorandum and articles of association of Pathfinder (“Existing Governing Documents”) and the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex B (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Bylaws”, and together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of “Movella Holdings Inc.” upon the Domestication (such proposals, collectively, the “Advisory Governing Documents Proposals”). Proposal No. 4 — Advisory Governing Documents Proposal A — RESOLVED, as a non-binding advisory resolution, that the change in the authorized share capital of Pathfinder from (i) US$33,100.00 divided into 300,000,000 shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) US$9,200 divided into 900,000,000 shares of common stock, par value $0.00001 per share, of New Movella, and 20,000,000 shares of preferred stock, par value $0.00001 per share, of New Movella, be approved. Proposal No. 4 — Advisory Governing Documents Proposal B — RESOLVED, as a non-binding advisory resolution, that the authorization to the board of directors of New Movella (the “New Movella Board”) to issue any or all and conditions as may be expressly determined by the New Movella Board and as may be permitted by the Delaware General Corporation Law be approved. Proposal No. 4 — Advisory Governing Documents Proposal C — RESOLVED, as a non-binding advisory resolution, that the removal of the ability of New Movella stockholders to take action by written consent in lieu of a meeting be approved. Proposal No. 4 — Advisory Governing Documents Proposal D — RESOLVED, as a non-binding advisory resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by Pathfinder and Movella, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively), including (i) changing the post-Business Combination corporate name from “Pathfinder Acquisition Corporation” to “Movella Holdings Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Movella’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States of America as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, and (iv) removing certain provisions related to Pathfinder’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved. Proposal No. 5 — The Nasdaq Proposal — RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Movella Common Stock be approved. Proposal No. 6 — The Stock Incentive Plan Proposal — RESOLVED, as an ordinary resolution, that the Movella Holdings Inc. 2022 Stock Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex D, be adopted and approved. Proposal No. 7 — The ESPP Proposal — RESOLVED, as an ordinary resolution, that the Movella Holdings Inc. 2022 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex E, be adopted and approved. Proposal No. 8 — The Adjournment Proposal — RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the Pathfinder shareholders for each of the proposals necessary to consummate transactions contemplated by the Business Combination Agreement, (ii) for the absence of a quorum or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pathfinder has determined, based on the advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Class A ordinary shareholders prior to the extraordinary general meeting; provided that, without the consent of Movella, in no event shall the extraordinary general meeting of shareholders be adjourned on more than three occasions or to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement, at the extraordinary general meeting be approved. Each Proposal of the and Business Charter Combination Amendment Proposal, Proposal the (collectively, Domestication the “Condition Proposal, the Precedent Nasdaq tion Proposals Precedent ”) is conditioned Proposals. The on the Stock approval Incentive and Plan adoption Proposal of each and of the the ESPP other Proposal Condi-are visory each Governing conditioned Documents on the approval Proposals of the are Condition non-binding Precedent advisory Proposals proposals. The that Ad are-vote not conditions against will precedent have no impact to the consummation on the provisions of the of the Business Proposed Combination Governing and Doc a-Proposal uments. None are conditioned of the Advisory on any Governing other proposal Documents . The Proposals Adjournment or the Proposal, Adjournment to the extent resolution that at it is the put extraordinary to the extraordinary general meeting general ..meeting, may be proposed as the first CONTROL NUMBER Signature Signature, if held jointly Date, 2023 When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.